UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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VIVINT SOLAR, INC.

(Name of Registrant as Specified In Its Charter)

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VIVINT SOLAR, INC.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

January 25, 2016

Dear Vivint Solar, Inc. Stockholders:

The board of directors of Vivint Solar, Inc. (“Vivint Solar”) has unanimously adopted and approved an Agreement and Plan of Merger, dated as of July 20, 2015, as amended by the Amendment to the Agreement and Plan of Merger (the “Merger Agreement Amendment”), dated as of December 9, 2015, each by and among SunEdison, Inc., a Delaware corporation (“SunEdison”), SEV Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of SunEdison (“Merger Sub”), and Vivint Solar (together with the Merger Agreement Amendment and as it may be further amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Vivint Solar, with Vivint Solar continuing as the surviving entity (the “Merger”). We are sending you the accompanying proxy statement to notify you of the special meeting of Vivint Solar stockholders being held to vote on the adoption of the Merger Agreement and related matters (the “Special Meeting of Stockholders”) and to ask you to vote at the Special Meeting of Stockholders in favor of the adoption of the Merger Agreement.

This proxy statement is dated January 25, 2016 and is first being mailed to Vivint Solar stockholders on or about January 25, 2016.

Pursuant to the terms of the Merger Agreement and the notice delivered by Vivint Solar to SunEdison on December 13, 2015 (the “Notice”), pursuant to which Notice Vivint Solar exercised its option to elect that the holders of the Vivint Solar common stock other than our controlling stockholder 313 Acquisition LLC (the “Public Stockholders”) receive merger consideration consisting of all cash, with 313 Acquisition LLC receiving a reduced amount of cash and all of the common stock and convertible notes otherwise issuable as merger consideration, Vivint Solar Stockholders will receive, at the effective time of the Merger (the “Effective Time”), the following:

(a) each share of Vivint Solar common stock issued and outstanding immediately prior thereto held by the Public Stockholders (such shares, excluding shares directly owned by Vivint Solar, SunEdison or Merger Sub, or any of Vivint Solar’s or SunEdison’s respective wholly-owned subsidiaries, or shares with respect to which appraisal rights are properly exercised under Delaware law, the “Public Shares”) will be converted into and will thereafter represent the right to receive:

(i) cash in the amount of $7.89 (the “Base Cash Consideration”);

(ii) an additional amount of cash consideration representing the fair market value of $3.30 in principal amount of 4-year convertible notes (the “Convertible Notes”) issued by SunEdison pursuant to an indenture to be entered into concurrently with the consummation of the Merger and convertible into SunEdison common stock (such principal amount of Convertible Notes, the “Note Consideration”);

(iii) an additional amount in cash consideration representing the fair market value of a number of shares of SunEdison common stock equal to the quotient determined by dividing $3.31 by the Signing Measurement Price (as defined below), and rounding the result to the nearest 1/100,000 of a share (such number of shares of SunEdison common stock, the “Signing Stock Consideration”); and

(iv) an additional amount in cash consideration (which will equal $0.75) representing the fair market value of a number of shares of SunEdison common stock equal to the quotient determined by dividing $0.75 by

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the Closing FMV (as defined below) and rounding the result to the nearest 1/100,000 of a share (such number of shares of SunEdison common stock, the “Additional Stock Consideration” and, together with the Signing Stock Consideration, the “Stock Consideration”);

the total amounts payable to each Public Share representing the fair market value of the Signing Stock Consideration, (the fair market value of which is based on the “Closing FMV” of such Signing Stock Consideration, as described below) the Additional Stock Consideration (the fair market value of which will equal $0.75) and the Note Consideration (the fair market value of which will be determined based on the formula described below) being referred to herein as the “Additional Cash Consideration” and together with the Base Cash Consideration payable in respect of the Public Shares, the “Public Cash Consideration”; and

(b) each share of Vivint Solar common stock that is owned by 313 Acquisition LLC (“313”) (such shares, the “313 Shares,” and together with the Public Shares, the “Participating Shares”) will be converted into and will thereafter represent the right to receive:

(i) the Base Cash Consideration less an amount in cash equal to the aggregate Additional Cash Consideration divided by the number of outstanding 313 Shares;

(ii) the Note Consideration multiplied by the total number of Participating Shares, allocated equally among such 313 Shares; and

(iii) the Stock Consideration multiplied by the total number of Participating Shares, allocated equally among such 313 Shares;

the total amounts payable to each 313 Share pursuant to clauses (b)(i) through (iii) being referred to herein as the “313 Merger Consideration”.

A copy of the Notice was filed by Vivint Solar with the SEC on Form 8-K. Accordingly, the “Merger Consideration” (as such term is used in the accompanying proxy statement) shall mean the Public Cash Consideration and the 313 Merger Consideration collectively.

As used herein, the “Signing Measurement Price” represents the volume weighted average price per share of SunEdison common stock (rounded down to the nearest cent) on the New York Stock Exchange (the “NYSE”) for the 30 consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time; provided that the calculation is subject to a “collar” which provides that if the Signing Measurement Price is less than $27.51, the Signing Stock Consideration will be equal to 0.120 shares of SunEdison common stock, and if the Signing Measurement Price is more than $33.62, the Signing Stock Consideration will be 0.098 shares of SunEdison common stock. Based on the trading price of SunEdison’s common stock as of January 22, 2016, and the collar, the Signing Stock Consideration would be equal to 0.120 shares of SunEdison common stock.

As used herein, the “Closing FMV” represents the volume weighted average price per share of SunEdison common stock (rounded down to the nearest cent) on the NYSE for the five (5) consecutive trading days ending on (and including) the second trading day immediately prior to the Effective Time.

As set forth in the Notice, for purposes of calculating the Additional Cash Consideration, (i) the fair market value of the Signing Stock Consideration and the Additional Stock Consideration will be based on the Closing FMV and (ii) the fair market value of the Note Consideration will be determined by calculating the present value of the Convertible Notes, using a discount value equal to the average internal rate of return of each series of convertible notes of SunEdison outstanding as of December 13, 2015, based on the volume weighted average price of each series of such notes (rounded down to the nearest cent) as reported by Bloomberg Financial Markets for the five consecutive trading days ending on (and including) the second trading day immediately prior to the Effective Time.

In the event the number of shares of SunEdison common stock that would otherwise constitute the Stock Consideration payable to 313 would require SunEdison to seek approval from its stockholders pursuant to the

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rules and regulations of the NYSE or other securities laws, rules and regulations, the amount of Stock Consideration will be reduced such that the total amount of the Stock Consideration would equal the maximum number of shares of SunEdison common stock that could be issued without such stockholder approval being required and the amount of cash consideration payable to 313 shall be increased commensurately. See the section entitled “The Merger Agreement—The Merger Consideration” beginning on page 137 of the accompanying proxy statement.

Based on the five day volume weighted average trading price of $2.54 of SunEdison common stock on the NYSE for the five consecutive trading days ended on January 22, 2016, the fair market value of the Signing Stock Consideration would be approximately $0.30 and the fair market value of the Additional Stock Consideration would be $0.75, in each case per share of Vivint Solar common stock. As of the close of business on such date, the fair market value of the Note Consideration would be $1.02 based on the formula described above. Accordingly, the total value of the Merger Consideration would have represented approximately $9.97 per share of Vivint Solar common stock as of such date. However, the value of the Merger Consideration will fluctuate with the market price of SunEdison common stock and will not be known at the time the Vivint Solar stockholders vote on the Merger at the Special Meeting of Stockholders. SunEdison common stock is listed on the NYSE under the trading symbol “SUNE,” and we encourage you to obtain quotes for the SunEdison common stock.

We cannot complete the Merger without the approval of holders of a majority of the outstanding shares of Vivint Solar common stock entitled to vote at the Special Meeting of Stockholders. A failure to vote on the proposal to adopt the Merger Agreement has the same effect as a vote by you AGAINST the adoption of the Merger Agreement. Therefore, your vote is very important, regardless of the number of shares of common stock you own, and we urge you to take the time to vote by following the instructions on your proxy card regardless of whether you plan to attend the Special Meeting of Stockholders.

313, which owns approximately 77% of the outstanding shares of Vivint Solar common stock entitled to be cast at the Special Meeting of Stockholders, entered into a voting agreement with SunEdison concurrently with the execution of the Merger Agreement, as amended and restated concurrently with the execution of the Merger Agreement Amendment, that obligates it to vote in favor of the proposal to adopt the Merger Agreement in the event the Special Meeting of Stockholders is held, subject to certain exceptions and limitations described in the accompanying proxy statement under “The Merger—Agreements Related to the Merger—Voting Agreement.” As such, Vivint Solar expects to be able to obtain the required vote or written consent of stockholders necessary to approve the Merger.

Vivint Solar’s board of directors has unanimously approved the Merger Agreement, the Merger and all of the other transactions contemplated by the Merger Agreement, declared that it is in the best interests of Vivint Solar and its stockholders to enter into the Merger Agreement and to consummate the Merger and all of the other transactions contemplated by the Merger Agreement, directed that the adoption of the Merger Agreement be submitted to a vote at the Special Meeting of Stockholders, and recommended that the Vivint Solar stockholders vote to adopt the Merger Agreement. ACCORDINGLY, VIVINT SOLAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT VIVINT SOLAR STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. In considering the recommendations of Vivint Solar’s board of directors, you should be aware that certain directors and executive officers of Vivint Solar will have interests in the Merger that may be different from, or in addition to, the interests of Vivint Solar stockholders generally. See the section entitled “The Merger—Interests of Vivint Solar’s Directors and Executive Officers in the Merger” beginning on page 124 of the accompanying proxy statement.

We urge you to read the proxy statement and the Annexes and the documents incorporated by reference carefully and in their entirety. If you have any questions regarding this proxy statement, you may contact Robert Kain, Vivint Solar’s Vice President, Investor Relations, toll-free at (877) 404-4129.

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On behalf of Vivint Solar’s board of directors, thank you for your consideration and continued support. We look forward to the successful completion of the Merger.

Sincerely,

Gregory S. Butterfield

President and Chief Executive Officer

Vivint Solar, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement or determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

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VIVINT SOLAR, INC.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

VIVINT SOLAR, INC.

3301 N. THANKSGIVING WAY, SUITE 500

LEHI, UTAH 84043

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON

February 24, 2016

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Vivint Solar, Inc. (“Vivint Solar”), will be held at 9:00 a.m., local time, on February 24, 2016, at 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043 (the “Special Meeting of Stockholders”). Holders of Vivint Solar common stock at the close of business on January 21, 2016 (such date and time, the “Record Date”) will be asked to:

Proposal 1. Consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of July 20, 2015, as amended by the Amendment to the Agreement and Plan of Merger, dated as of December 9, 2015 (as it may be further amended from time to time, the “Merger Agreement”), by and among SunEdison, Inc., SEV Merger Sub Inc. and Vivint Solar; and

Proposal 2. Consider and vote upon the approval of the adjournment of the Special Meeting of Stockholders, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders.

Please refer to the attached proxy statement and the Merger Agreement for further information with respect to the business to be transacted at the Special Meeting of Stockholders. Vivint Solar does not expect to transact any other business at the meeting. Only holders of record of Vivint Solar common stock as of the Record Date will be entitled to notice of and to vote at the Special Meeting of Stockholders with regard to Proposals 1 and 2 described above.

Vivint Solar’s board of directors unanimously resolved to recommend that you vote “FOR” the adoption of the Merger Agreement and “FOR” the approval of the adjournment of the Special Meeting of Stockholders, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders.

Your vote is important regardless of the number of shares that you own. Whether or not you plan on attending the Special Meeting of Stockholders, we urge you to read the proxy statement carefully and to please vote your shares as promptly as possible. You may vote your shares by proxy electronically via the Internet, by telephone, by completing and sending in the appropriate paper proxy card or in person at the Special Meeting of Stockholders.

All Vivint Solar stockholders as of the Record Date are cordially invited to attend the Special Meeting of Stockholders.

By order of the Board of Directors,

Shawn J. Lindquist

Chief Legal Officer, Executive Vice President

and Secretary

January 25, 2016

Lehi, Utah

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THIS PROXY STATEMENT INCORPORATES ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about Vivint Solar and SunEdison from documents that are not included in or delivered with this proxy statement. This information is available to you without charge upon request. For a more detailed description of the information incorporated by reference into this proxy statement and how you may obtain it, see the section entitled “Additional Information” beginning on page 205.

You can obtain any of the documents that are incorporated by reference into this proxy statement from the SEC through the SEC’s website at www.sec.gov. Documents that are incorporated by reference are also available from Vivint Solar or SunEdison, as applicable, without charge, excluding any exhibits to those documents that are not specifically incorporated by reference as exhibits in this proxy statement. Vivint Solar stockholders may request a copy of the documents that are incorporated by reference in writing or by telephone by contacting:

For information about Vivint Solar:

Vivint Solar, Inc.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

Telephone number: (877) 404-4129

Attn: Investor Relations

For information about SunEdison:

SunEdison, Inc.

13736 Riverport Drive

Maryland Heights, Missouri 63043

Telephone number: (314) 770-7300

Attn: Director of Investor Relations

In addition, if you have any questions about the Special Meeting of Stockholders, the Merger or this proxy statement or need additional copies of this proxy statement or need to obtain proxy cards or any other information relating to the proxy solicitation, please send your request in writing or by telephone to the following address or telephone number:

Vivint Solar, Inc.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

Telephone number: (877) 404-4129

Attn: Investor Relations

In order for you to receive timely delivery of the documents in advance of the Special Meeting of Stockholders, Vivint Solar or SunEdison, as applicable, should receive your request no later than five business days before the Special Meeting, which is to be held on February 24, 2016.

Investors may also consult Vivint Solar’s or SunEdison’s respective websites for more information concerning the Merger. Vivint Solar’s website is www.vivintsolar.com. SunEdison’s website is www.sunedison.com. Information included on Vivint Solar’s website and/or on SunEdison’s website is not incorporated by reference into and should not be deemed a part of this proxy statement.

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PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 24, 2016

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Annexes
Annex A	Agreement and Plan of Merger
Annex B	Amendment to the Agreement and Plan of Merger
Annex C	Amended and Restated Certificate of Incorporation of SunEdison
Annex D	Amended and Restated By-laws of SunEdison
Annex E	Amended and Restated Purchase Agreement
Annex F	Amended and Restated Voting Agreement
Annex G	Registration Rights Agreement
Annex H	Management Services Agreement
Annex I	Form of Convertible Notes Indenture
Annex J	Opinion of Morgan Stanley to Vivint Solar, dated July 20, 2015
Annex K	Opinion of Morgan Stanley to Vivint Solar, dated December 9, 2015
Annex L	Opinion of Morgan Stanley to Vivint Solar, dated December 11, 2015
Annex M	Opinion of Duff & Phelps LLC to Vivint Solar, dated December 11, 2015
Annex N	Copy of Section 262 of the Delaware General Corporation Law

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SUMMARY TERM SHEET

The following is a summary that highlights information contained in this proxy statement. This summary may not contain all of the information that may be important to you. For a more complete description of the Merger Agreement and the Merger (each as defined below), Vivint Solar, Inc. (“Vivint Solar”) encourages you to read carefully this entire proxy statement, including the attached Annexes. In addition, Vivint Solar encourages you to read the documents incorporated by reference into this proxy statement, which have been filed with the U.S. Securities and Exchange Commission (the “SEC”). These documents include important business and financial information about SunEdison and Vivint Solar. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Additional Information” beginning on page 205. As used in this proxy statement, the “combined company” refers to SunEdison and its subsidiaries following the completion of the Merger and the “surviving corporation” refers to Vivint Solar following the completion of the Merger.

The Companies

Vivint Solar, Inc.

Vivint Solar, Inc., a Delaware corporation, is a provider of distributed solar energy—electricity generated by a solar energy system installed at or near a customer’s location—to residential customers based on 20-year contracts at prices below their utility rates. Vivint Solar’s customers pay little to no money upfront, and typically save 20% to 40% on solar-generated electricity rates relative to utility-generated electricity rates following system interconnection to the power grid and continue to benefit from locked-in energy prices over the term of their contracts, insulating them against unpredictable increases in utility rates.

Vivint Solar’s principal executive offices are located at 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043. Vivint Solar’s telephone number is (877) 404-4129, and its Internet address is www.vivintsolar.com. Information contained on Vivint Solar’s website is not incorporated by reference into and should not be deemed a part of this proxy statement or any filing filed with or furnished to the SEC.

Vivint Solar common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “VSLR.”

SunEdison, Inc.

SunEdison, Inc., a Delaware corporation, is the largest global renewable energy development company and is transforming the way energy is generated, distributed and owned around the world. SunEdison develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is also one of the world’s largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. In addition, Sun Edison manufactures advanced renewable energy materials and technologies. SunEdison’s corporate headquarters are located in the United States with additional offices and technology manufacturing around the world.

SunEdison’s principal executive offices are located at 13736 Riverport Dr., Maryland Heights, Missouri 63043. SunEdison’s telephone number is (314) 770-7300, and its Internet address is www.sunedison.com. Information contained on SunEdison’s website is not incorporated by reference into and should not be deemed a part of this proxy statement or any filing filed with or furnished to the SEC.

SunEdison common stock is listed on the NYSE under the symbol “SUNE.”

SEV Merger Sub Inc.

SEV Merger Sub Inc., a Delaware corporation (“Merger Sub”), is a wholly owned subsidiary of SunEdison that was formed on July 15, 2015 for the sole purpose of effecting the Merger and will not engage in any business activities other than those relating to the transactions contemplated by the Merger Agreement.

The Merger (see page 42)

Structure of the Merger

SunEdison’s and Vivint Solar’s boards of directors have each approved the Agreement and Plan of Merger, dated as of July 20, 2015, as amended by the Amendment to the Agreement and Plan of Merger (the “Merger Agreement Amendment”), dated as of December 9, 2015 (as it may be further amended from time to time, the “Merger Agreement”), each by and among SunEdison, Merger Sub and Vivint Solar, pursuant to which Merger Sub will merge with and into Vivint Solar, with Vivint Solar surviving as a wholly owned subsidiary of SunEdison (the “Merger”). At the Special Meeting of Stockholders (as defined below), you will be asked to consider and vote upon a proposal to adopt the Merger Agreement.

The effect of the Merger will be that Vivint Solar will be acquired by SunEdison and shares of Vivint Solar common stock will no longer be publicly traded.

Merger Consideration

Pursuant to the terms of the Merger Agreement and the notice delivered by Vivint Solar to SunEdison on December 13, 2015 (the “Notice”), pursuant to which Notice Vivint Solar exercised its option to elect that the holders of the Vivint Solar common stock other than our controlling stockholder 313 Acquisition LLC (the “Public Stockholders”) receive merger consideration consisting of all cash, with 313 Acquisition LLC receiving a reduced amount of cash and all of the common stock and convertible notes otherwise issuable as merger consideration, Vivint Solar stockholders will receive at the effective time of the Merger (the “Effective Time”) the following:

(a) each share of Vivint Solar common stock issued and outstanding immediately prior thereto held by the Public Stockholders (such shares, excluding shares directly owned by Vivint Solar, SunEdison or Merger Sub, or any of Vivint Solar’s or SunEdison’s respective wholly-owned subsidiaries, or shares with respect to which appraisal rights are properly exercised under Delaware law, the “Public Shares”) will be converted into and will thereafter represent the right to receive:

(i) cash in the amount of $7.89 (the “Base Cash Consideration”);

(ii) an additional amount of cash consideration representing the fair market value of $3.30 in principal amount of 4-year convertible notes (the “Convertible Notes”) issued by SunEdison pursuant to an indenture to be entered into concurrently with the consummation of the Merger and convertible into SunEdison common stock (such principal amount of Convertible Notes, the “Note Consideration”);

(iii) an additional amount in cash consideration representing the fair market value of a number of shares of SunEdison common stock equal to the quotient determined by dividing $3.31 by the Signing Measurement Price (as defined below), and rounding the result to the nearest 1/100,000 of a share (such number of shares of SunEdison common stock, the “Signing Stock Consideration”); and

(iv) an additional amount in cash consideration (which will equal $0.75) representing the fair market value of a number of shares of SunEdison common stock equal to the quotient determined by dividing $0.75 by the Closing FMV (as defined below) and rounding the result to the nearest 1/100,000 of a share (such number of shares of SunEdison common stock, the “Additional Stock Consideration” and, together with the Signing Stock Consideration, the “Stock Consideration”);

the total amounts payable to each Public Share representing the fair market value of the Signing Stock Consideration (the fair market value of which is based on the “Closing FMV” of such Signing Stock Consideration, as described below), the Additional Stock Consideration (the fair market value of which will equal $0.75) and the Note Consideration (the fair market value of which will be determined based on the formula described below) being referred to herein as the “Additional Cash Consideration” and together with the Base Cash Consideration payable in respect of the Public Shares, the “Public Cash Consideration”; and

(b) each share of Vivint Solar common stock that is owned by 313 Acquisition LLC (“313”) (such shares, the “313 Shares,” and together with the Public Shares, the “Participating Shares”) will be converted into and will thereafter represent the right to receive:

(i) the Base Cash Consideration less an amount in cash equal to the aggregate Additional Cash Consideration divided by the number of outstanding 313 Shares;

(ii) the Note Consideration multiplied by the total number of Participating Shares, allocated equally among such 313 Shares; and

(iii) the Stock Consideration multiplied by the total number of Participating Shares, allocated equally among such 313 Shares;

the total amounts payable to each 313 Share pursuant to clauses (b)(i) through (iii) being referred to herein as the “313 Merger Consideration”.

A copy of the Notice was filed by Vivint Solar with the SEC on Form 8-K. Accordingly, the “Merger Consideration” (as such term is used in this proxy statement) shall mean the Public Cash Consideration and the 313 Merger Consideration collectively.

As used herein, the “Signing Measurement Price” represents the volume weighted average price per share of SunEdison common stock (rounded down to the nearest cent) on the New York Stock Exchange (the “NYSE”) for the 30 consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time; provided that the calculation is subject to a “collar” which provides that if the Signing Measurement Price is less than $27.51, the Signing Stock Consideration will be equal to 0.120 shares of SunEdison common stock, and if the Signing Measurement Price is more than $33.62, the Signing Stock Consideration will be 0.098 shares of SunEdison common stock. Based on the trading price of SunEdison’s common stock as of January 22, 2016, and the collar, the Signing Stock Consideration would be equal to 0.120 shares of SunEdison common stock.

As used in this proxy statement, the “Closing FMV” represents the volume weighted average price per share of SunEdison common stock (rounded down to the nearest cent) on the NYSE for the five (5) consecutive trading days ending on (and including) the second trading day immediately prior to the Effective Time.

As determined in accordance with the Notice, the fair market value of the per share Merger Consideration to be paid in exchange for the Public Shares is equal to an amount in cash that is equal to the sum of the following:

(i) The Base Cash Consideration, which is valued at $7.89.

(ii) The fair market value of the Note Consideration. Pursuant to the Merger Agreement, the principal amount of Convertible Notes constituting the Note Consideration per share is equal to $3.30. Pursuant to the Notice, the fair market value of the principal amount of the aggregate Note Consideration payable to the holders of all Participating Shares will be determined by calculating the net present value (giving effect to all leap years) of cash amounts payable to holders of such Convertible Notes over time pursuant to the indenture governing the Convertible Notes, discounted by the average internal rate of return of each series of convertible notes of

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SunEdison outstanding as of December 13, 2015 (collectively, the “Reference Convertible Notes”). The internal rate of return for each series of the Reference Convertible Notes will be calculated based on the volume weighted average price of each series of Reference Convertible Notes (rounded down to the nearest cent) as reported by Bloomberg Financial Markets for the five consecutive trading days ending on (and including) the second trading day immediately prior to the Effective Time. The fair market value of the principal amount of the aggregate Note Consideration payable to the holders of all Participating Shares divided by the principal amount of such aggregate Note Consideration will result in a percentage (the “Note Percentage”) that establishes the fair market value of the Note Consideration relative to the principal amount of Convertible Notes that constitutes the Note Consideration. As such, the fair market value of the Note Consideration shall equal $3.30 multiplied by the Note Percentage.

(iii) The fair market value of the Signing Stock Consideration. Pursuant to the Merger Agreement, the number of shares of SunEdison common stock constituting Signing Stock Consideration will be determined based on the Signing Measurement Price; subject to the collar. Based on the trading price of the SunEdison common stock as of January 22, 2016 and the collar, the Signing Stock Consideration would be 0.120 shares of SunEdison common stock. Pursuant to the Notice, the fair market value of such SunEdison common stock will be equal to the product of the number of shares of SunEdison common stock to be paid as Signing Stock Consideration multiplied by the Closing FMV.

(iv) The fair market value of the Additional Stock Consideration. Pursuant to the Merger Agreement, the number of shares of SunEdison common stock constituting Additional Stock Consideration will be determined as the number of shares that, based on the Closing FMV, have a value equal to $0.75. Because the Notice provides that the fair market value of the Additional Stock Consideration is to be based on the Closing FMV, the fair market value of the Additional Stock Consideration will equal $0.75.

Pursuant to the Notice, the amount of Additional Cash Consideration payable per share of Vivint Solar common stock is equal to the sum of the cash amounts as determined in clauses (ii), (iii) and (iv) above.

The fair market value of the per share Merger Consideration payable in exchange for the 313 Shares is equal to the fair market value of the aggregate 313 Merger Consideration divided by the number of outstanding 313 Shares. The fair market value of the aggregate amount payable to 313 is equal to the sum of:

(i) Aggregate Cash. The total Cash Consideration payable to 313 less the aggregate Additional Cash Consideration payable in respect of all the Public Shares.

(ii) Aggregate Note Consideration. Pursuant to the Merger Agreement, 313 will receive a principal amount of Convertible Notes equal to $3.30 multiplied by the total number of Participating Shares. The fair market value of such aggregate consideration will be equal to the principal amount of the Convertible Notes payable to all Participating Shares multiplied by the Note Percentage.

(iii) Aggregate Stock Consideration. Pursuant to the Merger Agreement, 313 will receive a number of shares of SunEdison common stock equal to the Stock Consideration multiplied by the total number of Participating Shares. The fair market value of such aggregate consideration will be equal to the total number of shares of SunEdison common stock payable to 313 multiplied by the Closing FMV.

In the event the number of shares of SunEdison common stock that would otherwise constitute the Stock Consideration would require SunEdison to seek approval from its stockholders pursuant to the rules and regulations of the NYSE or other securities laws, rules and regulations, the reference to $0.75 within the definition of Additional Stock Consideration will be reduced such that the total amount of the Stock Consideration would equal the maximum number of shares of SunEdison common stock that could be issued without such stockholder approval being required (the amount by which such reference to $0.75 is so reduced, the “Reduction”), and the amount of Cash Consideration will be increased by the amount of such Reduction. See the section entitled “The Merger Agreement—The Merger Consideration” beginning on page 137 of the accompanying proxy statement.

Based on the five day volume weighted average trading price of $2.54 of SunEdison common stock on the NYSE for the five consecutive trading days ended on January 22, 2016, the fair market value of the Signing Stock Consideration would be approximately $0.30 and the fair market value of the Additional Stock Consideration would be $0.75, in each case per share of Vivint Solar common stock. As of the close of business on such date, the fair market value of the Note Consideration would be $1.02 based on the formula described above. Accordingly, the total value of the Merger Consideration would have represented approximately $9.97 per share of Vivint Solar common stock as of such date. However, the value of the Merger Consideration will fluctuate with the market price of SunEdison common stock and will not be known at the time the Vivint Solar stockholders vote on the Merger at the Special Meeting of Stockholders. SunEdison common stock is listed on the NYSE under the trading symbol “SUNE,” and we encourage you to obtain quotes for the SunEdison common stock.

The Convertible Notes will be issued pursuant to an indenture to be entered into concurrently with the consummation of the Merger by and between SunEdison and Computershare Trust Company, National Association, as trustee (the “Trustee”), in the form attached as Annex I hereto (the “Indenture”). The Convertible Notes will constitute direct unsecured, senior obligations of SunEdison. The initial conversion price for the Convertible Notes will be 140% of the Signing Measurement Price, but the Signing Measurement Price for purposes of this calculation may not exceed $33.62 or be lower than $27.51. The Convertible Notes will bear interest at a rate of 2.25% per year, payable semiannually in arrears in cash. The Convertible Notes will have a maturity date that is four years from issuance. The Convertible Notes will be issuable only in registered form without coupons and in minimum denominations of $100 and any integral multiple of $100. Holders of the Convertible Notes may surrender the Convertible Notes for conversion only under limited circumstances, as described in the Indenture. Upon conversion SunEdison will deliver, at its election, (i) solely cash, (ii) solely shares of SunEdison common stock, or (iii) a combination of cash and shares of SunEdison common stock, with each of clauses (i), (ii) and (iii) to be based on a daily conversion value calculated on a proportionate basis for each trading day of a 25-day observation period. The conversion rate will be subject to adjustment in certain circumstances, as described in the Indenture.

SunEdison will not issue any fractional shares of SunEdison common stock or Convertible Notes with a denomination of less than $100 in the Merger. Holders of Vivint Solar common stock who would otherwise be entitled to a fractional share of SunEdison common stock or Convertible Notes with a denomination of less than $100 will receive cash in lieu thereof.

Pursuant to the Merger Agreement, all outstanding equity securities of Vivint Solar at the time of the Merger will be cancelled. The shares of SunEdison common stock to be issued in connection with the Merger will be newly issued shares. Consequently, neither the trading price of Vivint Solar common stock nor the trading price of SunEdison common stock reflects the price at which SunEdison common stock will trade following the Merger.

Assuming the Merger had been consummated on January 22, 2016, it is expected that the aggregate number of shares of SunEdison common stock issuable in the Merger to 313 (not including any such shares underlying the Convertible Notes) would have represented approximately 12.2% of the outstanding equity ownership of SunEdison (based on 316,952,093 total outstanding shares of SunEdison common stock as of January 8, 2016).

Financing

SunEdison and Merger Sub intend to finance the Cash Consideration primarily from the proceeds of the Term Facility and the TERP Acquisition (each as defined below). If SunEdison is unable to obtain any portion of the financing described below and such portion is required to fund any portion of the Cash Consideration and any fees, expenses and other amounts contemplated by the Merger Agreement to be paid by SunEdison, Merger Sub or Vivint Solar as the surviving corporation, including any indebtedness of Vivint Solar that will be due and payable at the closing of the Merger, SunEdison and Merger Sub will be obligated to take any and all actions necessary to obtain alternative financing in an amount sufficient to consummate the Merger and the transactions contemplated by the Merger Agreement, including any indebtedness of Vivint Solar that will be due and payable at the closing of the Merger. Notwithstanding the foregoing, SunEdison’s and Merger Sub’s obligations to consummate the Merger and the other transactions contemplated by the Merger Agreement are not conditioned upon their obtaining financing to pay the Cash Consideration or the consummation of the Term Facility, the TERP Acquisition or receipt of any other third-party financing.

In connection with the Merger Agreement Amendment, SunEdison entered into a second amended and restated debt commitment letter, dated as of December 9, 2015 with Goldman Sachs Bank USA, Barclays Bank PLC, Citigroup Global Markets Inc. and UBS Securities LLC, pursuant to which, among other things, such institutions have committed to provide, subject to the terms and conditions thereof, a $300 million secured term loan facility (the “Term Facility”) to a wholly owned indirect subsidiary of SunEdison (the “Term Borrower”). SunEdison intends to transfer certain development assets of Vivint Solar and of SunEdison’s residential solar business to the Term Borrower on the date of the consummation of the Merger (the “Closing Date”). The Term Facility will be guaranteed by the immediate parent of the Term Borrower (a wholly-owned subsidiary of SunEdison) and all of the Term Borrower’s domestic subsidiaries, and will be secured by substantially all assets of the Term Borrower and such guarantors. The funding of the Term Facility is subject to customary conditions, including the negotiation of definitive documentation and other customary closing conditions.

In addition, on December 9, 2015, in connection with its entry into the Merger Agreement Amendment, SunEdison entered into an Amended and Restated Purchase Agreement (as it may be further amended, the “TERP Purchase Agreement”) with its controlled affiliate, TerraForm Power, LLC (“Terra LLC”), pursuant to which SunEdison has agreed to sell to Terra LLC the equity interests in certain subsidiaries of Vivint Solar (the “Purchased Subsidiaries”) holding assets constituting Vivint Solar’s rooftop solar portfolio (the “TERP Acquisition”), for a purchase price (the “TERP Cash Consideration”) equal to the product of (i) the lesser of (x) the actual installed capacity (in megawatts (“MW”)) of residential solar operating systems owned by the Purchased Subsidiaries on the Closing Date and (y) 523 MW, multiplied by (ii) $1,700,000 to be paid concurrently with the consummation of the Merger. SunEdison expects that the TERP Cash Consideration will be approximately $799 million based on the number of installed megawatts expected to be delivered at closing (currently expected to be approximately 470 MW).

Pursuant to the TERP Purchase Agreement, Terra LLC may, at its option, choose to assume (or have a subsidiary of Terra LLC assume) the obligations under that certain Loan Agreement, dated as of September 12, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Aggregation Facility”) among Vivint Solar Financing I, LLC, a Delaware limited liability company, Vivint Solar Holdings, Inc., a Delaware corporation, the other guarantors and lenders party thereto from time to time, and Bank of America, N.A., as administrative agent and collateral agent, or any additional or other indebtedness that is secured by direct or indirect interests in the Purchased Subsidiaries and that supplements, refinances or replaces the Aggregation Facility (such additional indebtedness, together with the Aggregation Facility, the “Indebtedness”). To the extent obligations under any Indebtedness are assumed by Terra LLC (or a subsidiary of Terra LLC) on or before the consummation of the TERP Acquisition, then the TERP Cash Consideration will be reduced on a dollar-for-dollar basis by an amount equal to the then outstanding aggregate amount under the assumed Indebtedness. If any Purchased Subsidiary is obligated to repay any such Indebtedness and such Indebtedness remains outstanding as of the consummation of the TERP Acquisition, such Indebtedness will be deemed to have been assumed by Terra LLC. At the consummation of the TERP Acquisition, a portion of the TERP Cash Consideration, estimated to be up to $75,000,000, may be placed into escrow and be unavailable to SunEdison to fund its payment obligations under the Merger Agreement.

The TERP Purchase Agreement is not conditioned on Terra LLC’s receipt of any third-party financing. Terra LLC intends to finance the TERP Acquisition with existing cash, availability under the revolving credit facility of TerraForm Power Operating, LLC (“TerraForm Operating”), a controlled affiliate of SunEdison and controlled subsidiary of TerraForm Power, Inc. (“TerraForm Power”) and the assumption or incurrence of project-level debt. In addition, in connection with the TERP Purchase Agreement, TerraForm Operating has entered into a second amended and restated debt commitment letter, dated as of December 9, 2015, with Goldman Sachs Bank USA, Citigroup Global Markets Inc., Barclays Bank PLC and UBS AG, Stamford Branch (the “Bridge Lenders”), pursuant to which, among other things, the Bridge Lenders have committed to provide, subject to the terms and conditions thereof, borrowings under a $795 million unsecured bridge facility (the “Bridge Financing Commitment”). As of December 9, 2015, the Bridge Financing Commitment was reduced by $236.5 million based upon the principal amount outstanding and aggregate commitments available to be drawn under the Aggregation Facility, which is expected to be assumed by Terra LLC (or its subsidiary). Furthermore, the Bridge Financing Commitment is expected to be reduced by any increase in the commitments available to be drawn and actual borrowings under the Aggregation Facility occurring after December 9, 2015 and on or prior to the Effective Time. In addition, the Bridge Financing Commitment is required to be reduced by the release from escrow of certain project level reserves associated with TERP LLC’s assets in the United Kingdom, which are expected to be approximately $24 million and which were funded using a portion of the net proceeds from the GBP 313.5 million credit facility entered into by a subsidiary of TerraForm Operating on November 6, 2015. The funding of the Bridge Financing Commitment, as it may be reduced from time to time as described in this paragraph and in the associated commitment documents, is subject to the negotiation of definitive documentation and other customary closing conditions.

On December 9, 2015, SunEdison entered into that certain Term Facility, Take/Pay and IDR Letter Agreement (the “TERP Letter Agreement”) with Terra LLC pursuant to which, SunEdison, among other things, agreed to use its reasonable best efforts to sell to third-party purchaser(s): (a) the “cash” or “sponsor” equity position in tax equity partnership or funds for the acquisition of residential solar systems that Terra LLC will be obligated to purchase from the Term Borrower under the take/pay agreement to be entered into between Terra LLC and the Term Borrower (the “Take/Pay Agreement”) and (b) the Purchased Subsidiaries acquired from Vivint Solar that Terra LLC would otherwise be obligated to purchase under the TERP Purchase Agreement, in each case, subject to certain conditions , including that the Merger has been consummated (including that SunEdison has wired to the paying agent under the Merger Agreement the full cash portion of the Merger Consideration and has available cash funds to pay its other obligations in connection with the Merger). If any such third party purchase and sale agreement is for 100 MW or more, then SunEdison will be required to obtain the consent of the Corporate Governance and Conflicts Committee of the Board of Directors of TerraForm Power prior to the entry into any such agreement. If SunEdison, Vivint Solar or any of its subsidiaries enters into an agreement for the sale of any Purchased Subsidiary to a third-party purchaser other than TerraForm Power or any of its subsidiaries between the date of the letter agreement and the consummation of the Merger, upon the consummation of the Merger, Terra LLC will be relieved of its obligations to purchase any such Purchased Subsidiary that Terra LLC did not acquire in connection with the consummation of the Merger. In addition, if the purchase price paid for a Purchased Subsidiary by any such third party purchaser(s) is less than the purchase price that Terra LLC would have otherwise been obligated to pay under the TERP Purchase Agreement, Terra LLC will not have any obligation to pay or reimburse SunEdison for any such shortfall amounts.

The TERP Letter Agreement further requires that SunEdison take certain actions to facilitate the repayment of the Term Facility by December 31, 2016 and that on December 31, 2016, SunEdison will repay the Term Facility in an amount equal to the lesser of (a) $25,000,000 and (b) the outstanding amount under the Term Facility as of such date. Furthermore, the TERP Letter Agreement provides that, concurrent with the closing of the Term Facility, SunEdison will make an equity contribution to the Term Borrower such that the Term Borrower will have at least $100 million cash on hand.

In connection with entering into the Merger Agreement Amendment, 313 (not Blackstone) has committed to provide, at the option of SunEdison, a $250 million loan (the “313 Loan”) to a wholly-owned special purpose subsidiary (the “SPV”) of SunEdison to be documented in a note to be provided on or about the date of the consummation of the Merger. This commitment was required by SunEdison as a condition to its entering into the amended deal.

313’s commitment to provide the 313 Loan will terminate upon the first to occur of (i) the day after the consummation of the Merger, (ii) the termination of the Merger Agreement, (iii) March 19, 2016 (the day after the Termination Date in the Merger Agreement), and (iv) receipt of written notice from SunEdison terminating such commitment. There is no fee payable by SunEdison to terminate 313’s commitment to provide the 313 Loan.

The 313 Loan will be subject to closing conditions customary for a transaction of this type, including the negotiation of definitive documents, and will contain representations and warranties, affirmative and negative covenants and events of default that mirror those included in the SunEdison Credit Agreement (the “SUNE LC Facility”), dated as of February 28, 2014, among SunEdison, Wells Fargo Bank, National Association and each other lender party thereto, including modifications taking into account the nature of the SPV as borrower and as otherwise mutually agreed.

The 313 Loan will accrue interest at a rate of LIBOR plus 11.00% (subject to a 1.00% LIBOR floor), payable on a quarterly basis, will mature on the fourth anniversary of the issuance of the Note (the “Maturity Date”) and will amortize in equal quarterly installments in an aggregate annual amount equal to 10%, 20%, 35% and 35% of the original principal amount of the 313 Loan for the first, second, third and fourth years following the issuance of the 313 Loan, with any remaining principal amount to be payable on the Maturity Date.

The 313 Loan will be (i) non-callable during the first two years following issuance (subject to a customary make-whole payment during such time to be triggered upon any prepayment or acceleration of principal amounts outstanding under the 313 Loan), (ii) subject to a 5.0% prepayment premium during the third year following issuance and (iii) thereafter, prepayable at par. The 313 Loan will also be subject to a mandatory prepayment upon the sale of a specified solar-power asset identified by SunEdison to 313 in an amount equal to the greater of (i) the net proceeds of such sale and (ii) $60 million.

The 313 Loan will be guaranteed as a senior obligation of SunEdison and will be secured by a perfected first priority security interest in (i) substantially all assets of the SPV which primarily includes equity interests held by the SPV in various special purpose subsidiaries owning both operating projects and projects under development with power purchase agreements (“Projects”) and (ii) the equity interests held by such special purpose subsidiaries in additional special purpose subsidiaries owning Projects.

In addition, the 313 Loan will contain financial covenants which mirror those included in the SUNE LC Facility and the minimum loan to value covenant described below, which is specific to the SPV. Such financial covenants will require compliance with a maximum leverage ratio (to be calculated with respect to SunEdison and its consolidated subsidiaries), a minimum liquidity amount (to be calculated with respect to SunEdison and its consolidated subsidiaries) and a minimum loan-to-value ratio (to be calculated with respect to the SPV and its consolidated subsidiaries), each to be calculated as set forth in the definitive documentation.

Termination of the Merger Agreement (see page 153)

SunEdison and Vivint Solar may mutually agree to terminate the Merger Agreement at any time prior to the Effective Time. Either company may also terminate the Merger Agreement if the Merger is not completed by March 18, 2016 (the “Termination Date”). The parties may also terminate the Merger Agreement in certain additional circumstances. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 153 for a discussion of these and other rights of each of SunEdison and Vivint Solar to terminate the Merger Agreement.

Termination Fees and Expenses (see page 156)

Subject to the specific exceptions discussed in this proxy statement, in the event the Merger Agreement is terminated, Vivint Solar may be required to pay a termination fee of $34 million and reimburse up to $15 million of certain expenses incurred by SunEdison and Merger Sub in connection with the Merger Agreement. Any such expense reimbursement will be credited towards the termination fee described above if required to be paid by Vivint Solar. See the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page 156 for a discussion of the circumstances under which Vivint Solar will be required to pay such termination fees or expense reimbursement.

Agreements Related to the Merger (see page 76)

Voting Agreement

Concurrently with the execution of the Merger Agreement Amendment, SunEdison, Merger Sub and 313, the holder of approximately 77% of the voting power of the outstanding shares of Vivint Solar common stock entitled to be cast at the Special Meeting of Stockholders, entered into an amended and restated voting agreement, dated as of December 9, 2015 (as may be further amended, the “Voting Agreement”), pursuant to which 313 has agreed, among other things, either to vote in favor of the adoption of the Merger Agreement or to deliver a written consent, as the holder of a majority of the outstanding shares of Vivint Solar, made pursuant to Section 2.10 of the amended and restated bylaws of Vivint Solar (the “Vivint Solar Bylaws”), approving and adopting the Merger Agreement (as amended by the Merger Agreement Amendment) and the transactions contemplated thereby, including the Merger, which written consent shall be in a form acceptable to SunEdison and Merger Sub (the “Written Consent”). The Voting Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) a Vivint Solar Change of Recommendation (as defined below) with regard to a Vivint Solar takeover proposal or an Intervening Event (each as defined below) that is made during the period beginning immediately following the execution and delivery of the original Voting Agreement on the date of the original Merger Agreement and ending on the date of receipt of the Vivint Solar stockholder approval, (iv) the entry without the prior written consent of 313 into an amendment, waiver or modification of the Merger Agreement which would decrease the amount or change the form of the Merger Consideration or that otherwise adversely affects 313 or (v) March 18, 2016.

Management Services Agreement

In connection with the execution of the Merger Agreement, on October 19, 2015, SunEdison and Vivint Solar entered into a management services agreement (the “Management Services Agreement”), pursuant to which SunEdison has agreed to provide corporate management, pricing and other advisory services relating to Vivint Solar’s sale and marketing of Vivint Solar’s solar renewable energy credits (“SRECs”) in the forward market in exchange for the right, pursuant to the terms of the Management Services Agreement and until the termination of such agreement, to designate the counterparties to whom Vivint Solar should direct its SREC marketing and sales activities in the forward market. The Management Services Agreement will terminate upon the earliest to occur of the following: (a) either Vivint Solar or SunEdison provides 60 days’ prior written notice to the other party that it desires to terminate the Management Services Agreement for any reason, (b) the Merger

Agreement terminates pursuant to the termination provisions in Section 7.01 thereof or (c) the Merger is consummated at the Effective Time pursuant to the terms of the Merger Agreement.

Registration Rights Agreement

Concurrently with the execution of the Merger Agreement Amendment, SunEdison and 313 entered into a registration rights agreement, dated as of December 9, 2015 (the “Registration Rights Agreement”), pursuant to which, subject to the terms thereof, SunEdison has granted certain registration rights in favor of 313 in respect of the shares of SunEdison common stock and Convertible Notes to be received by 313 as a portion of the Merger Consideration and the shares of SunEdison common stock to be issued upon conversion of the Convertible Notes.

Letter Agreement Regarding Intercompany Agreements

Pursuant to certain agreements (the “Intercompany Agreements”), Vivint Solar and Vivint, Inc., Vivint Solar’s affiliated company and a wholly owned indirect subsidiary of 313, and/or their respective affiliates provide certain rights, licenses and/or services to each other in order to facilitate Vivint Solar’s transition from Vivint, Inc. Concurrently and in connection with the execution of the Merger Agreement, SunEdison, Vivint, Inc. and Vivint Solar entered into a letter agreement (the “Letter Agreement”), dated July 20, 2015, pursuant to which the parties have agreed to meet to, in good faith, discuss a transition plan effective as of the consummation of the Merger and negotiate and amend and restate certain of the Intercompany Agreements to restate and in certain cases expedite Vivint Solar’s transition from its dependencies with Vivint, Inc., including with respect to the information technology systems, intellectual property and other assets and resources that are necessary for the conduct of its business in a manner consistent with past practice. The parties also agreed, among other things, to (i) subject to the finalization and execution of a transitional trademark license regarding Vivint Solar’s continued use of the “Vivint Solar” trademark for a limited duration for purposes of phase-out use following the consummation of the Merger, terminate the Trademark License Agreement between Vivint Solar Licensing, LLC and Vivint Solar, dated September 30, 2014, (ii) terminate the Product Development and Supply Agreement between Vivint Solar Developer and Vivint, Inc., dated September 30, 2014, (iii) terminate the covenants of non-competition in the Non-Competition Agreement between Vivint Solar and Vivint, Inc., dated September 30, 2014 and (iv) terminate Schedule #3 to the Marketing and Customer Relations Agreement between Vivint Developer and Vivint, Inc., dated September 30, 2014, in each case effective as of the consummation of the Merger. The Letter Agreement will continue until the earliest to occur of: (a) the last of the Intercompany Agreements terminates or is amended and restated by the parties thereto pursuant to the Letter Agreement, (b) 24 months after the consummation of the Merger, and (c) termination of the Merger Agreement (unless the Letter Agreement is earlier terminated by mutual written agreement of the parties thereto). For further information on the Letter Agreement, please see the section entitled “The Merger—Agreements Related to the Merger” on page 76.

Recommendation of Vivint Solar’s Board of Directors; Reasons for Vivint Solar’s Board of Directors’ Recommendation (see page 78)

Vivint Solar’s board of directors believes that the Merger Agreement and the Merger are advisable and in the best interests of Vivint Solar and its stockholders and has unanimously approved the Merger Agreement and the Merger, and unanimously recommends that Vivint Solar stockholders vote “FOR” adoption of the Merger Agreement and “FOR” the adoption of the approval of the adjournment of the Special Meeting of Stockholders, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders.

Vivint Solar Stockholders Entitled to Vote

Vivint Solar stockholders of record at the close of business on January 21, 2016 (the “Record Date”) are entitled to receive notice of and to vote at Vivint Solar’s special meeting of stockholders and at any adjournments or postponement thereof (the “Special Meeting of Stockholders”). On the Record Date, there were 106,576,150 shares of Vivint Solar common stock outstanding and eligible to be voted at the Special Meeting of Stockholders. Each share of Vivint Solar common stock entitles its record holder to one vote on each matter submitted to the stockholders.

Vote Required

Assuming a quorum is present, the vote requirements for the various proposals are as follows:

•	Adoption of the Merger Agreement: Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Vivint Solar common stock that are entitled to vote at the Special Meeting of Stockholders.

•	All Other Matters: All other matters on the agenda will be decided by the affirmative vote of a majority of the shares of Vivint Solar common stock represented, in person or by proxy, and entitled to vote at the Special Meeting of Stockholders (provided that a quorum need not be present to approve the proposal to adjourn the stockholder meeting to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement).

Voting by Vivint Solar Directors and Executive Officers

As of the Record Date, directors and executive officers of Vivint Solar and their affiliates (for the avoidance of doubt, excluding the 82,359,374 shares held by 313) were entitled to vote 2,416,503 shares of Vivint Solar common stock, or approximately 2.3% of the shares of Vivint Solar common stock outstanding on that date. The affirmative vote (or written consent) of a majority of the outstanding shares of Vivint Solar common stock that are entitled to vote at the Special Meeting of Stockholders is required to adopt the Merger Agreement. Each director and executive officer and each of their affiliates has indicated his or her present intention to vote, or cause to be voted, the shares of Vivint Solar common stock owned by him or her “FOR” the adoption of the Merger Agreement.

Opinion of Vivint Solar’s Financial Advisors (see page 84)

Opinion of Morgan Stanley

Morgan Stanley & Co. LLC (“Morgan Stanley”) was retained by Vivint Solar’s board of directors to act as its financial advisor in connection with the proposed Merger. On July 19, 2015, Morgan Stanley rendered an oral opinion, which was subsequently confirmed in writing on July 20, 2015, to Vivint Solar’s board of directors to the effect that, as of July 20, 2015 and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Implied Initial Merger Consideration (as defined herein) to be received by the holders of shares of Vivint Solar common stock (other than any such holder entering into the original Voting Agreement) pursuant to the original Merger Agreement was fair from a financial point of view to such holders. On December 9, 2015, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing as of that same date, to Vivint Solar’s board of directors to the effect that, as of December 9, 2015 and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Implied Pre-Notice Merger Consideration (as defined herein) to be received by the holders of shares of Vivint Solar common stock (other than any such holder entering into the Voting Agreement) pursuant to the Merger Agreement (as amended by the Merger Agreement Amendment) was fair from a financial point of view to such holders. On December 11, 2015, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing as of that same date, to Vivint Solar’s board of directors to the effect that, as of December 11, 2015 and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Implied

Notice Merger Consideration (as defined herein) to be received by the holders of shares of Vivint Solar common stock (other than any such holder entering into the Voting Agreement) pursuant to the Merger Agreement and the Notice was fair from a financial point of view to such holders.

The full text of the written opinions of Morgan Stanley is included as Annex J, Annex K and Annex L to this proxy statement and such opinions are incorporated herein by reference. You should read the opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken. Morgan Stanley addressed its opinions to Vivint Solar’s board of directors, and none of the opinions constitute a recommendation to any stockholder as to how to vote or as to any other action that a stockholder should take relating to the Merger.

Opinion of Duff & Phelps

Vivint Solar, Inc. engaged Duff & Phelps, LLC to render an opinion as to the fairness, from a financial point of view, to the Public Stockholders of (1) that portion of the Additional Cash Consideration that would be attributable toward the Note Consideration in the Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all 313 Shares pursuant to clause (III) of Section 2.01(b)(ii)(B) of the Merger Agreement and (2) that portion of the Additional Cash Consideration that would be attributable toward the Stock Consideration in the Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all 313 Shares pursuant to clause (V) and clause (VII) of Section 2.01(b)(ii)(B) of the Merger Agreement.

On December 11, 2015, Duff & Phelps delivered its analysis and opinion to the board of directors of Vivint Solar that, as of the date and subject to the assumptions, qualifications, and limitations set forth therein, (1) the portion of the Additional Cash Consideration that would be attributable toward the Note Consideration in the Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all 313 Shares pursuant to clause (III) of Section 2.01(b)(ii)(B) of the Merger Agreement and (2) the portion of the Additional Cash Consideration that would be attributable toward the Stock Consideration in the Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all 313 Shares pursuant to clause (V) and clause (VII) of Section 2.01(b)(ii)(B) of the Merger Agreement, is fair from a financial point of view to Vivint Solar’s stockholders (other than 313) (without giving effect to any impact of the Merger on any particular stockholder other than in its capacity as a stockholder).

The full text of the written opinion of Duff & Phelps, which sets forth, among other things, assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion, is attached as Annex M to this proxy statement and is incorporated by reference herein. You are urged to read the opinion carefully in its entirety prior to making any investment decision.

Interests of Vivint Solar’s Directors and Executive Officers in the Merger (see page 124)

When considering the recommendation of Vivint Solar’s board of directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that certain members of the board of directors and executive officers of Vivint Solar have economic interests in the Merger that are different from, or are in addition to, the interests of Vivint Solar stockholders generally. Vivint Solar’s board of directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.

Certain members of Vivint Solar’s board of directors are affiliated with 313 and/or The Blackstone Group L.P. (together with its affiliates, other than portfolio companies, and 313, collectively “Blackstone”), whose affiliated fund controls 313. Accordingly, such members of Vivint Solar’s board of directors may have an indirect interest in the portion of the Merger Consideration to be paid to 313, which is different from the Merger Consideration to be paid in respect of Public Shares as described above.

In addition, Vivint Solar’s executive officers are parties to agreements with Vivint Solar that were amended in connection with the Merger and provide for certain benefits upon a change in control of Vivint Solar, including the Merger, and for severance benefits if their employment is terminated under certain circumstances in connection with a change in control of Vivint Solar, including the Merger. Furthermore, certain Vivint Solar compensation and benefit plans and arrangements provide for accelerated vesting of certain equity awards held by Vivint Solar executive officers and directors upon a change in control of Vivint Solar, including the consummation of the Merger.

Certain executive officers have agreed to waive a portion of this accelerated vesting, and have their unvested Vivint Solar options converted into unvested SunEdison options at the Effective Time. In addition, certain members of Vivint Solar’s management have entered into employment agreements with Vivint Solar, which will be effective as of the Closing Date that amend certain provisions applicable to their Vivint Solar equity awards, certain terms of their severance agreements with Vivint Solar and promise grants of SunEdison RSUs following the Effective Time.

Assuming the Merger had been consummated on January 22, 2016, and that, as a result, the total value of the Merger Consideration received for each share of Vivint Solar common stock in the Merger would be equal to approximately $9.97 (as described in the section of this Proxy Statement entitled “The Merger Agreement—The Merger Consideration”), we estimate that the aggregate amount that would be received by Vivint Solar’s directors and executive officers in connection with the Merger as a result of the vesting of outstanding options before the Effective Time, after taking into account the amendments described in the preceding paragraph, is approximately $44,434,392 (with the value of each vested option to be calculated based on $9.97 minus the applicable exercise price for such option), and that the aggregate amount that would be payable to the Vivint Solar’s directors in connection with the Merger as a result of the vesting of restricted stock units before the Effective Time is approximately $183,189 (with the value of each RSU to be calculated based on $9.97).

The common stock to be received by executive officers following the consummation of the Merger with respect to converted options and promise grants of SunEdison RSUs, assuming both the net exercise of the SunEdison options to be received by them in connection with the Merger and the vesting of the SunEdison RSUs promised to them, constitutes less than 2.0% of the outstanding shares of common stock of SunEdison as of January 22, 2016, based on share and convertible note prices as of such date and the total outstanding shares of SunEdison common stock as of January 8, 2016 and after giving effect to the issuance of common stock to 313 in the Merger. If the options held by Vivint Solar executive officers that are being converted into SunEdison options were instead cashed out in the Merger (with the value of each such option to be calculated based on $9.97 minus the applicable exercise price for such option), the executive officers of Vivint Solar would receive approximately $13,751,109 in the aggregate with respect to such options. Based on the volume weighted average trading price of $2.54 of SunEdison common stock on the NYSE for the five consecutive trading days ended on January 22, 2016, the aggregate fair market value of the promise grants of SunEdison RSUs promised to Vivint Solar’s executive officers following the Effective Time is approximately $4,000,500. In addition, we estimate that the aggregate amount of severance payments and benefits that may potentially be received by Vivint Solar’s directors and executive officers, after taking into account the amendments described in the preceding paragraph, as a result of the potential termination of their employment following the Merger may be up to $47,770,375, which number is calculated based on the terms described in the section of this proxy statement entitled “The Merger—Interests of Vivint Solar’s Directors and Executive Officers in the Merger—Payments to Vivint Solar Executive Officers Contingent Upon or Following the Merger”. We estimate that the aggregate consideration to be received by 313 in the Merger is approximately $821,122,959 (with the value of each share of common stock held by 313 valued at $9.97), and with the $351.6 million face amount of convertible notes being valued at approximately $108.7 million.

Additionally, Vivint Solar’s board of directors has approved a transaction and retention bonus plan to pay an aggregate of $10 million in transaction and retention bonuses to employees of Vivint Solar, of which $5.77 million in the aggregate was allocated to certain executive officers. The allocation of these bonuses was made by Vivint Solar’s board of directors in consultation with Vivint Solar’s chief executive officer.

Additionally, certain investment funds affiliated with Blackstone, whose affiliated funds also control Vivint Solar’s controlling stockholder, 313, have a minority investment in TerraForm Global, Inc., a yieldco subsidiary (“TerraForm Global”), which is not a party to this transaction and which is not expected to hold any of the Vivint Solar assets.

For more information, see the section entitled “The Merger—Interests of Vivint Solar’s Directors and Executive Officers in the Merger” beginning on page 124.

Treatment of Vivint Solar Equity Awards (see page 130)

As a result of the Merger, the treatment of Vivint Solar’s equity awards will be as follows:

Vested Options

Subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison (including as to certain options held by certain members of Vivint Solar’s management team that will be subject to additional vesting, as described herein), at the Effective Time, each option to acquire shares of Vivint Solar common stock that is outstanding, vested and unexercised as of immediately prior to the Effective Time or that vests as a result of the occurrence of the Effective Time will, without any action on the part of SunEdison, Merger Sub, Vivint Solar or the holder thereof, other than Vivint Solar delivering any notices required pursuant to the terms of the applicable Vivint Solar equity plan, be converted into and become a right to receive an amount in cash (without interest), less any required tax withholding (the “Option Payment”), equal to the product of: (i) the aggregate number of shares of Vivint Solar common stock subject to such option immediately prior to the Effective Time and (ii) an amount equal to the excess, if any, of (1) the Public Cash Consideration less (2) the exercise price per share of such option.

Vested Restricted Stock Units

Subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison, each outstanding RSU (or portion thereof) to be settled in shares of Vivint Solar common stock that becomes vested as a result of the consummation of the Merger will be treated as a share of Vivint Solar common stock and be converted into the right to receive the Merger Consideration.

Unvested Options and Restricted Stock Units

Subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison, as of the Effective Time, each option to acquire shares of Vivint Solar common stock that is outstanding and unexercised immediately prior to the Effective Time (other than a vested option) will be assumed by SunEdison in the Merger and converted into an option to purchase SunEdison common stock, and each RSU of Vivint Solar (or a portion thereof) that is outstanding as of immediately prior to the Merger (but excluding any RSU of Vivint Solar (or portion thereof) that becomes vested as a result of the consummation of the Merger) will be assumed by SunEdison and converted into a RSU of SunEdison. With respect to any such equity awards so assumed by SunEdison, such equity awards will be assumed on terms substantially in effect prior to the assumption (but taking into account any changes thereto provided for in the applicable Vivint Solar stock plan, in any award agreement or in such equity awards by reason of the Merger Agreement or the Merger), except for adjustments to the underlying number of shares and, with respect to options, the exercise price based on an equity award exchange ratio reflected in the Merger Agreement.

Each then outstanding and unvested option or RSU immediately prior to the Effective Time that is held by a non-employee director or person who shall not continue to provide services to Vivint Solar or any subsidiary on or after the Effective Time will vest in full as of immediately prior to the Effective Time and be treated as a vested option or a RSU.

LTIP Awards

Each right of any kind, contingent or accrued, vested or unvested, to acquire or receive a share of Vivint Solar common stock or benefits measured by the value of such a share (an “LTIP Award”) issued under an LTIP Plan (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time will, without any action on the part of SunEdison or Vivint Solar, become fully vested as a result of the Merger and be converted into the right to receive a payment calculated in accordance with the applicable LTIP Plan, and payable in accordance with the terms thereof.

For more information, see the section entitled “The Merger—Treatment of Vivint Solar Equity Awards” beginning on page 130.

Listing of SunEdison Common Stock, Delisting of Vivint Solar Common Stock and Issuance of Convertible Notes (see page 119)

It is a condition to the consummation of the Merger that the shares of SunEdison common stock to be issued to Vivint Solar equity holders pursuant to the Merger Agreement be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Following the consummation of the Merger, shares of Vivint Solar common stock currently listed on the NYSE will be delisted and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

At or prior to the consummation of the Merger, SunEdison will cause the Indenture to be executed by and between SunEdison and the Trustee and delivered to Vivint Solar.

Appraisal Rights of Dissenting Vivint Solar Stockholders (see page 119)

Holders of Vivint Solar common stock that is issued and outstanding immediately prior to the Effective Time who do not vote in favor of the adoption of the Merger Agreement and who comply with the applicable requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Vivint Solar common stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of Vivint Solar common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the Merger Consideration per share that holders of Vivint Solar common stock are otherwise entitled to receive under the terms of the Merger Agreement.

Holders of Vivint Solar common stock who wish to preserve any appraisal rights they may have must so advise Vivint Solar by submitting a demand for appraisal prior to the vote to adopt the Merger Agreement and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Vivint Solar common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Vivint Solar stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 174)

Vivint Solar stockholders receiving shares of SunEdison common stock in connection with the Merger will have different rights once they become stockholders of SunEdison due to differences between the governing corporate documents of Vivint Solar and the governing corporate documents of SunEdison. These differences are described in detail in the sections entitled “Description of Capital Stock of SunEdison” beginning on page 160 and “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 174.

Reasonable Best Efforts and Regulatory Matters (see page 157)

SunEdison and Vivint Solar have agreed to cooperate and use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. For an acquisition transaction meeting certain size thresholds, such as the Merger, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), requires the parties to file notification and report forms with the Antitrust Division of the United States Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and to observe specified waiting period requirements before completing the Merger. SunEdison and Vivint Solar have filed the required notifications with the Antitrust Division of the DOJ and the FTC. On August 13, 2015, the FTC and DOJ granted early termination of the waiting period under the HSR Act.

Conditions to the Merger (see page 152)

Conditions to Each Party’s Obligations to Effect the Merger

SunEdison’s, Merger Sub’s and Vivint Solar’s obligations to effect the Merger are conditioned upon the satisfaction or waiver of each of the following conditions:

•	the Merger Agreement must have been duly adopted by holders of a majority of the outstanding shares of Vivint Solar common stock;

•	no temporary restraining order or preliminary or permanent injunction or other order, in each case, by any court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall have been issued and be continuing in effect; and

•	no applicable law of a governmental authority of competent jurisdiction shall be in effect prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Conditions to Obligations of SunEdison and Merger Sub

SunEdison’s and Merger Sub’s obligations to effect the Merger are also subject to the satisfaction or waiver of each of the following conditions:

•	certain representations and warranties by Vivint Solar in the Merger Agreement related to (i) capitalization must be true and correct (without giving effect to any materiality qualifications or material adverse effect qualifications with respect to Vivint Solar) as of the Closing Date, as if made on and as of such date (or if made as of a specific earlier date, as of such date), except for any de minimis inaccuracies; and (ii) authority, brokers and amendment must be true and correct (without giving effect to any materiality qualifications or material adverse effect qualifications with respect to Vivint Solar) as of the Closing Date, as if made on and as of such date (or if made as of a specific earlier date, as of such date) in all material respects;

•

the remaining representations and warranties made by Vivint Solar in the Merger Agreement must be true and correct (without giving effect to any materiality qualification or material adverse effect qualification with respect to Vivint Solar) as of the Closing Date, as if made on and as of such date (or if made as of a specific earlier date, as of such date), except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Vivint Solar;

•	Vivint Solar must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, other than failures to so perform that were not intentional;

•	since the date of the Merger Agreement Amendment, there shall not have been any change, effect, event, occurrence, development or change in facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Vivint Solar that is continuing;

•	SunEdison must have received a certificate signed on behalf of Vivint Solar by an executive officer of Vivint Solar, dated the Closing Date, to the effect that the conditions in the prior four bullets under this heading “Conditions to Obligations of SunEdison and Merger Sub” have been satisfied; and

•	Vivint Solar shall deliver on the Closing Date, to SunEdison, together with proof of filing the required notice to the Internal Revenue Service (“IRS”) under Treasury Regulation Section 1.897-2(h), a certification complying with the terms of Treasury Regulation Section 1.1445-2(c)(3) that the shares of Vivint Solar are not U.S. real property interests within the meaning of Section 897 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

Conditions to Obligations of Vivint Solar

Vivint Solar’s obligation to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

•	certain representations and warranties by SunEdison and Merger Sub in the Merger Agreement related to (i) voting requirements must be true and correct in all respects; (ii) capital structure must be true and correct (without giving effect to any materiality qualifications or material adverse effect qualifications with respect to SunEdison) except for de minimis inaccuracies; and (iii) authority, amendment, brokers and ownership of Vivint Solar capital stock must be true and correct (without giving effect to any materiality qualifications or material adverse effect qualifications with respect to SunEdison) in all material respects, in each case as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•	the remaining representations and warranties made by SunEdison and Merger Sub in the Merger Agreement must be true and correct (without giving effect to any materiality qualifications or material adverse effect qualifications with respect to SunEdison, except representations and warranties related to the absence of certain changes or events) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to SunEdison, in each case as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•	each of SunEdison and Merger Sub must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•	Vivint Solar must have received a certificate signed on behalf of SunEdison by an executive officer, dated the Closing Date, to the effect that the conditions in the first, second and third bullets under this heading “Conditions to Obligations of Vivint Solar” have been satisfied;

•	the shares of SunEdison common stock to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance;

•	since December 31, 2014, there shall not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect with respect to SunEdison that is continuing; and

•	SunEdison and the Trustee shall have entered into the Indenture, dated as of the Closing Date, and delivered the Indenture to Vivint Solar.

Expected Timing of the Merger

SunEdison and Vivint Solar plan to complete the Merger as soon as is reasonably practicable and presently expect the Closing Date to occur in the first quarter of 2016. However, SunEdison and Vivint Solar cannot predict the exact timing of the Closing Date because it is subject to regulatory approvals and other conditions, and factors outside the control of both companies could result in the Merger being completed at a different time or not at all. Pursuant to the Merger Agreement, SunEdison and Merger Sub will not be required to consummate the Merger prior to January 29, 2016.

Takeover Proposals (see page 147)

The Merger Agreement permits Vivint Solar, from the date of the Merger Agreement Amendment until approval of the Merger by the Vivint Solar stockholders (the “Go-Shop Period”), to directly or indirectly solicit, initiate, engage in negotiations with or furnish any non-public information regarding Vivint Solar or any of its subsidiaries to any third party in connection with or in response to a competing takeover proposal. Vivint Solar is required to promptly make available to SunEdison any such non-public information provided to any third party making a takeover proposal (or such party’s representatives), and such third party must execute a confidentiality agreement on terms substantially similar to those of the confidentiality agreement between SunEdison and Vivint Solar, but such agreement shall not be required to include a standstill provision.

Material U.S. Federal Income Tax Consequences of the Merger (see page 114)

The exchange of Vivint Solar common stock for the Merger Consideration in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local and non-U.S. income and other tax laws. The tax consequences of the Merger to each stockholder will depend on such stockholder’s own situation. Vivint Solar stockholders are urged to read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 114, and to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of other federal, state, local, and non-U.S. tax laws.

Accounting Treatment (see page 119)

SunEdison prepares its financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The Merger will be accounted for using the acquisition method of accounting. SunEdison will be treated as the acquirer for accounting purposes. See the section entitled “The Merger—Accounting Treatment” beginning on page 119.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING OF STOCKHOLDERS

Set forth below are commonly asked questions and answers about the Merger (as defined below), the Merger Agreement (as defined below) and the special meeting of Vivint Solar stockholders (the “Special Meeting of Stockholders”) called in connection with the Merger and the transactions related thereto. These questions and answers do not address all questions that may be important to you as a Vivint Solar stockholder. For a more complete description of the legal and other terms of the Merger, please read carefully this entire proxy statement, including the Annexes hereto. See “Additional Information” beginning on page 205.

All references in this proxy statement to (i) “SunEdison” refer to SunEdison, Inc., a Delaware corporation; (ii) “Vivint Solar” refer to Vivint Solar, Inc., a Delaware corporation; (iii) “Merger Sub” refer to SEV Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of SunEdison; (iv) the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of July 20, 2015, as amended by the Amendment to the Agreement and Plan of Merger (the “Merger Agreement Amendment”), dated as of December 9, 2015, by and among SunEdison, Merger Sub and Vivint Solar, as it may be further amended from time to time; and (v) the “Merger” refer to the merger of Merger Sub with and into Vivint Solar, with Vivint Solar continuing as the surviving entity and as a wholly owned subsidiary of SunEdison. Throughout this proxy statement, SunEdison’s registered shares, par value $0.01 per share, are referred to as SunEdison common stock; and Vivint Solar’s common stock, $0.01 par value per share, is referred to as Vivint Solar common stock.

Questions About the Merger

Q:	Why am I receiving this document?

A: SunEdison has agreed to acquire Vivint Solar pursuant to the terms of the Merger Agreement that is described in this proxy statement. Copies of the Merger Agreement and the Merger Agreement Amendment are attached to this proxy statement as Annex A and Annex B, respectively.

In order to complete the Merger, Vivint Solar stockholders must adopt the Merger Agreement. Vivint Solar is holding the Special Meeting of Stockholders to obtain this stockholder approval.

This proxy statement contains important information about the Merger and the Special Meeting of Stockholders, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the Special Meeting of Stockholders in person.

You are receiving this proxy statement because Vivint Solar’s board of directors is soliciting proxies from its stockholders to vote at the Special Meeting of Stockholders on the adoption of the Merger Agreement and the other matters set forth in the notice of the Special Meeting of Stockholders and described in this proxy statement to be considered and acted on by the stockholders of Vivint Solar at the Special Meeting of Stockholders. Your proxy will be used to vote your shares at the Special Meeting of Stockholders or at any adjournment or postponement thereof. Vivint Solar will bear the cost of soliciting proxies in connection with the Special Meeting of Stockholders.

A proxy is a legal designation of another person to vote your shares on your behalf. See more information below on how to vote your shares.

Your vote is very important. We encourage you to vote as soon as possible. For more information on how to vote your shares, please see the section entitled “The Vivint Solar Special Meeting of Stockholders” beginning on page 37.

Q:	What vote is required to adopt the Merger Agreement?

A: The affirmative vote or written consent of holders of a majority of the issued and outstanding shares of Vivint Solar common stock is the only vote of the holders of any Vivint Solar common stock necessary to adopt the Merger Agreement and thereby approve the Merger. As of January 22, 2016, there were 106,576,150 shares of

Vivint Solar common stock outstanding. Because the vote required to adopt the Merger Agreement is based upon the total number of outstanding shares of Vivint Solar common stock entitled to vote, the failure to submit a proxy card (or the failure to submit a proxy by telephone or over the Internet or to vote in person at the Special Meeting of Stockholders), the failure to instruct your bank, broker or other nominee how to vote or the abstention from voting by a stockholder will have the same effect as a vote AGAINST the Merger Agreement.

Q:	What is the effect of the Voting Agreement on the proposal to adopt the Merger Agreement?

A: Concurrently with the execution of the Merger Agreement, 313 Acquisition LLC (“313”), which owns approximately 77% of the voting power of the outstanding shares of Vivint Solar common stock entitled to be cast at the Special Meeting of Stockholders, entered into a voting agreement with SunEdison, as amended and restated on December 9, 2015, in connection with entry into the Merger Agreement Amendment (as may be further amended, the “Voting Agreement”), that obligates it to vote in favor of the proposal to adopt the Merger Agreement or to deliver a written consent, as the holder of a majority of the outstanding shares of Vivint Solar, approving and adopting the Merger Agreement and the transactions contemplated thereby, including the Merger, subject to certain exceptions and limitations described in the accompanying proxy statement under “The Merger—Agreements Related to the Merger—Voting Agreement.” The Voting Agreement is included in this proxy statement as Annex F. The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Vivint Solar common stock entitled to vote on the matter at the Special Meeting of Stockholders.

Q:	What will happen in the Merger?

A: Under the terms of the Merger Agreement, Merger Sub, a wholly owned subsidiary of SunEdison will merge with and into Vivint Solar, with Vivint Solar continuing as the surviving entity and as a wholly owned subsidiary of SunEdison.

Q:	What will I receive for my shares of Vivint Solar common stock in the Merger?

A: Pursuant to the terms of the Merger Agreement and the notice delivered by Vivint Solar to SunEdison on December 13, 2015 (the “Notice”), pursuant to which Notice Vivint Solar exercised its option to elect that the holders of the Vivint Solar common stock other than our controlling Stockholder 313 Acquisition LLC (the “Public Stockholders”) receive merger consideration consisting of all cash, with 313 Acquisition LLC receiving a reduced amount of cash and all of the common stock and convertible notes otherwise issuable as merger consideration, Vivint Solar Stockholders will receive, at the effective time of the Merger (the “Effective Time”), the following:

(a) each share of Vivint Solar common stock issued and outstanding immediately prior thereto held by the Public Stockholders (such shares, excluding shares directly owned by Vivint Solar, SunEdison or Merger Sub, or any of Vivint Solar’s or SunEdison’s respective wholly-owned subsidiaries, or shares with respect to which appraisal rights are properly exercised under Delaware law, the “Public Shares”) will be converted into and will thereafter represent the right to receive:

(i) cash in the amount of $7.89 (the “Base Cash Consideration”);

(ii) an additional amount of cash consideration representing the fair market value of $3.30 in principal amount of 4-year convertible notes (the “Convertible Notes”) issued by SunEdison pursuant to an indenture to be entered into concurrently with the consummation of the Merger and convertible into SunEdison common stock (such principal amount of Convertible Notes, the “Note Consideration”);

(iii) an additional amount in cash consideration representing the fair market value of a number of shares of SunEdison common stock equal to the quotient determined by dividing $3.31 by the Signing Measurement

Price (as defined below), and rounding the result to the nearest 1/100,000 of a share (such number of shares of SunEdison common stock, the “Signing Stock Consideration”); and

(iv) an additional amount in cash consideration (which will equal $0.75) representing the fair market value of a number of shares of SunEdison common stock equal to the quotient determined by dividing $0.75 by the Closing FMV (as defined below) and rounding the result to the nearest 1/100,000 of a share (such number of shares of SunEdison common stock, the “Additional Stock Consideration” and, together with the Signing Stock Consideration, the “Stock Consideration”);

the total amounts payable to each Public Share representing the fair market value of the Signing Stock Consideration (the fair market value of which is based on the Closing FMV” of such Signing Stock Consideration , as described below), the Additional Stock Consideration (the fair market value of which will equal $0.75) and the Note Consideration, the fair market value of which will be determined based on the formula described below) being referred to herein as the “Additional Cash Consideration” and together with the Base Cash Consideration payable in respect of the Public Shares, the “Public Cash Consideration”; and

(b) each share of Vivint Solar common stock that is owned by 313 Acquisition LLC (“313”) (such shares, the “313 Shares,” and together with the Public Shares, the “Participating Shares”) will be converted into and will thereafter represent the right to receive:

(i) the Base Cash Consideration less an amount in cash equal to the aggregate Additional Cash Consideration divided by the number of outstanding 313 Shares;

(ii) the Note Consideration multiplied by the total number of Participating Shares, allocated equally among such 313 Shares; and

(iii) the Stock Consideration multiplied by the total number of Participating Shares, allocated equally among such 313 Shares;

the total amounts payable to each 313 Share pursuant to clauses (b)(i) through (iii) being referred to herein as the “313 Merger Consideration”.

A copy of the Notice was filed by Vivint Solar with the SEC on Form 8-K. Accordingly, the “Merger Consideration” (as such term is used in this proxy statement) shall mean the Public Cash Consideration and the 313 Merger Consideration collectively.

As used herein, the “Signing Measurement Price” represents the volume weighted average price per share of SunEdison common stock (rounded down to the nearest cent) on the New York Stock Exchange (the “NYSE”) for the 30 consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time; provided that the calculation is subject to a “collar” which provides that if the Signing Measurement Price is less than $27.51, the Signing Stock Consideration will be equal to 0.120 shares of SunEdison common stock, and if the Signing Measurement Price is more than $33.62, the Signing Stock Consideration will be 0.098 shares of SunEdison common stock. Based on the trading price of SunEdison’s common stock as of January 22, 2016, the last practical trading day prior to the date of this proxy statement, and the collar, the Signing Stock Consideration would be equal to 0.120 shares of SunEdison common stock.

As used in this proxy statement, the “Closing FMV” represents the volume weighted average price per share of SunEdison common stock (rounded down to the nearest cent) on the NYSE for the five (5) consecutive trading days ending on (and including) the second trading day immediately prior to the Effective Time.

Q:	How is the Merger Consideration being valued by Vivint Solar?

A: For the Public Stockholders as determined in accordance with the Notice, the fair market value of the per share Merger Consideration to be paid in exchange for the Public Shares is equal to an amount in cash that is equal to the sum of the following:

(i) The Base Cash Consideration, which is valued at $7.89.

(ii) The fair market value of the Note Consideration. Pursuant to the Merger Agreement, the principal amount of Convertible Notes constituting the Note Consideration per share is equal to $3.30. Pursuant to the Notice, the fair market value of the principal amount of the aggregate Note Consideration payable to the holders of all Participating Shares will be determined by calculating the net present value (giving effect to all leap years) of cash amounts payable to holders of such Convertible Notes over time pursuant to the indenture governing the Convertible Notes, discounted by the average internal rate of return of each series of convertible notes of SunEdison outstanding as of December 13, 2015 (collectively, the “Reference Convertible Notes”). The internal rate of return for each series of the Reference Convertible Notes will be calculated based on the volume weighted average price of each series of Reference Convertible Notes (rounded down to the nearest cent) as reported by Bloomberg Financial Markets for the five consecutive trading days ending on (and including) the second trading day immediately prior to the Effective Time. The fair market value of the principal amount of the aggregate Note Consideration payable to the holders of all Participating Shares divided by the principal amount of such aggregate Note Consideration will result in a percentage (the “Note Percentage”) that establishes the fair market value of the Note Consideration relative to the principal amount of Convertible Notes that constitutes the Note Consideration. As such, the fair market value of the Note Consideration shall equal $3.30 multiplied by the Note Percentage.

(iii) The fair market value of the Signing Stock Consideration. Pursuant to the Merger Agreement, the number of shares of SunEdison common stock constituting Signing Stock Consideration will be determined based on the Signing Measurement Price; subject to the collar. Based on the trading price of the SunEdison common stock as of January 22, 2016 and the collar, the Signing Stock Consideration would be 0.120 shares of SunEdison common stock. Pursuant to the Notice, the fair market value of such SunEdison common stock will be equal to the product of the number of shares of SunEdison common stock to be paid as Signing Stock Consideration multiplied by the Closing FMV.

(iv) The fair market value of the Additional Stock Consideration. Pursuant to the Merger Agreement, the number of shares of SunEdison common stock constituting Additional Stock Consideration will be determined as the number of shares that, based on the Closing FMV, have a value equal to $0.75. Because the Notice providing that the fair market value of the Additional Stock Consideration is to be based on the Closing FMV, the fair market value of the Additional Stock Consideration will equal $0.75.

Pursuant to the Notice, the amount of Additional Cash Consideration payable per share of Vivint Solar common stock is equal to the sum of the cash amounts as determined in clauses (ii), (iii) and (iv) above.

For 313, the fair market value of the per share Merger Consideration payable in exchange for the 313 Shares is equal to the fair market value of the aggregate 313 Merger Consideration divided by the number of outstanding 313 Shares. The fair market value of the aggregate amount payable to 313 is equal to the sum of:

(i) Aggregate Cash. The total Cash Consideration payable to 313 less the aggregate Additional Cash Consideration payable in respect of all the Public Shares.

(ii) Aggregate Note Consideration. Pursuant to the Merger Agreement, 313 will receive a principal amount of Convertible Notes equal to $3.30 multiplied by the total number of Participating Shares. The fair market value of such aggregate consideration will be equal to the principal amount of the Convertible Notes payable to all Participating Shares multiplied by the Note Percentage.

(iii) Aggregate Stock Consideration. Pursuant to the Merger Agreement, 313 will receive a number of shares of SunEdison common stock equal to the Stock Consideration multiplied by the total number of Participating Shares. The fair market value of such aggregate consideration will be equal to the total number of shares of SunEdison common stock payable to 313 multiplied by the Closing FMV.

In the event the number of shares of SunEdison common stock that would otherwise constitute the Stock Consideration would require SunEdison to seek approval from its stockholders pursuant to the rules and regulations of the NYSE or other securities laws, rules and regulations, the reference to $0.75 within the definition of Additional Stock Consideration will be reduced such that the total amount of the Stock Consideration would equal the maximum number of shares of SunEdison common stock that could be issued without such stockholder approval being required (the amount by which such reference to $0.75 is so reduced, the “Reduction”), and the amount of Cash Consideration will be increased by the amount of such Reduction. See the section entitled “The Merger Agreement—The Merger Consideration” beginning on page 137 of the accompanying proxy statement.

Based on the five day volume weighted average trading price of $2.54 of SunEdison common stock on the NYSE for the five consecutive trading days ended on January 22, 2016, the fair market value of the Signing Stock Consideration would be approximately $0.30 and the fair market value of the Additional Stock Consideration would be $0.75, in each case per share of Vivint Solar common stock. As of the close of business on such date, the fair market value of the Note Consideration would be $1.02 based on the formula described above. Accordingly, the total value of the Merger Consideration would have represented approximately $9.97 per share of Vivint Solar common stock as of such date. However, the value of the Merger Consideration will fluctuate with the market price of SunEdison common stock and will not be known at the time the Vivint Solar stockholders vote on the Merger at the Special Meeting of Stockholders. SunEdison common stock is listed on the NYSE under the trading symbol “SUNE,” and we encourage you to obtain quotes for the SunEdison common stock.

The Convertible Notes will be issued pursuant to an indenture to be entered into concurrently with the consummation of the Merger by and between SunEdison and Computershare Trust Company, National Association, as trustee (the “Trustee”), in the form attached as Annex I hereto (the “Indenture”). The Convertible Notes will constitute direct unsecured, senior obligations of SunEdison. The initial conversion price for the Convertible Notes will be 140% of the Signing Measurement Price, but the Signing Measurement Price for purposes of this calculation may not exceed $33.62 or be lower than $27.51. The Convertible Notes will bear interest at a rate of 2.25% per year, payable semiannually in arrears in cash. The Convertible Notes will have a maturity date that is four years from issuance. The Convertible Notes will be issuable only in registered form without coupons and in minimum denominations of $100 and any integral multiple of $100. Holders of the Convertible Notes may surrender the Convertible Notes for conversion only under limited circumstances, as described in the Indenture. Upon conversion SunEdison will deliver, at its election, (i) solely cash, (ii) solely shares of SunEdison common stock, or (iii) a combination of cash and shares of SunEdison common stock, with each of clauses (i), (ii) and (iii) to be based on a daily conversion value calculated on a proportionate basis for each trading day of a 25-day observation period. The conversion rate will be subject to adjustment in certain circumstances, as described in the Indenture.

SunEdison will not issue any fractional shares of SunEdison common stock or Convertible Notes with a denomination of less than $100 in the Merger. Holders of Vivint Solar common stock who would otherwise be entitled to a fractional share of SunEdison common stock or Convertible Notes with a denomination of less than $100 will receive cash in lieu thereof.

Pursuant to the Merger Agreement, all outstanding equity securities of Vivint Solar at the time of the Merger will be cancelled. The shares of SunEdison common stock to be issued in connection with the Merger will be newly issued shares. Consequently, neither the trading price of Vivint Solar common stock nor the trading price of SunEdison common stock reflects the price at which SunEdison common stock will trade following the Merger.

Assuming the Merger had been consummated on January 22, 2016, it is expected that the aggregate number of shares of SunEdison common stock issuable in the Merger to 313 (not including any such shares underlying the Convertible Notes) would have represented approximately 12.2% of the outstanding equity ownership of SunEdison (based on 316,952,093 total outstanding shares of SunEdison common stock as of January 8, 2016).

For further information, please see the section titled “The Merger Agreement—The Merger Consideration” beginning on page 137.

Q:	How does the value of the Merger Consideration in the Merger Agreement compare to the value of the consideration in the original merger agreement that was signed on July 20, 2015?

A: Under the terms of the original Merger Agreement, each Vivint Solar stockholder would have received for each outstanding share of Vivint Solar common stock:

(i) cash in the amount of $9.89;

(ii) $3.30 in principal amount of 5-year convertible notes to be issued by SunEdison and convertible into SunEdison common stock; and

(iii) the number of shares of SunEdison common stock equal to the quotient determined by dividing $3.31 by the Signing Measurement Price (which definition is the same as in the Merger Agreement), and rounding the result to the nearest 1/100,000 of a share.

Based on the trading price of the SunEdison common stock as of January 22, 2016 and the application of the formula described above for determining the fair market value of the convertible notes, the value of the merger consideration under the original Merger Agreement would have been $10.99 as of such date. As such, due to the reduction in cash consideration, the increase in stock consideration, and the decrease in the maturity date of the Convertible Notes from five years to four years, the value of the Merger Consideration represents a reduction of $1.02 in the fair market value of the per share merger consideration when compared to the fair market value of the per share merger consideration payable under the terms of the original Merger Agreement.

Q:	What are the terms of the Convertible Notes?

A: The Convertible Notes issued in the Merger, which will be issued only to 313, will be issued pursuant to an indenture to be entered into concurrently with the consummation of the Merger (the “Indenture”), by and between SunEdison and Computershare Trust Company, National Association, as trustee (the “Trustee”), in the form attached as Annex I hereto. The Convertible Notes will constitute direct unsecured, senior obligations of SunEdison. The initial conversion price for the Convertible Notes will be 140% of the Signing Measurement Price, but the Signing Measurement Price for purposes of this calculation may not exceed $33.62 or be lower than $27.51. The Convertible Notes will bear interest at a rate of 2.25% per year, payable semiannually in arrears in cash. The Convertible Notes have a maturity date that is four years from issuance. The Convertible Notes will be issuable only in registered form without coupons and in minimum denominations of $100 and any integral multiple of $100. The conversion rate will be subject to adjustment in certain circumstances, as described in the Indenture. For more information on the Convertible Notes, please see the sections entitled “The Merger Agreement—The Merger Consideration—Conversion of Vivint Solar Common Stock” beginning on page 137 and “Description of Convertible Notes” beginning on page 166.

Q:	Is the Merger taxable to the Vivint Solar stockholders for U.S. federal income tax purposes?

A: The exchange of Vivint Solar common stock for the Merger Consideration in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local and non-U.S. income and other tax laws. The tax consequences of the Merger to each stockholder will depend on such stockholder’s own situation. Vivint Solar stockholders are urged to read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 114, and to consult their tax advisers as to the U.S. federal income tax consequences of the Merger, as well as the effects of other federal, state, local, and non-U.S. tax laws.

Q:	What conditions must be satisfied to consummate the Merger?

A: The consummation of the Merger is subject to a number of conditions, including, among others:

•	the adoption of the Merger Agreement by the required vote of the Vivint Solar stockholders;

•	no (i) temporary restraining order or preliminary or permanent injunction or other order, in each case, by any court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement will have been issued and be continuing in effect or (ii) applicable law of a governmental authority of competent jurisdiction will be in effect prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•	the representations and warranties of each party to the Merger Agreement remaining true and correct at signing and as of the date of the consummation of the Merger (the “Closing Date”), subject, in certain instances, to materiality or material adverse effect qualifiers described in further detail in this proxy statement;

•	the performance or compliance by each party to the Merger Agreement in all material respects with its obligations and covenants under the Merger Agreement required to be performed by such party at or prior to the Closing Date, other than, in the case of Vivint Solar only, failures to so perform that were not intentional;

•	the shares of SunEdison common stock issuable as part of the Merger Consideration shall have been approved for listing on the NYSE upon official notice of issuance; and

•	(a) in the case of SunEdison, the absence of any continuing material adverse effect concerning the business, assets, liabilities, operations or financial condition of SunEdison and its subsidiaries, taken as a whole, since the date of the Merger Agreement and (b) in the case of Vivint Solar, the absence of any continuing material adverse effect concerning the business, assets, liabilities, operations or financial condition of Vivint Solar and its subsidiaries, taken as a whole, since the date of the Merger Agreement Amendment.

The Effective Time will occur upon the filing of the certificate of merger with the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the certificate of merger. For additional information on the conditions to closing of the Merger, please see the section titled “The Merger Agreement—Conditions to the Merger” beginning on page 152.

Q:	How will SunEdison fund the cash portion of the Merger Consideration?

A: SunEdison intends to finance the Cash Consideration and the Additional Cash Consideration primarily from the proceeds of the Term Facility and the TERP Acquisition, each of which is described below.

In connection with the Merger Agreement Amendment, SunEdison entered into a second amended and restated debt commitment letter, dated as of December 9, 2015, with Goldman Sachs Bank USA, Barclays Bank PLC, Citigroup Global Markets Inc. and UBS Securities LLC, pursuant to which, among other things, such institutions have committed to provide, subject to the terms and conditions thereof, a $300 million secured term loan facility (the “Term Facility”) to a wholly owned indirect subsidiary of SunEdison (the “Term Borrower”). SunEdison intends to transfer certain development assets of Vivint Solar and of SunEdison’s residential solar business to the Term Borrower on the date of the consummation of the Merger. The funding of the Term Facility is subject to customary conditions, including the negotiation of definitive documentation and other customary closing conditions.

On December 9, 2015, in connection with its entry into the Merger Agreement Amendment, SunEdison also entered into an Amended and Restated Purchase Agreement (as it may be further amended, the “TERP Purchase Agreement”) with its controlled affiliate, TerraForm Power, LLC (“Terra LLC”), pursuant to which SunEdison will sell to Terra LLC the equity interests in certain subsidiaries of Vivint Solar (the “Purchased Subsidiaries”) holding renewable assets constituting Vivint Solar’s rooftop solar portfolio (the “TERP Acquisition”), for a purchase price (the “TERP Cash Consideration”) equal to the product of (i) the lesser of (x) the actual installed capacity (in megawatts (“MW”)) of the residential solar operating systems owned by the Purchased Subsidiaries on the Closing Date and (y) 523 MW, multiplied by (ii) $1,700,000, to be paid concurrently with the consummation of the Merger. SunEdison expects that the TERP Cash Consideration will be approximately $799 million based on the number of installed megawatts expected to be delivered at closing (currently expected to be approximately 470 MW). Pursuant to the TERP Purchase Agreement, Terra LLC may, at its option, choose to assume (or have a subsidiary of Terra LLC assume) the obligations under that certain Loan Agreement, dated as of September 12, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Aggregation Facility”) among Vivint Solar Financing I, LLC, a Delaware limited liability company, Vivint Solar Holdings, Inc., a Delaware corporation, the other guarantors and lenders party thereto from time to time, and Bank of America, N.A., as administrative agent and collateral agent or any additional or other indebtedness that is secured by direct or indirect interests in the Purchased Subsidiaries and that supplements, refinances or replaces the Aggregation Facility (such additional indebtedness, together with the Aggregation Facility, the “Indebtedness”). To the extent obligations under any Indebtedness are assumed by Terra LLC (or a subsidiary of Terra LLC on or before the consummation of the TERP Acquisition then the TERP Cash Consideration will be reduced on a dollar-for-dollar basis by an amount equal to the then outstanding aggregate amount of the Indebtedness so assumed. If any Purchased Subsidiary is obligated to repay any such Indebtedness and such Indebtedness remains outstanding as of the consummation of the TERP Acquisition, such Indebtedness will be deemed to have been assumed by Terra LLC. At the consummation of the TERP Acquisition, a portion of the TERP Cash Consideration, estimated to be up to $75,000,000, may be placed into escrow and be unavailable to SunEdison to fund its payment obligations under the Merger Agreement. The TERP Purchase Agreement contains customary representations, warranties, covenants and conditions.

The TERP Purchase Agreement is not conditioned on Terra LLC’s receipt of any third-party financing. Terra LLC intends to finance the TERP Acquisition with existing cash, availability under the revolving credit facility of TerraForm Power Operating, LLC (“TerraForm Operating”), a controlled affiliate of SunEdison and controlled subsidiary of TerraForm Power, Inc. (“TerraForm Power”) and the assumption or incurrence of project-level debt. In addition, in connection with the TERP Purchase Agreement, TerraForm Operating has entered into a second amended and restated debt commitment letter, dated as of December 9, 2015, with Goldman Sachs Bank USA, Citigroup Global Markets Inc., Barclays Bank PLC and UBS AG, Stamford Branch (the “Bridge Lenders”), pursuant to which, among other things, the Bridge Lenders have committed to provide, subject to the terms and conditions thereof, borrowings under a $795 million unsecured bridge facility (the “Bridge Financing Commitment”). As of December 9, 2015, the Bridge Financing Commitment was reduced by $236.5 million based upon the principal amount outstanding and aggregate commitments available to be drawn under the Aggregation Facility, which is expected to be assumed by Terra LLC (or its subsidiary). Furthermore, the Bridge Financing Commitment is expected to be reduced by any increase in the commitments available to be drawn and actual borrowings under the Aggregation Facility occurring after December 9, 2015 and on or prior to the Effective Time. In addition, the Bridge Financing Commitment is required to be reduced by the release from escrow of certain project level reserves associated with TERP LLC’s assets in the United Kingdom, which are expected to be approximately $24 million and which were funded using a portion of the net proceeds from the GBP 313.5 million credit facility entered into by a subsidiary of TerraForm Operating on November 6, 2015. The funding of the Bridge Financing Commitment, as it may be reduced from time to time as described in this paragraph and in the associated commitment documents, is subject to the negotiation of definitive documentation and other customary closing conditions.

On December 9, 2015, SunEdison also entered into that certain Term Facility, Take/Pay and IDR Letter Agreement (the “TERP Letter Agreement”) with Terra LLC pursuant to which, SunEdison, among other things, agreed to use its reasonable best efforts to sell to third-party purchaser(s): (a) the “cash” or “sponsor” equity position in tax equity partnership or funds for the acquisition of residential solar systems that Terra LLC will be obligated to purchase from the Term Borrower under the take/pay agreement to be entered into between Terra LLC and the Term Borrower (the “Take/Pay Agreement”) and (b) the Purchased Subsidiaries acquired from Vivint Solar that Terra LLC would otherwise be obligated to purchase under the TERP Purchase Agreement, in each case, subject to certain conditions, including that the Merger has been consummated (including that SunEdison has wired to the paying agent under the Merger Agreement the full cash portion of the Merger

Consideration and has available cash funds to pay its other obligations in connection with the Merger). If any such third party purchase and sale agreement is for 100 MW or more, then SunEdison will be required to obtain the consent of the Corporate Governance and Conflicts Committee of the Board of Directors of TerraForm Power prior to the entry into any such agreement. If SunEdison, Vivint Solar or any of its subsidiaries enters into an agreement for the sale of any Purchased Subsidiary to a third-party purchaser other than TerraForm Power or any of its subsidiaries between the date of the letter agreement and the consummation of the Merger, upon the consummation of the Merger, Terra LLC will be relieved of its obligations to purchase any such Purchased Subsidiary that Terra LLC did not acquire in connection with the consummation of the Merger. In addition, if the purchase price paid for a Purchased Subsidiary by any such third party purchaser(s) is less than the purchase price that Terra LLC would have otherwise been obligated to pay under the TERP Purchase Agreement, Terra LLC will not have any obligation to pay or reimburse SunEdison for any such shortfall amounts.

The TERP Letter Agreement further requires that SunEdison take certain actions to facilitate the repayment of the Term Facility by December 31, 2016 and that on December 31, 2016, SunEdison will repay the Term Facility in an amount equal to the lesser of (a) $25,000,000 and (b) the outstanding amount under the Term Facility as of such date. Furthermore, the TERP Letter Agreement provides that, concurrent with the closing of the Term Facility, SunEdison will make an equity contribution to the Term Borrower such that the Term Borrower will have at least $100 million cash on hand.

For additional information, please see the section titled “The Merger—Financing” beginning on page 73.

Q:	Is SunEdison’s obligation to consummate the Merger subject to SunEdison’s receipt of financing?

A: No. Although SunEdison intends to finance the acquisition of Vivint Solar with the proceeds from the Term Facility and the TERP Acquisition and as described in “The Merger—Financing” beginning on page 73, SunEdison’s obligation to close the Merger is not conditioned upon receipt of such financing. As such, if SunEdison is unable to obtain any portion of such financing needed to consummate the Merger and such portion is required to fund any portion of the Cash Consideration or the Additional Cash Consideration or any fees, expenses and other amounts contemplated by the Merger Agreement to be paid by SunEdison, Merger Sub or Vivint Solar as the surviving corporation, SunEdison and Merger Sub will be obligated to take any and all actions necessary to obtain alternative financing in an amount sufficient to consummate the Merger and the transactions contemplated by the Merger Agreement.

Q:	Is the consummation of the Merger conditioned on the approval of the Merger Agreement by SunEdison’s stockholders?

A: No. The consummation of the Merger is not conditioned on the approval of the Merger Agreement by SunEdison’s stockholders.

Q:	Am I entitled to appraisal rights in connection with the Merger?

A: Under the General Corporation Law of the State of Delaware (the “DGCL”), Vivint Solar stockholders who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of the DGCL, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a Vivint Solar stockholder would be entitled to receive under the Merger Agreement. Any Vivint Solar stockholder intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Vivint Solar prior to the vote on the adoption of the Merger Agreement by Vivint Solar stockholders and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, Vivint Solar and SunEdison encourage you to seek the advice of your own legal counsel.

For additional information, please see the section titled “The Merger—Appraisal Rights of Dissenting Vivint Solar Stockholders” beginning on page 119.

Q:	How do I exchange my shares of Vivint Solar common stock for Merger Consideration?

A: As soon as reasonably practicable after the Effective Time, instructions for exchanging your Vivint Solar book-entry shares for the Merger Consideration will be mailed to you. You should read these instructions carefully. Assuming the Merger is consummated and provided that you complete and submit any documentation in accordance with the instructions and include your certificates, if any, representing your shares of Vivint Solar common stock, you will not need to take any further action in order to receive the Merger Consideration, which Citibank, N.A. (in collaboration with Continental Stock Transfer and Trust Company) (the “Exchange Agent”) will forward to you promptly after determining the proper allocation of cash, SunEdison common stock and Convertible Notes to be paid or issued to Vivint Solar stockholders as of the Effective Time. Any SunEdison common stock and Convertible Notes you receive in the Merger will be issued in book-entry form.

Q:	How will I receive the Merger Consideration to which I am entitled?

A: After receiving the proper documentation from you, the Exchange Agent will forward to you the cash, and with respect to 313, the shares of SunEdison common stock and the Convertible Notes, to which you are entitled. More information on the documentation you are required to deliver to the Exchange Agent may be found under the section titled “The Merger Agreement—The Merger Consideration—Exchange Procedures” beginning on page 140. 313 will not receive any fractional shares of SunEdison common stock or Convertible Notes with a denomination of less than $100 in the Merger and will instead receive cash in lieu of any such fractional shares of SunEdison common stock or Convertible Notes with a denomination of less than $100.

Q:	What equity stake will 313 hold in SunEdison immediately following the consummation of the Merger?

A: The exact equity stake of 313 in SunEdison immediately following the Merger will depend on the number of shares of SunEdison common stock and Vivint Solar common stock issued and outstanding immediately prior to the Merger, as well as the Signing Measurement Price and the Closing FMV. Because the Signing Measurement Price is calculated based on the volume weighted average price per share of SunEdison common stock on the NYSE for the thirty (30) consecutive trading days ending on (and including) the third (3rd) trading day immediately prior to the closing of the Merger, and is subject to a collar (as described above), and because the Closing FMV is calculated based on the volume weighted average price per share of SunEdison common stock on the NYSE for the five (5) consecutive trading days ending on (and including) the second (2nd) trading day immediately prior to the closing of the Merger and is subject to the Reduction as described above, the exact equity stake that 313 will hold in SunEdison immediately following the Merger will not be calculable at the time of the Special Meeting of Stockholders.

Q:	Are there any risks in connection with the Merger or the related transactions that I should consider?

A: Yes. There are risks associated with all business combinations, including the Merger and the transactions related thereto. These risks are discussed in more detail in the sections entitled “Risk Factors” in SunEdison’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Vivint Solar’s Annual Report on form 10-K for the fiscal year ended December 31, 2014, as updated by subsequent Quarterly Reports and other SEC filings, each of which is filed with the SEC and incorporated by reference into this proxy statement. See the section titled “Additional Information” beginning on page 205.

Q:	How do Vivint Solar’s directors’ and executive officers’ interests in the Merger differ from mine?

A: When considering the recommendation of Vivint Solar’s board of directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that certain members of the board of directors and executive officers of Vivint Solar have economic interests in the Merger that are different from, or are in addition to, the interests of Vivint Solar stockholders generally. Vivint Solar’s board of directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.

Certain members of Vivint Solar’s board of directors are affiliated with 313 and/or Blackstone, whose affiliated fund controls 313. Accordingly, such members of Vivint Solar’s board of directors may have an indirect interest in the portion of the Merger Consideration to be paid to 313, which is different from the Merger Consideration to be paid in respect of the Public Shares as described above.

In addition, Vivint Solar’s executive officers are parties to agreements with Vivint Solar that were amended in connection with the Merger and provide for certain benefits upon a change in control of Vivint Solar, including the Merger, and for severance benefits if their employment is terminated under certain circumstances in connection with a change in control of Vivint Solar, including the Merger. Furthermore, certain Vivint Solar compensation and benefit plans and arrangements provide for accelerated vesting of certain equity awards held by Vivint Solar executive officers and directors upon a change in control of Vivint Solar, including the consummation of the Merger.

Certain executive officers have agreed to waive a portion of this accelerated vesting, and have their unvested Vivint Solar options converted into unvested SunEdison options at the Effective Time. In addition, certain members of Vivint Solar’s management have entered into employment agreements with Vivint Solar, which will be effective as of the Closing Date that amend certain provisions applicable to their Vivint Solar equity awards, certain terms of their severance agreements with Vivint Solar and promise grants of SunEdison restricted stock units following the Effective Time.

Additionally, Vivint Solar’s board of directors has approved a transaction and retention bonus plan to pay an aggregate of $10 million in transaction and retention bonuses to employees of Vivint Solar, including certain executive officers. The allocation of these bonuses was made by Vivint Solar’s board of directors in consultation with Vivint Solar’s chief executive officer.

Additionally, certain investment funds affiliated with Blackstone, whose affiliated funds also control Vivint Solar’s controlling stockholder, 313, have a minority investment in TerraForm Global, Inc., a yieldco subsidiary, which is not a party to this transaction and which is not expected to hold any of the Vivint Solar assets.

For more information, see the section entitled “The Merger—Interests of Vivint Solar’s Directors and Executive Officers in the Merger” beginning on page 124.

Q:	Will 313’s shares of SunEdison common stock acquired in the Merger receive a dividend?

A: After the closing of the Merger, as a holder of SunEdison common stock 313 will receive the same dividends on shares of SunEdison common stock that all other holders of shares of SunEdison common stock will receive for any dividend for which the record date occurs after the Merger is completed. Any dividends with respect to shares of SunEdison common stock with a record date after the closing of the Merger and payable before the Merger Consideration is paid will be paid to 313, without interest, at the time of the payment of the Merger Consideration. SunEdison has never paid cash dividends on its capital stock. Any future SunEdison dividends will remain subject to approval by SunEdison’s board of directors.

Q:	When do you expect the Merger to be completed?

A: Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 152 of this proxy statement, including the adoption of the Merger Agreement by Vivint Solar stockholders at the Special Meeting of Stockholders, Vivint Solar and SunEdison expect that the Merger will be completed during the first quarter of calendar year 2016.

However, it is possible that factors outside the control of both companies could result in the Merger being completed at a different time or not at all.

Q:	What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by Vivint Solar stockholders or if the Merger is not completed for any other reason, Vivint Solar stockholders will not receive any consideration for their shares of Vivint Solar common stock. Instead, Vivint Solar will remain an independent public company, Vivint Solar common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Vivint Solar will continue to file periodic reports with the SEC. If the Merger Agreement is terminated, under certain circumstances, Vivint Solar may be required to pay SunEdison a termination fee of $34.0 million.

In addition, if the Merger Agreement is terminated, under certain circumstances, Vivint Solar must reimburse SunEdison for out-of-pocket expenses up to a maximum of $15.0 million. Any such expense reimbursement will be credited towards the termination fee described above if required to be paid by Vivint Solar. In other circumstances, Vivint Solar may have a claim against SunEdison if SunEdison has breached its obligation under the Merger Agreement.

See the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page 156 of this proxy statement and the section entitled “The Merger Agreement—Fees and Expenses” beginning on page 158 of this proxy statement.

Questions About the Special Meeting of Stockholders

Q:	When and where will the Special Meeting of Stockholders be held?

A: The Special Meeting of Stockholders is scheduled to be held at 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043 on February 24, 2016, at 9:00 a.m., local time.

Q:	On what am I being asked to vote?

A: Vivint Solar stockholders are being asked to vote on the following:

•	to adopt the Merger Agreement; and

•	on the approval of the adjournment of the Special Meeting of Stockholders, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders.

Q:	How does Vivint Solar’s Board of Directors recommend that I vote regarding the Merger Agreement?

A: After careful consideration, Vivint Solar’s board of directors unanimously recommends that Vivint Solar stockholders vote “FOR” the adoption of the Merger Agreement, and “FOR” the approval of the adjournment of the Special Meeting of Stockholders, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders. For a description of the reasons underlying the recommendation of Vivint Solar’s board of directors, please see the section entitled “The Merger—Recommendation of Vivint Solar’s Board of Directors; Reasons for Vivint Solar’s Board of Directors’ Recommendation” beginning on page 78 of this proxy statement.

Q:	Are there any other matters to be addressed at the Special Meeting of Stockholders?

A: We know of no other matters to be brought before the Special Meeting of Stockholders, but if other matters are brought before the Special Meeting of Stockholders or at any adjournment or postponement of the Special Meeting of Stockholders, the individuals named in your proxy will have the discretion to take such action as in their judgment is in the best interest of Vivint Solar and its stockholders.

Q.	Who is entitled to vote at the Special Meeting of Stockholders?

A: All holders of issued and outstanding shares of Vivint Solar common stock who hold shares at the close of business on the “Record Date” January 21, 2016 are entitled to receive notice of and to vote at the Special Meeting of Stockholders and any adjournment or postponement thereof provided that such shares remain outstanding on the date of the Special Meeting of Stockholders.

Q:	How do I vote my shares at the Special Meeting of Stockholders?

A: If you are a registered stockholder, you may vote in person at the Special Meeting of Stockholders.

However, to ensure that your shares are represented at the Special Meeting of Stockholders, you are recommended to vote promptly by proxy by taking any of the following steps, even if you plan to attend the Special Meeting of Stockholders in person:

•	By Internet: Go to the website specified on your proxy card and follow the instructions.

•	By Telephone: Call the toll-free number specified on your proxy card from a touch-tone telephone in the United States or Canada and follow the instructions on your proxy card and the voice prompts on the telephone.

•	By Mail: Mark your vote, sign and date your proxy card and return it in the pre-addressed postage-paid envelope provided. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method. Any proxy card mailed must actually be received prior to the Special Meeting of Stockholders.

If you are not a registered stockholder, but instead hold your shares in “street name” through a bank, broker or other nominee, please follow the instructions provided to you by your bank, broker or other nominee to vote by proxy and ensure your shares are represented at the Special Meeting of Stockholders. If you want to vote in person at the Special Meeting of Stockholders, you must provide a proxy executed in your favor from your bank, broker or other nominee. For more information on how to vote your shares, please see the section titled “The Vivint Solar Special Meeting of Stockholders—Record Date and Voting” beginning on page 37.

Q:	What happens if I do not vote or submit a proxy, or do not instruct my bank, broker or other nominee to vote, or abstain from voting?

A: If you fail to submit a proxy or attend the meeting in person, it will be more difficult for Vivint Solar to obtain the necessary quorum to hold the Special Meeting of Stockholders. In addition, your failure to submit a proxy or to vote in person, your failure to instruct your bank, broker or other nominee how to vote, or your abstention from voting, will have the same effect as a vote AGAINST the adoption of the Merger Agreement.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: If your shares of Vivint Solar common stock are registered directly in your name with Computershare Trust Company, N.A., Vivint Solar’s transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, or to grant a proxy for your vote directly to Vivint Solar or to a third party to vote, at the Special Meeting of Stockholders.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the Special Meeting of Stockholders, however, you may not vote these shares in person at the Special Meeting of Stockholders unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the Special Meeting of Stockholders.

Q:	What is a quorum, and what constitutes a quorum for the Special Meeting of Stockholders?

A: A quorum is the minimum number of shares required to be present at the Special Meeting of Stockholders for the meeting to be properly held under Vivint Solar’s amended and restated bylaws (the “Vivint Solar Bylaws”) and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of Vivint Solar common stock entitled to vote at the Special Meeting of Stockholders will constitute a quorum. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted, which are referred to as stockholder withholding, with respect to a particular matter. Similarly, there may be a broker non-vote. The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or a broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

Q:	How many votes do I have?

A: Each Vivint Solar stockholder is entitled to one vote for each share of Vivint Solar common stock held of record as of the close of business on the Record Date. As of the close of business on the Record Date, there were 106,576,150 outstanding shares of Vivint Solar common stock.

Q:	What should I do if I want to change my vote?

A: If you submit your proxy through the Internet, by telephone or by mail, you may revoke your proxy at any time before the vote is taken at the Special Meeting of Stockholders in any one of the following ways:

•	through the Internet or by telephone before the deadlines for voting described above;

•	by submitting a later-dated proxy by mail that is actually received by the Vivint Solar Corporate Secretary prior to the Special Meeting of Stockholders (such later-dated proxy should be mailed to: Vivint Solar, Inc., Attention: Corporate Secretary, 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah, 84043);

•	by sending written notice of revocation to the Vivint Solar Corporate Secretary that is actually received by the Vivint Solar Corporate Secretary prior to the Special Meeting of Stockholders (written notice of revocation should be mailed to: Vivint Solar, Inc., Attention: Corporate Secretary, 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah, 84043); or

•	by voting in person at the Special Meeting of Stockholders.

Your attendance at the Special Meeting of Stockholders does not automatically revoke your proxy. If you are not a registered stockholder, but instead hold your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy and submit new voting instructions.

Q:	Is my vote confidential?

A: Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be publicly disclosed, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.

Q:	What happens if I sell my shares after the Record Date but before the Special Meeting of Stockholders?

A: The Record Date of the Special Meeting of Stockholders is earlier than the date of the Special Meeting of Stockholders and the date that the Merger is expected to be consummated. If you transfer your shares of Vivint Solar common stock after the Record Date but before the date of the Special Meeting of Stockholders, you will retain your right to vote at the Special Meeting of Stockholders (provided that such shares remain outstanding on the date of the Special Meeting of Stockholders), but you will not have the right to receive the Merger Consideration to be received by Vivint Solar stockholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through the completion of the Merger.

Q:	Who may attend the Special Meeting of Stockholders?

A: Vivint Solar stockholders as of the Record Date (or their authorized representatives) and invited guests of Vivint Solar may attend the Special Meeting of Stockholders. Verification of share ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the close of business on the Record Date January 21, 2016, you will be permitted to attend the Special Meeting of Stockholders. Stockholders may call the Vivint Solar corporate office at (877) 404-4129 to obtain directions to Vivint Solar’s corporate headquarters at 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah, 84043.

Q:	If a stockholder submits a proxy, how are the shares of Vivint Solar common stock voted?

A: Regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card will vote your shares of Vivint Solar common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Vivint Solar common stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Special Meeting of Stockholders.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: “FOR” the proposal to adopt the Merger Agreement, and “FOR” the approval of the adjournment of the Special Meeting of Stockholders, if necessary, to solicit additional proxies in favor of the adoption of the Merger Agreement.

Q:	Will a proxy solicitor be used?

A: No. Vivint Solar has not retained a proxy solicitor to assist in the distribution and solicitation of proxies for the Special Meeting of Stockholders. However, Vivint Solar’s directors, officers and employees may solicit proxies in person or by telephone, e-mail, facsimile transmission or other means of communication, but no additional compensation will be paid to them.

Q:	What should I do if I receive more than one set of voting materials?

A: If you hold shares of Vivint Solar common stock in “street name” and also directly in your name as a stockholder of record or otherwise or if you hold shares of Vivint Solar common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Special Meeting of Stockholders. For shares of Vivint Solar common stock held directly, please complete, sign, date and return each proxy card (or submit your proxy by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement in order to ensure that all of your shares of Vivint Solar common stock are voted. For shares of Vivint Solar common stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	Whom should I call with questions?

A: You should call Robert Kain, Vivint Solar’s Vice President, Investor Relations, toll-free at (877) 404-4129 with any questions about the Merger and the other matters to be voted on at the Special Meeting of Stockholders, or to obtain additional copies of this proxy statement or additional proxy cards.

Q:	What do I need to do now?

A: Even if you plan to attend the Special Meeting of Stockholders in person, after carefully reading and considering the information contained in this proxy statement, please submit a proxy promptly to ensure that your shares are represented at the Special Meeting of Stockholders. If you hold your shares of Vivint Solar common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of Vivint Solar common stock voted at the Special Meeting of Stockholders in one of three ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or over the Internet. Please be aware that if you submit your proxy by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the Special Meeting of Stockholders and cast your vote there.

If you decide to attend the Special Meeting of Stockholders and vote in person, your vote by ballot will revoke any proxy previously submitted. Your attendance at the Special Meeting of Stockholders will not by itself revoke your proxy. If you are a beneficial owner (i.e., hold Vivint Solar common stock in “street name”), please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting of Stockholders, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	Where can I find the voting results of the Special Meeting of Stockholders?

A: The preliminary voting results will be announced at the Special Meeting of Stockholders. In addition, within four (4) business days following certification of the final voting results, Vivint Solar intends to file the final voting results with the SEC on a Current Report on Form 8-K.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements are not based on historical facts but instead reflect SunEdison’s and Vivint Solar’s expectations, estimates or projections concerning future results or events. These statements generally can be identified by the use of forward-looking words or phrases such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause SunEdison’s and Vivint Solar’s actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. SunEdison and Vivint Solar cannot assure you that any of their expectations, estimates or projections will be achieved. Forward-looking statements speak only as of the date they were made. SunEdison and Vivint Solar undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events or new information, other than as required by law. Although SunEdison and Vivint Solar believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect their actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to differences in SunEdison’s and Vivint Solar’s future financial results include those discussed elsewhere in this proxy statement or in the documents that are incorporated by reference into this proxy statement, attached hereto as Annexes or filed as exhibits hereto. Specific factors that could cause actual results to differ from those in the forward-looking statements include, among others:

•	SunEdison’s ability to achieve the anticipated benefits in connection with the Merger or the other acquisitions and investments described in the section entitled “Business—Recent Events”;

•	the challenges and costs of the Merger, integrating Vivint Solar’s operations with those of SunEdison, and achieving anticipated synergies, including the ability to achieve targeted cost savings or revenue growth;

•	any change, effect, event, occurrence, development, matter, state of facts, series of events or circumstances that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require Vivint Solar to pay a termination fee to SunEdison;

•	limitations placed on the ability of Vivint Solar to operate its business by the Merger Agreement and the limitations put on Vivint Solar’s ability to pursue alternatives to the Merger pursuant to the Merger Agreement;

•	the price of, market for and potential market price volatility of SunEdison common stock;

•	the failure of conditions to the consummation of the Merger to be satisfied, including failure of Vivint Solar stockholders to adopt the Merger Agreement, or failure to receive required regulatory or stock exchange approvals;

•	the failure of the Merger to close on time or at all for any other reason;

•	the outcome and ultimate impact of any legal proceedings, including any that have been or may be instituted against SunEdison, Vivint Solar, TerraForm Power, 313, their respective officers and directors or others in connection with the Merger;

•	SunEdison’s ability to access funding for the Merger, including in order to pay the Cash Consideration, and the other acquisitions and investments described in SunEdison’s other filings with the SEC that are incorporated by reference herein;

•	SunEdison’s substantial indebtedness, and the requirements of and its compliance with the terms governing its indebtedness, which could make SunEdison vulnerable to general adverse economic and industry conditions, limit its ability to borrow additional funds, and/or place it at competitive disadvantages compared to its competitors that have less debt;

•	SunEdison’s and Vivint Solar’s abilities to compete effectively in and further penetrate the markets they serve, and Vivint Solar’s ability to expand into new markets and expand into markets for nonresidential solar energy systems, such as the commercial and industrial market;

•	changes in law or regulations applicable to SunEdison’s or Vivint Solar’s business;

•	changes in SunEdison’s or Vivint Solar’s businesses, anticipated growth, future cash requirements, capital requirements, results of operations, revenues, funding, financial condition and/or cash flows; market conditions and factors that affect customer demand;

•	Vivint Solar’s and SunEdison’s abilities to maintain their brand and protect their intellectual property;

•	the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in SunEdison’s Annual Report on Form 10-K for the year ended December 31, 2014 and the section entitled “Forward-looking Statements” in Vivint Solar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	the other economic, business, competitive and/or regulatory factors affecting the businesses of SunEdison and Vivint Solar described in SunEdison’s and Vivint Solar’s other filings with the SEC that are incorporated by reference herein.

There may be other factors that may cause SunEdison’s and Vivint Solar’s actual results to differ materially from the forward-looking statements. Stockholders should understand that it is not possible to predict or identify all such factors and, consequently, should not consider any such list to be a complete set of all potential risks or uncertainties. SunEdison’s and Vivint Solar’s actual results, performance or achievements could differ materially from those expressed in or implied by the forward-looking statements. SunEdison and Vivint Solar can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact such events will have on the results of operations and financial condition of SunEdison and Vivint Solar. You should carefully read the factors described in the “Risk Factors” section of the documents incorporated by reference into this proxy statement for a description of certain risks that could, among other things, cause actual results to differ from the forward-looking statements.

THE VIVINT SOLAR SPECIAL MEETING OF STOCKHOLDERS

Proxy statement

This proxy statement is being furnished to Vivint Solar stockholders in connection with the solicitation of proxies by Vivint Solar’s board of directors in connection with the Special Meeting of Stockholders.

This proxy statement and the enclosed proxy card are first being sent to Vivint Solar stockholders on or about January 25 , 2016.

Date, Time and Place of the Special Meeting of Stockholders

The Special Meeting of Stockholders is to be held at 9:00 a.m., local time, on February 24, 2016, at 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043.

Purpose of the Special Meeting of Stockholders

At the Special Meeting of Stockholders, holders of Vivint Solar common stock as of the Record Date will be asked to:

Proposal 1. consider and vote upon the adoption of the Merger Agreement; and

Proposal 2. consider and vote upon the approval of the adjournment of the Special Meeting of Stockholders, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders.

Record Date and Voting

Only holders of record of Vivint Solar common stock at the close of business on January 21, 2016, which is the Record Date, will be entitled to notice of and to vote at the Special Meeting of Stockholders with regard to Proposals 1 and 2 described above. On the Record Date, there were 106,576,150 shares of Vivint Solar common stock outstanding and entitled to vote at the Special Meeting of Stockholders, held by approximately five holders of record. Each share of Vivint Solar common stock issued and outstanding on the Record Date is entitled to one vote on each proposal to be voted upon at the Special Meeting of Stockholders.

The quorum requirement for holding the Special Meeting of Stockholders and transacting business at the Special Meeting of Stockholders is the presence, in person or by proxy, of a majority of the issued and outstanding shares of Vivint Solar common stock as of the Record Date entitled to vote at the Special Meeting of Stockholders (other than with respect to Proposal 2, the proposal related to adjournments, for which a quorum is not required). The shares may be present in person or represented by proxy at the Special Meeting of Stockholders.

If your proxy card is properly executed and received by Vivint Solar in time to be voted at the Special Meeting of Stockholders, the shares of Vivint Solar common stock represented by your proxy (including those given electronically via the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. Executed but unvoted proxies will be voted in accordance with the recommendations of Vivint Solar’s board of directors.

Vote Required

Adoption of Merger Agreement (Proposal 1). The affirmative vote of the holders of at least a majority of the outstanding shares of Vivint Solar common stock entitled to vote thereon is required to adopt the Merger Agreement. The required vote of Vivint Solar stockholders on the Merger Agreement is based upon the number of outstanding shares of Vivint Solar common stock entitled to vote thereon and not the number of shares that are actually voted. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the Special Meeting of Stockholders of any Vivint Solar stockholder or the abstention from voting by any Vivint Solar stockholder will have the same effect as a vote against the adoption of the Merger Agreement by such Vivint Solar stockholder. The failure of any Vivint Solar stockholder who holds shares in “street name” through a broker, bank or other nominee to give instructions to such broker, bank or other nominee (a “broker non-vote”) will also have the same effect as a vote against this proposal.

Approval of the Adjournment of the Special Meeting of Stockholders (Proposal 2). The affirmative vote of a majority of the holders of Vivint Solar common stock present in person or represented by proxy at the Special Meeting of Stockholders is required to approve the proposal to adjourn the Special Meeting of Stockholders, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting of Stockholders to adopt the Merger Agreement. The required vote of holders of Vivint Solar common stock to approve the proposal to adjourn the Special Meeting of Stockholders, if necessary, to solicit additional proxies is based on the number of shares that are present in person or represented by proxy, not on the number of outstanding shares of Vivint Solar common stock. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the Special Meeting of Stockholders or a broker non-vote, will have no effect on this proposal. Abstentions from voting by any Vivint Solar stockholder will have the same effect as a vote against this proposal. In accordance with the Vivint Solar Bylaws, a vote to approve the proposal to adjourn the Special Meeting of Stockholders, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting of Stockholders to adopt the Merger Agreement may be taken in the absence of a quorum. Vivint Solar does not intend to call a vote on this proposal if Proposal 1 has been approved at the Special Meeting of Stockholders.

Recommendation of Vivint Solar’s Board of Directors

The Vivint Solar board of directors unanimously resolved to recommend:

1. “FOR” the adoption of the Merger Agreement (Proposal 1); and

2. “FOR” the approval of the adjournment of the Special Meeting of Stockholders, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders (Proposal 2).

Vivint Solar stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, Vivint Solar stockholders are directed to the Merger Agreement and the Merger Agreement Amendment, which are attached as Annex A and Annex B hereto and are incorporated by reference herein.

Voting Electronically or by Telephone

If your shares of Vivint Solar common stock are registered directly in your name with Vivint Solar’s transfer agent, you are considered, with respect to those shares, the “stockholder of record,” and these proxy materials are being sent to you directly by Vivint Solar. As a stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, Gregory S. Butterfield and Shawn J. Lindquist, or to vote in person at the Special Meeting of Stockholders. A proxy card has been enclosed for you to use. You may also vote electronically via the Internet or by telephone.

If your shares of Vivint Solar common stock are held by a broker, bank or other nominee, you are considered the beneficial owner of the shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Special Meeting of Stockholders. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting of Stockholders. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your shares. You may also vote electronically via the Internet or by telephone.

You can ensure your shares of Vivint Solar common stock are represented at the Special Meeting of Stockholders by promptly submitting your proxy electronically via the Internet or by telephone or marking, signing, dating and returning the appropriate proxy card in the envelope provided. Each valid proxy received in time will be voted at the Special Meeting of Stockholders according to the choice specified, if any. A proxy may be revoked at any time before the proxy is voted, as outlined below.

Vote of Vivint Solar’s Executive Officers

As of the Record Date, Vivint Solar’s executive officers and directors, and their affiliates (for the avoidance of doubt, excluding the 82,359,374 shares held by 313) as a group, owned and were entitled to vote 2,416,503 shares of Vivint Solar common stock, or approximately 2.3% of the total outstanding shares of Vivint Solar common stock. Vivint Solar currently expects that its executive officers and directors will vote their shares in favor of Proposals 1 and 2, but none of Vivint Solar’s executive officers or directors have entered into any agreement obligating them to do so.

Revocability of Proxies

You may revoke a proxy or change your voting instructions at any time prior to the vote at the Special Meeting of Stockholders. You may enter a new vote electronically via the Internet or by telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the Special Meeting of Stockholders and voting in person. Your attendance at the Special Meeting of Stockholders in person will not cause your previously granted proxy to be revoked unless you specifically so request. You may deliver written notice of revocation of a proxy to Vivint Solar’s Corporate Secretary at any time before the Special Meeting of Stockholders by sending such revocation to the Corporate Secretary, 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043, in time for the Corporate Secretary to receive it before the Special Meeting of Stockholders.

Inspector of Election

A representative of Vivint Solar’s legal department will tabulate the vote and act as the inspector of election at the Special Meeting of Stockholders.

Attending the Special Meeting of Stockholders

You are entitled to attend the Special Meeting of Stockholders only if you are a stockholder of record of Vivint Solar or you hold your shares of Vivint Solar beneficially in the name of a broker, bank or other nominee as of the Record Date, or you hold a valid proxy for the Special Meeting of Stockholders.

If you are a stockholder of record of Vivint Solar and wish to attend the Special Meeting of Stockholders, please so indicate on the appropriate proxy card or as prompted by the Internet or telephone voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Special Meeting of Stockholders.

If a broker, bank or other nominee is the record owner of your shares of Vivint Solar common stock, you will need to have proof that you are the beneficial owner as of the Record Date to be admitted to the Special Meeting of Stockholders. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the Record Date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Special Meeting of Stockholders.

Voting Procedures

You may vote your shares of Vivint Solar common stock by proxy electronically via the Internet, by telephone or by completing and sending in the appropriate paper proxy card or in person at the Special Meeting of Stockholders.

Whether you vote your proxy electronically via the Internet, by telephone or by mail or in person, Vivint Solar will treat your proxy the same way. The individuals appointed as proxyholders will be Gregory S. Butterfield and Shawn J. Lindquist. The shares of Vivint Solar common stock represented by valid proxies that are received in time for the Special Meeting of Stockholders will be voted as specified in such proxies. Valid proxies include all properly executed, written paper proxy cards received pursuant to this solicitation that are not later revoked. Executed proxies submitted without direction pursuant to this solicitation will be voted “FOR” each of Proposals 1 and 2.

Proxy Solicitations

Vivint Solar is soliciting proxies for the Special Meeting of Stockholders from Vivint Solar stockholders. Vivint Solar will bear the cost of the solicitation. Vivint Solar will reimburse brokers, banks, institutions and others holding common stock of Vivint Solar as nominees for their expenses in sending proxy solicitation material to the beneficial owners of such common stock of Vivint Solar and obtaining their proxies.

Stockholders should not send stock certificates or other evidence of shares in book-entry form with their proxies. A letter of transmittal and instructions for the surrender of Vivint Solar stock certificates will be mailed to Vivint Solar stockholders shortly after the completion of the Merger, if approved and completed.

If you need assistance in completing your proxy card or have questions regarding the Special Meeting of Stockholders, please contact Robert Kain, Vivint Solar’s Vice President, Investor Relations, toll-free at (877)  404-4129.

Householding

Some brokers, banks and other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. Vivint Solar will promptly deliver a separate copy of this proxy statement to you if you write or call Vivint Solar at the following address or telephone number: 3301 N. Thanksgiving Way, Suite 500 Lehi, Utah 84043, Attn: Investor Relations, (877) 404-4129 (toll-free).

PROPOSAL 1: THE MERGER

SunEdison and Vivint Solar have agreed to the business combination of SunEdison and Vivint Solar pursuant to the Merger Agreement that is described in this proxy statement. In the Merger, Merger Sub, a wholly owned subsidiary of SunEdison, will merge with and into Vivint Solar, with Vivint Solar surviving as a wholly owned subsidiary of SunEdison. The Merger Agreement and the Merger Agreement Amendment are attached as Annex A and Annex B, respectively, to this proxy statement and are incorporated by reference herein. Vivint Solar encourages you to read carefully the Merger Agreement and the Merger Agreement Amendment in their entirety, because they are the legal documents that govern the Merger.

For a detailed discussion of the terms and conditions of the Merger, see the section entitled “The Merger Agreement” beginning on page 136. As discussed in the section entitled “The Merger—Recommendation of Vivint Solar’s Board of Directors; Reasons for Vivint Solar’s Board of Directors’ Recommendation” beginning on page 78, Vivint Solar’s board of directors has determined that the Merger and the Merger Agreement are advisable and in the best interests of Vivint Solar and its stockholders and approved the Merger Agreement and the Merger. Vivint Solar is asking its stockholders to adopt the Merger Agreement. The adoption of the Merger Agreement by Vivint Solar stockholders is required to effect the consummation of the Merger.

Vivint Solar’s board of directors recommends that the stockholders of Vivint Solar vote “FOR” the adoption of the Merger Agreement.

THE MERGER

General

Each of Vivint Solar’s and SunEdison’s boards of directors has unanimously approved and declared advisable the Merger Agreement and the Merger.

Under the terms of the Merger Agreement, Merger Sub, a wholly owned subsidiary of SunEdison, will merge with and into Vivint Solar, with Vivint Solar surviving as a wholly owned subsidiary of SunEdison. At the Effective Time and as a result of the Merger, each share of Vivint Solar common stock will be converted into the right to receive the Merger Consideration on the terms provided in the Merger Agreement and as further described below in the section entitled “The Merger Agreement—The Merger Consideration” beginning on page 137.

Background of the Merger

In the ordinary course of business, the senior management and board of directors of Vivint Solar review and assess various strategies that may enhance stockholder value.

On March 6, 2015, Greg Butterfield, the president and chief executive officer of Vivint Solar, and Carlos Domenech, executive vice president of SunEdison and the president and chief executive officer of TerraForm Power, a controlled affiliate of SunEdison, had a telephone conversation to exchange ideas about the industry in which the companies operate, for SunEdison and TerraForm Power to learn more about Vivint Solar’s business, and for Vivint Solar to learn more about SunEdison’s and TerraForm Power’s business. During the conversation, Messrs. Butterfield and Domenech discussed potential business and other partnership opportunities between the parties. Toward the end of the call, Mr. Domenech raised the possibility of a strategic combination between SunEdison and Vivint Solar as a potential alternative, but the possibility was not discussed in detail. At the conclusion of the call, Messrs. Butterfield and Domenech agreed to speak again to continue the dialogue regarding potential opportunities among the companies.

On March 26, 2015, Messrs. Butterfield and Domenech, along with Todd Cater, vice president of North America mergers & acquisitions of SunEdison, and Kevin Lapidus, the senior vice president of corporate development of SunEdison and TerraForm Power, met at the principal executive offices of TerraForm Power in Bethesda, Maryland. During the meeting, the parties discussed the industry in which Vivint Solar operates, and the representatives of SunEdison indicated that SunEdison was considering multiple strategic opportunities to increase its presence in the industry and wanted to further learn about Vivint Solar’s business.

Also on that same day, in order to facilitate further discussion between the parties, Mr. Cater emailed a draft mutual nondisclosure agreement between TerraForm Power and Vivint Solar to Mr. Butterfield.

On March 31, 2015, Mr. Cater emailed Mr. Butterfield with select diligence requests.

On April 6, 2015, Vivint Solar’s board of directors (as referenced in this Section, the “Board”) held a regularly scheduled meeting with representatives of Vivint Solar’s management and Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson Sonsini”), outside counsel to Vivint Solar, in attendance. At the meeting, Mr. Dana Russell, Vivint Solar’s chief financial officer, provided the Board with an update on Vivint Solar’s current financial performance including Vivint Solar’s projected funding needs. In particular, Mr. Russell discussed that Vivint Solar’s projected cash balances were anticipated to be sufficient to fund operations until late 2015, but that Vivint Solar would need to consummate a substantial financing in order to continue to operate and grow Vivint Solar’s business from that point onwards. The Board discussed the importance of beginning in the near term preparations for such financing, so that Vivint Solar would have sufficient capital in place by year end. Mr. Butterfield then provided an update on recent discussions with SunEdison and TerraForm Power, and the

Board directed Vivint Solar’s senior management to enter into a nondisclosure agreement with TerraForm Power and to participate in TerraForm Power’s preliminary due diligence on Vivint Solar.

On that same day, Vivint Solar entered into a mutual non-disclosure agreement with TerraForm Power.

Over the course of the following week, Mr. Russell responded to select diligence requests from TerraForm Power and participated in preliminary diligence related activities.

On April 9, 10 and 20, 2015, Mr. Russell (joined by Messrs. Butterfield and Shawn J. Lindquist, chief legal officer, executive vice president and secretary of Vivint Solar, for certain meetings) participated in preliminary discussions with investment banks regarding Vivint Solar’s financing needs, potential financing strategies to continue to fund Vivint Solar’s operations and timetables for these strategies. Such potential financing strategies included an offering of convertible debt, a follow-on registered offering of common stock, a concurrent offering of convertible debt and equity, and the creation of an asset-backed securitization program. During the meetings, the investment banks shared their initial guidance that if Vivint Solar engaged in an offering of its common stock, the price per share would need to be at a discount to Vivint Solar’s trading price at the time of such offering. During this April 9 to April 20 period, Vivint Solar’s common stock traded in the range of $12.23 to $14.32.

On May 6, 2015, the Board held a regularly scheduled meeting with representatives of Vivint Solar’s management and Wilson Sonsini in attendance. At the meeting, Mr. Russell updated the Board on the cash balances and operating costs of Vivint Solar. Messrs. Butterfield and Russell also updated the Board regarding the significant projected financing needs of Vivint Solar including the need of Vivint Solar to consummate prior to late 2015 a substantial financing that would be necessary to fund the continued operation and growth of Vivint Solar. Messrs. Butterfield and Russell then updated the Board regarding the preliminary discussions with investment banking firms with respect to potential financing alternatives, including the types of security or securities that might be offered, the amount of desired proceeds and the potential timetable for each alternative. The Board noted the potential risks of deferring the financing to later in 2015, including that fluctuations in market conditions could negatively impact or delay the timing of the financing. Accordingly, the Board discussed the importance of beginning preparations for the financing in the near term to ensure that, by late 2015, Vivint Solar would have sufficient capital available to fund the operations and continued growth of Vivint Solar. TerraForm Power and SunEdison were not discussed at the meeting.

On May 14, 2015, Messrs. Domenech and Butterfield had a telephone conversation during which Mr. Domenech indicated that SunEdison and TerraForm Power were continuing to review their strategic alternatives to drive growth of both the project development and operating portfolio businesses and that Mr. Domenech wanted to introduce Mr. Butterfield to Ahmad Chatila, the president and chief executive officer of SunEdison. Following that conversation, Mr. Domenech introduced Messrs. Butterfield and Chatila by email and proposed a potential in-person meeting.

On May 15, 2015, Messrs. Chatila and Butterfield had a telephone conversation and arranged for Mr. Chatila to visit Vivint Solar’s corporate offices in Lehi, Utah on May 19, 2015.

On May 19, 2015, Messrs. Butterfield and Chatila met at Vivint Solar’s corporate offices in Lehi, Utah. During this meeting, Mr. Chatila advised Mr. Butterfield that SunEdison was interested in pursuing a potential acquisition of Vivint Solar, and that Mr. Chatila would propose to the board of directors of SunEdison that SunEdison deliver an offer letter to acquire Vivint Solar. Mr. Chatila did not provide Mr. Butterfield with any of the proposed terms, including price, that SunEdison planned to include in the offer letter.

In the following days, Mr. Butterfield updated Mr. Peter Wallace, the chairman of the Board, on his discussions with Mr. Chatila as part of the regularly scheduled update calls and recommended that Mr. Wallace meet with representatives of SunEdison.

On June 1, 2015, Mr. Domenech and Alex Hernandez, an officer of TerraForm Power, had an introductory meeting with Mr. Wallace in which Mr. Domenech shared SunEdison’s strategic rationale for a possible strategic transaction with Vivint Solar. Mr. Domenech advised Mr. Wallace that SunEdison would be delivering to Vivint Solar an offer letter in the coming days, but he did not give an indication as to the price or other terms of the proposed transaction.

On June 3, 2015, SunEdison delivered to Vivint Solar a non-binding offer letter to acquire Vivint Solar. The letter provided for a price of $17.50 per share and indicated that the amount would be paid to stockholders through a combination of approximately $1.443 billion in cash and $400 million in common stock of SunEdison (which amounts were based on SunEdison’s understanding of Vivint Solar’s capitalization at the time), which price represented approximately a 25% premium over Vivint Solar’s closing price of $13.99 on June 2, 2015 and a 22% premium to Vivint Solar’s average closing price over the prior 30 trading days. The letter of intent also indicated that SunEdison was contemplating providing public stockholders not including 313 with the option to receive 100% of their merger consideration in cash. In conjunction with delivering the offer letter and discussions around the terms thereof, Vivint Solar and SunEdison discussed the need for SunEdison to finance the acquisition and during such discussions, SunEdison representatives expressed confidence in SunEdison’s ability to obtain needed financing for the transaction. SunEdison also delivered to Vivint Solar a draft confidentiality agreement to supersede the mutual nondisclosure agreement executed by TerraForm Power and Vivint Solar on April 6, 2015. The new confidentiality agreement provided for a six week exclusivity period, and SunEdison indicated that its offer was subject to Vivint Solar agreeing to the exclusivity period.

On that same day, Mr. Domenech had a call with Mr. Butterfield to review the terms of the offer letter.

On June 4, 2015, the Board held a regularly scheduled meeting. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended the meeting. During the meeting, management of Vivint Solar provided a financial update to the Board, including with respect to the cost per watt for installing and operating residential solar energy systems during the second quarter of Vivint Solar’s fiscal year and the anticipated substantial need of Vivint Solar to raise additional capital to continue to operate and grow its business. The Board discussed how funds generated from tax equity (which are structured investments that monetize federal tax credits) would likely not be enough to fully finance the planned continued near-term growth of the business and that Vivint Solar would need to raise significant amounts of additional capital prior to the end of 2015 in order to fund operations. The Board also discussed the competitive climate in Vivint Solar’s industry, as well as competition for raising tax equity and other investment capital. Based in part on recent discussions with investment banks, the Board further discussed the challenges it would face in obtaining equity and equity-backed financing given current market conditions, and that the price per share at which Vivint Solar could sell its common stock would likely be less than the price per share paid in Vivint Solar’s initial public offering.

Following this discussion, the Board considered the terms of SunEdison’s offer. The Board considered whether to approach third parties and the timing and likelihood of a third party being able to make an attractive proposal to acquire Vivint Solar. During the meeting, the Board also noted the importance of speed of execution and deal certainty. In particular, the Board considered that, if Vivint Solar were to remain a standalone entity, it would need to begin preparations in the near term so that it could consummate a financing in the upcoming months, and no later than the end of 2015, in order to allow it to fund its operations and continued growth. Accordingly, in evaluating the SunEdison proposal the Board considered the importance of speed of execution to ensure that Vivint Solar would still be able to consummate a financing on that timetable if Vivint Solar were unable, relatively quickly, to enter into a merger agreement with SunEdison on satisfactory terms. Deal certainty was also critical as the Board appreciated that the equity capital markets could become more volatile or otherwise not be receptive to a financing transaction. The Board recognized, as communicated at that time to the Board by representatives of 313, that 313 would not accept receiving different consideration than the other stockholders of Vivint Solar, in particular less cash than the public stockholders. Accordingly, exploring a mechanism to provide all-cash consideration to public stockholders was not relevant at such time. During such discussions, the Board determined that it would consider proceeding with a transaction with SunEdison if the purchase price reflected, in the judgment of the Board, a sufficient premium to Vivint Solar’s current share price and Vivint Solar’s initial public offering price. Following discussion, the Board instructed Mr. Wallace to inform SunEdison that to continue discussions regarding a potential acquisition and to enter into exclusivity, Vivint Solar would require an increase to the proposed purchase price, and the Board authorized Mr. Wallace to propose a purchase price of $19.00 per share, which price represented a 34% premium over Vivint Solar’s closing price of $14.17 on June 3, 2015. The Board also determined that it would require a shorter exclusivity period and instructed Messrs. Wallace and Butterfield to emphasize to the representatives of SunEdison the importance of deal certainty and speed of execution.

Following this meeting, Mr. Wallace conveyed to Mr. Domenech that the Board would require a higher purchase price, but Mr. Wallace did not propose a specific price. Mr. Wallace also conveyed the need for a shorter exclusivity period and conveyed the importance of deal certainty and speed of execution.

On June 5, 2015, Messrs. Domenech and Wallace had a telephone conversation, where Mr. Domenech indicated that SunEdison was willing to increase its price to $18.37 per share and reduce the proposed exclusivity period from six weeks to four weeks. At this point, Mr. Wallace proposed a purchase price of $19.00 per share. Mr. Domenech indicated that SunEdison would consider the proposed purchase price and asked that Vivint Solar provide additional diligence information regarding Vivint Solar’s capitalization.

Following the call, Mr. Wallace introduced Messrs. Lapidus and Domenech to Mr. Lindquist for the purpose of allowing SunEdison to conduct additional diligence regarding the capitalization of Vivint Solar.

On June 6, 2015, Messrs. Butterfield and Domenech had a call during which Mr. Domenech indicated that SunEdison would be delivering a revised offer letter, which would reflect its best and final offer. Mr. Butterfield subsequently relayed this conversation to Mr. Wallace, who then spoke to Mr. Domenech. During the call between Messrs. Wallace and Domenech, Mr. Domenech indicated that SunEdison would raise its price to $18.68 per share.

Later that day, SunEdison delivered to Vivint Solar a revised non-binding written offer letter to acquire Vivint Solar at an increased aggregate price of $18.68 per share, comprised of $15.25 per share in cash and $3.43 per share in stock. The price represented approximately a 33% premium over Vivint Solar’s closing price of $14.08 on June 5, 2015 and a 30% premium to Vivint Solar’s average closing price over the prior 30 trading days. In conjunction with the offer letter, SunEdison reiterated its request that Vivint Solar enter into a confidentiality agreement that contained a provision requiring Vivint Solar to negotiate exclusively with SunEdison for a period of four weeks. In conjunction with the delivery of these documents, Mr. Domenech discussed SunEdison’s recent record of executing and completing transactions on an expedited timeline and re-expressed his confidence in SunEdison’s ability to obtain needed financing for the transaction.

On June 7, 2015, the Board held a meeting to discuss the transaction proposed by SunEdison. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini also attended the meeting. At the meeting, the Board reviewed the terms of the revised offer letter received from SunEdison, and representatives of management informed the Board that SunEdison had indicated that this was its best and final offer. A representative of Wilson Sonsini then reviewed the fiduciary duties of the Board in connection with a potential acquisition of Vivint Solar. The Board discussed whether any strategic or financial acquiror would have the interest or the ability to conduct due diligence on Vivint Solar in a timely manner and make an attractive bid to acquire Vivint Solar as compared to the transaction proposed by SunEdison. The Board also discussed the challenges in approaching a competitor regarding a potential transaction, particularly given the highly competitive industry in which Vivint Solar operates, the risk of a competitor leaking the potential sale and how any leak could have significant negative effects on Vivint Solar’s business. Following discussion, the Board determined not to approach other possible acquirors because the Board believed that potential acquirors would likely not be interested in a transaction on the timeline necessary to maintain the availability of SunEdison’s offer or at a higher price and that a delay to the transaction could imperil the likelihood of consummating a transaction with SunEdison, especially on a timeline that would permit Vivint Solar to maintain flexibility with respect to its financing alternatives. During the meeting, the Board also considered the state of Vivint Solar’s business, including the increased competition in the industry. The Board further discussed the standalone business of Vivint Solar, the need for Vivint Solar to obtain significant financing prior to the end of the year and the challenges Vivint Solar would face in raising additional capital through the public stock markets, particularly in light of the recent trading price of Vivint Solar which was below the price of Vivint Solar’s initial public offering. The Board also discussed the need to begin preparations for raising additional capital in the near term if the Board determined that Vivint Solar should remain a standalone business. The Board considered whether the speed of execution and deal certainty indicated by SunEdison’s offer and discussion with SunEdison management were sufficient given that the Board wished to ensure that if Vivint Solar was not able to enter into a merger agreement with SunEdison relatively quickly and on satisfactory terms, it would still have sufficient time to begin preparations to raise the additional capital needed to satisfy its operating and growth requirements, as discussed above. Following further discussion, the Board authorized management to enter into a confidentiality agreement with SunEdison containing a four week exclusivity period. The Board also discussed the retention of a financial advisor in connection with the proposed transaction, particularly one with relevant industry experience. The Board discussed certain investment banks which were active in the broader solar energy marketplace and had worked with many of the companies engaged in that space, including Vivint Solar, its competitors and SunEdison and its affiliates. After discussion, the Board authorized Messrs. Wallace and Butterfield to engage Morgan Stanley as a financial advisor to the Board.

On June 8, 2015, SunEdison and Vivint Solar entered into a confidentiality agreement, which provided for an exclusivity period ending at 11:59 p.m. Eastern Time on July 5, 2015 during which Vivint Solar would not be permitted to engage in discussions regarding an acquisition of Vivint Solar with parties other than SunEdison.

On this same day, Vivint Solar provided SunEdison and its advisors access to an electronic data room to enable SunEdison to conduct a due diligence investigation of Vivint Solar.

From June 9 through June 11, 2015, Vivint Solar’s senior management hosted in-person due diligence meetings in Salt Lake City, Utah, which were attended by employees and advisors of SunEdison. In addition, on June 9, 2015, Mr. Wallace advised the Board by email that he had become aware that an affiliate of The Blackstone Group L.P. (together with its affiliates, other than portfolio companies, and 313, collectively “Blackstone”) had an investment in certain assets controlled by SunEdison that involved renewable assets in emerging markets. Mr. Wallace indicated that he did not believe this investment would derive any benefit from the proposed acquisition of Vivint Solar by SunEdison and also stated that he did not believe this investment represented a conflict of interest. (Blackstone, through private equity funds sponsored by it which are different than the affiliated vehicle that made this investment, is the majority owner of 313, which is the controlling stockholder in Vivint Solar.)

On June 10, 2015, Messrs. Butterfield and Wallace had a call with a representative of Morgan Stanley to discuss the potential transaction between SunEdison and Vivint Solar. During the call, Messrs. Butterfield and Wallace indicated that the Board had requested that Morgan Stanley advise Vivint Solar in connection with the transaction.

During the following week, representatives of Vivint Solar, SunEdison, Wilson Sonsini and Morgan Stanley had calls to discuss matters relating to the transaction and participated in due diligence discussions.

On June 14, 2015, SunEdison delivered to Vivint Solar a slide deck showing alternative structures for the proposed transaction, each of which contemplated that certain assets of Vivint Solar would be transferred (either before or after the proposed acquisition of Vivint Solar by SunEdison) to TerraForm Power.

On June 15, 2015, representatives of SunEdison and Vivint Solar had a call to discuss SunEdison’s proposed alternative transaction structures. During the call, a representative of SunEdison indicated that the proposed pre-closing asset transfer would result in additional taxes, which would possibly require a reduction in the purchase price.

Later that day, Messrs. Wallace and Domenech had a call to discuss the proposed alternative structures that SunEdison had proposed on June 14. Mr. Wallace articulated concerns about the proposed asset based structure and potential price reduction due to additional taxes and Vivint Solar’s strong preference to structure the transaction as a merger without the asset sale components introduced by SunEdison.

On June 16, 2015, representatives of Kirkland & Ellis LLP (“Kirkland & Ellis”), counsel to SunEdison, delivered a first draft of a merger agreement to Wilson Sonsini, which provided that Vivint Solar would be acquired through a merger, and did not provide for any asset transfers as had been discussed over the course of the prior two days. Representatives of the companies, together with their counsel, engaged in a series of meetings and conference calls over the next several weeks to negotiate the terms of the merger agreement and related agreements.

On that same date, representatives of Morgan Stanley delivered several reverse due diligence requests by email to members of SunEdison management, including a request for SunEdison financial projections. Later in the day, the representatives of Morgan Stanley and management of SunEdison discussed the requests by telephone.

Over the course of the following days, representatives of Vivint Solar and SunEdison participated in telephonic conference calls pertaining to due diligence and other related matters.

On June 19, 2015, the Board held a meeting to discuss the proposed transaction and the draft merger agreement provided by SunEdison. At the invitation of the Board, representatives of Vivint Solar’s management, Wilson Sonsini and Morgan Stanley also attended the meeting. Also in attendance were representatives of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), counsel to Blackstone, whom the Board invited to attend in order to address any issues that arose specifically relating to Blackstone.

At the meeting, a representative of Wilson Sonsini reviewed the fiduciary duties of the directors with respect to the evaluation of the proposed transaction. Following the discussion, management provided an update to the Board regarding the transaction timing and process, including status of SunEdison’s due diligence efforts.

At this meeting, a representative of Morgan Stanley reviewed with the Board a list of parties who would possibly have an interest in acquiring Vivint Solar’s business. During the discussion that followed, the Board discussed with Morgan Stanley these potential acquirors, and particularly how the group was believed to be very limited. The Board discussed with Morgan Stanley how financial buyers would be unlikely to be interested in acquiring Vivint Solar. The Board and Morgan Stanley also discussed the limited group of potential strategic buyers and reviewed together the various challenges that each such buyer would face in acquiring Vivint Solar. The Board considered that each potential strategic buyer would likely face its own set of challenges in seeking to consummate an acquisition of Vivint Solar, such as the likelihood that an acquisition of Vivint Solar at a substantial premium could be excessively dilutive to the key metrics used by investors to value such strategic buyers, as well as potential concerns about such factors as stockholder equity dilution, potential pro forma competitive considerations, limited strategic need to acquire Vivint Solar as well as certain social and cultural considerations. After such review and discussion, the Board determined that, as a result, it was unlikely that any such buyer would pursue an acquisition of Vivint Solar and that the pursuit of a transaction with another party could put the transaction with SunEdison at risk, and that in any event there would be an opportunity post-signing for other interested buyers to submit a proposal. Following this discussion, the Morgan Stanley representatives left the meeting.

Following these discussions, Wilson Sonsini again led the Board in a discussion of the Board’s fiduciary duties in connection with the transaction. As part of this discussion, Mr. Wallace provided the Board with additional information he had obtained concerning the previously disclosed investment by an affiliate of Blackstone in assets controlled by SunEdison. Mr. Wallace informed the Board that Blackstone Strategic Opportunities Fund, referred to as “BSOF,” a part of Blackstone’s Hedge Fund Solutions Group, referred to as “BAAM,” had co-invested $50 million into TerraForm Global, a controlled affiliate of SunEdison, at the solicitation of a third party hedge fund manager as part of a May 2015 $175 million equity capital raise that was publicly disclosed.

Mr. Wallace informed the Board that BSOF’s ownership percentage would represent less than 10% of TerraForm Global upon completion of its IPO, and that BSOF did not have any representation on the board of TerraForm Global. Mr. Wallace further advised the Board that the private equity business of Blackstone (which beneficially owns the investment in Vivint Solar) is walled off from the BAAM and BSOF businesses, including this investment in TerraForm Global, and reiterated that he did not consider the existence of this investment in TerraForm Global to represent a conflict of interest.

In addition, Mr. Wallace discussed with the Board that another private equity portfolio company of Blackstone and professionals of Blackstone involved with this portfolio company had participated in discussions, and may participate in future discussions, with affiliates of SunEdison regarding the possibility of the sale of assets or business units to SunEdison. Mr. Wallace confirmed to the Board that neither he nor any of Vivint Solar’s directors employed by Blackstone had been involved in any of these business discussions. As of the date of this proxy statement, such discussions have been terminated.

Finally, Mr. Wallace indicated to the Board that Blackstone private equity fund that had invested in Vivint Solar was under no pressure to do a deal in the near term as it had no need to obtain immediate liquidity for the investment in Vivint Solar. Mr. Wallace indicated that the relevant investing fund, Blackstone Capital Partners VI, was still in its original investment period, so that the end of the life of that fund remained many years away.

At the June 19 meeting, Mr. Wallace expressed his view that the stake held by BSOF in TerraForm Global did not represent a conflict of interest given the fact that (i) it represented a less-than-10% interest in TerraForm Global, (ii) the making of the investment was unrelated to the prospective acquisition of Vivint Solar by SunEdison, and (iii) the investment activities of BSOF are walled off from Blackstone’s private equity activities, including its investment in 313. As part of his disclosure to the Board at that June 19 meeting, Mr. Wallace also disclosed that there were pending discussions between companies within Blackstone’s private equity portfolio, on the one hand, and subsidiaries of SunEdison, on the other hand, regarding the possibility of sales by such portfolio companies of assets or businesses to such SunEdison subsidiaries. While Mr. Wallace expressed his view that such discussions were unrelated to the Vivint Solar transaction and did not represent a conflict of interest, in order to follow best practices he stated that, in light of the pendency possibility of those other potential M&A transactions between SunEdison and different parts of Blackstone at a point in time when the sale of Vivint Solar to SunEdison was being considered, he would be supportive of the Board establishing a special committee comprised of non-Blackstone directors to act in connection with the Vivint Solar/SunEdison transaction, and whose separate approval of such transaction would have to occur as a condition to the full Board’s approval.

The Board considered the business interactions disclosed by Mr. Wallace and whether to appoint a special committee. After discussion, while the Board did not believe that Blackstone business interactions gave rise to a requirement that the Board form a special committee, the Board determined that a special committee would be prudent and useful in order to facilitate the process of the transaction with respect to material issues and, if needed, to consider any issues that might arise with respect to Blackstone. Following discussion of these interactions, the Board approved the formation of a special committee (the “Special Committee”) composed of David D’Alessandro, Joseph S. Tibbetts, Jr. and Joseph F. Trustey. In choosing such composition, the Board selected three individuals who were not employed by Blackstone and had no interest in other acquisition transactions that might occur between SunEdison and its subsidiaries, on the one hand, and other portfolio companies of Blackstone, on the other hand, while recognizing that, at the time, Mr. D’Alessandro was chairman and former interim CEO of SeaWorld Entertainment Inc. (“SeaWorld”), Blackstone had a substantial minority interest in SeaWorld, and Messrs. Trustey and D’Alessandro were members of 313’s board of managers. The Board granted the Special Committee the authority to review and provide feedback to the Board and Vivint Solar’s management, as it deemed appropriate, regarding any material issues that might arise with respect to the proposed sale of Vivint Solar to SunEdison or other issues that may arise where it would be prudent for a separate independent committee to review these issues, and the Board resolved that a recommendation by the Special Committee of the acquisition by SunEdison of Vivint Solar would be a precondition to the full Board’s approval of the proposed acquisition.

During this meeting, the representative of Wilson Sonsini also reviewed with the Board certain material terms in SunEdison’s draft merger agreement that had been provided earlier in the week. In particular, the representative of Wilson Sonsini summarized (among other things) SunEdison’s proposal that Vivint Solar’s controlling shareholder, 313, deliver a written consent approving the transaction within one day of the execution of the merger agreement, the limitations that structure would place on Vivint Solar’s ability to consider or accept competing acquisition proposals and how if the merger agreement was terminated in connection with Vivint Solar entering into a superior proposal, Vivint Solar would be required to pay a termination fee, the size of which had not been specified. The Wilson Sonsini representative also summarized certain qualifications contained in the merger agreement on SunEdison’s obligations to obtain financing for the purchase price. In particular, the merger agreement provided that if the financing contemplated for the transaction was not available, SunEdison would only be required to use “reasonable best efforts” to obtain alternative financing and that SunEdison was contemplating adding a termination right that would be available to SunEdison if its financing for the transaction was unavailable upon payment of a reverse termination fee by SunEdison.

The Board discussed the merger agreement and the method proposed by SunEdison for calculating the number of shares of SunEdison common stock to be issued per share of Vivint Solar stock in the proposed transaction, or the “exchange ratio.” In particular, the Board noted the SunEdison proposal provided that the exchange ratio would be determined based on the trading price of SunEdison common stock for the 30 consecutive trading days ending on (and including) the third trading day immediately prior to the closing, subject to a collar. The collar provided that if the trading price of SunEdison’s common stock were to fall below a minimum dollar amount at closing, or if the trading price were to exceed a maximum dollar amount at closing, the exchange ratio would be calculated as if the trading price were the same as the minimum dollar amount or maximum dollar amount, respectively. The maximum and minimum dollar amounts were left unspecified in SunEdison’s initial draft merger agreement.

Following further discussion, the Board, with its advisor Wilson Sonsini, then discussed certain material changes to be made to the merger agreement. In particular, the Board determined that the merger agreement should be revised to provide for a market check pursuant to which Vivint Solar would be permitted to respond to and negotiate unsolicited alternative acquisition proposals made to Vivint Solar after signing the merger agreement, and to allow the Board the ability to terminate the merger agreement, upon the payment of an acceptable breakup fee, if it determined that an alternative acquisition proposal constituted a superior proposal. The Board also discussed providing for an unqualified obligation of SunEdison to obtain financing for the transaction. The Board directed the representatives of Wilson Sonsini to revise the merger agreement to reflect the changes discussed and to discuss the merger agreement further with the Special Committee on June 21, 2015.

On the same date, SunEdison delivered financial projections to Morgan Stanley in response to Morgan Stanley’s reverse due diligence requests in connection with SunEdison’s proposal that a portion of the merger consideration be composed of SunEdison’s common stock.

On June 20, 2015, Wilson Sonsini delivered a revised draft of the merger agreement to the Special Committee, which was also simultaneously delivered to the full Board.

On June 21, 2015, the Special Committee held a meeting to discuss the proposed revisions to the merger agreement. At the invitation of the Special Committee, the other members of the Board as well as representatives of Vivint Solar’s management and Wilson Sonsini also attended the meeting. At the meeting, Mr. Trustey, a managing director at Summit Partners, informed the Board that hedge funds affiliated with Summit Partners held a relatively small investment in SunEdison and a relatively small investment in a short position with respect to TerraForm Power. Mr. Trustey then informed the Board that he did not believe either investment was material and that a stop order had been placed by Summit Partners on trading in those entities. The other members of the Special Committee acknowledged Mr. Trustey’s disclosure and determined that Mr. Trustey should remain on the Special Committee.

The representatives of Wilson Sonsini then reviewed for the Special Committee certain material changes that were made to the merger agreement, particularly regarding the ability of the Board to respond to alternative takeover proposals and the termination fee to be paid by Vivint Solar in connection with a termination for a superior proposal. During this discussion, the Special Committee discussed the importance of Vivint Solar’s ability to accept an alternative proposal during a period following the signing of the merger agreement in order for the Board to be able to satisfy its fiduciary duties. Additionally, rather than the stockholder consent process proposed by SunEdison, the revised merger agreement provided that stockholder approval would be solicited at a stockholder meeting and that 313 would enter into a voting agreement. The revised draft also provided for an unqualified obligation on the part of SunEdison to obtain financing for the transaction. The Special Committee also discussed the revisions to the merger agreement that provided that if SunEdison’s contemplated financing was not available, SunEdison would be required to obtain alternative financing, that financing for the transactions was not a condition to the transaction, and that SunEdison would not have a right to terminate the merger agreement based on its inability to obtain financing for the transaction. Following discussion, the Special Committee and the other directors present instructed Wilson Sonsini to deliver a revised draft of the merger agreement to Kirkland & Ellis.

Later that day, Wilson Sonsini delivered the revised draft of the merger agreement to Kirkland & Ellis.

On June 23, 2015, Messrs. Lapidus and Lindquist had a call to discuss process and timing. During the call, Mr. Lindquist expressed the importance to Vivint Solar of the speed of execution of the merger agreement and Mr. Lapidus informed Mr. Lindquist that SunEdison would not be in position to execute the definitive agreement before mid-July.

On June 24, 2015, the Special Committee met to discuss the transaction, with representatives of Vivint Solar’s management and Wilson Sonsini in attendance. During the meeting, the Special Committee was advised that SunEdison would not be in a position to execute the definitive agreement before mid-July. The Special Committee also discussed SunEdison’s need to obtain substantial financing for the transaction, the issues that could arise for the acquisition if SunEdison had difficulties obtaining the financing and how best to address these in the merger agreement. Wilson Sonsini also reported to the Special Committee that it had delivered a draft of the voting agreement to be entered into by 313 to Kirkland & Ellis on June 23, 2015 that provided that the voting agreement would terminate if, among other reasons, Vivint Solar terminated the merger agreement or if the Board changed its recommendation to Vivint Solar’s stockholders.

On June 25, 2015, Mr. Butterfield attended all-day on-site meetings with SunEdison management and met with certain members of SunEdison’s board of directors to further discuss Vivint Solar’s business and to discuss how Vivint Solar’s business can help SunEdison with expansion of capacity and bandwidth to grow SunEdison’s existing residential business. As part of this discussion, Mr. Chatila conveyed to Mr. Butterfield the importance of retention of management in the transaction and SunEdison’s concern that all executive stock options would vest at closing pursuant to their terms. Accordingly, Mr. Chatila indicated that SunEdison would be asking members of Vivint Solar’s management to revest up to 40% of their stock options in connection with the proposed transaction. During this discussion, Mr. Chatila indicated that SunEdison would propose that employees of Vivint Solar would be granted approximately 2.7 million SunEdison RSUs in connection with their employment following the closing of the transaction. Mr. Chatila also discussed with Mr. Butterfield certain matters related to SunEdison’s continued due diligence efforts.

On the same day, Mr. Domenech and Mr. Wallace discussed the proposed transaction by telephone, including the progress of SunEdison’s due diligence review. They also discussed recent volatility in the marketplace. During the call, Mr. Domenech indicated that a purchase price reduction had been discussed by members of SunEdison management and that due to certain matters discovered during due diligence, SunEdison would likely be proposing a purchase price reduction of approximately $0.90 per share, or approximately $100 million in the aggregate, which would reduce the cash portion of the purchase price.

On June 26, 2015, Mr. Domenech emailed Mr. Butterfield to reiterate that SunEdison would be proposing a price reduction.

On that same day, Mr. Butterfield had a telephone call with Mr. Chatila in which Mr. Butterfield expressed his view that the Board would resist a price reduction, but that Mr. Butterfield believed Vivint Solar’s key executives would agree to revesting a portion of their stock option awards.

On June 27, 2015, a representative of Morgan Stanley spoke to Mr. Domenech, who confirmed that SunEdison would be requesting a purchase price reduction. Mr. Domenech also advised the representative from Morgan Stanley that the reduction was based on certain due diligence findings, including SunEdison’s belief that Vivint Solar needed a significant amount of additional capital to successfully grow its business.

On June 28, 2015, Kirkland & Ellis delivered a revised draft of the merger agreement to Wilson Sonsini. The revised draft reverted to SunEdison’s initial position that 313 would be required to deliver an irrevocable written consent within one day of signing the merger agreement, but provided for a period of 30 days following execution of the merger agreement during which the Board would be able to negotiate potential superior proposals and ultimately terminate the merger agreement in order to accept a superior proposal. The revised draft also provided for a termination fee payable by Vivint Solar in connection with a termination for a superior proposal of 3.5% of the aggregate purchase price, and replaced SunEdison’s unqualified obligation to obtain financing for the transaction with a covenant to use reasonable best efforts to obtain financing. The revised merger agreement did not provide SunEdison a termination right based on its inability to obtain financing for the transaction.

As of the close of markets on June 29, 2015, Vivint Solar’s closing trading price was $12.05, reflecting a 14.4% decline since SunEdison delivered its proposal on June 6, 2015.

On July 1, 2015, representatives of SunEdison contacted Morgan Stanley and indicated that, in addition to the decrease in aggregate price that was previously conveyed, SunEdison intended to further revise its offer to double the portion of the aggregate purchase price that would be paid in SunEdison common stock and make a corresponding reduction in the portion to be paid in cash.

On that same day, the Special Committee held a meeting. At the invitation of the Special Committee, the other members of the Board as well as representatives of Vivint Solar’s management, Wilson Sonsini and Morgan Stanley also attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Special Committee invited to attend in order to address any issues that arose specifically relating to Blackstone. The Special Committee received an update on the status of discussions with SunEdison, particularly with respect to SunEdison’s proposed timing of the transaction and SunEdison’s anticipated proposal to reduce the purchase price by approximately $100 million and double the portion of the purchase price to be paid in SunEdison common stock, with each such adjustment reducing the portion of the consideration to be paid in cash. The representative of Wilson Sonsini reviewed for the Special Committee certain material issues from SunEdison’s latest draft of the merger agreement.

The representative of Morgan Stanley led the Special Committee through a discussion regarding SunEdison’s proposal to subject the number of shares to be issued in the transaction to a collar, noting the possibility that the collar could serve to reduce the value of the portion of the purchase price to be issued as

SunEdison common stock if the trading price of SunEdison’s common stock were to drop below the collar’s minimum dollar amount, or could serve to increase the value of the portion of the purchase price issued as stock if the trading price of SunEdison’s common stock were to rise above the collar’s maximum dollar amount. During this discussion, the Special Committee considered the typical ranges of collars from recent transactions and the Special Committee determined that it would be advisable that each of the maximum dollar amount and minimum dollar amount specified in the collar would be set at between 10% to 15% above and below, respectively, the trading price of SunEdison’s common stock as determined at the execution of the merger agreement. After discussion, the Special Committee directed management to propose a 15% collar based on the 10-day trailing average measured two days prior to the closing of the transaction.

During the meeting, Mr. Butterfield discussed with the Special Committee retention packages that SunEdison was proposing to make to Vivint Solar’s key executives, including that SunEdison restricted stock units with a value at the time of approximately $70 to $80 million would be granted to Mr. Butterfield, members of Vivint Solar’s management and other employees of Vivint Solar. (Mr. Butterfield’s estimation of the value of the awards was based on the approximately 2.7 million RSUs that SunEdison proposed to issue, assuming a trading price of SunEdison common stock of approximately $30 per share.) Mr. Butterfield also advised the Special Committee that SunEdison was still requesting that key members of management agree to revest approximately 40% of their vested stock options in connection with the transaction.

The Special Committee also discussed in depth the change in purchase price proposed by SunEdison, both with respect to the aggregate price and the mix between cash and stock consideration. The Special Committee considered the financial condition of Vivint Solar, competition in the industry, the funding needs of Vivint Solar as well as the recent drop in the trading price of Vivint Solar’s common stock. After discussion, the Special Committee determined to proceed with negotiations with SunEdison, subject to satisfactory resolution of open issues and SunEdison’s commitment to proceed expeditiously with the transaction and directed Mr. Wallace to continue further negotiations with SunEdison.

On July 2, 2015, Messrs. Wallace and Domenech had a call to discuss the proposed transaction, during which Mr. Domenech reiterated SunEdison’s anticipated proposal to reduce the purchase price by $100 million and increase the portion of the consideration to be paid in stock, with each such adjustment reducing the portion of the consideration to be paid in cash. Mr. Wallace indicated that both of these changes would be very difficult for Vivint Solar to concede. Mr. Wallace also stressed the importance of deal certainty and speed of execution if a price was ultimately agreed upon between the parties. Mr. Domenech indicated that without a purchase price reduction, SunEdison would not be willing to proceed with the deal. Although the parties did not come to agreement on any revised terms on this call, SunEdison expressed an intent to deliver a revised offer letter following this conversation.

On July 5, 2015, the exclusivity period in the confidentiality agreement with SunEdison expired at 11:59 p.m. Eastern time.

On July 6, 2015, Vivint Solar’s stock price closed at $10.19 per share, representing a 27.6% decline from the $14.08 per share closing price of Vivint Solar’s stock on June 5, 2015, the final trading day before the parties discussed a per share transaction price of $18.68.

On July 7, 2015, Messrs. Wallace, Domenech and Hernandez met to discuss the transaction. During this meeting, Messrs. Domenech and Hernandez reiterated that SunEdison would not be willing to proceed with the deal without a purchase price reduction. In addition to the rationale for reducing the purchase price that SunEdison had raised in the past, Mr. Domenech also raised that the $18.68 price constituted a premium of more than 80% on Vivint Solar’s closing trading price of $10.19 on July 6, 2015, which premium SunEdison believed it could not justify to its stockholders.

On July 8, 2015, Mr. Domenech informed a representative of Morgan Stanley that SunEdison intended to deliver a revised letter of intent to Vivint Solar that day.

On that same day, SunEdison delivered a draft letter of intent to Vivint Solar, proposing a new purchase price of $16.25 per share, comprised of $7.03 per share in cash and $9.22 per share in common stock of SunEdison. The price represented approximately a 51% premium over Vivint Solar’s closing price of $10.75 on July 7, 2015 and a 23% premium to Vivint Solar’s average closing price over the prior 30 trading days. The letter of intent also required 313 to execute and deliver a consent approving the transaction within 24 hours from the execution of the definitive merger agreement, but provided Vivint Solar would have a 45 day period following the date the merger agreement was executed to terminate the merger agreement in order to accept an unsolicited superior proposal, subject to the payment of a breakup fee equal to 3.4% of the aggregate purchase price. The letter of intent also provided that Vivint Solar’s top 11 executives would be required to revest 40% of their vested stock options, which revested options would vest in equal annual installments over the two year period following the closing of the proposed transaction, and provided that the remaining 60% of the executive’s options would be settled in cash at the closing of the transaction. The letter of intent proposed a retroactive extension of the exclusivity period from July 5, 2015 to July 15, 2015.

On that same day, Messrs. Wallace, Domenech, Lapidus and Rik Gadhia, vice president of corporate development for SunEdison and TerraForm Power, had a telephone call during which the SunEdison representatives summarized the revisions to the proposed transaction in the letter of intent that SunEdison delivered to Vivint Solar.

On July 9, 2015, the Board (including all members of the Special Committee) met to discuss the revised proposal from SunEdison. At the invitation of the Board, representatives of Vivint Solar’s management, Wilson Sonsini and Morgan Stanley were in attendance. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend in order to address any issues that arose specifically relating to Blackstone. The Board was updated on the status of discussions with SunEdison and the terms of the revised indication of interest as conveyed by SunEdison. Mr. Wallace advised the Board that SunEdison had communicated to him that it still desired to proceed with the transaction, and had draft financing commitments ready to share with Vivint Solar once the purchase price had been agreed. The Board then discussed the key issues presented by the revised SunEdison proposal as well as the requested extension of exclusivity, which had expired on July 5, 2015.

The Board discussed the prospects of Vivint Solar as a standalone business as well as whether any third parties would likely be interested in acquiring Vivint Solar for a higher price than the revised price proposed by SunEdison. The Board considered the challenges it was facing as a standalone business, including the competitive pressures facing Vivint Solar, the substantial financing needs of Vivint Solar as well as the pending reduction in the federal investment tax credit rate expected to occur in 2017. The Board further considered the recent decrease in the trading price of Vivint Solar’s common stock and discussed the likelihood that in an offering by Vivint Solar of its common stock, the price per share would be at a discount to Vivint Solar’s trading price at the time of such offering as well as a significant discount to Vivint Solar’s price at its initial public offering. The Board then discussed in detail the potential acquirors for the business, discussing the most likely buyers and the level of interest they might have in Vivint Solar. Following discussion, the Board concluded that no other bidders were likely to propose an acquisition more favorable than the revised SunEdison proposal, directed Mr. Wallace to negotiate with SunEdison to seek an increase in the per share purchase price being proposed by SunEdison and authorized Mr. Wallace to propose a per share purchase price of $17.00. The Board also directed Wilson Sonsini to revise the merger agreement as instructed by the Board.

Following the board meeting, Messrs. Wallace and Domenech had a call to discuss the feedback of the Board. On the call, Mr. Wallace informed Mr. Domenech that Vivint Solar would not agree to a transaction with SunEdison at the price proposed by SunEdison, but that Vivint Solar would consider a price of $17.00 per share.

On the same date, representatives of Blackstone, certain members of Vivint Solar’s board of directors and representatives of Morgan Stanley had a call to discuss a general overview of SunEdison’s business.

On July 10, 2015, on a call with Mr. Wallace, Mr. Domenech indicated that SunEdison wished to change the composition of the consideration to pay a portion of the proposed purchase price in the form of a promissory note that would be issued by Vivint Solar to Vivint Solar’s stockholders, and suggested that Mr. Wallace have a call with Brian Wuebbels, the chief financial officer of SunEdison, to discuss the potential alternative composition of the consideration.

Mr. Wallace had separate calls with each of Mr. Domenech and Mr. Wuebbels to discuss the SunEdison proposal to include a promissory note issued by Vivint Solar as part of the merger consideration. Mr. Wallace advised Messrs. Domenech and Wuebbels that he did not think the Board would be agreeable to a transaction in which a Company promissory note constituted a portion of the merger consideration. Mr. Wuebbels indicated that without a promissory note constituting a portion of the purchase price (even without increasing such purchase price as requested by Mr. Wallace), it would be difficult for SunEdison to move forward with the proposed acquisition of Vivint Solar. Following this discussion, Mr. Wuebbels emailed Mr. Wallace acknowledging the parties were not in agreement regarding the amount or composition of the purchase price and indicated that SunEdison would send Vivint Solar a revised offer reflecting the proposed new composition, and the parties could discuss it further at that time.

Following these calls, SunEdison delivered a revised letter of intent to Vivint Solar reflecting an increased purchase price of $17.00 per share, comprised of $11.82 per share in cash and $5.18 per share in the form of a promissory note to be issued by Vivint Solar, as a subsidiary of SunEdison. The price represented approximately a 55% premium over Vivint Solar’s closing price of $10.95 on July 9, 2015 and a 31% premium to Vivint Solar’s average closing price over the prior 30 trading days. Under the revised proposal, the public stockholders of Vivint Solar would have the option to elect either all cash or their pro rata share of cash and the promissory note to be issued by Vivint Solar. To the extent that any public shareholders elected to receive all cash, the portion of the consideration payable to the non-public stockholders in the form of the promissory note issued by Vivint Solar would be increased, and the portion of the cash consideration payable to the non-public stockholders would be reduced, proportionately. The letter of intent also proposed a retroactive extension of the exclusivity period from July 5 to July 19, 2015. The terms regarding the treatment of management equity, stockholder approval and fiduciary termination rights and the size of the termination fee were substantially the same as had been set forth in SunEdison’s July 8, 2015 letter of intent, except that the period during which Vivint Solar could consider unsolicited superior proposals was reduced from 45 days to 30 days.

On July 11, 2015, the Board (including all members of the Special Committee) held a meeting to discuss the revised offer letter received from SunEdison. At the invitation of the Board, representatives of Vivint Solar’s management, Wilson Sonsini and Morgan Stanley also attended the meeting. Also in attendance were representatives of Simpson Thacher and Blackstone, whom the Board invited to attend in order to address any issues that arose specifically relating to Blackstone. The Board discussed the revised proposal from SunEdison. In particular, the Board discussed issues with respect to the promissory note proposed to be issued by Vivint Solar, including the likely difficulty in valuing such security given the fact that the note would constitute a debt instrument issued by a non-public subsidiary of SunEdison and would not have an existing trading market, as well as the complexity of the transaction that the promissory note presented and the potential increased risk to the transaction as a result of such complexity. The Board also believed that giving public stockholders the ability to elect all cash consideration was inconsistent with its preference that all stockholders should receive the same form of consideration with respect to their shares. As a result of these issues, the Board determined that the proposed promissory note was unacceptable. Following discussion, the Board directed Mr. Wallace and management to convey to SunEdison that Vivint Solar would not accept a transaction where a portion of the merger consideration was being paid in the form of a Company promissory note. The Board further considered whether it would accept any consideration other than cash or SunEdison common stock, and determined that it would consider a SunEdison debt security, particularly so long as it was convertible into SunEdison common stock and contained other terms that were acceptable to Vivint Solar.

Following the meeting of the Board, representatives of Vivint Solar, Blackstone, Wilson Sonsini, Simpson Thacher, and Morgan Stanley held a telephone call with representatives of SunEdison to discuss SunEdison’s proposal that the purchase price would include a promissory note issued by Vivint Solar. During the discussion,

Vivint Solar’s representatives conveyed the Board’s position that a promissory note issued by Vivint Solar would not be acceptable.

On July 12, 2015, SunEdison delivered a revised letter of intent to Vivint Solar that reduced the purchase price to $16.50 per share, comprised of $9.89 per share in cash, $3.31 per share in SunEdison common stock and $3.30 per share in the form of a convertible note to be issued by SunEdison and that extended the exclusivity period from July 5 to July 19, 2015. The price represented approximately a 46% premium over Vivint Solar’s closing price of $11.34 on July 10, 2015 and a 28% premium over Vivint Solar’s average closing price over the prior 30 trading days. SunEdison indicated that this was its best and final offer. The letter of intent also provided that 313 would be required to enter into an agreement that would prohibit it from transferring the proposed convertible note for a period of two years, and did not provide that 313 would receive any extra consideration for entering into a lockup agreement. The terms regarding the treatment of management equity, stockholder approval and fiduciary termination rights and the size of the termination fee were substantially the same as was set forth in the July 10, 2015 letter of intent.

On that same day, Mr. Butterfield proposed to SunEdison revised terms relating to the treatment of Vivint Solar’s executive employees, including proposing that the percentage of their stock options to be revested be reduced from the 40% originally proposed by SunEdison to 20%.

Also on that day, Messrs. Wallace, Chatila, Wuebbels, Domenech and Lapidus, along with a representative of Morgan Stanley, had a call in which the representatives of SunEdison outlined the terms of the letter of intent that had been delivered to Vivint Solar that day. During such discussion, the representatives of SunEdison and Vivint Solar specifically discussed the terms of the SunEdison convertible note that was being proposed by SunEdison, and in particular that the note would have terms based on the terms of convertible notes that SunEdison had recently issued in the public markets, other than the pricing terms.

On July 13, 2015, SunEdison delivered to Wilson Sonsini a draft of the financing commitment letters related to SunEdison’s debt financing of the proposed transaction. The commitment letters contemplated that the financing would be obtained through the following facilities: (1) a $500 million term facility to be borrowed by a wholly-owned indirect subsidiary of SunEdison, referred to herein as the “SunEdison financing commitment” and (2) a $960 million unsecured bridge facility to be borrowed by Terra LLC, a controlled affiliate of SunEdison, referred to herein as the “TERP financing commitment”. SunEdison indicated that the proceeds of the debt facilities would be available to fund the cash portion of the merger consideration. The funding of the commitments were each to be subject to customary representations, warranties and conditions, including the negotiation of definitive documentation and other customary closing conditions. Notwithstanding the terms of the debt commitment letters, the merger agreement continued to provide that SunEdison’s obligation to close the proposed merger was not subject to SunEdison’s ability to obtain the financing contemplated under the financing commitment letters.

On the same day, the Board (including two members of the Special Committee) held a meeting to discuss the revised indication of interest received from SunEdison on July 12, 2015. At the invitation of the Board, representatives of Vivint Solar’s management, Wilson Sonsini and Morgan Stanley also attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend in order to address any issues that arose specifically relating to Blackstone. The Board discussed the terms of the proposed SunEdison convertible note. During the discussion, the Board considered how the SunEdison convertible note consideration was an improved offer over the consideration in which Vivint Solar would have issued a promissory note. In particular, the Board noted that the convertible note would be issued by SunEdison and that it was proposed to be based (other than pricing terms) on the terms of convertible notes that had recently been issued by SunEdison in a registered public offering under the Securities Act and that were publicly traded, which could provide greater visibility on the value of the convertible notes. Further, the Board noted that the convertible notes would be registered under the Securities Act and would be publicly traded (which could help to create a market for such convertible notes) and that the convertible notes would ultimately be convertible into common stock of SunEdison. The Board also considered the trading restrictions on the promissory note that 313 and its permitted transferees (potentially including Blackstone) would be required to agree to in connection with the transaction, including that neither 313 nor Blackstone would receive any additional consideration as part of accepting the restrictions, and that the convertible notes being issued to public stockholders would not be subject to trading restrictions. The Board considered that SunEdison had indicated it would require a portion of the purchase price be paid pursuant to a SunEdison convertible note in order to proceed with the transaction and that SunEdison had indicated this was its best and final offer.

The Board also considered whether the speed of execution and deal certainty provided by SunEdison’s offer were sufficient, given the continued importance of those two factors for reasons the Board had noted in its previous deliberations. In particular, the Board discussed the draft commitment letters that provided for the debt financing that SunEdison intended to obtain to finance the cash portion of the purchase price, and the effect of the financing structure the letters outlined on deal certainty. The Board discussed how the commitment letters were subject to certain conditions that were not contemplated in the merger agreement, including conditions related to the preparation of financial statements with respect to the combined business, but noted that obtaining financing in the manner contemplated under the financing commitments was not a condition to the closing of the merger in the merger agreement. The Board also discussed the requirement in the merger agreement that SunEdison seek alternative financing in the event that its contemplated financing structure proved challenging.

Following discussion, the Board determined that Vivint Solar should engage with SunEdison based on SunEdison’s most recent proposal, subject to achieving satisfactory terms regarding certainty of closing, particularly that SunEdison would have an unqualified obligation to obtain alternative financing if its contemplated financing structure proved challenging (rather than an obligation to use reasonable best efforts to obtain alternative financing), and finalization of the transaction documents on satisfactory terms. The Board then directed Wilson Sonsini to distribute a revised draft of the merger agreement to Kirkland & Ellis, and to engage in negotiations and discussions to finalize the transaction documents. Vivint Solar did not sign the offer letter delivered by SunEdison. As a result, exclusivity (which had lapsed on July 5, 2015) was not extended.

Later that day, Wilson Sonsini delivered a revised draft of the merger agreement to Kirkland & Ellis. Among other terms, the revised draft provided for a collar with a range 15 percent above and below the trading price of SunEdison common stock determined as of the execution of the merger agreement, provided that the transaction would be approved by Vivint Solar’s stockholders at a meeting as opposed to in a written consent executed by 313, provided that 313 would enter into a voting agreement, and provided that Vivint Solar would be allowed to negotiate potential superior transactions and ultimately terminate the merger agreement in order to accept a superior proposal at any time prior to approval of the transaction by Vivint Solar’s stockholders.

Also on that day, Messrs. Wallace and Chatila had a call to discuss the revised indication of interest. On this call, Mr. Wallace advised Mr. Chatila that the Board had approved continuing the discussions with SunEdison at the revised purchase price proposed by SunEdison, subject to achieving satisfactory terms and finalization of the transaction documents. At the direction of Vivint Solar’s management, representatives of Morgan Stanley had a call with representatives of SunEdison on that same date to review the financial projections previously provided by SunEdison.

On July 15, 2015, after a meeting of SunEdison’s board to discuss the merger agreement and related transactions, Kirkland & Ellis delivered a revised draft of the merger agreement along with an initial draft of the indenture for the SunEdison convertible notes to Wilson Sonsini. The revised merger agreement accepted that the transaction would be approved by Vivint Solar’s stockholders at a meeting but provided that the Board would have a fiduciary out to terminate the merger agreement in response to an unsolicited superior proposal for a period of 30 business days following the execution of the merger agreement. The revised draft also reduced the proposed collar on the stock portion of the purchase price to 10% above and below the trading price of SunEdison common stock determined as of the execution of the merger agreement. The revised draft also provided that if SunEdison’s contemplated financing was not available, that SunEdison would have an obligation to obtain alternative financing qualified by a “reasonable best efforts” standard. The revised draft also required Vivint Solar to take actions to terminate certain intercompany agreements between Vivint Solar and Vivint, Inc., a company that is majority-owned by 313 (the “Intercompany Agreements”), and amend and restate other Intercompany Agreements on commercially reasonable terms prior to the closing of the merger. The Intercompany Agreements were intended to facilitate Vivint Solar’s post-IPO transition and included a transition services agreement, a non-competition agreement, a trademark license, a co-marketing agreement, and a product supply agreement.

On that same day, members of Vivint Solar’s management and members of the Board, together with Messrs. Chatila and Wuebbels and representatives of Morgan Stanley, had a call to discuss SunEdison’s business and to enable Vivint Solar to conduct reverse due diligence on SunEdison. During this call, Mr. Wuebbels provided a detailed presentation with respect to SunEdison’s business. The presentation addressed SunEdison’s business model, international presence, product development, project pipeline, asset ownership, capital structure and business outlook.

On July 16, 2015, the Special Committee met to discuss the status of negotiations with Vivint Solar and the revised draft of the merger agreement received from SunEdison, with representatives of Vivint Solar’s management and Wilson Sonsini in attendance. The Special Committee discussed issues raised by the terms of the transaction proposed by SunEdison (including the issuance of convertible notes in the transaction, the conditions set forth in the financing commitments to be used to pay the cash portion of the purchase price (including that such financing commitments included closing conditions that were not set forth in the merger agreement), the remedies that would be available to Vivint Solar if the financing contemplated by the financing commitments were not available when the transaction was otherwise ready to close and SunEdison’s proposed treatment of the Intercompany Agreements) and the possible effects of such terms on deal timing, certainty of closing and Vivint Solar’s financial position. In particular, the Special Committee discussed how SunEdison’s proposal with respect to the termination and amendment of the Intercompany Agreements could act as a condition to closing outside of Vivint Solar’s control. The Special Committee also discussed the length of time following the signing of the merger agreement during which the Board would be able to accept superior proposals from other bidders. The Special Committee determined that the thirty business day period for such acceptances provided for in SunEdison’s draft was not sufficient, and that Vivint Solar should seek a longer period. The Special Committee also discussed potential revisions to the merger agreement with respect to the other issues discussed at the meeting. During the discussion, the Special Committee considered the anticipated time it would take between signing and closing of the proposed transaction, and the cash needs of Vivint Solar during such period. Mr. Butterfield then indicated that SunEdison continued to require executives to revest a substantial portion of their outstanding equity awards and that discussions regarding the revesting were ongoing.

On the same date, Mr. Wuebbels, members of Vivint Solar’s management, and representatives of Blackstone and Morgan Stanley had a call to further discuss reverse due diligence matters.

On that same date, Kirkland & Ellis delivered a revised draft of the voting agreement to Vivint Solar that provided that the voting agreement would only terminate upon the termination of the merger agreement. On the same day, Simpson Thacher delivered to Kirkland & Ellis a further revised draft of the voting agreement that provided for termination of the voting agreement upon, among other circumstances, termination of the merger agreement or upon a change of the recommendation of the Board during the post-signing period.

Kirkland & Ellis also delivered a draft lockup agreement to be signed by 313 that provided for a lockup of the convertible note to be issued to 313 for a period of two years and a lockup of the common stock of SunEdison for a period of six months. On that same day, Simpson Thacher delivered a further revised draft of the lockup agreement to Kirkland & Ellis, which, among other changes, removed the lockup with respect to common stock of SunEdison but included a six month lock-up over the common stock issued upon conversion of the convertible notes. Simpson Thacher, Wilson Sonsini and Kirkland & Ellis proceeded over the following days to finalize the lockup and voting agreements in consultation with their respective clients.

On July 17, 2015, Wilson Sonsini delivered to Kirkland & Ellis a revised draft of the merger agreement. The revised draft provided that in the event an acquisition proposal was received from a third party within the thirty business day period during which negotiation and acceptance of acquisition proposals was permitted, the period during which Vivint Solar would be allowed to negotiate and accept an acquisition proposal from that third party would be extended for an additional thirty calendar days. The revised draft also provided that if SunEdison’s contemplated financing was not available, that SunEdison would have an unqualified obligation to obtain alternative financing, and also removed from the merger agreement the covenant regarding treatment of the Intercompany Agreements, which SunEdison proposed to address in a separate agreement between Vivint Solar, Vivint, Inc. and SunEdison.

On that same day, Kirkland & Ellis, Wilson Sonsini and Simpson Thacher had a telephone conference to discuss how the proposed merger would impact the Intercompany Agreements. Representatives of Wilson Sonsini and Simpson Thatcher expressed their concerns with respect to SunEdison’s proposed treatment of these agreements in its prior draft of the merger agreement and conveyed that the amendment and termination of these agreements could not be an indirect condition to the closing of the transaction. The parties after consultation with their clients agreed that Vivint Solar, Vivint, Inc. and SunEdison would execute a letter agreement concurrently with the merger agreement that would include a description of amendments to the Intercompany Agreements that the parties would then negotiate prior to the closing (the “Side Letter”). The parties agreed that the consummation of these amendments would not be a condition to closing.

On July 18, 2015, Kirkland & Ellis delivered to Wilson Sonsini a revised draft of the merger agreement along with revised financing commitment letters. The revised draft of the merger agreement provided that Vivint Solar would be entitled to consider alternative proposals and terminate the merger agreement to accept any superior proposals made to Vivint Solar during a period of forty business days following execution of the agreement. The revised draft also provided that if SunEdison’s contemplated financing was not available, that SunEdison would have an unqualified obligation to obtain alternative financing.

The commitment letters contemplated that the financing would be obtained through the same two facilities that had been initially proposed. Along with the commitment letters, SunEdison provided documentation of the sale by SunEdison to Terra LLC of certain renewable power assets of Vivint Solar, referred to herein as the TERP Acquisition, in exchange for cash consideration which would then be used by SunEdison to finance the acquisition. The funding of each of the commitments, as well as the TERP Acquisition, were each to be subject to customary, representations, warranties and customary closing conditions, and the financing commitments were subject to the negotiation of definitive documentation.

On that same day, Kirkland & Ellis delivered to Simpson Thacher and Wilson Sonsini an initial draft of the Intercompany Agreement Side Letter, which the parties negotiated over the course of July 18 to July 19, 2015. The Side Letter contemplates an accelerated transition away from the “Vivint Solar” name and mark, a framework that encourages a more expedient operational separation of Vivint Solar and Vivint, Inc., and a reduced scope of the non-competition and non-solicitation obligations that were previously in place between Vivint Solar and Vivint, Inc.

On July 19, 2015, the Board (including all members of the Special Committee) held a meeting to consider the terms of the proposed strategic transaction. At the invitation of the Board, representatives of Vivint Solar’s management, Wilson Sonsini and Morgan Stanley also attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. The Board reviewed in detail the material terms of the merger agreement and the voting agreement to be executed by 313 and a discussion of the Board’s fiduciary obligations in connection with the proposed acquisition.

Mr. Butterfield reviewed with the Board the terms of the employment agreement amendments that SunEdison had asked the executives of Vivint Solar to enter into, including that SunEdison would be granting

2.7 million restricted stock units to Mr. Butterfield, members of Vivint Solar’s management and other employees of Vivint Solar. Mr. Butterfield also relayed to the Board that members of Vivint Solar’s management would be required to revest 20% of their vested options to purchase Vivint Solar’s common stock and that Mr. Butterfield would be required to revest 30% of Mr. Butterfield’s vested options.

During this meeting, the Board reviewed and finalized terms of the proposed engagement letter between Vivint Solar and Morgan Stanley. The Board also discussed certain business interactions of Morgan Stanley with SunEdison and TerraForm Power and Blackstone. After discussion, including consideration of such interactions, the Board approved the terms of the Morgan Stanley engagement letter.

The Board also discussed that SunEdison’s obligation to close the merger was not conditioned on SunEdison’s ability to obtain the financing contemplated under the financing commitment letters SunEdison had provided to Vivint Solar, further discussed whether SunEdison would be able to consummate the transaction if the financing contemplated by the commitment letters was unavailable, and discussed with its advisors the likely ability of SunEdison to obtain alternative financing, including through the public markets, if the financing contemplated in the financing commitments was not available. The Board also reviewed whether alternative parties would be interested in buying Vivint Solar and confirmed its prior determination that a third party would unlikely be interested in purchasing Vivint Solar at a more favorable price to the price being proposed by SunEdison. During this review, the Board noted that during a 40 business day period following the signing of the merger agreement, the Board would be entitled to consider unsolicited alternative proposals and terminate the merger agreement to accept any unsolicited superior proposals made to Vivint Solar during such period.

A representative of Morgan Stanley then reviewed and discussed its financial analysis regarding the implied value of the merger consideration with the Board. At the request of the Board, Morgan Stanley delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of the opinion, the per share merger consideration to be received by holders of Vivint Solar’s common stock (other than any such holder entering into the voting agreement) was fair, from a financial point of view, to the holders.

The Special Committee reviewed for the Board the process it had undertaken in connection with the proposed transaction and unanimously recommended that the Board approve the acquisition of Vivint Solar by SunEdison.

At this point, the Board considered whether to authorize a bonus pool for the retention of management and other employees. Management proposed the approval of a $2 million bonus pool to be used to grant transaction bonuses to employees of Vivint Solar, payable upon the closing. Management also discussed the possibility of a $5 million bonus pool to be used to grant transaction bonuses to management of Vivint Solar, payable upon the closing, which was proposed to be paid for by 313. Following discussion, the Board approved the $2 million bonus pool, but determined not to proceed with the $5 million bonus pool for management.

Following discussion, the Board (i) unanimously determined that the terms of the merger and merger agreement are advisable, fair to and in the best interests of Vivint Solar and its stockholders, and that the entry into the merger agreement and consummation of the merger and all of the other transactions contemplated by the merger agreement are in the best interests of Vivint Solar and its stockholders, (ii) unanimously approved the Voting Agreement entered into by 313 and determined that the transactions contemplated by the merger agreement as well as the voting agreement would not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL, and (iii) unanimously recommended that Vivint Solar’s stockholders adopt the merger agreement at a meeting of stockholders convened in accordance with the applicable provisions of Delaware law.

On that same day, SunEdison’s board of directors, members of SunEdison management, and representatives of Kirkland & Ellis met to discuss the proposed transaction and terms of the merger agreement and other key transaction documents. Following review and discussion among the members of the SunEdison board of directors, and after receiving the advice of their financial advisor and legal counsel, the SunEdison board of directors approved the merger and the related transactions and authorized management to seek to finalize the merger agreement and the other related agreements on terms consistent with those described to the SunEdison board of directors at the meeting.

Later that day, Mr. Butterfield spoke with Mr. Chatila regarding management retention between signing and closing and the need for retention bonuses to incentivize management post-closing given how competitive the solar development space is for knowledgeable and experienced executives, as well as to incentivize management to execute the key employee offer letters required by SunEdison and agree to the revesting of management’s existing options. Following discussion, Mr. Chatila agreed that Vivint Solar would be permitted to authorize an $8 million bonus pool (in addition to the $2 million bonus pool that had previously been authorized by the Board). The bonus pool would be allocated to executives of Vivint Solar as determined by Mr. Butterfield and Vivint Solar’s compensation committee, including for the retention of key executives.

In the afternoon of July 19, 2015, the Board (including all members of the Special Committee) met to discuss the additional $8 million bonus pool discussed between Messrs. Butterfield and Chatila. At the invitation of the Board, representatives of Vivint Solar’s management, Wilson Sonsini and Morgan Stanley also attended the meeting. The Board considered the advisability of approving the $8 million bonus pool, the need to incentivize management to enter into the offer letters with SunEdison that were a condition to SunEdison’s willingness to entering into the transaction, and that the additional $8 million would be paid for post-closing and would not result in a reduction to the purchase price being paid to stockholders in the transaction. Following discussion, the Board approved the bonus pool.

Following the approval of both the Vivint Solar and the SunEdison boards of directors, the parties proceeded to finalize the transaction documents and schedules for execution.

On July 20, 2015, Vivint Solar and SunEdison executed the original Merger Agreement and SunEdison and 313 executed the Voting Agreement and the Lockup Agreement. Prior to the commencement of trading on the NYSE, the parties issued a press release announcing the original Merger Agreement.

Over the next few months the parties worked together on integration planning. In parallel with that process and as required by the original Merger Agreement, the parties worked together to prepare a Registration Statement on Form S-4 to be included in the Vivint Solar proxy statement that would be filed with the SEC to register the convertible note consideration and stock consideration to be issued in the Merger. The preparation of the Proxy/S-4 was dependent upon the completion of pro forma financial statements required to be included in the Proxy/S-4, which were not completed until mid-October. Over this same period of time, the closing price of a share of SunEdison’s common stock declined significantly, from a value of $31.66 per share on the day of signing to a value as low as $6.66 on September 29, 2015. In October, SunEdison’s common stock generally traded below $10 per share and sometimes traded below $8 per share. During that same period, the closing price of a share of Vivint Solar’s common stock declined from $15.67 on the day of signing to a value as low as $10.20 on September 30, 2015. During October, the closing prices of Vivint Solar’s common stock ranged between $10.61 and $12.73 per share.

Following completion of the pro forma financial statements in mid-October, the parties worked together to finalize the Proxy/S-4. On October 19, 2015, representatives of SunEdison indicated to representatives of Vivint Solar that a further meeting of SunEdison’s board of directors was required to approve the S-4, and that a board meeting was scheduled for October 21, 2015. The parties agreed to work towards the filing of the Proxy/S-4 on the morning of October 22, 2015, after such meeting. However, on October 21, 2015, Mr. Chatila called Mr. Wallace to explain that SunEdison’s audit committee would separately need to approve the filing of the Proxy/S-4, and that a meeting for such purpose was scheduled for October 22, 2015.

On October 22, 2015, following the meeting of SunEdison’s audit committee, Mr. Chatila informed each of Mr. Butterfield and Mr. Wallace that SunEdison’s audit committee had not approved the filing of the Proxy/S-4 and that SunEdison did not intend to file the Proxy/S-4 that day due to concerns regarding the financial conditions of each of SunEdison and Vivint Solar and of the resulting combined entity. Mr. Chatila requested that representatives of SunEdison and Vivint Solar meet in person to discuss renegotiated terms for the transaction.

On the morning of October 23, 2015, the Board held a special meeting at which Mr. Wallace provided an update to the other members of the Board regarding the previous day’s discussions and to convey to the Board Mr. Chatila’s request for a meeting. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini also attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. After receiving the update, the Board considered potential alternatives available to Vivint Solar in reaction to SunEdison’s position, including accepting the meeting with SunEdison or commencing legal proceedings seeking specific performance of the terms of the original Merger Agreement, particularly the obligation of SunEdison to file the Proxy/S-4. After further discussion, the Board determined that Vivint Solar should engage with SunEdison to obtain more information about SunEdison’s request and its intentions with respect to the transaction, but simultaneously also to prepare for litigation seeking to enforce Vivint Solar’s rights.

Later that day, per the Board’s directive, Mr. Wallace and Mr. Butterfield held a call with Mr. Chatila and Mr. Wuebbels. Citing the reasons described to Mr. Wallace on October 22, 2015, Mr. Chatila and Mr. Wuebbels proposed a revised transaction with a $3.00 reduction in per share cash consideration. In addition, Mr. Chatila and Mr. Wuebbels expressed a desire to have Blackstone provide a $250 million credit facility to SunEdison to help finance the operations of the combined company following the closing of the Merger. Mr. Wallace and Mr. Butterfield sought further explanation from Mr. Chatila and Mr. Wuebbels for this request, but did not attempt to negotiate the terms of such request at this time.

On October 25, 2015, the Board held a special meeting at which Mr. Wallace and Mr. Butterfield provided an update regarding the discussion with Mr. Chatila and Mr. Wuebbels on October 23, 2015. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. After hearing the update provided by Mr. Wallace and Mr. Butterfield, the Board again considered Vivint Solar’s alternatives in light SunEdison’s decision not to file the Proxy/S-4, including engaging with SunEdison to renegotiate the transaction, commencing legal proceedings against SunEdison to seek specific performance or terminating the original Merger Agreement and continuing as a standalone business in exchange for a settlement or commercial partnership with SunEdison or otherwise seeking damages from SunEdison for breach. The Board discussed the alternatives in terms of what was likely to produce the most favorable outcome for Vivint Solar’s stockholders and considered that SunEdison was bound by an enforceable contract to consummate the Merger, which was a valuable asset for stockholders, but the Board also recognized that SunEdison was experiencing increasing financial pressures. The Board considered that SunEdison would most likely be required to draw on its committed financing in order to consummate the transaction but that such debt financing commitments expired on March 18, 2016. Upon the loss of such commitments, the Board was concerned about the challenges SunEdison would face in obtaining alternative financing to consummate the Merger. In light of these factors, the Board considered whether a judicial order to compel SunEdison to file the Proxy/S-4 could be obtained in time in order for SunEdison to file the Proxy/S-4, respond to comments by the SEC, obtain effectiveness of the Proxy/S-4, mail the Proxy/S-4 to Vivint Solar’s stockholders and hold the stockholder meeting, which are all conditions to the closing of the merger, prior to March 18, 2016. The Board further considered Vivint Solar’s cash needs during the remainder of 2015 and early 2016 and noted that, during any litigation process, Vivint Solar must comply with all of the interim operating covenants of the original Merger Agreement, which would inhibit Vivint Solar’s flexibility in obtaining financing without SunEdison’s consent. The Board also considered the negative impact on the standalone business of Vivint Solar associated with terminating the original Merger Agreement and the additional negative impact on Vivint Solar in initiating legal action against SunEdison, and Vivint Solar’s performance during the previous quarter, including that Vivint Solar had installed fewer megawatts than expected. The Board further discussed other risks entailed by legal proceedings (either for specific performance or for damages), including whether such proceedings would foreclose the possibility of a renegotiated transaction with greater closing certainty, whether it would prompt increased involvement of the SunEdison stockholders who were expected to oppose the merger, and the potential harmful effect such litigation could have on SunEdison’s business (and thus, its ability to consummate the merger). The Board then discussed the terms on which Vivint Solar would consider entering into an amendment to the original Merger Agreement, including potentially accepting a reduced consideration in exchange for enhanced certainty of closing a renegotiated transaction. The Board discussed with its legal advisers the various terms that could be added to the merger agreement to enhance certainty of closing, including the removal or the limitation of certain of the conditions to SunEdison’s obligations to consummate the Merger (particularly the condition related to material adverse changes in Vivint Solar’s business), and extending the termination date set forth in the original Merger Agreement and the financial commitment letters. After such discussions, the Board authorized Mr. Wallace to continue negotiations with SunEdison but to request that the Proxy/S-4 be filed immediately to demonstrate good faith by SunEdison. The Board further directed Wilson Sonsini to continue preparations to commence legal action to compel the filing of the Proxy/S-4 by SunEdison.

Later that same day, Mr. Wallace conveyed to Mr. Chatila the Board’s message that the Proxy/S-4 should be promptly filed. Mr. Chatila indicated that, while SunEdison was not prepared to file the Proxy/S-4, SunEdison would be open to revising the amount of its requested price decrease if SunEdison had a better understanding of Vivint Solar’s business performance and cash position. The parties continued to discuss the possibility of engaging in negotiations, and Mr. Chatila proposed a face-to-face meeting between the parties to be held on October 28, 2015.

On October 27, 2015, the Board held a special meeting where Mr. Wallace updated the Board on SunEdison’s request for a face-to-face meeting and the other matters discussed with Mr. Chatila. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini also attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. The Board also discussed SunEdison’s refusal to file the Proxy/S-4 immediately and SunEdison’s desire to better understand Vivint Solar’s business performance and cash position. After further discussion, the Board determined that Vivint Solar should engage with SunEdison to discuss the potential terms of a renegotiated transaction given the potential benefits of enhanced closing certainty as compared to the uncertainty litigation would generate. The Board authorized Mr. Wallace and members of Vivint Solar management to proceed with such discussions. The Board also discussed the possibility that 313 might accept consideration different from that received by noncontrolling stockholders in order to increase closing certainty and expedite the consummation of the Merger and considered whether a special committee of directors independent of 313 should be appointed to evaluate such a proposal.

On October 28, 2015, Mr. Wallace, Mr. Butterfield and Mr. Russell met with Mr. Chatila and Mr. Wuebbels in Bethesda, Maryland. At this meeting, Mr. Chatila and Mr. Wuebbels indicated that SunEdison had reviewed financial information provided by Vivint Solar’s management and reiterated SunEdison’s request for a $3.00 price reduction, citing the unanticipated cash needs at SunEdison (due to the terms of its own debt facilities) and other challenges faced by SunEdison in consummating the Merger. The Vivint Solar representatives sought additional clarification from Mr. Chatila and Mr. Wuebbels on the proposed revised transaction, but did not agree to any price reduction or any other revised terms. Following the meeting, representatives of Vivint Solar contacted representatives of Morgan Stanley to provide them with an update on the discussions with SunEdison.

On November 4, 2015, the Board held a special meeting to consider the updates from the October 28th meeting and the next steps in discussions with SunEdison. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone.

The Board discussed potential alternatives in response to SunEdison’s position, including commencing litigation, terminating the original Merger Agreement in exchange for a settlement or strategic partnership with SunEdison or seeking damages, or to continue negotiating terms for a revised transaction. With respect to the litigation path and assuming a favorable judicial outcome, the Board considered the potential challenges in achieving an actual closing under the terms of the original Merger Agreement given SunEdison’s then-current financial situation, rapidly declining stock price and potential lack of access to capital markets. Having been given an update from Mr. Butterfield on Vivint Solar’s business, the Board also considered the challenges of remaining a stand-alone enterprise given the ongoing financing needs of Vivint Solar and the general weakness in the broader distributed solar energy financial markets.

After discussion and deliberation, the Board determined that a renegotiated transaction at a reduced price but with greater closing certainty was in the best interests of Vivint Solar’s stockholders as compared to the other alternative actions that were available, including litigation, and authorized Mr. Wallace to present a counter-proposal to Mr. Chatila whereby Vivint Solar would accept a reduction to the per share cash merger consideration of $0.50, resulting in a per share cash consideration of $9.39. The Board also discussed several terms that would enhance closing certainty, including limiting the current closing condition in the Merger Agreement to ensure that changes to the business prior to the date of the amendment of the Merger Agreement would not constitute a failure of any condition to SunEdison’s obligations to consummate the Merger and extending the termination date set forth in the original Merger Agreement and the financing commitment papers.

In regard to a renegotiated transaction, the Board discussed in detail and considered whether to propose to SunEdison an alternative structure providing for differential consideration between 313 and the other stockholders of Vivint Solar, the possibility of which had been initially raised in the Board meeting on October 27, 2015. Such structure, herein referred to as the “Reallocation,” would allow Vivint Solar’s public stockholders to receive all cash consideration (which would include the base cash consideration payable to such public stockholders and an additional amount of cash equal to the fair market value of the note and stock consideration that would otherwise have been payable to the public stockholders), and 313 would receive its base cash consideration less the additional cash payable to the public stockholders and all of the note and stock consideration that would have been payable to all of the Vivint Solar stockholders. Wilson Sonsini advised the Board of its fiduciary duties in assessing a transaction in which 313 and Vivint Solar’s public stockholders would receive different forms of consideration. The Board discussed the potential benefits that such a revised transaction structure could provide to Vivint Solar’s public stockholders, including increased liquidity, the volatility of the stock consideration and convertible note consideration which the public stockholders would no longer receive. The Board further discussed whether the Reallocation would offer timing advantages by eliminating the need to file and have declared effective a Proxy/S-4, a process that could take potentially months longer than a process where no Proxy/S-4 was required. The Board also considered its duties with respect to such Reallocation and whether it would be advisable to appoint a special committee, with the authority to appoint its own financial advisor or legal counsel. The Board considered the independent members of the Board (as determined under the standards of the New York Stock Exchange) for appointment to the special committee and the considerations that a special committee would need to make in considering entering into a revised transaction (including the consideration of the Reallocation Option). Of the members of the Board, affiliates of both Mr. D’Alessandro and Mr. Pauley held equity interests in 313. Mr. Tibbetts had no such interest in 313, but the Board recognized that Mr. Tibbetts was a member of the board of directors of Vivint, Inc., a company also controlled by 313. The Board did not make a determination as to whether or not to establish a special committee at such time. In light of the debt commitments expiring on March 18, 2016, the Board considered the faster timetable associated with an all-cash deal to the public resulting from the Reallocation as increasing closing certainty. With regard to the Reallocation, the Board discussed on a preliminary basis the various methods by which the “fair market value” of the convertible note and stock consideration would be determined.

In addition to hearing the update on negotiations with SunEdison, representatives of 313 informed the Board that 313 was prepared to accommodate SunEdison’s request that it be provided with a commitment for a $250 million credit facility (subject to negotiation of acceptable terms). Representatives of 313 discussed with the Board certain of the material terms of such credit facility that it would be willing to provide and which it would seek in negotiations with SunEdison, including that the facility be secured by collateral in the form of power purchase agreements.

The Board then instructed Wilson Sonsini and Simpson Thacher to work together to prepare a term sheet summarizing the terms that could be presented to representatives of SunEdison, which would include not only price terms but the terms the Board had discussed as being necessary to increase closing certainty (including the Reallocation Option), and any other terms that legal counsel felt helpful to enhance closing certainty.

Later in the day on November 4, 2015, Mr. Wallace spoke to Mr. Chatila by phone and conveyed the terms of Vivint Solar’s proposal. Mr. Chatila expressed a willingness to pursue the Reallocation of consideration described by Mr. Wallace and expressed appreciation for 313’s willingness to provide a credit facility, but indicated that the proposed price concession was not sufficient from SunEdison’s perspective.

On November 5, 2015, Mr. Chatila contacted Mr. Wallace by phone and made a counter-proposal whereby the total reduction in cash consideration on a per share basis would be equal to $2.90, resulting in a per share cash consideration of $6.99, but with an offsetting increase of $1.25 in the per share stock consideration paid to each shareholder. Mr. Chatila also expressed a desire to negotiate the interest rate of the credit facility to be provided by 313. Mr. Chatila accepted the concept of the Reallocation.

Later that same day, the Board held a special meeting to consider the terms of Mr. Chatila’s proposal. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. After discussion of the day’s events and consideration of various alternatives, the Board authorized Mr. Wallace to present a counter-proposal whereby the per share cash consideration to be paid to stockholders of Vivint Solar would be reduced by $2.00, to $7.89, with a $0.75 increase in stock consideration, with such additional stock consideration based on a trading price determined at the time of closing without reference to a collar mechanism and with a reduction in the maturity of the convertible notes from five years after issuance to three years. The Board also discussed its fiduciary duties with respect to the valuation of the stock consideration and convertible note consideration for purposes of the Reallocation of cash consideration to Vivint Solar stockholders other than 313, and returned to its previous discussion of whether to appoint a special committee to evaluate the potential differential consideration to be received by 313 in the deal. The Board also instructed Wilson Sonsini to begin drafting an amendment to the Merger Agreement reflecting the discussed terms and instructed Wilson Sonsini and Simpson Thacher to continue drafting the term sheet.

Following the Board meeting, Mr. Wallace contacted Mr. Chatila to inform him of Vivint Solar’s counterproposal. Later that same day, Mr. Chatila accepted Vivint Solar’s counterproposal as the basis to proceed with further negotiations.

On November 6, 2015, the Board met to further discuss the potential Reallocation of cash consideration. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. The Board discussed the benefits and consequences of a potential transaction in which 313 would receive different consideration from the public stockholders, as contemplated by the Reallocation. In connection with this discussion, the Board considered the risks associated with a transaction structure that required SunEdison to obtain the effectiveness of the Proxy/S-4, the potential delays associated with obtaining an effective Proxy/S-4, Vivint Solar’s cash needs in the immediate future, and the risk that if the transaction did not close by March 18, 2016, SunEdison’s committed financing would expire. The Board determined that it would be advisable to retain an independent financial advisor to evaluate the fairness to Vivint Solar’s public stockholders of any transaction with Reallocation, but further noted the potential challenges of engaging and receiving an opinion from an independent financial advisor on an accelerated timeline. Given the desire of all parties, in the event that the Proxy/S-4 would be required to be filed, to come to a resolution quickly so that the Proxy/S-4 could be declared effective in time for a closing prior to the expiration of the financing commitments, the Board concluded that the determination of whether or not a Reallocation of merger consideration should be made, and the pricing of the per share stock consideration and per share note consideration pursuant any such Reallocation, should both be deferred until after the signing of the amendment to the Merger Agreement, and that the amendment would reflect an option that could be exercised in Vivint Solar’s sole discretion to effect the Reallocation at such later time, such option being referred to as the “Reallocation Option.”

Following the Board meeting, Wilson Sonsini delivered to SunEdison a term sheet reflecting a reduction of the per share cash consideration to $7.89, the same per share convertible note consideration as agreed to at the signing of the Merger Agreement (except that the maturity of such convertible notes were three years instead of five years), the same per share stock consideration of $3.31 subject to the existing collar mechanism (which per share stock consideration, if determined as of the last trading day prior to November 6, 2015, would equal 0.120 shares of SunEdison common stock), and an additional $0.75 in per share stock consideration which would be valued based on a 5-day trailing volume weighted average trading price of SunEdison’s common stock at the time of closing. The term sheet also provided for the Reallocation Option. With the goal of increasing closing certainty, the term sheet also provided for a reduction in Vivint Solar’s obligation to meet certain closing conditions including the absence of any continuing material adverse effect concerning the business, assets, liabilities, operations or financial condition of Vivint Solar, the extension of the termination date of the Merger Agreement to June 30, 2016, two forms of liquidated damages payable by SunEdison in different circumstance in an amount totaling $300 million, and the stipulation that in the event of a willful breach of the Merger Agreement, damages would be calculated based on the terms of the original Merger Agreement prior to its amendment. The term sheet also included provisions requiring SunEdison to enter into a registration rights agreement to register the convertible note and stock consideration to be issued to 313 in the event the Reallocation Option is exercised, to agree to certain revisions to the Voting Agreement and to agree to terminate the lock-up agreement previously entered into by 313 in connection with the original Merger Agreement. In addition, the term sheet contemplated that consent for the amendment be obtained from the lenders under SunEdison’s debt financing commitments and from the purchaser in the TERP Acquisition and provided that Vivint Solar would be able to solicit offers from third-parties to enter into alternative transactions until the receipt of the stockholder approval and that any termination fee payable by Vivint Solar would be reduced. Simultaneously, Wilson Sonsini and Simpson Thacher began to work on the definitive documents for such a revised transaction.

On the morning of November 7, 2015, representatives of Wilson Sonsini, Simpson Thacher and Kirkland & Ellis engaged in discussions on the term sheet. Representatives of Kirkland & Ellis indicated that they were advised by SunEdison that an extension of the termination date to June 30, 2016 and the removal of the closing condition that there has been no material adverse effect on Vivint Solar since July 20, 2015 would result in SunEdison not being able to obtain its lenders’ consent to the amendment. After further discussions among representatives of Wilson Sonsini, Simpson Thacher, management of Vivint Solar and certain members of the Board, it was determined that, since lender consent would be required for SunEdison to execute the amendment, the termination date would not be extended and the removal of the closing condition that there be no material adverse effect would be further discussed with SunEdison. On November 8, 2015, Wilson Sonsini delivered a first draft of the amendment to the Merger Agreement to Kirkland & Ellis reflecting the terms in the term sheet and the discussions on November 7, 2015. The draft also allowed Vivint Solar to solicit proposals for alternative transactions from third parties and to terminate the merger agreement in favor of a potential superior transaction at a reduced termination fee until such time as the stockholder approval is received.

Over the next several days, representatives of SunEdison, Vivint Solar, Kirkland & Ellis and Wilson Sonsini worked to negotiate the terms of the amendment and address certain other outstanding issues, including certain consents under the interim operating covenants in the Merger Agreement. In several of these conversations, Kirkland & Ellis indicated that the revised consideration (including the Reallocation Option), the ability of Vivint Solar to solicit proposals for alternative transactions, the reduction in termination fee, and certain other provisions (especially concerning damages payable by SunEdison) may not be acceptable and would need further consideration. Drafts of the other ancillary agreements were also exchanged and discussed. Morgan Stanley was asked to conduct a financial analysis of the proposed merger consideration to be received by stockholders of Vivint Solar (other than any such holder entering into the Voting Agreement) in the proposed renegotiated transaction.

On November 9, 2015, Kirkland & Ellis delivered a revised draft of the Merger Agreement amendment to Wilson Sonsini. The revised draft accepted the revised consideration (except on the reduction of the maturity date of the convertible notes from five to three years), the Reallocation Option, the ability of Vivint Solar to solicit proposals for alternative transactions from third-parties, and the ability of Vivint Solar to seek damages based on the aggregate consideration that was otherwise payable under the original Merger Agreement in the event of SunEdison’s willful breach of the amended Merger Agreement. The draft further proposed a reduction of the termination fee to $56,000,000, rejected the reduction of certain closing conditions, provided that the closing condition that there be no material adverse effect on Vivint Solar be measured from the date of the execution of the amendment, and indicated that the new liquidated damages provisions were subject to further review and discussion.

On that same day, Mr. Chatila communicated to Mr. Wallace that consent from the lenders under the debt financing commitments was expected but would not be forthcoming until at least the following day.

Later in the day on November 9, 2015, the Board held a special meeting to discuss the status of negotiations. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. The Board determined not to deliver additional drafts of documents to SunEdison until receipt of comments from the lenders and the purchaser under the TERP Acquisition agreement or until consent of those parties was guaranteed on a certain timetable. Regarding the terms of the amendment, the Board resolved to propose a termination fee payable by Vivint Solar equal to 3.0% of the value of the revised aggregate consideration in the proposed transaction (taking into account the drop in SunEdison’s stock price, which had closed at $7.40 per share that day, and the estimated market value of the convertible notes).

On November 10, 2015, SunEdison announced its earnings during a premarket call. During this announcement, Mr. Chatila stated that SunEdison had a signed agreement with VSLR and intended to abide by its terms.

Over the next several days, SunEdison informed Vivint Solar that it was continuing to work with its lenders to obtain their consent to the revised transaction, but that getting such consent would require additional time. On November 12, 2015, representatives of SunEdison, in accordance with the Merger Agreement, notified Vivint Solar that the TERP financing commitment was reduced by approximately $114.5 million in connection with cash proceeds received by TerraForm in connection with a debt facility of one of its subsidiaries. During those same several days, the price per share of SunEdison’s stock decreased significantly, closing at $4.93 per share on November 13, 2015.

On November 15, 2015, representatives of SunEdison informed representatives of Vivint Solar that it expected to shortly obtain the consent of the lenders under the debt financing commitments and the purchaser under the TERP Acquisition agreement to the amendment of the Merger Agreement. The representatives of SunEdison also indicated that the debt financing commitments would be amended in connection with the renegotiated transaction. On that same day, representatives of Vivint Solar delivered a draft of the amendment to the Merger Agreement to Kirkland & Ellis that provided for a termination fee payable by Vivint Solar of $34,000,000 (which was approximately 3.0% of the value of the revised aggregate consideration in the transaction taking into account the drop in SunEdison’s stock price as of November 13, 2015 and the estimated market value of the convertible notes) and that accepted several of the changes made to the prior revised draft sent by Kirkland & Ellis, including the removal of the liquidated damages provision and that the closing condition that there be no material adverse effect on Vivint Solar would be measured from the date of the execution of the Amendment. Instead, Vivint Solar’s revised draft added a provision whereby a late filing of the Proxy/S-4, or the failure of the Proxy/S-4 to become effective or to be mailed by a certain date, would automatically result in a gradual increase in the per share cash merger consideration of $0.02 per day.

On November 16, 2015, representatives of Kirkland & Ellis distributed a revised draft of the amendment to the Merger Agreement to Wilson Sonsini, which confirmed that SunEdison had agreed to the revised Company Termination Fee, but indicated that the provisions increasing the merger consideration in the event that the S-4 was not filed or does not become effective on time, and several other provisions, including certain reductions to Vivint Solar’s obligations to satisfy other closing conditions, required further discussion. Representatives of SunEdison further indicated that it was still working to obtain consent from its lenders and the purchaser under the TERP Acquisition agreement to the amendment of the Merger Agreement, and while SunEdison still believed that such consent would be forthcoming shortly, SunEdison was still not in a position to share drafts of the revised debt commitment letters or the revised TERP Acquisition agreement that would address the amended transaction. Representatives of SunEdison and Vivint Solar agreed that the maturity date for the convertible notes would be four years, down from a five year term for the convertible notes under the original Merger Agreement.

On November 16, 2015, the Board held special meetings to discuss the status of the negotiations and to discuss SunEdison’s failure, as of that date, to obtain consent from its lenders and the purchaser under the TERP Acquisition agreement for any amendment to the Merger Agreement. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended each meeting, as did representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. At each of these meetings, the Board was updated as to the status of negotiations between the parties and the Board considered the fact that no drafts of amended financing commitments had been received. In light of SunEdison’s continued delays in obtaining amended financing commitments, the Board discussed potential alternative courses of action, including the commencement of legal proceedings seeking specific performance of the original Merger Agreement. At the meeting on the afternoon of November 16, 2015, the Board considered its fiduciary obligations.

The Board also met on the morning and the evening of November 17, 2015 to receive further updates regarding the status of negotiations. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended each meeting, as did representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. At the meeting on the morning of November 17, 2015, the Board discussed its fiduciary obligations. The Board was also informed at that meeting that the approval of an independent committee of TerraForm Power was required before the purchaser under the TERP Acquisition agreement could consent to an amendment to the Merger Agreement and that SunEdison had not received such approval. The Board was further informed that SunEdison was continuing to work toward obtaining such approval from the purchaser under the TERP Acquisition agreement and the parties to SunEdison’s financing commitments.

At the Board’s invitation, representatives of Morgan Stanley attended the meeting on the evening of November 17, 2015. During that meeting, Vivint Solar’s management relayed to the Board that all communications from SunEdison had ceased during the middle of the day. Based on this information, the Board preliminarily decided to file litigation to seek specific performance of the terms of the original Merger Agreement. However, later on the evening of November 17, 2015, Mr. Wallace spoke to Mr. Chatila and Emmanuel T. Hernandez, chairman of the Board of SunEdison, to discuss the status of negotiations and Mr. Chatila reaffirmed SunEdison’s commitment to consummating the Merger pursuant to the proposed terms of a renegotiated transaction. Following this discussion, the Board reconvened and determined to continue to proceed with negotiations with SunEdison on the amendment to the Merger Agreement.

On November 18, 2015, representatives of SunEdison provided several updates regarding ongoing discussions between SunEdison, the commitment parties under the SunEdison financing commitment and the TERP financing commitment and the TerraForm Power special committee, indicating that discussions with such parties were ongoing and progressing.

During the following days, representatives of Wilson Sonsini, Simpson Thacher and Kirkland & Ellis continued to work to finalize the remaining outstanding issues on the amendment to the Merger Agreement (including the provisions on the closing conditions, the increase in cash consideration if the Proxy/S-4 is delayed, and other outstanding issues) and the various other ancillary documents for a renegotiated transaction.

On November 20, 2015, Mr. Chatila contacted Mr. Wallace to inform Mr. Wallace of certain changes in the composition of TerraForm Power’s board of directors, its special committee and management team that had been made and which would be announced before the opening of markets on November 23, 2015, including the dismissal of Mr. Domenech from his position as chief executive officer of TerraForm Power. As a result of these changes, Mr. Chatila indicated to Mr. Wallace that the negotiation of the proposed amended transaction terms would likely be delayed to give the new TerraForm Power board and its special committee the ability to consider the amended transaction terms. Mr. Chatila further indicated that SunEdison continued to discuss the revised transaction with the lenders and had not yet received their consent.

Later that same day, the Board held a special meeting at which it received an update on the progress of negotiations on the amendment to the Merger Agreement and the status of SunEdison’s attempts to obtain consent from the lenders under the debt financing commitments and the purchaser under the TERP Acquisition agreement. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. Mr. Wallace provided an update to the Board regarding his discussion with Mr. Chatila earlier that day. Given the new uncertainty as to the timing of when SunEdison would be able to receive approval from TerraForm Power’s Board, the Board again considered the alternatives available to Vivint Solar, including whether or not to commence legal proceedings seeking specific performance of the original Merger Agreement. The Board discussed at length whether filing litigation against SunEdison seeking specific performance of the original Merger Agreement would place additional pressure on SunEdison to execute a renegotiated transaction expeditiously. The Board further considered its previous determination that a renegotiated transaction with SunEdison was the best possible outcome that was reasonably available to Vivint Solar’s stockholders. Following discussion, the Board decided to delay the potential filing of any litigation against SunEdison until the following week, when further information would be available regarding the effect of the management, directorship and special committee changes at TerraForm Power.

Over the next few days, the representatives of Vivint Solar awaited further updates on the progress of discussions between SunEdison, TerraForm Power and the parties to the committed financing.

On November 25, 2015, the Board held a special meeting to discuss the progress of negotiations on the amendment to the Merger Agreement and the status of SunEdison’s attempts to obtain consent from the lenders under the debt financing commitments and the purchaser under the TERP Acquisition agreement. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. The Board again considered its alternative courses of action, including commencing legal proceedings seeking specific performance of the original Merger Agreement. The Board reaffirmed its determination that a renegotiated transaction with SunEdison was in the best interest of Vivint Solar’s stockholders and decided not to proceed with litigation against SunEdison at that time. However, the Board authorized Mr. Wallace to convey to SunEdison the possibility of Vivint Solar immediately commencing legal action due to SunEdison’s delay in approving the revised transaction and the lack of communication regarding SunEdison’s discussions with its lenders and the purchaser under the TERP Acquisition agreement regarding their approval of the revised transaction. Later that day, Mr. Wallace delivered this message to Mr. Chatila, who did not respond immediately but indicated that he would to discuss such information internally.

Between November 25, 2015 and November 29, 2015, Mr. Gadhia provided several updates to representatives of Vivint Solar indicating that discussions with the commitment parties under the SunEdison financing commitment and the TERP financing commitment, the purchaser under the TERP Acquisition agreement and the special committee of TerraForm Power were ongoing and progressing, but that SunEdison could not provide any firm guarantees as to when or if such approvals would occur.

On November 30, 2015, based on the Board’s conversations at its previous meeting and the fact that Vivint Solar had not received any guarantees on timing from SunEdison for obtaining required approvals for a revised transaction, Vivint Solar’s management instructed Wilson Sonsini to file a complaint in the Delaware Court of Chancery seeking specific performance of the original Merger Agreement after informing SunEdison of such decision. On that same day, Mr. Wallace and Mr. Chatila had a phone conversation, during which Mr. Wallace relayed Vivint Solar’s decision and Mr. Chatila informed Mr. Wallace that filing such litigation would be extremely harmful to SunEdison’s business and would greatly reduce the chances that any transaction with Vivint Solar would be consummated. Mr. Chatila further indicated his belief that SunEdison would be in a position to deliver revised documents from the purchaser in the TERP Acquisition and the lenders soon and that SunEdison remained committed to a transaction with Vivint Solar. Based on this conversation, Vivint Solar determined to defer the commencement of legal action, and an update was provided to the Board on such recent developments.

Later that same day, representatives of SunEdison delivered copies of revised documentation for the TERP Acquisition to Wilson Sonsini, which draft contained the agreement by the purchaser in the TERP Acquisition to the revised transaction and other changes to reflect the reduced consideration in the Merger. On that same day, a copy of the amendment to the debt financing commitment letter relating to the SunEdison financing commitment was delivered to Wilson Sonsini by representatives of SunEdison. On December 1, 2015, a further revised draft of the SunEdison debt financing commitment letter was delivered to Wilson Sonsini, which draft contained the agreement by the lenders thereto to the revised transaction and contemplated a reduction in the amount of the term facility to be provided to SunEdison to $300 million (such amount was $500 million in the original financing commitment). On December 2, 2015, a copy of the amendment to the debt financing commitment letter relating to the TERP financing commitment was delivered to Wilson Sonsini by representatives of SunEdison and TERP, which draft contained the acknowledgement and agreement by the lenders thereto to the revised transaction and which reflected a reduction in the amount of the bridge financing to be provided to purchaser in the TERP Acquisition.

During such time and over the next several days, representatives of Vivint Solar, SunEdison, Wilson Sonsini and Simpson Thacher worked together to review the proposed amendments to the financing commitment letters and the TERP Acquisition documents, including related agreements. During this same period, SunEdison continued to work with the lenders under the financing commitments and the independent committee of Terraform Power to finalize these amendments and obtain consent to the amendment of the Merger Agreement. The parties also worked together to finalize the terms of the amendment and the other ancillary agreements to the revised transaction.

In particular, given the fact that the time spent negotiating the amendment to the Merger Agreement had significantly decreased the period remaining prior to the expiry of the financing commitments, representatives of 313 and Vivint Solar discussed with representatives of SunEdison the possibility of expediting the closing process and increasing closing certainty by effecting the amendment to the Merger Agreement using alternate methods that could immediately remove, upon the execution of the amendment, the requirement for a Proxy/S-4 filing. These alternate methods included one structure where 313 and the public stockholders would initially receive the same cash consideration in the transaction, but where SunEdison would have the option to substitute a portion of the cash provided to 313 with stock consideration and note consideration. Another structure was then proposed where the Reallocation was effected immediately upon signing. Both proposals were abandoned, due in part because of concerns raised by SunEdison that the need to obtain consent from the commitment parties to such restructuring could delay the execution of the amendment.

The Board held a special meeting on December 6, 2015 to consider the status of the potential transaction, receive updates on the potential transaction, and provide direction with respect to the ongoing negotiations. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended the meeting, as did representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. At this meeting, the Board reviewed the progress of negotiations over the course of the preceding weeks, and considered and discussed the alternative potential structures that had been discussed between counsel to Blackstone, Vivint Solar and SunEdison over the preceding days.

The Board also reviewed the agreements that had been reached between SunEdison and 313, including the waiver of the lock-up agreement, the Registration Rights Agreement to be entered into if the Reallocation Option were exercised and the provision to SunEdison of the option to draw upon a $250,000,000 credit facility provided by 313. Representatives of Wilson Sonsini reviewed with the Board its fiduciary duties with respect to the transaction. The Board also considered whether the renegotiated transaction should be subjected to additional approvals, due to the fact that the consideration received by 313 could be different from the consideration received by the public stockholders, including whether the renegotiated transaction or the consideration of the Reallocation Option should be approved by a special committee or a majority of the public stockholders. In considering whether to appoint a special committee, the Board considered that, of the independent members of the Board (as determined by the standards of the New York Stock Exchange), affiliates of both Mr. D’Alessandro and Mr. Pauley held equity interests in 313. While Mr. Tibbetts did not hold an equity interest in 313, he was a member of the board of directors of Vivint, Inc., a company also controlled by 313. The Board further considered that the considerations focus of a special committee in evaluating the revised transaction, which would give 313 the Reallocation Option, would be different from the evaluation of the original transaction, where 313 did not have the Reallocation Option. The Board determined not to form a special committee, given the Board’s composition and recognizing that the Board as a whole would need to evaluate the fairness of the amended Merger Agreement, including in connection with the potential exercise of the Reallocation Option. The Board also determined not to subject the transaction to the approval of a majority of the public stockholders given the Board’s concern that activist stockholders of SunEdison might seek to acquire shares of Vivint Solar and – based on regard for their stake in SunEdison rather than in Vivint Solar – vote them in a way so as to defeat the sale of Vivint Solar to SunEdison. The Board determined, as had been previously discussed, not to form a special committee, given the Board’s composition, and not to subject the transaction to the approval of a majority of the public stockholders. After further discussion, the Board determined that (i) 313 agreed to accept different consideration solely to enhance closing certainty in light of the timing restrictions created by the fact that SunEdison’s financing commitments expire on March 18, 2016, (ii) the public stockholders would be receiving increased liquidity and less exposure to the volatility of SunEdison’s stock consideration and convertible note consideration in the Reallocation, which 313 would prefer absent the decreased closing certainty inherent in a transaction without the Reallocation and (iii) as such, the interests of the public stockholders and 313 were aligned even if the Reallocation Option was exercised. Based on such reasons and other reasons considered by the Board, the Board determined that in anticipation of receiving an additional opinion from an independent financial adviser on the fairness of the relative values of the additional cash consideration to be received by the public stockholders in a Reallocation versus the additional note and stock consideration to be received by 313 in a Reallocation, the Board as a whole would need to assess whether the exercise of the Reallocation Option would be in the best interest of Vivint Solar’s stockholders.

Following these discussions, the Board reaffirmed its previous determinations that Vivint Solar should pursue a renegotiated transaction with SunEdison because the consummation of the Merger, even at a reduced price, provided a better outcome for Vivint Solar stockholders than any alternative reasonably available, including litigation (especially considering the risk that litigation would either delay the closing of the transaction or result in the failure of the transaction to close). The Board also reaffirmed its previous determination that acceptance of the renegotiated transaction was, in the estimation of the Board, necessary to make the consummation of any transaction with SunEdison probable or even possible. The Board also determined that the renegotiated transaction would include the Reallocation Option as had been previously discussed.

To expedite the process of the Board’s consideration of the Reallocation Option, given the timing considerations previously discussed, the Board discussed the retention of an independent financial advisor to provide an opinion as to the fairness of the Reallocation Option to the public stockholders. The Board discussed the retention of Duff & Phelps, LLC (“Duff & Phelps”) as a potential independent financial advisor to render an opinion regarding the fairness of the value of the additional cash consideration to be received by the public stockholders in a Reallocation relative to the additional note and stock consideration to be received by 313 in a Reallocation. The Board also discussed the terms of a potential engagement letter had been negotiated with Duff & Phelps for the Board’s review, including the retainer and opinion fees to be paid to Duffs & Phelps regardless of whether the Merger closed. The Board also considered the fact that Duff & Phelps had received, in the past two years, fees of approximately $2 million from SunEdison, and $5.6 million in fees, an amount constituting less than 0.5% of Duff & Phelps’ revenues over that same time period, from affiliates of Blackstone. Following discussion, the Board determined to proceed with the engagement of Duff & Phelps.

The Board then met twice on December 7, 2015 to consider the progress of and provide direction with respect to the ongoing negotiations. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini attended both meetings, representatives of Morgan Stanley attended the first meeting, and representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone, attended the first meeting.

On the evening of December 8, 2015 through to early morning on December 9, 2015, representatives of SunEdison, Vivint Solar, Wilson Sonsini, Simpson Thacher and Kirkland & Ellis worked together to finalize all the definitive documents for a revised transaction and representatives of SunEdison indicated that it had received the approval of the TerraForm special committee and SunEdison’s board of directors for such finalized documents.

On the morning of December 9, 2015, the Board held a meeting to consider the terms of the proposed strategic transaction. At the invitation of the Board, representatives of Vivint Solar’s management, Wilson Sonsini and Morgan Stanley attended the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone. The Board reviewed in detail the material terms of the amendment to the Merger Agreement and the transactions to be entered into by 313 in connection with the amendment, including the optional credit facility to be provided to SunEdison by an affiliate of 313, an amendment to the Voting Agreement executed by 313, the Registration Rights Agreement to be entered into by 313, and the termination of the Lockup Agreement into which 313 had entered in connection with the original Merger Agreement. The Board also reviewed its fiduciary obligations in connection with the proposed acquisition with Wilson Sonsini.

A representative of Morgan Stanley then reviewed and discussed with the Board its financial analysis of the merger consideration under the amendment to the Merger Agreement, without giving effect to the Reallocation Option. At the request of the Board, Morgan Stanley delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of the opinion, the per share merger consideration to be received by holders of Vivint Solar’s common stock (other than any such holder entering into the Voting Agreement), after giving effect to the amendment to the Merger Agreement and solely in the event that Vivint Solar did not exercise the Reallocation Option, was fair, from a financial point of view, to such holders.

Following discussion, the Board (i) unanimously determined that the terms of the Merger and Merger Agreement, after giving effect to the amendment to the Merger Agreement, are advisable, fair to and in the best interests of Vivint Solar and its stockholders, and that the entry into the amendment to the Merger Agreement and consummation of the Merger and all of the other transactions contemplated by the Merger Agreement are in the best interests of Vivint Solar and its stockholders, (ii) unanimously approved the Voting Agreement entered into by 313 and determined that the transactions contemplated by the Merger Agreement as well as the Voting Agreement would not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL, and (iii) unanimously recommended that Vivint Solar’s stockholders adopt the Merger Agreement, as amended by the amendment to the Merger Agreement, at a meeting of stockholders convened in accordance with the applicable provisions of Delaware law or, to the extent permitted under the Merger Agreement, by written consent.

The Special Committee that had been created in June of 2015 by the Board did not separately consider the amendment of the Merger Agreement or the incremental issues presented by the potential difference in the consideration between 313 and the other stockholders of Vivint Solar that was negotiated in connection with the amendment of the Merger Agreement. Since there was only one independent director who did not have interests in either Blackstone or 313 (and such director had an interest in 313’s subsidiary Vivint, Inc.), the Board determined that it would not be feasible to utilize a properly constituted special committee at that juncture, so the Board determined that it would assess the amendment to the Merger Agreement and the potential exercise of the Reallocation Option on its own, without a separate special committee review.

On that same day, Vivint Solar and SunEdison executed the amendment to the Merger Agreement and SunEdison and 313 executed the amendment to the Voting Agreement, the Registration Rights Agreement and a commitment to provide the $250 million credit facility. Prior to the commencement of trading on the NYSE, the parties issued a press release announcing the amendment to the Merger Agreement.

On December 11, 2015, the Board held a special meeting to consider the exercise of the Reallocation Option. At the invitation of the Board, representatives of Vivint Solar’s management and Wilson Sonsini also attended the meeting. Representatives of Morgan Stanley and Duff & Phelps attended portions of the meeting. Also in attendance were representatives of Simpson Thacher, whom the Board invited to attend to address any issues that arose specifically relating to Blackstone.

The Board reviewed and discussed the terms of the Reallocation Option, including the formula for the calculation of the additional cash consideration to be paid to Vivint Solar stockholders under the Reallocation Option, based on the formulaically-determined fair market value of the stock consideration and the convertible note consideration as contemplated pursuant to the Merger Agreement. The Board also reviewed the notice proposed to be sent to SunEdison exercising such option, which contained such formula (the “Notice”), as described in the section of this proxy statement captioned “Summary—Merger Consideration.” At the request of the Board, Duff & Phelps presented its analysis of such formula. Duff & Phelps then delivered its opinion, which was subsequently confirmed in writing, that (1) the portion of the additional cash consideration payable to the public stockholders that would be attributable toward the convertible note consideration, relative to the convertible note consideration paid to 313 instead of cash, and (2) that portion of the additional cash consideration that would be attributable toward the stock consideration payable to the public stockholders, relative to the stock paid to 313 instead of cash, were fair from a financial point of view as of that date, to such holders other than 313 (without giving effect to any impact of the Merger on any particular stockholder other than in its capacity as a stockholder).

Morgan Stanley then reviewed with the Board its financial analysis of the implied merger consideration to be received by holders of Vivint Solar’s common stock (other than any such holder entering into the Voting Agreement), after giving effect to the amendment to the Merger Agreement and the exercise of the Reallocation Option. At the request of the Board, Morgan Stanley delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of the opinion, the per share merger consideration to be received by holders of Vivint Solar’s common stock (other than any such holder entering into the Voting Agreement), after giving effect to the amendment to the Merger Agreement and the exercise by Vivint Solar of the Reallocation Option, was fair, from a financial point of view, to such holders.

After receipt of these oral opinions, the Board approved the exercise of the Reallocation Option.

At such meeting, Mr. Wallace disclosed to the Board that affiliates of Blackstone had been contacted by and/or have held discussions with affiliates of SunEdison regarding potential transactions involving parties on both sides, including potential transactions that SunEdison was arranging to improve its liquidity or to obtain financing and potential partnership opportunities for the purchase of assets.

At such meeting, the Board also discussed Vivint Solar’s ability pursuant to the amended Merger Agreement to solicit offers from third-parties to enter into an alternative transaction. Despite the fact that no potential buyers had engaged Vivint Solar in discussions since the original Merger Agreement was signed, the Board discussed with Morgan Stanley a list of parties who the Board nevertheless could consider approaching regarding an acquisition of Vivint Solar’s business. At the Board’s direction, between December 15, 2015 and December 18, 2015, Morgan Stanley contacted eleven parties. As of the date of this filing, no competing acquisition proposals have been received by Vivint Solar.

On December 13, 2015, Vivint Solar delivered the Notice to SunEdison exercising the Reallocation Option and filed with the SEC a Current Report on Form 8-K on the morning of December 14, 2015, prior to the commencement of trading on the NYSE, disclosing the exercise of the Reallocation Option.

Financing

SunEdison and Merger Sub intend to finance the Cash Consideration primarily from the proceeds of the Term Facility and the TERP Acquisition, which are described below. If SunEdison is unable to obtain any portion of the financing described below and such portion is required to fund any portion of the Cash Consideration and any fees, expenses and other amounts contemplated by the Merger Agreement to be paid by SunEdison, Merger Sub or Vivint Solar as the surviving corporation, including the repayment of Vivint Solar’s outstanding working capital facility in an aggregate principal amount of $50.0 million and any indebtedness of Vivint Solar that will be due and payable at the closing of the Merger, SunEdison and Merger Sub will be obligated to take any and all actions necessary to obtain alternative financing in an amount sufficient to consummate the Merger and the transactions contemplated by the Merger Agreement, including any indebtedness of Vivint Solar that will be due and payable at the closing of the Merger. Notwithstanding the foregoing, SunEdison’s and Merger Sub’s obligations to consummate the Merger and the other transactions contemplated by the Merger Agreement are not conditioned upon their obtaining financing to pay the Cash Consideration or the consummation of the Term Facility, the TERP Acquisition or receipt of any other third-party financing.

In connection with the Merger Agreement Amendment, SunEdison entered into a second amended and restated debt commitment letter, dated as of December 9, 2015, with Goldman Sachs USA, Barclays Bank PLC, Citigroup Global Markets, Inc. and UBS Securities LLC, pursuant to which, among other things, such institutions have committed to provide, subject to the terms and conditions thereof, the Term Facility, a $300 million secured term loan facility to the Term Borrower. SunEdison intends to transfer certain development assets of Vivint Solar and of SunEdison’s residential solar business to the Term Borrower on the date of the consummation of the Merger. The Term Facility will be guaranteed by the immediate parent of the Term Borrower (a wholly-owned subsidiary of SunEdison) and all of the Term Borrower’s domestic subsidiaries, and will be secured by substantially all assets of the Term Borrower and such guarantors. The funding of the Term Facility is subject to customary conditions, including the negotiation of definitive documentation and other customary closing conditions.

In addition, on December 9, 2015, in connection with its entry into the Merger Agreement Amendment, SunEdison entered into the TERP Purchase Agreement with its controlled affiliate pursuant to which, substantially concurrently with the consummation of the Merger, SunEdison has agreed to sell to Terra LLC the equity interests in the Purchased Subsidiaries in exchange for the TERP Cash Consideration equal to the product of (i) the lesser of (x) the actual installed capacity (in megawatts) of the residential solar operating systems owned by the Purchased Subsidiaries on the Closing Date and (y) 523 MW, multiplied by (ii) $1,700,000, to be paid concurrently with the consummation of the Merger. SunEdison expects that the TERP Cash Consideration will be approximately $799 million based on the number of installed megawatts expected to be delivered at closing (currently expected to be approximately 470 MW).

Pursuant to the TERP Purchase Agreement, Terra LLC may, at its option, choose to assume (or have a subsidiary of Terra LLC assume) the obligations under the Aggregation Facility or any additional or other Indebtedness that is secured by direct or indirect interests in the Purchased Subsidiaries and that supplements, refinances or replaces the Aggregation Facility. To the extent obligations under any Indebtedness are assumed by Terra LLC (or a subsidiary of Terra LLC) on or before the consummation of the TERP Acquisition, then the TERP Cash Consideration will be reduced on a dollar-for-dollar basis by an amount equal to the then outstanding aggregate amount of the Indebtedness so assumed. If any Purchased Subsidiary is obligated to repay any such Indebtedness and such Indebtedness remains outstanding as of the consummation of the TERP Acquisition, such Indebtedness will be deemed to have been assumed by Terra LLC. At the consummation of the TERP Acquisition, a portion of the TERP Cash Consideration, estimated to be up to $75,000,000, may be placed into escrow and be unavailable to SunEdison to fund its payment obligations under the Merger Agreement. The TERP Purchase Agreement contains customary representations, warranties, covenants and conditions. The TERP Purchase Agreement is attached hereto as Annex E.

The TERP Purchase Agreement is not conditioned on Terra LLC’s receipt of any third-party financing. Terra LLC intends to finance the TERP Acquisition with existing cash, availability under the revolving credit facility of TerraForm Operating, a controlled affiliate of SunEdison and controlled subsidiary of TerraForm Power and the assumption or incurrence of project-level debt. In addition, in connection with the TERP Purchase Agreement, TerraForm Operating has entered into a second amended and restated debt commitment letter, dated as of December 9, 2015, with the Bridge Lenders, pursuant to which, among other things, the Bridge Lenders have committed to provide, subject to the terms and conditions thereof, borrowings under the “Bridge Financing Commitment. As of December 9, 2015, the Bridge Financing Commitment was reduced by $236.5 million based upon the principal amount outstanding and aggregate commitments available to be drawn under the Aggregation Facility, which is expected to be assumed by Terra LLC (or its subsidiary). Furthermore, the Bridge Financing Commitment is expected to be reduced by any increase in the commitments available to be drawn and actual borrowings under the Aggregation Facility occurring after December 9, 2015 and on or prior to the Effective Time. In addition, the Bridge Financing Commitment is required to be reduced by the release from escrow of certain project level reserves associated with TERP LLC’s assets in the United Kingdom, which are expected to be approximately $24 million and which were funded using a portion of the net proceeds from the GBP 313.5 million credit facility entered into by a subsidiary of TerraForm Operating on November 6, 2015. The funding of the Bridge Financing Commitment, as it may be reduced from time to time as described in this paragraph and in the associated commitment documents, is subject to the negotiation of definitive documentation and other customary closing conditions.

On December 9, 2015, SunEdison entered into the TERP Letter Agreement with Terra LLC, pursuant to which, SunEdison, among other things, agreed to use its reasonable best efforts to sell to third-party purchaser(s): (a) the “cash” or “sponsor” equity position in tax equity partnership or funds for the acquisition of residential solar systems that Terra LLC will be obligated to purchase from the Term Borrower under the Take/Pay Agreement and (b) the Purchased Subsidiaries acquired from Vivint Solar that Terra LLC would otherwise be obligated to purchase under the TERP Purchase Agreement, in each case, subject to certain conditions, including that the Merger has been consummated (including that SunEdison has wired to the paying agent under the Merger Agreement the full cash portion of the Merger Consideration and has available cash funds to pay its other obligations in connection with the Merger). If any such third party purchase and sale agreement is for 100 MW or more, then SunEdison will be required to obtain the consent of the Corporate Governance and Conflicts Committee of the Board of Directors of TerraForm Power prior to the entry into any such agreement. If SunEdison, Vivint Solar or any of its subsidiaries enters into an agreement for the sale of any Purchased Subsidiary to a third-party purchaser other than TerraForm Power or any of its subsidiaries between the date of the TERP Letter Agreement and the consummation of the Merger, upon the consummation of the Merger, Terra LLC will be relieved of its obligations to purchase any such Purchased Subsidiary that Terra LLC did not acquire in connection with the consummation of the Merger. In addition, if the purchase price paid for a Purchased Subsidiary by any such third party purchaser(s) is less than the purchase price that Terra LLC would have otherwise been obligated to pay under the TERP Purchase Agreement, Terra LLC will not have any obligation to pay or reimburse SunEdison for any such shortfall amounts.

The TERP Letter Agreement further requires that SunEdison take certain actions to facilitate the repayment of the Term Facility by December 31, 2016 and that on December 31, 2016, SunEdison will repay the Term Facility in an amount equal to the lesser of (a) $25,000,000 and (b) the outstanding amount under the Term Facility as of such date. Furthermore, the TERP Letter Agreement provides that, concurrent with the closing of the Term Facility, SunEdison will make an equity contribution to the Term Borrower such that the Term Borrower will have at least $100 million cash on hand.

In connection with entering into the Merger Agreement Amendment, 313 (not Blackstone) has committed to provide, at the option of SunEdison, a $250 million loan (the “313 Loan”) to a wholly-owned special purpose subsidiary (the “SPV”) of SunEdison to be documented in a note to be provided on or about the date of the consummation of the Merger. This commitment was required by SunEdison as a condition to its entering into the amended deal.

313’s commitment to provide the 313 Loan will terminate upon the first to occur of (i) the day after the consummation of the Merger, (ii) the termination of the Merger Agreement, (iii) March 19, 2016 (the day after the Termination Date in the Merger Agreement), and (iv) receipt of written notice from SunEdison terminating such commitment. There is no fee payable by SunEdison to terminate 313’s commitment to provide the 313 Loan.

The 313 Loan will be subject to closing conditions customary for a transaction of this type, including the negotiation of definitive documents, and will contain representations and warranties, affirmative and negative covenants and events of default that mirror those included in the SunEdison Credit Agreement (the “SUNE LC Facility”), dated as of February 28, 2014, among SunEdison, Wells Fargo Bank, National Association and each other lender party thereto, including modifications taking into account the nature of the SPV as borrower and as otherwise mutually agreed.

The 313 Loan will accrue interest at a rate of LIBOR plus 11.00% (subject to a 1.00% LIBOR floor), payable on a quarterly basis, will mature on the fourth anniversary of the issuance of the Note (the “Maturity Date”) and will amortize in equal quarterly installments in an aggregate annual amount equal to 10%, 20%, 35% and 35% of the original principal amount of the 313 Loan for the first, second, third and fourth years following the issuance of the 313 Loan, with any remaining principal amount to be payable on the Maturity Date.

The 313 Loan will be (i) non-callable during the first two years following issuance (subject to a customary make-whole payment during such time to be triggered upon any prepayment or acceleration of principal amounts outstanding under the 313 Loan), (ii) subject to a 5.0% prepayment premium during the third year following issuance and (iii) thereafter, prepayable at par. The 313 Loan will also be subject to a mandatory prepayment upon the sale of a specified solar-power asset identified by SunEdison to 313 in an amount equal to the greater of (i) the net proceeds of such sale and (ii) $60 million.

The 313 Loan will be guaranteed as a senior obligation of SunEdison and will be secured by a perfected first priority security interest in (i) substantially all assets of the SPV which primarily includes equity interests held by the SPV in various special purpose subsidiaries owning both operating projects and projects under development with power purchase agreements (“Projects”) and (ii) the equity interests held by such special purpose subsidiaries in additional special purpose subsidiaries owning Projects.

In addition, the 313 Loan will contain financial covenants which mirror those included in the SUNE LC Facility and the minimum loan to value covenant described below, which is specific to the SPV. Such financial covenants will require compliance with a maximum leverage ratio (to be calculated with respect to SunEdison and its consolidated subsidiaries), a minimum liquidity amount (to be calculated with respect to SunEdison and its consolidated subsidiaries) and a minimum loan-to-value ratio (to be calculated with respect to the SPV and its consolidated subsidiaries), each to be calculated as set forth in the definitive documentation.

Agreements Related to the Merger

Voting Agreement

Concurrently with the execution of the Merger Agreement Amendment, SunEdison, Merger Sub and 313, the holder of approximately 77% of the voting power of the outstanding shares of Vivint Solar common stock entitled to be cast at the Special Meeting of Stockholders, entered into the Voting Agreement, dated as of December 9, 2015, pursuant to which 313 has agreed, among other things, unless the Voting Agreement is terminated, either (a) to vote all shares of Vivint Solar common stock beneficially owned or subsequently acquired by 313 and any other voting securities of Vivint Solar or any securities convertible or exercisable into or exchangeable for Vivint Solar common stock subsequently acquired or otherwise beneficially owned by 313 over which 313 has voting power in favor of the adoption of the Merger Agreement and any related actions that are submitted for a stockholder vote pursuant to the Merger Agreement or in furtherance of the Merger or (b) to deliver a written consent, as the holder of a majority of the outstanding shares of Vivint Solar, approving and adopting the Merger Agreement and the transactions contemplated thereby, including the Merger. 313 has also agreed to vote such shares against any action or omission that would reasonably be expected to result in a material breach of the Merger Agreement by Vivint Solar, that would result in a failure to satisfy any of the conditions to the consummation of the Merger or that would or would reasonably be expected to prevent or materially delay the consummation of the Merger; provided that 313 may vote in favor of any Vivint Solar takeover proposal that is recommended by the Vivint Solar board of directors in accordance with the terms of the Merger Agreement, which Vivint Solar takeover proposal did not result from a breach of Section 4.03 of the Merger Agreement (regarding permitted solicitations).

In addition, pursuant to the Voting Agreement, 313 has agreed that until the termination of the Voting Agreement, it will not transfer any of its current equity interests or enter into any voting agreement, voting trust or similar agreement or arrangement or grant a proxy, consent, power of attorney or similar agreement.

The Voting Agreement will terminate upon the earliest to occur of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) a change in recommendation of the Vivint Solar board of directors with regard to a Vivint Solar takeover proposal or an “Intervening Event” (on terms described under the caption “The Merger Agreement—Takeover Proposals” beginning on page 147) that is made during the period beginning immediately following the execution and delivery of the original Voting Agreement on the date of the original Merger Agreement and ending on the date of receipt of the Vivint Solar stockholder approval; (iv) the entry without the prior written consent of 313 into a modification, waiver or amendment of any provision of the Merger agreement that reduces or changes the form of the Merger Consideration or otherwise adversely affects 313; and (v) March 18, 2016.

The Voting Agreement is attached as Annex F hereto and is incorporated by reference herein. This summary of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement.

Management Services Agreement

In connection with the execution of the Merger Agreement, on October 19, 2015, SunEdison and Vivint Solar entered into the Management Services Agreement, pursuant to which SunEdison has agreed to provide corporate management, pricing and other advisory services relating to Vivint Solar’s sale and marketing of Vivint Solar’s SRECs in the forward market in exchange for the right, pursuant to the terms of the Management Services Agreement and until the termination of such agreement, to designate the counterparties to whom Vivint Solar should direct its SREC marketing and sales activities in the forward market. The Management Services Agreement will terminate upon the earliest to occur of the following: (a) either Vivint Solar or SunEdison provides 60 days’ prior written notice to the other party that it desires to terminate the Management Services Agreement for any reason, (b) the Merger Agreement terminates pursuant to the termination provisions in Section 7.01 thereof or (c) the Merger is consummated at the Effective Time pursuant to the terms of the Merger Agreement.

The Management Services Agreement is attached as Annex H hereto and is incorporated by reference herein. This summary of the Management Services Agreement is qualified in its entirety by reference to the full text of the Management Services Agreement.

Registration Rights Agreement

Concurrently with the execution of the Merger Agreement Amendment, SunEdison and 313 entered into the Registration Rights Agreement dated as of December 9, 2015, pursuant to which, subject to the terms thereof, SunEdison has granted certain registration rights in favor of 313.

Pursuant to the Registration Rights Agreement, among other things, as promptly as practicable and in no event later than the closing date of the Merger, SunEdison has agreed to use its commercially reasonable efforts to file with the SEC a shelf registration statement, and any amendments necessary thereto, relating to the offer and sale by 313 on a continuous basis of the shares of SunEdison common stock and the Convertible Notes it receives as Merger Consideration in the Merger and to keep such shelf registration statement effective for a period of two years from the Closing Date or such shorter period that will terminate when all such securities have been sold, cease to be outstanding or are no longer registrable securities; provided that an existing registration statement filed with the SEC will satisfy the preceding requirement so long as a prospectus supplement is filed relating to such offer and sale. If at any time, SunEdison is not eligible to utilize a shelf registration statement, upon demand from 313, SunEdison will facilitate as described in the Registration Rights Agreement an underwritten non-shelf registered offering. 313 will also be entitled to participate in certain registered offerings by SunEdison, subject to the restrictions in the Registration Rights Agreement.

Subject to certain conditions, if a shelf registration statement is not effective by the Closing Date and a non-shelf registration statement has not been filed, SunEdison will be required to pay to 313 (x) on the Closing Date, an amount equal to $5 million in cash and (y) on the last business day of each calendar week after the week in which the Closing Date occurs, an additional $250,000, if as of the opening of business on such business day, such default is continuing. Subject to certain conditions, if a shelf registration statement ceases to be effective or usable and registrable securities are outstanding for a period of time that exceeds 30 days in the aggregate in any 12-month period in which it is required to be effective and the sale of the registrable securities is not covered by another effective registration statement, SunEdison will be required to pay to 313 on a daily basis an amount equal to $50,000 per business day for each business day that such default is continuing until such default ends.

The Registration Rights Agreement is attached as Annex G hereto and is incorporated by reference herein. This summary of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement.

Letter Agreement Regarding Intercompany Agreements

Pursuant to certain Intercompany Agreements, Vivint Solar and Vivint, Inc., Vivint Solar’s affiliated company and a wholly-owned indirect subsidiary of 313, and/or their respective affiliates provide certain rights, licenses and/or services to each other in order to facilitate Vivint Solar’s transition from Vivint, Inc. Concurrently and in connection with the execution of the Merger Agreement, SunEdison, Vivint, Inc. and Vivint Solar entered into the Letter Agreement, pursuant to which the parties have agreed to meet to, in good faith, discuss a transition plan effective as of the consummation of the Merger and negotiate and amend and restate certain of the Intercompany Agreements to permit Vivint Solar restate and in certain cases expedite Vivint Solar’s transition from its dependencies with Vivint, Inc., including with respect to the information technology systems, intellectual property and other assets and resources that are necessary for the conduct of its business in a manner consistent with past practice. The parties also agreed, among other things, to (i) subject to the finalization and execution of a transitional trademark license regarding Vivint Solar’s continued use of the “Vivint Solar” trademark for a limited duration for purposes of phase-out use following the consummation of the Merger, terminate the Trademark License Agreement between Vivint Solar Licensing, LLC and Vivint Solar, dated September 30, 2014, (ii) terminate the Product Development and Supply Agreement between Vivint Solar

Developer and Vivint, Inc., dated September 30, 2014, (iii) terminate the covenants of non-competition in the Non-Competition Agreement between Vivint Solar and Vivint, Inc., dated September 30, 2014 and (iv) terminate Schedule #3 to the Marketing and Customer Relations Agreement between Vivint Developer and Vivint, Inc., dated September 30, 2014, in each case effective as of the consummation of the Merger. SunEdison is in the process of negotiating a non-competition agreement with Vivint, Inc.

The Letter Agreement will continue until the earliest to occur of: (a) the last of the Intercompany Agreements terminates or is amended and restated by the parties thereto pursuant to the Letter Agreement, (b) 24 months after the consummation of the Merger and (c) termination of the Merger Agreement (unless the Letter Agreement is earlier terminated by mutual written agreement of the parties thereto).

This summary of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, which is incorporated by reference herein.

Recommendation of Vivint Solar’s Board of Directors; Reasons for Vivint Solar’s Board of Directors’ Recommendation

Vivint Solar’s board of directors, at a meeting held on July 19, 2015, unanimously:

•	approved the original Merger Agreement, the Merger and all of the other transactions contemplated by the original Merger Agreement on the terms and conditions set forth in the original Merger Agreement;

•	determined that the terms of the Merger (as provided in the original Merger Agreement) and the original Merger Agreement are advisable, fair to and in the best interests of Vivint Solar and its stockholders, and that the entry into the original Merger Agreement and consummation of the Merger and all of the other transactions contemplated by the original Merger Agreement are in the best interests of Vivint Solar and its stockholders;

•	directed that adoption of the original Merger Agreement be submitted to a vote at a special meeting of the Vivint Solar stockholders; and

•	recommended that the Vivint Solar stockholders adopt the original Merger Agreement at the special meeting of the Vivint Solar stockholders.

At a meeting held on December 9, 2015, Vivint Solar’s board of directors unanimously approved the Merger Agreement Amendment and reaffirmed the determinations described above with respect to the Merger Agreement, as amended by the Merger Agreement Amendment .

At a meeting held on December 11, 2015, Vivint Solar’s board of directors unanimously determined to exercise the option, with the consent of the Vivint Solar’s controlling stockholder, 313, to elect to have each Public Share receive an amount of cash equal to (1) an amount in cash equal to $7.89 without interest, plus (2) an additional amount in cash that represents Vivint Solar’s determination (as approved by Vivint Solar’s board of directors in consultation with outside counsel and an independent financial advisor) of the fair market value of the amount of Stock Consideration and the amount of Note Consideration that would have otherwise been payable for each Public Share without the exercise of this option (the “Reallocation Option”).

Accordingly, Vivint Solar’s board of directors unanimously recommends that the Vivint Solar stockholders vote “FOR” the proposal to adopt the Merger Agreement.

In reaching its decision to approve the original Merger Agreement, the Merger Agreement Amendment and the transactions contemplated thereby, and to recommend that Vivint Solar stockholders approve the Merger and adopt the original Merger Agreement and the Merger Agreement Amendment, Vivint Solar’s board of directors consulted with Vivint Solar’s senior management and outside legal and financial advisors, considered alternatives to increase stockholder value and considered a number of factors that it believed supported its decision to enter into the Merger Agreement and consummate the Merger. Vivint Solar’s board of directors considered numerous factors weighing in favor of the Merger Agreement, including the following:

•	the implied value of the per share Merger Consideration which, giving effect to the Merger Agreement Amendment, but without giving effect to the Reallocation Option, was estimated on December 9, 2015 by Morgan Stanley to be equal to $10.16 per share (a 21.1% premium over the closing price of Vivint Solar common stock on December 8, 2015, the last trading day prior to announcing the Merger Agreement Amendment);

•	Vivint Solar’s board of directors’ belief that the terms of the Convertible Notes to be issued by SunEdison as part of the Merger Consideration are reasonable, in particular:

•	that the Convertible Notes will constitute direct unsecured, senior obligations of SunEdison;

•	that the Convertible Notes will bear interest at a rate of 2.25% per year, payable semiannually in arrears in cash; and

•	that the Convertible Notes will mature on first day of the month to occur after the date that is four (4) years following the date of the closing of the Merger.

•	that, if the Reallocation Option is not exercised, the Convertible Notes will be issued in a registered public offering under the Securities Act and listed on the NYSE, which could help create a market for such Convertible Notes that would allow holders of Vivint Solar common stock who wish to obtain liquidity with respect to their Merger Consideration the opportunity to do so;

•	Vivint Solar’s board of directors’ view that the Merger would provide near-term value and liquidity to Vivint Solar’s stockholders;

•	Vivint Solar’s board of directors’ thorough review and understanding of Vivint Solar’s business, financial performance (both past and prospective), financial condition, results of operations (both past and prospective), business operations, business and strategic objectives if it were to remain a standalone business, as well as the risks and challenges faced by Vivint Solar in accomplishing those objectives, earnings and prospects, including the competitive pressures facing Vivint Solar, the substantial financing needs of Vivint Solar, the challenges and opportunities facing the residential solar industry, and other risk factors set forth in Vivint Solar’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 16, 2015, which is incorporated herein by reference;

•	Vivint Solar’s board of directors’ view of the benefits of the Merger as compared to the possible alternatives to the Merger (including continuing to operate as a standalone business, or, following the execution of the original Merger Agreement, commencing legal proceedings against SunEdison to enforce the terms of the Merger Agreement prior to giving effect to the Merger Agreement Amendment, or agreeing to terminate the Merger Agreement and potentially seeking a settlement or commercial partnership with SunEdison or damages against SunEdison), the timing and likelihood of accomplishing the business plans and strategic objectives of those alternatives, and the potential benefits and risks of those alternatives, including the risks associated with those alternatives in light of industry- and Vivint Solar-specific dynamics and the risk that pursuing other potential alternatives could have resulted in the loss of an opportunity to consummate the contemplated transaction with SunEdison;

•	the business reputation and capabilities of SunEdison and its management, which Vivint Solar’s board of directors believed supported the conclusion that a transaction with SunEdison on the terms as revised by the Merger Agreement Amendment could be completed in an orderly manner;

•	Vivint Solar’s board of directors’ consideration, prior to the execution of the original Merger Agreement, with the assistance of Vivint Solar’s management team and its financial advisors, that although Vivint Solar had not actively solicited bids from any third party acquirers, other third parties would likely not be interested in a transaction with Vivint Solar on the timeline necessary to maintain the availability of SunEdison’s offer or at a higher price, which determination was supported prior to the execution of the Merger Agreement Amendment by the fact that although Vivint Solar was permitted under the terms of the original Merger Agreement to negotiate and accept a superior proposal and terminate the Merger Agreement during the 40 business days following the date of the execution of the original Merger Agreement, no third party acquirer submitted a bid during such time;

•	Vivint Solar’s board of directors’ consideration that, following the execution of the Merger Agreement Amendment, Vivint Solar would have the opportunity, during the Go-Shop Period, to directly or indirectly solicit, initiate, engage in negotiations with or furnish any non-public information regarding Vivint Solar or any of its subsidiaries to any third party in connection with or in response to a competing takeover proposal;

•	Morgan Stanley’s oral opinion to Vivint Solar’s board of directors (which was confirmed in writing by delivery of Morgan Stanley’s written opinion dated December 9, 2015), with respect to the fairness, from a financial point of view, of the value of the per share Merger Consideration to be received by the holders of Vivint Solar common stock in the Merger, solely in the case that Vivint Solar’s Reallocation Option was not exercised, under the terms of the Merger Agreement as amended (other than any such holder entering into the Voting Agreement), as of December 9, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its opinion. See “The Merger—Opinion of Vivint Solar’s Financial Advisors”;

•	Vivint Solar’s board of directors’ estimation that the Merger under the revised terms of the Merger Agreement would likely be consummated and also would be more likely to be consummated than the Merger under the terms of the original Merger Agreement based on, among other things:

•	the absence of a financing condition in the Merger Agreement and SunEdison’s obligation, in the event that SunEdison is unable to obtain the required amount from the planned financing, to take any and all actions necessary to obtain alternative financing in an amount sufficient to consummate the Merger and the transactions contemplated by the Merger Agreement;

•	the likelihood and anticipated timing of consummating the Merger in light of the scope of the conditions to closing;

•	the anticipated ability of SunEdison to obtain its contemplated financing for the Merger;

•	that Vivint Solar is entitled to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement;

•	the revised conditions to the closing set forth in the Merger Agreement Amendment, including (i) that the absence of any continuing material adverse effect concerning the business, assets, liabilities, operations or financial condition of Vivint Solar would be a condition to closing only with respect to any effects occurring after the date of the Merger Agreement Amendment and (ii) that Vivint Solar’s compliance with its agreements under the Merger Agreement is a condition to closing only to the extent that Vivint Solar did not intentionally failed to comply with such agreements;

•	that, per the terms of the Merger Agreement Amendment, in the event that the Reallocation Option is not exercised, the failure of the Proxy/S-4 to be filed, become effective or to be mailed by certain dates, would automatically result in an gradual increase in the per share cash merger consideration of $0.02 per business day;

•	that, per the terms of the Merger Agreement Amendment, under specified circumstances, if Vivint Solar terminates the Merger Agreement and SunEdison is proven to owe damages for a willful breach, then the termination of the Merger Agreement will not relieve SunEdison from any liability or damages payable by SunEdison, including payment for the benefits of the transactions contemplated by the original Merger Agreement (without giving effect to the economic terms of the Merger Agreement Amendment); and

•	that, per the terms of the Merger Agreement Amendment, if all of the conditions to the closing of the Merger have been satisfied (or waived, if capable of being waived) and SunEdison does not consummate the Merger when required under the terms of the Merger Agreement and Vivint Solar obtains a judicial determination that such failure to close was a breach of the Merger Agreement or SunEdison becomes subject to an order of specific performance directing SunEdison to consummate the transactions contemplated by the Merger Agreement, then the definition of Cash Consideration shall be automatically, without any further action by any party, increased such that Cash Consideration in the Merger Agreement will have the same meaning as “Cash Consideration” as defined in the original Merger Agreement and the other economic terms of the Merger Consideration in the Merger Agreement shall revert to the economic terms contained in the original Merger Agreement.

•	other terms of the Merger Agreement, including:

•	Vivint Solar’s board of directors’ belief that the terms of the Merger Agreement, including the parties’ mutual representations, warranties, covenants and closing conditions, are reasonable;

•	the ability of Vivint Solar’s board of directors to withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, its recommendation that Vivint Solar’s stockholders adopt the Merger Agreement and the transactions contemplated thereby, in response to a competing acquisition proposal or an Intervening Event if, among other requirements more fully described in the Merger Agreement, Vivint Solar’s board of directors determines in good faith and after consultation with its outside legal and financial advisors that failure to take such action would be inconsistent with Vivint Solar’s board of directors fiduciary duties under applicable law and, in the case of a change of recommendation in response to a competing acquisition proposal, that such competing acquisition proposal constitutes a superior proposal;

•	Vivint Solar’s ability to terminate the Merger Agreement in order to enter into a written definitive agreement providing for a superior proposal, provided that Vivint Solar complies with its obligations relating to the entering into of any such agreement and concurrently with the termination of the Merger Agreement pays to SunEdison a termination fee of $34.0 million;

•	Vivint Solar’s board of directors’ belief that the other conditions under which the Merger Agreement could be terminated, and the termination fee in connection therewith, are reasonable;

•	that 313, which holds approximately 77% of the outstanding shares of Vivint Solar, planned to enter into an agreement to vote all of its shares in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and against any alternative takeover proposal or other action that would impede the consummation of the Merger; but that such Voting Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the date and time that the Merger Agreement is terminated in accordance with its terms, (iii) a change of recommendation by Vivint Solar’s board of directors with regard to an Intervening Event, (iv) the making of any change, amendment or modification by any party to, or waiver by Vivint Solar of, any provision of the Merger Agreement that reduces or changes the form of consideration payable pursuant to the Merger Agreement or that otherwise adversely affects 313, in each case without the prior written consent of 313, and (v) March 18, 2016;

•	the covenants contained in the Merger Agreement obligating each of the parties to use reasonable best efforts to take all actions necessary to comply promptly with all legal requirements that may be imposed on it or its subsidiaries with respect to the closing of the Merger; and

•	the availability of appraisal rights under the DGCL to Vivint Solar stockholders who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Vivint Solar common stock as determined by the Delaware Court of Chancery;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Vivint Solar common stock; and

•	the fact that the original Merger Agreement was unanimously recommended by the Special Committee of Vivint Solar’s board of directors.

In the course of its deliberations, Vivint Solar’s board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement, the Merger and all other transactions contemplated thereby, including but not limited to:

•	the fact that the total value of the Merger Consideration in the Merger Agreement is less than the total value of the Merger Consideration in the original Merger Agreement;

•	the fact that, prior to the execution of the Merger Agreement Amendment, SunEdison had not filed the Proxy/S-4;

•	the fact that the price per share of SunEdison’s common stock had declined significantly, from a value of $31.66 per share on the day of signing the original Merger Agreement to $3.45 on December 8, 2015, the financial condition of SunEdison and the potential lack of access to capital markets that SunEdison may be experiencing;

•	the fact that the number of shares of SunEdison common stock to be received by Vivint Solar’s stockholders will be determined at the time of the closing of the Merger and be subject to a collar, and that therefore the number of shares received by Vivint Solar stockholders in the Merger at closing will likely have less value than the expected value of the Stock Consideration as of the date that the Merger Agreement was signed and may have less value than the expected value of the Stock Consideration as of the date that the Merger Agreement Amendment was signed;

•	the fact that the Merger may be delayed or not occur at all, including due to a failure of one or more closing conditions to be satisfied, in particular prior to the expiry of SunEdison’s committed financing;

•	the fact that the financing contemplated by the financing commitments may not be available when the Merger is otherwise ready to close, and that SunEdison would then need to obtain alternative financing;

•	the risks and costs to Vivint Solar if the Merger is delayed or does not occur at all, including the potential negative impact on Vivint Solar’s ability to retain key employees, raise sufficient capital to fund the operations and continued growth of Vivint Solar, the diversion of Vivint Solar management and employee attention and the potential disruptive effects on Vivint Solar’s day-to-day operations and Vivint Solar’s relationships with third parties;

•	the restrictions on the conduct of Vivint Solar’s business prior to the consummation of the Merger, which may delay or prevent Vivint Solar from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Vivint Solar pending consummation of the Merger, including that during the pendency of the Merger, Vivint Solar would have delayed any capital-raising activities necessary to ensure that Vivint Solar would have sufficient capital available to fund the operations and continued growth of Vivint Solar if the Merger is not consummated;

•

the fact that a portion of the Merger Consideration to be received by Vivint Solar’s stockholders will consist of a Convertible Note subject to the terms of the Indenture, which Convertible Note is a newly-

created security without an existing liquid trading market, and that the initial conversion price for the Convertible Note will be one hundred and forty percent (140%) of the Measurement Price, provided that the Measurement Price for such purpose does not exceed $33.62 and is not less than $27.51, and that such conversion price shall for such reason be no less than $38.51, over 11 times the closing price of Vivint Solar common stock on December 8, 2015, the last trading day prior to announcing the Merger Agreement;

•	the possibility that, if the Merger is not consummated, under certain circumstances Vivint Solar may be required to pay up to $15.0 million in SunEdison’s expenses or a termination fee of $34.0 million (with any payments made towards SunEdison’s expenses deducted from the amount required to be paid as a termination fee, as more fully described in the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page 156 of this proxy statement and the section entitled “The Merger Agreement—Fees and Expenses” beginning on page 158 of this proxy statement), which could discourage other third parties from making an alternative takeover proposal with respect to Vivint Solar; and

•	the potential tax consequences of the Merger for Vivint Solar’s stockholders, including that the receipt by certain holders of the Merger Consideration in exchange for Vivint Solar common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes.

In addition, Vivint Solar’s board of directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Vivint Solar stockholders generally, including the treatment in the Merger of Vivint Solar stock options held by such directors and executive officers described in the section entitled “Interests of Vivint Solar’s Directors and Executive Officers in the Merger” beginning on page 124 of this proxy statement and SunEdison’s agreement to indemnify Vivint Solar directors and officers against certain claims and liabilities.

In reaching its decision to exercise the Reallocation Option, Vivint Solar’s board of directors consulted with Vivint Solar’s senior management and outside legal and financial advisors. Vivint Solar’s board of directors considered numerous factors weighing in favor of exercising the Reallocation Option, including the following:

•	the determination by Vivint Solar’s board of directors that the cash the Public Stockholders will receive in the Merger, in exchange for the Note Consideration and Stock Consideration they would otherwise receive, pursuant to Vivint Solar’s exercise of its Reallocation Option in order to render the transaction an all-cash deal for such stockholders, is equal to the fair market value of such consideration;

•	the determination by Vivint Solar’s board of directors that the Reallocation Option would enhance closing certainty in light of the fact that SunEdison would be required to draw on its committed financing in order to consummate the Merger but that such debt financing commitments expired on March 18, 2016 and that the Reallocation Option would facilitate a closing more quickly than would be the case if the SunEdison common stock and convertible notes otherwise issuable to the Vivint Solar stockholders other than 313 had to go through the SEC registration process that would have been required in connection with the Merger without the exercise of the Reallocation Option;

•	the determination by Vivint Solar’s board of directors that 313 agreed to accept different consideration solely to enhance closing certainty, that the Public Stockholders would be receiving increased liquidity in the Reallocation Option (which 313 would prefer absent the decreased closing certainty inherent in a transaction without the Reallocation Option), and that the interests of the Public Stockholders and 313 were aligned even if the Reallocation Option was exercised;

•

Morgan Stanley’s oral opinion to Vivint Solar’s board of directors (which was confirmed in writing by delivery of Morgan Stanley’s written opinion dated December 11, 2015), with respect to the fairness, from a financial point of view, of the value of the per share Merger Consideration to be received by the holders of Vivint Solar common stock in the Merger, in the case that Vivint Solar’s Reallocation Option was exercised, under the terms of the Merger Agreement as amended (other than any such holder entering into the Voting Agreement), as of December 11, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its opinion. See “The Merger—Opinion of Vivint Solar’s Financial Advisors”; and

•	Duff & Phelps’ oral opinion to Vivint Solar’s board of directors (which was confirmed in writing by delivery of Duff & Phelps’ written opinion dated December 13, 2015), with respect to the fairness, from a financial point of view, to the Public Stockholders, of (1) that portion of the aggregate Additional Cash Consideration payable to the Public Stockholders that would be attributable toward the convertible note consideration, relative to the convertible note consideration paid to 313 instead of cash, and (2) that portion of the aggregate Additional Cash Consideration that would be attributable toward the Stock Consideration payable to the Public Stockholders, relative to the Stock Consideration paid to 313 instead of cash, as of December 13, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion. See “The Merger—Opinion of Vivint Solar’s Financial Advisors.”

In the course of its deliberations on the Reallocation Option, Vivint Solar’s board of directors also considered the fact that, pursuant to the exercise of the Reallocation Option, Public Stockholders would receive cash in exchange for their Vivint Solar common stock and, as a result, would not receive a continuing interest in SunEdison and would not share in any potential future increase in Vivint Solar’s value or the risk of degradation of SunEdison’s value going forward, and that any gains realized as a result of the Merger would generally be taxable to Public Stockholders.

The foregoing discussion of the information and factors that Vivint Solar’s board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that Vivint Solar’s board of directors considered. Vivint Solar’s board of directors collectively reached the conclusion to approve the Merger Agreement, the Merger and all of the other transactions contemplated by the Merger Agreement in light of the various factors described above and other factors that the members of Vivint Solar’s board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that Vivint Solar’s board of directors considered in connection with its evaluation of the Merger, Vivint Solar’s board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of Vivint Solar’s board of directors. Rather, in considering the various factors, individual members of Vivint Solar’s board of directors considered all of these factors as a whole and concluded, based on the totality of information presented to them and the investigation conducted by them, that, on balance, the positive factors outweighed the negative factors and that they supported a determination to approve the Merger Agreement, declare its advisability and recommend that the Vivint Solar stockholders vote to adopt the Merger Agreement. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of Vivint Solar’s Financial Advisors

Opinion of Morgan Stanley

Morgan Stanley was retained by Vivint Solar’s board of directors to act as its financial advisor and to provide it with one or more financial opinions in connection with the proposed Merger. Vivint Solar’s board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the industry, business and affairs of Vivint Solar. At the meeting of Vivint Solar’s board of directors on July 19, 2015, Morgan Stanley rendered an oral opinion to Vivint Solar’s board of directors, which was subsequently confirmed in writing on July 20, 2015, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the implied merger consideration of $16.50 per share of Vivint Solar common stock, which was obtained by adding the implied values of: (i) an amount in cash equal to $9.89 without interest, (ii) the principal amount of $3.30 of a Convertible Note and (iii) the number of shares of SunEdison common stock equal to the quotient obtained by dividing (x) $3.31 by (y) the volume weighted average price per share of SunEdison common stock (rounded down to the nearest cent) on the NYSE for the 30 consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time, and rounding to the nearest 1/100,000 of a share, provided that if the Measurement Price is less than $27.51, the exchange ratio will be 0.120 and if the Measurement Price is greater than $33.62, the exchange ratio will be 0.098 (collectively, the “Implied Initial Merger Consideration”), to be received by the holders of shares of Vivint Solar common stock (other than any such holder entering into the original Voting Agreement) pursuant to the original Merger Agreement was fair from a financial point of view to such holders (the “Initial Opinion”).

At the meeting of Vivint Solar’s board of directors on December 9, 2015, Morgan Stanley rendered an oral opinion to Vivint Solar’s board of directors, which was subsequently confirmed in writing as of that same date, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the implied merger consideration (based on the share price of SunEdison common stock as of December 8, 2015) of $10.16 per share of Vivint Solar common stock, which was obtained by adding: (i) an amount in cash equal to $7.89 without interest; (ii) the implied value of the principal amount of $3.30 per share of a Convertible Note of $1.14; and (iii) the implied value of the Stock Consideration per share and Additional Stock Consideration per share of $1.13 (collectively, the “Implied Pre-Notice Merger Consideration”), to be received by the holders of shares of Vivint Solar common stock (other than any such holder entering into the Voting Agreement) pursuant to the Merger Agreement (as amended by the Merger Agreement Amendment) was fair from a financial point of view to such holders (the “Pre-Notice Opinion”).

At the meeting of Vivint Solar’s board of directors on December 11, 2015, Morgan Stanley rendered an oral opinion to Vivint Solar’s board of directors, which was subsequently confirmed in writing as of that same date, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the implied merger consideration (based on the share price of SunEdison common stock as of December 10, 2015) of $10.68 per share of Vivint Solar common stock, which was obtained by adding: (i) $7.89 in cash plus (ii) the implied value of the Additional Cash Consideration of $2.79 (collectively, the “Implied Notice Merger Consideration”), to be received by the holders of shares of Vivint Solar common stock (other than any such holder entering into the Voting Agreement) pursuant to the Merger Agreement and the Notice was fair from a financial point of view to such holders (the “Notice Opinion”).

The full text of each of the Initial Opinion, the Pre-Notice Opinion and the Notice Opinion, which set forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering each of the Initial Opinion, the Pre-Notice Opinion and the Notice Opinion, as the case may be, are attached to this proxy statement as Annex J, Annex K, and Annex L, respectively. This summary of Morgan Stanley’s opinions is qualified in its entirety by reference to the full text of the opinions. You are encouraged to read Morgan Stanley’s opinions, this section and the summary of Morgan Stanley’s opinions below carefully and in their entirety. Morgan Stanley’s opinions were for the benefit of Vivint Solar’s board of directors, in its capacity as such, and addressed only the fairness from a financial point of view as of the dates of such opinions of the Implied Initial Merger Consideration, the Implied Pre-Notice Merger Consideration and Implied Notice Merger Consideration, as the case may be, to be received by the holders of shares of Vivint Solar common stock (other than any such holder entering into the Voting Agreement) pursuant to the Merger Agreement and, in the case of the Notice Opinion, the Notice as of the date of such opinion and did not address any other aspects or implications of the Merger. Morgan Stanley’s opinions were not intended to, and do not, constitute advice or a recommendation as to how Vivint Solar’s stockholders should vote at any stockholders’ meeting to be held (or execute a written consent in lieu of a meeting) in connection with the Merger or take any other action with respect to the Merger.

Initial Opinion

In connection with rendering the Initial Opinion, Morgan Stanley, among other things:

1)	reviewed certain publicly available financial statements and other business and financial information of Vivint Solar and SunEdison, respectively;

2)	reviewed certain internal financial statements and other financial and operating data concerning Vivint Solar and SunEdison, respectively;

3)	reviewed the financial projections prepared by the managements of Vivint Solar and SunEdison;

4)	discussed the past and current operations and financial condition and the prospects of Vivint Solar with senior executives of Vivint Solar and SunEdison, respectively;

5)	reviewed the reported prices and trading activity for Vivint Solar common stock and the SunEdison common stock;

6)	compared the financial performance of Vivint Solar and the prices and trading activity of Vivint Solar common stock with that of certain other publicly traded companies Morgan Stanley deemed relevant;

7)	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions Morgan Stanley deemed relevant;

8)	participated in certain discussions and negotiations among representatives of Vivint Solar and SunEdison and their financial and legal advisors;

9)	reviewed drafts of the original Merger Agreement, the original Voting Agreement, the original Indenture, and the debt commitment letters and certain related documents in connection with the Merger; and

10)	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at the Initial Opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Vivint Solar and SunEdison, and formed a substantial basis for the Initial Opinion. With respect to the financial projections, as well as certain extrapolations therefrom prepared with guidance from management of Vivint Solar and which have been approved for its use by management of Vivint Solar, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the respective managements of Vivint Solar and SunEdison of the future financial performance of Vivint Solar and SunEdison. Morgan Stanley was advised by Vivint Solar, and assumed, with Vivint Solar’s consent, that the financial projections and extrapolations therefrom were reasonable bases upon which to evaluate the business and financial prospects of Vivint Solar and SunEdison, respectively. In addition, Morgan Stanley assumed that the Merger would be consummated in accordance with the terms set forth in the original Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that SunEdison would obtain financing in accordance with the terms set forth in the debt commitment letters and that the final original Merger Agreement, original Voting Agreement, original Indenture and debt commitment letters would not differ in any material respect from the drafts thereof furnished to Morgan Stanley prior to the delivery of the Initial Opinion. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the proposed Merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments of Vivint Solar and

SunEdison and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Vivint Solar’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Vivint Solar common stock in the Merger and the Initial Opinion does not address the underlying business decision to effect the Merger or any other terms of the Merger. The Initial Opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of Vivint Solar to enter into the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Vivint Solar or SunEdison, nor was it furnished with any such valuations or appraisals. The Initial Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, July 20, 2015. Events occurring on or after such date may affect the Initial Opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the Initial Opinion.

In arriving at the Initial Opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Vivint Solar, nor did it negotiate with any parties, other than SunEdison, with respect to the possible acquisition of Vivint Solar or certain of its constituent businesses.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated July 20, 2015. The various analyses summarized below were based on the closing price for the Vivint Solar common stock as of July 17, 2015, the last full trading day preceding the day of the special meeting of Vivint Solar’s board of directors to consider and approve, adopt and authorize the original Merger Agreement. The following summary is not a complete description of the Initial Opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with the Initial Opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The analyses described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Initial Opinion. Morgan Stanley considered a number of factors in analyzing the Implied Initial Merger Consideration. The fact that points in the ranges of implied equity value per share of Vivint Solar common stock derived below may be less than or greater than the Implied Initial Merger Consideration is not necessarily dispositive. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Selected Company Analysis

Morgan Stanley reviewed certain financial information of Vivint Solar based upon Vivint Solar’s public filings and investor presentations and projections provided by Vivint Solar management with publicly available operating metrics for SolarCity Corporation (“SolarCity”), the public company that shared similar business characteristics to Vivint Solar based upon SolarCity’s public filings, investor presentations and research analyst reports.

For purposes of this analysis, Morgan Stanley observed the following statistics of SolarCity and Vivint Solar:

•

the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated cumulative retained value, defined as discounted net cash flows from customers pursuant to long-term customer contracts net of estimated cash distributions to fund investors and estimated operating expenses for systems installed as of the measurement date for the period from October 1, 2014 through July 17, 2015 (based on estimates provided by Vivint Solar and SolarCity in their respective public filings); and

•	the ratio of aggregate value to nominal contracted payments remaining, defined as the sum of the remaining contracted cash payments that customers are expected to pay over the term of their agreements for systems installed as of the measurement date for the period from October 1, 2014 through July 17, 2015 (based on estimates provided by Vivint Solar and SolarCity in their respective public filings).

Morgan Stanley then applied a representative range of financial multiples of SolarCity and Vivint Solar to the relevant Vivint Solar financial statistics based on estimates provided by Vivint Solar in its public filings. Applying a representative range of aggregate value to cumulative retained value ratios of 2.0x to 2.9x based on the 25th and 75th percentile range observed from October 1, 2014 through July 17, 2015, Morgan Stanley calculated an implied equity reference range per share of Vivint Solar common stock as of July 17, 2015 of $10.25 to $14.55, as compared to the Implied Initial Merger Consideration of $16.50 per share of Vivint Solar common stock. Applying a representative range of aggregate value to nominal contracted payments remaining ratios of 1.0x to 1.5x based on the 25th and 75th percentile range observed from October 1, 2014 through July 17, 2015, Morgan Stanley calculated an implied equity reference range per share of Vivint Solar common stock as of July 17, 2015 of $11.00 to $16.15, as compared to the Implied Initial Merger Consideration of $16.50 per share of Vivint Solar common stock.

SolarCity is not identical to Vivint Solar. In evaluating Vivint Solar, Morgan Stanley made judgments and assumptions with regard to industry performance, the impact of the two companies’ business models on their respective financial performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Vivint Solar. These include, among other things, the impact of competition on the businesses of Vivint Solar, SunEdison and the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of Vivint Solar, SunEdison or the industry, or in the financial markets in general.

Portfolio Valuation Analysis

Morgan Stanley performed a portfolio valuation analysis of Vivint Solar to calculate an implied equity reference range per share of Vivint Solar common stock. Morgan Stanley utilized Vivint Solar management’s projections provided for years 2015 through 2017.

Morgan Stanley first calculated an estimated value of systems installed in each of the years 2015, 2016 and 2017 by discounting the projected future cash flows attributable to such installed systems in a given year to the end of that year. For example, the cash flows attributable to systems installed in 2016 were discounted to the end of 2016. The discount rate was chosen by Morgan Stanley based on prevailing interest rates and Morgan Stanley’s judgment of the estimated cost of capital for contracted cash flows associated with installed systems.

Morgan Stanley then subtracted estimated corporate expenses from the estimated value of systems installed to arrive at estimated total cash flow to equity for years 2015, 2016, and 2017. Estimated total cash flow to equity was discounted to a present value as of December 31, 2015 using a range of discount rates chosen by Morgan Stanley based on prevailing interest rates and Morgan Stanley’s judgment of Vivint Solar’s estimated cost of capital.

Morgan Stanley calculated a terminal value, assuming that Vivint Solar will continue to install new systems consistent with the estimated total cash flow to equity for Vivint Solar for 2017 for an additional 30 years after 2017 as per Vivint Solar management guidance and discounted this figure to a present value as of December 31, 2015 using a range of discount rates chosen by Morgan Stanley based on prevailing interest rates and Morgan Stanley’s judgment of Vivint Solar’s estimated cost of capital.

This analysis indicated an approximate implied equity reference range per share of Vivint Solar common stock of $12.55 to $14.30, as compared to the Implied Initial Merger Consideration of $16.50 per share of Vivint Solar common stock.

The discount rates used in connection with Morgan Stanley’s portfolio valuation analysis referenced above were 7.7% (for estimated cost of capital for contracted cash flows associated with installed systems) and 11.2% to 13.2% (for other estimated cost of capital amounts).

Precedent Transaction Analysis

Morgan Stanley compared the premia paid in the following 19 selected transactions since 2010 in the technology industry in which the target company was publicly traded and had an aggregate transaction value of $1,500,000,000—$2,500,000,000:

•	Analog Devices, Inc. acquisition of Hittite Microwave Corporation

•	GGC Software Holdings, Inc. acquisition of Lawson Software, Inc.

•	Cypress Semiconductor Corporation acquisition of Spansion Inc.

•	Dell Inc. acquisition of Quest Software, Inc.

•	EMC Corporation acquisition of Isilon Systems, Inc.

•	Gibraltar Acquisition Corp. acquisition of GSI Commerce, Inc.

•	Hewlett-Packard Company acquisition of 3PAR Inc.

•	Hewlett-Packard Company acquisition of Palm, Inc.

•	Infineon Technologies AG acquisition of International Rectifier Corporation

•	Onyx Acquisition Corp. acquisition of Netezza Corporation

•	Oracle Corporation acquisition of Acme Packet, Inc.

•	Oracle Corporation acquisition of Taleo Corporation

•	Providence Equity Partners, L.L.C. acquisition of Blackboard Inc.

•	RedPrarie Corporation acquisition of JDA Software Group, Inc.

•	RF Micro Devices, Inc. acquisition of TriQuint Semiconductor, Inc.

•	Rhea Acquisition Corp. acquisition of RightNow Technologies, Inc.

•	Safran SA acquisition of L-1 Identity Solutions, Inc.

•	Thermo Fisher Scientific Inc. acquisition of Dionex Corporation

•	Thoma Bravo, LLC acquisition of Compuware Corporation

Morgan Stanley noted that the median premium paid in the transactions reviewed was 35.3% over the closing stock price four weeks prior to the earliest of public announcement or market rumors of the applicable transaction. Based on this analysis and its professional judgment, Morgan Stanley applied a premium range of 20% to 50% to Vivint Solar’s closing stock price on July 17, 2015 of $10.88. The analysis indicated an approximate implied equity reference range per share of Vivint Solar common stock of $13.05 to $16.30.

No company or transaction utilized in the precedent transaction analyses is identical to Vivint Solar or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Vivint Solar. These include, among other things, the impact of competition on the businesses of Vivint Solar, SunEdison or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Vivint Solar, SunEdison or the industry or in the financial markets in general, which could affect the value of the companies and the aggregate value of the transactions to which they are being compared.

Additional Financial Statistics

Morgan Stanley also reviewed, for informational purposes, certain other financial statistics, in connection with the Initial Opinion as described below.

Trading Range Analysis

Morgan Stanley reviewed the range of closing prices of Vivint Solar common stock for various periods ending on July 17, 2015. Morgan Stanley observed the following:

Period Ending July 17, 2015	Range of Closing Prices
Last 30 Trading Days	$10.15 – $14.10
Trading days since the Vivint Solar’s October 1, 2014 Initial Public Offering	$7.95 – $16.00

Morgan Stanley observed that the Implied Initial Merger Consideration pursuant to the Merger Agreement represents a 33.2% premium to the average closing price of shares of Vivint Solar common stock for the 30 trading days ending on July 17, 2015 and a 51.7% premium to the closing price of shares of Vivint Solar common stock on July 17, 2015.

Securities Research Analysts’ Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for shares of Vivint Solar common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of shares of Vivint Solar common stock. The range of discounted equity analyst price targets for the Vivint Solar common stock was $14.25 to $20.50. The discount rate chosen by Morgan Stanley was based on prevailing interest rates and Morgan Stanley’s judgment of Vivint Solar’s estimated cost of capital.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of Vivint Solar common stock and these estimates are subject to uncertainties, including the future financial performance of Vivint Solar and future financial market conditions.

Pre Notice Opinion

In connection with rendering the Pre-Notice Opinion, Morgan Stanley, among other things:

1)	reviewed certain publicly available financial statements and other business and financial information of Vivint Solar and SunEdison, respectively;

2)	reviewed certain internal financial statements and other financial and operating data concerning Vivint Solar and SunEdison, respectively;

3)	reviewed the financial projections prepared by the managements of Vivint Solar and SunEdison relating to Vivint Solar (the “Vivint Forecasts”) and SunEdison, respectively, and as adjusted by the respective managements of Vivint Solar (the “Adjusted Vivint Projections”) and SunEdison (the “Adjusted SunEdison Projections”), and discussed with the management of Vivint Solar its assessments as to the relative likelihood of achieving the future financial results in the Vivint Forecasts and the Adjusted Vivint Projections;

4)	discussed the past and current operations and financial condition and the prospects of Vivint Solar with senior executives of Vivint Solar and SunEdison, respectively;

5)	reviewed the reported prices and trading activity for Vivint Solar common stock and the SunEdison common stock;

6)	compared the financial performance of Vivint Solar and the prices and trading activity of Vivint Solar common stock with that of certain other publicly traded companies Morgan Stanley deemed relevant;

7)	participated in certain discussions and negotiations among representatives of Vivint Solar and SunEdison and certain of their financial and legal advisors;

8)	reviewed drafts of the Merger Agreement, the Voting Agreement, the Indenture, and the renewed debt commitment letters and certain related documents in connection with the Merger; and

9)	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at the Pre-Notice Opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Vivint Solar and SunEdison, and formed a substantial basis for the Pre-Notice Opinion. With respect to the Adjusted Vivint Projections, as well as certain extrapolations therefrom prepared with guidance from management of Vivint Solar and which have been approved for its use by management of Vivint Solar, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of Vivint Solar of the future financial performance of Vivint Solar. Morgan Stanley was advised by Vivint Solar, and assumed, with Vivint Solar’s consent, that the Adjusted Vivint Projections and extrapolations therefrom were reasonable bases upon which to evaluate the business and financial prospects of Vivint Solar. In addition, Morgan Stanley assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that SunEdison would obtain financing in accordance with the terms set forth in the renewed debt commitment letters and that the final Merger Agreement, Voting Agreement, Indenture and renewed debt commitment letters would not differ in any material respect from the drafts thereof furnished to Morgan Stanley prior to delivery of the Pre-Notice Opinion. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the proposed Merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments of Vivint Solar and SunEdison and certain of their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Morgan Stanley’s opinion was limited as to whether the Implied Pre-Notice Merger Consideration to be received by the holders of shares of Vivint Solar common stock (other than any such holder entering into the Voting Agreement) pursuant to the Merger Agreement was fair from a financial point of view to such holders. Morgan Stanley was not asked to opine on, and did not express any view on, and the Pre-Notice Opinion does not address, the Vivint Solar Option. Morgan Stanley expressed no opinion with respect to the fairness or otherwise of any merger consideration to be received by holders of Vivint Solar common stock (other than any such holder entering into the Voting Agreement) relative to that to be received by 313, if Vivint Solar were to exercise the Vivint Solar Option. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Vivint Solar’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Vivint Solar common stock in the Merger and the Pre-Notice Opinion does not address the underlying business decision to effect the Merger or any other terms of the Merger. The Pre-Notice Opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of Vivint Solar to enter into the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Vivint Solar or SunEdison, nor was it furnished with any such valuations or appraisals. Morgan Stanley did not evaluate the solvency of Vivint Solar, SunEdison or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters and the Pre-Notice Opinion does not in any way address the solvency of Vivint Solar, SunEdison or any other entity. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of December 9, 2015. Events occurring on or after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the Pre-Notice Opinion.

In arriving at the Pre-Notice Opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Vivint Solar, nor did it negotiate with any parties, other than SunEdison, with respect to the possible acquisition of Vivint Solar or certain of its constituent businesses.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated December 9, 2015. The various analyses summarized below were based on the closing price for the Vivint Solar common stock as of December 8, 2015, the last full trading day preceding the day of the special meeting of Vivint Solar’s board of directors to consider and approve, adopt and authorize the Amendment to the Agreement and Plan of Merger, dated as of December 9, 2015. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with the Pre-Notice Opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The analyses described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Morgan Stanley considered a number of factors in analyzing the Implied Pre-Notice Merger Consideration. The fact that points in the ranges of implied equity value per share of Vivint Solar common stock derived below may be less than or greater than the Implied Pre-Notice Merger Consideration is not necessarily dispositive. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Selected Company Analysis

Morgan Stanley reviewed certain financial information of Vivint Solar based upon Vivint Solar’s public filings and investor presentations and projections provided by Vivint Solar management with publicly available operating metrics for SolarCity and Sunrun Inc. (“Sunrun”), the public companies that shared similar business characteristics to Vivint Solar based upon SolarCity’s and Sunrun’s public filings, investor presentations and research analyst reports.

For purposes of this analysis, Morgan Stanley observed the following statistics of SolarCity and Sunrun:

•	the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated cumulative retained value, defined as discounted net cash flows from customers pursuant to long-term customer contracts net of estimated cash distributions to fund investors and estimated operating expenses for systems installed as of the measurement date for the period from July 30, 2015 through December 8, 2015 for SolarCity, and for the period from August 4, 2015 through December 8, 2015 for Sunrun (based on estimates provided by SolarCity and Sunrun in their respective public filings); and

•	the ratio of aggregate value to nominal contracted payments remaining, defined as the sum of the remaining contracted cash payments that customers are expected to pay over the term of their agreements for systems installed as of the measurement date for the period from July 30, 2015 through December 8, 2015 for SolarCity, and for the period from August 4, 2015 through December 8, 2015 for Sunrun (based on estimates provided by SolarCity and Sunrun in their respective public filings).

Morgan Stanley then applied a representative range of financial multiples of SolarCity and Sunrun to the relevant Vivint Solar financial statistics based on estimates provided by Vivint Solar in its public filings. Applying a representative range of aggregate value to cumulative retained value ratios of 0.9x to 1.7x based on the 25th and 75th percentile range observed during the period from July 30, 2015 through December 8, 2015 for SolarCity and the period from August 4, 2015 through December 8, 2015 for Sunrun, Morgan Stanley calculated an implied equity reference range per share of Vivint Solar common stock as of December 8, 2015 of $4.60 to

$10.05, as compared to the Implied Pre-Notice Merger Consideration of $10.16 per share of Vivint Solar common stock. Applying a representative range of aggregate value to cumulative retained value ratios of 0.8x to 1.3x based on ratios observed on December 8, 2015 for SolarCity and Sunrun, Morgan Stanley calculated an implied equity reference range per share of Vivint Solar common stock as of December 8, 2015 of $3.95 to $7.35, as compared to the Implied Pre-Notice Merger Consideration of $10.16 per share of Vivint Solar common stock. Applying a representative range of aggregate value to nominal contracted payments remaining ratios of 0.6x to 0.9x based on the 25th and 75th percentile range observed during the period from July 30, 2015 through December 8, 2015 for SolarCity and the period from August 4, 2015 through December 8, 2015 for Sunrun, Morgan Stanley calculated an implied equity reference range per share of Vivint Solar common stock as of December 8, 2015 of $7.00 to $11.30, as compared to the Implied Pre-Notice Merger Consideration of $10.16 per share of Vivint Solar common stock. Applying a representative range of aggregate value to nominal contracted payments remaining ratios of 0.5x to 0.6x based on ratios observed on December 8, 2015 for SolarCity and Sunrun, Morgan Stanley calculated an implied equity reference range per share of Vivint Solar common stock as of December 8, 2015 of $5.60 to $7.00, as compared to the Implied Pre-Notice Merger Consideration of $10.16 per share of Vivint Solar common stock.

SolarCity and Sunrun are not identical to Vivint Solar. In evaluating Vivint Solar, Morgan Stanley made judgments and assumptions with regard to industry performance, the impact of the companies’ business models on their respective financial performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Vivint Solar. These include, among other things, the impact of competition on the businesses of Vivint Solar, SunEdison and the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of Vivint Solar, SunEdison or the industry, or in the financial markets in general.

Portfolio Valuation Analysis

Morgan Stanley performed a portfolio valuation analysis of Vivint Solar to calculate an implied equity reference range per share of Vivint Solar common stock. Morgan Stanley utilized the Adjusted Vivint Projections provided for years 2015 through 2017.

Morgan Stanley first calculated an estimated value of systems installed in each of the years 2015, 2016 and 2017 by discounting the projected future cash flows attributable to such installed systems in a given year to the end of that year. For example, the cash flows attributable to systems installed in 2016 were discounted to the end of 2016. The discount rate was chosen by Morgan Stanley based on prevailing interest rates and Morgan Stanley’s judgment of the estimated cost of capital for contracted cash flows associated with installed systems.

Morgan Stanley then subtracted estimated corporate expenses from the estimated value of systems installed to arrive at estimated total cash flow to equity for years 2015, 2016, and 2017. Estimated total cash flow to equity was discounted to a present value as of December 31, 2015 using a range of discount rates chosen by Morgan Stanley based on prevailing interest rates and Morgan Stanley’s judgment of Vivint Solar’s estimated cost of capital.

Morgan Stanley calculated a terminal value, assuming that Vivint Solar will continue to install new systems consistent with the estimated total cash flow to equity for Vivint Solar for 2017 for an additional 30 years after 2017 as per Vivint Solar management guidance and discounted this figure to a present value as of December 31, 2015 using a range of discount rates chosen by Morgan Stanley based on prevailing interest rates and Morgan Stanley’s judgment of Vivint Solar’s estimated cost of capital.

This analysis indicated an approximate implied equity reference range per share of Vivint Solar common stock of $4.45 to $4.70, as compared to the Implied Pre-Notice Merger Consideration of $10.16 per share of Vivint Solar common stock.

The discount rates used in connection with Morgan Stanley’s portfolio valuation analysis referenced above were 9.1% (for estimated cost of capital for contracted cash flows associated with installed systems) and 13.4% to 15.4% (for other estimated cost of capital amounts).

Additional Financial Statistics

Morgan Stanley also reviewed, for informational purposes, certain other financial statistics, in connection with the Pre-Notice Opinion as described below.

Trading Range Analysis

Morgan Stanley reviewed the range of closing prices of Vivint Solar common stock for various periods ending on December 8, 2015. Morgan Stanley observed the following:

Period Ending December 8, 2015	Range of Closing Prices
Last 30 Trading Days	$7.35 – $11.85
Trading days since the Vivint Solar’s October 1, 2014 Initial Public Offering	$7.35 – $16.00

Notice Opinion

In connection with rendering the Notice Opinion, Morgan Stanley, among other things:

1)	reviewed certain publicly available financial statements and other business and financial information of Vivint Solar and SunEdison, respectively;

2)	reviewed certain internal financial statements and other financial and operating data concerning Vivint Solar and SunEdison, respectively;

3)	reviewed the Vivint Forecasts and the Adjusted Vivint Projections and the Adjusted SunEdison Projections, and discussed with the management of Vivint Solar its assessments as to the relative likelihood of achieving the future financial results in the Vivint Forecasts and the Adjusted Vivint Projections;

4)	discussed the past and current operations and financial condition and the prospects of Vivint Solar with senior executives of Vivint Solar and SunEdison, respectively;

5)	reviewed the reported prices and trading activity for Vivint Solar common stock and the SunEdison common stock;

6)	compared the financial performance of Vivint Solar and the prices and trading activity of Vivint Solar common stock with that of certain other publicly traded companies Morgan Stanley deemed relevant;

7)	participated in certain discussions and negotiations among representatives of Vivint Solar and SunEdison and certain of their financial and legal advisors;

8)	reviewed drafts of the Merger Agreement, the Notice, the Voting Agreement, the Indenture, and the renewed debt commitment letters and certain related documents in connection with the Merger; and

9)	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at the Notice Opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Vivint Solar and SunEdison, and formed a substantial basis for the Notice Opinion. With respect to the Adjusted Vivint Projections, as well as certain extrapolations therefrom prepared with guidance from management of Vivint Solar and which have been approved for its use by management of Vivint Solar, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of Vivint Solar of the future financial performance of Vivint Solar. Morgan Stanley was advised by Vivint Solar, and assumed, with Vivint Solar’s consent, that the Adjusted Vivint Projections and extrapolations therefrom were reasonable bases upon which to evaluate the business and financial prospects of Vivint Solar. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and the Notice without any waiver, amendment or delay of any terms or conditions, including, among other things, that SunEdison would obtain financing in accordance with the terms set forth in the renewed debt commitment letters and that the final Notice, Merger Agreement, Voting Agreement, Indenture and renewed debt commitment letters would not differ in any material respect from the drafts thereof furnished to Morgan Stanley prior to the delivery of the Notice Opinion. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the proposed Merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments of Vivint Solar and SunEdison and certain of their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Morgan Stanley’s opinion was limited as to whether the Implied Notice Merger Consideration to be received by the holders of shares of Vivint Solar common stock (other than any such holder entering into the Voting Agreement) pursuant to the Merger Agreement and the Notice was fair from a financial point of view to such holders. Morgan Stanley expressed no opinion with respect to the fairness or otherwise of any merger consideration to be received by holders of Vivint Solar common stock (other than any such holder entering into the Voting Agreement) relative to that to be received by 313. Morgan Stanley understands that Vivint Solar engaged Duff & Phelps to advise on the fair market value of the Note Consideration, on which Morgan Stanley does not express any view. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Vivint Solar’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Vivint Solar common stock in the Merger and the Notice Opinion does not address the underlying business decision to effect the Merger or any other terms of the Merger. The Notice Opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of Vivint Solar to enter into the Merger Agreement or deliver the Notice. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Vivint Solar or SunEdison, nor was it furnished with any such valuations or appraisals. Morgan Stanley did not evaluate the solvency of Vivint Solar, SunEdison or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters and the Notice Opinion does not in any way address the solvency of Vivint Solar, SunEdison or any other entity. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of December 11, 2015. Events occurring on or after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the Notice Opinion.

In arriving at the Notice Opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Vivint Solar, nor did it negotiate with any parties, other than SunEdison, with respect to the possible acquisition of Vivint Solar or certain of its constituent businesses.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated December 11, 2015. The various analyses summarized below were based on the closing price for the Vivint Solar common stock as of December 10, 2015, the last full trading day preceding the day of the special meeting of Vivint Solar’s board of directors to consider and approve, adopt and authorize the delivery of the Notice. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by

Morgan Stanley in connection with the Notice Opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The analyses described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Morgan Stanley considered a number of factors in analyzing the Implied Notice Merger Consideration. The fact that points in the ranges of implied equity value per share of Vivint Solar common stock derived below may be less than or greater than the Implied Notice Merger Consideration is not necessarily dispositive. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Selected Company Analysis

Morgan Stanley reviewed certain financial information of Vivint Solar based upon Vivint Solar’s public filings and investor presentations and projections provided by Vivint Solar management with publicly available operating metrics for SolarCity and Sunrun, the public companies that shared similar business characteristics to Vivint Solar based upon SolarCity’s and Sunrun’s public filings, investor presentations and research analyst reports.

•	For purposes of this analysis, Morgan Stanley observed the following statistics of SolarCity and Sunrun:

•	the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated cumulative retained value, defined as discounted net cash flows from customers pursuant to long-term customer contracts net of estimated cash distributions to fund investors and estimated operating expenses for systems installed as of the measurement date for the period from July 30, 2015 through December 10, 2015 for SolarCity, and for the period from August 4, 2015 through December 10, 2015 for Sunrun (based on estimates provided by SolarCity and Sunrun in their respective public filings); and

•	the ratio of aggregate value to nominal contracted payments remaining, defined as the sum of the remaining contracted cash payments that customers are expected to pay over the term of their agreements for systems installed as of the measurement date for the period from July 30, 2015 through December 10, 2015 for SolarCity, and for the period from August 4, 2015 through December 10, 2015 for Sunrun (based on estimates provided by SolarCity and Sunrun in their respective public filings).

Morgan Stanley then applied a representative range of financial multiples of SolarCity and Sunrun to the relevant Vivint Solar financial statistics based on estimates provided by Vivint Solar in its public filings. Applying a representative range of aggregate value to cumulative retained value ratios of 0.9x to 1.7x based on the 25th and 75th percentile range observed during the period from July 30, 2015 through December 10, 2015 for SolarCity and the period from August 4, 2015 through December 10, 2015 for Sunrun, Morgan Stanley calculated an implied equity reference range per share of Vivint Solar common stock as of December 10, 2015 of $4.60 to $10.05, as compared to the Implied Notice Merger Consideration of $10.68 per share of Vivint Solar common stock. Applying a representative range of aggregate value to cumulative retained value ratios of 0.7x to 1.3x based on ratios observed on December 10, 2015 for SolarCity and Sunrun, Morgan Stanley calculated an implied equity reference range per share of Vivint Solar common stock as of December 10, 2015 of $3.25 to $7.35, as compared to the Implied Notice Merger Consideration of $10.68 per share of Vivint Solar common stock. Applying a representative range of aggregate value to nominal contracted payments remaining ratios of 0.5x to 0.9x based on the 25th and 75th percentile range observed during the period from July 30, 2015 through December 10, 2015 for SolarCity and the period from August 4, 2015 through December 10, 2015 for Sunrun, Morgan Stanley calculated an implied equity reference range per share of Vivint Solar common stock as of December 10, 2015 of $5.60 to $11.30, as compared to the Implied Notice Merger Consideration of $10.68 per share of Vivint Solar common stock. Applying a representative range of aggregate value to nominal contracted payments remaining ratios of 0.5x to 0.6x based on ratios observed on December 10, 2015 for SolarCity and Sunrun, Morgan Stanley calculated an implied equity reference range per share of Vivint Solar common stock as of December 10, 2015 of $5.60 to $7.00, as compared to the Implied Notice Merger Consideration of $10.68 per share of Vivint Solar common stock.

SolarCity and Sunrun are not identical to Vivint Solar. In evaluating Vivint Solar, Morgan Stanley made judgments and assumptions with regard to industry performance, the impact of the companies’ business models on their respective financial performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Vivint Solar. These include, among other things, the impact of competition on the businesses of Vivint Solar, SunEdison and the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of Vivint Solar, SunEdison or the industry, or in the financial markets in general.

Portfolio Valuation Analysis

Morgan Stanley performed a portfolio valuation analysis of Vivint Solar to calculate an implied equity reference range per share of Vivint Solar common stock. Morgan Stanley utilized the Adjusted Vivint Projections provided for years 2015 through 2017.

Morgan Stanley first calculated an estimated value of systems installed in each of the years 2015, 2016 and 2017 by discounting the projected future cash flows attributable to such installed systems in a given year to the end of that year. For example, the cash flows attributable to systems installed in 2016 were discounted to the end of 2016. The discount rate was chosen by Morgan Stanley based on prevailing interest rates and Morgan Stanley’s judgment of the estimated cost of capital for contracted cash flows associated with installed systems.

Morgan Stanley then subtracted estimated corporate expenses from the estimated value of systems installed to arrive at estimated total cash flow to equity for years 2015, 2016, and 2017. Estimated total cash flow to equity was discounted to a present value as of December 31, 2015 using a range of discount rates chosen by Morgan Stanley based on prevailing interest rates and Morgan Stanley’s judgment of Vivint Solar’s estimated cost of capital.

Morgan Stanley calculated a terminal value, assuming that Vivint Solar will continue to install new systems consistent with the estimated total cash flow to equity for Vivint Solar for 2017 for an additional 30 years after 2017 as per Vivint Solar management guidance and discounted this figure to a present value as of December 31, 2015 using a range of discount rates chosen by Morgan Stanley based on prevailing interest rates and Morgan Stanley’s judgment of Vivint Solar’s estimated cost of capital.

This analysis indicated an approximate implied equity reference range per share of Vivint Solar common stock of $3.70 to $3.85 as compared to the Implied Notice Merger Consideration of $10.68 per share of Vivint Solar common stock.

The discount rates used in connection with Morgan Stanley’s portfolio valuation analysis referenced above were 9.5% (for estimated cost of capital for contracted cash flows associated with installed systems) and 13.5% to 15.5% (for other estimated cost of capital amounts).

Additional Financial Statistics

Morgan Stanley also reviewed, for informational purposes, certain other financial statistics, in connection with the Notice Opinion as described below.

Trading Range Analysis

Morgan Stanley reviewed the range of closing prices of Vivint Solar common stock for various periods ending on December 10, 2015. Morgan Stanley observed the following:

Period Ending December 10, 2015	Range of Closing Prices
Last 30 Trading Days	$7.35 – $11.85
Trading days since the Vivint Solar’s October 1, 2014 Initial Public Offering	$7.35 – $16.00

General

In connection with the review of the Merger, including, in the case of the Notice Opinion, delivery of the Notice, by Vivint Solar’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinions. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinions, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Vivint Solar. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Vivint Solar and SunEdison. These include, among other things, the impact of competition on the businesses of Vivint Solar, SunEdison and the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of Vivint Solar, SunEdison or the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view as of the date of the applicable opinion, of the Implied Initial Merger Consideration, the Implied Pre-Notice Merger Consideration and Implied Notice Merger Consideration, as the case may be, to be received by holders of shares of Vivint Solar common stock (other than any such holder entering into the Voting Agreement) pursuant to the Merger Agreement and, in the case of the Notice Opinion, the Notice, and in connection with the delivery of its opinions to Vivint Solar’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Vivint Solar common stock might actually trade.

The Merger Consideration was determined through arm’s-length negotiations between Vivint Solar and SunEdison and was approved by Vivint Solar’s board of directors. Morgan Stanley acted as financial advisor to Vivint Solar’s board of directors during these negotiations but did not, however, recommend any specific merger consideration to Vivint Solar, or that any specific merger consideration constituted the only appropriate merger consideration for the Merger. In addition, Morgan Stanley’s opinions do not address the prices at which SunEdison common stock or any convertible notes of SunEdison, including the Convertible Notes and the Reference Convertible Notes, will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how Vivint Solar’s stockholders should vote at any stockholders’ meeting to be held (or execute a written consent in lieu of a meeting) in connection with the Merger.

Morgan Stanley’s opinions and its presentations to Vivint Solar’s board of directors were some of many factors taken into consideration by Vivint Solar’s board of directors in deciding to approve, adopt and authorize the original Merger Agreement, the Merger Agreement and the Notice. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of Vivint Solar’s board of directors with respect to the Merger Consideration or of whether Vivint Solar’s board of directors would have been willing to agree to a different merger consideration. Morgan Stanley’s opinions were approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of SunEdison, Vivint Solar, TerraForm Power, TerraForm Global, First Wind, SSL, Blackstone (the controlling equity owner of 313) and certain of its affiliates and their affiliated funds’ respective majority controlled portfolio companies (collectively the “Blackstone Entities”) or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with Vivint Solar in connection with the Merger, may have committed and may commit in the future to invest in private equity funds managed by affiliates of 313 and Blackstone.

Morgan Stanley acted as financial advisor to Vivint Solar’s board of directors in connection with the Merger and, under the terms of its engagement letter, $2,500,000 was already paid to Morgan Stanley. In addition, Morgan Stanley will be entitled to receive approximately $14,500,000 upon the consummation of the Merger for serving in this capacity. Vivint Solar has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, Vivint Solar has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

From July 19, 2013 until the date of the Notice Opinion, Morgan Stanley and its affiliates have provided (i) certain financing services for SunEdison, including in connection with debt financing and convertible notes issuances and have acted as financial advisor to SunEdison on its acquisition of First Wind announced on November 17, 2014 for which Morgan Stanley and its affiliates received aggregate fees of approximately $31 million, (ii) certain financing services for TerraForm Power, including in connection with relationship lending, debt financing and equity issuances, and have acted as financial advisor to TerraForm Power on its acquisition of Atlantic Power Corp’s wind assets announced on April 1, 2015 and the formation of the TerraForm Private Warehouse announced on June 29, 2015 for which Morgan Stanley and its affiliates received aggregate fees of approximately $24 million, (iii) certain financing services for TerraForm Global for which Morgan Stanley and its affiliates received aggregate fees of approximately $10 million, (iv) certain financing services for First Wind for which Morgan Stanley and its affiliates received aggregate fees of approximately $4 million, (v) certain financing services for SSL for which Morgan Stanley and its affiliates received aggregate fees of approximately $3 million, and (vi) certain advisory and financing services for Vivint Solar, including in connection with relationship lending and Vivint Solar’s initial public offering announced on August 26, 2014 for which Morgan Stanley and its affiliates received aggregate fees of approximately $4 million. From July 19, 2013 until the date of the Notice Opinion, Morgan Stanley and its affiliates have provided financial advisory and/or financing services for the Blackstone Entities and have received fees for such services, including approximately $12 million for certain advisory and/or financing services provided to The Blackstone Group L.P. and including customary fees, which are significant, for advisory and/or financing services provided to Blackstone Entities. As of December 4, 2015, as far as Morgan Stanley was aware, Morgan Stanley held an aggregate interest of approximately 7.05% in the common stock of The Blackstone Group L.P., which interests were held in connection with Morgan Stanley’s investment management business, wealth management business, including client discretionary accounts, or ordinary course trading activities, including hedging activities. At the time of the Notice Opinion, Morgan Stanley and its affiliates were providing financing services unrelated to the Merger to SunEdison, including acting as a joint book-running manager on the Global IPO announced on May 7, 2015; advisory and financing services unrelated to the Merger to TerraForm Power, including in connection with TerraForm Power’s acquisition of Invenergy’s wind assets, as announced on July 6, 2015; and financial advisory and/or financing services to certain of the Blackstone Entities, and Morgan Stanley and its affiliates have, following the date of Morgan Stanley’s opinion, received and would expect to receive fees in connection with such services.

Opinion of Duff & Phelps

Vivint Solar, Inc. engaged Duff & Phelps, LLC to render an opinion as to the fairness, from a financial point of view, to Vivint Solar’s stockholders (other than 313) of (1) that portion of the Additional Cash Consideration that would be attributable toward the Note Consideration in the Section 2.01 Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all shares of Vivint Solar common stock (“Shares”) held by 313 pursuant to clause (III) of Section 2.01(b)(ii)(B) of the Merger Agreement and (2) that portion of the Additional Cash Consideration that would be attributable toward the Stock Consideration in the Section 2.01 Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all Shares held by 313 pursuant to clause (V) and clause (VII) of Section 2.01(b)(ii)(B) of the Merger Agreement.

As a leading global independent provider of financial advisory and investment banking services, Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of opinions in connection with mergers, acquisitions, spin-offs, financings, and other strategic transactions.

On December 11, 2015, Duff & Phelps delivered its analysis and opinion to the board of directors of Vivint Solar that, as of the date and subject to the assumptions, qualifications, and limitations set forth therein, (1) the portion of the Additional Cash Consideration that would be attributable toward the Note Consideration in the Section 2.01 Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all Shares held by 313 pursuant to clause (III) of Section 2.01(b)(ii)(B) of the Merger Agreement and (2) the portion of the Additional Cash Consideration that would be attributable toward the Stock Consideration in the Section 2.01 Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all Shares held by 313 pursuant to clause (V) and clause (VII) of Section 2.01(b)(ii)(B) of the Merger Agreement, is fair from a financial point of view to Vivint Solar’s stockholders (other than 313) (without giving effect to any impact of the Merger on any particular stockholder other than in its capacity as a stockholder).

The full text of the written opinion of Duff & Phelps, which sets forth, among other things, assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion, is attached as Annex M to this proxy statement and is incorporated by referenced herein. You are urged to read the opinion carefully in its entirety prior to making any investment decision.

The following is a summary of the material analyses performed by Duff & Phelps in connection with rendering its opinion. Duff & Phelps noted that the analyses have been designed specifically for the opinion and are not intended to apply to any other purposes. While this summary describes the analyses and factors that Duff & Phelps deemed material in its opinion, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any particular factor considered by it, but rather made qualitative judgments as to the significance and relevance of each factor. Duff & Phelps believes that its analysis must be considered in its entirety and that selecting portions of its analysis and the factors considered by Duff & Phelps, without considering the analysis and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the Duff & Phelps opinion. The conclusion reached by Duff & Phelps, therefore, is based on the application of Duff & Phelps’ own experience and judgment to the analysis and factors considered by Duff & Phelps, taken as a whole.

Duff & Phelps has consented to the use of its opinion in this proxy statement.

Scope of Duff & Phelps’ Analysis

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation,

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in general, and with respect to similar securities, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	Duff & Phelps reviewed the following documents:

•	Vivint Solar’s annual reports and audited financial statements included in Vivint Solar’s Form 10-K filed with the SEC on March 13, 2015 for the year ended December 31, 2014 and Vivint Solar’s unaudited interim financial statements for the quarterly period ended September 30, 2015 included in Vivint Solar’s Form 10-Q filed with the SEC on November 16, 2015;

•	SunEdison’s annual reports and audited financial statements on Form 10-K filed with the SEC for the year ended December 31, 2014 and SunEdison’s unaudited interim financial statements for the quarterly period ended September 30, 2015 included in SunEdison’s Form 10-Q filed with the SEC on November 9, 2015; and

•	Documents related to the Merger, including the Merger Agreement and the Section 2.01 Notice to be dated December 13, 2015 pursuant to Section 2.01(b)(ii)(B) of the Merger Agreement;

•	Duff & Phelps reviewed the historical trading price and trading volume of Vivint Solar’s common stock and SunEdison’s common stock and debt securities (including all series of convertible notes of SunEdison), and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	Duff & Phelps performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of selected comparable securities of SunEdison that Duff & Phelps deemed relevant; and

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Certain Assumptions made by Duff & Phelps

In its review and analysis, and in arriving at its opinion, Duff & Phelps made certain assumptions and relied on certain information. In particular, Duff & Phelps, with Vivint Solar’s consent:

•	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Vivint Solar management or its advisors, and did not independently verify such information;

•	Relied upon the fact that the board of directors of Vivint Solar was advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•	Assumed that information supplied and representations made by Vivint Solar’s management and its advisors were substantially accurate regarding Vivint Solar and the Merger;

•	Assumed that the representations and warranties made in the Merger Agreement were substantially accurate;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conformed in all material respects to the drafts reviewed;

•	Assumed that there was no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Vivint Solar or SunEdison since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there was no information or facts that would have made the information reviewed by Duff & Phelps incomplete or misleading;

•	Assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Vivint Solar or SunEdison.

Duff & Phelps advised Vivint Solar that to the extent that any of the foregoing assumptions or any of the facts on which the Duff & Phelps opinion was based proved to be untrue in any material respect, the Duff & Phelps opinion cannot and should not be relied upon. Furthermore, in its analysis and in connection with the preparation of its opinion, Duff & Phelps noted that it made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.

Summary of Financial Analyses by Duff & Phelps

The following is a summary of the material financial analyses used by Duff & Phelps in connection with its opinion. Duff & Phelps used a generally accepted valuation analysis to estimate the fair market value of the Note Consideration based on the present value of the contracted principal and interest payment schedule for the Convertible Notes and used the average internal rate of return (IRR) from SunEdison’s existing publicly traded convertible notes as the discount rate. Duff & Phelps estimated the fair market value of the Stock Consideration based on the five day volume-weighted average SunEdison stock price and the lower bound of the existing collar based on the current trading price, per the Section 2.01 Notice.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Duff & Phelps, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses or factors considered, without considering the analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying Duff & Phelps’ opinion.

Fair Market Value of Note Consideration Analysis

Duff & Phelps conducted a search for other publicly traded convertible debt securities deemed similar to the Convertible Notes to be issued as the Note Consideration. SunEdison’s existing convertible notes were deemed most similar to the Convertible Notes given they were issued by the same company and have similar terms, including coupon, maturity and equity conversion feature. The debt and equity components of SunEdison’s convertible notes are embedded in the prices and internal rates of returns (“IRRs”) of the respective securities, summarized below.

Security Description	Issue Date	Maturity Date	Term to Maturity	Original Issue Amount	Reference Price		Conversion Price	5-day VWAP(2) as of 12/10/15	IRR, based on 5-day VWAP(2)
Series A: 2.000% Senior Unsecured	12/12/2013	10/1/2018	2.8	$300	$11.47		$14.62	49.75	32.1%
Series B: 2.750% Senior Unsecured	12/12/2013	1/1/2021	5.1	$300	$11.47		$14.62	44.05	23.2%
Series C: 0.250% Senior Unsecured	6/4/2014	1/15/2020	4.1	$600	$20.67		$26.87	36.15	28.8%
Series D: 2.375% Senior Unsecured	1/21/2015	4/15/2022	6.4	$460	$18.70		$25.25	38.28	21.1%
Series E: 2.625% Senior Unsecured	5/12/2015	6/1/2023	7.5	$450	$27.61		$38.65	35.45	20.2%
Series F: 3.375% Senior Unsecured	5/12/2015	6/1/2025	9.5	$450	$27.61		$38.65	35.47	18.4%
Mean								39.86	24.0%
Median								37.21	22.2%
New Series: 2.250% Senior Unsecured	2016	2020	4.0	$351.6	$4.09	(1)	$38.51

(1)	Reference Price for the 2.250% notes is the current stock price as of December 10, 2015.
(2)	VWAP is defined as “volume weighted average price.”

Source: Bloomberg

Duff & Phelps selected a range of IRRs for the Convertible Note based on the terms of SunEdison’s existing comparable publicly traded convertible notes and the implied IRRs of such existing convertible notes. Duff & Phelps then performed a discounted cash flow analysis of the contracted principal and interest payment schedule for the Convertible Note using the range of IRRs it selected. Per the formula set forth in the Section 2.01 Notice, the discount rate used in the valuation of the convertible notes was the average IRR of each series of existing SunEdison convertible notes. Duff & Phelps determined that the resulting price from this formula is within the range suggested by the selected IRRs.

Present Value of the Aggregate Note Consideration
	Low		High	As of 12/10/2015(2)
Selected IRR(1)	29.0%	-	22.0%	24.0%
Present Value of Note	$137 (3)	-	$173 (3)	$169
Value as a % of Par(4)	39.0%	-	49.2%	48.1%

(1)	The lower bound and higher bound depicted here were chosen based on Duff & Phelps’ judgment and its analysis of the selected comparable securities, including a comparison of certain terms of the selected comparable securities, such as coupon, maturity date and conversion price, to the terms of the Convertible Notes.
(2)	Calculated per the formula set forth in the Section 2.01 Notice

(3)	Calculated as the net present value of the contracted principal and interest payment schedule of the Convertible Note using the lower/higher bound as the discount rate.
(4)	“Value as a % of Par” is calculated as the fair market value of the aggregate Note Consideration payable in respect of all outstanding Shares divided by the aggregate principal amount Note Consideration payable in respect of all Shares, which principal amount was $351.6 million as of December 1, 2015.

Note: Dollar amounts are in millions

Fair Market Value of Stock Consideration Analysis

Pursuant to the Merger Agreement, the amount of per share Signing Stock Consideration to be paid in respect of the Public Shares without the exercise of the Reallocation Option is equal to $3.31 divided by the volume weighted average price (“VWAP”) per share of SunEdison common stock (rounded down to the nearest cent) on the NYSE for the 30 consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time, subject to a collar. Based on the trading price of SunEdison common stock as of December 10, 2015, the amount of Signing Stock Consideration payable in respect of each Public Share was 0.120 shares of SunEdison common stock. Duff & Phelps estimated the fair market value of the per share Signing Stock Consideration as the VWAP for the 5 consecutive trading days ending on (and including) December 10, 2015, which resulted in a value of $0.46 per share of Public Share.

Pursuant to the Merger Agreement, the amount of per share Additional Stock Consideration to be paid in respect of the Public Shares without the exercise of the Reallocation Option is equal to $0.75 divided by the VWAP for the 5 consecutive trading days ending on (and including) the second trading day immediately prior to the Effective Time. Based on the trading price of SunEdison common stock as of December 10, 2015, the amount of Signing Stock Consideration payable in respect of each Public Share was 0.197 shares of SunEdison common stock. Duff & Phelps estimated the fair market value of the per share Additional Stock Consideration as the VWAP for the 5 consecutive trading days ending on (and including) December 10, 2015, which resulted in a value of $0.75 per share of Public Share.

Based on the above, the fair market value of the per share Stock Consideration payable in respect of each Public Share was estimated to be $1.20 (after giving effect to rounding) as of December 10, 2015.

Summary of Total Consideration

Based on the fair market value of the Note Consideration and the Stock Consideration described above and the formula set forth in the Section 2.01 Notice, Duff & Phelps calculated the per share consideration to Vivint Solar’s existing public stockholders and 313 as follows:

Per Share Consideration for public stockholders
Cash Consideration	$7.89
Additional Cash Consideration
FMV of the Note Consideration	$1.59
FMV of the Stock Consideration	$1.20

Total Per Share Merger Consideration	$10.68

Note: “FMV” is defined as fair market value.

Per Share Consideration for 313
Convertible Notes Component
Principal Amount of the aggregate Note Consideration	$351.6
Multiplied by: Value % of Par	48.1%

FMV of the aggregate Note Consideration	$169.1
Divided by: Number of Shares held by 313	82.4

FMV of Convertible Notes payable per Share held by 313	$2.05

Stock Consideration Component

Signing Stock Consideration
Number of outstanding Shares as of December 1, 2015 Signing Stock Consideration exchange ratio	106.5 0.120

Aggregate Signing Stock Consideration(1)	12.8

Additional Stock Consideration
Number of outstanding Shares as of December 1, 2015 Additional Stock Consideration exchange ratio	106.5 0.197

Aggregate Additional Stock Consideration(1)	21.0
Aggregate Stock Consideration(1)	33.8
Multiplied by: 5-day VWAP of SunEdison common stock	$3.80

Total FMV of aggregate Stock Consideration	$128.4
Divided by: Number of Shares held by 313	82.4

FMV of SunEdison common stock payable per Share held by 313	$1.56
Cash Component
Cash Consideration	$7.89
Minus: Aggregate Additional Cash Consideration allocated equally among Shares held by 313(2)	$0.82

Cash consideration payable per Share held by 313	$7.07

Total Per Share Merger Consideration	$10.68

(1)	Represents the aggregate number shares of SunEdison common stock payable to 313 with the exercise of the Reallocation Option for such type of Stock Consideration.
(2)	Calculated as the aggregate Additional Cash Consideration ($2.79 multiplied by the number of outstanding Public Shares) divided by the outstanding Shares held by 313.

Source: Share price data collected from Bloomberg.

Notes:	All prices and calculations as of December 10, 2015, unless otherwise noted.
Dollar amounts are in millions, except for per share values
Shares are in millions
“FMV” is defined as fair market value.

Certain Qualifications and Limitations of the Duff & Phelps Opinion

Duff & Phelps prepared its opinion effective as of December 11, 2015. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date of the opinion.

Duff & Phelps did not evaluate Vivint Solar’s or SunEdison’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of Vivint Solar, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps assumed that such terms are the most beneficial terms, from Vivint Solar’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the board of directors of Vivint Solar or any other party with respect to alternatives to the Merger.

Duff & Phelps did not express any opinion as to the market price or value of Vivint Solar’s or SunEdison’s common stock (or anything else) after the announcement or the consummation of the Merger. The opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of Vivint Solar’s or SunEdison’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the opinion, Duff & Phelps did not express any opinion with respect to (i) the amount or nature of any compensation to any of Vivint Solar’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of Vivint Solar in the Merger, or with respect to the fairness of any such compensation, or (ii) the fairness of the Public Cash Consideration or Merger Consideration or any portion thereof, except and only to the extent set forth under the opinion.

The opinion was furnished solely for the use and benefit of the board of directors of Vivint Solar in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express written consent. The opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the board of directors of Vivint Solar or any stockholder should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction and (iv) does not indicate that the formulations described in clause (II) of Section 2.01(b)(ii)(A) of the Merger Agreement and the Section 2.01 Notice are the best possibly attainable under any circumstances; instead, it merely states whether such formulations fall within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. The opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the board of directors of Vivint Solar and will receive approximately $750,000 for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in the opinion or whether or not the Merger is successfully consummated. Pursuant to the terms of the engagement letter between Vivint Solar and Duff & Phelps, $375,000 of Duff & Phelps’ fee was payable upon Duff & Phelps’ stating to the board of directors of Vivint Solar that it was prepared to deliver its opinion. Vivint Solar has also agreed to reimburse Duff & Phelps for its reasonable expenses incurred in performing its services. In addition, Vivint Solar has agreed to indemnify Duff & Phelps and its affiliates, their respective directors, officers, agents and employees against certain liabilities and expenses related to or arising out of Duff & Phelps’ engagement.

During the two years preceding the date of the opinion, Duff & Phelps has provided accounting related valuation services for SunEdison for financial reporting purposes for which Duff & Phelps and its affiliates received approximately $2 million in fees. During such prior two year period, Duff & Phelps has also provided valuation services for certain affiliates of Blackstone, the private equity firm that controls 313, Vivint Solar’s controlling stockholder for which Duff & Phelps and its affiliates received approximately $5.6 million in fees. For these prior engagements, Duff & Phelps also received customary expense reimbursement, and indemnification.

Certain Vivint Solar Forecasted Financial Information

General Information Regarding Forecasts

This section includes a summary of certain financial estimates that were prepared by management of Vivint Solar and provided to Morgan Stanley and/or the board of directors of Vivint Solar in some cases (as indicated below) and to SunEdison in some cases (as indicated below), collectively the “Forecasts”. The Forecasts were not prepared with a view to public disclosure and the Forecasts were not prepared in compliance with the requirements of GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Vivint Solar’s independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the Forecasts presented in this proxy statement, and Vivint Solar’s accounting firm has not expressed any opinion or any other form of assurance regarding such information or the likelihood that Vivint Solar may achieve any particular results, and accordingly the independent registered public accounting firm does not assume any responsibility for or relating to the Forecasts and disclaims any association with such Forecasts. The audit reports of SunEdison and Vivint Solar incorporated herein by reference to SunEdison’s and Vivint Solar’s respective historical SEC filings relate solely to their respective historical financial information. Such audit reports incorporated by reference herein do not extend to the Forecasts and should not be read to do so.

The Forecasts are not being included in this proxy statement to influence any Vivint Solar stockholder’s decision whether to vote to adopt the Merger Agreement, as amended, or whether to vote to approve any other proposal set forth herein, but rather because the Forecasts were in some cases (as indicated below) used by the board of directors of Vivint Solar and Morgan Stanley in connection with the financial analysis of the Merger and the other transactions contemplated by the Merger Agreement and the Merger Agreement Amendment, as applicable and, in some cases (as indicated below) disclosed to SunEdison in connection with the proposed transaction.

You should not place undue reliance on the Forecasts set forth below. In addition, the Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. There can be no assurance that the results indicated in the Forecasts will be realized or that actual results will not be materially higher or lower than projected. Because the Forecasts set forth below cover multiple years, such information by its nature becomes less reliable with each successive year. The Forecasts may not be predictive of the future financial performance of SunEdison, Vivint Solar or the combined company, and, in fact, actual results of SunEdison, Vivint Solar and the combined company for the periods covered in the Forecasts may, and likely will, differ from the results indicated in the Forecasts and such differences could be material. Vivint Solar does not intend to, and disclaims any obligation to, update, correct, or otherwise revise the Forecasts to reflect circumstances existing or arising after the date such Forecasts were generated or to reflect the occurrence of future events, even if any or all of the assumptions or other information underlying the Forecasts are shown to be in error. The Forecasts included in this document are forward-looking statements that are also subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors” section of the documents incorporated by reference into this proxy statement. In addition, see “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 35.

The Forecasts were developed by Vivint Solar management and, in some cases (as indicated below) were used by Vivint Solar’s financial advisor and Vivint Solar’s board of directors in connection with the evaluation of the Merger and the other transactions contemplated by the original Merger Agreement and the Merger Agreement Amendment, as applicable, and, in some cases (as indicated below) these metrics were shared by Vivint Solar with SunEdison during negotiations and discussions leading to the execution of the Merger

Agreement and the Merger Agreement Amendment. The metric titled “Total Projected Cash Flows” was not shared with SunEdison during negotiations and discussions leading to the execution of the original Merger Agreement or the Merger Agreement Amendment.

Important Information about the Forecasts

The inclusion of the summary of the Forecasts in this proxy statement should not be regarded as a representation of SunEdison or of Vivint Solar, or an indication that any of SunEdison or Vivint Solar or their respective affiliates, advisors or representatives considered, or now consider, any of the Forecasts to be a reliable prediction of actual future events or results and the Forecasts should not be relied upon as such. The Forecasts are subjective in many respects and thus subject to interpretation. As a result, these financial projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. While presented with numeric specificity, the Forecasts set forth below reflect numerous estimates and assumptions with respect to industry performance and competition, general U.S. and global business, economic, regulatory, market and financial conditions, commodity prices, availability of financing, environmental concerns and environmental laws and regulations, availability and size of government incentives, availability of supplies, the price of utility-generated electricity and electricity from other sources and other matters specific to the solar wafer, solar energy and wind energy industries, all of which are difficult to predict, inherently subject to error and in many cases are beyond the control of SunEdison, Vivint Solar or the combined company. The Forecasts reflect assumptions as to certain business decisions that are subject to change. The Forecasts also do not reflect any changes in SunEdison’s or Vivint Solar’s operations or strategy that may be implemented after the consummation of the Merger or any costs or obligations incurred by SunEdison or Vivint Solar in connection with the Merger and the subsequent integration of the operations of SunEdison and Vivint Solar.

None of Vivint Solar, SunEdison or any of their respective affiliates, advisors or representatives makes any representation to any stockholder of Vivint Solar or any other person regarding the ultimate performance of SunEdison, Vivint Solar or the combined company compared to the Forecasts, and none of them intends to disclose any update, reconciliation or revision to the Forecasts to reflect circumstances existing after the respective dates on which the Forecasts were prepared or to reflect the occurrence of future events, including any actual results of operations of Vivint Solar or the combined company, even if any or all of the assumptions underlying the Forecasts are shown to be in error. SunEdison and Vivint Solar have not made any representations to each other, in the original Merger Agreement, the Merger Agreement Amendment or otherwise, concerning the Forecasts or their accuracy for any purpose.

Vivint Solar’s management believes that the Forecasts were prepared in good faith and on a reasonable basis based on the best information available to its management team at the time of their preparation. The inclusion of the projections in this proxy statement should not be regarded as an indication that SunEdison or Vivint Solar or any of their respective affiliates, advisors, representatives, or any other recipient of this information considered or considers the projections to be predictive of actual future events, and the projections should not be relied upon as such.

Certain Unaudited Financial Information Reviewed by Vivint Solar’s Board of Directors and Vivint Solar’s Financial Advisor

As a matter of course, Vivint Solar does not publicly disclose long-term financial or operating projections other than limited short-term guidance concerning select metrics in connection with its annual and quarterly earnings announcements. In connection with its evaluation of the Merger, Vivint Solar’s board of directors considered certain unaudited, non-public financial and operating projections of Vivint Solar as a standalone company for each of 2015, 2016 and 2017, described in greater detail below. Because such projections were prepared assuming Vivint Solar remains a standalone company, they do not give effect to the Merger or any related synergies.

The Vivint Solar Forecasts that were delivered to management of SunEdison during negotiations and discussions prior to the execution of the Merger Agreement were delivered pursuant to the existing non-disclosure agreements between the parties and were not intended for public disclosure. As noted above and as indicated below, certain of the Vivint Solar Forecasts described below were used by Morgan Stanley and Vivint Solar’s board of directors in connection with the evaluation of the Merger.

The projections were based on management’s beliefs and assumptions and on information that was available to management when the projections were made. Although Vivint Solar’s management believed that it had a reasonable basis for each of these estimates, these estimates are based on a combination of assumptions that may not prove to be accurate over time. Limitations on access to capital, changes to Vivint Solar’s business model, underperformance of the solar energy systems, payment defaults by Vivint Solar’s customers, cancellation of signed contracts, competition from other distributed solar energy companies, development in the distributed solar energy market and the energy market more broadly, technical innovation or other factors could cause Vivint Solar’s actual results to differ materially from its projections.

In light of the foregoing factors and the uncertainties inherent in financial and operating projections, stockholders are cautioned not to rely on such projections as predictive of future events.

The following tables present selected summary projections with respect to Vivint Solar prepared by its management.

Financial Projections made available to SunEdison prior to the execution of the Merger Agreement in April 2015

	Year Ending December 31,
	2015	2016
	(in millions)
Revenue	$55.0	$112.4
Total Operating Expenses	256.1	351.0
Loss from operations	(201.1)	(238.5)
Loss before income taxes and non-controlling interests(1)	(209.9)	(256.5)

(1)	“Loss before income taxes and non-controlling interests” represents loss from operations less interest expense and other income/expense.

In addition, in April 2015, Vivint Solar provided SunEdison with cash flow estimates based on information requested to be included by SunEdison for the period beginning in 2016 through 2020 for systems projected to be installed as of December 31, 2015. Such estimates were not prepared for Vivint Solar’s internal use and were considered preliminary in nature.

Sources and Uses Estimates made available to SunEdison

Prior to entering into the Merger Agreement, Vivint Solar also provided SunEdison with an estimate of monthly operating cash-flows, taking into account anticipated sources and uses of cash, for the period from July 2015 through March 2016.

In addition, prior to entering into the Merger Agreement Amendment, Vivint Solar provided SunEdison with an estimate of monthly operating cash-flows, taking into account anticipated sources and uses of cash, for the period from July 2015 through December 2016.

Financial Projections made available to Morgan Stanley prior to the execution of the Merger Agreement in July 2015

	Year Ending December 31,
	2015	2016
	(in millions)
Revenue	$58.2	$127.8
Total operating expenses	281.6	396.3
Loss from operations	(223.4)	(268.5)
Loss before income taxes and non-controlling interests(1)	(234.3)	(300.0)
Net Loss	(270.8)	(330.0)

(1)	“Loss before income taxes and non-controlling interests” represents loss from operations less interest expense and other income/expense.

	Year Ending December 31,
	2015	2016
	(in millions)
Net Cash used in operating activities	$(199.7)	($171.5)
Net cash used in investing activities	(680.5)	(1,332.9)
Net cash provided by financing activities	715.6	1,724.0
Net Cash Flows	$(164.6)	$219.6

Financial Projections made available to Morgan Stanley prior to the execution of the Merger

Agreement Amendment

	Year Ending December 31,
	2015	2016
	(in millions)
Revenue	$64.5	$112.2
Total operating expenses	277.1	302.0
Loss from operations	(212.6)	(189.8)
Loss before income taxes and non-controlling interests(1)	(224.9)	(217.6)
Net Loss	(252.2)	(217.6)

(1)	“Loss before income taxes and non-controlling interests” represents loss from operations less interest expense and other income/expense.

	Year Ending December 31,
	2015	2016
	(in millions)
Net Cash used in operating activities	(217.5)	(243.1)
Net cash used in investing activities	(551.7)	(651.0)
Net cash provided by financing activities	603.4	838.4
Net Cash Flows	$(165.8)	$(55.8)

Key Operating Metric made available to Vivint Solar’s board of directors, Morgan Stanley and

SunEdison prior to the execution of the Merger Agreement

	Year Ending December 31,
	2015	2016	2017
Megawatts Installed (MW)(1)	300	600	1,020

(1)	“Megawatts Installed” represents the aggregate megawatt nameplate capacity of solar energy systems projected to be installed during the applicable period. Vivint Solar tracks the nameplate capacity of its solar energy systems as measured in megawatts DC STC, or direct current standard test conditions. Because the size of solar energy systems varies greatly, Vivint Solar believes that aggregate megawatt nameplate capacity of the systems is an indicator of its growth rate. Vivint Solar tracks historical megawatts installed in a given period as an indicator of asset growth in the period.

Key Operating Metric made available to SunEdison in October 2015, prior to the execution of the Merger Agreement Amendment

	Year Ending December 31,
	2015	2016
Megawatts Installed (MW)(1)	238	550

(1)	“Megawatts Installed” represents the aggregate megawatt nameplate capacity of solar energy systems projected to be installed during the applicable period. Vivint Solar tracks the nameplate capacity of its solar energy systems as measured in megawatts DC STC, or direct current standard test conditions. Because the size of solar energy systems varies greatly, Vivint Solar believes that aggregate megawatt nameplate capacity of the systems is an indicator of its growth rate. Vivint Solar tracks historical megawatts installed in a given period as an indicator of asset growth in the period.

On December 2, 2015 Vivint Solar advised SunEdison that it was revising its projections to between 229-232 Megawatts Installed for 2015.

Key Operating Metric made available to Vivint Solar’s board of directors and Vivint Solar’s financial advisor in December 2015, prior to the execution of the Merger Agreement Amendment

	Year Ending December 31,
	2015	2016	2017
Megawatts Installed (MW)(1)	229	350	500

(1)	“Megawatts Installed” represents the aggregate megawatt nameplate capacity of solar energy systems projected to be installed during the applicable period. Vivint Solar tracks the nameplate capacity of its solar energy systems as measured in megawatts DC STC, or direct current standard test conditions. Because the size of solar energy systems varies greatly, Vivint Solar believes that aggregate megawatt nameplate capacity of the systems is an indicator of its growth rate. Vivint Solar tracks historical megawatts installed in a given period as an indicator of asset growth in the period.

Other Operating Metric made available to Vivint Solar’s financial advisor prior to the execution of the Merger Agreement

	Total Projected Cash Flows Over 30-Year Period(1)(2)
	(in millions)
Systems installed in 2015 and prior	$1,307	(3)
Systems installed in 2016	1,341	(4)
Systems installed in 2017	2,415	(5)

(1)	“Total Projected Cash Flows” represents the sum of undiscounted net cash flows that Vivint Solar expects to receive from customers pursuant to long-term customer contracts and the estimated value of SRECs, net of estimated cash distributions to fund investors and estimated operating expenses (including operations, maintenance and administrative activities) and debt service costs for systems expected to be installed in the respective periods and over the course of the estimated 30 year useful life for the systems. The anticipated expenses include accounting, reporting, audit, insurance, maintenance and repairs. Vivint Solar also includes the replacement cost of inverters, which have a 10 to 20-year warranty, with an estimated 2% annual price decline from current pricing. Vivint Solar’s other costs and exposure related to this equipment is mainly covered by the applicable product’s warranty, which generally meet or exceed the life of the contract. Aside from the inverter replacement costs, Vivint Solar expects to incur routine operating costs which are mainly administrative in nature and estimated based on Vivint Solar’s experience in the normal course of business. Expected distributions to fund investors vary between the different funds and are based on individual fund contract provisions. These distributions are estimated based on contracted rates, expected sun hours, and the production capacity of the solar equipment installed. Total Projected Cash Flows includes the estimated value of SRECs over a 10-year period. This metric is different than retained value, one of Vivint Solar’s key operating metrics, because retained value discounts the value of the cash flows on a net present value basis, and does not include debt servicing costs or the estimated value of SRECs.

(2)	In addition to Total Projected Cash Flows, Vivint Solar provided to Morgan Stanley estimated amounts for the following line-items in 2016 and 2017, which were used by Morgan Stanley as offsets against Vivint Solar’s cash flows in Morgan Stanley’s financial analysis: General & Administrative and Other; Corporate Interest Expense; Change in Net Working Capital and Corporate Taxes (related to Vivint Solar). The net corporate expenses derived from the sum of these line items were $91 million for 2016 and $166 million for 2017.

(3)	Such Total Projected Cash Flows are comprised of the following year-by-year cash flows (in millions, rounded to the nearest whole million, with negative cash flows indicated in parentheses): Year 1 - $22, Year 2 - $23, Year 3 - $23, Year 4 - $22, Year 5 - $23, Year 6 - $22, Year 7 - $22, Year 8 - $20, Year 9 - $21, Year 10 - $21, Year 11 - $17, Year 12 - $18, Year 13 - $19, Year 14 - $20, Year 15 - $21, Year 16 - $22, Year 17 - $23, Year 18 - $24, Year 19 - $25, Year 20 - $26, Year 21 - $58, Year 22 - $71, Year 23 - $73, Year 24 - $88, Year 25 - $92, Year 26 - $94, Year 27 - $96, Year 28 - $99, Year 29 - $101, Year 30 - $104.

(4)	Such Total Projected Cash Flows are comprised of the following year-by-year cash flows (in millions, rounded to the nearest whole million, with negative cash flows indicated in parentheses): Year 1 - $29, Year 2 - $31, Year 3 - $31, Year 4 - $31, Year 5 - $31, Year 6 - $32, Year 7 - $32, Year 8 - $25, Year 9 - $26, Year 10 - $27, Year 11 - $19, Year 12 - $20, Year 13 - $22, Year 14 - $23, Year 15 - $24, Year 16 - $26, Year 17 - $23, Year 18 - $20, Year 19 - $21, Year 20 - $6, Year 21 - ($19), Year 22 - $79, Year 23 - $79, Year 24 - $90, Year 25 - $96, Year 26 - $98, Year 27 - $101, Year 28 - $103, Year 29 - $106, Year 30 - $108.

(5)	Such Total Projected Cash Flows are comprised of the following year-by-year cash flows (in millions, rounded to the nearest whole million, with negative cash flows indicated in parentheses): Year 1 - $62, Year 2 - $64, Year 3 - $66, Year 4 - $69, Year 5 - $71, Year 6 - $73, Year 7 - $76, Year 8 - $68, Year 9 - $71, Year 10 - $74, Year 11 - $56, Year 12 - $60, Year 13 - $63, Year 14 - $67, Year 15 - $70, Year 16 - $66, Year 17 - $37, Year 18 - $39, Year 19 - $41, Year 20 - ($204), Year 21 - $3, Year 22 - $136, Year 23 - $145, Year 24 - $152, Year 25 - $155, Year 26 - $159, Year 27 - $163, Year 28 - $167, Year 29 - $171, Year 30 - $175.

Other Operating Metric made available to Vivint Solar’s financial advisor prior to the execution of the Merger Agreement Amendment

	Total Projected Cash Flows Over 30-Year Period(1)(2)
	(in millions)
Systems installed in 2015 and prior	$1,024	(3)
Systems installed in 2016	794	(4)
Systems installed in 2017	1,184	(5)

(1)	“Total Projected Cash Flows” represents the sum of undiscounted net cash flows that Vivint Solar expects to receive from customers pursuant to long-term customer contracts and the estimated value of SRECs, net of estimated cash distributions to fund investors and estimated operating expenses (including operations, maintenance and administrative activities) and debt service costs for systems expected to be installed in the respective periods and over the course of the estimated 30 year useful life for the systems. The anticipated expenses include accounting, reporting, audit, insurance, maintenance and repairs. Vivint Solar also includes the replacement cost of inverters, which have a 10 to 20-year warranty, with an estimated 2% annual price decline from current pricing. Vivint Solar’s other costs and exposure related to this equipment is mainly covered by the applicable product’s warranty, which generally meet or exceed the life of the contract. Aside from the inverter replacement costs, Vivint Solar expects to incur routine operating costs which are mainly administrative in nature and estimated based on Vivint Solar’s experience in the normal course of business. Expected distributions to fund investors vary between the different funds and are based on individual fund contract provisions. These distributions are estimated based on contracted rates, expected sun hours, and the production capacity of the solar equipment installed. Total Projected Cash Flows includes the estimated value of SRECs over a 10-year period. This metric is different than retained value, one of Vivint Solar’s key operating metrics, because retained value discounts the value of the cash flows on a net present value basis, and does not include debt servicing costs or the estimated value of SRECs.

(2)	In addition to Total Projected Cash Flows, Vivint Solar provided to Morgan Stanley estimated amounts for the following line-items in 2016 and 2017, which were used by Morgan Stanley as offsets against Vivint Solar’s cash flows in Morgan Stanley’s financial analysis: General & Administrative and Other; Corporate Interest Expense; Change in Net Working Capital and Corporate Taxes (related to Vivint Solar). The net corporate expenses derived from the sum of these line items were $207 million for 2016 and $100 million for 2017.

(3)	Such Total Projected Cash Flows are comprised of the following year-by-year cash flows (in millions, rounded to the nearest whole million, with negative cash flows indicated in parentheses): Year 1 - $19, Year 2 - $20, Year 3 - $19, Year 4 - $19, Year 5 - $19, Year 6 - $19, Year 7 - $19, Year 8 - $16, Year 9 -$17, Year 10 - $18, Year 11 - $14, Year 12 - $15, Year 13 - $15, Year 14 - $16, Year 15 - $17, Year 16 - $18, Year 17 - $19, Year 18 - $20, Year 19 - $20, Year 20 - $21, Year 21 - $2, Year 22 - $59, Year 23 - $61, Year 24 - $62, Year 25 - $70, Year 26 - $78, Year 27 - $80, Year 28 - $82, Year 29 - $84, Year 30 - $86.

(4)	Such Total Projected Cash Flows are comprised of the following year-by-year cash flows (in millions, rounded to the nearest whole million, with negative cash flows indicated in parentheses): Year 1 - $17, Year 2 - $18, Year 3 - $18, Year 4 - $18, Year 5 - $18, Year 6 - $18, Year 7 - $19, Year 8 - $14, Year 9 -$15, Year 10 - $16, Year 11 - $11, Year 12 - $12, Year 13 - $13, Year 14 - $13, Year 15 - $14, Year 16 -$15, Year 17 - $13, Year 18 - $12, Year 19 - $13, Year 20 - $3, Year 21 - $1, Year 22 - $45, Year 23 - $46, Year 24 - $54, Year 25 - $56, Year 26 - $57, Year 27 - $59, Year 28 - $60, Year 29 - $62, Year 30 - $63.

(5)	Such Total Projected Cash Flows are comprised of the following year-by-year cash flows (in millions, rounded to the nearest whole million, with negative cash flows indicated in parentheses): Year 1 - $30, Year 2 - $32, Year 3 - $33, Year 4 - $34, Year 5 - $35, Year 6 - $36, Year 7 - $37, Year 8 - $33, Year 9 -$35, Year 10 - $36, Year 11 - $28, Year 12 - $29, Year 13 - $31, Year 14 - $33, Year 15 - $35, Year 16 -$32, Year 17 - $18, Year 18 - $19, Year 19 - $20, Year 20 - ($100), Year 21 - $1, Year 22 - $66, Year 23 -$71, Year 24 - $74, Year 25 - $76, Year 26 - $78, Year 27 - $80, Year 28 - $82, Year 29 - $84, Year 30 -$86.

Regulatory Approvals Required for the Merger

Under the HSR Act, SunEdison and Vivint Solar were required to file notifications with the Premerger Notification Office of the FTC and the Antitrust Division of the DOJ and observe a mandatory waiting period before completing the Merger. On July 30, 2015, both SunEdison and Vivint Solar filed the required notification materials under the HSR Act. On August 13, 2015, the FTC and DOJ granted early termination of the waiting period under the HSR Act.

SunEdison and Vivint Solar have agreed to cooperate with each other and use their respective reasonable best efforts to cause the consummation of the Merger to occur, including using reasonable best efforts to take all actions reasonably necessary to comply promptly with all legal requirements that may be imposed on SunEdison or Vivint Solar, as applicable, or their respective subsidiaries with respect to the consummation of the Merger. This obligation includes the obligation to obtain all approvals and consents from any governmental entity or third party necessary, proper or advisable to consummate the Merger.

In addition to the antitrust-related filings and clearances discussed above and the filing with the SEC of this proxy statement, SunEdison and Vivint Solar must make any required filings and obtain any required approvals as may be required under the rules and regulations of the NYSE and must cause the filing and recordation of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL. Other than the approvals discussed above, SunEdison and Vivint Solar are not required to obtain any additional consent, approval, license, permit, order or authorization of a governmental authority or action of, registration, declaration or filing with or notice to any governmental authority and no such consent, approval, license, permit, order, authorization, action, registration, declaration, filing or notice is a condition to the consummation of the Merger unless the failure to make or obtain such item, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of SunEdison or Vivint Solar, respectively, and its respective subsidiaries, taken as a whole, or that would prevent Vivint Solar or SunEdison and Merger Sub from consummating the transactions contemplated by the Merger Agreement. SunEdison and Vivint Solar do not believe that the failure to receive any such regulatory approvals, other than any required approvals from the NYSE and the filing and recordation of the certificate of merger with the Secretary of State of the State of Delaware, would reasonably be expected to result in a material adverse effect on SunEdison or Vivint Solar. The parties will work diligently to respond to outstanding requests and inquiries by government agencies in an effort to secure clearance for the Merger.

Notwithstanding the termination of the waiting period under the HSR Act, SunEdison and Vivint Solar cannot make assurances that the FTC, the DOJ or other government agencies, including state attorneys general, or the NYSE or private parties will not initiate actions to challenge the Merger before or after it is completed. Any such challenge to the Merger could result in a court order enjoining the Merger or in restrictions or conditions that would have a material adverse effect on the combined company if the Merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. Under the terms of the Merger Agreement, SunEdison is required to commit to any divestitures or similar arrangements with respect to the assets or business of SunEdison or any of its subsidiaries or affiliates or of Vivint Solar or any of its subsidiaries, affiliates or joint ventures if that divestiture or arrangement is required as a condition to obtaining any clearance required under the HSR Act, but no such divestiture or similar arrangement will be required if such action would, individually or in the aggregate, have a material adverse effect on SunEdison, Vivint Solar and their respective subsidiaries and affiliates, taken as a whole, following the consummation of the transactions contemplated by the Merger Agreement. No additional stockholder approval of Vivint Solar is expected to be required or sought for any decision made by SunEdison or Vivint Solar after the Special Meeting of Stockholders.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the Merger applicable to U.S. Holders (as defined below) of Vivint Solar common stock that exchange their shares of Vivint Solar common stock for their portion of the Merger Consideration in the Merger and the ownership of SunEdison common stock and the Convertible Notes, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date of the Merger. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion is limited to U.S. Holders who hold their Vivint Solar common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a U.S. Holder of Vivint Solar common stock. In addition, it does not address consequences relevant to holders of Vivint Solar common stock that are subject to particular rules, including, without limitation:

•	persons subject to the alternative minimum tax or the tax net investment income;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding Vivint Solar common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons who are not U.S. Holders;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers or dealers in securities, commodities or foreign currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	S corporations, partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or investors in such entities;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell Vivint Solar common stock under the constructive sale provisions of the Code;

•	mutual funds;

•	controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, or U.S. expatriates;

•	persons who hold or receive Vivint Solar common stock pursuant to the exercise of any employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

•	persons who exercise appraisal rights;

•	persons whose shares of Vivint Solar common stock are restricted by law from sale on an established securities market;

•	persons who actually or constructively own more than 5% of Vivint Solar common stock; and

•	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Vivint Solar common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding Vivint Solar common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to their specific circumstances.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Vivint Solar common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors that are not within SunEdison’s control. You should consult your own independent tax advisor as to the specific tax consequences of the Merger in your particular circumstances and the ownership of SunEdison common stock and Convertible Notes received in the Merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Exchange of Vivint Solar Common Stock Solely for Cash Consideration

A U.S. Holder’s receipt of cash in exchange for Vivint Solar common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, such U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash received by such holder in the Merger and (2) such holder’s adjusted tax basis in the shares of Vivint Solar common stock exchanged therefor in the Merger.

Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Vivint Solar common stock immediately prior to the Merger is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares (generally, shares purchased at the same time in the same transaction) of Vivint Solar common stock surrendered. For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential U.S. federal rates. The deductibility of capital losses is subject to certain limitations. Each U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the Merger.

Exchange of Vivint Solar Common Stock for Cash, Shares of SunEdison Common Stock and Convertible Notes

Tax Treatment of the Merger

A U.S. Holder’s receipt of cash, shares of SunEdison common stock and the Convertible Notes in exchange for Vivint Solar common stock in the Merger (such U.S. Holders, after delivery of the Notice, not to include any Public Stockholders) will be a taxable transaction for U.S. federal income tax purposes. Accordingly, such U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the sum of (a) the amount of cash received by such holder in the Merger and (b) the fair market value, at the Effective Time, of the shares of SunEdison common stock and the issue price of the Convertible Notes received by such holder in the Merger, and (2) such holder’s adjusted tax basis in the shares of Vivint Solar common stock exchanged therefor in the Merger.

Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Vivint Solar common stock immediately prior to the Merger is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares (generally, shares purchased at the same time in the same transaction) of Vivint Solar common stock surrendered. For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential U.S. federal rates. The deductibility of capital losses is subject to certain limitations. Each U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the Merger.

Under Section 453 of the Code, the installment method of reporting any gain from the exchange of the Merger Consideration for Vivint Solar common stock (including any gain attributable to receipt of a Convertible Note) will not be available to U.S. Holders because Vivint Solar common stock is traded on an established securities market. As such, a U.S. Holder will recognize gain, if any, from the exchange of the Merger Consideration for Vivint Solar common stock in the year of the Effective Time.

The U.S. Holder’s tax basis in shares of SunEdison common stock or Convertible Notes received in the Merger will equal the fair market value of such SunEdison common stock and the issue price of such Convertible Notes at the Effective Time and the holding period for such shares and Convertible Notes will begin on the date immediately following the Effective Time.

Consequences of Holding SunEdison Common Stock

Distributions to U.S. Holders on SunEdison common stock received in the Merger that are paid out of SunEdison’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be treated as dividends for U.S. federal income tax purposes. Dividends received by individual U.S. Holders with respect to SunEdison common stock generally should qualify as “qualified dividend income” eligible for a reduced tax rate so long as certain holding period requirements are met. Dividends paid on SunEdison common stock generally will be eligible for the dividends received deduction if the U.S. Holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Any distributions not constituting a dividend will be treated first as reducing the adjusted basis in the U.S. Holder’s shares of SunEdison common stock and, to the extent such distribution exceeds the adjusted basis in the U.S. Holder’s shares of SunEdison common stock, as gain from the sale or exchange of such stock.

Upon the sale or other taxable disposition of SunEdison common stock received in the Merger, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on such sale or taxable disposition and the U.S. Holder’s adjusted tax basis in the shares of SunEdison common stock sold. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of SunEdison common stock sold is more than one year. For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at a preferential U.S. federal rate. The deductibility of capital losses is subject to certain limitations.

Consequences of Holding Convertible Notes

Interest. Interest received by a U.S. Holder on a Convertible Note will generally be taxable to the U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such holder’s usual method of accounting for U.S. federal income tax purposes.

Distributions. The conversion rate of the Convertible Notes will be adjusted in certain circumstances as described in “Description of Convertible Notes—Conversion Rate; Adjustments.” Adjustments to the conversion rate made pursuant to a reasonable adjustment formula which has the effect of preventing dilution of the interests of the holders of the Convertible Notes generally will not be considered to result in a constructive distribution of stock. Other adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may in some circumstances result in a constructive distribution to such U.S. Holder. Any constructive distributions will be taxable as a dividend to the extent of current or accumulated earnings and profits of SunEdison to holders of the Convertible Notes for U.S. federal income tax purposes, notwithstanding the fact that the holders of the Convertible Notes do not receive an actual distribution of cash or property. U.S. Holders of the Convertible Notes are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from an adjustment to (or failure to adjust) the conversion rate of the Convertible Notes.

Exchange of Convertible Notes. The tax treatment of the exchange of Convertible Notes for SunEdison common stock depends on whether the Convertible Notes are treated as securities for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a security depends on an evaluation of the overall nature of the debt obligation. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a maturity at issuance of ten years or more constitute securities.

Convertible Notes Treated as Securities. If the Convertible Notes constitute securities for U.S. federal income tax purposes, the conversion of Convertible Notes into shares of SunEdison common stock will be a tax-free “recapitalization” for U.S. federal income tax purposes. Accordingly, if you are a U.S. Holder of Convertible Notes, you generally will not recognize gain or loss on the receipt of shares in exchange for your Convertible Notes. The adjusted tax basis of SunEdison common stock received on conversion (including any fractional shares deemed to be received) should equal the adjusted tax basis of the Convertible Notes converted (less any basis attributable to accrued but unpaid interest) and the holding period of such common stock received on conversion should generally include the period during which the Convertible Notes were held.

Under regulations to be prescribed by the U.S. Treasury Department, rather than being included in income currently, any accrued market discount on your Convertible Notes (to the extent not previously included by you as ordinary income) would be taxed as ordinary income upon your sale or other disposition of the shares of SunEdison Common Stock received in exchange for those Convertible Notes. Market discount is the excess, as of the date of your acquisition of a Convertible Note, of the Convertible Note’s stated redemption price at maturity over your tax basis in the Convertible Note, subject to a de minimis rule. Market discount, if any, accrues ratably from the date you purchase a Convertible Note until its final maturity.

Convertible Notes Not Treated as Securities. If it is determined that the Convertible Notes are not “securities,” the conversion of Convertible Notes to shares of SunEdison common stock should be a taxable event for U.S. federal income tax purposes. In that case, if you are a U.S. Holder of Convertible Notes, you will recognize net gain or loss on such exchange in an amount equal to the difference between the fair market value of the shares received upon conversion and your adjusted tax basis in the Convertible Notes exchanged (less any basis attributable to accrued but unpaid interest). Any gain or loss recognized on the exchange generally will be capital gain or loss. Capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Gain attributable to accrued market discount as of the date of the conversion not previously included in income will be includible in your gross income as ordinary income and, if you are a non-corporate U.S. Holder that has held Convertible Notes for more than one year, will generally be subject to tax at a higher rate than the capital gain rate that otherwise would have applied to such gain.

Your initial tax basis in shares of SunEdison common stock received pursuant to the conversion will equal the fair market value of those shares on the date of the conversion and your holding period for those shares will begin on the day following the date of the exchange.

Information Reporting and Backup Withholding

In general, payments received in connection with the exchange of Vivint Solar common stock in the Merger, payments of dividends on, and proceeds of a disposition of, shares of SunEdison common stock received in the Merger, the payment of interest, OID, principal, and premium, if any, paid on the Convertible Notes received in the Merger, and the proceeds of a sale, redemption or conversion of Convertible Notes received in the Merger may be reported to the IRS.

Backup withholding, currently at a rate of 28%, may apply with respect to such payments unless the U.S. Holder receiving such a payment (1) is an exempt holder (generally, a corporation, tax-exempt organization, qualified pension or profit-sharing trust, individual retirement account, or nonresident alien individual who or which, when required, certifies as to his, her or its status) or (2) provides a certificate (generally on IRS Form W-9) containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is a U.S. person and is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The discussion of the material U.S. federal income tax consequences set forth above is not a complete description of all of the consequences of the Merger. U.S. Holders of Vivint Solar common stock are strongly urged to consult their tax advisors regarding the tax consequences of the Merger to them, including the effects of U.S. federal, state, local, foreign, and other tax laws.

Accounting Treatment

SunEdison prepares its financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805, with SunEdison being considered the acquirer of Vivint Solar for accounting purposes. Accordingly, Vivint Solar’s identifiable assets acquired and liabilities assumed will be recognized at their estimated fair values as of the Closing Date. Goodwill will be measured as the excess of the fair value of the consideration transferred in the Merger over the fair value of the identifiable net assets. As of the date of this proxy statement, SunEdison has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Vivint Solar assets to be acquired and the liabilities to be assumed, nor has it identified all adjustments necessary to conform Vivint Solar’s accounting policies to SunEdison’s accounting policies. Additionally, a final determination of the fair value of Vivint Solar’s assets and liabilities, which cannot be made prior to the Closing Date, will be based on the identifiable net tangible and intangible assets and liabilities of Vivint Solar that exist as of the Closing Date. Goodwill is not amortized but is tested for impairment at least annually.

Listing of SunEdison Common Stock; Delisting of Vivint Solar Common Stock and Issuance of Convertible Notes

It is a condition to the consummation of the Merger that the shares of SunEdison common stock to be issued to Vivint Solar stockholders pursuant to the Merger Agreement be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Prior to the Closing Date, upon SunEdison’s request, Vivint Solar will take all reasonable actions to cause the delisting of Vivint Solar common stock from the NYSE and the termination of Vivint Solar’s registration under the Exchange Act as soon as practicable following the Effective Time.

At or prior to the Closing Date, SunEdison shall cause the Indenture to be executed by and between SunEdison and the Trustee and delivered to Vivint Solar.

At all times following the consummation of the Merger, SunEdison will reserve and keep available, free of preemptive rights, shares of SunEdison common stock for the purpose of enabling SunEdison to satisfy any obligation to issue shares of SunEdison common stock upon conversion of the Convertible Notes to be issued in the Merger.

Appraisal Rights of Dissenting Vivint Solar Stockholders

Under the DGCL, if you do not wish to accept the per share Merger Consideration provided for in the Merger Agreement, you have the right to seek appraisal of your shares of Vivint Solar common stock and to receive payment for the fair value of your shares of Vivint Solar common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of

Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. These rights are known as appraisal rights. The “fair value” of your shares of Vivint Solar common stock as determined by the Delaware Court of Chancery may be more, less than or the same as, the Merger Consideration per share that you are otherwise entitled to receive under the terms of the Merger Agreement. Vivint Solar stockholders who do not vote in favor of the proposal to adopt the Merger Agreement, who properly demand appraisal for their shares of Vivint Solar common stock in compliance with the provisions of Section 262 of the DGCL (“Section 262”) and who hold of record shares of Vivint Solar common stock through the Effective Time and do not otherwise withdraw or lose the right to appraisal under Delaware law will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow any of the statutory requirements precisely will result in the loss of your appraisal rights.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights with respect to a merger agreement submitted for adoption at a meeting of stockholders. This summary is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex N to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the company submitting the matter to a vote of stockholders must notify the stockholders that appraisal rights will be available not less than twenty days before the meeting to vote on the transaction. A copy of Section 262 must be included with such notice. This proxy statement constitutes Vivint Solar’s notice to its stockholders that appraisal rights are available in connection with the Merger and the full text of Section 262 is attached to this proxy statement as Annex N in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex N. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Vivint Solar common stock, Vivint Solar believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of Vivint Solar common stock, you must satisfy each of the following conditions: (i) you must deliver to Vivint Solar a written demand for appraisal of your shares of Vivint Solar common stock before the vote is taken to approve the proposal to adopt the Merger Agreement, which must reasonably inform Vivint Solar of the identity of the holder of record of shares of Vivint Solar common stock who intends to demand appraisal of his, her or its shares of Vivint Solar common stock; and (ii) you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement.

If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive payment for your shares of Vivint Solar common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Vivint Solar common stock. A holder of shares of Vivint Solar common stock wishing to exercise appraisal rights must hold of record the shares of Vivint Solar common stock on the date the written demand for appraisal is made and must continue to hold such shares of Vivint Solar common stock of record through the Effective Time, because appraisal rights will be lost if such shares of Vivint Solar common stock are transferred prior to the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. Voting against or failing to vote for the proposal to adopt the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement.

All demands for appraisal should be addressed to Vivint Solar’s Corporate Secretary, 3301 N. Thanksgiving Way, Suite 500 Lehi, Utah 84043, and must be delivered before the vote is taken to approve the proposal to adopt the Merger Agreement at the Special Meeting of Stockholders. The demand must reasonably inform Vivint Solar of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of Vivint Solar common stock. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Stockholders of Vivint Solar will constitute a waiver of appraisal rights.

Only a holder of record of shares of Vivint Solar common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Vivint Solar common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s), or in the transfer agent’s records in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Vivint Solar common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand with respect to those shares of Vivint Solar common stock. If you hold your shares of Vivint Solar common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Vivint Solar common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Vivint Solar common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, bank or other nominee, who holds shares of Vivint Solar common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Vivint Solar common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Vivint Solar common stock as to which appraisal is sought. Where no number of shares of Vivint Solar common stock is expressly mentioned, the demand will be presumed to cover all shares of Vivint Solar common stock held in the name of the record owner.

Within ten days after the Effective Time, the surviving corporation in the Merger must give written notice of the effective date of the Merger to each stockholder of the acquired corporation who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement. At any time within sixty days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Vivint Solar common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Vivint Solar common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such petition and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. In the event that the surviving corporation does not file such petition, it is the obligation of the holders of Vivint Solar common stock to initiate all necessary action to perfect their appraisal rights with respect to shares of Vivint Solar common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Vivint Solar common stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Vivint Solar common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within twenty days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Vivint Solar common stock and with whom agreements as to the value of their shares of Vivint Solar common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Vivint Solar common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Vivint Solar common stock, the Delaware Court of Chancery will appraise the shares of Vivint Solar common stock, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Vivint Solar common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

Neither Vivint Solar nor SunEdison anticipates offering more than the per share Merger consideration to any stockholder exercising appraisal rights and each of Vivint Solar and SunEdison reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Vivint Solar common stock is less than the per share Merger consideration. In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware Courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Vivint Solar common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Vivint Solar common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Vivint Solar common stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect his or her appraisal rights, successfully withdraws or loses such stockholder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Vivint Solar common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to the Merger Agreement. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Merger Consideration offered pursuant to the Merger Agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. In the event of any conflict between this section and the provisions of the DGCL, the DGCL shall govern. In view of the complexity of Section 262 of the DGCL, Vivint Solar stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Restrictions on Sales of Shares of SunEdison Common Stock Received in the Merger

The shares of SunEdison common stock to be issued to 313 in connection with the Merger will initially not be issued in an offering that is registered under the Securities Act and such shares of SunEdison common stock that 313 receives in connection with the Merger may only be sold pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

This proxy statement does not register the resale of shares of SunEdison common stock to be received by affiliates of Vivint Solar in the Merger.

Interests of Vivint Solar’s Directors and Executive Officers in the Merger

When considering the recommendation of the Vivint Solar board of directors that you vote to adopt the Merger Agreement, you should be aware that Vivint Solar’s directors and executive officers have economic interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Vivint Solar board of directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders. The consummation of the Merger will constitute a “change in control,” a “change of control” and/or any term of similar meaning discussed in this section. The executive officers of Vivint Solar are Messrs. Gregory S. Butterfield, Dana C. Russell, L. Chance Allred, Paul S. Dickson, Dwain A. Kinghorn, Shawn J. Lindquist and Thomas G. Plagemann.

In addition, certain members of Vivint Solar’s board of directors are affiliated with 313 and/or Blackstone, whose affiliated fund controls 313. Accordingly, such members of Vivint Solar’s board of directors may have an indirect interest in the portion of the Merger Consideration to be paid to 313, which is different from the Merger Consideration to be paid in respect of Public Shares as described above.

Treatment of Equity Awards Held by Executive Officers and Directors

All of Vivint Solar’s executive officers hold Vivint Solar equity awards and participate in Vivint Solar equity plans. Messrs. D’Alessandro and Tibbetts are the only Vivint Solar directors who hold Vivint Solar equity awards and participate in Vivint Solar equity plans. Immediately prior to the completion of the Merger, each outstanding option or RSU that provides for accelerated vesting upon the completion of the transactions contemplated by the Merger Agreement will vest and be treated as a vested option or vested RSU. As of January 22, 2016, there were 9,276,629 outstanding stock options with exercise prices ranging from $1.00 per share to $16.00 per share, of which 6,616,911 were held by Vivint Solar’s directors and executive officers. As of January 22, 2016, there were 928,048 outstanding RSUs, of which 18,374 were held by Vivint Solar’s directors and executive officers.

Vested Options

As described under “The Merger—Treatment of Vivint Solar Equity Awards,” subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison (including as to certain options held by certain members of Vivint Solar’s management team that will be subject to additional vesting, as described herein), at the Effective Time, each option to acquire shares of Vivint Solar common stock that is outstanding, vested and unexercised as of immediately prior to the Effective Time or that vests as a result of the occurrence of the Effective Time will, without any action on the part of SunEdison, Merger Sub, Vivint Solar or the holder thereof, other than Vivint Solar delivering any notices required pursuant to the terms of the applicable Vivint Solar equity plan, be converted into and become a right to receive the Option Payment equal to the product of: (i) the aggregate number of shares of Vivint Solar common stock subject to such option immediately prior to the Effective Time and (ii) an amount equal to the excess, if any, of (1) the Public Cash Consideration less (2) the exercise price per share of such option.

Under the terms of the options granted to Vivint Solar’s executive officers, all unvested time based options and unvested performance based options will fully vest upon consummation of the Merger.

Each then outstanding and unvested option immediately prior to the Effective Time that is held by a non-employee director or person who will not continue to provide services to Vivint Solar or any subsidiary on or after the Effective Time will vest in full as of immediately prior to the Effective Time and be treated as a vested option.

Notwithstanding the foregoing, certain members of management, including Vivint Solar’s executive officers, entered into amendments to their involuntary termination protection agreements or employment agreements as described below, which, among other things, subject certain of their options to additional vesting. Specifically, thirty percent (30%) of Mr. Butterfield’s options to purchase shares of Vivint Solar common stock and twenty percent (20%) of Messrs. Russell’s, Allred’s, Dickson’s, Kinghorn’s and Plagemann’s options to purchase shares of Vivint Solar common stock, whether vested or unvested, will be converted into an unvested option to purchase shares of SunEdison common stock. The options to purchase SunEdison common stock will vest fifty percent (50%) on each of the first and second anniversaries of the Effective Time; provided that one hundred percent (100%) will vest upon the executive officer’s termination of employment by Vivint Solar for any reason other than “cause” or if applicable, by the executive officer for “good reason” (as defined in the applicable amendment). For each of the following executive officers, the estimated value of the options that are currently vested or scheduled to vest before the assumed Effective Time after taking into account the amendments described in the previous paragraph (with the value of each vested option to be calculated based on $9.97 minus the applicable exercise price for the options) is: Mr. Butterfield $22,161,174, Mr. Russell $6,119,997, Mr. Allred $4,432,238, Mr. Dickson $3,512,681, Mr. Kinghorn $1,049,400, Mr. Lindquist $5,259,369 and Mr. Plagemann $1,899,532.

No director holds outstanding options to purchase Vivint Solar common stock.

Vested Restricted Stock Units

As described under “The Merger—Treatment of Vivint Solar Equity Awards,” subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison, each outstanding RSU (or portion thereof) to be settled in shares of Vivint Solar common stock that becomes vested as a result of the consummation of the Merger will be treated as a share of Vivint Solar common stock and be converted into the right to receive the Merger Consideration.

Each then outstanding and unvested RSU immediately prior to the Effective Time that is held by a non-employee director or person who shall not continue to provide services to Vivint Solar or any subsidiary on or after the Effective Time will vest in full as of immediately prior to the Effective Time and be treated as a vested RSU.

No executive officer holds Vivint Solar RSUs.

For the following directors, the estimated value of the RSUs that are currently vested or scheduled to vest before the assumed Effective Time (with the value of each RSU to be calculated based on $9.97) is: Mr. D’Alessandro $91,594 and Mr. Tibbetts $91,594.

Unvested Options and Restricted Stock Units

As described under “The Merger—Treatment of Vivint Solar Equity Awards,” subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison, as of the Effective Time, each option to acquire shares of Vivint Solar common stock that is outstanding and unexercised immediately prior to the Effective Time (other than a vested option) will be assumed by SunEdison in the Merger and converted into an option to purchase SunEdison common stock. All RSUs of Vivint Solar that are outstanding as of immediately prior to the Merger (but excluding any RSU of Vivint Solar (or portion thereof) that becomes vested as a result of the consummation of the Merger) will be assumed by SunEdison and converted into a RSU of SunEdison. With respect to any such equity awards so assumed by SunEdison, such equity awards will be assumed on terms substantially in effect prior to the assumption (but taking into account any changes thereto provided for in the applicable Vivint Solar stock plan, in any award agreement or in such equity awards by reason of the Merger Agreement or the Merger), except for adjustments to the underlying number of shares and, with respect to options, the exercise price based on an equity award exchange ratio reflected in the Merger Agreement.

Payments to Vivint Solar Executive Officers Contingent Upon or Following the Merger

The descriptions below are summaries of the material terms of the agreements that Vivint Solar has with its executive officers, including its named executive officers (“NEOs”), which are qualified in their entirety by the actual agreements, copies of which have been filed with the SEC.

Severance and Change of Control Benefits

Vivint Solar entered into involuntary termination protection agreements with certain key executives, including each of Vivint Solar’s executive officers.

Involuntary Termination Protection Agreements

Vivint Solar entered into involuntary termination protection agreements with Messrs. Butterfield, Russell, Allred, Dickson, Kinghorn and Lindquist. Subject to the effectiveness of the Amendments (as defined below), if applicable, under the involuntary termination protection agreements the severance benefits to which Vivint Solar’s executive officers are entitled are described below:

If the executive officer’s employment is terminated either by Vivint Solar without “cause” (other than by reason of death or “disability”) or, for Messrs. Butterfield, Russell, Allred, Dickson and Lindquist, by the executive officer for “good reason” (as such terms are defined in the executive officer’s agreement, or as applicable, amended or modified by the applicable Amendment), and in each case the termination occurs prior to the effective date of the termination of the involuntary termination protection agreements pursuant to the Amendment, if applicable, and outside of the period beginning six months prior to and ending 18 months following a “change of control” (as defined in in the involuntary termination protection agreements, and such period is referred to as the “Change of Control Period”), the executive officer will receive the following severance benefits:

•	an amount equal to 1.0x, or 1.5x in the case of Mr. Butterfield and 0.5x in the case of Mr. Kinghorn, the sum of (1) the executive officer’s base salary rate as then in effect and (2) the average of performance bonuses paid to the executive for each year the executive was employed by Vivant Solar during the three-year period immediately preceding the date of the executive officer’s termination, which will be paid to the executive officer in equal installments over a period of 12 months, or 18 months in the case of Mr. Butterfield, and 6 months in the case of Mr. Kinghorn, following the date of termination;

•	an amount equal to the pro-rata portion of the annual bonus paid to the executive officer in respect of the fiscal year ending immediately prior to the fiscal year in which the executive officer’s employment is terminated, which will be paid to the executive officer in equal installments over a period of 12 months, or 18 months in the case of Mr. Butterfield, and 6 months in the case of Mr. Kinghorn, following the date of termination; and

•	continuing payments to reimburse the executive officer for COBRA continuation coverage for a period of up to 12 months, or 18 months in the case of Mr. Butterfield, or 6 months in the case of Mr. Kinghorn, or, if such reimbursements would result in an excise tax, a lump sum payment of $24,000, or $36,000 in the case of Mr. Butterfield, and $12,000 in the case of Mr. Kinghorn, in lieu of such reimbursements.

In order to receive the severance benefits, the executive officer must sign and not revoke a release of claims in Vivint Solar’s favor and comply with certain restrictive covenants (as modified by the Amendment, to the extent applicable) relating to noncompetition, nonsolicitation, and nondisparagement for a period of 12 months, or 18 months in the case of Mr. Butterfield, and 6 months in the case of Mr. Kinghorn, following the date of termination.

If the executive officer’s employment is terminated either by Vivint Solar without “cause” (other than by reason of death or “disability”) or, if applicable, by the executive officer for good reason), and in each case the termination occurs prior to the effective date of the termination of the involuntary termination protection agreements pursuant to the Amendment, if applicable, and during the Change of Control Period, the executive officer will receive the following severance benefits:

•	a lump sum payment of an amount equal to 2.0x, or 3.0x in the case of Mr. Butterfield, and 1.0x in the case of Mr. Kinghorn (or 1.5x with respect to all executive officers other than Messrs. Butterfield and Kinghorn, or 2.0x in the case of Mr. Butterfield or 1.0x in the case of Mr. Kinghorn, if the termination occurs after the third anniversary of the effective date of the Registration Statement on Form S-1 related to Vivint Solar’s initial public offering), the sum of (1) the executive officer’s base salary rate as then in effect and (2) (a) if the executive officer has been employed with Vivint Solar for at least one year as of the date of his termination of employment, the average of performance bonuses paid to the executive officer for each year the executive officer was employed by Vivint Solar during the three-year period immediately preceding the date of the executive officer’s termination, or (b) if the executive officer has been employed with Vivint Solar for less than one year as of the date of his termination, the executive officer’s target annual performance bonus in effect for the fiscal year in which the termination occurs;

•	a lump sum payment equal to the pro-rata portion of the annual performance bonus that would have been paid to the executive officer had the executive been employed by Vivint Solar for the entire fiscal year in which the executive officer’s employment was terminated, based on actual performance for such fiscal year and assuming that any performance objectives that are based on individual performance are achieved at target levels;

•	100% of the executive officer’s then-outstanding equity awards will immediately vest and become exercisable and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels; and

•	continuing payments to reimburse the executive officer for COBRA continuation coverage for a period of up to 18 months, or in the case of Mr. Kinghorn 12 months, or if such reimbursements would result in an excise tax, a lump sum payment of $36,000, or $24,000 in the case of Mr. Kinghorn, in lieu of such reimbursements.

In order to receive the change in control severance benefits, the executive officer must sign and not revoke a release of claims in Vivint Solar’s favor and comply with certain restrictive covenants (as modified by the Amendment, to the extent applicable) relating to noncompetition, nonsolicitation, and nondisparagement for a period of 12 months following the date of his termination.

If any of the payments provided for under the involuntary termination protection agreement or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, the executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive officer. These agreements do not require Vivint Solar to provide any tax gross-up payments to any executive officer.

Employment Agreement with Mr. Plagemann

Subject to the effectiveness of the Amendment with Mr. Plagemann, pursuant to the employment agreement between Vivint Solar and Mr. Plagemann, if Mr. Plagemann’s employment is terminated by Vivint Solar prior to the effective date of the termination of the employment agreement pursuant to the Amendment and without “cause” (other than as a result of death or “disability”) or by Mr. Plagemann for “good reason” (as such terms are defined in Mr. Plagemann’s employment agreement and as modified by the Amendment), Mr. Plagemann will receive a lump sum cash payment equal to the sum of (1) 100% of Mr. Plagemann’s most recent base salary, (2) $750,000 and (3) a cash payment equal to the costs of providing COBRA continuation coverage for Mr. Plagemann and his dependents for one year. In order to receive the severance benefits under his employment agreement, Mr. Plagemann must sign and not revoke a release of claims in Vivint Solar’s favor and comply with the restrictive covenants (as modified by the Amendment, to the extent applicable) in his employment agreement.

Amendments to Involuntary Termination Protection Agreements and Employment Agreement

Vivint Solar entered into letter agreement amendments on July 19, 2015 with each of Messrs. Butterfield, Russell, Allred, Dickson and Kinghorn to amend each of their involuntary termination protection agreements and Vivint Solar entered into a letter agreement amendment with Mr. Plagemann to amend his employment agreement (each, an “Amendment”). Under the terms of the applicable Amendment, upon the Effective Time, the involuntary termination protection agreements with Messrs. Butterfield, Russell, Allred, Dickson and Kinghorn and the employment agreement with Mr. Plagemann will be amended to provide that such agreements will be terminated and have no further effect upon the second anniversary of the Effective Time; provided that the restrictive covenants under the involuntary termination protection agreements and the employment agreement with Mr. Plagemann will continue in full force and effect during Messrs. Butterfield’s, Russell’s, Allred’s, Dickson’s, Kinghorn’s and Plagemann’s employment or service with Vivint Solar or any affiliate and for the one-year period thereafter. Pursuant to the terms of the applicable Amendment, if applicable, each of the executive officers agreed that the consummation of the Merger alone will not constitute a material diminution in their title, duties, authority, reporting position or responsibilities measured in the aggregate for purposes of the “good reason” definition in the applicable involuntary termination protection agreement or employment agreement. In addition, Mr. Russell’s Amendment amended the definition of “good reason” in his involuntary termination protection agreement which definition will apply following the Effective Time under the involuntary termination protection agreement. Pursuant to the terms of the applicable Amendment, if applicable, the executive officer also agreed that the restrictive covenants in the executive officer’s involuntary termination protection agreement shall apply for a period of one-year following the executive officer’s termination of employment and shall apply (in addition to the practices described therein) to all solar development.

Pursuant to the applicable Amendment, after the Effective Time, the following executive officers will be granted an award of RSUs in respect of SunEdison common stock in the following amounts: 700,000 RSUs to Mr. Butterfield, 225,000 RSUs to Messrs. Russell, Allred and Dickson, 125,000 RSUs to Mr. Kinghorn and 75,000 RSUs to Mr. Plagemann. The RSU award grants will vest as follows: ten percent (10%) on December 31, 2017, forty-five percent (45%) on December 31, 2018, and the remaining forty-five percent (45%) on December 31, 2019. Subject to the compensation committee’s discretion to accelerate vesting, all unvested RSUs will be immediately forfeited upon a termination of employment for any reason.

As described above, the applicable Amendment provides that thirty percent (30%) of Mr. Butterfield’s currently held options to purchase shares of Vivint Solar common stock and twenty percent (20%) of Messrs. Russell’s, Allred’s, Dickson’s, Kinghorn’s and Plagemann’s currently held options to purchase shares of Vivint Solar common stock, whether vested or unvested, will be converted into an unvested option to purchase shares SunEdison common stock. These options to purchase shares of SunEdison common stock will vest fifty percent (50%) on each of the first and second anniversaries of the Effective Time; provided that one hundred percent (100%) will vest upon Messrs. Butterfield’s, Russell’s, Allred’s, Dickson’s, Kinghorn’s and Plagemann’s termination of employment by Vivint Solar for any reason other than “cause” or, if applicable, by the executives for “good reason” (as defined in the applicable Amendment).

Transaction and Retention Bonus Plan

In connection with the transaction, Vivint Solar’s board of directors approved a transaction and retention bonus plan to pay an aggregate of $10,000,000 in transaction and retention bonuses to employees of Vivint Solar. The allocation of these bonuses was determined by Vivint Solar’s board of directors in consultation with Mr. Butterfield (other than with respect to the amount allocated to Mr. Butterfield), and included allocations to the following executive officers of Vivint Solar: Chance Allred ($1,200,000), Greg Butterfield ($1,200,000), Paul Dickson ($1,200,000), Dwain Kinghorn ($350,000), Shawn Lindquist ($300,000), Thomas Plagemann ($320,000) and Dana Russell ($1,200,000).

Indemnification and Insurance

Pursuant to the Merger Agreement, SunEdison has agreed to, and to cause the surviving corporation to, indemnify and hold harmless each director and officer of Vivint Solar or any of its subsidiaries who were directors or officers on the date of the Merger Agreement or who become directors or officers following the date of the Merger Agreement and prior to the Effective Time (in each case for acts or failures to act in such capacity) against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, amounts paid in settlement, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by the Merger Agreement), to the fullest extent permitted by applicable law (and the surviving corporation shall also advance expenses (including reasonable attorneys’ fees, costs and expenses) to such persons as incurred to the fullest extent permitted under applicable law).

For six years from and after the Effective Time, the surviving corporation shall maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies currently maintained by Vivint Solar covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by Vivint Solar’s respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable to the indemnified parties described in the preceding paragraph than those set forth in the relevant policy in effect on the date of the Merger Agreement; provided that the annual cost thereof shall not exceed 350% of the annual cost of such policies as of the date of the Merger Agreement. If such insurance coverage cannot be maintained for such cost, SunEdison shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost. Prior to the Effective Time, Vivint Solar may purchase a six-year “tail” prepaid policy on terms and conditions no less favorable to the indemnified parties than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by Vivint Solar, covering without limitation the transactions contemplated hereby; provided that the aggregate cost thereof shall not exceed 350% of the annual cost of the directors’ and officers’ liability (and fiduciary) insurance maintained by Vivint Solar as of the date of the Merger Agreement. If such “tail” prepaid policy has been obtained by Vivint Solar prior to the Effective Time, it will satisfy the obligations set forth in this paragraph.

In addition, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing as of the date of the Merger Agreement in favor of the current or former directors and officers, and the fiduciaries currently indemnified under benefit plans of Vivint Solar and its subsidiaries, as provided in their respective certificates or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification, advancement or exculpation, will survive the Merger and continue in full force and effect in accordance with their terms. SunEdison will cause the surviving corporation to honor all such rights, and for six years from and after the Effective Time, no such provision in any certificate or articles of incorporation, by-laws (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time.

Treatment of Vivint Solar Equity Awards

As a result of the Merger, the treatment of Vivint Solar’s equity awards will be as follows:

Vested Options

Subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison (including as to certain options held by certain members of Vivint Solar’s management team that will be subject to additional vesting, as described herein), at the Effective Time, each option to acquire shares of Vivint Solar common stock that is outstanding, vested and unexercised as of immediately prior to the Effective Time or that vests as a result of the occurrence of the Effective Time will, without any action on the part of SunEdison, Merger Sub, Vivint Solar or the holder thereof, other than Vivint Solar delivering any notices required pursuant to the terms of the applicable Vivint Solar equity plan, be converted into and become a right to receive the Option Payment consisting of an amount in cash (without interest), less any required tax withholding, equal to the product of: (i) the aggregate number of shares of Vivint Solar common stock subject to such option immediately prior to the Effective Time and (ii) an amount equal to the excess, if any, of (1) the Public Cash Consideration less (2) the exercise price per share of such option.

Vested RSUs

Subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison, each outstanding RSU (or portion thereof) to be settled in shares of Vivint Solar common stock that becomes vested as a result of the consummation of the Merger will be treated as a share of Vivint Solar common stock and be converted into the right to receive the Merger Consideration.

Unvested Options and RSUs

Subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison, each option to acquire shares of Vivint Solar common stock that is outstanding and unexercised immediately prior to the Effective Time (other than a vested option) will be assumed by SunEdison in the Merger and converted into an option to purchase SunEdison common stock, and each RSU of Vivint Solar that is outstanding as of immediately prior to the Merger (but excluding any RSU of Vivint Solar (or portion thereof) that becomes vested as a result of the consummation of the Merger) will be assumed by SunEdison and converted into a RSU of SunEdison. With respect to any such equity awards so assumed by SunEdison, such equity awards will be assumed on terms substantially in effect prior to the assumption (but taking into account any changes thereto provided for in the applicable Vivint Solar stock plan, in any award agreement or in such equity awards by reason of the Merger Agreement or the Merger), except for adjustments to the underlying number of shares and, with respect to options, the exercise price based on an equity award exchange ratio reflected in the Merger Agreement.

Each then outstanding and unvested option or RSU immediately prior to the Effective Time that is held by a non-employee director or person who shall not continue to provide services to Vivint Solar or any subsidiary on or after the Effective Time will vest in full as of immediately prior to the Effective Time and be treated as a vested option or a RSU.

Each option to acquire shares of Vivint Solar common stock (i) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (ii) shall be adjusted in a manner which complies with Section 409A of the Code.

Promptly following the Effective Time, but in no event more than ten business days after the Closing Date, SunEdison shall issue to each holder of an option to acquire shares of Vivint Solar common stock or RSU to be settled in shares of Vivint Solar common stock that is converted into an option to acquires shares of SunEdison common stock or a RSU to be settled in shares of SunEdison common stock a document evidencing the foregoing assumption of such option or RSU of Vivint Solar by SunEdison.

LTIP Awards

Each LTIP Award issued under an LTIP Plan (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time will, without any action on the part of SunEdison or Vivint Solar, become fully vested as a result of the Merger and converted into the right to receive a payment calculated in accordance with the applicable LTIP Plan, and payable in accordance with the terms thereof.

For more information, see the section entitled “The Merger Agreement—The Merger Consideration— Vivint Solar Stock Options and Other Stock Awards” beginning on page 141.

SunEdison Compensation Plans and Certain Equity Awards

As further described in Note 13 to SunEdison’s Unaudited Condensed Consolidated Financial Statements for the nine months ended September 30, 2015, contained in SunEdison’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, which is incorporated by reference herein, SunEdison shareholders approved (i) the 2015 Long-Term Incentive Plan (the “2015 LTIP”) applicable to consultants and employees effective as of June 29, 2015 and terminated its authority to grant new awards under the Amended and Restated SunEdison, Inc. 2010 Equity Incentive Plan (the “2010 Plan”), (ii) the SunEdison, Inc. 2015 Non-Employee Director Incentive Plan (the “Director-LTIP”), replacing the 2010 Plan, applicable to non-employee directors effective as of June 29, 2015 and (iii) the 2015 SunEdison Inc. Employee Stock Purchase Plan (the “ESPP”) effective as of February 4, 2015. As further described above under the caption “—Treatment of Vivint Solar Equity Awards,” the Merger Agreement provides for new equity awards under such plans in exchange for certain Vivint Solar equity awards. For further information, please see the 2015 LTIP, the Director LTIP and the ESPP, which are incorporated by reference into the Quarterly Report on Form 10-Q for the six months ended June 30, 2015.

Board of Directors and Management of SunEdison After the Merger

The board of directors of SunEdison is not expected to change in connection with the Merger. Upon consummation of the Merger, Mr. Butterfield is expected to become an executive officer of the surviving corporation and/or its affiliates (such as SunEdison). As of the date of this filing, Mr. Butterfield’s title has not been determined. With the exception of Mr. Lindquist, the other executive officers of Vivint Solar- Messrs. Russell, Allred, Dickson, Kinghorn and Plagemann - are expected to remain employees of the surviving corporation or its affiliates (including SunEdison) following the Merger, but are not expected to be appointed as executive officers of SunEdison. Mr. Lindquist is not anticipated to have any continuing role with the surviving corporation or its affiliates and his employment with Vivint Solar is expected to be terminated upon consummation the Merger. The Merger Agreement provides that Vivint Solar’s existing board of directors will be replaced by designees of SunEdison, and none of Vivint Solar’s executive officers or the members of Vivint Solar’s existing board of directors is anticipated to be on the board of directors of either the surviving corporation or SunEdison.

Exchange of Shares

Citibank, N.A. will serve as depository agent and Continental Stock Transfer and Trust Company will serve as paying agent (Citibank, N.A., in collaboration with Continental Stock Transfer and Trust Company in such capacities, referred to herein as the “Exchange Agent”) to exchange shares of Vivint Solar common stock for shares of SunEdison common stock. At the Effective Time, shares of Vivint Solar common stock will be converted into the right to receive the Merger Consideration. All shares of Vivint Solar common stock will be cancelled and will cease to exist when so converted and holders of Vivint Solar common stock will cease to have any rights as stockholders of Vivint Solar other than the right to receive the Merger Consideration. Holders of Vivint Solar common stock will not receive payment of any dividends or distributions with a record date after the Effective Time with respect to any shares of SunEdison common stock received as Merger Consideration until such shares of Vivint Solar common stock have been surrendered to the Exchange Agent for exchange.

Promptly after the Effective Time, SunEdison will cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of Vivint Solar common stock that was converted into the right to receive the Merger Consideration a letter of transmittal and instructions for surrendering its shares of Vivint Solar common stock to the Exchange Agent for the Merger Consideration. For more information, see the section entitled “The Merger Agreement—The Merger Consideration—Exchange Procedures.”

Litigation Related to the Merger

On July 31, 2015, a putative class action lawsuit captioned Canez v. Butterfield, et al., C.A. No. 11359-VCL was filed in the Delaware Court of Chancery. The complaint names as defendants the members Vivint Solar’s board of directors and alleges that they breached their fiduciary duties owed to Vivint Solar’s stockholders by approving the Merger Agreement at an inadequate price and via an unfair and flawed process. The complaint also names as defendants SunEdison, Merger Sub and TerraForm Power, and alleges that these corporate entities aided and abetted the alleged fiduciary breaches by Vivint Solar’s board of directors. The complaint seeks a declaration that the Merger Agreement is unenforceable, an injunction against the Merger, rescission of the Merger to the extent already implemented, imposition of a constructive trust in favor of the plaintiffs and putative class members upon any benefits improperly received by the defendants as a result of their wrongful conduct and other relief as may deemed appropriate by the court. The lawsuit is in a preliminary stage. SunEdison believes this lawsuit is without merit and intends to vigorously defend against the allegations.

On August 7, 2015, a putative class action lawsuit captioned Belyea v. Vivint Solar, Inc., et al., Case No. 11376-VCL was filed in the Delaware Court of Chancery. The complaint names as defendants the members of Vivint Solar’s board of directors and 313, as the controlling stockholder of Vivint Solar, and alleges that they breached their fiduciary duties owed to Vivint Solar’s other stockholders by approving the Merger Agreement at an inadequate price and via a flawed process marred by conflicts of interest. The complaint also names as defendants SunEdison and Merger Sub, and alleges that these corporate entities aided and abetted the alleged fiduciary breaches by Vivint Solar’s board of directors and 313. The complaint seeks to enjoin the Merger or, in the event the Merger is consummated, damages. The lawsuit is in a preliminary stage. SunEdison believes this lawsuit is without merit and intends to vigorously defend against the allegations.

On August 21, 2015, a putative class action lawsuit captioned Bushansky v. Vivint Solar, Inc., et al., Docket No. 150401294 was filed in the District Court of the State of Utah, Fourth Judicial District, Utah County, Provo. The complaint names as defendants Vivint Solar, SunEdison, Merger Sub, TerraForm Power and the directors of Vivint Solar and alleges (i) that the directors breached their fiduciary duties in connection with the Merger, on the grounds that the directors capped the price of Vivint Solar at a price that does not adequately reflect Vivint Solar’s true value and that the directors failed to sufficiently inform themselves of Vivint Solar’s true value or disregarded such value and (ii) that SunEdison and TerraForm Power aided and abetted such breaches, on the grounds that SunEdison and TerraForm Power had unfair advantages because they obtained sensitive non-public information about Vivint Solar in connection with discussions regarding the Merger and that the Merger Consideration is unfair and inadequate. The complaint seeks (a) a declaration that the action may be maintained as a class action and certifying the plaintiff as class representative and plaintiff’s counsel as class counsel, (b) to preliminarily and permanently enjoin the Merger, (c) in the event the Merger is consummated, rescission and setting aside of the Merger or rescissory damages, (d) damages, (e) costs, including plaintiff’s attorneys’ and experts’ fees and (f) other relief as determined by the court. On August 24, 2015, the case was transferred to the Spanish Fork Department of the Fourth District Court with the Docket No. 150300127. The lawsuit is in a preliminary stage. SunEdison believes this lawsuit is without merit and intends to vigorously defend against the allegations.

On August 25, 2015, a putative class action lawsuit captioned Williams v. Vivint Solar, Inc., et al., Docket No. 150401309 was filed in the District Court of the State of Utah, Fourth Judicial District, Utah County, Provo. The complaint names as defendants Vivint Solar, SunEdison, Merger Sub, TerraForm Power and the directors of Vivint Solar and alleges (i) that the directors breached their fiduciary duties in connection with the Merger, on the grounds that the directors initiated a process to sell Vivint Solar that undervalues Vivint Solar, capped the price of Vivint Solar at a price that does not adequately reflect Vivint Solar’s true value and failed to sufficiently inform themselves of Vivint Solar’s true value or disregarded such value and (ii) that Vivint Solar, SunEdison and TerraForm Power aided and abetted such breaches, on the grounds that Vivint Solar provided, and SunEdison and TerraForm Power obtained, sensitive non-public information about Vivint Solar and thus had unfair advantages enabling them to pursue the Merger, and that the Merger Consideration is unfair and inadequate. The complaint seeks (a) a declaration that the action may be maintained as a class action and certifying the plaintiff as class representative and plaintiff’s counsel as class counsel, (b) to preliminarily and permanently enjoin the Merger, (c) in the event the Merger is consummated, rescission and setting aside of the Merger or rescissory damages, (d) damages, (e) costs, including plaintiff’s attorneys’ and experts’ fees and (f) other relief as determined by the court. The lawsuit is in a preliminary stage. SunEdison believes this lawsuit is without merit and intends to vigorously defend against the allegations.

On December 28, 2015, a verified stockholder derivative complaint captioned Central Laborers’ Pension Fund, et al. v. Blackmore, et al., C.A. No. 11847 on behalf of TerraForm Power was filed in the Court of Chancery in the State of Delaware against certain individual directors of TerraForm Power, SunEdison and SunEdison Holdings Corporation, a subsidiary of SunEdison. The lawsuit alleges that certain members of TerraForm Power’s board of directors breached their fiduciary duties of loyalty and care by agreeing to enter into an agreement (the “July Vivint Transaction”) with SunEdison on July 20, 2015 to acquire certain residential rooftop solar assets (the “Vivint Assets”) that SunEdison was acquiring as part of the Merger, by agreeing to terms that were grossly unfair to TerraForm Power and designed for the benefit of SunEdison, thereby failing to act in the best interests of TerraForm Power. The lawsuit further alleges that the board of directors of TerraForm Power’s approval of the modifications to TerraForm Power’s agreements under the July Vivint Transaction (the “December Vivint Transaction”) was also on terms that are unfair to TerraForm Power and improperly favor SunEdison to the detriment of TerraForm Power and its stockholders. The complaint further alleges that SunEdison, as TerraForm Power’s controlling stockholder, breached its fiduciary duty not to advance SunEdison’s interest at the expense of TerraForm Power’s interests by causing TerraForm Power to (i) overpay to acquire assets in both the July Vivint Transaction and in the December Vivint Transaction in order to finance SunEdison’s purchase of Vivint Solar, and (ii) commit to purchase future residential solar systems from SunEdison over the next five years so that SunEdison could use TerraForm Power’s commitment to acquire a loan to partially cover its financial obligations in its transaction to acquire Vivint Solar. The plaintiffs in the lawsuit seek damages for TerraForm Power for the damages TerraForm Power has and will suffer as a result of the defendants’ breaches of fiduciary duty. The lawsuit also seeks an award of the plaintiffs’ costs and disbursements, including attorneys’ fees and expenses. SunEdison believes the plaintiffs’ allegations are without merit and intends to contend these allegations vigorously.

On January 11, 2016, a purported class action lawsuit captioned Caples v. Butterfield, et al., C.A. No. 11888-VCL was filed in the Court of Chancery in the State of Delaware. The complaint names as defendants The Blackstone Group L.P., 313, SunEdison, Merger Sub and the directors of Vivint Solar, including Mr. Butterfield, and alleges that (i) the Blackstone Group L.P. and 313 breached their fiduciary duties owed as Vivint Solar’s controlling stockholder, (ii) the members of Vivint Solar’s board of directors breached their fiduciary duties as directors, (iii) Mr. Butterfield breached his fiduciary duties owed as an officer of Vivint Solar and (iv) SunEdison and Merger Sub aided and abetted the breaches of fiduciary duty by the Blackstone Group L.P., 313, the Vivint Solar directors and Mr. Butterfield. The complaint seeks (a) certification of the proposed class, (b) damages, together with pre- and post-judgment interest, (c) costs, including plaintiff’s attorneys’, accountants’ and experts’ fees and (d) other relief as determined by the court. The lawsuit is in a preliminary stage. SunEdison believes this lawsuit is without merit and intends to vigorously defend against the allegations.

On January 12, 2016, a verified stockholder derivative complaint captioned Appaloosa Investment Limited Partnership I, et al. v. SunEdison, Inc., et al., C.A. No. 11898 on behalf of TerraForm Power was filed in the Court of Chancery in the State of Delaware against three of TerraForm Power’s individual directors, SunEdison and SunEdison Holdings Corporation. The lawsuit alleges that SunEdison, as TerraForm Power’s controlling stockholder, breached its fiduciary duties to TerraForm Power and its minority stockholders by causing TerraForm Power, among other things, to (i) enter into a transaction to acquire certain of the Vivint Assets from SunEdison for its benefit at the expense of TerraForm Power’s interests, (ii) purchase the Vivint Assets at an unfair price, and (iii) agree to an unfair arrangement so that SunEdison could use such commitment by TerraForm Power to acquire a loan to partially cover its financial obligations in connection with its own contemplated merger with Vivint Solar, for which SunEdison never compensated TerraForm Power. The lawsuit also contends that the current members of the Corporate Governance and Conflicts Committee of TerraForm Power’s board of directors breached their fiduciary duty of loyalty to TerraForm Power’s minority stockholders by, among other things, approving a transaction on terms that are unfair to TerraForm Power and improperly favor SunEdison to the detriment of TerraForm Power and its stockholders. The lawsuit seeks to preliminarily and permanently enjoin the completion of the transaction, rescission of such transaction or, alternatively, awarding rescissory damages, in the event it is consummated. A hearing on Appaloosa’s motion for a preliminary injunction is currently scheduled for February 16, 2016. The lawsuit also seeks an award of the plaintiffs’ costs and disbursements, including reasonable attorneys’ fees and expenses. SunEdison believes the plaintiffs’ allegations are without merit and intends to contend these allegations vigorously.

Other Litigation

SunEdison and Vivint Solar are involved in various legal proceedings, claims, investigations and other legal matters which arise in the ordinary course of business, including the matters described below and other legal proceedings disclosed in SunEdison’s and Vivint Solar’s filings with the SEC that are incorporated herein by reference.

Class Actions Regarding TerraForm Global IPO

On October 23, 2015, October 30, 2015, December 3, 2015, December 9, 2015 and January 4, 2016, separate purported class action lawsuits were filed in the Superior Court of the State of California for the County of San Mateo against SunEdison, TerraForm Global, certain officers and directors of TerraForm Global and SunEdison and each of the underwriters of the August 5, 2015 Global IPO. These lawsuits were later removed to the U.S. District Court for the Northern District of California. Additionally, on October 29, 2015 and November 5, 2015, separate purported class action lawsuits were filed in the U.S. District Court for Northern District of California (the “Court”) against the same defendants. The class action plaintiffs in each of the lawsuits assert claims under Section 11, Section 12(a)(2) and Section 15 of the Securities Act. The class action complaints in each of the lawsuits allege, among other things, that the defendants made false and materially misleading statements and failed to disclose material information in the Registration Statement for the Global IPO regarding SunEdison and its recent operating results and business strategy. Among other relief, the class action complaints seek class certification, unspecified compensatory damages, rescission, attorneys’ fees, costs and such other relief as the Court should deem just and proper.

SunEdison and TerraForm Global intend to defend the class action lawsuits vigorously. SunEdison is still in the preliminary stages of reviewing the allegations made in the complaints and, as a result, is unable to provide any assurances as to the ultimate outcome of such lawsuits or that an adverse resolution of these lawsuits would not have a material adverse effect on SunEdison’s consolidated financial position and results of operations.

Other Securities Litigation

On November 30, 2015 and December 9, 2015, separate purported class action lawsuits were filed in the U.S. District Court for the Eastern District of Missouri, Eastern Division (the “District Court”) against SunEdison and certain executive officers of SunEdison on behalf of purchasers of publicly traded common stock of SunEdison between June 16, 2015 and October 6, 2015 (the “class period”). The class action plaintiffs in each of these lawsuits assert claims under Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder and against the executives for control person liability under Section 20(a) of the Exchange Act. The class action complaints in each of the lawsuits allege, among other things, that the defendants made false and materially misleading statements and failed to disclose material information to investors during the class period regarding SunEdison’s operations, business and financial results and outlook. Among other relief, the class action complaints seek class certification, unspecified compensatory damages, attorneys’ fees, costs and such other relief as the District Court should deem appropriate.

SunEdison intends to defend the class action lawsuits vigorously. SunEdison is still in the preliminary stages of reviewing the allegations made in the complaints and, as a result, is unable to provide any assurances as to the ultimate outcome of such lawsuits or that an adverse resolution of these lawsuits would not have a material adverse effect on SunEdison’s consolidated financial position and results of operations.

THE MERGER AGREEMENT

This section of the proxy statement describes material aspects of the Merger Agreement. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the full text of the Merger Agreement and the Merger Agreement Amendment, which are attached as Annex A and Annex B and incorporated by reference herein, and the other documents to which SunEdison and Vivint Solar refer for a more complete understanding of the Merger. In addition, important business and financial information about SunEdison and Vivint Solar is incorporated into this proxy statement by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Additional Information” beginning on page 205.

Structure of the Merger

Under the terms of the Merger Agreement, Merger Sub, a wholly owned subsidiary of SunEdison, will merge with and into Vivint Solar, with Vivint Solar surviving as a wholly owned subsidiary of SunEdison.

Closing and Effective Time of the Merger

The Closing Date will occur on the second business day following the satisfaction or waiver of all of the closing conditions provided in the Merger Agreement, except for those conditions that, by their terms, are to be satisfied at the Closing Date (but subject to the satisfaction or waiver (to the extent permitted by applicable law) of those conditions at such time), or, (a) if the ten- day marketing period described in the Merger Agreement has not ended on such date, the Closing Date shall take place on the earlier to occur of (i) any business day during the marketing period to be specified by SunEdison to Vivint Solar on no less than three business days’ written notice to Vivint Solar and (ii) the business day following the last day of the marketing period, but in each case subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions precedent and (b) in no event shall SunEdison or Merger Sub be required to complete the Merger and consummate the transactions contemplated by the Merger Agreement prior to January 29, 2016. The Effective Time will occur effective upon the filing of the certificate of merger with the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the certificate of merger.

Post-Merger Governing Documents, Directors and Officers, Corporate Name and Headquarters

SunEdison Governing Documents

The Merger Agreement provides that SunEdison shall not amend or propose to amend the Amended and Restated Certificate of Incorporation of SunEdison (the “SunEdison Charter”) or the Amended and Restated Bylaws of SunEdison (the “SunEdison Bylaws”) prior to the Effective Time.

Vivint Solar Governing Documents

At the Effective Time, the amended and restated certificate of incorporation of Vivint Solar (the “Vivint Solar Charter”) and the amended and restated bylaws of Vivint Solar (the “Vivint Solar Bylaws”), as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the surviving corporation shall remain “Vivint Solar, Inc.” and the provisions of the certificate of incorporation of Merger Sub regarding the incorporator of Merger Sub shall be omitted) and as amended shall be the certificate of incorporation and bylaws of surviving corporation until thereafter amended as provided therein or by applicable law.

Vivint Solar Board of Directors and Officers

The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the surviving corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal. The officers of Vivint Solar immediately prior to the

Effective Time shall, from and after the Effective Time, be the initial officers of the surviving corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

The Merger Consideration

Conversion of Vivint Solar Common Stock

Pursuant to the terms of the Merger Agreement and the notice delivered by Vivint Solar to SunEdison on December 13, 2015 (the “Notice”), pursuant to which Notice Vivint Solar exercised its option to elect that the holders of the Vivint Solar common stock other than our controlling stockholder 313 Acquisition LLC (the “Public Stockholders”) receive merger consideration consisting of all cash, with 313 Acquisition LLC receiving a reduced amount of cash and all of the common stock and convertible notes otherwise issuable as merger consideration, Vivint Solar stockholders will receive at the effective time of the Merger (the “Effective Time”), the following:

(a) each share of Vivint Solar common stock issued and outstanding immediately prior thereto held by the Public Stockholders (such shares, excluding shares directly owned by Vivint Solar, SunEdison or Merger Sub, or any of Vivint Solar’s or SunEdison’s respective wholly-owned subsidiaries, or shares with respect to which appraisal rights are properly exercised under Delaware law, the “Public Shares”) will be converted into and will thereafter represent the right to receive:

(i) cash in the amount of $7.89 (the “Base Cash Consideration”);

(ii) an additional amount of cash consideration representing the fair market value of $3.30 in principal amount of 4-year convertible notes (the “Convertible Notes”) issued by SunEdison pursuant to an indenture to be entered into concurrently with the consummation of the Merger and convertible into SunEdison common stock (such principal amount of Convertible Notes, the “Note Consideration”);

(iii) an additional amount in cash consideration (which will equal $0.75) representing the fair market value of a number of shares of SunEdison common stock equal to the quotient determined by dividing $3.31 by the Signing Measurement Price (as defined below), and rounding the result to the nearest 1/100,000 of a share (such number of shares of SunEdison common stock, the “Signing Stock Consideration”); and

(iv) an additional amount in cash consideration representing the fair market value of a number of shares of SunEdison common stock equal to the quotient determined by dividing $0.75 by the Closing FMV (as defined below) and rounding the result to the nearest 1/100,000 of a share (such number of shares of SunEdison common stock, the “Additional Stock Consideration” and, together with the Signing Stock Consideration, the “Stock Consideration”);

the total amounts payable to each Public Share representing the fair market value of the Signing Stock Consideration (the fair market value of which is based on the “Closing FMV” of such Signing Stock Consideration, as described below), the Additional Stock Consideration (the fair market value of which will equal $0.75) and the Note Consideration (the fair market value of which will be determined based on the formula described below) being referred to herein as the “Additional Cash Consideration” and together with the Base Cash Consideration payable in respect of the Public Shares, the “Public Cash Consideration”; and

(b) each share of Vivint Solar common stock that is owned by 313 Acquisition LLC (“313”) (such shares, the “313 Shares,” and together with the Public Shares, the “Participating Shares”) will be converted into and will thereafter represent the right to receive:

(i) the Base Cash Consideration less an amount in cash equal to the aggregate Additional Cash Consideration divided by the number of outstanding 313 Shares;

(ii) the Note Consideration multiplied by the total number of Participating Shares, allocated equally among such 313 Shares; and

(iii) the Stock Consideration multiplied by the total number of Participating Shares, allocated equally among such 313 Shares;

the total amounts payable to each 313 Share pursuant to clauses (b)(i) through (iii) being referred to herein as the “313 Merger Consideration”.

A copy of the Notice was filed by Vivint Solar with the SEC on Form 8-K. Accordingly, the “Merger Consideration” (as such term is used in this proxy statement) shall mean the Public Cash Consideration and the 313 Merger Consideration collectively.

As used herein, the “Signing Measurement Price” represents the volume weighted average price per share of SunEdison common stock (rounded down to the nearest cent) on the New York Stock Exchange (the “NYSE”) for the 30 consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time; provided that the calculation is subject to a “collar” which provides that if the Signing Measurement Price is less than $27.51, the Signing Stock Consideration will be equal to 0.120 shares of SunEdison common stock, and if the Signing Measurement Price is more than $33.62, the Signing Stock Consideration will be 0.098 shares of SunEdison common stock. Based on the trading price of SunEdison’s common stock as of January 22, 2016, and the collar, the Signing Stock Consideration is equal to 0.120 shares of SunEdison common stock.

As used in this proxy statement, the “Closing FMV” represents the volume weighted average price per share of SunEdison common stock (rounded down to the nearest cent) on the NYSE for the five (5) consecutive trading days ending on (and including) the second trading day immediately prior to the Effective Time.

As determined in accordance with the Notice, the fair market value of the per share Merger Consideration to be paid in exchange for the Public Shares is equal to an amount in cash that is equal to the sum of the following:

(i) The Base Cash Consideration, which is valued at $7.89.

(ii) The fair market value of the Note Consideration. Pursuant to the Merger Agreement, the principal amount of Convertible Notes constituting the Note Consideration per share is equal to $3.30. Pursuant to the Notice, the fair market value of the principal amount of the aggregate Note Consideration payable to the holders of all Participating Shares will be determined by calculating the net present value (giving effect to all leap years) of cash amounts payable to holders of such Convertible Notes over time pursuant to the indenture governing the Convertible Notes, discounted by the average internal rate of return of each series of convertible notes of SunEdison outstanding as of December 13, 2015 (collectively, the “Reference Convertible Notes”). The internal rate of return for each series of the Reference Convertible Notes will be calculated based on the volume weighted average price of each series of Reference Convertible Notes (rounded down to the nearest cent) as reported by Bloomberg Financial Markets for the five consecutive trading days ending on (and including) the second trading day immediately prior to the Effective Time. The fair market value of the principal amount of the aggregate Note Consideration payable to the holders of all Participating Shares divided by the principal amount of such aggregate Note Consideration will result in a percentage (the “Note Percentage”) that establishes the fair market value of the Note Consideration relative to the principal amount of Convertible Notes that constitutes the Note Consideration. As such, the fair market value of the Note Consideration shall equal $3.30 multiplied by the Note Percentage.

(iii) The fair market value of the Signing Stock Consideration. Pursuant to the Merger Agreement, the number of shares of SunEdison common stock constituting Signing Stock Consideration will be determined based on the Signing Measurement Price; subject to the collar. Based on the trading price of the SunEdison common stock as of January 22, 2016, and the collar, the Signing Stock Consideration would be 0.120 shares of SunEdison common stock. Pursuant to the Notice, the fair market value of such SunEdison common stock will be equal to the product of the number of shares of SunEdison common stock to be paid as Signing Stock Consideration multiplied by the Closing FMV.

(iv) The fair market value of the Additional Stock Consideration. Pursuant to the Merger Agreement, the number of shares of SunEdison common stock constituting Additional Stock Consideration will be determined as the number of shares that, based on the Closing FMV, have a value equal to $0.75. Because the Notice provides that the fair market value of the Additional Stock Consideration is to be based on the Closing FMV, the fair market value of the Additional Stock Consideration will equal $0.75.

Pursuant to the Notice, the amount of Additional Cash Consideration payable per share of Vivint Solar common stock is equal to the sum of the cash amounts as determined in clauses (ii), (iii) and (iv) above.

The fair market value of the per share Merger Consideration payable in exchange for the 313 Shares is equal to the fair market value of the aggregate 313 Merger Consideration divided by the number of outstanding 313 Shares. The fair market value of the aggregate amount payable to 313 is equal to the sum of:

(i) Aggregate Cash. The total Cash Consideration payable to 313 less the aggregate Additional Cash Consideration payable in respect of all the Public Shares.

(ii) Aggregate Note Consideration. Pursuant to the Merger Agreement, 313 will receive a principal amount of Convertible Notes equal to $3.30 multiplied by the total number of Participating Shares. The fair market value of such aggregate consideration will be equal to the principal amount of the Convertible Notes payable to all Participating Shares multiplied by the Note Percentage.

(iii) Aggregate Stock Consideration. Pursuant to the Merger Agreement, 313 will receive a number of shares of SunEdison common stock equal to the Stock Consideration multiplied by the total number of Participating Shares. The fair market value of such aggregate consideration will be equal to the total number of shares of SunEdison common stock payable to 313 multiplied by the Closing FMV.

In the event the number of shares of SunEdison common stock that would otherwise constitute the Stock Consideration would require SunEdison to seek approval from its stockholders pursuant to the rules and regulations of the NYSE or other securities laws, rules and regulations, the reference to $0.75 within the definition of Additional Stock Consideration will be reduced such that the total amount of the Stock Consideration would equal the maximum number of shares of SunEdison common stock that could be issued without such stockholder approval being required (the amount by which such reference to $0.75 is so reduced, the “Reduction”), and the amount of Cash Consideration will be increased by the amount of such Reduction. See the section entitled “The Merger Agreement—The Merger Consideration” beginning on page 137 of the accompanying proxy statement.

Based on the five day volume weighted average trading price of $2.54 of SunEdison common stock on the NYSE for the five consecutive trading days ended on January 22, 2016, the fair market value of the Signing Stock Consideration would be approximately $0.30 and the fair market value of the Additional Stock Consideration would be $0.75, in each case per share of Vivint Solar common stock. As of the close of business on such date, the fair market value of the Stock Consideration and the Note Consideration would be $1.02 based on the formula described above. Accordingly, the total value of the Merger Consideration would have represented approximately $9.97 per share of Vivint Solar common stock as of such date. However, the value of the Merger Consideration will fluctuate with the market price of SunEdison common stock and will not be known at the time the Vivint Solar stockholders vote on the Merger at the Special Meeting of Stockholders. SunEdison common stock is listed on the NYSE under the trading symbol “SUNE,” and we encourage you to obtain quotes for the SunEdison common stock.

The Convertible Notes will be issued pursuant to an indenture to be entered into concurrently with the consummation of the Merger by and between SunEdison and Computershare Trust Company, National Association, as trustee (the “Trustee”), in the form attached as Annex I hereto (the “Indenture”). The Convertible Notes will constitute direct unsecured, senior obligations of SunEdison. The initial conversion price for the Convertible Notes will be 140% of the Signing Measurement Price, but the Signing Measurement Price for purposes of this calculation may not exceed $33.62 or be lower than $27.51. The Convertible Notes will bear interest at a rate of 2.25% per year, payable semiannually in arrears in cash. The Convertible Notes will have a maturity date that is four years from issuance. The Convertible Notes will be issuable only in registered form without coupons and in minimum denominations of $100 and any integral multiple of $100. Holders of the Convertible Notes may surrender the Convertible Notes for conversion only under limited circumstances, as described in the Indenture. Upon conversion

SunEdison will deliver, at its election, (i) solely cash, (ii) solely shares of SunEdison common stock, or (iii) a combination of cash and shares of SunEdison common stock, with each of clauses (i), (ii) and (iii) to be based on a daily conversion value calculated on a proportionate basis for each trading day of a 25-day observation period. The conversion rate will be subject to adjustment in certain circumstances, as described in the Indenture.

SunEdison will not issue any fractional shares of SunEdison common stock or Convertible Notes with a denomination of less than $100 in the Merger. Holders of Vivint Solar common stock who would otherwise be entitled to a fractional share of SunEdison common stock or Convertible Notes with a denomination of less than $100 will receive cash in lieu thereof.

Pursuant to the Merger Agreement, all outstanding equity securities of Vivint Solar at the time of the Merger will be cancelled. The shares of SunEdison common stock to be issued in connection with the Merger will be newly issued shares. Consequently, neither the trading price of Vivint Solar common stock nor the trading price of SunEdison common stock reflects the price at which SunEdison common stock will trade following the Merger.

Assuming the Merger had been consummated on January 22, 2016, the last trading day prior to the date of this proxy statement, it is expected that the aggregate number of shares of SunEdison common stock issuable in the Merger to 313 (not including any such shares underlying the Convertible Notes) would have represented approximately 12.2% of the outstanding equity ownership of SunEdison (based on 316,952,093 total outstanding shares of SunEdison common stock as of January 8, 2016).

Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the surviving corporation and shall constitute the only outstanding shares of capital stock of the surviving corporation.

Exchange Procedures

Promptly after the Effective Time, SunEdison will cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of Vivint Solar common stock that was converted into the right to receive the Merger Consideration a letter of transmittal and instructions for surrendering its shares of Vivint Solar common stock to the Exchange Agent for the Merger Consideration. Upon the proper surrender of the holder’s shares of Vivint Solar common stock, the stockholder will be entitled to receive in exchange for the stockholder’s shares:

•	the Merger Consideration that the holder is entitled to receive pursuant to the Merger Agreement, as described under the heading “—Conversion of Vivint Solar Common Stock” above, including any cash in lieu of fractional shares or Convertible Notes in denominations of less than $100; and

•	any cash in respect of any dividends that the holder has the right to receive pursuant to the Merger Agreement, as described in the succeeding paragraph.

The Merger Consideration and any cash paid in connection with any dividends or other distributions to which a Vivint Solar stockholder is entitled as a result of the receipt of SunEdison common stock upon conversion of any shares of Vivint Solar common stock will constitute full satisfaction of all rights pertaining to such shares of Vivint Solar common stock.

No dividends or other distributions declared or made with respect to SunEdison common stock with a record date after the Effective Time will be paid to the holder of any unsurrendered shares of Vivint Solar common stock with respect to shares of SunEdison common stock deliverable upon surrender of shares of Vivint Solar common stock until the surrender of such shares of Vivint Solar common stock. Following surrender of any such shares of Vivint Solar common stock by 313, there will be paid to 313, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of SunEdison common stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SunEdison common stock.

Appraisal Rights. In accordance with Section 262 of the DGCL, holders of Vivint Solar common stock are entitled to appraisal rights in connection with the Merger. See the section entitled “The Merger—Appraisal Rights of Dissenting Vivint Solar Stockholders” beginning on page 119 and Annex N, containing a copy of Section 262 of the DGCL, beginning on page N-1 of this proxy statement.

Vivint Solar Stock Options and Other Stock Awards

Vivint Solar Vested Stock Options. Subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison (including as to certain options held by certain members of Vivint Solar’s management team that will be subject to additional vesting, as described herein), the Merger Agreement provides that at the Effective Time each option to acquire shares of Vivint Solar common stock that is outstanding, vested and unexercised as of immediately prior to the Effective Time or that vests as a result of the occurrence of the Effective Time will, without any action on the part of SunEdison, Merger Sub, Vivint Solar or the holder thereof, other than Vivint Solar delivering any notices required pursuant to the terms of the applicable Vivint Solar equity plan, be converted into and become a right to receive the Option Payment consisting of an amount in cash (without interest), less any required tax withholding, equal to the product of: (i) the aggregate number of shares of Vivint Solar common stock subject to such option immediately prior to the Effective Time and (ii) an amount equal to the excess, if any, of (1) the Public Cash Consideration less (2) the exercise price per share of such option.

Vivint Solar Vested RSUs. Subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison, each outstanding RSU (or portion thereof) to be settled in shares of Vivint Solar common stock that becomes vested as a result of the consummation of the Merger will be treated as a share of Vivint Solar common stock and be converted into the right to receive the Merger Consideration.

Vivint Solar Unvested Options and RSUs. Subject to any written agreement between the relevant holder and Vivint Solar and/or SunEdison, as of the Effective Time, each option to acquire shares of Vivint Solar common stock that is outstanding and unexercised immediately prior to the Effective Time (other than a vested option) will be assumed by SunEdison in the Merger and converted into an option to purchase SunEdison common stock. All RSUs of Vivint Solar that are outstanding as of immediately prior to the Merger (but excluding any RSUs of Vivint Solar (or portion thereof) that becomes vested as a result of the consummation of the Merger) will be assumed by SunEdison and converted into a RSU of SunEdison. With respect to any such equity awards so assumed by SunEdison, such equity awards will be assumed on terms substantially in effect prior to the assumption (but taking into account any changes thereto provided for in the applicable Vivint Solar stock plan, in any award agreement or in such equity awards by reason of the Merger Agreement or the Merger), except for adjustments to the underlying number of shares and, with respect to options, the exercise price based on an equity award exchange ratio reflected in the Merger Agreement.

Each then outstanding and unvested option or RSU immediately prior to the Effective Time that is held by a non-employee director or person who shall not continue to provide services to Vivint Solar or any subsidiary on or after the Effective Time will vest in full as of immediately prior to the Effective Time and be treated as a vested option or RSU.

Each option to acquire shares of Vivint Solar common stock (i) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (ii) shall be adjusted in a manner which complies with Section 409A of the Code.

Promptly following the Effective Time, but in no event more than 10 business days after the Closing Date, SunEdison shall issue to each holder of an option to acquire shares of Vivint Solar common stock or RSU to be settled in shares of Vivint Solar common stock that is converted into an option to acquire shares of SunEdison common stock or a RSU to be settled in shares of SunEdison common stock a document evidencing the foregoing assumption of such option or RSU of Vivint Solar by SunEdison.

Vivint Solar LTIP Awards. Each LTIP Award issued under an LTIP Plan (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time will, without any action on the part of SunEdison or Vivint Solar, become fully vested as a result of the Merger and converted into the right to receive a payment calculated in accordance with the applicable LTIP Plan, and payable in accordance with the terms thereof and in accordance with any applicable award agreement.

Form S-8. As soon as practicable after the Effective Time (but in no event later than ten business days following the Effective Time), SunEdison will cause to be filed with the SEC a registration statement on Form S-8 (or any successor form), if available for use by SunEdison, relating to the shares of SunEdison common stock issuable with respect to the converted options to acquire shares of SunEdison common stock, the converted RSUs to be settled in shares of SunEdison common stock, and LTIP Awards eligible for registration on Form S-8.

Withholding Rights

SunEdison, Merger Sub, the surviving corporation and the Exchange Agent will be entitled to deduct and withhold from amounts otherwise payable under the Merger Agreement any amounts that they are required to deduct and withhold with respect to such payments under the Code or any other provision of applicable federal, state, local or foreign tax law. Any amounts so deducted and withheld will be timely paid to the appropriate governmental entity and treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Representations and Warranties

The Merger Agreement contains representations and warranties made by SunEdison and Merger Sub to Vivint Solar and by Vivint Solar to SunEdison and Merger Sub. The assertions embodied in those representations and warranties are qualified by information in (i) the forms, statements, schedules, reports, and documents filed with the SEC by SunEdison or Vivint Solar, respectively, on or after January 1, 2014 and, with respect to SunEdison, prior to July 18, 2015, and with respect to Vivint Solar, prior to December 9, 2015, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent from the face thereof (excluding any disclosures included in any such report that are predictive or forward-looking in nature or included in any “risk factor” disclosure) and (ii) the disclosure letter delivered to Vivint Solar by SunEdison concurrently with the execution and delivery of the original Merger Agreement (the “SunEdison Disclosure Letter”) and the disclosure letters delivered to SunEdison by Vivint Solar concurrently with the execution and delivery of the original Merger Agreement and the Merger Agreement Amendment (the “Vivint Solar Disclosure Letters”). While Vivint Solar and SunEdison do not believe that either the SunEdison Disclosure Letter or the Vivint Solar Disclosure Letters contain information that securities laws require the companies to publicly disclose other than information that has already been so disclosed, the SunEdison Disclosure Letter and the Vivint Solar Disclosure Letters may contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, these representations and warranties should not be relied on as characterizations of the actual state of facts, since they may be modified in important respects by the underlying SunEdison Disclosure Letter and the Vivint Solar Disclosure Letters. Each of the SunEdison Disclosure Letter and the Vivint Solar Disclosure Letters contains information that in some cases has been included in that company’s general prior public disclosures and also may contain additional non-public information.

The Merger Agreement contains customary and substantially reciprocal representations and warranties by each of SunEdison, Merger Sub and Vivint Solar relating to, among other things:

•	organization and qualification;

•	capital stock;

•	authority to, among other things, enter into the original Merger Agreement and the Merger Agreement Amendment, to perform obligations thereunder, to consummate the transactions contemplated thereunder and pursuant to the Voting Agreement;

•	the absence of conflicts with applicable laws, organizational documents, orders of governmental authorities and debt instruments as a result of the execution of the Merger Agreement, the performance thereunder and the consummation of the Merger and the other transactions contemplated thereby;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC and financial statements included in those documents;

•	absence of certain changes or events;

•	absence of undisclosed liabilities;

•	employee benefits;

•	legal proceedings;

•	information supplied in connection with this proxy statement;

•	material contracts;

•	real and personal property;

•	absence of applicable takeover laws;

•	environmental matters;

•	taxes;

•	labor matters;

•	insurance;

•	brokers; and

•	product warranties and recalls.

Conduct of Business Pending the Merger

The Merger Agreement provides that after the date of the Merger Agreement until the Effective Time, except as otherwise expressly required by the Merger Agreement or applicable laws, or except as Vivint Solar or SunEdison, as applicable, may approve in writing (which approval may not be unreasonably withheld, conditioned or delayed), and subject to certain other agreed upon exceptions set forth in the SunEdison Disclosure Letter and the Vivint Solar Disclosure Letters: (i) the business of the parties and their respective subsidiaries will be conducted in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws, (ii) without limiting the generality of the foregoing, the parties and their respective subsidiaries will use their respective commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing permits and to timely submit renewal applications (as applicable), to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition (ordinary wear and tear excepted), to protect and maintain the material intellectual property that is owned by Vivint Solar or any of its subsidiaries, to use commercially reasonable efforts (unless otherwise mutually agreed to by SunEdison and Vivint Solar) to preserve its rights under any agreement with respect to any material intellectual property in-licensed to by Vivint Solar or any of its subsidiaries, and to preserve their relationships with governmental authorities, customers, suppliers, joint venture partners, lenders, landlords and other persons having significant business dealings with it and (iii) without limiting the foregoing, each of Vivint Solar or SunEdison:

•	will not amend or propose to amend its certificate of incorporation or bylaws, and, in the case of Vivint Solar, (a) will cause its subsidiaries not to amend or propose to amend in its certificate of incorporation or bylaws (or other comparable organizational documents) and (b) will use reasonable best efforts to cause each of Vivint Solar’s joint ventures not to amend or propose to amend its certificate of incorporation or its bylaws (or other comparable organizational documents);

•	will not, and, in the case of Vivint Solar, will not cause or permit any subsidiary to, declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except for the declaration and payment of dividends by a direct or indirect wholly owned subsidiary of SunEdison or Vivint Solar solely to its parent (or, in the case of Vivint Solar’s joint ventures, with respect to distributions in the ordinary course of business consistent with past practice);

•	will not, and, in the case of Vivint Solar, will not cause or permit any subsidiary to, split (including reverse splits), combine, reclassify or take similar action with respect to, directly or indirectly, any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital;

•	will not, and will not permit any subsidiary to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except with respect to internal reorganizations among wholly owned subsidiaries of Vivint Solar or SunEdison, as applicable;

•	in the case of Vivint Solar, Vivint Solar will not, and will not cause or permit any subsidiary to (and shall use reasonable best efforts to cause the Vivint Solar joint ventures not to), (A) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any capital stock, voting securities or other equity interest in Vivint Solar or any of its subsidiaries or any Vivint Solar joint venture or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto, other than in the case of (A) or (B) (i) issuances of Vivint Solar common stock in respect of any exercise of stock options or the vesting or settlement of awards under certain long-term incentive pool plans, RSUs or restricted stock options, in each such case that were outstanding as of the date of the Merger Agreement, (ii) transactions between Vivint Solar and a wholly owned subsidiary, (iii) in connection with the Merger in accordance with the terms of the Merger Agreement, and (iv) certain other exceptions;

•	in the case of Vivint Solar, subject to certain exceptions, Vivint Solar will not, and will not permit any subsidiary to, make any capital expenditures or acquire or agree to acquire (whether by merger, consolidation, purchase, acquisition of equity interests or assets or otherwise) any other person or any organization or division of any other person or any assets outside of the ordinary course of business, if (w) in the case of any acquisition or acquisitions or series of acquisitions of any person, asset or property, the expected gross expenditures and commitments pursuant to all such acquisitions (including the amount of any indebtedness assumed in connection therewith) exceeds or may exceed, in the aggregate, $1,000,000, (x) in the case of capital expenditures, such capital expenditures exceed, in the aggregate, $1,000,000 or (y) in any case, such transaction would reasonably be expected to prevent or materially delay or impede the consummation of the Merger beyond March 18, 2016;

•	in the case of Vivint Solar, subject to certain exceptions, Vivint Solar will not, and will not permit any subsidiary to, sell, lease, license, assign, transfer, grant any security interest in or other Lien on, fail to maintain or otherwise dispose of or encumber (A) any of its assets or properties if the aggregate value of all such dispositions exceeds, in the aggregate, $500,000 or (B) any material Company Intellectual Property or Company Systems;

•	in the case of Vivint Solar, Vivint Solar will not, and will not permit any subsidiary to, incur, assume or otherwise become liable for, or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for:

•	short-term indebtedness incurred in the ordinary course of business;

•	the entry into capital leases relating to vehicles, office equipment, forklifts and other equipment in the ordinary course of business;

•	indebtedness incurred in connection with the refunding or refinancing of existing indebtedness (x) at maturity or upon final mandatory redemption (without the need for the occurrence of any special event) or (y) at a lower cost of funds;

•	guarantees or other credit support issued or marketing positions established prior to the date of the Merger Agreement; or

•	additional guarantees or other credit support issued or marketing activities in the ordinary course of business;

•	in the case of Vivint Solar, Vivint Solar will not, and will not permit any subsidiary to, make any loans or advances to any other person, other than (A) in the ordinary course of business consistent with past practice or (B) to any direct or indirect wholly owned subsidiary of Vivint Solar, or, in the case of a subsidiary of Vivint Solar, to Vivint Solar;

•	in the case of Vivint Solar, Vivint Solar will not, and will not permit any subsidiary to, grant or incur any lien, that is material to Vivint Solar and its subsidiaries, subject to certain exceptions;

•	in the case of Vivint Solar, except as required by law, or any Vivint Solar employee benefit plan listed in the Vivint Solar Disclosure Letters, or as disclosed in the Vivint Solar Disclosure Letters or as otherwise expressly permitted by the Merger Agreement, and subject to certain exceptions, Vivint Solar will not, and will not permit any subsidiary to:

•	enter into, create, adopt, amend or terminate, or permit any subsidiary to enter into, create, adopt, amend or terminate, any Vivint Solar employee benefit plan, or other agreement, arrangement, plan or policy between Vivint Solar or one of its subsidiaries and one or more of its directors or officers (other than any amendment that is immaterial or administrative in nature);

•

except for normal increases for non-executives in the ordinary course of business consistent with past practice (which, with respect to annual on-target compensation, shall not exceed 10% of each such non-executive’s annual on-target compensation as of the date hereof), increase or permit any subsidiary to increase in any manner the annual on-target compensation or benefits of any director, executive officer or other employee (other than with respect to non-officer employees, spot bonus payments payable to employees of Vivint Solar or any subsidiary not to exceed $1,000,000 in the aggregate); or

•	except for normal salary and wage payments in the ordinary course of business consistent with past practice, pay any benefit or vest or accelerate the funding of any payment or benefit, or permit any subsidiary to pay any benefit or vest or accelerate the funding of any payment or benefit, not required by any plan or arrangement in effect as of the date of the Merger Agreement and disclosed to SunEdison; provided, however, that the foregoing shall not restrict Vivint Solar or its subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, agreements, benefits and compensation arrangements (including non-equity incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees, subject to certain requirements;

•	in the case of Vivint Solar, Vivint Solar will not, and will not permit any subsidiary to, redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business) or modify in any material respect the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for any indebtedness for borrowed money among Vivint Solar and its wholly owned subsidiaries or among wholly owned subsidiaries of Vivint Solar;

•	will not, and will not permit any subsidiary to, make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of SunEdison or Vivint Solar, respectively, except as required by a change in law or GAAP;

•	in the case of Vivint Solar, Vivint Solar shall, and shall cause its subsidiaries to maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in commercially reasonable amounts in a manner consistent with past practice;

•	will not, and will not permit any subsidiary to, make or change any material tax election, change any material annual accounting period, adopt or change any material method of tax accounting, file any material income or other material amended tax return, enter into any material closing agreement, settle any material tax claim or assessment, surrender any right to claim a material refund of taxes, offset or other reduction in material tax liability, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, or incur any material liability for taxes outside the ordinary course of business, fail to pay any material tax that becomes due and payable (including any estimated tax payments), other than taxes contested in good faith through appropriate proceedings or prepare or file any material tax return in a manner inconsistent with past practice, except to the extent required by applicable law;

•	in the case of Vivint Solar, Vivint Solar will not, and will not permit any subsidiary to, waive, release, assign, settle or compromise any claim, action or proceeding against Vivint Solar or any of its subsidiaries, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of March 31, 2015 included in Vivint Solar’s reports filed with the SEC (B) do not exceed $100,000 individually or $500,000 in the aggregate during any consecutive twelve-month period or (C) where such monetary damages (other than with respect to the cost of the deductible) will be covered by any insurance policies of Vivint Solar or its subsidiaries or Vivint Solar joint ventures, as applicable, and (ii) with respect to any non-monetary terms and conditions therein, impose or require actions that would not be material to Vivint Solar and its subsidiaries, taken as a whole;

•

in the case of Vivint Solar, except as permitted by the Vivint Solar Disclosure Letters and except in the ordinary course of business consistent with past practice, Vivint Solar will not, and will not permit any subsidiary to: (i) enter into or permit a subsidiary to enter into any contract that would materially restrict, after the Effective Time, SunEdison and its subsidiaries (including the surviving corporation and its subsidiaries) with respect to engaging or competing in any line of business or in any geographic area, (ii) waive, release, or assign any material rights or material claims under, or materially modify or terminate any material contract, except in the ordinary course of business and consistent with past practice or (iii) enter into any contract that contains a change of control or similar provision that would require a payment to any counterparty thereto in connection with the consummation of the Merger and/ or the other transactions contemplated in the Merger Agreement, (A) in any manner that is materially adverse to Vivint Solar and (B) which would prevent or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

•	in the case of SunEdison, SunEdison will not, take any action, enter into any agreement, arrangement or understanding or authorize or approve or announce an intention to authorize or approve any of the foregoing, including with respect to any incurrence of indebtedness, if such action, agreement, arrangement, understanding, authorization, approval or announcement would reasonably be expected to prevent or materially delay or impede the consummation of the Merger and the transactions contemplated by the Merger Agreement, whether in connection with the acquisition of a substantial equity interest in or a substantial portion of the assets of any person or any business or division thereof (in each case whether by merger, consolidation, combination, acquisition of stock or assets or formation of a joint venture or otherwise).

Takeover Proposals

The Merger Agreement permits Vivint Solar, during the Go-Shop Period, to directly or indirectly solicit, initiate, engage in negotiations with or furnish any non-public information regarding Vivint Solar or any of its subsidiaries to any third party in connection with or in response to a competing Vivint Solar takeover proposal. Vivint Solar is required to promptly make available to SunEdison any such non-public information provided to any third party making a Vivint Solar takeover proposal (or such party’s representatives), and such third party must execute a confidentiality agreement on terms substantially similar to those of the confidentiality agreement between SunEdison and Vivint Solar, but such agreement shall not be required to include a standstill provision.

Pursuant to the Merger Agreement, a “Vivint Solar takeover proposal” is any bona fide proposal or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than SunEdison or Merger Sub or their respective representatives) relating to:

•	any direct or indirect acquisition or purchase of a business that constitutes or generates 20% or more of the net revenues, net income or assets (including equity securities) of Vivint Solar and its subsidiaries, taken as a whole (a “Vivint Solar Material Business”) or any assets representing 20% or more of the consolidated assets of Vivint Solar and its subsidiaries, taken as a whole, except for sales of assets in the ordinary course of business consistent with past practice;

•	any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of Vivint Solar or of any subsidiary of Vivint Solar that is or that owns, operates or controls a Vivint Solar Material Business;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of Vivint Solar;

•	any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction pursuant to which the holders of Vivint Solar common stock immediately preceding such transaction hold, directly or indirectly, (A) less than 80% of the equity interests in the surviving or resulting entity of such transaction or (B) businesses or assets that constitute less than 80% of the consolidated assets of Vivint Solar and its subsidiaries; or

•	any liquidation, dissolution or similar transaction involving Vivint Solar or any subsidiary of Vivint Solar or Vivint Solar joint venture that is or that owns, operates or controls a Vivint Solar Material Business, in each case other than the transactions contemplated by the Merger Agreement.

Except as permitted by the Merger Agreement, from the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement in accordance with its terms, neither Vivint Solar nor its board of directors, nor any committee thereof, will do any of the following, any of which would constitute a change in recommendation by such board of directors (each such event referred to herein as a “Vivint Solar Change of Recommendation”):

•	withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, the recommendation of Vivint Solar’s board of directors or any committee thereof that Vivint Solar stockholders adopt the Merger and the transactions contemplated the Merger Agreement (the recommendation in this bullet point referred to as the “Vivint Solar Recommendations”);

•	fail to include the Vivint Solar Recommendation in this proxy statement;

•	approve, endorse, recommend or otherwise declare advisable (publicly or otherwise) or propose to approve, endorse or recommend, or otherwise declare advisable (publicly or otherwise) any Vivint Solar takeover proposal; or

•	fail to publicly reaffirm the Vivint Solar Recommendation within ten business days after SunEdison so requests in writing, after the first public announcement of a Vivint Solar takeover proposal by Vivint Solar or by the party that made such Vivint Solar takeover proposal.

Except as permitted by the Merger Agreement, from the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement in accordance with its terms, neither Vivint Solar nor its board of directors, nor any committee thereof, will:

•	enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement, confidentiality agreement (other than a confidentiality agreement pursuant to the Merger Agreement) or other similar agreement relating to a Vivint Solar takeover proposal; or

•	grant any waiver, amendment or release under any standstill agreement, any takeover law or any takeover provisions, except to the extent necessary to allow the counterparty thereof to make a confidential Vivint Solar takeover proposal to Vivint Solar’s board of directors prior to receipt of the Vivint Solar stockholder approval in compliance with the Merger Agreement if (and only if) Vivint Solar’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement permits Vivint Solar’s board of directors to make a Vivint Solar Change of Recommendation at any time prior to the receipt of the Vivint Solar stockholder approval in response to a Vivint Solar takeover proposal or because of event, fact, circumstance, development or occurrence (unrelated to a takeover proposal) that materially affects the business, assets or operations of Vivint Solar and its subsidiaries and joint ventures, taken as a whole, that was unknown to and not reasonably foreseeable by the Vivint Solar board of directors as of the date of the Merger Agreement and becomes known to Vivint Solar’s board of directors prior to the adoption of the Merger Agreement by Vivint Solar’s stockholders (an “Intervening Event”), if:

•	the Vivint Solar takeover proposal or Intervening Event did not result from Vivint Solar’s breach of its obligations under the Merger Agreement;

•

Vivint Solar’s board of directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that, with respect to a Vivint Solar takeover proposal, such Vivint Solar takeover proposal is a superior proposal, or with respect to an Intervening Event, that such Intervening Event has occurred and is continuing and that, in each case, failure to make a Vivint Solar Change of Recommendation would be inconsistent with Vivint Solar’s board of directors fiduciary duties under applicable law (which determination will not constitute a Vivint Solar Change of Recommendation);

•	Vivint Solar has provided prior written notice to SunEdison at least three business days in advance of its intention to effect a Vivint Solar Change of Recommendation at the end of such notice period (which notice will not constitute a Vivint Solar Change of Recommendation and will include the most current version of the proposed definitive agreement and include the identity of the person or group of persons making or submitting the Vivint Solar takeover proposal or request, a copy of any written Vivint Solar takeover proposal and any related draft agreements or a reasonably detailed summary of any oral Vivint Solar takeover proposal);

•	prior to effecting such Vivint Solar Change of Recommendation, Vivint Solar and its representatives, during the three business day notice period describe above, negotiates with SunEdison and its representatives in good faith regarding adjustments and modifications to the terms and conditions of the Merger Agreement; and

•	Vivint Solar’s board of directors determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by SunEdison) that, the Vivint Solar takeover proposal continues to be a superior proposal or the Intervening Event is continuing, and that the failure to effect a Vivint Solar Change of Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Vivint Solar also agreed that it would, and would cause its subsidiaries and its and their respective officers, directors and employees, and would instruct and use its reasonable best efforts to cause its controlled affiliates and its and their respective representatives, to, at the conclusion of the Go-Shop Period, (i) immediately cease and terminate any existing activities, discussions or negotiations between Vivint Solar or any of its controlled affiliates or subsidiaries or any of their respective officers, directors, employees or representatives, on the one hand, and any other person, on the other hand (other than SunEdison, Merger Sub and each of their respective representatives) that relate to any Vivint Solar takeover proposal and shall promptly deliver a written notice to each such person to the effect that Vivint Solar is ending all activities, discussions and negotiations with such person with respect to any Vivint Solar takeover proposal, effective as of the conclusion of the Go-Shop Period, and shall use its reasonable best efforts, including through the exercise of any contractual rights, to obtain the prompt return or destruction of any confidential information previously furnished to such persons within twelve months of the date of the Merger Agreement (ii) not solicit, initiate or knowingly encourage any inquiries, offers or the making of any proposal or announcement that constitutes or would reasonably be expected to lead to any Vivint Solar takeover proposal, (iii) not engage in, continue or otherwise participate in any negotiations or discussions with any third party (other than SunEdison or Merger Sub or their respective representatives) regarding any Vivint Solar takeover proposal and (iv) not resolve or agree to do anything prohibited under clauses (ii) and (iii). Subject to any waivers that may be granted pursuant to and in accordance with the Merger Agreement, during the period from the date of the Merger Agreement through the Effective Time or, if earlier, the termination of the Merger Agreement, Vivint Solar will enforce, to the fullest extent permitted under applicable law, the provisions of any confidentiality, standstill or similar agreement to which it or any of its subsidiaries is a party relating to or entered into in connection with a proposed business combination involving Vivint Solar, including by obtaining injunctions to prevent any breaches of such standstill agreements and to enforce specifically the terms and provisions thereof; provided that Vivint Solar may waive any standstill agreement to the extent necessary to allow the counterparty thereof to make a confidential Vivint Solar takeover proposal to Vivint Solar’s board of directors prior to receipt of approval by the Vivint Solar stockholders in compliance with the Merger Agreement if (and only if) Vivint Solar’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Special Meeting of Stockholders

Unless a Vivint Solar Change of Recommendation in respect of a Vivint Solar takeover proposal or an Intervening Event has occurred in accordance with the terms of the Merger Agreement, the Merger Agreement requires (a) Vivint Solar to call and hold a special stockholders meeting to vote upon the adoption of the Merger Agreement, as promptly as practicable after the date of the Merger Agreement and (b) the board of directors of Vivint Solar to recommend that its stockholders vote in favor of the adoption of the Merger Agreement.

Publicity

SunEdison and Vivint Solar have agreed to consult with each other prior to issuing any press releases or public announcements with respect to the Merger and the other transactions contemplated by the Merger Agreement and prior to making any substantive filings with any third party or governmental entity with respect thereto, except as may be required by applicable law or by obligations pursuant to any listing agreement with, or rules of, any national securities exchange or by the request of any governmental entity, other than certain permitted actions in respect of an alternative acquisition proposal.

Employee Matters

The Merger Agreement provides that following the Effective Time through the first anniversary of the Effective Time (the “Benefit Period”), SunEdison will provide or cause to be provided to officers and employees of Vivint Solar and its subsidiaries as of the Effective Time (the “Affected Employees”) who continue to be employed by SunEdison, Vivint Solar or any of their respective subsidiaries following the Effective Time during the Benefit Period:

•	base salaries and wage rates and cash bonus and commission opportunities substantially comparable to the total base salaries and wage rates and cash bonus and commission opportunities in the aggregate provided to the Affected Employees immediately prior to the Effective Time; and

•	employee benefits (other than any defined benefit pension benefits, retiree or life insurance benefits, and nonqualified deferred compensation benefits) that are substantially comparable, in the aggregate, to such employee benefits (other than any defined benefit pension benefits, retiree or life insurance benefits, and nonqualified deferred compensation benefits) that similarly situated officers and employees of SunEdison and its subsidiaries receive during the Benefit Period (taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities).

Prior to the Effective Time, Vivint Solar and its subsidiaries will take or cause to be taken all actions necessary to, effective as of immediately prior to the Closing Date:

•	terminate their participation in each employee benefit plan that is not sponsored or maintained solely by Vivint Solar or any of its subsidiaries: the Vivint, Inc. 401(k) Plan, the Vivint, Inc. Cafeteria Plan, the UMR Vivint Solar Consumer Directed Health Plan (UMR-1500), the UMR Vivint Solar Consumer Directed Health Plan (UMR-3000), the HealthEquity Health Savings Account Plan, the MedImpact Retail Pharmacy Plan, the MedVantx Mail Order Pharmacy Plan, the Ameritas PPO Dental Plan, the VSP Vision Plan, and the HealthEquity Dependent Care Flexible Spending Account (collectively, the “Other Employee Benefit Plans”);

•	ensure that the person that sponsors or maintains such Other Employee Benefit Plans assumes and retains the sponsorship of and is solely responsible for all liabilities and obligations (whether current or contingent) relating to or at any time arising under or in connection with each such Other Employee Benefit Plan, including all liabilities and obligations under Code Section 4980B with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9;

•	with respect to any such Other Employee Benefit Plan that is a defined contribution 401(k) plan, fully vest all Affected Employees in their account balances or accrued benefits (as applicable) under such Other Employee Benefit Plan (as applicable); and

•	make all employer contributions that would have been made on behalf of the Affected Employees had the transactions contemplated by the Merger Agreement not occurred, regardless of any service or end-of-year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.

As soon as practicable following the Closing Date, each Affected Employee who immediately prior to the Closing Date is a participant in the Other Employee Benefit Plan that is a defined contribution 401(k) plan shall be entitled to elect a “direct rollover” (as described in Section 401(a)(31) of the Code of his or her account balance (including the promissory notes of any outstanding participant loans) in accordance with the terms of such plan and the requirements of applicable law.

In addition, each Affected Employee will be credited with his or her years of service with Vivint Solar or its subsidiaries and their predecessors before the Effective Time for purposes of eligibility to participate, vesting and level of vacation or severance benefits (but not for benefit accrual purposes) under the employee benefit plans, programs and policies of SunEdison and its subsidiaries in which any Affected Employee may participate during the Benefit Period (including any Vivint Solar benefit plans) (the “New Plans”), subject to certain exceptions.

With respect to the plan year in which the Effective Time occurs, SunEdison has further agreed to use commercially reasonable efforts to cause:

•	each Affected Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans that are group health plans to the extent such New Plan is replacing comparable coverage under a Vivint Solar employee benefit plan in which such Affected Employee participated immediately prior to the Effective Time (each, an “Old Plan”); and

•	for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Affected Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plans to be waived for such Affected Employee and his or her covered dependents to the extent such requirements and exclusions were waived for such Affected Employee and his or her covered dependents under the Old Plan.

With respect to the plan year in which the Effective Time occurs, SunEdison will cause any eligible expenses incurred under an Old Plan that is a group health plan by any Affected Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Closing Date to be taken into account under such New Plan in which the Affected Employee participates following the Effective Time for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements, treatment or visit limitations, or similar limitations applicable to such Affected Employee and his or her covered dependents for the applicable plan year in which the Effective Time occurs; provided that such amount was taken into account for the same purpose under the similar Vivint Solar employee benefit plan for such period and would not result in the duplication of benefits.

Subject to any written agreement between the relevant individual and SunEdison and/or the surviving corporation that, in each case, is entered into following the date of the Merger Agreement, SunEdison shall, or shall cause the surviving corporation to, assume and honor the obligations of Vivint Solar and its subsidiaries under all employment, severance, consulting, LTIP plans and other compensation contracts between either Vivint Solar or any of its subsidiaries, on the one hand, and any current or former director, officer or employee thereof, on the other hand, solely to the extent such contracts are listed on a Vivint Solar Disclosure Letter, and all provisions for vested benefits (including benefits vested as a result of the occurrence of the Effective Time), or other vested amounts earned or accrued through the Effective Time under the Vivint Solar employee benefit plans, in accordance with their terms as in effect on the date of the Merger Agreement. The parties acknowledge and agree in the Merger Agreement that the transactions contemplated by the Merger Agreement constitute a “change of control” for purposes of the Vivint Solar stock plans, the LTIP plans and certain employment and severance contracts listed in the Vivint Solar Disclosure Letters.

Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger

SunEdison’s, Merger Sub’s and Vivint Solar’s obligations to effect the Merger are conditioned upon the satisfaction or waiver of each of the following conditions:

•	the Merger Agreement must have been duly adopted by holders of a majority of the outstanding shares of Vivint Solar common stock;

•	no temporary restraining order or preliminary or permanent injunction or other order, in each case, by any court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall have been issued and be continuing in effect; and

•	no applicable law of a governmental authority of competent jurisdiction shall be in effect prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Conditions to Obligations of SunEdison and Merger Sub

SunEdison’s and Merger Sub’s obligations to effect the Merger are also subject to the satisfaction or waiver of each of the following conditions:

•	certain representations and warranties by Vivint Solar in the Merger Agreement related to (i) capitalization must be true and correct (without giving effect to any materiality qualifications or material adverse effect qualifications with respect to Vivint Solar) as of the Closing Date, as if made on and as of such date (or if made as of a specific earlier date, as of such date), except for any de minimis inaccuracies; and (ii) authority, brokers and the execution and delivery of the Merger Agreement Amendment must be true and correct (without giving effect to any materiality qualifications or material adverse effect qualifications with respect to Vivint Solar) as of the Closing Date, as if made on and as of such date (or if made as of a specific earlier date, as of such date) in all material respects;

•	the remaining representations and warranties made by Vivint Solar in the Merger Agreement must be true and correct (without giving effect to any materiality qualification or material adverse effect qualification with respect to Vivint Solar as of the Closing Date, as if made on and as of such date (or if made as of a specific earlier date, as of such date), except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Vivint;

•	Vivint Solar must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, other than failures to so perform that were not intentional;

•	since the date of the Merger Agreement Amendment, there shall not have been any change, effect, event, occurrence, development or change in facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Vivint Solar that is continuing;

•	SunEdison must have received a certificate signed on behalf of Vivint Solar by an executive officer of Vivint Solar, dated the Closing Date, to the effect that the conditions in the prior four bullets under this heading “Conditions to Obligations of SunEdison and Merger Sub” have been satisfied; and

•	Vivint Solar shall deliver on the Closing Date, to SunEdison, together with proof of filing the required notice to the IRS under Treasury Regulation Section 1.897-2(h), a certification complying with the terms of Treasury Regulation Section 1.1445-29(c)(3) that the shares of Vivint Solar are not U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

Conditions to Obligations of Vivint Solar

Vivint Solar’s obligation to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

•	as of the date of the Merger Agreement and the Closing Date, certain representations and warranties by SunEdison and Merger Sub in the Merger Agreement related to (i) voting requirements must be true and correct in all respects; (ii) capital structure must be true and correct (without giving effect to any materiality qualifications or material adverse effect qualifications with respect to SunEdison) except for de minimis inaccuracies; and (iii) authority, the execution and delivery of the Merger Agreement Amendment, brokers and ownership of Vivint Solar capital stock must be true and correct (without giving effect to any materiality qualifications or material adverse effect qualifications with respect to SunEdison) in all material respects, in each case as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•	the remaining representations and warranties made by SunEdison and Merger Sub in the Merger Agreement must be true and correct (without giving effect to any materiality qualifications or material adverse effect qualifications with respect to SunEdison, except representations and warranties related to the absence of certain changes or events) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to SunEdison, in each case as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•	each of SunEdison and Merger Sub must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•	Vivint Solar must have received a certificate signed on behalf of SunEdison by an executive officer, dated the Closing Date, to the effect that the conditions in the first, second and third bullets under this heading “Conditions to Obligations of Vivint Solar” have been satisfied;

•	the shares of SunEdison common stock to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance;

•	since December 31, 2014, there shall not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect with respect to SunEdison that is continuing; and

•	SunEdison and the Trustee shall have entered into the Indenture, dated as of the Closing Date, and delivered the Indenture to Vivint Solar.

Termination of the Merger Agreement

SunEdison and Vivint Solar may mutually agree to terminate the Merger Agreement at any time prior to the Effective Time. Either company may also terminate the Merger Agreement under the following circumstances:

•	if the Merger is not consummated by March 18, 2016; provided that the right to terminate the Merger Agreement under this provision will not be available to any party (i) whose failure to fulfill any of its obligations under the Merger Agreement has been a principal cause of the failure of the Merger to occur on or before March 18, 2016 or (ii) against which any legal proceeding is brought by a party to the Merger Agreement for specific performance or injunction in connection with the Merger Agreement (such prohibition on such party’s right to terminate the Merger Agreement will through the pendency of such legal proceeding);

•	if any law or order of any governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger has become final and non-appealable; provided that the right to terminate the Merger Agreement under this provision shall not be available to any party whose failure to comply with its obligations under the Merger Agreement has been a principal cause of the imposition of such law or order; or

•	if the Special Meeting of Stockholders, as adjourned or postponed from time to time, has been held, the proposal to adopt the Merger Agreement has been submitted to the stockholders of Vivint Solar for approval at the Special Meeting of Stockholders, and the stockholders of Vivint Solar have not adopted the Merger Agreement.

In addition, Vivint Solar may terminate the Merger Agreement under the following circumstances:

•	at any time prior to the Effective Time, if SunEdison or Merger Sub has breached any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement, which breach, either individually or in the aggregate, if occurring or continuing on the Closing Date, would result in the failure of the conditions to Vivint Solar’s obligations under the Merger Agreement to be satisfied, and which is not curable prior to March 18, 2016 or, if curable prior to such date, is not cured within the earlier of (i) with respect to the terms of Section 5.01 of the Merger Agreement (relating to preparation, filing and effectiveness of the proxy statement/registration statement and calling, notice and convening of the Special Meeting of Stockholders), five business days and, with respect to any other terms of the Merger Agreement, 45 days, in each case, following written notice to SunEdison or (ii) the second business day preceding March 18, 2016; however, Vivint Solar may not terminate the Merger Agreement under this provision if (x) Vivint Solar is then in breach of the Merger Agreement so as to cause any of the conditions to SunEdison’s or Merger Sub’s obligations under the Merger Agreement not to be satisfied or (y) in respect of any such breach, (A) at any time during such five business day or 45-day period (as applicable) (but in no event later than the second business day preceding March 18, 2016) and (B) at any time after such five business day or 45-day period (as applicable) (but in no event later than the second business day preceding March 18, 2016), failure to perform or inaccuracy by SunEdison or Merger Sub is cured within such five business day or 45-day period (as applicable);

•	at any time prior to obtaining the Vivint Solar stockholders’ approval of the Merger Agreement, in order to enter into a definitive written agreement providing for a superior proposal in compliance with the Merger Agreement; or

•	in the event that (A) all of the conditions under the heading “Conditions to Each Party’s Obligations to Effect the Merger” and under “Conditions to Obligations of SunEdison and Merger Sub” (other than those conditions that by their terms are to be satisfied at the Closing Date) have been satisfied or, to the extent permitted by applicable law, waived in accordance with the Merger Agreement, (B) Vivint Solar has delivered a notice in writing to SunEdison and Merger Sub (the “Closing Notice”) stating that all certificates to be delivered by Vivint Solar at the Closing Date will be so delivered and that Vivint Solar is ready, willing and able to consummate the Merger, (C) at the time of delivery by Vivint Solar of the Closing Notice, the consummation of the Merger has not occurred because of the failure of SunEdison and Merger Sub to consummate the Merger and (D) SunEdison and Merger Sub shall have failed to consummate the Merger on the day that is three business days following the delivery by Vivint Solar of the Closing Notice and before March 18, 2016.

In addition, SunEdison may terminate the Merger Agreement under the following circumstances:

•	prior to the adoption of the Merger Agreement by the stockholders of Vivint Solar, if Vivint Solar’s board of directors has failed to include in this proxy statement its recommendation that the stockholders of Vivint Solar vote in favor of the Merger Agreement and the transactions contemplated thereby;

•	prior to the adoption of the Merger Agreement by the stockholders of Vivint Solar, if a Vivint Solar Change of Recommendation occurs;

•	prior to the adoption of the Merger Agreement by the stockholders of Vivint Solar, if Vivint Solar has breached in any material respect its obligations under the non-solicitation provision of the Merger Agreement; or

•	at any time prior to the Effective Time, if Vivint Solar has breached any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement, which breach, either individually or in the aggregate, if occurring or continuing on the Closing Date, would result in the failure of the conditions to SunEdison’s obligations under the Merger Agreement to be satisfied, and which is not curable prior to the March 18, 2016 or, if curable prior to such date, is not cured within the earlier of (i) 45 days following written notice to Vivint Solar or (ii) the second business day preceding the March 18, 2016; however, SunEdison may not terminate the Merger Agreement under this provision if (x) SunEdison or Merger Sub is then in breach of the Merger Agreement so as to cause any of the conditions to Vivint Solar’s obligations under the Merger Agreement not to be satisfied or (y) in respect of any such breach, (A) at any time during such 45-day period (but in no event later than the second business day preceding the March 18, 2016) and (B) at any time after such 45-day period (but in no event later than the second business day preceding the March 18, 2016) if such breach, failure to perform or inaccuracy by Vivint Solar is cured within such 45-day period.

Termination of the Merger Agreement prior to the Effective Time shall not require the approval of the stockholders of either SunEdison or Vivint Solar.

In some cases, termination of the Merger Agreement may require Vivint Solar to pay a termination fee to SunEdison as described below under “—Termination Fees and Expenses.”

Effect of Termination

If the Merger Agreement is terminated and the Merger is abandoned as described above, the Merger Agreement will be void and of no effect, with no liability to any person on the part of any party to the Merger Agreement (or any of their representatives, joint ventures or affiliates), except that (a) certain designated provisions of the Merger Agreement, including provisions regarding indemnity and reimbursement, the payment of fees and expenses, the confidential treatment of information, and, if applicable, the termination fees described below, will survive the termination of the Merger Agreement and (b) the termination of the Merger Agreement will not relieve any party from any liability or damages (which the parties acknowledge and agree, in the case of liabilities and damages payable by SunEdison or Merger Sub, would include the benefits of the transactions contemplated by the original Merger Agreement, without giving effect to the economic terms of the Merger Agreement Amendment, including the terms relating to the Merger Consideration) lost by the Vivint Solar stockholders (which will be deemed to be damages of Vivint Solar) for any willful breach. In the event that (A) Vivint Solar delivers written notice (the “Section 7.02(b) Notice”) to SunEdison and Merger Sub that the conditions precedent to the consummation of the Merger have been satisfied or, to the extent permitted by applicable law, waived in accordance with the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing of the Merger; provided, that such conditions are capable of being satisfied at the closing of the Merger, if there were a closing of the Merger), (B) the Section 7.02(b) Notice states that all certificates to be delivered by Vivint Solar at closing of the Merger will be so delivered and that Vivint Solar is ready, willing and able to consummate the Merger and (i) SunEdison and Merger Sub subsequently fail to consummate the Merger when required pursuant to the Merger Agreement (regardless of whether SunEdison or Merger Sub has obtained or received the proceeds of the Term Facility) and (ii) Vivint Solar obtains an order or decision from a court of competent jurisdiction (in compliance with the requirements of the Merger Agreement) that such failure to consummate the Merger constituted a breach of their contractual obligation to consummate the Merger or Vivint Solar obtains an order of specific performance directing SunEdison and Merger Sub to consummate the Merger, then the definition of Cash Consideration (as used in the Merger Agreement) shall be automatically increased by $2.00 (such that Cash Consideration in the Merger Agreement will equal $9.89, which was the meaning of “Cash Consideration” in the original Merger Agreement, and the amount of Additional Stock Consideration shall automatically, without any further action by any party, be deemed to be zero.

Termination Fees and Expenses

The Merger Agreement requires Vivint Solar to pay a termination fee of $34 million to SunEdison in each of the following circumstances:

•	within two business days following delivery of SunEdison’s notice of termination, if SunEdison terminates the Merger Agreement because:

•	a Vivint Solar Change of Recommendation has occurred; or

•	Vivint Solar has breached in any material respect its obligations under the non-solicitation provision of the Merger Agreement;

•	immediately prior to or substantially concurrently with the termination of the Merger Agreement, if Vivint Solar terminates the Merger Agreement in order to enter into a definitive written agreement providing for a superior proposal in compliance with the non-solicitation provisions of the Merger Agreement; or

•	on the date of consummation of a Vivint Solar takeover proposal, if (1) a Vivint Solar takeover proposal has been announced, commenced, publicly disclosed or otherwise communicated to Vivint Solar or Vivint Solar’s board of directors, (2) thereafter the Merger Agreement is terminated by SunEdison because the Special Meeting of Stockholders has been held, the proposal to adopt the Merger Agreement has been submitted to the stockholders of Vivint Solar for approval at such Special Meeting of Stockholders, and the stockholders of Vivint Solar have not adopted the Merger Agreement, and (3) within twelve months after such termination either Vivint Solar enters into an alternative acquisition agreement with respect to a Vivint Solar takeover proposal that is subsequently consummated or a Vivint Solar takeover proposal is consummated. For purposes of this termination right, references to the “20%” and “80%” amounts in the definition of the term “Vivint Solar takeover proposal” will be deemed to be references to “50.01%” and “49.99%.”

If the Merger Agreement is terminated by SunEdison because the Special Meeting of Stockholders has been held, the proposal to adopt the Merger Agreement has been submitted to the stockholders of Vivint Solar for approval at such Special Meeting of Stockholders, and the stockholders of Vivint Solar have not adopted the Merger Agreement, Vivint Solar is required to pay expense reimbursement of all of the documented, out-of-pocket expenses incurred by SunEdison, Merger Sub or their respective affiliates in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $15 million. If, after any such expense reimbursement by Vivint Solar, Vivint Solar becomes obligated to pay the termination fee to SunEdison pursuant to the terms of the Merger Agreement as described above, the amount of any such expense reimbursement will be credited toward Vivint Solar’s payment of the termination fee.

If SunEdison receives full payment of the termination fee of $34 million described above (as reduced, if applicable, by the payment of the expense reimbursement described above), then (i) receipt of such termination fee shall be the sole and exclusive remedy of SunEdison, Merger Sub and each of their respective subsidiaries and their respective stockholders and affiliates against Vivint Solar, any of Vivint Solar’s subsidiaries, any Vivint Solar joint venture and each of their respective former, current and future representatives, stockholders, general and limited partners, managers, members, affiliates and assignees and each former, current or future representative, stockholder, general or limited partner, manager, member, affiliate or assignee of any of the foregoing (each, a “Company Related Party”), for any loss or damage suffered as a result of the failure of the Merger to be consummated or for any breach or failure to perform under the Merger Agreement, and (ii) following such receipt, no Company Related Party shall have any further liability or obligation with respect to the Merger Agreement (or the termination thereof) or the transactions contemplated thereby; however, payment of the termination fee will not release any party from liability for willful breach.

Amendment and Waiver

At any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by an instrument in writing signed by the parties thereto, subject to applicable law. However,(i) after receipt of the Vivint Solar stockholder approval of the Merger Agreement, the parties will not make any amendment that by law or in accordance with the rules of any relevant stock exchange, requires further approval by the Vivint Solar stockholders without the further approval of such stockholders and (ii) certain provisions of the Merger Agreement relating to parties providing the debt financing in connection with the transactions contemplated by the Merger Agreement may not be amended, modified, waived or terminated in a manner that is adverse in any respect to such parties without the prior written consent of the arrangers of the debt financing.

SEC Filings

Vivint Solar agreed, with SunEdison’s reasonable cooperation, to prepare promptly after the date of the Merger Agreement this proxy statement in connection with the Special Meeting of Stockholders that Vivint Solar has called and is giving notice of herewith, to, among other things, consider and approve the adoption of the Merger Agreement. Each of SunEdison and Vivint Solar, in consultation with the other, has agreed to (x) use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to this proxy statement and (y) cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by Vivint Solar or SunEdison or any of their respective representatives with respect thereto. SunEdison and Vivint Solar will fully cooperate and respond as promptly as practicable to any and all comments received from staff of the SEC on this proxy statement.

SunEdison and Vivint Solar have each agreed, if, at any time prior to the date of effectiveness under the Securities Act of this proxy statement, Vivint Solar or SunEdison discovers that any information relating to Vivint Solar or SunEdison, or any of their respective affiliates, officers or directors, should be set forth in an amendment or supplement to this proxy statement so that this document would not include any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable law, disseminated to Vivint Solar stockholders.

Reasonable Best Efforts and Regulatory Matters

SunEdison and Vivint Solar have agreed to cooperate with each other and use their respective reasonable best efforts to cause the consummation of the Merger to occur, including using reasonable best efforts to take all actions reasonably necessary to comply promptly with all legal requirements that may be imposed on SunEdison or Vivint Solar, as applicable, or their respective subsidiaries with respect to the consummation of the Merger. This obligation includes the obligation to obtain all approvals and consents from any governmental entity or third party necessary, proper or advisable to consummate the Merger.

SunEdison and Vivint Solar have agreed to cooperate with each other and use their respective reasonable best efforts to defend any lawsuits or legal proceedings or any actions by a governmental entity challenging the consummation of the Merger or the other transactions contemplated by the Merger Agreement. The obligation to use reasonable best efforts to consummate and make effective the Merger may require, if necessary, that SunEdison or Vivint Solar take any and all actions necessary to that effect, including, but not limited to, proposing, negotiating, offering to commit and effecting (and if such offer is accepted, committing to and effecting), by undertaking, consent decree, hold separate order or otherwise, to the sale, divestiture, license or disposition of any assets or businesses of SunEdison or its subsidiaries or affiliates or of Vivint Solar or its subsidiaries or Vivint Solar joint ventures, or otherwise offer or commit to take any action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the business, assets, product lines, properties or services of SunEdison or its subsidiaries or affiliates or of Vivint Solar or its subsidiaries or Vivint Solar joint ventures) or agree to any other remedy as a condition to obtaining any clearance required under the HSR Act. However, neither SunEdison nor any of its subsidiaries or affiliates is obligated to effect any divestiture or take any other action that, individually or in the aggregate, would have a material adverse effect on SunEdison, Vivint Solar and their respective subsidiaries and affiliates, taken as a whole, following the consummation of the transactions contemplated by the Merger Agreement. SunEdison and its subsidiaries have agreed to refrain from taking, directly or indirectly, any action (including engaging in, or agreeing to engage in, transactions in the industries in which Vivint Solar and Vivint Solar’s subsidiaries operate) that would reasonably be expected to delay or prevent clearance under the HSR Act for the consummation of the transactions contemplated by the Merger Agreement.

Fees and Expenses

Subject to the requirements that Vivint Solar reimburse certain of SunEdison’s expenses up to a maximum of $15 million under certain circumstances as described under the caption “—Termination Fees and Expenses,” whether or not the Merger is completed, the parties will pay all of their own costs and expenses incurred by them in connection with the Merger Agreement and the Merger, except that SunEdison and Vivint Solar will each be responsible for half of the costs and expenses (other than attorneys’ fees and expenses) incurred in connection with the filings of the premerger notification and report forms under the HSR Act (including filing fees).

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, SunEdison has agreed to, and to cause the surviving corporation to, indemnify and hold harmless each director and officer of Vivint Solar or any of its subsidiaries who were directors or officers at any time on the date the Merger Agreement was executed or who become directors or officers following the date of the Merger Agreement and prior to the Effective Time (in each case for acts or failures to act in such capacity) against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, amounts paid in settlement, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by the Merger Agreement), to the fullest extent permitted by applicable law (and the surviving corporation shall also advance expenses (including reasonable attorneys’ fees, costs and expenses) to such persons as incurred to the fullest extent permitted under applicable law).

For six years from and after the Effective Time, the surviving corporation shall maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies currently maintained by Vivint Solar covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by Vivint Solar’s respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable to the indemnified parties described in the preceding paragraph than those set forth in the relevant policy in effect on the date of the Merger Agreement; provided that the annual cost thereof shall not exceed 350% of the annual cost of such policies as of the date of the Merger Agreement. If such insurance coverage cannot be maintained for such cost, SunEdison shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost. Prior to the Effective Time, Vivint Solar may purchase a six-year “tail” prepaid policy on terms and conditions no less favorable to the indemnified parties than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by Vivint Solar, covering without limitation the transactions contemplated hereby; provided that the aggregate cost thereof shall not exceed 350% of the annual cost of the directors’ and officers’ liability (and fiduciary) insurance maintained by Vivint Solar as of the date of the Merger Agreement. If such “tail” prepaid policy has been obtained by Vivint Solar prior to the Effective Time, it will satisfy the obligations set forth in this paragraph.

In addition, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors and officers, and the fiduciaries currently indemnified under benefit plans of Vivint Solar and its subsidiaries, as provided in their respective certificates or articles of incorporation, bylaws (or comparable organizational documents) or other agreements providing indemnification, advancement or exculpation, will survive the Merger and continue in full force and effect in accordance with their terms. SunEdison will cause the surviving corporation to honor all such rights, and for six years from and after the Effective Time, no such provision in any certificate or articles of incorporation, bylaws (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time.

Specific Performance

SunEdison, Vivint Solar and Merger Sub agreed that irreparable damage for which monetary damages would not be an adequate remedy would occur were the parties to fail to perform under the Merger Agreement or to take the actions required of them pursuant to the Merger Agreement to consummate the Merger. SunEdison, Vivint Solar and Merger Sub agreed that each of them will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. A party seeking such an injunction will not be required to post any bond or other similar undertaking in connection with any such order or injunction which will be available in addition to any other remedy available at law or in equity, including monetary damages.

DESCRIPTION OF CAPITAL STOCK OF SUNEDISON

The following is a general description of the terms and provisions of SunEdison’s capital stock and is based upon the SunEdison Charter, the SunEdison Bylaws and applicable provisions of law, in each case as currently in effect on the date of this proxy statement. The following description is only a summary of the material provisions of SunEdison’s capital stock, the SunEdison Charter and the SunEdison Bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the SunEdison Charter and the SunEdison Bylaws, which are attached to this proxy statement as Annex C and Annex D, respectively, and are incorporated by reference into this proxy statement. We urge you to read the SunEdison Charter and the SunEdison Bylaws because those documents, not this description, define your rights as holders of SunEdison common stock.

Authorized Capital Stock

SunEdison is authorized to issue up to 750,000,000 shares of capital stock, of which 50,000,000 may be shares of preferred stock, par value $0.01 per share, and 700,000,000 may be shares of common stock, par value $0.01 per share. As of January 8, 2016, 316,952,093 shares of SunEdison common stock and 650,000 shares of perpetual convertible preferred stock were issued and outstanding.

Preferred Stock

General

SunEdison is authorized to issue up to 50,000,000 shares of preferred stock, $.01 par value per share. SunEdison’s board of directors is authorized to determine, among other things, the voting rights, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any series or class of SunEdison preferred stock so far as they are not inconsistent with the provisions of the SunEdison Charter and to the full extent permitted by the laws of the State of Delaware. Depending upon the terms of SunEdison preferred stock established by SunEdison’s board of directors, any or all series of SunEdison’s preferred stock may have preference over the SunEdison common stock with respect to dividends and other distributions and upon SunEdison’s liquidation. Issuance of any such shares with voting powers would dilute the voting power of the outstanding SunEdison common stock.

Perpetual Convertible Preferred Stock

On August 21, 2015, SunEdison issued 650,000 shares of 6.75% Series A Perpetual Convertible Preferred Stock, par value $0.01 per share. The designations, powers, preferences and relative, participating, optional, conversion and other rights, and the qualifications, limitations and restrictions of the perpetual convertible preferred stock were established by a Certificate of Designations filed with the Secretary of State of the State of Delaware on August 21, 2015 (the “Certificate of Designations”). The following description of the perpetual convertible preferred stock is only a summary. You should refer to the Certificate of Designations, which is incorporated by reference herein, for the actual terms of the perpetual convertible preferred stock.

The perpetual convertible preferred stock is and any SunEdison common stock issued upon the conversion of the perpetual convertible preferred stock will be fully paid and nonassessable. The holders of the perpetual convertible preferred stock have no preemptive or preferential rights to purchase or subscribe to SunEdison’s stock, obligations, warrants or other securities of any class. Computershare Trust Company, N.A. is the transfer agent and registrar of SunEdison common stock and is serving as transfer agent, registrar, conversion and dividend disbursing agent for the perpetual convertible preferred stock. The perpetual convertible preferred stock is not listed on any securities exchange or any automated dealer quotation system.

Maturity. SunEdison’s perpetual convertible preferred stock has no maturity date and SunEdison is not required to redeem its perpetual convertible preferred stock at any time.

Ranking. The perpetual convertible preferred stock, with respect to dividend rights and rights upon SunEdison’s liquidation, winding-up or dissolution, will rank: (a) senior to (i) SunEdison common stock (including the SunEdison common stock to be issued to Vivint Solar stockholders in connection with the Merger) and (ii) each other class of capital stock (or series of preferred stock) established after the original issue date of the perpetual convertible preferred stock the terms of which do not expressly provide that such class or series ranks either senior or on a parity to the perpetual convertible preferred stock as to dividend rights or rights upon SunEdison’s liquidation, winding-up or dissolution (which securities in clauses (i) and (ii) referred to herein as the “junior stock”), (b) on a parity with any class of capital stock (or series of preferred stock) established after the initial issue date the terms of which expressly provide that such class or series will rank on a parity with the perpetual convertible preferred stock as to dividend rights and rights upon SunEdison’s liquidation, winding-up or dissolution (the “parity stock”), (c) junior to each class of capital stock (or series of preferred stock) established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the perpetual convertible preferred stock as to dividend rights or rights upon SunEdison’s liquidation, winding-up or dissolution (the “senior stock”) and (d) junior to SunEdison’s existing and future indebtedness, including, without limitation, its convertible senior notes due 2018, its convertible senior notes due 2020, its convertible senior notes due 2021, its convertible senior notes due 2022, its convertible senior notes due 2023, its convertible senior notes due 2025 and its exchangeable notes due 2020.

Dividends. Subject to certain limitations and subject to the rights of holders of any class of capital stock (or series of preferred stock) ranking senior to the perpetual convertible preferred stock with respect to dividends, holders of shares of perpetual convertible preferred stock will be entitled to receive, when, as and if declared by SunEdison’s board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 6.75% on the liquidation preference of $1,000 per share of perpetual convertible preferred stock (equivalent to $67.50 per annum per share), payable in cash, by delivery of shares of SunEdison common stock or through any combination of cash and shares of SunEdison common stock, as determined by SunEdison in its sole discretion. SunEdison’s ability to declare and pay cash dividends and make other distributions with respect to SunEdison capital stock is limited by the terms of the Merger Agreement, SunEdison’s outstanding credit facilities and Delaware law and may be further limited by the terms of any future indebtedness.

No Redemption. The perpetual convertible preferred stock will not be redeemable.

Liquidation Preference. In the event of SunEdison’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of perpetual convertible preferred stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the perpetual convertible preferred stock, plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of SunEdison’s assets available for distribution to its stockholders, after satisfaction of liabilities to its creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including SunEdison common stock).

If, upon SunEdison’s voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference plus an amount equal to accumulated and unpaid dividends of the perpetual convertible preferred stock and all parity stock are not paid in full, the holders of the perpetual convertible preferred stock and any parity stock will share equally and ratably in any distribution of SunEdison’s assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled.

Voting Rights. The holders of the perpetual convertible preferred stock will not have voting rights other than those described below, except as specifically required by Delaware law (including Section 242(b)(2) of the DGCL).

Whenever dividends on any shares of perpetual convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (as defined in the Certificate of Designations) (including, for the avoidance of doubt, the dividend period beginning on, and including, August 21, 2015 and ending on, but excluding, December 1, 2015), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of perpetual convertible preferred stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding, will be entitled at SunEdison’s next special or annual meeting of stockholders to vote for the election of a total of two additional members of its board of directors; provided that its board of directors shall at no time include more than two directors elected by the holders of its perpetual convertible preferred stock and all other series of voting preferred stock (as defined in the Certificate of Designations).

So long as any shares of perpetual convertible preferred stock remain outstanding, SunEdison will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of perpetual convertible preferred stock and all other series of voting preferred stock (as defined in the Certificate of Designations) entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting: (a) amend or alter the provisions of the SunEdison Charter or the Certificate of Designations so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the perpetual convertible preferred stock with respect to payment of dividends or the distribution of SunEdison’s assets upon its liquidation, dissolution or winding up; or (b) amend, alter or repeal the provisions of the SunEdison Charter or the Certificate of Designations so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the shares of perpetual convertible preferred stock; or (c) consummate a binding share exchange or reclassification involving the shares of perpetual convertible preferred stock, a merger or consolidation of SunEdison with another entity or the sale, assignment, conveyance, transfer, lease or other disposal of SunEdison’s properties and assets, substantially as an entirety, to any successor person, unless in each case certain conditions are met.

Conversion at the Option of the Holder. Other than during a fundamental change conversion period (as defined in the Certificate of Designations), holders of the perpetual convertible preferred stock will have the right to convert their shares of perpetual convertible preferred stock, in whole or in part, at any time, into shares of SunEdison common stock at the applicable conversion rate. Initially, the conversion rate per share of perpetual convertible preferred stock is 56.7666 shares of SunEdison common stock (equivalent to an initial conversion price of approximately $17.62 per share of common stock). The conversion rate and the corresponding conversion price will be subject to adjustment as described in the Certificate of Designations. The conversion price of a share of perpetual convertible preferred stock at any time is equal to $1,000 divided by the conversion rate in effect at such time.

If, as of the effective date of any early conversion (the “early conversion date”), SunEdison has not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods, divided by the greater of (i) the floor price and (ii) the average VWAP (as defined in the Certificate of Designations) per share of SunEdison common stock over the 20 consecutive scheduled trading day period commencing on, and including, the 22nd scheduled trading day immediately preceding the early conversion date (or, if no trading day occurs during such period, over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date).

The perpetual convertible preferred stock will not convert mandatorily on any specified date.

Conversion at the Option of SunEdison. SunEdison may not cause the perpetual convertible preferred stock to be converted at its option prior to September 6, 2020. On or after September 6, 2020, SunEdison may cause all or any portion of the perpetual convertible preferred stock to be converted, at its option, at the applicable conversion rate but only if (a) the closing sale price of SunEdison common stock for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the second trading day immediately preceding the date on which SunEdison provide notice of company conversion, exceeds 130% of the conversion price on each applicable trading day; and (b) on or prior to the relevant company conversion date, SunEdison has declared and paid, or declared and set apart for payment, all of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such company conversion date.

Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount. Subject to certain limitations, if a change in control or a termination in trading (a “fundamental change”) occurs at any time, holders of the perpetual convertible preferred stock will have the right to: (i) convert their shares of perpetual convertible preferred stock, in whole or in part (but in no event less than one share of perpetual convertible preferred stock), into shares of common stock at the fundamental change conversion rate described in the Certificate of Designations; and (ii) with respect to such converted shares, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount, subject to SunEdison’s right to deliver shares of its common stock (or exchange property) in lieu of all or part of such amounts.

Anti-dilution Adjustments. The conversion rate is subject to anti-dilution adjustments in the event SunEdison takes certain actions, such as:

•	issues solely shares of its common stock as a dividend or distribution on all or substantially all shares of its common stock;

•	an Ex-Date (as defined in the Certificate of Designations) occurs for a distribution to all or substantially all holders of SunEdison common stock of any rights, options or warrants entitling them for a period of not more than 60 calendar days from the announcement date for such distribution, to subscribe for or purchase shares of SunEdison common stock, at a price per share less than the average of the closing sale prices of SunEdison common stock for the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution;

•	subdivides or combines its common stock;

•	an Ex-Date occurs for a distribution of shares of SunEdison’s capital stock, evidences of its indebtedness or other assets or property of SunEdison or rights, options or warrants to acquire its capital stock or other securities, to all or substantially all holders of SunEdison common stock (excluding (i) dividends or distributions and rights, options or warrants as to which an adjustment was effected under the first three bullets above; (ii) dividends or distributions paid exclusively in cash; and (iii) spin-offs);

•	an Ex-Date occurs for a cash dividend or distribution to all, or substantially all, holders of SunEdison’s outstanding common stock (other than any dividend or distribution in connection with its liquidation, dissolution or winding up); and

•	SunEdison or any of its subsidiaries makes a payment in respect of a tender or exchange offer for SunEdison common stock, where the cash and the value of any other consideration included in the payment per share of its common stock exceeds the average of the closing sale prices of SunEdison common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”).

Recapitalizations, Reclassifications and Changes in SunEdison Common Stock. In the event of: (a) any consolidation or merger of SunEdison with or into another person (other than where SunEdison is the continuing corporation and in which the shares of SunEdison common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of SunEdison or another person); (b) any sale, transfer, lease or conveyance to another person of all or substantially all of SunEdison and its subsidiaries’

consolidated property and assets; (c) any reclassification of SunEdison common stock into securities, including securities other than SunEdison common stock; or (d) any statutory exchange of SunEdison’s securities with another person (other than in connection with a merger or acquisition), in each case, as a result of which SunEdison common stock would be converted into, or exchanged for, securities, cash or other property (each, a “reorganization event”), each share of perpetual convertible preferred stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the perpetual convertible preferred stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its perpetual convertible preferred stock into common stock immediately prior to such reorganization event.

Shares Deliverable upon Conversion. SunEdison will at all times reserve and keep available out of the authorized and unissued common stock or shares of common stock held in treasury by SunEdison, solely for issuance upon conversion of the perpetual convertible preferred stock, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of perpetual convertible preferred stock then outstanding (excluding, for the avoidance of doubt, shares deliverable upon conversion in respect of accumulated and unpaid dividends except to the extent that any accumulated and unpaid dividends are outstanding at such time).

Common Stock

The SunEdison Charter authorizes SunEdison to issue 700,000,000 shares of common stock, $0.01 par value per share. As of January 8, 2016, SunEdison had 316,952,093 shares of SunEdison common stock issued and outstanding and 12,410,261 shares of SunEdison common stock reserved for issuance.

Dividends. Subject to the preferences applicable to any outstanding shares of preferred stock, the holders of shares of SunEdison common stock are entitled to receive ratably any dividends or distributions declared by its board of directors out of the funds legally available for that purpose.

Liquidation. In the event of liquidation, dissolution or winding up of SunEdison, whether voluntary or involuntary, each holder of shares of SunEdison common stock will be entitled to share ratably in any assets of SunEdison remaining after the payment of SunEdison’s debts and the expenses of liquidation, subject to the preferences applicable to any outstanding shares of SunEdison’s preferred stock.

Other. The holders of shares of SunEdison common stock have no preemptive, sinking fund, redemption or preferential rights of subscription to any shares of any class of capital stock of SunEdison or any securities convertible into or exchangeable for shares of any class of capital stock of SunEdison. All issued and outstanding shares of SunEdison common stock are validly issued, fully paid and nonassessable and any shares of its common stock to be issued pursuant to this proxy statement will be fully paid and nonassessable.

Transfer Agent. The transfer agent and registrar for SunEdison common stock is Computershare Investor Services LLC.

Voting Rights. SunEdison common stock is entitled to one vote on each matter submitted to a vote at a meeting of holders for each share of its common stock held of record by such holder as of the record date for such meeting. Except as otherwise required by law, the SunEdison Charter or any preferred stock designation, holders of common stock are not entitled to vote on any amendment to the SunEdison Charter or any preferred stock designation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled to vote thereon pursuant to the SunEdison Charter, any preferred stock designation or the DGCL.

Declassification of SunEdison’s Board. At SunEdison’s 2013 annual meeting, SunEdison’s stockholders approved an amendment to the SunEdison Charter to declassify its board of directors and provide for the annual election of directors. As provided for in the SunEdison Charter, commencing in 2014, each year the class of directors standing for election will be elected for a one-year term. However, the SunEdison Charter did not shorten the term of any director previously elected for a three-year term. Accordingly, those directors who had already been elected to three-year terms will continue to hold office until the end of their three-year term. Any director appointed to fill a vacancy will serve the remainder of the term of that position. Beginning with SunEdison’s 2016 annual meeting, all directors will stand for election for one-year terms.

Delaware Anti-Takeover Law; No Super-Majority Approval

Section 203 of the DGCL applies to SunEdison. Under certain circumstances, Section 203 limits the ability of an interested stockholder to effect various business combinations with SunEdison for a three-year period following the time that such stockholder becomes an interested stockholder. For purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within the immediately preceding three years did own, 15% or more of SunEdison’s voting stock.

An interested stockholder may not engage in a business combination transaction with SunEdison within the three-year period unless:

•	before the stockholder became an interested stockholder, SunEdison’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of SunEdison’s voting stock (excluding shares owned by officers, directors or certain employee stock purchase plans); or

•	at or subsequent to such time the business combination is approved by SunEdison’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

For a more detailed description of the provisions of the SunEdison Charter and the SunEdison Bylaws, see the section entitled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 174.

DESCRIPTION OF CONVERTIBLE NOTES

SunEdison will issue the Convertible Notes under the Indenture by and between SunEdison and the Trustee. The terms of the Convertible Notes include those expressly set forth in the Indenture and the Convertible Notes and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following description is a summary of the material provisions of the Convertible Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified in its entirety by all the provisions of the Convertible Notes and the Indenture. The full text of the form of the Indenture, with the form of Notes attached thereto, is attached as Annex I to this proxy statement and is incorporated herein by reference. SunEdison and Vivint Solar urge you to read the Indenture because it, and not this description, defines the rights of the holders of the Convertible Notes.

Ranking

The Convertible Notes will be SunEdison’s senior unsecured obligations that will rank equally in right of payment with all of SunEdison’s existing and future senior indebtedness and senior in right of payment to all of SunEdison’s existing and future subordinated indebtedness. In addition, the Convertible Notes will be structurally subordinated to the existing and future indebtedness and other liabilities of any of SunEdison’s subsidiaries and will be effectively subordinated to any of SunEdison’s secured indebtedness to the extent of the value of the assets securing such secured indebtedness.

As of September 30, 2015, SunEdison had approximately $11.7 billion of indebtedness outstanding, $7.8 billion of which was secured indebtedness. See SunEdison’s Unaudited Condensed Consolidated Financial Statements for the nine months ended September 30, 2015 and the notes related thereto, which are incorporated by reference herein.

Principal and Interest

The Convertible Notes will mature on the date that is four years from the date that such Convertible Notes are issued (the “Maturity Date”), which date will be on the date of the closing of the Merger. At maturity, SunEdison will pay the aggregate principal amount of the Convertible Notes together with any accrued but unpaid interest to holders of the Convertible Notes. The Convertible Notes will bear interest at a rate of 2.25% per year, payable semiannually in arrears in cash. With respect to global notes, principal and interest will be paid by the Trustee or the paying agent, which will initially be the Trustee, to The Depository Trust Company, or any successor thereof (the “depository”), or its nominee, as the case may be, in immediately available funds. With respect to any certificated securities, principal will be payable at the Corporate Trust Office, which initially will be the office or agency of the Trustee, and at any other office or agency maintained by SunEdison for such purpose and interest will be payable (i) to holders of the Convertible Notes holding certificated securities having an aggregate principal amount of $1,000,000 or less of Convertible Notes, by check mailed to such holder at the address set forth in the register and (ii) to holders of the Convertible Notes having an aggregate principal amount of more than $1,000,000, either by check mailed to such holder, or upon written application by a holder to SunEdison and registrar at least three business days prior to the relevant interest payment date, by wire transfer in immediately available funds.

Conversion Right

Holders of the Convertible Notes will have the right to convert their Convertible Notes into SunEdison common stock as set forth below and as further described in the Indenture, the form of which is included as Annex I herein.

Each holder of the Convertible Notes will have the right, at its option, to convert in whole or in part its Convertible Notes (x) prior to the close of business on the business day immediately preceding the date that is three months prior to the Maturity Date subject to the conditions set forth in the second sentence of this paragraph or (y) on or after the date set forth in clause (x) above, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date of the Convertible Notes. A holder may convert its Convertible Notes, in whole or in part, during any calendar quarter commencing after the quarter ending of the fiscal quarter in which the Convertible Notes were issued if the closing sale price of the SunEdison common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which conversion occurs, is more than 130% of the applicable conversion price in effect on each applicable trading day. Further, if prior to the close of business on the business day immediately preceding three months prior to the maturity date, the trading price per $100 principal amount of Convertible Notes on each trading day during any ten consecutive trading-day period is less than 98% of the product of (x) the closing sale price of SunEdison common stock on such trading day and (y) the conversion rate in effect on such trading day, a holder may surrender its Convertible Notes for conversion at any time during the five consecutive trading days following such period. SunEdison shall notify holders of the Convertible Notes, the Trustee and the bid solicitation agent in writing if the conditions set forth in the immediately preceding sentence are met.

If SunEdison elects to issue or distribute to all or substantially all holders of SunEdison common stock (x) any rights, options or warrants entitling them to subscribe for or purchase, for a period expiring within 60 calendar days after the declaration date for such issuance, shares of SunEdison common stock, at a price per share that is less than the closing sale price of SunEdison common stock on the trading day immediately preceding the declaration date for such issuance or (y) cash, debt securities (or other evidence of indebtedness) or other assets or securities (excluding dividends or distributions in respect of which an adjustment to the Conversion Rate is made), which distribution has a per share value exceeding 10% of the closing sale price of SunEdison common stock as of the trading day immediately preceding the declaration date for such distribution, SunEdison must deliver notice of such distribution, and of the ex-dividend date for such distribution, to the holders of the Convertible Notes at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Holders of the Convertible Notes may surrender their Convertible Notes for conversion after SunEdison has delivered such notice at any time until the earlier of (a) close of business on the business day immediately preceding such ex-dividend date and (b) SunEdison’s announcement that such issuance or distribution will not take place.

If a transaction or event constituting a fundamental change or a make-whole fundamental change under the Indenture occurs prior to the close of business on the business day immediately preceding the Maturity Date, a holder of the Convertible Notes may surrender its Convertible Notes for conversion at any time from and after the date that is 35 scheduled trading days prior to the anticipated effective date of the transaction or event (or, if later, the date on which SunEdison gives notice of such transaction) until the close of business on (i) if such transaction or event is a fundamental change under the Indenture, the business day immediately preceding the fundamental change purchase date or (ii) otherwise, on the 40th scheduled trading day immediately following the effective date for such transaction or event.

Holders of the Convertible Notes will have the right to convert their Convertible Notes if SunEdison is a party to a consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of SunEdison’s property and assets that does not also constitute a fundamental change under the Indenture, in each case pursuant to which the SunEdison common stock would be converted into cash, securities or other property.

Conversion Procedures

Each holder of the Convertible Notes may convert at its option all or a portion of its Convertible Notes at a conversion price equal to 140% of the Signing Measurement Price, but the Signing Measurement Price for purposes of this calculation may not exceed $33.62 or be lower than $27.51, (x) prior to the close of business on the business day immediately preceding the date that is three months prior to the Maturity Date upon satisfaction of certain conditions described in Section 4.01(b) of the Indenture or (y) on or after the date that is three months prior to the Maturity Date, at any time until the close of business on the second Scheduled Trading Day (as defined in the Indenture) immediately preceding the stated maturity date.

Holders of Convertible Notes holding their interests in certificated securities must (i) duly sign and complete the conversion notice on the back of their Convertible Notes, or a facsimile of such conversion notice, (ii) deliver such conversion notice, which is irrevocable, and the Convertible Note to the conversion agent on or prior to the applicable conversion date, (iii) if required, furnish appropriate endorsements and transfer documents as may be required by the conversion agent, (iv) if required, pay all transfer or similar taxes as set forth in the Indenture and (v) if required, make any payment of funds related to interest payments required under the Indenture. Holders of Convertible Notes holding a beneficial interest in a global security must comply with the depository’s procedures for converting a beneficial interest in global securities, pay funds equal to the amount of applicable taxes, if required, and pay certain other taxes and duties, if required.

Upon conversion, SunEdison will deliver, at its election, solely cash (“Cash Settlement”), solely shares of SunEdison common stock (“Physical Settlement”) or a combination of cash and shares of SunEdison common stock (“Combination Settlement”), based on a daily conversion value described in the Indenture, subject to adjustment in certain circumstances. See Sections 4.03 and 4.04 of the Indenture and the section entitled “—Conversion Rate; Adjustments” below. Cash will be paid in lieu of fractional shares as described in Section 4.03(b) of the Indenture. Following each conversion date, SunEdison will issue the conversion consideration (i) on the third Business Day immediately following the relevant conversion date, if SunEdison elects Physical Settlement only, unless such conversion date occurs following the regular record date immediately preceding the maturity date of the Convertible Notes, in which case SunEdison will make such delivery (and payment, if applicable) on the maturity date of the Convertible Notes and (ii) on the third Business Day immediately following the last VWAP Trading Day (as defined in the Indenture) of the related conversion period, in any other case.

SunEdison’s delivery or payment, as the case may be, of the Cash Settlement, Physical Settlement or the Combination Settlement (with any such delivery of the Physical Settlement, the Cash Settlement or the Combination Settlement, referred to as the “Settlement Amount”), into which a Convertible Note is convertible will be deemed to satisfy and discharge in full SunEdison’s obligation to pay the principal of, and accrued and unpaid interest, if any, on such Convertible Note to, but excluding, the date of conversion. As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

When a holder of the Convertible Notes surrenders Convertible Notes for conversion, SunEdison may, at its election, direct the conversion agent to surrender such Convertible Notes to a financial institution designated by SunEdison for exchange in lieu of conversion. In order to accept any Convertible Notes surrendered for conversion, the designated financial institution must agree to pay and/or deliver, as the case may be, in exchange for such Convertible Note, the amount SunEdison would have been obligated to deliver upon the conversion of such Convertible Note at the time SunEdison would have otherwise been required to deliver such consideration.

Conversion Rate; Adjustments

The initial conversion rate for the Convertible Notes will be equal to a number of shares of SunEdison common stock per $100 principal amount of Convertible Notes equal to (i) $100 divided by (ii) a price equal to 140% of the Signing Measurement Price, as defined in the Merger Agreement; provided the Signing Measurement Price cannot exceed $33.62 or be less than $27.51. Based on the trading price of SunEdison common stock as of January 22, 2016 and given the application of such collar, such initial conversion price would be $38.51 and the initial conversion rate would be approximately 2.60 shares of SunEdison common stock per $100 principal amount of Convertible Notes. In respect of each $100 principal amount of a holder’s Convertible Notes being converted, SunEdison will pay or deliver, as the case may be, to the converting holder,

(i) if SunEdison elects Physical Settlement, a number of shares of SunEdison common stock equal to the applicable conversion rate, together with cash in lieu of any fractional shares, (ii) if SunEdison elects Cash Settlement, cash in an amount equal to the sum of the Daily Conversion Values (as defined in the Indenture) and (iii) if SunEdison elects Combination Settlement, an amount of cash and number of shares of SunEdison common stock, if any, equal to the sum of the Daily Settlement Amounts (as defined in the Indenture), with each of clauses (i), (ii) and (iii) to be based on a daily conversion value calculated on a proportionate basis for each trading day of a 25-day observation period.

The Convertible Notes carry anti-dilution adjustments which may be triggered by specified changes to SunEdison’s capitalization as a result of certain issuances of SunEdison common stock as a dividend or distribution on its common stock and share splits or share combinations. The Indenture also provides for anti-dilution adjustments upon the occurrence of the following, subject to certain conditions described in the Indenture, (1) distributions to all or substantially all holders of SunEdison common stock of rights, options or warrants entitling them, for a period of not more than 60 calendar days from the announcement date, to subscribe for or purchase SunEdison common stock, at a price per share less than the average of the closing sale prices of SunEdison common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, (2) distributions of shares of certain of SunEdison’s capital stock, evidences of SunEdison’s indebtedness or other assets, property or rights or options or warrants to acquire SunEdison’s capital stock or other securities, to all or substantially all holders of SunEdison common stock and certain spin-off transactions, (3) payment of dividends or distributions consisting exclusively of cash to all, or substantially all, SunEdison stockholders and (4) payments in respect of a tender or exchange offer for SunEdison common stock, where the cash and value of any other consideration included in the payment per share of SunEdison common stock exceeds the average of the closing sale prices of SunEdison common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

Repurchase Upon a Fundamental Change

If a fundamental change occurs each holder of a Convertible Note shall have the right, at such holder’s option, to require SunEdison to purchase for cash all of such holder’s Convertible Notes, or any portion of such holder’s Convertible Notes that is equal to $100, or an integral multiple of $100, on a date specified by SunEdison that is not less than 20 or more than 35 Business Days after SunEdison provides a fundamental change company notice, at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest to but excluding the fundamental change purchase date.

Conversion in Connection With a Make-Whole Fundamental Change

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, SunEdison will increase the conversion rate by a number of additional shares of SunEdison common stock for Convertible Notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of SunEdison common stock in such transaction, as described in Section 4.06 of the Indenture. In addition, if the price of SunEdison common stock is greater or less than a dollar amount to be determined based on the valuation of the Convertible Notes closer to the closing of the Merger, no additional shares will be added to the conversion rate. Moreover, the conversion rate per $100 principal amount of Convertible Notes as a result of this adjustment cannot exceed a number of shares to be determined based on the same valuation of the Convertible Notes.

Consolidation, Merger and Sale of Assets

The Indenture provides that SunEdison generally may not consolidate with, enter into a binding share exchange with, or merge with or into, any other person or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to another person, unless:

•	the resulting, surviving transferee or successor person (the “Successor Company”), if not SunEdison, is a corporation organized and existing under the laws of the U.S., any state of the U.S. or the District of Columbia and the Successor Company expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of SunEdison under the Convertible Notes and the Indenture;

•	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing under the Indenture; and

•	the Trustee receives an officer’s certificate and an opinion of counsel stating that any such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition and any such assumption and, if a supplemental indenture is required in connection with such transaction, such supplemental Indenture, complies with the provisions of the Indenture.

Notwithstanding the foregoing, the offering to the public, and any subsequent dispositions of SunEdison’s interests in, any of SunEdison’s Yieldco Subsidiaries (as defined in the Indenture) (including TerraForm Power) in which SunEdison continues to own at least 51% of the voting power, shall not be prohibited by the Indenture.

Pursuant to the Indenture, upon the occurrence of certain reorganization events in which SunEdison common stock would be converted into, or exchanged for, common stock, other securities, other property or assets, SunEdison or the successor or purchasing person shall enter into a supplemental indenture to provide that, at the effective time of such event, the consideration due upon conversion of any Convertible Notes will be determined in the same manner as if each reference to any number of shares of SunEdison common stock pursuant to the conversion provisions of the Indenture were instead a reference to the same number of such other common stock, securities, property or assets, and, prior to or at the effective time of such event, SunEdison or the successor or purchasing person, as the case may be, will execute with the Trustee a supplemental indenture providing for such change.

Events of Default; Notice and Waiver

Each of the following will be an event of default with respect to the Convertible Notes:

•	failure by SunEdison to pay the principal of or any premium, if any, on any Convertible Note when due and payable on the maturity date, upon declaration of acceleration or otherwise;

•	failure by SunEdison to pay or deliver the Settlement Amount owing upon conversion of any Convertible Note (including any additional shares or cash in lieu thereof) which failure continues for five business days;

•	failure by SunEdison to pay any interest on any Convertible Note when due, with such failure continuing for a period of 30 days;

•	failure by SunEdison to pay the fundamental change purchase price required upon the occurrence of a fundamental change;

•	failure by SunEdison to issue a fundamental change company notice, notice of a make whole fundamental change or notice of a distribution in accordance with the applicable provisions of the Indenture;

•

failure by SunEdison to perform any other covenant required in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is addressed in the first five bullet points above) and such failure continues for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of Convertible Notes then outstanding has been received by SunEdison;

•	any indebtedness for money borrowed by, or any other payment obligation of, SunEdison or any of its subsidiaries that is a significant subsidiary at such time (other than any non-recourse indebtedness of a special purpose significant subsidiary of SunEdison), in an outstanding principal amount, individually or in the aggregate, in excess of $50.0 million (or its foreign currency equivalent at the time) is not paid at final maturity (or when otherwise due, after giving effect to any applicable grace period) or is accelerated;

•	SunEdison or any of its subsidiaries that is a significant subsidiary at such time fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $50.0 million, provided that, no event of default will be deemed to occur under this bullet if such judgments are paid, discharged or stayed within 30 days after the entry of such judgment; or

•	certain events of bankruptcy, insolvency or reorganization of SunEdison or any of its significant subsidiaries.

The Indenture will provide that if an event of default (other than an event of default related to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee by notice to SunEdison, or the holders of the Convertible Notes of at least 25% in aggregate principal amount of the outstanding Convertible Notes by written notice to SunEdison and the Trustee, may declare 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Convertible Notes to be due and payable immediately. In case of certain events of bankruptcy, insolvency or reorganization involving SunEdison or any significant subsidiary, 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the Convertible Notes then outstanding will automatically become immediately due and payable.

Holders of the Convertible Notes representing not less than a majority of the aggregate principal amount of the outstanding Convertible Notes, by written notice to SunEdison and the Trustee, may waive any default or event of default under the Indenture, except a default or an event of default arising from SunEdison’s failure to:

•	pay principal of, or any interest on, any Convertible Note;

•	pay or deliver the Settlement Amounts due upon conversion of any Convertible Note within the applicable time period; or

•	comply with any provision of the Indenture the modification of which would require the consent of the holder of each outstanding Convertible Note affected and rescind any acceleration resulting from such default or event of default and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Convertible Notes unless such holders have offered to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense. No holder of a Convertible Note may institute any proceeding under the Indenture, or for the appointment of a receiver or Trustee, or for any other remedy under the Indenture or with respect to the Convertible Notes unless:

•	such holder has previously delivered to the Trustee written notice that an event of default is continuing;

•	holders of at least 25% in aggregate principal amount of the outstanding Convertible Notes deliver to the Trustee a written request that the Trustee pursue a remedy with respect to such event of default and have offered reasonable indemnity to the Trustee to institute such proceeding as Trustee;

•	the Trustee has failed to institute a proceeding within 60 days after such notice, request and offer; and

•	the Trustee has not received from the holders of the Convertible Notes of a majority in aggregate principal amount of then then outstanding Convertible Notes a direction inconsistent with such written request within 60 days after such notice, request and offer.

To the extent SunEdison elects, the sole remedy for an event of default relating to any reporting obligations SunEdison has or is deemed to have pursuant to Section 314(a)(1) of the TIA or under the Indenture, such remedy will, after the occurrence of such reporting event of default (i) consist exclusively of the right to receive additional interest at an annual rate equal to 0.25% of the aggregate principal amount of the Convertible Notes then outstanding for each day during the 180-day period beginning on, and including, the day on which such a reporting event of default occurs during which such reporting event of default is continuing and (ii) consist exclusively of the right to receive additional interest on the Convertible Notes at an annual rate equal to 0.50% per annum of the principal amount of such tranche of notes outstanding for each day during the 185-day period immediately following such 180-day period, in each case payable in the same manner and on the same dates as the stated interest payable on the Convertible Notes. If the reporting event of default is continuing on the 366th day after the date on which such reporting event of default occurred, the Convertible Notes will be subject to acceleration.

Modification and Amendment

Without the consent of any holders of the Convertible Notes, SunEdison (when authorized by a board resolution) and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency in the Indenture or the Convertible Notes;

•	to evidence the succession by a Successor Company and to provide for the assumption by a Successor Company of SunEdison’s obligations under the Indenture;

•	to add guarantees with respect to the Convertible Notes;

•	to secure the Convertible Notes;

•	to add to SunEdison’s covenants such further covenants, restrictions or conditions for the benefit of the holders of the Convertible Notes or surrender any right or power conferred upon SunEdison by the Indenture;

•	to make any change that does not adversely affect the rights of any holder of any Convertible Notes in any material respect;

•	to make any change to comply with the TIA, or any amendment thereto;

•	to make any change as required by applicable law including appropriate transfer restrictions; or

•	upon the occurrence of certain events of reorganization described in Section 4.07(a) of the Indenture, solely (i) to provide that such Convertible Notes are convertible into or by reference to reference property and (ii) to effect the related changes to the terms of such Convertible Notes.

With the consent of holders of the Convertible Notes representing not less than a majority in aggregate principal amount of all outstanding Convertible Notes, SunEdison and the Trustee may amend the Convertible Notes or enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of the Convertible Notes under the Indenture, and the holders of a majority in aggregate principal amount of the outstanding Convertible Notes may waive SunEdison’s compliance with any provisions herein without notice to the other holders of the Convertible Notes; provided, however, that no such amendment, supplement or waiver may, without the consent of each holder of each outstanding Convertible Note affected thereby:

•	change the maturity date, reduce the principal amount of, or interest payable on the Convertible Notes, reduce the amount of principal payable upon acceleration of the maturity date of any Convertible Note, change the place or currency of payment of principal of or interest on any Convertible Note, impair the right of any holder of a Convertible Note to receive payment of principal of and interest on its Convertible Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, such holder’s Convertible Notes;

•	modify the provisions with respect to the purchase rights of holders upon a fundamental change in a manner adverse to holders of the Convertible Notes;

•	make any change that impairs or adversely affects the rights of holders of the Convertible Notes to convert their Convertible Notes;

•	modify the ranking provisions of the Indenture; or

•	modify any of the provisions of the Indenture related to the waiver of past defaults or supplemental indentures, except to increase the percentage of holders of the Convertible Notes whose consents are required or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each holder of the convertible Notes affected thereby.

Information Concerning the Trustee

SunEdison has appointed Computershare Trust Company, National Association, the Trustee, as conversion agent, registrar, bid solicitation agent and paying agent for the Convertible Notes. The Trustee or its affiliates may also provide other services to SunEdison in the ordinary course of their business. The Indenture contains certain limitations on the rights of the Trustee, if it or any of its affiliates is then SunEdison creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The Trustee and its affiliates will be permitted to engage in other transactions with SunEdison. However, if the Trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Convertible Notes, the Trustee must eliminate such conflict or resign.

Rights of Holders of Convertible Notes

The rights of a holder of the Convertible Notes are limited to those expressed in the Convertible Notes and the Indenture. The Convertible Notes will not entitle the holders thereof, by virtue of their ownership of Convertible Notes, to any of the rights of a SunEdison stockholder.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

The following is a summary of the material differences between the rights of holders of Vivint Solar common stock and the rights of holders of SunEdison common stock, but it is not a complete description of those differences. These differences arise from the governing documents of the two companies, including the Vivint Solar Charter, the Vivint Solar Bylaws, the SunEdison Charter and the SunEdison Bylaws. Vivint Solar and SunEdison are both Delaware corporations and are governed by the DGCL. After the completion of the Merger, the rights of 313, the only Vivint Solar stockholder who will be a SunEdison stockholder as a result of the Merger, will be governed by the DGCL, the SunEdison Charter and the SunEdison Bylaws.

While SunEdison and Vivint Solar believe that this summary covers the material differences between the rights of holders of SunEdison common stock and the rights of holders of Vivint Solar common stock, this summary may not contain all of the information that is important to 313. This summary is not intended to be a complete discussion of the respective rights of Vivint Solar and SunEdison stockholders and it is qualified in its entirety by reference to the DGCL, the Vivint Solar Charter, the Vivint Solar Bylaws, the SunEdison Charter and the SunEdison Bylaws to which SunEdison and Vivint Solar refer in this summary. In addition, the identification of some of the differences in the rights of SunEdison and Vivint Solar stockholders as material is not intended to indicate that other, equally important differences do not exist. Each of SunEdison and Vivint Solar urge 313 to carefully read this entire proxy statement, the relevant provisions of the DGCL, and the other documents to which SunEdison and Vivint Solar refer in this proxy statement for a more complete understanding of the differences between being a stockholder of Vivint Solar and being a stockholder of SunEdison. For additional information, see the section entitled “Additional Information” beginning on page 205.

	Vivint Solar	SunEdison
Authorized Capital Stock	Vivint Solar is authorized to issue capital stock consisting of (i) 1,000 million shares of common stock, par value $0.01 per share, and (ii) 10 million shares of preferred stock, par value of $0.01 per share.	SunEdison is authorized to issue capital stock consisting of (i) 700 million shares of common stock, par value $0.01 per share, and (ii) 50 million shares of preferred stock, par value $0.01 per share.

Preferred Stock	The Vivint Solar Charter provides that Vivint Solar’s board of directors may issue shares of Vivint Solar preferred stock in one or more series with such powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, as well as establish the voting rights thereof.

The SunEdison Charter provides that SunEdison’s board of directors may issue shares of SunEdison preferred stock either as a class without series or in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as well as establish the voting rights thereof.

SunEdison’s board of directors has previously designated 650,000 shares as its 6.75% Series A Perpetual Convertible Preferred Stock. As of January 8, 2016, there were 650,000,000 shares of SunEdison’s perpetual convertible

	Vivint Solar	SunEdison

preferred stock outstanding. Whenever dividends on any shares of perpetual convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the holders of such shares, voting together as a single class with holders of any and any and all other series of voting preferred stock then outstanding, will be entitled at SunEdison’s next special or annual meeting of stockholders to vote for the election of a total of two additional members of SunEdison’s board of directors.

Number of Directors	The Vivint Solar Charter and the Vivint Solar Bylaws provide that the board of directors shall consist of not less than one director and not more than 15 directors, the exact number of which will be fixed from time to time solely by resolution adopted by Vivint Solar’s board of directors. Vivint Solar’s board of directors currently consists of seven directors.	The SunEdison Charter and the SunEdison Bylaws provide that SunEdison’s board of directors shall consist of not less than five and not more than 15 directors, the exact number of which will be fixed from time to time by resolution adopted by a majority of SunEdison’s board of directors. SunEdison’s board of directors currently consists of nine directors.

Election of Directors	The Vivint Solar Bylaws provide that directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on the election of directors.	The SunEdison Bylaws provide that each director shall be elected by the vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors if, in connection with such meeting (i) the Secretary of SunEdison shall have received a notice that a stockholder has nominated a person for election to SunEdison’s board of directors and (ii) such nomination shall not have been

	Vivint Solar	SunEdison

withdrawn by such stockholder on or prior to the day next preceding the date SunEdison first mails its notice of meeting for such meeting to the stockholders of SunEdison. If directors are to be elected by a plurality of the votes cast pursuant to the provisions of the immediately preceding sentence, stockholders shall not be provided the option to vote against any one or more of the nominees, but shall only be provided the option to vote for one or more of the nominees or withhold their votes with respect to one or more of the nominees. For purposes hereof, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (abstentions will not be taken into account for this purpose).

Cumulative Voting	The Vivint Solar Charter and the Vivint Solar Bylaws do not provide for cumulative voting and, accordingly, holders of Vivint Solar common stock do not have cumulative voting rights in connection with the election of directors.	The SunEdison Charter and the SunEdison Bylaws do not provide for cumulative voting and, accordingly, holders of SunEdison common stock do not have cumulative voting rights in connection with the election of directors.

Classification of Board of Directors

The Vivint Solar Charter classifies Vivint Solar’s board of directors into three separate classes, as nearly equal in size as is practicable, with staggered three-year terms. If the number of directors is changed, any increase or decrease will be apportioned across classes in order for the classes to remain as nearly equal as possible; provided that no decrease in the number of directors shall shorten the term of any incumbent director.

The SunEdison Charter provides that until the election of directors at the 2016 annual meeting of SunEdison stockholders, SunEdison will classify the board of directors into three separate classes, each consisting as nearly as possible of one-third of the total number of directors constituting the entire board of directors, with staggered three-year terms.

At each annual meeting of stockholders beginning in 2014, successors to the class of directors whose terms expire at such annual meeting are elected for one-year

	Vivint Solar	SunEdison

terms expiring at the next succeeding annual meeting of stockholders. Beginning with the 2016 annual meeting of stockholders, SunEdison’s board of directors will cease to be classified and the entire board of directors will be subject to election at each annual meeting of stockholders.

Removal of Directors

The Vivint Solar Charter provides that any or all of the directors (other than the directors elected by the holders of any series of preferred stock of Vivint Solar, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of Vivint Solar entitled to vote thereon, voting as a single class.

However, at any time when The Blackstone Group L.P. (together with its affiliates (including, without limitation, Blackstone Group Management L.L.C.), subsidiaries, successors and assigns (other than Vivint Solar and its subsidiaries), collectively, “Blackstone”) beneficially owns, in the aggregate, less than 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of Vivint Solar entitled to vote thereon, voting together as a single class.

The SunEdison Charter provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Filling of Vacancies on the Board of Directors	The Vivint Solar Charter provides that, subject to the rights granted to the holders of any one or more	The SunEdison Charter and the SunEdison Bylaws provide that, subject to the rights, if any, of the

	Vivint Solar	SunEdison

series of preferred stock then outstanding or the rights granted pursuant to the Stockholders Agreement, dated as of October 6, 2014, by and among the Corporation and certain affiliates of Blackstone (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders.

However, at any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

holders of any series of preferred stock then outstanding, any vacancy on the board of directors that results from an increase in the number of directors and any other vacancy occurring on the board of directors may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

However, if any director then in office determines that any such vacancy on the board of directors shall be filled by the stockholders, such vacancy shall be filled by the stockholders of SunEdison.

If no director remains in office, any vacancy may be filled by the Stockholders.

Stockholder Action by Written Consent

The Vivint Solar Charter provides that at any time when Blackstone beneficially owns, in the aggregate, at least 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting

The SunEdison Charter and the SunEdison Bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken,

	Vivint Solar	SunEdison

of stockholders of Vivint Solar may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

At any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of Vivint Solar must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

shall be signed by the holders of all the outstanding stock entitled to vote thereon. The effective date of the authorization of such action shall be deemed to be the date of the filing of the last such written consent in the minute books of SunEdison, which date shall be noted therein by the Secretary.

Amendment of Certificate of Incorporation

The DGCL generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote.

The DGCL generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote.

	Vivint Solar	SunEdison
	The Vivint Solar Charter provides that subject to the rights granted pursuant to the Stockholders Agreement, at any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in Vivint Solar Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of Vivint Solar entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX and Article X of the Vivint Solar Charter.	The SunEdison Charter and the SunEdison Bylaws do not require a greater vote

Amendment of Bylaws

The Vivint Solar Charter and the Vivint Solar Bylaws provide that, subject to the rights granted pursuant to the Stockholders Agreement, the board of directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Vivint Solar Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Vivint Solar Charter.

Notwithstanding anything to the contrary in the Vivint Solar Charter or any provision of law permitting for a lesser vote, at any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of Vivint

The SunEdison Charter and the SunEdison Bylaws provide that the board of directors shall have the power, without assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the SunEdison Bylaws, or any of them, upon a vote of a majority of the total number of directors.

	Vivint Solar	SunEdison

Solar required herein, the Vivint Solar Bylaws or applicable law, the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of Vivint Solar entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of Vivint Solar to alter, amend, repeal or rescind, in whole or in part, any provision of the Vivint Solar Bylaws or to adopt any provision inconsistent therewith.

In addition, a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

Special Meeting of Stockholders

The Vivint Solar Charter provides that, subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders of Vivint Solar for any purpose or purposes may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, that at any time when Blackstone beneficially owns, in the aggregate, at least 30% in voting power of the stock of Vivint Solar entitled to vote generally in the election of directors, special meetings of the stockholders of Vivint Solar for any purpose or purposes shall also be called by or at the direction of the board of directors or the chairman of the board of directors at the request of Blackstone.

Only such business shall be conducted at a special meeting of stockholders as shall have been specified in the notice for such meeting.

The SunEdison Charter provides that special meetings of the stockholders of SunEdison for any purpose or purposes may be called at any time by a majority of the members of the board of directors or the chairman of the board of directors.

In addition, a special meeting of stockholders shall be called by the Secretary of SunEdison upon written request to the Secretary by the record holder or holders of at least 30% of the outstanding shares of common stock of SunEdison, who have complied in full with each of the requirements for stockholders to call a special meeting of stockholders set forth in the SunEdison Bylaws (such request, a “Stockholder Meeting Request”).

At any special meeting, the business transacted shall be limited to the purpose(s) stated in the Stockholder Meeting Request; provided, however, that the board

	Vivint Solar	SunEdison
of directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted.

Quorum	The Vivint Solar Bylaws provide that holders of a majority of the voting power of the stock issued, outstanding and entitled to vote at any meeting of stockholders, and present in person or represented by proxy at such meeting, shall constitute a quorum for the transaction of business.	The SunEdison Bylaws provide that holders of a majority of the shares entitled to vote at any meeting of stockholders, present in person or by proxy, shall constitute a quorum for the transaction of business.

Notice of Stockholder Meeting	The Vivint Solar Bylaws provide that a notice in writing or by electronic transmission of the meeting, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed or transmitted electronically by the Secretary of Vivint Solar to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. The written notice of any meeting of stockholders shall be given not less than ten (10) nor more than 60 days before the date of such meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.	The SunEdison Bylaws provide that the notice of each meeting of stockholders, whether annual or special, shall be given to each stockholder not less than ten nor more than 60 days prior to the meeting. The notice shall state the date, time and place and, in the case of special meetings, the purpose or purposes of such meeting, and at whose direction the notice is given.

	Vivint Solar	SunEdison
Delivery & Notice Requirements for Stockholder Nominations and Proposals

The Vivint Solar Bylaws provide that at any annual stockholders’ meeting only such business shall be conducted as is proper matter for stockholder action pursuant to the Vivint Solar Bylaws and applicable law and as shall have been brought (i) pursuant to Vivint Solar’s proxy materials with respect to such meeting; (ii) by or at the direction of the board of directors (or a duly authorized committee thereof); or (iii) by a stockholder of Vivint Solar who (a) is a stockholder of record at the time of the giving of the notice and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has timely complied in proper written form with the notice procedures.

To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of Vivint Solar not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. In no event shall any

The SunEdison Bylaws provide that at any annual or special stockholders’ meeting only such business may be transacted as has been (i) specified in the notice of meeting given by or at the direction of the board of directors (or any duly authorized committee thereof); (ii) otherwise properly brought before the meeting by or at the direction of the board of directors (or any duly authorized committee thereof); or (iii) otherwise properly brought before the meeting by a stockholder of SunEdison (a) who is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting and (b) who complies with the notice procedures.

To be timely for an annual meeting, such notice must be given to the Secretary of SunEdison and must be delivered to or mailed and received at the principal executive offices of SunEdison not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in order to be timely, notice by the stockholder must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting is mailed to stockholders or public disclosure of the date of the annual meeting is made, whichever first occurs. To be timely for a special meeting, notice by a stockholder must be

Vivint Solar	SunEdison

adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice.

A stockholder’s notice to the Secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting:

•     a brief description of the business intended to be brought, the text of the proposal or business (including the text of any proposed resolutions and any proposed language to amend the Vivint Solar Bylaws, if any, and the reasons for conducting such business,

•     the name and address, as they appear on Vivint Solar’s books, of the stockholder proposing such business and any associated person and a representation that the stockholder is a holder of record at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business,

•     the class and number of shares that are held of record or are beneficially owned by the stockholder or any associated person and any derivative positions as of the date of delivery of such notice,

•    whether and the extent to which any hedging or other transaction or series of transactions has delivered to or mailed and received at the principal executive offices of SunEdison not more than ten (10) days immediately following the giving of notice of such special meeting by mail to stockholders or by public announcement (whichever first occurs).

A stockholder’s written notice to the Secretary must set forth:

•     a reasonably brief description of the business desired to be brought, the reasons for conducting such business and any material interest in such business of each proposing stockholder,

•     the text of the proposal or business (including the text of any resolutions proposed),

•     a reasonably detailed description of all agreements, arrangements and understandings between any of the proposing stockholders or between any proposing stockholder and any other record or beneficial holder of the shares of any class or series of capital stock of SunEdison or any other person or entity (including their names) in connection with the proposal of such business by such stockholder,

•     the name and address of such stockholder, and the name and address of the beneficial owner, if any, on whose behalf the business is to be brought,

Vivint Solar	SunEdison

been entered into by or on behalf of such stockholder or any associated person with respect to any securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any associated person with respect to any securities,

•     any material interest of the stockholder or an associated person in such business to be brought before the meeting,

•     a statement whether such stockholder or any associated person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of Vivint Solar’s voting shares required under applicable law to carry the proposal (a “Business Solicitation Statement”) and/or otherwise to solicit proxies or votes from stockholders in support of such proposal, and

•     any other information relating to such stockholder and associated person

•     the class or series and number of shares of capital stock of SunEdison which are owned beneficially or of record by such stockholder, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership,

•     a representation that such stockholder intends to appear in person or by proxy at the annual meeting,

•     any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of SunEdison or with a value derived in whole or in part from the value of any class or series of shares of SunEdison, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of SunEdison or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of SunEdison,

•     any short interest in any security of SunEdison,

Vivint Solar	SunEdison

required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal.

A stockholder’s notice to the Secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in the third and fourth points above as of the record date for notice of the meeting.

Business proposed to be brought by a stockholder may not be brought if such stockholder or an associated person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting may, if the facts warrant, determine and declare at the annual meeting that business was not properly brought and shall not be conducted.

•     any rights to dividends on the shares of SunEdison owned beneficially by such stockholder that are separated or separable from the underlying shares of SunEdison,

•     any proportionate interest in the shares of SunEdison or a Derivative Instrument held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner,

•     any performance-related fees (other than an asset-based fee) that such stockholder is entitled to, based on any increase or decrease in the value of shares of SunEdison or a Derivative Instrument, if any, as of the date of such notice, including any such interests held by members of such stockholder’s immediate family sharing the same household, and

•     a description of any agreement, arrangement or understanding (including any swap or other derivative or short position, profits interest, hedging transaction, borrowed or loaned shares, any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or

Vivint Solar	SunEdison

sell, or other instrument), that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owner, if any, on whose behalf the business is to be brought, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of SunEdison, the intent or effect of which may be (x) to transfer any of the economic consequences of ownership of any security of SunEdison, (y) to increase or decrease the voting power with respect to shares of any class or series of capital stock of SunEdison and/or (z) to provide the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, or to mitigate any loss resulting from, the value (or any increase or decrease in the value) of any security of SunEdison (which information as specified in the foregoing bullet points shall be supplemented by such stockholder and such beneficial owner, if any, not later than 15 days after the record date for the meeting to disclose such ownership and other information as of the such record date).

Once business has been properly brought before an annual or

	Vivint Solar	SunEdison
special meeting in accordance with the Bylaws, nothing shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of such meeting determines that business was not properly brought the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

Additional Delivery & Notice Requirements for Director Nominations of Stockholders

The Vivint Solar Bylaws provide that nominations of persons for election or re-election to the board of directors of shall be made at an annual or special meeting of stockholders only (A) by or at the direction of the board of directors (or a duly authorized committee thereof) or (B) by a stockholder of Vivint Solar who (1) was a stockholder of record at the time of the giving of the notice and on the record date for the determination of stockholders entitled to vote at the annual or special meeting and (2) has complied with the notice procedures.

In addition to the notice and timing requirements described under the heading “Delivery and Notice Requirements for Stockholder Nominations and Proposals” above, such stockholder’s notice must set forth:

(A) (i) the name, age, business address and residence address of each nominee the stockholder proposes for election or re-election (the “nominee”), (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of Vivint Solar that are held of

The SunEdison Bylaws provide that nominations of any person for election to the board of directors at an annual or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the board of directors, including by any committee or persons appointed by the board of directors, or (b) by a stockholder who (i) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of SunEdison) both on the record date for the determination of stockholders entitled to vote at such meeting and at the time of giving the notice, (ii) is entitled to vote at the meeting, and (iii) has complied with the SunEdison Charter and with the requirements mentioned above as to such nomination.

In addition to the notice and delivery requirements set forth above under the heading “Delivery and Notice Requirements for Stockholder Nominations and

Vivint Solar	SunEdison

record or are beneficially owned by the nominee and any derivative positions held or beneficially held, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of Vivint Solar, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the board of directors, (vi) a written statement executed by the nominee agreeing to serve as a director if elected and acknowledging that as a director the nominee will owe a fiduciary duty under Delaware law with respect to Vivint Solar and its stockholders, and (vii) any other information relating to the nominee that would be required to be disclosed if proxies were being solicited for the election or re-election of the nominee, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected); and

(B) as to such stockholder giving notice: (i) such stockholder’s

Proposals,” such stockholder’s notice shall set forth:

(A) as to each nominee: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of SunEdison beneficially owned by such person; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder; and (v) any other information relating to such person required to be disclosed in a proxy statement or other filing required to be made in connection with a solicitation of proxies for the election of directors in a contested election, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(B) as to such stockholder giving notice, the information required to be provided pursuant to the last bullet under the heading “Delivery & Notice Requirements for Stockholder Nominations and proposals” above.

In the event SunEdison calls a special meeting of stockholders for the purpose of electing a director to the board of directors, any such stockholder entitled to vote in such election of directors may, with timely notice as described above, nominate a person for election to such

Vivint Solar	SunEdison
name and address, as it appears on the corporation’s books, and any associated person and a representation that the stockholder is a holder of record of the stock of Vivint Solar at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such nominations of directors; (ii) the class and number of shares of Vivint Solar that are held of record or are beneficially owned by the stockholder or (x) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (y) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made or (z) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (x) and (y) (any such person referred to in the preceding clauses x, y or z, a “Stockholder Associated Person”) and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person as of the date of delivery of such notice; (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of Vivint Solar, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to	position as specified in SunEdison’s notice of meeting.

Vivint Solar	SunEdison

increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of Vivint Solar; (iv) any material interest of the stockholder or a Stockholder Associated Person in such nominations of directors to be brought before the meeting; and (v) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of Vivint Solar’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s), (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

A nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

In addition, for as long as the Stockholders Agreement remains in effect with respect to Blackstone, Blackstone (to the extent then subject to the Stockholders Agreement) shall not be subject to the notice procedures set forth above.

	Vivint Solar	SunEdison
Proxy	The Vivint Solar Bylaws provide that each stockholder entitled to vote at a meeting of stockholders may authorize another person(s) to act for such stockholder by proxy authorized in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting for three years from the date of such proxy, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.	The SunEdison Bylaws provide that each stockholder entitled to vote at any meeting may vote in person or by proxy; provided that, no proxy shall be valid after three years from its date, unless the proxy provides for a longer period.

Preemptive Rights	The Vivint Solar Charter does not grant any preemptive rights.	The SunEdison Charter does not grant any preemptive rights.

Dividends

The Vivint Solar Charter provides that, subject to the rights of the holders of preferred stock, the holders of shares of common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of Vivint Solar) when, as and if declared thereon by the board of directors of out of any assets or funds of Vivint Solar legally available therefor and shall share equally on a per share basis in such dividends and distributions. The Vivint Solar Bylaws provide that the board of directors, subject to any restrictions contained in the Vivint Solar Charter or applicable law, may declare and pay dividends upon the shares of Vivint Solar’s capital stock. Dividends may be paid in cash, in property, or in shares of Vivint Solar’s capital stock, subject to the provisions of the Vivint Solar Charter.

The board of directors may set apart out of any of the funds of Vivint Solar available for dividends a reserve or reserves for

The SunEdison Charter provides that, subject to any rights of holders of any class or series of preferred stock, when, as and if dividends or distributions are declared on outstanding shares of common stock, whether payable in cash, property or securities of SunEdison, each holder of outstanding shares of common stock shall be entitled to share ratably in such dividends and distributions.

The SunEdison Bylaws provide that the board of directors may declare dividends and may set apart out of any of the funds of SunEdison available for dividends a reserve or reserves for any proper purpose and may reduce or eliminate any such reserve. Dividends may be paid in cash, in property, or in shares of stock.

	Vivint Solar	SunEdison
any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of Vivint Solar, and meeting contingencies.

Limitation of Personal Liability of Directors

The Vivint Solar Charter provides that to the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended, no director of Vivint Solar (nor Blackstone, with respect to Blackstone’s right to designate certain members of committees of the board of directors) shall be personally liable to Vivint Solar or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of Vivint Solar (and Blackstone with respect to such committee member designations) shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The SunEdison Charter provides that a director of SunEdison shall not be personally liable to SunEdison or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to SunEdison or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification of Officers & Directors

The Vivint Solar Bylaws provide that Vivint Solar shall indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of Vivint Solar) by reason of the fact that such person is or was a director of Vivint Solar or an officer of Vivint Solar, or while a director of Vivint Solar or officer

The SunEdison Charter provides that SunEdison shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of SunEdison) by reason of the fact that he is or was a director, officer, employee or agent of SunEdison, or is or was serving at the request of SunEdison as a director, officer, employee or agent of another

Vivint Solar	SunEdison

of Vivint Solar is or was serving at the request of Vivint Solar as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Vivint Solar, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Vivint Solar shall indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Vivint Solar to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Vivint Solar, or while a director or officer of Vivint Solar is or was serving at the request of Vivint Solar as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Vivint Solar; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. SunEdison shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of SunEdison to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of SunEdison, or is or was serving at the request of SunEdison as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by SunEdison in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by SunEdison or as otherwise authorized by law. Such expenses

Vivint Solar	SunEdison

liable to Vivint Solar unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

However, Vivint Solar shall not be obligated to indemnify any person in connection with any Proceeding (or any part of any Proceeding):

•     for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any amount in excess beyond the amount paid;

•     for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

•     for any reimbursement of Vivint Solar by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of Vivint

(including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to the provisions described above shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Vivint Solar	SunEdison

Solar, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of Vivint Solar pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to Vivint Solar of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

•     initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against Vivint Solar or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the Proceeding (or the relevant part of the Proceeding), (b) Vivint Solar provides the indemnification, in its sole discretion, pursuant to the powers vested in Vivint Solar under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

•     if prohibited by applicable law.

	Vivint Solar	SunEdison
The indemnification and advancement of expenses provided by, or granted pursuant to the provisions described above shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Vivint Solar Charter or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Vivint Solar is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

Certain Business Combination Restrictions

The Vivint Solar Charter contains a provision pursuant to which Vivint Solar expressly elects not to be governed by Section 203 of the DGCL.

Certain business combinations are instead governed by Article X of the Vivint Solar Charter, which provides that Vivint Solar shall not engage in any business combination at any point in time at which Vivint Solar common stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

•     prior to such time, the board of directors approved either the business combination or

SunEdison is governed by Section 203 of the DGCL, as neither the SunEdison Charter nor the SunEdison Bylaws contains an election to not be governed by Section 203 of the DGCL.

Vivint Solar	SunEdison

the transaction which resulted in the stockholder becoming an interested stockholder, or

•     upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•     at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of Vivint Solar which is not owned by the interested stockholder.

PROPOSAL 2: ADJOURNMENT IF VOTES ARE INSUFFICIENT TO ADOPT MERGER AGREEMENT

The Special Meeting of Stockholders may be adjourned to another time or place, if necessary, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the adoption of the Merger Agreement.

If, at the Special Meeting of Stockholders, the number of shares of Vivint Solar common stock present or represented and voting in favor of the adoption of the Merger Agreement is insufficient to approve such proposal, Vivint Solar intends to move to adjourn the Special Meeting of Stockholders in order to solicit additional proxies for the adoption of the Merger Agreement. Vivint Solar does not intend to call a vote on this proposal if Proposal 1 (the vote on the adoption of the Merger Agreement) has been approved at the Special Meeting of Stockholders.

In this proposal, Vivint Solar is asking its stockholders to vote on the authorization of the holder of any proxy solicited by Vivint Solar’s board of directors to vote in favor of granting discretionary authority to proxy holders, and each of them individually, to adjourn the Special Meeting of Stockholders to another time and place for the purpose of soliciting additional proxies. If Vivint Solar stockholders approve this adjournment proposal, Vivint Solar could adjourn the Special Meeting of Stockholders and any adjourned session of the Special Meeting of Stockholders and use the additional time to solicit additional proxies, including the solicitation of proxies from Vivint Solar stockholders who have previously voted. However, the Merger Agreement contains certain restrictions on the ability of Vivint Solar to adjourn the Special Meeting of Stockholders, as described under “The Merger Agreement—Special Meeting of Stockholders.”

Vivint Solar’s board of directors unanimously resolved to recommend that holders of Vivint Solar common stock vote “FOR” the approval of the adjournment of the Special Meeting of Stockholders, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders.

MARKET PRICE OF VIVINT SOLAR’S COMMON STOCK

Vivint Solar’s common stock is traded on NYSE under the symbol “VSLR.”

The following table sets forth during the calendar period indicated that high and low sales prices of Vivint Solar’s common stock:

	Market Price
	High	Low
2016
First Quarter (through January 22, 2016)	$10.16	$7.36

2015
First Quarter	$13.56	$7.70
Second Quarter	15.28	11.52
Third Quarter	16.00	9.97
Fourth Quarter	13.05	6.59

2014
Fourth Quarter (from October 1, 2014)	$18.71	$7.42

The closing sale price of Vivint Solar’s common stock on July 17, 2015, which was the last full trading day before the Merger was publicly announced, was $10.88 per share. On January 22, 2016 the most recent practicable date before this proxy statement was mailed to Vivint Solar’s stockholders, the closing price for Vivint Solar’s common stock was $8.51 per share. You are encouraged to obtain current market quotations for Vivint Solar’s common stock in connection with voting your shares of Vivint Solar’s common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 22, 2016 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 106,576,150 shares outstanding as of January 22, 2016.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after January 22, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Vivint Solar, Inc., 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
313 Acquisition LLC(1)	82,359,374	77.3%

Directors and NEOs:
Gregory S. Butterfield(2)	1,702,060	1.6%
Dana C. Russell(3)	411,765	*
Chance Allred(4)	329,413	*
Paul S. Dickson(5)	268,628	*
Dwain Kinghorn(6)	109,350	*
Shawn J. Lindquist(7)	253,678	*
Thomas Plagemann(8)	123,530	*
David F. D’Alessandro	7,301	*
Alex Dunn(9)	468,749	*
Bruce McEvoy(10)	—	*
Todd Pedersen(11)	1,874,999	1.8%
Joseph S. Tibbetts, Jr.	6,104	*
Joseph Trustey(12)	—	*
Jay Pauley(13)	—	*
Peter F. Wallace(10)	—	*
All current directors and executive officers as a group (14 persons)(14)	5,555,577	5.2%

(*)	Less than one percent.
(1)	Represents 82,359,374 shares held by 313 Acquisition LLC, a Delaware limited liability company. 313 Acquisition LLC is managed by a board of managers and Blackstone Capital Partners VI L.P. (“BCP VI”), as managing member. The members of the board of managers of 313 Acquisition LLC are Peter Wallace, Bruce McEvoy, Alex Dunn, Jay Pauley, Todd Pedersen and David F. D’Alessandro. Blackstone Management Associates VI L.L.C. is the general partner of BCP VI. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The foregoing Blackstone entities and Stephen A. Schwarzman may be deemed to beneficially own all the outstanding shares of our common stock beneficially owned by 313 Acquisition LLC. Each of such Blackstone entities and Mr. Schwarzman disclaim beneficial ownership of such shares of our common stock held by 313 Acquisition LLC. The address of each of such Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154. In addition to funds affiliated with Blackstone, principal holders of limited liability company interests in 313 Acquisition LLC include entities affiliated with Summit Partners L.P., Todd Pedersen and Alex Dunn. The address of 313 Acquisition LLC is 4931 N. 300 W., Provo, Utah 84604.
(2)	Includes 1,647,060 shares issuable upon exercise of options exercisable within 60 days after January 22, 2016.
(3)	Includes 411,765 shares issuable upon exercise of options exercisable within 60 days after January 22, 2016.
(4)	Includes 329,413 shares issuable upon exercise of options exercisable within 60 days after January 22, 2016.
(5)	Includes 268,628 shares issuable upon exercise of options exercisable within 60 days after January 22, 2016.
(6)	Includes 105,000 shares issuable upon exercise of options exercisable within 60 days after January 22, 2016.
(7)	Includes 253,678 shares issuable upon exercise of options exercisable within 60 days after January 22, 2016.
(8)	Includes 123,530 shares issuable upon exercise of options exercisable within 60 days after January 22, 2016.
(9)	Mr. Dunn sits on the board of managers and is a member of 313 Acquisition LLC, but has no individual investment or voting control over the shares beneficially owned by 313 Acquisition LLC.
(10)	Mr. McEvoy and Mr. Wallace are each employees of our sponsor and members of the board of managers of 313 Acquisition LLC, but each disclaim beneficial ownership of shares beneficially owned by our sponsor and its affiliates. Mr. McEvoy and Mr. Wallace are each employees of affiliates of The Blackstone Group L.P., but each disclaim beneficial ownership of the limited liability company interests in 313 Acquisition LLC beneficially owned by our sponsor. The address for Mr. McEvoy and Mr. Wallace is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(11)	Includes 1,874,999 shares held by the Pedersen Family Trust. Mr. Pedersen disclaims beneficial ownership of the shares held by the Pedersen Family Trust. Mr. Pedersen sits on the board of managers and is a member of 313 Acquisition LLC, but has no individual investment or voting control over the shares beneficially owned by 313 Acquisition LLC.
(12)	Mr. Trustey served as a director until his passing on July 29, 2015.
(13)	Mr. Pauley was appointed to serve as a director on September 14, 2015.
(14)	Includes 3,139,074 shares issuable upon exercise of options within 60 days after January 22, 2016.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Vivint Solar has received contrary instructions from one or more of the stockholders. Vivint Solar will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Vivint Solar, Inc., Attention: Corporate Secretary, 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah, 84043, or by calling (877) 404-4129. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting Vivint Solar at the address and phone number set forth in the prior sentence.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is consummated, Vivint Solar will not have public stockholders and there will be no public participation in any future meetings of the stockholders of Vivint Solar. However, if the Merger is not consummated, Vivint Solar expects to hold its 2016 annual meeting of stockholders on or about June 6, 2016, although Vivint Solar reserves the right to delay or advance the date of its annual meeting as may be permitted under the Vivint Solar Bylaws and applicable law.

Vivint Solar welcomes comments or suggestions from its stockholders. Stockholders interested in submitting a proposal for inclusion in the proxy materials to be distributed by Vivint Solar for the 2016 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by the Secretary at the principal executive offices of Vivint Solar not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. To be included in Vivint Solar’s proxy materials, such proposal must also comply with the Vivint Solar Bylaws and SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in Vivint Solar-sponsored proxy materials. If the stockholder’s proposal regards nominations for election to the board, the stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in the Vivint Solar Bylaws. Proposals should be sent to Vivint Solar’s Secretary at the principal executive offices of Vivint Solar.

The foregoing description of the procedures for a stockholder to propose a nominee for election to the board or other business for consideration at an annual meeting is only a summary and is not complete. A copy of the Vivint Solar Bylaws may be obtained by accessing Vivint Solar’s filings with the SEC on the SEC’s website at www.sec.gov. Additionally, copies of the Vivint Solar Bylaws, including the provisions which concern the requirements for stockholder nominations and other proposals, may be obtained by writing to Vivint Solar’s Secretary at Vivint Solar, Inc. Attention Corporate Secretary 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043. Any stockholder considering making a nomination or other proposals should carefully review and comply with those provisions.

ADDITIONAL INFORMATION

This proxy statement incorporates documents by reference which are not presented in or delivered with this proxy statement. Stockholders Vivint Solar should rely only on the information contained in this proxy statement and in the documents that SunEdison and Vivint Solar have incorporated by reference into this proxy statement. SunEdison and Vivint Solar have not authorized anyone to provide stockholders of Vivint Solar with information that is different from or in addition to the information contained in this document or incorporated by reference into this proxy statement.

Vivint Solar and SunEdison file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Vivint Solar or SunEdison at the SEC’s Public Reference Room at Room 1580, 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Vivint Solar and SunEdison are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. You can also find the SEC filings of each of Vivint Solar and SunEdison on their respective websites, www.vivintsolar.com and www.sunedison.com. Neither Vivint Solar nor SunEdison incorporates the contents of its websites into this proxy statement.

The SEC allows SunEdison and Vivint Solar to incorporate by reference information into this proxy statement. This means that SunEdison and Vivint Solar can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement.

This proxy statement incorporates by reference the documents listed below, which contain important information about SunEdison and Vivint Solar and their financial condition. The following documents, which were filed by SunEdison and Vivint Solar with the SEC, are incorporated by reference into this proxy statement (in each case excluding portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items) except as otherwise stated below):

•	SunEdison’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015 (including portions of SunEdison’s Proxy Statement for SunEdison’s 2015 Annual Meeting of Stockholders filed with the SEC on April 17, 2015 to the extent specifically incorporated by reference in such Form 10-K);

•	SunEdison’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, filed with the SEC on May 7, 2015, June 30, 2015, filed with the SEC on August 6, 2015 and September 30, 2015, filed with the SEC on November 9, 2015;

•	SunEdison’s Current Reports on Form 8-K filed with the SEC on January 20, 2015, January 22, 2015, January 23, 2015, January 27, 2015, February 3, 2015, February 10, 2015, March 11, 2015, March 12, 2015 (two reports), April 22, 2015, May 8, 2015, May 12, 2015 (two reports), May 13, 2015, May 21, 2015, May 29, 2015, June 29, 2015 (two reports), July 21, 2015, July 22, 2015, August 21, 2015, August 24, 2015, August 25, 2015, August 31, 2015, September 15, 2015, October 5, 2015, October 6, 2015, October 15, 2015 (including the disclosure in Item 7.01 and the exhibit included with it), November 23, 2015 (two reports), November 24, 2015 (two reports), December 2, 2015, December 9, 2015, December 14, 2015, December 30, 2015, January 7, 2016, January 13, 2016, January 19, 2016, January 20, 2016, January 21, 2016 and January 22, 2016;

•	SunEdison’s Current Reports on Form 8-K/A filed with the SEC on February 13, 2015, May 20, 2015 and July 7, 2015 (amending the Current Report of SunEdison on Form 8-K filed with the SEC on June 29, 2015);

•	the description of SunEdison’s common stock, $0.01 par value, contained in its Current Report on Form 8-K filed with the SEC on September 9, 2013, including any amendments or reports filed for the purpose of updating such description;

•	Vivint Solar’s Annual Report on form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 13, 2015 (including portions of Vivint Solar’s Proxy Statement for Vivint Solar’s Annual Meeting of Stockholders filed with the SEC on April 20, 2015 to the extent specifically incorporated by reference in such Form 10-K);

•	Vivint Solar’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2015, filed with the SEC on May 14, 2015, June 30, 2015, filed with the SEC on August 11, 2015, and September 30, 2015, filed with the SEC on November 16, 2015; and

•	Vivint Solar’s Current Reports on Form 8-K filed with the SEC on March 4, 2015, June 8, 2015, July 20, 2015, July 22, 2015, July 23, 2015, July 28, 2015, August 14, 2015, September 15, 2015, December 2, 2015, December 9, 2015 and December 14, 2015.

In addition, all documents filed by SunEdison or Vivint Solar pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the Special Meeting of Stockholders are deemed to be incorporated by reference into, and to be a part of, this proxy statement from the date of filing of those documents. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Items 2.02 or 7.01 of any current report on Form 8-K, as well as proxy statements. The Merger Agreement and the Merger Agreement Amendment attached to this proxy statement as Annex A and Annex B are also deemed to be incorporated by reference.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. SunEdison has supplied all information contained or incorporated by reference in this proxy statement about SunEdison, and Vivint Solar has supplied all information contained or incorporated by reference in this proxy statement about Vivint Solar. Neither Vivint Solar nor SunEdison has authorized anyone to give any information or make any representation about the Merger or the companies that is different from, or in addition to, that contained or incorporated in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement is accurate only as of the date of this proxy statement unless the information specifically indicates that another date applies.

Documents incorporated by reference are available from Vivint Solar and SunEdison without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Vivint Solar, Inc.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

Telephone number: (877) 404-4129

Attn: Investor Relations

SunEdison, Inc.

13736 Riverport Drive, Maryland Heights, Missouri 63043

Telephone number: (314) 770-7300

Attn: Director of Investor Relations

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SUNEDISON, INC.,

SEV MERGER SUB INC.

AND

VIVINT SOLAR, INC.

Dated as of July 20, 2015

A-i

Exhibit A – Voting Agreement

Exhibit B – Form of Indenture

A-ii

INDEX OF DEFINED TERMS

Location of Definition
313 Acquisition	Recitals
Acquired Entity	Section 8.03(a)
Acquired Entity Facility	Section 8.03(b)
Affected Employees	Section 5.04(a)
affiliate	Section 8.03(c)
Affiliate Purchaser	Section 8.03(d)
Affiliate Sale	Section 8.03(e)
Affiliate Sale Agreement	Section 8.03(f)
Agreement	Preamble
Anticipated Closing Date	Section 8.03(mm)
Benefit Period	Section 5.04(a)
Book-Entry Share	Section 2.01(b)
Business Day	Section 8.03(g)
capital stock	Section 8.03(h)
Cash Consideration	Section 2.01(b)
Certificate	Section 2.01(b)
Certificate of Merger	Section 1.03
Change or Changes	Section 8.03(l)
Closing	Section 1.02
Closing Date	Section 1.02
Closing Notice	Section 7.01(i)
Code	Section 2.02(f)
Committed Bidder	Section 4.03(g)
Common Shares Trust	Section 2.02(b)(v)(B)
Company	Preamble
Company Board	Recitals
Company Change of Recommendation	Section 4.03(d)
Company Common Stock	Section 3.01(b)(i)
Company Disclosure Letter	Section 3.01
Company Employee Benefit Plan	Section 3.01(l)(ii)(B)
Company Employee Stock Plans	Section 3.01(b)(i)
Company Financial Advisors	Section 3.01(t)
Company Financial Statements	Section 3.01(e)(iii)
Company Indemnified Parties	Section 5.05(c)
Company Intellectual Property	Section 3.01(o)(ii)
Company Joint Venture	Section 8.03(i)
Company LTIP Award	Section 8.03(l)
Company Material Adverse Effect	Section 8.03(l)
Company Material Business	Section 4.03(a)
Company Material Contract	Section 3.01(w)(i)
Company Recommendation	Section 4.03(d)

Location of Definition
Company Related Party	Section 7.04
Company Restricted Stock Unit	Section 8.03(k)
Company SEC Reports	Section 3.01(e)(i)
Company Stock Option	Section 8.03(n)
Company Stockholder Approval	Section 3.01(s)
Company Stockholders’ Meeting	Section 3.01(d)(ii)
Company Superior Proposal	Section 4.03(e)
Company Systems	Section 3.01(p)
Company Takeover Proposal	Section 4.03(a)
Company Termination Fee	Section 7.03(a)
Company Voting Debt	Section 3.01(b)(iii)
Complaint	Section 8.03(m)
Conditional Commitment	Section 4.03(g)
Confidentiality Agreement	Section 4.03(a)
Consents	Section 3.01(d)(ii)
Contract	Section 8.03(o)
control	Section 8.03(c)
Controlled Group	Section 3.01(l)(ii)(D)
Controlled Group Liability	Section 3.01(l)(ii)(A)
Convertible Note	Section 8.03(p)
Convertible Note Consideration	Section 2.01(b)
Customer Agreement	Section 8.03(q)
Debt Financing	Section 3.02(j)(i)
Debt Financing Commitments	Section 3.02(j)(i)
Debt Financing Parties	Section 8.03(r)
Debt Financing Sources	Section 3.02(j)(i)
DGCL	Recitals
Disqualified Person	Section 8.03(s)
Dissenting Stockholder	Section 2.01(d)
Dissenting Stockholder Shares	Section 2.01(d)
DOJ	Section 5.03(b)
Effective Time	Section 1.03
Environmental Claim	Section 3.01(n)(vii)(A)
Environmental Laws	Section 3.01(n)(vii)(B)
Environmental Permits	Section 3.01(n)(ii)
Equity Award Exchange Ratio	Section 2.03(f)(i)
Equity Award Measurement Price	Section 2.03(f)(ii)
ERISA	Section 3.01(l)(i)
Excess Shares	Section 2.02(b)(v)(A)
Exchange Act	Section 3.01(d)(ii)

A-iii

Location of Definition
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(b)
Excluded Share and Excluded Shares	Section 2.01(a)
Expense Reimbursement	Section 7.03(c)
Fairness Opinion	Section 3.01(t)
Fee Letters	Section 3.02(j)(i)
FTC	Section 5.03(b)
GAAP	Section 3.01(e)(iii)
Governmental Authority	Section 3.01(d)(i)
Hazardous Materials	Section 3.01(n)(vii)(C)
Host Customer	Section 8.03(t)
HSR Act	Section 3.01(d)(ii)
indebtedness	Section 8.03(u)
Indenture	Section 8.03(v)
Intellectual Property	Section 3.01(o)(iv)
Intervening Event	Section 4.03(e)
Joint Proxy/S-4	Section 3.01(d)(ii)
Joint Venture	Section 8.03(w)
knowledge	Section 8.03(x)
laws	Section 3.01(d)(i)
Leased Real Property	Section 8.03(y)
Leases	Section 8.03(z)
Letter of Transmittal	Section 2.02(b)(i)
Lien	Section 3.01(b)(iv)
LTIP Payment	Section 2.03(d)
LTIP Plans	Section 8.03(bb)
Marketing Period	Section 8.03(aa)
Measurement Price	Section 2.01(b)
Merger	Recitals
Merger Consideration	Section 2.01(b)
Merger Sub	Preamble
New Plans	Section 5.04(c)
New Tax Equity Funds	Section 4.01(e)
New Tax Equity Transaction Documents	Section 4.01(d)
Non-Recourse Party	Section 8.15
NYSE	Section 2.01(b)
Offering Documents	Section 8.03(cc)
Old Plans	Section 5.04(c)
Option Payment	Section 2.03(a)
Options	Section 8.03(dd)
orders	Section 3.01(d)(i)
Other Employee Benefit Plan	Section 5.04(b)
Outside Counsel Only Material	Section 5.02(a)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Section 2.01(b)
Parent Disclosure Letter	Section 3.02

Location of Definition
Parent Employee Stock Plan	Section 8.03(ee)
Parent Financial Statements	Section 3.02(e)(iii)
Parent Joint Venture	Section 8.03(ff)
Parent Material Adverse Effect	Section 8.03(gg)
Parent Restricted Stock Unit	Section 8.03(hh)
Parent SEC Reports	Section 3.02(e)(i)
Parent Stock Option	Section 8.03(ii)
Parent Voting Debt	Section 3.02(b)(iii)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)(i)
Permitted Liens	Section 3.01(r)(ii)
person	Section 8.03(jj)
Plan	Section 3.01(l)(ii)(C)
Post-Signing Period	Section 8.03(kk)
Proxy Statement	Section 3.01(d)(ii)
Recapture Period	Section 8.03(ll)
Recommendation Change Notice	Section 4.03(e)
Recommendation Change Notice Period	Section 4.03(e)
Related Party Agreements	Section 3.01(w)(i)(B)
Release	Section 3.01(n)(vii)(D)
Representative	Section 4.03(a)
Required Information	Section 8.03(mm)
Retiree Welfare Plan	Section 3.01(l)(iv)
Scheduled IP	Section 3.01(o)(i)
SEC	Section 3.01(d)(ii)
Section 16	Section 5.09
Section 1603	Section 8.03(nn)
Section 1603 Grant	Section 8.03(oo)
Section 1603 Grant Application	Section 8.03(pp)
Section 1603 Grant Project	Section 8.03(qq)
Section 1603 Guidance	Section 8.03(rr)
Securities Act	Section 3.01(e)(i)
Share or Shares	Section 2.01(a)
shares of capital stock	Section 8.03(h)
Single Employer Pension Plan	Section 3.01(l)(iv)
Solvent	Section 3.02(j)(v)
SOX	Section 3.01(e)(i)
Standstill Agreement	Section 4.03(c)
Stock Consideration	Section 2.01(b)
Stockholders Agreement	Section 8.03(ss)
Stockholders Agreement Waiver	Recitals
subsidiary	Section 8.03(tt)
Surviving Corporation	Section 1.01

A-iv

Location of Definition
Systems	Section 3.01(p)
Takeover Agreement	Section 4.03(d)
Takeover Laws	Section 3.01(u)
Takeover Provisions	Section 3.01(u)
Tax Equity Fund	Section 8.03(uu)
Tax Equity Investor	Section 8.03(vv)
Tax Equity Transaction Documents	Section 8.03(ww)

Location of Definition
Tax Return	Section 3.01(k)
Taxes	Section 3.01(k)
Termination Date	Section 7.01(c)
Transaction Litigation	Section 5.08
Treasury	Section 3.01(l)(vii)
Vested Company Option	Section 2.03(a)
Voting Agreement	Recitals
Willful Breach	Section 8.03(xx)

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 20, 2015 (this “Agreement”), by and among SunEdison, Inc., a Delaware corporation (“Parent”), SEV Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Vivint Solar, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Parent, the Merger Sub and the Company desire to effect a business combination transaction on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that Merger Sub will, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the approval of this Agreement by the stockholders of the Company;

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub have adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Company has obtained a waiver of the consent obligation under the Stockholders Agreement that is required as a condition to the Company’s execution and delivery of this Agreement and the performance of the obligations contemplated hereby (the “Stockholders Agreement Waiver”);

WHEREAS, simultaneously with the execution of this Agreement, Parent and 313 Acquisition LLC, a Delaware limited liability company (“313 Acquisition”), are entering into a voting agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, subject to the terms thereof, 313 Acquisition has agreed, among other things, to vote its shares of Company Common Stock in favor of the adoption of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the DGCL.

Section 1.02 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.01, the parties shall cause the closing of the Merger (the “Closing”) to take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 10:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such conditions at such time). Notwithstanding anything herein to the contrary and notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, (a) if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing), the Closing shall take place instead on the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three (3) Business Days’ written notice to the Company and (ii) the Business Day following the last day of the Marketing Period, but in each case subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VI and (b) in no event shall Parent or Merger Sub be required to complete the Merger and consummate the transactions contemplated hereby prior to September 30, 2015. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.05 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the certificate of incorporation and by-laws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain “Vivint Solar, Inc.” and the provisions of the certificate of incorporation of Merger Sub regarding the incorporator of Merger Sub shall be omitted) and as amended shall be the certificate of incorporation and by-laws of Surviving Corporation until thereafter amended as provided therein or by applicable law (and subject to Section 5.05 hereof).

Section 1.06 Directors and Officers of the Surviving Corporation.

(a) The parties shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any shares of Company Common Stock or any capital stock of Merger Sub:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock (a “Share” and collectively, the “Shares”) that is owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and each Share owned by the Company or any direct or indirect wholly-owned subsidiary of the Company (and in each case not held on behalf of third parties) (each such Share being an “Excluded Share” and collectively, “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each Share (other than Excluded Shares and Dissenting Stockholder Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive, subject to Section 2.02(b)(v), (i) an amount in cash equal to $9.89 without interest (the “Cash Consideration”), (ii) the principal amount of $3.30 of a Convertible Note on the terms and conditions set forth in the form of Indenture attached hereto as Exhibit B (the “Convertible Note Consideration”) and (iii) that number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) (the “Stock Consideration”) equal to the quotient determined by dividing $3.31 by the Measurement Price and rounding the result to the nearest 1/100,000 of a share (the “Exchange Ratio”) provided, however, that if the Measurement Price is less than $27.51, the Exchange Ratio will be 0.120 and if the Measurement Price is greater than $33.62, the Exchange Ratio will be 0.098 (the Stock Consideration, together with the Cash Consideration, and the Convertible Note Consideration, the “Merger Consideration”). From and after the Effective Time, subject to Section 2.02(h), all of such Shares (other than Excluded Shares and Dissenting Stockholder Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) representing any Shares (other than Excluded Shares and Dissenting Stockholder Shares) and each non-certificated Share represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares and Dissenting Stockholder Shares) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor as contemplated by Section 2.02(b)(v) and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate or receipt of an “agent’s message” in accordance with Section 2.02, all without interest. “Measurement Price” means the volume weighted average price per share of Parent Common Stock (rounded down to the nearest cent) on the New York Stock Exchange (“NYSE”) for the thirty (30) consecutive trading days ending on (and including) the third (3rd) trading day immediately prior to the Effective Time (as reported by The Wall Street Journal for each such trading day, or, if not reported by The Wall Street Journal, any other authoritative source mutually agreed by Parent and the Company).

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who (a) is entitled to demand and properly demands appraisal of such shares pursuant to and (b) complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholder Shares”, and each stockholder holding Dissenting Stockholder Shares, a “Dissenting Stockholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such Dissenting Stockholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Stockholder Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.01, without any interest thereon and less any applicable withholding taxes. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal of any shares or settle or offer to settle any such demands.

Section 2.02 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, (i) a number of Convertible Notes sufficient to deliver the aggregate Convertible Note Consideration, (ii) certificates representing the shares of Parent Common Stock to be issued as Stock Consideration (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued) and (iii) a cash amount in immediately available funds equal to the aggregate Cash Consideration and any cash in lieu of fractional shares pursuant to Section 2.02(b)(v) (the “Exchange Fund”). The Paying Agent agreement pursuant to which Parent shall engage the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Cash Consideration portion of such Merger Consideration made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent; provided that such investments shall be in (i) obligations of or guaranteed by the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s, respectively, (iii) deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise), (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment or (v) a combination of the foregoing, in each case, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the level required to make prompt cash payment of the Cash Consideration shall be promptly returned to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Cash Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to promptly make such cash payments. For the avoidance of doubt, the Exchange Fund deposited with the Paying Agent at or immediately following the Effective Time shall include the portion of the Cash Consideration or the shares of Parent Common Stock or Convertible Notes that would otherwise be payable to the Dissenting Stockholders in respect of their Dissenting Stockholder Shares.

(b) Procedures for Surrender.

(i) Certificates. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Certificate whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal in customary form, reasonably acceptable to Parent and the Company (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company; and (B) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a Letter of Transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor (x) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(b) and (y) any cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(b)(v) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to this Section 2.02(b).

(ii) Book-Entry Shares. Any holder of Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each such holder shall, upon receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Paying Agent may reasonably request) be entitled to receive in exchange therefor (x) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01 and (y) any cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(b)(v) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to this Section 2.02(b). Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) Transfer of Shares. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and the Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment pays any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of Parent that such Taxes either have been paid or are not required to be paid.

(iv) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder, until the holder of such Certificate or Book-Entry Share surrenders such Certificate or Book-Entry Share. Subject to the effect of escheat, Tax or other applicable laws, following surrender of any such Certificate or Book-Entry Share, the holder of the Certificate or Book-Entry Share representing whole shares of Parent Common Stock issued in exchange therefor will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(v) No Fractional Shares; No Fractional Convertible Notes.

(A) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each former holder of Shares otherwise entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will be entitled to receive, from the Paying Agent in accordance with the provisions of this Section 2.02(b)(v), a cash payment (rounded to the nearest whole cent) in lieu of such fractional share of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Paying Agent (reduced by any fees of the Paying Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.02(b) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Shares pursuant to Section 2.02(b) (such excess, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. As soon as reasonably practicable after the Effective Time, the Paying Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at the then-prevailing prices on the NYSE in the manner provided in Section 2.02(b)(v)(B).

(B) The sale of the Excess Shares by the Paying Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Paying Agent shall hold such proceeds in trust for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”). The Paying Agent shall determine the portion of the Common Shares Trust to which each former holder of Shares shall be entitled, if any, by multiplying (I) the amount of the aggregate proceeds comprising the Common Shares Trust by (II) a fraction, (x) the numerator of which is the amount of the fractional share interest to which such former holder of Shares would otherwise be entitled and (y) the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

(C) No fraction of a Convertible Note shall be issued pursuant to the issuance of Convertible Note Consideration in the Merger, but in lieu thereof each former holder of Shares otherwise entitled to any fractional Convertible Notes (after aggregating all fractional Convertible Notes issuable to such holder) will be entitled to receive, from the Paying Agent in accordance with the provisions of this Section 2.02(b)(v), a cash payment (rounded to the nearest whole cent) in lieu of such fractional Convertible Notes equal to the face value of such fractional Convertible Notes. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Convertible Notes was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Convertible Notes.

(D) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock and Convertible Notes, the Paying Agent shall make available such amounts to such holders of shares of Parent Common Stock and Convertible Notes without interest, subject to and in accordance with Section 2.02.

(c) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time, other than registrations of transfers to reflect, with customary settlement procedures, trades effected prior to the Effective Time. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be canceled and, subject to the procedures set forth in Section 2.02(b), exchanged as provided in this Article II, except as otherwise required by law.

(d) Termination of Exchange Fund; Abandoned Property. Any portion of the Exchange Fund (including any interest or other income received by the Paying Agent with respect to all of the funds made available to it) that remains undistributed to the holders of the Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditor thereof (subject to abandoned property, escheat and other similar laws) for payment of their claim for Merger Consideration.

(e) No Liability. Notwithstanding anything to the contrary in Section 2.02(d), none of Parent, Merger Sub, the Surviving Corporation or the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.02(g)) shall not have been surrendered prior to the date on which the Merger Consideration represented by such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Withholding Rights. Notwithstanding anything herein to the contrary, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from any consideration payable pursuant to, or in accordance with, this Agreement to any person such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other provision of applicable federal, state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such deducted and withheld amounts shall be (i) remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Authority, and (ii) treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue, or pay or cause to be paid, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash in lieu of fractional shares and any dividends and distributions on such Certificate, in each case deliverable in respect thereof pursuant to this Agreement.

(h) Adjustments to Merger Consideration. In the event that the Company or Parent changes the number of shares of Company Common Stock, Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or Parent Common Stock, as applicable, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, then any number or amount contained herein which is based upon the price of Parent Common Stock, including the Measurement Price, or the number of shares of Parent Common Stock or Company Common Stock, as the case may be, the Stock Consideration, Convertible Note Consideration, the Cash Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this Section 2.02(h) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.03 Treatment of Company Employee Stock Plan. The Company will adopt resolutions and provide all required notices to effect the following:

(a) Effect on Vested Company Stock Options. Subject to any written agreement between the relevant holder and Parent and/or the Company, at the Effective Time, each Company Stock Option (or portion thereof) that is outstanding, vested, and unexercised as of immediately prior to the Effective Time (or that vests as a result of the occurrence of the Effective Time) (each a “Vested Company Option”), shall without any action on the part of Parent, Merger Sub, the Company or the holder thereof, other than the Company delivering any notices required pursuant to the terms of the Company Employee Stock Plan, be converted into and shall become a right to receive an amount in cash (without interest) to be paid through the Company’s payroll system equal to the product of: (1) the aggregate number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (2) the excess, if any, of (A) the sum of (x) the Stock Consideration multiplied by the Measurement Price, (y) the principal amount of the Convertible Note Consideration, and (z) the Cash Consideration less (B) the exercise price per share of such Company Stock Option (the “Option Payment”), less any required Tax withholdings. Each then outstanding and unvested Company Stock Option immediately prior to the Effective Time, that is held by a non-employee director or person who shall not continue to provide services to the Company or any subsidiary on or after the Effective Time shall vest in full as of immediately prior to the Effective Time and be treated as a Vested Company Option under this Agreement. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Company, for the benefit of the holders of Company Stock Options, a cash amount in immediately available funds equal to the aggregate amount of the Option Payments to be paid through the Company’s payroll systems.

(b) Effect on Unvested Company Options. Subject to any written agreement between the relevant holder and Parent and/or the Company, as of the Effective Time, each Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time (other than a Vested Company Option), shall be assumed by Parent and shall be converted into a Parent Stock Option in accordance with this Section 2.03. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Employee Stock Plan, in any award agreement or in such Company Stock Option by reason of this Agreement or the Merger). As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be exercisable for that number of whole shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Equity Award Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company Stock Option immediately prior to the Effective Time by the Equity Award Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Company Stock Option (i) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code, and (ii) shall be adjusted in a manner which complies with Section 409A of the Code. Promptly following the Effective Time, but in no event more than ten (10) Business Days after the Closing Date, Parent shall issue to each holder of an outstanding Company

Stock Option that is converted into a Parent Stock Option hereunder a document evidencing the foregoing assumption of such Company Stock Option by Parent.

(c) Effect on Company Restricted Stock Units. Subject to any written agreement between the relevant holder and Parent and/or the Company, as of the Effective Time, each Company Restricted Stock Unit (or portion thereof) that is outstanding as of immediately prior to the Effective Time (but excluding, for the avoidance of doubt, any Company Restricted Stock Unit (or portion thereof) that becomes vested as a result of the consummation of the Merger and is settled in Shares that, in turn, converts into the right to receive the Merger Consideration pursuant to Section 2.01 shall be assumed by Parent and shall be converted into a Parent Restricted Stock Unit in accordance with this Section 2.03. Each such Parent Restricted Stock Unit as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Restricted Stock Unit immediately prior to the Effective Time (but taking into account any changes thereto provided for in the Company Employee Stock Plan, in any award agreement or in such Company Restricted Stock Unit by reason of this Agreement or the Merger). As of the Effective Time, each such Parent Restricted Stock Unit as so assumed and converted shall represent the right to receive that number of whole shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time by the Equity Award Exchange Ratio, rounded down to the nearest whole share. Promptly following the Effective Time, but in no event more than ten (10) Business Days after the Closing Date, Parent shall issue to each holder of a Company Restricted Stock Unit that is converted into a Parent Restricted Stock Unit a document evidencing the foregoing assumption of such Company Restricted Stock Unit by Parent. Each then outstanding Company Restricted Stock Unit immediately prior to the Effective Time, that is held by a non-employee director or person who shall not continue to provide services to the Company on or after the Effective Time shall vest in full as of immediately prior to the Effective Time and settled in Shares that, in turn, convert into the right to receive the Merger Consideration pursuant to Section 2.01.

(d) Effect on Company LTIP Awards. As of the Effective Time, each Company LTIP Award that is outstanding as of immediately prior to the Effective Time shall by its terms and without any action on the part of Parent or the Company, become fully vested and converted into the right to receive a payment (each, an “LTIP Payment”), calculated in accordance with the applicable LTIP Plan, and payable in accordance with the terms thereof. Following the Effective Time, Parent shall pay, or cause to be paid, each LTIP Payment in accordance with the terms of the applicable LTIP Plan and any applicable award agreement.

(e) Form S-8. As soon as practicable after the Effective Time (but in no event later than ten Business Days following the Effective Time), Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to such Parent Stock Options, Parent Restricted Stock Units, and Company LTIP Awards eligible for registration on Form S-8.

(f) Definitions. For purposes of this Section 2.03:

(i) “Equity Award Exchange Ratio” shall mean the sum of (1) the Exchange Ratio, (2) the quotient of: (A) the principal amount of the Convertible Note Consideration divided by (B) the Equity Award Measurement Price and rounding the result to the nearest 1/100,000 of a share, and (3) the quotient of: (A) the Cash Consideration divided by (B) the Equity Award Measurement Price and rounding the result to the nearest 1/100,000 of a share.

(ii) “Equity Award Measurement Price” means the volume weighted average price per share of Parent Common Stock (rounded to the nearest cent) on the NYSE for the ten (10) consecutive trading days ending on (and including) the third (3rd) trading day immediately prior to the Effective Time (as reported by the Wall Street Journal for each such trading day, or, if not reported by the Wall Street Journal, any other authoritative source mutually agreed by Parent and the Company).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. Except as set forth in (i) the letter dated the date of this Agreement and delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (it being understood that, other than in the case of Section 3.01(c) (Authority), Section 3.01(s) (Vote Required), or Section 3.01(u) (Takeover Laws Inapplicable), disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection only if the relevance of such item is readily apparent from the face of such disclosure) (the “Company Disclosure Letter”) or (ii) to the extent the qualifying nature of such disclosure is readily apparent therefrom, as set forth in the Company SEC Reports publicly filed with the SEC on or after January 1, 2014 and at least two calendar days prior to the date hereof (but excluding any forward-looking statements, or statements that are predictive, forward-looking or primarily cautionary in nature included in the risk factors and other similar statements, and provided that no such disclosure shall be deemed to modify or qualify the representations and warranties set forth in Section 3.01(c) (Authority), Section 3.01(s) (Vote Required), or Section 3.01(u) (Takeover Laws Inapplicable)), the Company represents and warrants to Parent as follows:

(a) Organization and Qualification.

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, except for such failures to be in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and each of the Company and its subsidiaries has the requisite corporate (or similar) power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Exhibit 21.1 of the Company 10-K, dated March 13, 2015 includes, as of its filing date, all “significant subsidiaries” (as defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act) of the Company and their respective jurisdictions of organization. No subsidiary of the Company owns any stock in the Company. The Company has disclosed or delivered to Parent prior to the date of this Agreement a true and complete copy of the Company’s and its subsidiaries’ certificates of incorporation and by-laws or comparable organizational and governing documents, each as amended through the date hereof, and each as so disclosed or delivered is in full force and effect on the date of this Agreement.

(ii) Section 3.01(a) of the Company Disclosure Letter sets forth a list of all the Company Joint Ventures, including the name of each such entity and its owners.

(iii) Except for interests in the subsidiaries of the Company and the Company Joint Ventures, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person.

(b) Capital Stock.

(i) The authorized capital stock of the Company consists of 1,000,000,000 shares of common stock, par value $0.01 (the “Company Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01, of the Company. As of July 15, 2015 there were outstanding (A) 106,477,391 shares of Company Common Stock, (B) Company Stock Options to purchase an aggregate of 9,343,629 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 3,668,648 shares of Company Stock were exercisable), (C) Company Restricted Stock Units with respect to an aggregate of 751,516 shares of Company Common Stock, (D) Company LTIP Awards with respect to an aggregate of 3,382,356 shares of Company Common Stock (which is included in the number of shares of Company Common Stock available and reserved for issuance under the Company Employee Stock Plans), (E) no shares of preferred stock, and (F) 21,124,645 shares of Company Common Stock available and reserved for issuance (but not issued) under the Company Employee Stock Plans. “Company Employee Stock Plans” means the Company’s 2014 Equity Incentive Plan, the 2013 Omnibus Incentive Plan, and the LTIP Plans.

(ii) As of the close of business on July 15, 2015, except as set forth in this Section 3.01(b) and except for changes since such date permitted by Section 4.01 of this Agreement or the Company Disclosure Letter or resulting from the exercise of Company Stock Options or the settlement of Company Restricted Stock Units and Company LTIP Awards, in each case outstanding on such date (or following such date if permitted pursuant to Section 4.01 of this Agreement or the Company Disclosure Letter), there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or other equity interests in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other equity interests in the Company, (C) warrants, calls, Options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by the Company or any of its subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in the Company.

(iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, “Company Voting Debt”) on any matters on which the Company stockholders may vote are issued or outstanding nor are there any outstanding Options obligating the Company or any of its subsidiaries to issue or sell any Company Voting Debt or to grant, extend or enter into any Option with respect thereto.

(iv) All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by the Company or a subsidiary of the Company free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities, charges, rights of first refusal, transfer restrictions or voting restrictions of any kind (each a “Lien”); and (B) all of the shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each Company Joint Venture that are held by the Company or any subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by the Company or such subsidiary of the Company, free and clear of Liens. There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its subsidiaries is a party in favor of any person other than the Company or a subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities or other ownership interests of the Company, any subsidiary of the Company or the Company Joint Ventures.

(c) Authority.

(i) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 3.02(m), to consummate the transactions contemplated hereby and pursuant to the Voting Agreement, including the Merger, subject to any regulatory approvals referenced in Section 3.01(d)(ii). The execution, delivery and performance of this Agreement and the Voting Agreement by the Company or its stockholders (including under the Stockholders Agreement) and the consummation by the Company of the transactions contemplated hereby have been duly and validly adopted and unanimously approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, other than obtaining the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles.

(ii) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (A) adopting, approving and declaring advisable this Agreement and the other transactions contemplated hereby, including the Merger, (B) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, and (C) recommending that the holders of the Company Common Stock adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently withdrawn or modified in any manner adverse to Parent.

(d) No Conflicts; Approvals and Consents.

(i) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation of, breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its subsidiaries or any of the Company Joint Ventures under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or by-laws (or other comparable organizational documents) of the Company or any of its subsidiaries or any of the Company Joint Ventures, or (B) subject to the obtaining of the Company Stockholder Approval and the taking of the actions described in paragraph (ii) of this Section 3.01(d), including the filings and approvals described in Section 3.01(d)(ii), (x) any statute, law, rule, regulation or ordinance (together, “laws”), (y) any judgment, order, writ, injunction or decree (together, “orders”), of any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational (each, a “Governmental Authority”) applicable to the Company or any of its subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties, except for any such conflict or violation that would not be material to the Company and its subsidiaries, taken as a whole or (z) any note, bond, mortgage, security agreement, credit agreement, indenture, license, franchise, concession, Lease or Contract, excluding from clauses (x) and (z) any Company Employee Benefit Plans and such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (B) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent or made available to the stockholders of the Company relating to the special meeting of the stockholders of the Company to be held to consider adoption of this Agreement (the “Company Stockholders’ Meeting”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and Parent’s registration statement on Form S-4 as a prospectus in which the Proxy Statement will be included (the “Joint Proxy/S-4”), and the declaration of effectiveness of the portion thereof consisting of the Joint Proxy/S-4 by the SEC, and (2) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings and approvals as may be required under the rules and regulations of the NYSE; and (D) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and such filings with any other Governmental Authorities, no consent, approval, license, permit, order or authorization of a Governmental Authority (“Consents”) or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made by the Company, its subsidiaries or the Company Joint Ventures in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, in each case, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e) SEC Reports, Financial Statements.

(i) The Company and its subsidiaries have timely filed or furnished each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company or any of its subsidiaries pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) or the Exchange Act with the SEC since October 1, 2014 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Company SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since January 1, 2014, neither the Company nor any of its subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the “Company Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Company SEC Report, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to the Company) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(iv) The Company maintains internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the audit committee of the Company Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to Parent prior to the date of this Agreement.

(f) Absence of Certain Changes or Events. Since December 31, 2014, through the date hereof, (i) the Company and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (iii) since March 31, 2015 and prior to the date hereof, there has not been any action taken by the Company or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of the covenants set forth in Section 4.01.

(g) Absence of Undisclosed Liabilities. Except for (i) matters reflected, provided or reserved against in the audited consolidated balance sheet (or notes thereto) as of December 31, 2014 included in the Company Financial Statements, (ii) liabilities or obligations that were incurred in the ordinary course of business consistent with past practice since December 31, 2014, (iii) liabilities or obligations that are incurred in connection with the Merger or the transactions contemplated by this Agreement or (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto). Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries, in the Company Financial Statements or the Company SEC Reports.

(h) Legal Proceedings. There are no claims, actions, suits, grievances, charges, hearings, arbitrations, investigations or other proceedings, audits, inquiries, or reviews, in each case, before any Governmental Authority or arbitrator pending or, to the knowledge of the Company, investigations pending or threatened against the Company, any of its subsidiaries or any of the Company Joint Ventures or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, and (ii) neither the Company nor any of its subsidiaries nor any of the Company Joint Ventures or any of their respective assets is a party to or subject to any order, judgment, decree, settlement, injunction or rule of any Governmental Authority applicable to the Company or any of its subsidiaries or the Company Joint Ventures that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(i) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Joint Proxy/S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock and Convertible Notes in the Merger will, at the time the Joint Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed or made available to the Company’s stockholders and Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

(j) Permits; Compliance with Laws and Orders.

(i) The Company, its subsidiaries and the Company Joint Ventures hold all material permits, licenses, certificates, notices, authorizations, approvals and similar Consents of all Governmental Authorities (“Permits”) necessary to own, lease and operate their respective assets and for the conduct of their respective businesses, except where the failure to have such Permits would not reasonably be expected to have a Company Material Adverse Effect. No such Permit is the subject of any suit or proceeding seeking the revocation, suspension, non-renewal or impairment of such Permit, except where such suit or proceeding would not and would not reasonably be expected to result in a Company Material Adverse Effect. The Company, its subsidiaries and the Company Joint Ventures are in compliance in all material respects with the terms of such Permits, except where the failure to comply would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2012, neither the Company, nor its subsidiaries nor the Company Joint Ventures has received any written claim or notice that it is not in compliance in all material respects with the terms of any such Permits, except for any such claim or notice as would not be material to the Company and its subsidiaries taken as a whole.

(ii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) the Company, its subsidiaries and the Company Joint Ventures are not, and since January 1, 2012 have not been, in material violation of or material default under any material law or order of any Governmental Authority, and neither the Company nor its subsidiaries nor the Company Joint Ventures has been given written notice of, or been charged with, any material violation of any material law or order of any Governmental Authority; and (B) the

Company is, and since October 1, 2014 has been, in compliance in all material respects with (1) SOX and (2) the applicable listing standards and corporate governance rules and regulations of the NYSE.

(iii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its subsidiaries, and each Company Joint Venture, is, and since January 1, 2012 has been, in compliance in all material respects with (A) all applicable material data protection, privacy, security and other applicable laws governing the collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information (including credit card information), and (B) any material privacy policies, programs or other notices that concern the Company’s or any of its subsidiaries’ or any of the Company Joint Ventures’ collection or use of any personal information of any person. Since January 1, 2012, (A) to the knowledge of the Company, there have not been any incidents of material (1) data security breaches, (2) complaints or notices to the Company or any of its subsidiaries, or (3) audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority) regarding the unauthorized or illegal collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information of any person, or any material violation of applicable law, by the Company or any of its subsidiaries, and (B) no such claim is pending or, to the knowledge of the Company, threatened, that, in the case of (A) or (B), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(k) Taxes. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(i) Each of the Company, its subsidiaries and the Company Joint Ventures has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects and have been prepared in compliance in all respects with all applicable laws and regulations. All Taxes of the Company, its subsidiaries and the Company Joint Ventures, whether or not shown to be due and owing on such Tax Returns, have been timely paid. The Company and each of its subsidiaries and each of the Company Joint Ventures has properly paid, collected and remitted all amounts required to have been paid, collected or withheld with respect to Taxes, including, for the avoidance of doubt, any Taxes arising from sales to its customers or otherwise related to the provision of utilities in the jurisdictions in which the Company, its subsidiaries and the Company Joint Ventures operate and any Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. All Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii) The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements. Since the date of the most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor its subsidiaries nor the Company Joint Ventures has incurred any liability for Taxes outside the ordinary course of business.

(iii) There is no foreign, federal, state, or local audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy that are pending or being conducted with respect to any Taxes or Tax Return of the Company, its subsidiaries and the Company Joint Ventures, and neither the Company nor its subsidiaries nor the Company Joint Ventures has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company, its subsidiaries and the Company Joint Ventures, as applicable, does not file a Tax Return that the Company or such subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its subsidiaries or the Company Joint Ventures has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Company nor any of its subsidiaries or the Company Joint

Ventures has filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice that a deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, its subsidiaries and the Company Joint Ventures, and no requests for waivers of the time to assess any Taxes are pending. The Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, any of its subsidiaries, or the Company Joint Ventures filed or received since December 31, 2011.

(iv) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any income Taxes or deficiencies against the Company or any of its subsidiaries, and no power of attorney granted by either the Company or any of its subsidiaries with respect to any income Taxes that are currently in force.

(v) Neither the Company nor its subsidiaries nor the Company Joint Ventures is a party to or bound by any Tax allocation, sharing, or similar agreement (other than (I) any such agreement entered into in the ordinary course of business the primary focus of which is not Taxes and (II) agreements with or among the Company, its subsidiaries and the Company Joint Ventures), and neither the Company nor its subsidiaries nor the Company Joint Ventures (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company, its subsidiaries and the Company Joint Ventures) (I) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor, by contract, pursuant to any law, rule or regulation, or otherwise.

(vi) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company, its subsidiaries or the Company Joint Ventures.

(vii) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(viii) Neither the Company nor any of its subsidiaries nor the Company Joint Ventures has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(ix) Neither the Company nor any of its subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any person for the interest or additional Tax set forth under Sections 409A(a)(1)(B) or 4999 of the Code.

(x) Neither the Company nor any of its subsidiaries nor the Company Joint Ventures is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(xi) Neither the Company nor any of its subsidiaries nor the Company Joint Ventures will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (vii) election by the Company or any subsidiary thereof under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

(xii) Neither the Company nor any of its subsidiaries nor the Company Joint Ventures has requested any extension of time for filing any Tax Return that has not been filed, or consented to extend the period in which any Tax may be assessed or collected by any Tax authority.

(xiii) There is no request for a private letter ruling or similar formal tax guidance pending with respect to the Company, any of its subsidiaries or the Company Joint Ventures in respect of any Taxes in any jurisdiction, nor has the Company nor any of its subsidiaries nor the Company Joint Ventures ever received such a private letter ruling or similar formal tax guidance.

For purposes of this Agreement:

“Taxes” means any and all federal, state, local and foreign net income, gross income, gross receipts, estimated, escheat, abandoned or unclaimed property, alternative or add-on minimum, sales, use, capital stock, ad valorem, transfer, franchise, windfall, profits, license, lease, goods and services, withholding, payroll, net worth, employment, unemployment, workers compensation, social security, disability, excise, severance, stamp, occupation, premium, real property, personal property, value added, environmental, customs, duties or other taxes of any kind whatsoever and denominated by any name whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes (including the schedules attached thereto and any amendments thereof) required to be filed with respect to Taxes.

(l) Employee Benefit Plans; ERISA.

(i) Each material Company Employee Benefit Plan is listed on Section 3.01(l)(i) of the Company Disclosure Letter. All the Company Employee Benefit Plans have been established, maintained, funded and administered in all material respects in compliance with their terms and all applicable requirements of law, including the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), and the Code. Neither the Company nor any of its subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other person. The material employment agreements, severance agreements or severance policies applicable to the Company or any of its subsidiaries are the agreements and policies that are disclosed in Section 3.01(l)(i) of the Company Disclosure Letter. With respect to each Company Employee Benefit Plan sponsored by the Company, the Company has made available to Parent correct and complete copies, including amendments, of the following (to the extent applicable): (A) the most recent Company Employee Benefit Plan document (including any related trust agreements), (B) the current and most recent summary plan descriptions or similar descriptions, (C) the most recently filed Form 5500 and schedules thereto, (D) the most recent IRS determination letters, and (E) the most recent actuarial reports.

(ii) As used herein:

(A) “Controlled Group Liability” means any and all liabilities and obligations (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code;

(B) “Company Employee Benefit Plan” means any Plan (1) entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement, (2) in which the current or former employees or directors of the Company or any of its subsidiaries participate, or (3) under or with respect to which the Company or any of its subsidiaries has or would reasonably be expected to have any present or future actual or contingent liabilities or obligations;

(C) “Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, retention, severance, separation, termination, change of control or other benefit or compensation plan, agreement, practice, policy, program, scheme or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; and

(D) “Controlled Group” means any person that, at any relevant time, could be treated as a single employer with the Company or any of its subsidiaries pursuant to 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(iii) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, that has had or would reasonably be expected to result in material liability to the Company. Each Company Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has received a current determination letter from the Internal Revenue Service that such Company Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due by the Company or any of its subsidiaries have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due by the Company or any of its subsidiaries have been made or properly accrued.

(iv) Except as set forth on Section 3.01(l)(iv) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries nor any member of the Controlled Group maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation under or with respect to (A) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA (“Single Employer Pension Plan”), (B) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (C) any employee benefit plan, program or arrangement that provides for post-employment or retiree medical or life insurance benefits (other than health continuation coverage required by Section 4980B of the Code for which the covered individual pays the full cost of coverage) (“Retiree Welfare Plan”). Except as set forth on Section 3.01(l)(iv) of the Company Disclosure Letter, each Retiree Welfare Plan, including Company cost sharing or funding provisions, can be amended, modified, or terminated by the Company at any time without the consent of any participant in such Retiree Welfare Plan or any other person.

(v) Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) none of the Company or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other “party in interest” or “disqualified person” (as such terms are defined in ERISA and the Code) with respect to a Company Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA; (B) there has not been a breach of fiduciary duty (as determined under ERISA) by any of the

Company or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other person with respect to any Company Employee Benefit Plan; and (C) no action, investigation, audit, suit, proceeding, hearing or claim with respect to any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened.

(vi) Section 3.01(l)(vi) of the Company Disclosure Letter identifies each Company Employee Benefit Plan that provides, upon the occurrence of a change in the ownership or effective control of the Company or a change in the ownership of all or a substantial portion of the assets of the Company, either alone or upon the occurrence of any additional or subsequent events and whether or not applicable to the transactions contemplated by this Agreement, for (A) an acceleration of the time of funding, payment of or vesting in, or a material increase in the amount of, compensation or benefits due any current or former employee, director or officer of the Company or its subsidiaries, (B) any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any such employee, director or officer or (C) an entitlement of any such employee, director or officer to severance pay, unemployment compensation or any other payment or other benefit.

(vii) Each Company Employee Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) materially complies and, at all times after December 31, 2012 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (B) between January 1, 2010 and December 31, 2012 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the United States Department of the Treasury (the “Treasury”) and the Internal Revenue Service.

(viii) Neither the Company nor any of its subsidiaries has incurred nor does any of them reasonably expect to incur any liability arising in connection with the termination of, or a complete or partial withdrawal from, any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(ix) To the Company’s knowledge, any individual who performs services for the Company or any of its subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its subsidiaries is not an employee under applicable law or for any purpose including, without limitation, for Tax withholding purposes or Company Employee Benefit Plan participation purposes. The Company and its subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or its subsidiaries in any capacity being improperly excluded from participating in a Company Employee Benefit Plan.

(m) Labor Matters. Neither the Company nor any of its subsidiaries is a party to, or bound by any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of the Company, there are no activities or proceedings (other than infrequent, isolated activities involving a small number of employees) by any union or labor organization to organize any employees of the Company, and no such activities or proceedings have occurred within the past five (5) years. Since December 31, 2012, there has been no work stoppage, strike, slowdown, lockout or any other material labor dispute by or affecting employees of the Company or any of its subsidiaries and, to the knowledge of the Company, no such action has been threatened. Since January 1, 2012, neither the Company nor any of its subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law.

(n) Environmental Matters.

(i) Each of the Company, its subsidiaries and the Company Joint Ventures since January 1, 2011 has been and is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Each of the Company, its subsidiaries and the Company Joint Ventures has obtained all Permits required under Environmental Laws (collectively, the “Environmental Permits”), necessary for their operations or the occupancy of the Leased Real Property as of or prior to the date of this Agreement, as applicable, except where the failure to obtain such Environmental Permit has not had and would not reasonably be expected to have, a Company Material Adverse Effect. All such Environmental Permits are validly issued, in full force and effect, except where the failure to be validly issued and in full force and effect has not and would not reasonably be expected to have, a Company Material Adverse Effect. There are no Environmental Claims, actions or proceedings to challenge, modify, revoke or terminate any such Environmental Permits except such Environmental Claims, actions or proceedings that have not had and if determined adversely would not reasonably be expected to have, a Company Material Adverse Effect. The Company, its subsidiaries and the Company Joint Ventures are and since January 1, 2011 have been in material compliance with all terms and conditions of the Environmental Permits, except where the failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iii) There is no Environmental Claim pending or, to the knowledge of the Company, threatened:

(A) against the Company or any of its subsidiaries or any of the Company Joint Ventures;

(B) against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by the Company or any of its subsidiaries or any of the Company Joint Ventures; or

(C) to the knowledge of the Company, against any real property currently or formerly owned, operated or leased by the Company or any of its subsidiaries or any of the Company Joint Ventures, except in the case of clause (C) any Environmental Claim in any way related to any real property owned, leased or operated by any Host Customers that would not reasonably be expected to result in a material liability of the Company, its subsidiaries or the Company Joint Ventures and in the case of clause (A), (B) or (C) for such Environmental Claims that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a material liability (contingent or otherwise) of the Company, its subsidiaries or the Company Joint Ventures;

(iv) There have not been any Releases of, or exposure of any person to, any Hazardous Material that has or would reasonably be expected to give rise to any material Environmental Claim against or liability of the Company or any of its subsidiaries or any of the Company Joint Ventures, except in each case for such Releases or exposure that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect.

(v) The Company, its subsidiaries and the Company Joint Ventures have not received any written notice alleging any actual or alleged material violation of or material liability that remains outstanding and unresolved relating to any of them or their business or their facilities, arising under any Environmental Laws that has had or would reasonably be expected to have a Company Material Adverse Effect.

(vi) There is no site, property or facility to or from which the Company or any of its subsidiaries or any of the Company Joint Ventures or any of their respective predecessors has transported, disposed of, or arranged for the transport, treatment, storage, handling or disposal of Hazardous Materials, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(vii) The Company, its subsidiaries and the Company Joint Ventures do not possess any environmental site assessment, audit reports or other documents identifying any material environmental, health or safety violations or any material liabilities arising under Environmental Laws.

As used in this Section 3.01(n):

(A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, claims, proceedings or written notices of noncompliance, or written notice of violation by any person (including any Governmental Authority) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from circumstances forming the basis of any actual or alleged noncompliance with, violation of, or liability under, any Environmental Law or Environmental Permit or relating to Hazardous Materials or Releases;

(B) “Environmental Laws” means applicable domestic or foreign federal, state and local laws, principles of common law, statutes, regulations, ordinances and orders and determinations to the extent binding on the Company or its subsidiaries, relating to pollution, the environment (including natural resources, indoor and ambient air, surface water, groundwater, land surface or subsurface strata), protection of human health and safety as it relates to the environment, including any relating to the presence or Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials;

(C) “Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and polychlorinated biphenyls; and (b) any chemical, material, substance or waste that is prohibited, limited or regulated, or may give rise to liability or standards of conduct, under any applicable Environmental Law; and

(D) “Release” means any spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.

(o) Intellectual Property.

(i) Section 3.01(o)(i) of the Company Disclosure Letter contains a complete and accurate list of all applied for or registered material Intellectual Property rights (including Internet domain names) (“Scheduled IP”). All Scheduled IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(ii) To the knowledge of the Company, the Company and its subsidiaries own all right, title and interest in and to, or have sufficient rights to use pursuant to valid and enforceable written licenses, all material Intellectual Property used or held for use in, or that is necessary for, the operation of the Company’s or any of its subsidiaries’ business as currently conducted (including all Scheduled IP) (collectively, the “Company Intellectual Property”), free and clear of all Liens; except as has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its subsidiaries has taken reasonable actions to maintain, protect and enforce the Company Intellectual Property owned by the Company or any of its subsidiaries, including the confidentiality and value of its trade secrets and other confidential information, and, as applicable, requiring persons, including current and former employees, consultants and contractors, that have developed material software or other material Intellectual Property for the Company or any of its subsidiaries to execute written agreements pursuant to which such person (A) assigns ownership to the Company or its subsidiary of all such Intellectual Property developed for the Company or its subsidiary during the course of and within the scope of such person’s employment or other engagement with the Company or any of its subsidiaries (except to the extent prohibited by law), and (B) is bound to protect and maintain the confidentiality of the confidential information of the Company and its subsidiaries; except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Except as set forth on Section 3.01(o)(iii) of the Company Disclosure Letter, (A) no material claims, actions or other proceedings are pending and none have been asserted during the past three (3) years against the Company or any of its subsidiaries, and, to the knowledge of the Company, none have been threatened, by any person that (1) allege that the Company or any of its subsidiaries or the conduct of its or their business has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, or (2) contest the use, ownership, validity, enforceability, patentability or registrability of any Company Intellectual Property owned by the Company or any of its subsidiaries; (B) to the knowledge of the Company, neither the Company nor any of its subsidiaries, nor the conduct of the business of the Company or any of its subsidiaries, has infringed, misappropriated or otherwise violated any Intellectual Property rights of any person, and (C) to the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Company Intellectual Property owned by the Company or any of its subsidiaries; except, with respect to each of clauses (A), (B) and (C), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) As used herein, “Intellectual Property” means all intellectual property and all corresponding rights throughout the world, including (A) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and all other indicia of origin, together with all applications, registrations and renewals and goodwill associated with any of the foregoing; (B) all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations in connection therewith and counterparts thereof; (C) works of authorship (whether or not copyrightable), copyrights and all applications, registrations and renewals associated therewith and all data, databases and database rights; (D) trade secrets, know-how and proprietary and other confidential information, including inventions (whether or not patentable or reduced to practice), improvements, technologies, processes, methods, protocols, specifications, plans, techniques, technical data, customer and supplier lists, pricing and cost information and business and marketing plans, reports and proposals); (E) software (including source code, executable code, systems, tools, data, databases, applications, firmware and related documentation) and (F) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

(p) Company Systems. To the knowledge of the Company, the computer systems, including the software, firmware, hardware, networks, interfaces, applications, platforms and related systems (the “Systems”) owned or leased by or licensed to the Company or any of the subsidiaries (collectively, the “Company Systems”) in the conduct of its business are sufficient for the immediate needs of the Company and its subsidiaries in all material respects; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, in the last eighteen (18) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused or would reasonably be expected to result in any substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company or any of its subsidiaries; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company maintains reasonable security, disaster recovery and business continuity plans, procedures and facilities and acts in compliance therewith; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby shall not impair the right, title or interest of the Company or any of its subsidiaries in or to any Company Systems or Company Intellectual Property owned or exclusively in-licensed by the Company or any of its subsidiaries, and all Company Systems and Company Intellectual Property shall be owned or available for use by the Company and its subsidiaries immediately after the Effective Time on terms and conditions identical in all material respects to those under which the Company owned or used the Company Systems and Company Intellectual Property immediately prior to the Effective Time.

(q) Real Property.

(i) The Company does not own any real property.

(ii) Section 3.01(q)(ii) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease Document). The Company has delivered to Parent a true and complete copy of each Lease relating to such Leased Real Property.

(iii) The Leased Real Property identified in Section 3.01(q)(ii) of the Company Disclosure Letter comprise all of the real property used in the business of the Company or any of its subsidiaries excluding, for avoidance of doubt, real property owned, leased or operated by any Host Customer.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Lease under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy any Leased Real Property identified in Section 3.01(q)(ii) of the Company Disclosure Letter, is legal, valid, binding, enforceable and in full force and effect, (ii) neither the Company nor any of its subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy such Leased Real Property or any portion thereof, (iii) neither the Company nor any of its subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein and (iv) no uncured default of a material nature on the part of the Company or, if applicable, any of its subsidiaries or, to the knowledge of the Company, the landlord thereunder, exists under any Lease of such Leased Real Property, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Lease.

(r) Personal Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries, as applicable, have good and marketable title to, or valid leasehold interests in or valid rights under contracts to use, all of their property and assets reflected on the most recent balance sheet included in the Company Financial Statements or acquired after the date of such balance sheet and prior to the date hereof, free and clear of all Liens, except Permitted Liens, except as have been disposed of after the date of such balance sheet in the ordinary course of business consistent with past practice. This Section 3.01(r) does not relate to Leased Real Property or interests in real property, such items being the subject of Section 3.01(q), or to Intellectual Property, such items being the subject of Section 3.01(o).

(ii) For purposes of this Section 3.01(r), “Permitted Liens” shall mean (1) Liens under workmen’s compensation, unemployment insurance or similar laws, or security for governmental charges, in each case incurred or made in the ordinary course of business consistent with past practice and for which appropriate reserves have been established in accordance with GAAP, (2) Liens imposed by law, including carriers’, warehousemen’s, materialmens’, mechanics’ or other similar Liens, as well as Liens granted by the Company or its subsidiaries or the Company Joint Ventures to suppliers of goods in order to secure payment for such goods, in each case incurred or granted in the ordinary course of business consistent with past practice relating to obligations not yet delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (3) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (4) statutory Liens for Taxes or Liens as security for contested Taxes not yet delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP, (5) licenses granted to third parties in the ordinary course of business by the Company or its subsidiaries, (6) any easements, encumbrances, zoning, land use, covenants, conditions and restrictions, matters that would be shown by a real property survey or similar matters affecting any Leased Real Property or any

Acquired Entity Facility, (7) Liens granted by any Tax Equity Fund pursuant to the Tax Equity Transaction Documents or permitted by the Tax Equity Transaction Documents, and (8) Liens set forth on Section 3.01(r) of the Company Disclosure Letter.

(s) Vote Required. After giving effect to the Stockholders Agreement Waiver, the affirmative vote or a written consent of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement is the only vote of holders of securities of the Company which is required to adopt this Agreement, to approve the Merger and to consummate the other transactions contemplated hereby (the “Company Stockholder Approval”).

(t) Opinions of Financial Advisors. The Company Board has received the opinion (the “Fairness Opinion”), dated as of the date of this Agreement, of Morgan Stanley & Co. LLC (the “Company Financial Advisors”) that, as of the date of such Fairness Opinion and based on the various assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the holders of the Company Common Stock in connection with the Merger is fair, from a financial point of view, to the holders of the Company Common Stock (other than 313 Acquisition). A signed copy of such Fairness Opinion will be made available to Parent promptly following receipt of such written opinion from the Company Financial Advisors following the date of this Agreement.

(u) Takeover Laws Inapplicable. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 3.02(m) are accurate, the approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of any “moratorium”, “control share acquisition”, “fair price”, “interested shareholder”, “affiliate transaction”, “business combination” or other antitakeover regulations or laws, including Section 203 of the DGCL (the “Takeover Laws”) and other anti-takeover provisions set forth in the Company’s certificate of incorporation, including Article X, Section 10.1 thereof or its by-laws (collectively, “Takeover Provisions”). The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from, the requirements of any such Takeover Laws or Takeover Provisions. The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

(v) Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) since January 1, 2015, each of the Company and its subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in commercially reasonable amounts, (ii) all of the material insurance policies of the Company are in full force and effect and (iii) neither the Company nor any of its subsidiaries has received any notice of any pending or threatened cancellation, termination or premium increase with respect to any insurance policy maintained by the Company and its subsidiaries other than as is customary in connection with renewals of existing insurance policies.

(w) Company Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, Section 3.01(w) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of the following Contracts to which any of the Company, any of its subsidiaries or any of the Company Joint Ventures is a party, by which any of them is bound or to which any of their respective assets or properties is subject (each such Contract, together with each Contract filed as an exhibit to the Company SEC Reports, a “Company Material Contract”):

(A) each Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) but has not been filed as an exhibit to the Company SEC Reports;

(B) each Contract other than Employee Benefit Plans listed on Section 3.01(l)(i) of the Company Disclosure Letter, that (1) limits in any material respect either the type of business in which the Company, its subsidiaries or any Company Joint Venture (or, after the Effective Time,

Parent or its subsidiaries) or any of their respective affiliates may engage or the manner or geographic area in which any of them may so engage in any business; (2) obligates the Company or any of its subsidiaries or any Company Joint Venture to conduct business on an exclusive or preferential basis with any third party and that is material; (3) would require the disposition of any material assets or line of business of the Company, its subsidiaries or any of the Company Joint Ventures (or, after the Effective Time, Parent or its subsidiaries) or any of their respective affiliates as a result of the consummation of the transactions contemplated by this Agreement; (4) contains a put, call or similar right pursuant to which the Company or any of its subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than $2,000,000; (5) is a material Contract that grants “most favored nation” status of any type by the Company or its subsidiaries to any person; (6) is reasonably expected to involve future expenditures by the Company and/or any of its subsidiaries of more than $2,000,000 in the one-year period following the date hereof and cannot be terminated by the Company or its subsidiaries on less than ninety (90) days’ notice without material payment or penalty, excluding Leases; (7) involves any acquisition, disposition or material licensing arrangement that contains representations, warranties, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $2,000,000 in the one-year period following the date hereof; (8) between the Company or any of its subsidiaries or any Company Joint Venture, on the one hand, and any director, officer or affiliate of any of the foregoing (other than a wholly-owned subsidiary of the Company), shareholder of 313 Acquisition LLC or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company, any of its subsidiaries or any Company Joint Venture has an obligation to indemnify any such person, but not including Company Employee Benefit Plans (Contracts within this clause (8), the “Related Party Agreements”); (9) pursuant to which (x) the Company or any of its subsidiaries has granted to any person any license or other right, title or interest (including any assignment or covenant not to sue) in or to any Intellectual Property rights that are material to and owned by the Company or its subsidiary, other than pursuant to Contracts granting non-exclusive rights that are substantially in the form of one of the Company’s standard Contracts that have been made available to Parent in the ordinary course of business consistent with past practice, or (y) a third party has granted to the Company or any of its subsidiaries any license or other right, title or interest (including any assignment or covenant not to sue) in or to any Intellectual Property rights that are material to the Company, other than non-exclusive licenses of software (including software licensed through software as a service arrangements) that is generally commercially available or non-exclusive licenses granted to the Company as a customer in the ordinary course of business consistent with past practice, or (10) involves any material research or development activity conducted by, for or with the Company or any of its subsidiaries that is material to the Company or any of its subsidiaries, including any material joint development agreement;

(C) each Contract, excluding Leases, that (1) has an aggregate principal amount, or provides for an aggregate obligation, in excess of $2,000,000 (I) evidencing indebtedness for borrowed money of the Company or any of its subsidiaries to any third party, (II) guaranteeing any such indebtedness of a third party, (III) containing a covenant restricting the payment of dividends or distributions in respect of the capital stock of the Company, any of its subsidiaries or the Company Joint Ventures, prohibiting the pledging of capital stock of the Company, any of its subsidiaries or the Company Joint Ventures, or prohibiting the issuance of guarantees by any subsidiary of the Company or (IV) obligating the Company or its subsidiaries to make any capital commitment or capital expenditure, or (2) has the economic effect of any of the items set forth in subclause (1) above;

(D) any stockholders, investor rights, registration rights or similar agreement or arrangement;

(E) any material collective bargaining agreement or other material Contract with any labor union;

(F) any partnership or joint venture that is material to the Company and its subsidiaries, taken as a whole; and

(G) each Contract with any Governmental Authority, other than pursuant to Contracts that are substantially in the form of one of the Company’s standard Contracts that have been made available to Parent.

(ii) Except for Contracts filed as exhibits to the Company SEC Reports, the Company has provided to Parent prior to the date of this Agreement a true and completed copy of each Company Material Contract as in effect on the date of this Agreement. Neither the Company nor any subsidiary of the Company nor any Company Joint Venture is in breach of or default under the terms of any Company Material Contract and no event has occurred that (with or without notice or lapse of time or both) could result in a breach or default under any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company, the subsidiary of the Company or the Company Joint Venture which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, relating to creditors’ rights generally and to general equitable principles.

(x) Brokers. Except for the Company Financial Advisors, there is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries that is entitled to any fee from the Company or any of its subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. The Company has provided to Parent on or prior to the date hereof each letter of engagement entered into with the Company Financial Advisors in connection with the transactions contemplated by this Agreement.

(y) Tax Equity:

(i) The Company has made available to Parent a list of each Acquired Entity Facility that is a Section 1603 Grant Project.

(ii) All annual certifications and reports required to be filed with the U.S. Department of Treasury with respect to each Section 1603 Grant Project have been timely and properly filed, except as would not have a material effect on all Section 1603 Grant Projects, taken as a whole.

(iii) Except as would not have a material effect on all Section 1603 Grant Projects, taken as a whole, to the knowledge of the Company, no act, event or circumstance has occurred or existed, that would result in the recapture, loss or disallowance of all or any portion of the Section 1603 Grant received by any Section 1603 Grant Project, including without limitation, as a result of any of the Acquired Entities or their affiliates being or having been a Disqualified Person; provided that no representation is being made for this purpose in respect of the transactions contemplated by this Agreement.

(iv) To the knowledge of the Company, no notice has been received by any Acquired Entity which indicates that the Section 1603 Grant received for any Section 1603 Grant Project is, as of the date of the Agreement under audit, examination, review or investigation, is subject to any action or proceeding by any Governmental Authority.

(v) Except as set forth in Section 3.01(y)(v) of the Company Disclosure Letter, to the knowledge of the Company, no Acquired Entity has received notice that any Tax Equity Fund or Tax Equity

Investor (or any corporation that directly or indirectly holds 100% of the ownership interest in the applicable Tax Equity Investor) is, or is reasonably expected to be, subject to any audit, examination, review, investigation, action or proceeding by any taxing authority, which audit, examination, review, investigation, action or proceeding concerns in whole or in part such person’s direct or indirect interest in any Acquired Entity Facility.

(z) Product Warranties; Recalls. None of the Company or any of its subsidiaries has made any material express warranties or guarantees with respect to the products marketed and/or sold or services rendered by it, other than in the ordinary course of business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each product sold or delivered and each service rendered by the Company or any of its subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no products manufactured and/or sold by the Company or any of its subsidiaries have been the subject of any recall, and there are no pending voluntary recalls and no pending or, to the Company’s knowledge, threatened claims seeking the recall, withdrawal, suspension, or seizure of any such products. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the Company’s and its subsidiaries’ products have complied, and are expected to continue to comply with applicable specifications and government safety standards, and have been, and are expected to be, substantially free from deficiencies or defects.

(aa) No Other Representations or Warranties; Non-Reliance on Parent Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Parent by the Company and its subsidiaries, the Company has received and may continue to receive from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, its subsidiaries and their respective business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which the Company is familiar, that Company and its subsidiaries are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, the Company and its subsidiaries hereby acknowledge that neither Parent nor any of its subsidiaries, nor any of their respective stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties contained in Article III, the Company acknowledges that neither Parent nor any of its subsidiaries nor any Representative of any such persons or any of their respective subsidiaries makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such persons or with respect to any other information provided or made available to the Company or any of its subsidiaries by or on behalf of any such persons in connection with the transactions contemplated by this Agreement.

Section 3.02 Representations and Warranties of Parent and Merger Sub. Except as set forth in (i) the letter dated the date of this Agreement and delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (it being understood that, other than in the case of Section 3.02(c) (Authority), or Section 3.02(p) (Voting Requirements), disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection only if the relevance of such item is readily apparent from the face of such disclosure) (the “Parent Disclosure Letter”) or (ii) to the extent the qualifying nature of such disclosure is readily apparent therefrom, as set forth in the Parent SEC Reports publicly filed with the SEC on or after January 1, 2014 and at least two calendar days prior to the date hereof (but excluding any forward-looking statements, or statements that are predictive, forward-looking or primarily cautionary in nature included in the risk factors and other similar statements, and provided that no such disclosure shall be deemed to modify or qualify the representations and warranties set forth in Section 3.02(c) (Authority), or Section 3.02(p) (Voting Requirements), Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization and Qualification.

Each of Parent and Merger Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has the requisite corporate (or similar) power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub have disclosed or delivered to the Company prior to the date of this Agreement a true and complete copy of its certificates of incorporation and by-laws or comparable organizational and governing documents, each as amended through the date hereof, and each as so disclosed or delivered is in full force and effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of 700,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock of Parent. As of June 30, 2015, there were outstanding (A) 314,640,137 shares of Parent Common Stock, (B) Parent Stock Options to purchase an aggregate of 15,655,682 shares of Parent Common Stock (of which Options to purchase an aggregate of 9,682,286 shares of Parent Common Stock were exercisable), (C) Parent Restricted Stock Units with respect to an aggregate of 9,705,417 shares of Parent Common Stock, (D) no shares of preferred stock, and (E) 12,458,753 shares of Parent Common Stock reserved for issuance under the SunEdison, Inc. 2015 Long-Term Incentive Plan, 558,000 shares of Parent Common Stock reserved for issuance under the SunEdison, Inc. 2015 Non-Employee Director Incentive Plan, and 2,000,000 shares of Parent Common Stock reserved for issuance under the SunEdison, Inc. Employee Stock Purchase Plan.

(ii) As of the close of business on July 17, 2015, except as set forth in this Section 3.02(b) and except for changes since such date resulting from the exercise of Options to purchase Parent Common Stock or the settlement of restricted stock units, in each case outstanding on such date, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or other equity interests in Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other equity interests in Parent, (C) warrants, calls, Options or other rights to acquire from Parent, or other obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other equity interests in Parent or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by Parent or any of its subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in Parent.

(iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, “Parent Voting Debt”) on any matters on which Parent stockholders may vote are issued or outstanding nor are there any outstanding Options obligating Parent or any of its subsidiaries to issue or sell any Parent Voting Debt or to grant, extend or enter into any Option with respect thereto.

(iv) All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable, including shares which constitute a portion of the Merger Consideration and any Parent Common Stock issuable upon conversion of the Convertible Note Consideration. Sufficient shares of Parent Common Stock have been reserved for the issuance of the maximum number of shares of Parent Common Stock issuable upon conversion of the Convertible Notes. All of the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of Parent are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent or a subsidiary of Parent, free and clear of any Liens. All of the shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each Parent Joint Venture that are held by Parent or any subsidiary of Parent are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent or such subsidiary of Parent. The Convertible Notes, including the Convertible Notes which constitute a portion of the Merger Consideration, have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture, will be valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and equitable principles of general applicability, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and will be entitled to the benefits of the Indenture. There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which Parent or any of its subsidiaries is a party in favor of any person other than Parent or a subsidiary wholly-owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities or other ownership interests of Parent, any subsidiary of Parent or the Parent Joint Ventures.

(c) Authority.

(i) Each of Parent and Merger Sub has all requisite power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and pursuant to the Indenture (with respect to Parent only) and the Voting Agreement, including the Merger, subject to any regulatory approvals referenced in Section 3.02(d)(ii). The execution, delivery and performance of this Agreement, the Indenture and the Voting Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite action on the part of Parent and Merger Sub with respect to this Agreement and the Voting Agreement and Parent with respect to the Indenture and no other corporate or other legal entity, as the case may be, proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, including the Merger, other than the approval of this Agreement by the sole stockholder of Merger Sub. Each of this Agreement and the Indenture has been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general equitable principles.

(ii) The board of directors of Parent duly, validly and unanimously adopted resolutions (A) adopting, approving and declaring advisable this Agreement and the other transactions contemplated hereby, including the Merger, and (B) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(d) No Conflicts; Approvals and Consents.

(i) The execution and delivery of this Agreement by Parent and Merger Sub and the Indenture by Parent do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and under the Indenture and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation of, breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or Merger Sub under, any of the terms, conditions or provisions of (A) the certificates of incorporation or by-laws (or other comparable organizational documents) of Parent or Merger Sub, or (B) subject to the taking of the actions described in paragraph (ii) of this Section 3.02(d), including the filings and approvals described in Section 3.02(d)(ii), any laws or orders of any Governmental Authority applicable to Parent or Merger Sub or any of their respective assets or properties, or (C) any note, bond, mortgage, security agreement, credit agreement, indenture, license, franchise, permit, concession, contract, lease, obligation or other instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties is bound, excluding from the foregoing clauses (B) and (C) such items that, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

(ii) Except for (A) compliance with, and filings under, the HSR Act; (B) the filing with the SEC of the Joint Proxy/S-4 and the declaration of effectiveness of the Joint Proxy/S-4 by the SEC, and other filings required under, and compliance with other applicable requirements of, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings and approvals as may be required under the rules and regulations of the NYSE; and (D) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no Consents or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the Indenture by Parent, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

(e) SEC Reports, Financial Statements.

(i) The Parent and its subsidiaries have timely filed or furnished each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent or any of its subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2014 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Parent SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, SOX, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.

(ii) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since January 1, 2014, neither Parent nor any of its subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Parent SEC Report, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Parent and Merger Sub) in all material respects the consolidated financial position of Parent and Merger Sub and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(iv) Parent maintains internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent and Merger Sub in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the Parent Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s and Merger Sub’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s and Merger Sub’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to the Company prior to the date of this Agreement.

(f) Absence of Certain Changes or Events. Since December 31, 2014, through the date hereof, (i) Parent and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (iii) there has not been any action taken by Parent and Merger Sub or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.02.

(g) Absence of Undisclosed Liabilities. Except for (i) matters reflected, provided or reserved against in the audited consolidated balance sheet (or notes thereto) as of December 31, 2014 included in the Parent Financial Statements, (ii) liabilities or obligations that were incurred in the ordinary course of business consistent with past practice since December 31, 2014, (iii) liabilities or obligations that are incurred in connection with the Merger or the transactions contemplated by this Agreement or (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto). Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries, in the Parent Financial Statements or the Parent SEC Reports.

(h) Legal Proceedings. (i) There are no actions, suits, grievances, charges, hearings, arbitrations, investigations or other proceedings, audits, inquiries or reviews, in each case, before any Governmental Authority or arbitrator pending or, to the knowledge of Parent, threatened against Parent nor to the knowledge of Parent investigations pending or threatened against Parent or Merger Sub or any of their respective assets and properties that, in each case, individually or in the aggregate, would or would reasonably be expected to have a Parent Material Adverse Effect and (ii) neither Parent nor Merger Sub nor any of Parent’s material assets is a party to or subject to any order, judgment, decree, settlement, award, injunction or rule of any Governmental Authority that, individually or in the aggregate, would or would reasonably be expected to have a Parent Material Adverse Effect.

(i) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the registration statement on Joint Proxy/S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock and Convertible Notes in the Merger will, at the time the Joint Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed or made available to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The Joint Proxy/S-4 will comply, with respect to all information regarding Parent and Merger Sub, as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(j) Financing.

(i) Parent has delivered to the Company correct and complete copies of (x) an executed commitment letter among Parent and Goldman Sachs Bank USA and (y) an executed commitment letter among TerraForm Power Operating, LLC and Goldman Sachs Bank USA,(each document in (x) and (y), including any related exhibits, schedules, annexes, supplements and other related documents), each dated on or about the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with this Agreement, the “Debt Financing Commitments”), from each of the financing sources identified therein (collectively, the “Debt Financing Sources”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement and the Affiliate Sale (collectively, the “Debt Financing”), together with a customarily redacted fee letter from the Debt Financing Sources related to the Debt Financing (the “Fee Letter”).

(ii) Except for the Fee Letter or as expressly set forth in the Debt Financing Commitments, as of the date of this Agreement, there are no side letters or other agreements, Contracts or written arrangements to which Parent or any of its affiliates is a party related to the funding or investing, as applicable, of the Debt Financing which could reasonably be expected to adversely affect the availability of the Debt Financing contemplated by the Debt Financing Commitments. Assuming satisfaction of the conditions set forth in Section 6.01 (to the extent any such condition is a condition under the control of the Company) and Section 6.03, Parent does not have any reason to believe, as of the date of this Agreement, that it or any of its subsidiaries or affiliates will be unable to satisfy all conditions to be satisfied by it, its subsidiaries and its controlled affiliates with respect to any of the Debt Financing Commitments at the time it, its subsidiaries and its affiliates is required to consummate the Closing hereunder or that the Debt Financing will not be available to Parent or its affiliates party thereto at the Closing, including any reason to believe that any of the Debt Financing Sources will not perform their respective funding obligations under the Debt Financing Commitments in accordance with their respective terms and conditions.

(iii) As of the date hereof, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Debt Financing pursuant to the Debt Financing Commitments, other than as expressly set forth in the Debt Financing Commitments. Assuming the Debt Financing is funded in accordance with the Debt Financing Commitments, the net proceeds contemplated by the Debt Financing Commitments, together with other financial resources of Parent, whether directly held or available for use by Parent, and its controlled affiliates including cash on hand and the proceeds of loans under existing credit facilities of Parent or its controlled affiliates on the Closing Date and funds that will be provided by controlled affiliates of Parent pursuant to the Affiliate Sale Agreement, in the aggregate, shall provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement and under the Debt Financing Commitments, including the payment of any amounts required to be paid pursuant to Article II, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the Merger and the Debt Financing and any indebtedness required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger (including all indebtedness of the Company and its subsidiaries required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger).

(iv) As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute valid and binding obligations of Parent and any of its affiliates party thereto and, to the knowledge of Parent, each other party thereto, enforceable in accordance with their terms against Parent and any of its affiliates party thereto and, to the knowledge of Parent, each other party thereto (except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, and general equitable principles) and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or any affiliate of Parent or, to the knowledge of Parent, any other party thereto under the terms and conditions of the Debt Financing Commitments. Parent (or its applicable affiliate) has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Financing Commitments and the Fee Letters on or before the date of this Agreement. As of the date hereof, (i) none of the Debt Financing Commitments or Fee Letters has been modified, amended or otherwise altered (and no such modification, amendment or alteration is contemplated by Parent or, to the knowledge of Parent, any other party thereto) and (ii) none of the respective commitments under any of the Debt Financing Commitments have been withdrawn, terminated or rescinded (and no such withdrawal, termination or recission is contemplated by Parent or, to the knowledge of Parent, any other party thereto).

(v) Neither Parent nor Merger Sub is entering into this Agreement or the Debt Financing Commitment with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger and (ii) the payment of the aggregate Merger Consideration payable to the holders of Company Common Stock and equity awards pursuant to Article II, payment of all amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby, indebtedness incurred pursuant to the issuance of the Convertible Notes pursuant to the Merger, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(vi) Affiliate Sale Agreement. Parent has delivered to the Company a correct and complete copy of the executed Affiliate Sale Agreement. As of the date of this Agreement, the Affiliate Sale Agreement is in full force and effect and constitute valid and binding obligations of Parent and any of its affiliates party thereto and, to the knowledge of Parent, each other party thereto, enforceable in accordance with their terms against Parent and any of its affiliates party thereto and, to the knowledge of Parent, each other party thereto (except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, and general equitable principles) and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or any affiliate of Parent or, to the knowledge of Parent, any other party thereto under the terms and conditions of the Affiliate Sale Agreement. As of the date hereof, the Affiliate Sale Agreement has not been modified, amended or otherwise altered (and no such modification, amendment or alteration is contemplated by Parent or, to the knowledge of Parent, any other party thereto).

(k) Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and activities incidental thereto. All of the outstanding capital stock of Merger Sub is, and at the Effective Time, will be owned directly or indirectly by Parent. Except for obligations or liabilities incurred in connection with its incorporation and as contemplated by this Agreement, Merger Sub has not, and prior to the Effective Time will not have, incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

(l) Brokers. As of the date hereof, except for any such fees payable to Goldman, Sachs & Co., and Bank of America Merrill Lynch, none of Parent or Merger Sub, nor any of their respective stockholders, members, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent or Merger Sub, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement for which the Company would have any liability prior to the Effective Time.

(m) Ownership of Company Capital Stock. Except for the Voting Agreement, none of Parent, Merger Sub or any of their affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL or Section 10.3(g) of the Company’s certificate of incorporation (other than as contemplated by this Agreement).

(n) Permits; Compliance with Laws and Orders.

(i) Each of Parent, Merger Sub and each of their respective subsidiaries hold all Permits necessary to own, lease and operate their respective assets and for the conduct of their respective businesses, except where the failure to have such Permits would not reasonably be expected to have a Parent Material Adverse Effect. No such Permit is the subject of any suit or proceeding seeking the revocation, suspension, non-renewal or impairment of such Permit, except where such suit or proceeding would not and would not reasonably be expected to result in a Parent Material Adverse Effect. Each of Parent, Merger Sub and each of their respective subsidiaries are in compliance in all material respects with the terms of such Permits, except where the failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2012, none of Parent, Merger Sub or any of their respective subsidiaries has received any written claim or notice that it is not in compliance in all material respects with the terms of any such Permits, except for any such claim or notice as would not be material to Parent and its subsidiaries taken as a whole.

(ii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) each of Parent, Merger Sub, and each of their respective subsidiaries is not, and since January 1, 2012 has not been, in material violation of or material default under any material law or order of any Governmental Authority, and none of Parent, Merger Sub or any of their respective subsidiaries has been given written notice of, or been charged with, any material violation of any material law or order of any Governmental Authority; and (B) Parent is, and since October 1, 2014 has been, in compliance in all material respects with (1) SOX and (2) the applicable listing standards and corporate governance rules and regulations of the NYSE.

(iii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Parent, Merger Sub, and each of their respective subsidiaries, is, and since January 1, 2012 has been, in compliance in all material respects with (A) all applicable material data protection, privacy, security and other applicable laws governing the collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information (including credit card information), and (B) any material privacy policies, programs or other notices that concern Parent’s, Merger Sub’s or any of their respective subsidiaries’ collection or use of any personal information of any person. Since January 1, 2012, (A) to the knowledge of Parent, there have not been any incidents of material (1) data security breaches, (2) complaints or notices to Parent or any of its subsidiaries, or (3) audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority) regarding the unauthorized or illegal collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information of any person, or any material violation of applicable law, by Parent or any of its subsidiaries, and (B) no such claim is pending or, to the knowledge of the Parent, threatened, that, in the case of (A) or (B), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(o) Parent Common Stock. The Parent Common Stock which constitutes a portion of the Merger Consideration, including any Parent Common Stock issuable upon conversion of the Convertible Note

Consideration, has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

(p) Voting Requirements. (i) No vote of the stockholders of Parent is required by applicable law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent to consummate the Merger; and (ii) the affirmative vote of holders of a majority of the outstanding shares of common stock of Merger Sub entitled to vote thereon is the only vote of the holders of any class or series of capital stock of Merger Sub necessary for Merger Sub to adopt this Agreement and approve and consummate the Merger and the transactions contemplated by this Agreement.

(q) Taxes. Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, Parent and each of its subsidiaries have filed all material Tax Returns required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all material Taxes required to be paid (whether or not shown on any Tax Returns). The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or proposed, against Parent or any of its subsidiaries that are not subject to adequate reserves (in accordance with GAAP). No audit or other examination of any Tax Return of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

(r) No Other Representations or Warranties; Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its subsidiaries, nor any of their respective stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties contained in Article III, Parent acknowledges that neither the Company nor any of its subsidiaries nor any Representative of any such persons or any of their respective subsidiaries makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such persons or with respect to any other information provided or made available to Parent by or on behalf of any such persons in connection with the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS

Section 4.01 Covenants of the Company. From and after the date of this Agreement until the Effective Time, the Company covenants and agrees as to itself (and the Company shall cause its subsidiaries and use commercially reasonable efforts to cause the Company Joint Ventures to comply with this Section 4.01) (except as expressly permitted by this Agreement, as set forth in Section 4.01 of the Company Disclosure Letter, as required by applicable law, or to the extent that Parent shall otherwise previously consent in writing, which consent will not be unreasonably withheld, conditioned or delayed); provided, that no event or circumstance related to any of the following actions or omissions shall be deemed to be a breach of this Section 4.01 (i) actions or omissions in accordance with or contemplated by the Tax Equity Transaction Documents or Customer

Agreements, (ii) actions or omissions required by any Governmental Authority or public or local utility, or (iii) actions or omissions by any Tax Equity Investor, lender, or customer; provided, however, that notwithstanding the terms of this Section 4.01, the Company shall be permitted to take the actions set forth on Section 4.01 of the Company Disclosure Schedules:

(a) Ordinary Course. The Company shall (and shall cause each of its subsidiaries to, and shall use reasonable best efforts to cause each of the Company Joint Ventures to) conduct their businesses in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws. Without limiting the generality of the foregoing, the Company shall (and shall cause each of its subsidiaries to, and shall use commercially reasonable efforts to cause each of the Company Joint Ventures to), use commercially reasonable efforts (i) to preserve intact in all material respects their present business organizations, (ii) to maintain in effect all existing Permits and to timely submit renewal applications (as applicable) in all material respects, (iii) to keep available the services of their key officers and key employees, (iv) to maintain their assets and properties in good working order and condition (ordinary wear and tear excepted), including the Company Systems in all material respects, and (v) to protect and maintain their material Company Intellectual Property that is owned by the Company or any of its subsidiaries, to use commercially reasonable efforts (unless otherwise mutually agreed to by Parent and the Company) to preserve its rights under any agreement with respect to any material Intellectual Property in-licensed to by the Company or any of its subsidiaries, and to preserve their relationships with Governmental Authorities, material customers, material suppliers and other persons having significant business dealings with them.

(b) Organizational Documents. The Company shall not amend or propose to amend its certificate of incorporation or its by-laws and shall cause each of its subsidiaries not to amend or propose to amend its certificates of incorporation or by-laws (or other comparable organizational documents) and shall use reasonable best efforts to cause each Company Joint Venture not to amend or propose to amend its certificate of incorporation or its by-laws (or other comparable organizational documents).

(c) Dividends; Share Reclassifications. The Company shall not, nor shall it cause or permit any of its subsidiaries to (and, except as required pursuant to any Tax Equity Transaction Document, shall use reasonable best efforts to cause the Company Joint Ventures not to, as applicable),

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of the Company solely to its parent (or in the case of the Company Joint Ventures, with respect to distributions in the ordinary course of business consistent with past practice),

(ii) split (including reverse splits), combine, reclassify or take similar action with respect to, directly or indirectly, any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital, or

(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except with respect to internal reorganizations by the Company’s wholly owned subsidiaries.

(d) Share Issuances. The Company shall not, nor shall it cause or permit any of its subsidiaries to (and shall use reasonable best efforts to cause the Company Joint Ventures not to), (A) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any capital stock, voting securities or other equity interest in the Company or any of its subsidiaries or any of the Company Joint Ventures or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto, other than in the case of (A) or (B) (i) issuances of Company Common Stock in respect of any exercise of Company Stock Options or the vesting or settlement of Company LTIP Awards, Company Restricted Stock Units or Company Stock Options, in each such case that were outstanding as of the date of this Agreement, except as set forth on Section 4.01(d)(i) of the Company Disclosure Letter in an amount not to exceed 154,371 shares of Company Common Stock or except as otherwise permitted by clauses (ii) through (vii) of this Section 4.01(d) and Section 4.01 of the Company Disclosure Letter, (ii) transactions between the Company and a wholly owned subsidiary, (iii) other issuances of shares of Company Common Stock, Company Stock Options or Company Restricted Stock Units (1) pursuant to current offer commitments as of the date hereof with an aggregate fair market value upon the date of issuance not exceeding $1,500,000 and, separately, (2) under the Company’s Foreman and Operation Manager RSU Bonus Plan 2015 with an aggregate fair market value upon the date of issuance not to exceed (x) in 2015, $2,800,000 in the aggregate, or (y) in 2016, $700,000 in the aggregate, (iv) issuances of Company Restricted Stock Units with vesting terms not inconsistent with existing Company Restricted Stock Units, as applicable, and made to newly-hired employees or pursuant to Company Employee Benefit Plans described or made available to Parent with an aggregate fair market value upon the date of issuance not to exceed (1) in 2015, $7,000,000 in the aggregate and (2) in 2016, $2,000,000 in the aggregate, (v) in connection with the Merger in accordance with the terms of this Agreement, (vi) for avoidance of doubt, redemption of equity interests in accordance with any call, put, withdrawal or early termination right under the Tax Equity Transaction Documents and the amendment of or entry into any documents similar to those listed on Annex A of the Company Disclosure Letter entered into with respect to such Company Joint Ventures (the “New Tax Equity Transaction Documents”) and (vii) pursuant to the accession of Company Joint Ventures to and all borrowings related to the Aggregation Facility. Subject to the foregoing, any issuances of shares of Company Common Stock, Company Stock Options or Company Restricted Stock Units by the Company pursuant to the terms of this Section 4.01(d) shall be made in the ordinary course of business, consistent with past practice and in a manner consistent with the applicable grant criteria set forth in the applicable Company Employee Stock Plan and award agreement.

(e) Acquisitions; Capital Expenditures. Except for (i) acquisitions of, or capital expenditures relating to, the entities, assets and facilities identified in Section 4.01(e) of the Company Disclosure Letter (which section shall set forth the fair market value or amount of such acquisitions or capital expenditures), (ii) expenditures of amounts consistent in all material respects with those disclosed on Section 4.01(e) of the Company Disclosure Letter, (iii) capital expenditures (A) required by law or Governmental Authorities or (B) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) after the date hereof, and then only to the extent necessary to restore and resume ordinary course functions and operations disrupted as a result of such casualty or accident, and (iv) capital expenditures made in the ordinary course of business and consistent with past practice with respect to the Company’s Tax Equity Funds and new Company Joint Ventures that the Company believes would be Tax Equity Funds listed on Section 8.03(rr) of the Company Disclosure Letter as of the date of this Agreement if entered into as the date hereof (“New Tax Equity Funds”), (including preparation costs with respect to the entry into New Tax Equity Funds), the Company shall not, nor shall it permit any of its subsidiaries to (and shall use reasonable best efforts to cause the Company Joint Ventures not to), make any capital expenditures, or acquire or agree to acquire (whether by merger, consolidation, purchase, acquisition of equity interests or assets or otherwise) any other person or any organization or division of any other person or any assets outside of the ordinary course of business, if (w) in the case of any acquisition or acquisitions or series of acquisitions of any person, asset or property, the expected gross expenditures and commitments pursuant to all such acquisitions (including the amount of any indebtedness assumed in connection therewith) exceeds or may exceed, in the aggregate, $1,000,000, (x) in the case of capital expenditures, such capital expenditures exceed, in the aggregate, $1,000,000 or (y) in any case, such transaction would reasonably be expected to prevent or materially delay or impede the consummation of the Merger beyond the Termination Date.

(f) Dispositions. Except for (i) dispositions set forth in Section 4.01(f) of the Company Disclosure Letter, (ii) dispositions of obsolete equipment or assets or dispositions of assets being replaced in the ordinary course of business consistent with past practice, (iii) any transactions required to be consummated by the Company or any of its subsidiaries or any Company Joint Venture pursuant to an existing Contract described on Section 4.01(f) of the Company Disclosure Letter and, (iv) the sale, lease, license, assignment, transfer, grant of security interest or other Lien on or encumbrance of inventory, raw materials, equipment, supplies and Company products and the non-exclusive licensing of software (including, for the avoidance of doubt, in connection with the installation of solar panels), in the case of each of the items in this subclause (iv), in the ordinary course of the Company’s, any subsidiary’s or any Company Joint Venture’s business consistent with past practice, and on commercially reasonable terms to customers, or (v) transfers of Customer Agreements in the ordinary course of the Company’s, any subsidiary’s or any Company Joint Venture’s business, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, assign, transfer, grant any security interest in or other Lien on, fail to maintain or otherwise dispose of or encumber (A) any of its assets or properties if the aggregate value of all such dispositions exceeds, in the aggregate, $500,000 or (B) any material Company Intellectual Property or Company Systems.

(g) Indebtedness. Notwithstanding anything in this Agreement to the contrary, except as disclosed in Section 4.01(g) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its subsidiaries to,

(i) incur, assume or otherwise become liable for, or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than (A) short-term indebtedness incurred in the ordinary course of business, (B) the entry into capital leases relating to vehicles, office equipment, forklifts and other equipment in the ordinary course of business, (C) indebtedness incurred in connection with the refunding or refinancing of existing indebtedness (x) at maturity or upon final mandatory redemption (without the need for the occurrence of any special event) or (y) at a lower cost of funds, (D) guarantees or other credit support issued or marketing positions established prior to the date of this Agreement, or (E) in addition to the guarantees or other credit support contemplated by subsection (i)(D) of this Section 4.01(g), additional guarantees or other credit support issued or marketing activities in the ordinary course of business;

(ii) make any loans or advances to any other person, other than (A) in the ordinary course of business consistent with past practice, or (B) to any direct or indirect wholly-owned subsidiary of the Company, or, in the case of a subsidiary of the Company, to the Company, in each case set forth in this clause (ii);

(iii) grant or incur any Lien (except for any Permitted Lien) that is material to the Company and its subsidiaries; or

(iv) redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), or modify in any material respect the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for any indebtedness for borrowed money among the Company and its wholly owned subsidiaries or among wholly owned subsidiaries of the Company.

(h) Employee Benefits. Except as required by law, or any Company Employee Benefit Plan listed on Section 3.01(l)(i) of the Company Disclosure Letter, or as disclosed in Section 4.01(h) of the Company Disclosure Letter or as otherwise expressly permitted by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to (i) enter into, create, adopt, amend or terminate any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the Company or one of its subsidiaries and one or more of its directors or officers (other than any amendment that is immaterial or administrative in nature, (ii) except for normal increases for non-executives in the ordinary course of business consistent with past practice (which, with respect to annual on-target compensation, shall not exceed 10% of each such non-executive’s annual on-target compensation as of the date hereof), increase in any manner the annual on-target compensation or benefits of any director, executive officer or other employee (other than with respect to non-officer employees, spot bonus payments payable to employees of the Company or any subsidiary not to exceed One Million Dollars ($1,000,000) in the aggregate), or (iii) except for normal salary and wage payments in the ordinary course of business consistent with past practice, pay any benefit or vest or accelerate the funding of any payment or benefit not required by any plan or arrangement in effect as of the date of this Agreement and disclosed to Parent; provided, however, that the foregoing shall not restrict the Company or its subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, agreements, benefits and compensation arrangements (including non-equity incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees, as long as: (i) the total annual compensation in the aggregate of any such employee that is a general and administrative or marketing employee does not exceed $200,000, individually, and the aggregate additional compensation paid to all general and administrative and marketing employees does not exceed $2,000,000 in the aggregate for all general and administrative and marketing employees, excluding from each such amount any compensation paid to new hires that are recipients of unaccepted offers of employment as of the date hereof; (ii) the total annual compensation in the aggregate of any such employee whose compensation is primarily commission-based does not exceed $500,000, individually; and (iii) the aggregate additional compensation paid to all such employees in the operational and install organization over any sixty-day period does not exceed an amount equal to (x) $0.51 multiplied by (y) each DC watt of nameplate capacity for the photovoltaic systems installed by the Company or its subsidiaries over such sixty-day period.

(i) Accounting. The Company shall not, nor shall it permit any of its subsidiaries to, make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as required by a change in law or GAAP.

(j) Insurance. The Company shall, and shall cause its subsidiaries to maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in commercially reasonable amounts in a manner consistent with past practice.

(k) Taxes. The Company shall not, nor shall it permit any of its subsidiaries to, make or change any material Tax election, change any material annual accounting period, adopt or change any material method of Tax accounting, file any material income or other material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, offset or other reduction in material Tax liability, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or incur any material liability for Taxes outside the ordinary course of business, fail to pay any material Tax that becomes due and payable (including any estimated Tax payments), other than Taxes contested in good faith through appropriate proceedings or prepare or file any material Tax Return in a manner inconsistent with past practice, except to the extent required by applicable law.

(l) Release of Claims. Except as disclosed in Section 4.01(l) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding against the Company or any of its subsidiaries, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of March 31, 2015 included in the Company SEC Reports, (B) do not exceed $100,000 individually or $500,000 in the aggregate during any consecutive twelve-month period or (C) where such monetary damages (other than with respect to the cost of the deductible) will be covered by any insurance policies of the Company or its subsidiaries or the Company Joint Ventures, as applicable, and (ii) with respect to any non-monetary terms and conditions therein, impose or require actions that would not be material to the Company and its subsidiaries, taken as a whole.

(m) Contracts. Except as permitted by Section 4.01(m) of the Company Disclosure Letter and except in the ordinary course of business consistent with past practice, (i) enter into any Contract that would materially restrict, after the Effective Time, Parent and its subsidiaries (including the Surviving Corporation and its subsidiaries) with respect to engaging or competing in any line of business or in any geographic area, (ii) waive, release, or assign any material rights or material claims under, or materially modify or terminate any Company Material Contract, Lease or any other Contract that is material to the Company and its subsidiaries, taken as a whole, or any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, except in the ordinary course of business and consistent with past practice or (iii) enter into any Contract that contains a change of control or similar provision that would require a payment to any counterparty thereto in connection with the consummation of the Merger and/or the other transactions contemplated in this Agreement, (A) in any manner that is materially adverse to the Company, (B) which would prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(n) Without in any way limiting any of the foregoing provisions set forth in Section 4.01(a) through Section 4.01(m), the Company shall not, and shall cause its subsidiaries not to authorize any of, or commit or agree to take, whether in writing or otherwise, any of the actions that the Company has agreed not to take pursuant to Section 4.01(a) through Section 4.01(m), and shall use reasonable best efforts to cause the Company Joint Ventures not to authorize any of, or commit or agree to take, whether in writing or otherwise, any of the actions that the Company has agreed to use reasonable best efforts to cause the Company Joint Ventures not to take.

Section 4.02 Covenants of Parent. From and after the date of this Agreement until the Effective Time, Parent covenants and agrees that (except as expressly permitted by this Agreement, as set forth in Section 4.02 of the Parent Disclosure Letter, as required by applicable law, as required to obtain the Debt Financing on the terms set forth in the Debt Commitment Letters or to effect the transactions contemplated by the Affiliate Sale Agreement, or to the extent that Company shall otherwise previously consent in writing, which consent will not be unreasonably withheld, conditioned or delayed); provided, that notwithstanding the obligations in this Section 4.02, if the Debt Financing is not, for any reason, available on the terms specified in the Debt Commitment Letters as in effect on the date hereof, nothing in this Section 4.02 shall prohibit Parent and its subsidiaries from, directly or indirectly, taking any actions that Parent determines in good faith are reasonably necessary in connection with obtaining the Debt Financing or any other financing necessary for it to consummate the transactions contemplated by this Agreement and fund any portion of the aggregate Cash Consideration and fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, including any indebtedness of the Company that will be due and payable at the Closing:

(a) Ordinary Course. Parent shall, and shall cause each of its subsidiaries to, conduct its businesses in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws. Without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing Permits and to timely submit renewal applications (as applicable), to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition (ordinary wear and tear excepted) and to preserve their relationships with Governmental Authorities, customers, suppliers, joint venture partners, lenders, landlords and other persons having significant business dealings with it.

(b) Organizational Documents. Parent shall not amend or propose to amend its certificate of incorporation or its by-laws.

(c) Dividends; Share Reclassifications. Parent shall not,

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Parent solely to its parent,

(ii) split (including reverse splits), combine, reclassify or take similar action with respect to, directly or indirectly, any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital,

(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except with respect to internal reorganizations by Parent’s wholly owned subsidiaries.

(d) Accounting. Parent shall not make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except as required by a change in law or GAAP.

(e) Taxes. Parent shall not, nor shall it permit any of its subsidiaries to, make or change any material Tax election, change any material annual accounting period, adopt or change any material method of Tax accounting, file any material income or other material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, offset or other reduction in material Tax liability, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or incur any material liability for Taxes outside the ordinary course of business, fail to pay any material Tax that becomes due and payable (including any estimated Tax payments), other than Taxes contested in good faith through appropriate proceedings or prepare or file any material Tax Return in a manner inconsistent with past practice except to the extent required by applicable law.

(f) Transactions. Parent shall not take any action, enter into any agreement, arrangement or understanding or authorize or approve or announce an intention to authorize or approve any of the foregoing, including with respect to any incurrence of indebtedness, if such action, agreement, arrangement, understanding, authorization, approval or announcement would reasonably be expected to prevent or materially delay or impede the consummation of the Merger and the transactions contemplated hereby, whether in connection with the acquisition of a substantial equity interest in or a substantial portion of the assets of any person or any business or division thereof (in each case whether by merger, consolidation, combination, acquisition of stock or assets or formation of a joint venture or otherwise).

(g) Without in any way limiting any of the foregoing provisions set forth in Section 4.02(a) through Section 4.02(f), Parent shall not, and shall cause its subsidiaries not to, authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

Section 4.03 Non-Solicitation.

(a) Except as expressly permitted by this Section 4.03, from and after the date of this Agreement until the earliest to occur of (i) the Effective Time, (ii) the termination of this Agreement in accordance with Article VII and (iii) the Termination Date (in the event the Company has the right to terminate this Agreement under Article VII on the Termination Date) the Company shall not, and shall not authorize or permit its subsidiaries or affiliates and its and their respective directors, executive officers or employees to, and shall use its reasonable best efforts to cause its and its affiliates’ respective investment bankers, financial advisors, attorneys, accountants and other representatives (each, a “Representative”) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries, offers or the making of any proposal or announcement that constitutes or would reasonably be expected to lead to any Company Takeover Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions with any third party (other than Parent or Merger Sub or their respective Representatives) regarding any Company Takeover Proposal, (iii) furnish any nonpublic information regarding the Company or any of its subsidiaries to any person (other than Parent or Merger Sub or their respective Representatives) in connection with or in response to any Company Takeover Proposal, or (iv) resolve or agree to do any of the foregoing; provided, however, that this Section 4.03 shall not prohibit the Company, at any time prior to, but not after, obtaining the Company Stockholder Approval, from furnishing nonpublic information regarding the Company or any of its subsidiaries to, or entering into or participating in discussions or negotiations with, any person (and such person’s Representatives) in response to an unsolicited, written Company Takeover Proposal (that is not withdrawn) made after the date hereof that the Company Board or any committee thereof concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, if (A) such Company Takeover Proposal did not result from a material breach of this Section 4.03 with respect to such Company Takeover Proposal, (B) the Company Board or any committee thereof concludes in good faith that, after consultation with its outside legal counsel, the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and (C) the Company has received (and provided a copy to Parent) from the person making such Company Takeover Proposal an executed confidentiality agreement between the Company and such person containing terms and conditions that are substantially similar to those contained in the Confidentiality Agreement, dated as of June 8, 2015 (the “Confidentiality Agreement”), between Parent and the Company; provided, however, that such confidentiality agreement shall not be required to include a direct or indirect standstill provision. The Company shall promptly (and in any event within twenty four (24) hours) make available to Parent and its Representatives any nonpublic information concerning the Company and its subsidiaries that is provided to the person making such Company Takeover Proposal or its Representatives that was not previously made available to Parent or its Representatives and provide Parent with written notice confirming that such disclosure is being made pursuant to the Company’s obligations under this Section 4.03(a). For purposes of this Agreement, “Company Takeover Proposal” means any bona fide proposal or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Parent or Merger Sub or their respective Representatives) relating to (i) any direct or indirect acquisition or purchase of a business that constitutes or generates 20% or more of the net revenues, net income or assets (including equity securities) of the Company and its subsidiaries, taken as a whole (a “Company Material Business”) or any assets representing 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole, except for sales of assets in the ordinary course of business consistent with past practice, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of the Company or of any subsidiary of the Company that is or that owns, operates or controls a Company Material Business, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of the Company, (iv) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction pursuant to which the holders of Company Common Stock immediately preceding such transaction hold, directly or indirectly, (A) less than 80% of the equity interests in the surviving or resulting entity of such transaction or (B) businesses or assets that constitute less than 80% of the consolidated assets of the Company and its subsidiaries (v) any liquidation, dissolution or similar transaction involving the Company or any subsidiary of the Company or Company Joint Venture (including, for the avoidance of doubt any Tax Equity Fund) that is or that owns, operates or controls a Company Material Business, in each case other than the transactions contemplated by this Agreement; provided, however, that no proposal, offer or transaction involving any Tax Equity Investor, lender, or customer, but to which the Company is not party, shall be deemed to be a “Company Takeover Proposal; provided, further, however, that all (A) actions undertaken in accordance with the Tax Equity Transaction Documents and (B) offers, indications and inquiries, the negotiation of and any preparation for the entry into and the entry into new Company Joint Ventures that the Company believes would have been Tax Equity Funds if they had been entered into prior to the date hereof shall be deemed not to be Company Takeover Proposals. The Company agrees that in the event any of its controlled affiliates or subsidiaries or Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 4.03, the Company shall be deemed to be in breach of this Section 4.03; provided, further, however, for the avoidance of doubt, that no Tax Equity Investor or lender shall be deemed to be a Representative of the Company, any of its subsidiaries or any Company Joint Venture.

(b) The Company shall promptly, and in no event later than twenty-four (24) hours after the directors or officers of the Company become aware of the occurrence of any event set forth in clauses (i) and (ii) below, and in any event within forty-eight (48) hours, after its receipt of (i) any Company Takeover

Proposal or (ii) any indication of interest or request for nonpublic information in connection with a Company Takeover Proposal, advise Parent orally and in writing of such Company Takeover Proposal or request (including providing the identity of the person or group of persons making or submitting such Company Takeover Proposal or request and (A) if it is in writing, a copy of such Company Takeover Proposal and any related draft agreements or (B) if it is oral, a reasonably detailed summary thereof). The Company shall promptly advise Parent orally and in writing with respect to any change to the material terms of any such Company Takeover Proposal (and in no event later than 48 hours following any such change or, solely if such change is with respect to the purchase price offered, in no event later than 24 hours following such change in purchase price).

(c) Upon the execution of this Agreement, the Company shall, and shall cause its subsidiaries and its and their respective officers, directors and employees, and shall instruct and use its reasonable best efforts to cause its controlled affiliates and its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its controlled affiliates or subsidiaries or any of their respective officers, directors, employees or Representatives, on the one hand, and any other person, on the other hand (other than Parent, Merger Sub and each of their respective Representatives) that relate to any Company Takeover Proposal and shall promptly deliver a written notice to each such person to the effect that the Company is ending all activities, discussions and negotiations with such person with respect to any Company Takeover Proposal, effective on the date of this Agreement, and shall use its reasonable best efforts, including through the exercise of any contractual rights, to obtain the prompt return or destruction of any confidential information previously furnished to such persons within twelve (12) months of the date hereof. Subject to any waivers that may be granted pursuant to and in accordance with Section 4.03(d)(iii), during the period from the date of this Agreement through the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any confidentiality, standstill or similar agreement to which it or any of its subsidiaries is a party relating to or entered into in connection with a proposed business combination involving the Company (or other proposed transaction that is within the scope of the term “Company Takeover Proposal”) (a “Standstill Agreement”), including by obtaining injunctions to prevent any breaches of such Standstill Agreements and to enforce specifically the terms and provisions thereof; provided, however, that the Company may waive any Standstill Agreement to the extent necessary to allow the counterparty thereof to make a confidential Company Takeover Proposal to the Company Board prior to receipt of the Company Stockholder Approval in compliance with this Agreement if (and only if) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

(d) Subject to Section 4.03(e) and Section 4.03(f), none of the Company, the Company Board or any committee thereof may: (i) (A) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, the recommendation of the Company Board or any committee thereof that the Company’s stockholders adopt the Merger and the transactions contemplated hereby (the “Company Recommendation”), (B) fail to include the Company Recommendation in the Joint Proxy/S-4, (C) approve, endorse, recommend or otherwise declare advisable (publicly or otherwise) or propose to approve, endorse or recommend, or otherwise declare advisable (publicly or otherwise) any Company Takeover Proposal, or (D) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Parent so requests in writing, after the first public announcement of a Company Takeover Proposal by the Company or by the party that made the Company Takeover Proposal (any of the foregoing, a “Company Change of Recommendation”); (ii) enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement, confidentiality agreement (other than a confidentiality agreement pursuant to Section 4.03(a)) or other similar agreement (a “Takeover Agreement”) relating to a Company Takeover Proposal; or (iii) grant any waiver, amendment or release under any Standstill Agreement, any Takeover Law or any Takeover Provisions; provided, however, that the Company may waive any Standstill Agreement, Takeover Law or any Takeover Provisions to the extent necessary to allow the counterparty thereof to make a confidential Company Takeover Proposal to the

Company Board prior to receipt of the Company Stockholder Approval in compliance with this Agreement if (and only if) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

(e) Notwithstanding anything in this Agreement to the contrary, the Company Board or any committee thereof may, prior to the receipt of the Company Stockholder Approval, (i) effect a Company Change of Recommendation in respect of a Company Takeover Proposal or Intervening Event and (ii) prior to the expiration of the Post-Signing Period, terminate this Agreement pursuant to Section 7.01(h) in order to enter into a written definitive agreement providing for a Company Takeover Proposal, in the case of clause (i) and clause (ii) if (and only if): (A) either (1) a written Company Takeover Proposal is made to the Company after the date of this Agreement and has not been withdrawn or (2) an Intervening Event has occurred and is continuing (B) such Company Takeover Proposal or Intervening Event did not result from any material breach of Section 4.03; (C) the Company Board or applicable committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel that (1) in the case of a Company Change of Recommendation in respect of a Company Takeover Proposal, such Company Takeover Proposal constitutes a Company Superior Proposal or in the case of a Company Change of Recommendation in respect of an Intervening Event, such Intervening Event has occurred and is continuing and (2) failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable law; (D) the Company provides Parent three (3) Business Days’ (the “Recommendation Change Notice Period”) prior written notice that if at the expiration of the Recommendation Change Notice Period, such Company Takeover Proposal continues to be a Company Superior Proposal, or such Intervening Event is continuing, as applicable, it intends to take such action (a “Recommendation Change Notice”), which notice shall include the information with respect to such Company Superior Proposal that is specified in Section 4.03(b) (it being understood that (x) such Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Company Change of Recommendation for purposes of this Agreement and (y) any material revision or amendment to the terms of any Company Superior Proposal (including, any change to the pricing thereof) shall require a new Recommendation Change Notice, except that the Recommendation Change Notice Period shall extend until the later to occur of (i) the expiration of the initial Recommendation Change Notice Period and (ii) two (2) Business Days following the date of such new Recommendation Change Notice); (E) during the Recommendation Change Notice Period, the Company negotiates in good faith with Parent and its Representatives, if requested by Parent, regarding any adjustments or modifications to the terms of this Agreement; and (F) at the end of the Recommendation Change Notice Period, the Company Board or applicable committee again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during the Recommendation Change Notice Period), (1) that in the case of a Company Change of Recommendation in respect of a Company Takeover Proposal, such Company Takeover Proposal continues to be a Company Superior Proposal or in the case of a Company Change of Recommendation in respect of an Intervening Event, such Intervening Event is continuing and (2) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. For purposes of this Agreement, “Company Superior Proposal” means any written Company Takeover Proposal (that is not withdrawn), that did not result from a material breach of this Section 4.03, and that the Company Board or committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable (taking into account such factors that the Company Board deems relevant including (i) all financial and strategic considerations that the Company Board deems relevant, relevant legal, financial, regulatory and other aspects of such Company Takeover Proposal and the Merger and the other transactions contemplated by this Agreement, (ii) the identity of the third party making such Company Takeover Proposal and (iii) the conditions, prospects, timing for completion and likelihood of consummation in accordance with its terms of such Company Takeover Proposal and the financing of such Company Takeover Proposal) to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the references to “20%” (including the reference to 20% in the definition of “Company Material Business” in clause (i) of the definition of Company Takeover Proposal) and 80% in clauses (i), (ii) and (iii) of the definition of “Company Takeover Proposal,” in Section 4.03 shall each be deemed to be a reference to 50.01% and 49.99%, respectively. For purposes of this Agreement, an “Intervening Event” means an event, fact, circumstance, development or occurrence that materially affects the business, assets or operations of the Company, its subsidiaries and the Company Joint Ventures, taken as a whole, that is unknown to and is not reasonably foreseeable by the Company Board as of the date of this Agreement and becomes known to the Company Board prior to obtaining the Company Stockholder Approval and does not relate to a Company Takeover Proposal; provided, that in no event shall changes in law constitute an Intervening Event.

(f) Nothing contained in this Section 4.03 or elsewhere in this Agreement shall prohibit the Company or the Company Board (or any committee thereof), directly or indirectly through its Representatives, from (i) disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board (or any committee thereof) has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable law; provided, however, that if such disclosure relates to a Company Takeover Proposal, any disclosure made pursuant to clause (i) or (ii) of this Section 4.03(f) (other than any disclosure made in connection with a Company Change of Recommendation permitted by Section 4.03(e)), shall be deemed to constitute a Company Change of Recommendation unless the Company Board shall expressly publicly reaffirm the Company Recommendation in such disclosure (it being understood, however, that the disclosure of a “stop, look and listen” notice of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act in and of itself shall not be deemed a Company Change of Recommendation).

(g) If the Company Board or any committee thereof has determined to provide a Recommendation Change Notice with respect to a Company Takeover Proposal that constitutes a Company Superior Proposal, the parties hereby agree that, subject to compliance with Section 4.03(e) (except as modified by this Section 4.03(g)), and in order to enable the Company Board or committee thereof to be sufficiently comfortable that such Company Superior Proposal will remain available to the Company when and if this Agreement is terminated pursuant to Section 7.01(d), the Company may enter into a binding letter agreement (the “Conditional Commitment”) with the third party making such Company Superior Proposal (the “Committed Bidder”), which Conditional Commitment (i) may provide that such Committed Bidder is obligated, on behalf of the Company, to pay the Company Termination Fee and any other fee or expense required to be paid by the Company pursuant to the relevant provisions of Section 7.03 of this Agreement in accordance with the terms thereof, (ii) may attach as an exhibit thereto a fully negotiated agreement and plan of merger relating to such Company Superior Proposal and (iii) may provide that the Company shall enter into such agreement and/or such agreement automatically become binding on the Company only on and after (and in no event before) both (A) the termination of this Agreement in accordance with its terms and (B) the payment by the Company of the Company Termination Fee or any other fee or expense required to be paid under Section 7.03 and (C) without limiting Parent’s or Merger Sub’s obligations under this Agreement, shall not provide for the imposition of any liability or obligation on Parent or any of its subsidiaries or affiliates following the termination of this Agreement. Notwithstanding the foregoing, the parties further agree that in the circumstances described in the immediately preceding sentence, until the termination of this Agreement in accordance with its terms, (1) in no event may the Conditional Commitment permit the Committed Bidder to make any SEC or other regulatory filings in connection with the transactions contemplated by Conditional Commitment until the termination of this Agreement, unless otherwise required by law and (2) except as permitted by this Section 4.03, the Company shall otherwise remain subject to all of its obligations under this Agreement applicable thereto.

Section 4.04 Other Actions. Subject to the terms and conditions set forth in this Agreement, including Section 5.03, (and provided that Parent’s obligations to arrange and obtain the Debt Financing shall be governed solely by Section 4.05) the Company and Parent shall cooperate with each other and use (and shall cause their respective subsidiaries and controlled affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its (or their) part under this Agreement and applicable law to (i) consummate and make effective the Merger as soon as practicable and (ii) cause the satisfaction of all conditions set forth in Article VI.

Section 4.05 Financing.

(a) Efforts to Obtain the Financing. Parent shall use its (and shall cause its controlled affiliates to use their) reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, obtain and consummate the Debt Financing described in the Debt Financing Commitments on the terms and conditions described therein, (ii) maintain in effect the Debt Financing Commitments until the consummation of the transactions contemplated hereby and comply with its, and cause its controlled affiliates to comply with their, respective obligations thereunder, (iii) negotiate and enter into (and cause its controlled affiliates to negotiate and enter into) definitive agreements with respect to, and including as contemplated in, the Debt Financing Commitments on the terms and conditions (including the flex provisions, if applicable) contained in the Debt Financing Commitments and Fee Letter or, if available, on other terms that are, in the aggregate, not materially less favorable to Parent (and its controlled affiliates, as applicable) than the terms and conditions contained in the Debt Financing Commitments and would not adversely affect in a material manner (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent and Merger Sub to consummate the transactions contemplated herein, (iv) to satisfy (or, if deemed advisable by Parent, in its sole discretion, seek a waiver of) on a timely basis all conditions to funding in the Debt Financing Commitments (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information required to be furnished pursuant to Section 4.05(b)) and to consummate the Debt Financing at or prior to the Closing (it being understood that any bridge facility described in the Debt Financing Commitments may be terminated or reduced in accordance with the terms of the applicable Debt Financing Commitment); (v) to cause the Debt Financing Sources to fund the Financing at or prior to the Closing, including by enforcing such persons’ funding obligations (and the rights of Parent and its controlled affiliates) under the Debt Financing Commitments; and (vi) to fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Financing Commitments as and when they become due. Parent shall not agree (and shall not permit any of its controlled affiliate to agree) to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Financing Commitments without the prior written consent of the Company to the extent such amendments, modifications or waivers would reasonably be expected to (A) reduce the aggregate amount of cash proceeds available from the Debt Financing such that such cash proceeds, together with the financial resources of Parent and its controlled affiliates including cash on hand and the proceeds of loans under existing credit facilities of Parent or its subsidiaries on the Closing Date, in the aggregate, are insufficient to fund the amounts required to be paid by Parent or Merger Sub under this Agreement and the other transactions contemplated by this Agreement (including, without limitation, to repay or refinance the indebtedness contemplated to be repaid or refinanced by the Debt Financing), (B) impose new or additional conditions, otherwise amend any of the conditions to the Debt Financing or otherwise be reasonably likely to prevent or delay or impair the ability of Parent (or any of its controlled affiliates) to obtain the Debt Financing or consummate the Merger and the other transactions contemplated by this Agreement, (C) prevent or delay (taking into account the Marketing Period) the Closing or funding of the Debt Financing, (D) adversely impact the ability of Parent to enforce its, or any of its controlled affiliates’ ability to enforce their, rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, in each case, relating to the funding thereunder, (E) provide for terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to Parent (or any of its controlled affiliates) and the Company than those in the Debt Financing Commitments or (F) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur; provided, that subject to the foregoing, Parent may consent to, replace or amend the Debt Financing Commitments to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof. Without limiting the generality of the foregoing, Parent or Merger Sub shall give the Company prompt notice (w) of any breach or default (or threatened breach or default) by any party to any of the Debt Financing Commitments as well as any material disputes or disagreements between or among any parties to the Debt Financing Commitments, in each case, of which Parent or Merger Sub become aware, (x) of the receipt of any written notice or other written communication from any Debt Financing Party with respect to any breach, default, termination or repudiation by any party to any of the Debt Financing Commitments or any definitive document related to the Debt Financing or any provisions of the Debt Financing Commitments or any definitive document related to the Debt Financing, (y) if Parent and Merger Sub determine in good faith that they or any of Parent’s controlled affiliates will not be able to satisfy any of their obligations with respect to the Debt Financing, or that they will otherwise not be able to obtain, some or any portion of the Debt Financing prior to the Termination Date, including any determination that any of the Debt Financing Parties will not perform their respective funding obligations under the Debt Financing Commitments in accordance with their respective terms and conditions or (z) of any termination or waiver, amendment or other modification of the Debt Financing Commitments. If any portion of the Debt Financing contemplated by the Debt Financing Commitments or any of the proceeds from the Affiliate Sale become unavailable on the terms and conditions contemplated (including flex provisions, if applicable), and such portion is required to fund any portion of the aggregate Cash Consideration and any fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, including any indebtedness of the Company that will be due and payable in connection with the Closing, Parent and Merger Sub shall take any and all actions necessary (and shall cause Parent’s controlled affiliates to take all actions necessary) to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and fund any portion of the aggregate Cash Consideration and fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, including any indebtedness of the Company that will be due and payable at the Closing, as promptly as practicable following the occurrence of such event but in no event later than the date on which the Closing would otherwise occur pursuant to Section 1.02. Any reference in this Agreement to (1) the “Debt Financing” shall include any such alternative financing, (2) the “Debt Financing Commitments” shall include the commitment letter (including any related exhibits, schedules, annexes, supplements and other related documents) and the corresponding fee letter with respect to any such alternative financing, and (3) the “Debt Financing Parties” shall include the financing institutions contemplated to provide any such alternative financing. Parent shall keep, and shall cause its controlled affiliates to keep, the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Debt Financing and the structuring and consummation of the Affiliate Sale and shall provide to the Company copies of all Debt Financing Commitments (including any related fee letters (customarily redacted), exhibits, schedules, annexes, supplements and other related documents). Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing or any other financing or the consummation of the Affiliate Sale, and Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing or any other financing is not a condition to the Closing and that consummating the Affiliate Sale is not a condition to the Closing. Whether or not the Debt Financing has been obtained or the Affiliate Sale has been consummated, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.03, to consummate the Merger and the other transactions contemplated by this Agreement. The Company acknowledges that the covenants and obligations contained in this Section 4.05 and the Debt Financing Commitments are the sole and exclusive covenants and obligations of Parent and its subsidiaries and each of their respective Representatives in connection with obtaining the Debt Financing; provided, however, that Parent and Merger Sub expressly acknowledge and agree that Parent’s and Merger Sub’s obligations to hold the Closing and consummate the Merger (including pursuant to Section 1.02 and Section 1.03) shall not in any way be conditioned upon whether the Debt Financing is available or has been obtained or whether the Affiliate Sale has closed and, for avoidance of doubt, that Parent and Merger Sub shall be required to hold the Closing and consummate the Merger on any date, if so required pursuant to the terms and conditions of Section 1.02, regardless of whether the Debt Financing is available or has been obtained as of such date or whether the Affiliate Sale has closed as of such date.

(b) Financing Cooperation. Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, and shall cause each of its subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting advisors, to provide, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent and Merger Sub that is reasonably necessary in connection with arranging, obtaining and syndicating the Debt Financing and causing the conditions in the Debt Financing Commitments to be satisfied, which cooperation may include:

(i) assisting with the preparation of Offering Documents, registration statements, confidential information memoranda and similar documents required in connection with the Debt Financing,

(ii) preparing and furnishing to Parent and the Debt Financing Parties as promptly as practicable all Required Information and all other pertinent information and disclosures relating to the Company and its subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent, customary to assist in preparation of the Offering Documents and reasonably necessary to consummate the Debt Financing and identifying any portion of such information that constitutes material non-public information,

(iii) having the Company designate members of senior management of the Company to execute customary authorization letters with respect to Offering Documents and participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Debt Financing, including direct contact between such senior management of the Company and its subsidiaries and the Debt Financing Parties and other potential lenders in the Debt Financing,

(iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Financing Commitments, including assisting with the preparation of rating agency presentations,

(v) requesting and using reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors with respect to the Required Information,

(vi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents and providing customary closing certificates as may be required in connection with the Debt Financing and other customary documents as may be reasonably requested by Parent,

(vii) facilitating actions reasonably required for the pledging of collateral for the Debt Financing,

(viii) assisting the Debt Financing Parties in benefiting from the existing lending relationships of the Company and its subsidiaries,

(ix) requesting and using reasonable best efforts to obtain from the Company’s existing lenders such customary documents in connection with refinancings as reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases and instruments of termination or discharge,

(x) furnishing Parent and the Debt Financing Parties with all documentation and other information reasonably determined by the Debt Financing Parties to be required by Governmental Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended,

(xi) cooperating with Parent, and taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing,

(xii) cooperating with Parent to obtain such legal opinions, surveys and title insurance as reasonably requested by Parent or any of the Debt Financing Parties in connection with the Debt Financing, and

(xiii) providing monthly financial statements (to the extent the Company customarily prepares such financial statements) in the form and within the time such statements are customarily prepared by the Company;

provided, however, that (A) nothing in this Section 4.05(b) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries, (B) neither the Company nor any of its subsidiaries shall be required to (1) incur any liability (including any liability for Taxes, whether by withholding or otherwise) that is not contingent upon the Closing or, without limitation of the foregoing, execute any definitive financing documents (except the authorization letter delivered pursuant to the foregoing clause (iii)) prior to the Closing or any other agreement, certificate, document or instrument that would be effective prior to the Closing, (2) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (3) give any indemnities that are effective prior to the Closing, (4) provide any information the disclosure of which is prohibited under applicable law or is legally privileged, or (5) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its subsidiaries is a party, (C) the requirement to provide the assistance described in clauses (vi), (vii), (ix) and (xi) above shall be conditioned on the actual occurrence of the Closing. In addition, no action, liability or obligation of the Company, any of its subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Closing, and (D) the only financial information the Company or its subsidiaries shall be required to deliver shall be the Required Information. Nothing in this Agreement will require (y) any officer or Representative of the Company or any of its subsidiaries to deliver any certificate or opinion or take any other action that would reasonably be expected to result in personal liability to such officer or Representative, or (z) the members of the Company’s Board of Directors as of the date hereof to approve any financing or definitive agreements related thereto prior to the Closing.

(c) Current Information. The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ marks and logos in connection with the Debt Financing in a form and manner mutually agreed with the Company (such consent by the Company not to be unreasonably withheld, conditioned or delayed); provided, however, that such marks and logos are used in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries. The Company shall, use its reasonable best efforts, as promptly as practicable, to update or correct any Required Information to the extent required, as determined by the Company in its reasonable discretion, so that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading; provided, however, for avoidance of doubt, that the Marketing Period shall in no event be deemed to have not commenced or to be extended in connection with any update to the Required Information provided pursuant to this Section 4.05(b).

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger subsidiary will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings substantially similar to those in the Confidentiality Agreement or otherwise reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Indemnity and Reimbursement. Parent shall promptly, upon written request by the Company, reimburse the Company, its subsidiaries and affiliates for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries and affiliates in connection with any cooperation of the Company, its subsidiaries and affiliates contemplated by this Section 4.05 and shall indemnify and hold harmless the Company, its subsidiaries and affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with Parent’s arrangement of any Debt Financing and any information used in connection therewith, except with respect to any information prepared or provided by the Company or any of its subsidiaries or affiliates or any of their respective Representatives, and the foregoing obligations shall survive termination of this Agreement.

(f) Affiliate Sale Agreement. Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to close the Affiliate Sale, including (i) negotiate and enter into (and cause its controlled affiliates to negotiate and enter into) any agreements and other documents required to be entered into in connection with consummating the Affiliate Sale, (ii) satisfy on a timely basis all conditions to the closing of the Affiliate Sale and consummate the Affiliate Sale at or prior to the Closing (iii) cause the other parties to the Affiliate Sale to close at or prior to the Closing, including by enforcing Parent’s rights under the Affiliate Sale Agreement and (iv) causing the counterparties to the Affiliate Sale Agreement to not take any actions that would impair their ability to consummate the Affiliate Sale and deliver the purchase price contemplated by the Affiliate Sale Agreement to Parent. Parent shall not agree (and shall not permit any other party to the Affiliate Sale Agreement to agree) to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Affiliate Sale Agreement without the prior written consent of the Company to the extent such amendments, modifications or waivers would reasonably be expected to (A) reduce the aggregate amount of proceeds to Parent from the Affiliate Sale, (B) impose new or additional conditions to, or otherwise amend any of the conditions to the Affiliate Sale Agreement or the Debt Financing, or otherwise be reasonably likely to prevent or delay or impair the ability of Parent (or any other party to the Affiliate Sale Agreement) to consummate the Affiliate Sale, obtain the Debt Financing and the payment of the purchase price pursuant to the Affiliate Sale to Parent or the consummate the Merger or the other transactions contemplated by this Agreement, (C) prevent or delay (taking into account the Marketing Period) the Closing, the consummation of the Affiliate Sale or the funding of the Debt Financing, (D) adversely impact the ability of Parent to enforce its, or any of its affiliates’ ability to enforce their, rights against the other parties to the Affiliate Sale Agreement or the definitive agreements with respect thereto, in each case, relating to the consummation of the Affiliate Sale or delivery of the purchase price thereunder to Parent, or (E) make the consummation of the Affiliate Sale or the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur. Without limiting the generality of the foregoing, Parent or Merger Sub shall give the Company prompt notice (y) of any breach or default (or threatened breach or default) by any party to the Affiliate Sale Agreement as well as any material disputes or disagreements between or among any parties to the Affiliate Sale Agreement, in each case, of which Parent or Merger Sub become aware or (z) of any termination or waiver, amendment or other modification of the Affiliate Sale Agreement. Parent shall not agree to terminate the Affiliate Sale Agreement, and Parent shall take all and any necessary actions to keep the Affiliate Sale Agreement in effect and shall not take any action or omit to take any action that would provide a right of termination to any other party to the Affiliate Sale Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Company Stockholders’ Meeting; Preparation of the Joint Proxy/S-4.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) the Proxy Statement, (ii) Parent shall prepare and cause to be filed with the SEC the Joint Proxy/S-4 in which the Proxy Statement will be included with respect to the Parent Common Stock and Convertible Notes issuable in the Merger. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Joint Proxy/S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Joint Proxy/S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Joint Proxy/S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its controlled affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Joint Proxy/S-4. The Joint Proxy/S-4 shall include the Fairness Opinion, the information that included the basis for rendering such opinion, any Company projections provided to Parent and the Financial Advisor that are referred to in the Fairness Opinion and all other information reasonably requested by each party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy/S-4, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy/S-4 or the Joint Proxy/S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy/S-4 or the Joint Proxy/S-4 received from the SEC. The Company and Parent shall use their reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Joint Proxy/S-4. Notwithstanding the foregoing, and except in connection with any Company Change of Recommendation in accordance with Section 4.03 (which the Company may include in the Proxy Statement and which Parent shall describe in the Form S-4 and Joint Proxy/S-4 at the Company’s request) and other than pursuant to Rule 425 of the Securities Act with respect to press releases made in compliance with Section 5.07, prior to filing the Joint Proxy/S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by the Company or Parent or any of their respective Representatives with respect thereto. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Joint Proxy/S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock or Convertible Notes issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock or Convertible Notes in the Merger, and the Company shall furnish all information concerning the Company, the Company subsidiaries and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the date of effectiveness under the Securities Act (with respect to the Joint Proxy/S-4), the Company or Parent discovers that any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be set forth in an amendment or supplement to the Joint Proxy/S-4 so that such document would not include any untrue of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable law, disseminated to the Company’s stockholders.

(c) Unless a Company Change of Recommendation in respect of a Company Takeover Proposal or Intervening Event shall have occurred during the Post-Signing Period, promptly following the Post-Signing Period, (i) the Company shall take all steps necessary under applicable law, the Company’s certificate of incorporation, bylaws and the rules of NYSE to duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of securing the Company Stockholder Approval, as promptly as practicable under applicable law, and use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement (including, distribute to the Company stockholders the Proxy Statement in accordance with applicable federal and state law and recommend to such stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby), (ii) take all other reasonable action necessary to secure the Company Stockholder Approval and (iii) cooperate and consult with the Parent with respect to each of the foregoing matters. Notwithstanding anything to the contrary contained in this Agreement, the Company may postpone or adjourn the Company Stockholders’ Meeting if (a) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable law, order or a request from the SEC or its staff, (b) the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting, including in order to give holders of Company Common Stock sufficient time to evaluate any information or disclosure that the Company has sent to such holders or otherwise made available to holders of Company Common Stock by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Change of Recommendation) or (c) if on the date for which the Company Stockholders’ Meeting is originally scheduled, the Company has not received proxies representing a sufficient number of shares to conduct business at the meeting; provided, however, that, solely with respect to the postponement or adjournment set forth in clause (c), such adjournment or postponement (i) shall only be for one time and for a period of up to ten Business Days, and (ii) Parent shall have the right to require such postponement or adjournment in such circumstance. Notwithstanding the foregoing or anything in this Agreement to the contrary, the parties acknowledge and agree that a Company Change of Recommendation that occurs following the Post-Signing Period shall not affect or modify the obligations to call, give notice of and hold the Company Stockholders’ Meeting as set forth in this Section 5.01(c), unless Parent exercises its termination rights pursuant to Article VII hereof and, as a result, the Company pays to Parent the Company Termination Fee, and that unless (x) this Agreement is terminated in accordance with Article VII, if applicable, or (y) a Company Change of Recommendation in respect of a Company Takeover Proposal or Intervening Event shall have occurred during the Post-Signing Period (to the extent applicable pursuant to Article VII) (which, in the case of clause (y), shall only result in the Company no longer being required pursuant to the terms of this Section 5.01(c) to solicit proxies from its stockholders), the Company shall take all of the actions contemplated by this Section 5.01(c) regardless of whether the Board of Directors of the Company has approved, endorsed or recommended another Company Takeover Proposal or has withdrawn, modified or amended the Company Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at such Company Stockholders’ Meeting. The Company shall keep the Parent updated with respect to the proxy solicitation results as reasonably requested by Parent.

(d) If requested by Parent, the Company shall promptly conduct a “broker search” as contemplated by and in accordance with Rule 14c-7 promulgated under the Exchange Act with respect to the mailing of the Joint Proxy/S-4 (based on an assumed mailing date requested by Parent).

Section 5.02 Access to Information; Confidentiality; Effect of Review.

(a) Access. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries and each of their respective Representatives to use reasonable efforts to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of the business conducted by the

Company or any of its subsidiaries, upon prior written notice to the Company, to the officers, employees, auditors, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to Parent and Merger Sub and their respective Representatives such information concerning the business, properties, contracts, assets and liabilities of the Company and its subsidiaries as Parent and Merger Sub or their respective Representatives may reasonably request; provided that the foregoing shall not require the Company or any of its subsidiaries or Representatives to furnish any such materials that are otherwise publicly available; provided, further, that the Company shall not be required to (or to cause any of its subsidiaries to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in a loss of attorney-client privilege or work-product protection; (B) violate any obligations of the Company or any of its subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its subsidiaries is a party; or (C) breach, contravene, or violate any applicable law (including the HSR Act or any other antitrust or competition law); provided, further, that the Company shall use commercially reasonable efforts to obtain any consents of third parties that are necessary to allow such information to be disclosed to Parent, Merger Sub and their respective Representatives and shall otherwise use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of clauses (A), (B) or (C), including pursuant to the use of “clean room” arrangements pursuant to which Representatives of Parent could be provided access to such information). Notwithstanding anything contained in this Agreement to the contrary, neither party shall be required to provide any access or make any disclosure to the other pursuant to this Section 5.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.02 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Any access to the Company’s properties shall not unreasonably interfere with the operations thereon, shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” environmental testing. Notwithstanding the foregoing, any access to any Leased Real Property shall be subject to the Company’s reasonable security measures and the insurance requirements of the applicable Lease and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any environmental site assessment.

(b) To the extent that any of the information or material furnished pursuant to this Section 5.02 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. All information provided pursuant to Section 5.02(a) shall be subject to the applicable terms of the Confidentiality Agreement.

Section 5.03 Regulatory Matters; Reasonable Best Efforts.

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including using reasonable best efforts to take all actions reasonably necessary to comply promptly with all legal requirements that may be imposed on it or its subsidiaries with respect to the Closing. Each party shall not take any actions that would or that would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied. Without limiting the foregoing or the provisions set forth in Section 5.03(b) (and subject to the terms and limitations in Section 5.03(b)), each party shall use its reasonable best efforts to cause the Closing to occur on or prior to the Termination Date. Nothing in this Section 5.03 shall impose any obligation on Parent with respect to obtaining or arranging the Debt Financing, it being agreed that Parent’s obligations with respect to such matters shall be governed solely by Section 4.05 and the Debt Financing Commitments.

(b) Each of the Company and Parent shall as promptly as practicable but in no event later than ten (10) calendar days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and shall as promptly as reasonably practicable provide any supplemental information requested by applicable Governmental Authorities relating thereto. Any such notification and report form or supplemental information shall be in substantial compliance with the requirements of the HSR Act, as applicable. Each of the Company and Parent shall consult with one another (and their respective advisers) as to the form and content of any notification and report form or supplemental information supplied to any Governmental Authority, and allow the Company or Parent, as applicable (and their respective advisers) to review the same (as may be redacted to remove any estimate of the valuation of the Company, its business or shares, any identification of or discussion with respect to other potential acquirers or to preserve any applicable privilege) in advance of submission and make such amendments as either may reasonably request. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Authority and shall respond as promptly as reasonably practicable to any such inquiry or request and shall as promptly as reasonably practicable provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act, and, to the extent permitted by any Governmental Authority: (i) to the extent reasonably practicable, inform each party prior to all material communications (including material telephone calls and meetings) with a Governmental Authority, (ii) allow either party the opportunity to participate in any such calls and meetings to the extent reasonably practicable, and (iii) allow each party (and their respective advisers) to review any material written communications before submission and to make such amendments to such communications as either the Company or Parent may reasonably request. Each party shall provide the other (and their advisers) with a final copy of any notification, report form or any other supplemental information submitted to and any other material written communications with any Governmental Authority, to the extent permitted by law. Each party shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement, including pursuant to a request for an early termination of the waiting period thereunder. For purposes of this Section 5.03, the “reasonable best efforts” of Parent shall include promptly opposing any motion or action for a temporary, preliminary or permanent injunction against the Merger or any portion thereof, including any legislative, administrative or judicial action, and taking any and all steps necessary to have vacated, lifted, reversed, overturned, avoided, eliminated or removed any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under the HSR Act, and take any and all actions necessary to that effect, including, but not limited to, proposing, negotiating, offering to commit and effecting (and if such offer is accepted, committing to and effecting), by undertaking, consent decree, hold separate order or otherwise, to the sale, divestiture, license or disposition of any assets or businesses of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries or the Company Joint Ventures, or otherwise offer or commit to take any action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the business, assets, product lines, properties or services of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries or the Company Joint Ventures) or agree to any other remedy as a condition to obtaining any clearance required under the HSR Act; provided, however, that nothing herein shall require (and “reasonable best efforts” shall in no event require) Parent or any of its subsidiaries or affiliates to agree to or take any action that, individually or in the aggregate, would have a material adverse effect on Parent, the Company and their respective subsidiaries and affiliates (including the Tax Equity Funds), taken as a whole, following the consummation of the transactions contemplated hereby. Parent and its subsidiaries shall refrain from taking, directly or indirectly, any action (including engaging in, or agreeing to engage in, transactions in the industries in which the Company and the Company’s subsidiaries operate) that would reasonably be expected to delay or prevent clearance under the HSR Act for the consummation of the transactions contemplated by this Agreement.

(c) In addition to the obligations under Section 5.03(b), each of Parent and the Company shall use its reasonable best efforts to obtain, and to cooperate in obtaining, all Consents from third parties, including Governmental Authorities (other than pursuant to efforts with respect to the HSR Act referenced in Section 5.03(b)), necessary or appropriate to permit the consummation of the Merger and to provide, and cooperate in providing, notices to, and make or file, and cooperate in the making or filing of, registrations, declarations or filings with, third parties required to be provided prior to the Effective Time; provided, however, that no party shall be required to pay or commit to pay any significant amount to (or incur any significant liability or obligation in favor of) any third party that is not a Governmental Authority from whom any such Consent, notice, registration, declaration or filing may be required (other than nominal filing or application fees).

(d) Nothing in this Section 5.03 shall obligate Parent or the Company or any of their respective subsidiaries to take any action that is not conditional upon the Closing.

(e) Without limiting the generality of the foregoing subsections of Section 5.03, the Company and Parent shall (i) take all action necessary to ensure that no Takeover Law, or Takeover Provision is or becomes applicable to the Merger, this Agreement, the Voting Agreement or any of the other transactions contemplated by this Agreement and (ii) if any Takeover Law or Takeover Provision becomes applicable to the Merger, this Agreement, the Voting Agreement or any other transaction contemplated by this Agreement or the Voting Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law or Takeover Provision on the Merger and the other transactions contemplated by this Agreement.

Section 5.04 Employee Matters.

(a) Following the Effective Time and for a period ending on the first anniversary of the Effective Time (the “Benefit Period”), Parent shall provide, or shall cause to be provided, to officers and employees of the Company and its subsidiaries as of the Effective Time (“Affected Employees”) who continue to be employed by Parent, the Surviving Corporation or any of their respective subsidiaries following the Effective Time during such period, (i) base salaries and wage rates and cash bonus and commission opportunities substantially comparable to the total base salaries and wage rates and cash bonus and commission opportunities in the aggregate provided to the Affected Employees immediately prior to the Effective Time and (ii) employee benefits (other than any defined benefit pension benefits, retiree or life insurance benefits, and nonqualified deferred compensation benefits) that are substantially comparable, in the aggregate, to such employee benefits (other than any defined benefit pension benefits, retiree or life insurance benefits, and nonqualified deferred compensation benefits) that similarly situated officers and employees of Parent and its subsidiaries receive during the Benefit Period, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities.

(b) Prior to the Effective Time, the Company and its subsidiaries shall take or cause to be taken all actions necessary to, effective as of immediately prior to the Closing Date, (i) terminate their participation in each Company Employee Benefit Plan that is not sponsored or maintained solely by the Company or any of its subsidiaries and is listed on Section 5.04(b) of the Company Disclosure Letter (each, an “Other

Employee Benefit Plan”), (ii) ensure that the person that sponsors or maintains such Other Employee Benefit Plans assumes and retains the sponsorship of and is solely responsible for all liabilities and obligations (whether current or contingent) relating to or at any time arising under or in connection with each Other Employee Benefit Plan, including all liabilities and obligations under Code Section 4980B with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9, (iii) with respect to an Other Employee Benefit Plan that is a defined contribution 401(k) plan, fully vest all Affected Employees in their account balances or accrued benefits (as applicable) under such Other Employee Benefit Plan (as applicable), and (iv) make all employer contributions that would have been made on behalf of the Affected Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end-of-year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date. As soon as practicable following the Closing Date, each Affected Employee who immediately prior to the Closing Date is a participant in the Other Employee Benefit Plan that is a defined contribution 401(k) plan shall be entitled to elect a “direct rollover” (as described in Section 401(a)(31) of the Code of his or her account balance (including the promissory notes of any outstanding participant loans) in accordance with the terms of such plan and the requirements of applicable law.

(c) For purposes of eligibility to participate, vesting and level of vacation or severance benefits (but not for benefit accrual purposes) under the employee benefit plans, programs and policies of Parent and its subsidiaries in which any Affected Employee may participate during the Benefit Period (including the Company Employee Benefit Plans) (the “New Plans”), each Affected Employee shall be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Affected Employee was entitled, immediately before the Effective Time, to credit for such service under any similar Company Employee Benefit Plan in which such Affected Employee participated or was eligible to participate immediately prior to the Effective Time; provided that such service credit shall not be provided (i) under any defined benefit pension plans or retiree medical plans or programs of Parent and its affiliates or with respect to the level of allocations to any retirement plans of Parent and its affiliates, or (ii) if it would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, with respect to the plan year in which the Effective Time occurs, Parent shall use commercially reasonable efforts to cause (A) each Affected Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans that are group health plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Employee Benefit Plan in which such Affected Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Affected Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plans to be waived for such Affected Employee and his or her covered dependents to the extent such requirements and exclusions were waived for such Affected Employee and his or her covered dependents under the Old Plans. With respect to the plan year in which the Effective Time occurs, Parent shall cause any eligible expenses incurred under an Old Plan that is a group health plan by any Affected Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Closing Date to be taken into account under such New Plan that the Affected Employee participates following the Effective Time for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements, treatment or visit limitations, or similar limitations applicable to such Affected Employee and his or her covered dependents for the applicable plan year in which the Effective Time occurs; provided that such amount was taken into account for the same purpose under the similar Company Employee Benefit Plan for such period and would not result in the duplication of benefits.

(d) Subject to any written agreement between the relevant individual and Parent and/or the Surviving Corporation that, in each case, is entered into following the date hereof, Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company and its subsidiaries under all employment, severance, consulting, LTIP Plans and other compensation contracts between either the Company or any of its subsidiaries, on the one hand, and any current or former director, officer or employee thereof, on the other hand, solely to the extent such Contracts are listed on Section 3.01(l)(i) of the Company Disclosure Letter, and all provisions for vested benefits (including benefits vested as a result of the occurrence of the Effective Time), or other vested amounts earned or accrued through the Effective Time under the Company Employee Benefit Plans, in accordance with their terms as in effect on the date hereof. The parties hereto acknowledge and agree that the transactions contemplated by this Agreement constitute a “change of control” for purposes of the Company Employee Stock Plans, the LTIP Plans and all employment and severance contracts disclosed on Section 3.01(l)(i) of the Company Disclosure Letter.

(e) The provisions of this Section 5.04 are solely for the benefit of the parties to this Agreement and nothing in this Section 5.04, express or implied, shall confer upon any current or former employee, officer, director or independent contractor or any other person any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of this Section 5.04. Nothing in this Agreement shall be construed as an amendment to any Company Employee Benefit Plan, New Plan or other compensation or benefit plan, program, policy, agreement, contract or arrangement for any purpose. No provision of this Agreement, express or implied, shall create any right in any employee or officer of the Company or any of its subsidiaries (or any other current or former director, officer, employee or independent contractor or other person) to employment or continued employment by Parent or any of its affiliates, including the Surviving Corporation, or receipt or continued receipt of any specific benefit or compensation, or preclude the ability of Parent or any of its affiliates, including the Surviving Corporation, to terminate the employment of any employee or officer at any time and for any reason.

Section 5.05 Indemnification, Exculpation and Insurance.

(a) Each of Parent and the Company agrees that, to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers, and the fiduciaries currently indemnified under benefit plans of the Company and its subsidiaries, as provided in their respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification, advancement or exculpation, shall survive the Merger and shall continue in full force and effect in accordance with their terms, that Parent shall cause the Surviving Corporation to honor all such rights and that for six (6) years from and after the Effective Time, no such provision in any certificate or articles of incorporation, by-laws (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to assume all indemnification agreements in effect as of the date of this Agreement and to otherwise honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.05(a).

(b) For six (6) years from and after the Effective Time, the Surviving Corporation shall maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies currently maintained by the Company covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by the Company’s respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable to the Company Indemnified Parties than those set forth in the relevant policy in effect on the date of this Agreement; provided that the annual cost thereof shall not exceed 350% of the annual cost of such policies as of the date hereof. If such insurance coverage cannot be maintained for such cost, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost. Prior to the Effective Time, the Company may purchase a six-year “tail” prepaid policy on terms and conditions no less favorable to the Company Indemnified Parties than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering without limitation the transactions contemplated hereby; provided that the aggregate cost thereof shall not exceed 350% of the annual cost of the directors’ and officers’ liability (and fiduciary) insurance maintained by the Company as of the date hereof. If such

“tail” prepaid policy has been obtained by the Company prior to the Effective Time, it shall satisfy the obligations set forth in the first two sentences of this paragraph (b).

(c) For six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present director and officer of the Company or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date hereof, and any person who becomes such a director or officer between the date hereof and the Effective Time (collectively, the “Company Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, amounts paid in settlement, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and the Surviving Corporation shall also advance expenses (including reasonable attorneys’ fees, costs and expenses) to such persons as incurred to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Company Indemnified Party, or any other person entitled to the benefit of Section 5.05(a) and Section 5.05(b), as the case may be, to whom this Section 5.05 applies without the consent of the affected Company Indemnified Party, or such other person, as the case may be. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent, or the Surviving Corporation, as the case may be, set forth in this Section 5.05(a).

(e) The provisions of this Section 5.05 are (i) intended to be for the benefit of, and, from and after the Effective Time, will be enforceable by, each of the Company Indemnified Parties and (ii) in addition to, and not in substitution for or in limitation of, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such person may have by contract or otherwise.

Section 5.06 Fees and Expenses. Except as provided in this Section 5.06, and Section 7.03, and whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall each bear and pay one half of the costs and expenses (other than attorneys’ fees and expenses) incurred in connection with the filings of the premerger notification and report forms under the HSR Act (including filing fees).

Section 5.07 Public Announcements. Except (A) as may be required by applicable law or any listing agreement with a national securities exchange, in which case, to the extent reasonably practicable and as permitted by applicable law, reasonable best efforts to consult with the other party hereto shall be made prior to any such release or public statement or (B) in connection with any actions by the Company or Company Board permitted by Section 4.03(e), or Parent’s response thereto, or any communication made in accordance with Section 4.03, the Company and Parent shall, and shall cause their subsidiaries to, consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of NYSE, shall not, and shall cause their subsidiaries not to, issue any such press release, make any such other public statement or schedule any such press conference or conference call before that consultation and providing each other the opportunity to review and comment upon any such press release or public statement. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

Section 5.08 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the Company’s knowledge, threatened in writing, against the Company and/or the members of the Company Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly (and in any event within 24 hours) notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. Parent shall have the right, at its sole discretion, to participate in the defense or settlement of any Transaction Litigation, and, in any event, the Company shall not settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without Parent’s prior written consent; provided, that after the time the Company Stockholder Approval is obtained, if requested by Parent, the Company shall use its reasonable best efforts to defend or to settle, any unresolved Transaction Litigation in consultation with Parent.

Section 5.09 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares or other equity interest in the Company (including derivative securities) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 5.10 Notices of Certain Events. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other in writing upon becoming aware of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of any such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger not to be satisfied. The delivery of any notice pursuant to this Section 5.10 shall not cure any breach of any representation, warranty, covenant or agreement requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of any written notice or other written communication from any Governmental Authority or from any person alleging that the consent of such Governmental Authority or person is or may be required in connection with the Merger or any other transaction contemplated by this Agreement.

Section 5.11 Stock Exchange Listing; Delisting; Convertible Notes.

(a) Parent shall cause the shares of Parent Common Stock and Convertible Notes to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

(b) Prior to the Closing, upon Parent’s request, the Company shall take all reasonable actions to cause the delisting of Company Common Stock from the NYSE and the termination of the Company’s registration under the Exchange Act as soon as practicable following the Effective Time.

(c) At or prior to the Closing, Parent shall cause the Indenture to be executed by and between the Parent and the Trustee (as such term is defined in the Indenture) and delivered to the Company.

(d) At all times following the Closing, Parent shall reserve and keep available at all times, free of preemptive rights, shares of Parent Common Stock for the purpose of enabling Parent to satisfy any obligation to issue shares of Parent Common Stock upon conversion of the Convertible Notes to be issued in the Merger.

Section 5.12 Reserved.

Section 5.13 Resignations. As requested by Parent, the Company will use its reasonable best efforts to obtain and cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by the Company and Parent on or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order, in each case, by any court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the other transactions contemplated by this Agreement shall have been issued and be continuing in effect or (ii) applicable law of a Governmental Authority of competent jurisdiction shall be in in effect prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) HSR Approval. Any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and all pre-closing approvals or clearances required thereunder shall have been obtained.

(d) Joint Proxy/S-4. The Joint Proxy/S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Joint Proxy/S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

Section 6.02 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver at or prior to the Effective Time by the Company of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 3.02(p) (Voting Requirements) shall be true and correct in all respects, (ii) the representations and warranties of Parent and Merger Sub set forth in clauses (i) through (iii) of Section 3.02(b) (Capital Structure) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) except for de minimis inaccuracies, (iii) the representations and warranties of Parent and Merger Sub set forth in Sections 3.02(c) (Authority), 3.02(l) (Brokers) and Section 3.02(m) (Ownership of Company Capital Stock) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) in all material respects, and (iv) each of the other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein, excluding for this purpose clause (ii) of Section 3.02(f)) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in the case of clauses (i) through (iv), as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Closing Certificates. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 6.02(a), and Section 6.02(b) have been satisfied.

(d) Listing. The shares of Parent Common Stock and Convertible Notes issuable as Stock Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) No Material Adverse Effect. Since December 31, 2014, there shall not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect that is continuing.

(f) Indenture. Parent and Trustee shall have entered into the Indenture, dated as of the Closing Date, and delivered the Indenture to the Company.

Section 6.03 Conditions to Obligations of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to effect the Merger is subject to satisfaction or waiver on or prior to the Effective Time by Parent of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.01(s) (Vote Required) and Section 3.01(u) (Antitakeover Provisions Inapplicable) shall be true and correct in all respects, (ii) the representations and warranties of the Company set forth in clauses (i) through (iii) of Section 3.01(b) (Capital Stock) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) except for de minimis inaccuracies, (iii) the representations and warranties of the Company set forth in Section 3.01(c) (Authority) and 3.01(x) (Brokers) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) in all material respects, and (iv) each of the other representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, excluding for this purpose clause (ii) of Section 3.01(f)) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of clauses (i) through (iv), as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since December 31, 2014, there shall not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

(d) Closing Certificates. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied.

(e) FIRPTA. The Company shall deliver on the Closing Date, to Parent, together with proof of filing the required notice to the Internal Revenue Service under Treasury Regulation Section 1.897-2(h), a certification complying with the terms of Treasury Regulation Section 1.1445-2(c)(3) that the shares of the Company are not U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company in the event any law or order of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose failure to comply with its obligations under this Agreement has been a principal cause of the imposition of such law or order;

(c) by either Parent or the Company in the event that the Merger shall not have been consummated by March 18, 2016 (the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party (i) whose failure to fulfill any of its obligations under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Termination Date or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunction in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding);

(d) by Parent, (i) prior to the receipt of the Company Stockholder Approval, in the event that (A) the Company Board has failed to include the Company Recommendation in the Proxy Statement, (B) the Company Board has effected a Company Change of Recommendation, whether or not permitted by the terms hereof, (C) the Company has delivered a Recommendation Change Notice to Parent or (D) the Company has breached in any material respect its obligations under Section 4.03 (including, with respect to the failure to satisfy its obligations pursuant to Section 5.01(c) following the expiration of the Post-Signing Period);

(e) by the Company in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) forty-five (45) days following written notice to Parent or (ii) the Termination Date; provided, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.01(e) in respect of any such breach (A) at any time during such forty-five (45) day period and (B) at any time after such forty-five (45) day period if such breach, failure to perform or inaccuracy by Parent or Merger Sub is cured within such forty-five (45) day period);

(f) by Parent in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01 or Section 6.03 to be satisfied, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) forty-five (45) days following written notice to the Company or (ii) the Termination Date; provided, that neither Parent nor Merger Sub is then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied; provided, further, that neither Parent nor Merger Sub may terminate this Agreement pursuant to this Section 7.01(f) in respect of any such breach (A) at any time during such forty-five (45) day period and (B) at any time after such forty-five (45) day period if such breach, failure to perform or inaccuracy by the Company is cured within such forty-five (45) day period;

(g) by the Company or Parent in the event that the Company Stockholders’ Meeting, as adjourned or postponed from time to time, shall have been held, the Company Stockholder Approval shall have been submitted to the stockholders of the Company for approval at such Company Stockholders’ Meeting, and the Company shall have failed to obtain the Company Stockholder Approval;

(h) by the Company, at any time prior to the conclusion of the Post-Signing Period, in order to enter into a written definitive agreement with respect to a Company Superior Proposal in accordance with Section 4.03(e); provided, however, that such Company Superior Proposal did not result from any material breach of the provisions of Section 4.03; provided, further, that immediately prior to or substantially concurrently with such termination the Company pays to Parent or its designee in immediately available funds the Company Termination Fee pursuant to Section 7.03(a); or

(i) by the Company in the event that (A) all of the conditions set forth in Section 6.01 and Section 6.03 (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions are capable of being satisfied at the Closing, if there were a Closing) have been satisfied or, to the extent permitted by applicable law, waived in accordance with this Agreement, (B) the Company has delivered a notice in writing to Parent and Merger Sub (the “Closing Notice”) stating that all certificates to be delivered by the Company at Closing will be so delivered and that the Company is ready, willing and able to consummate the Closing, (C) at the time of delivery by the Company of the Closing Notice, the Closing is required to occur under Section 1.02 but has not occurred because of the failure of Parent and Merger Sub to consummate the Closing and (D) Parent and Merger Sub shall have failed to consummate the Closing on the day that is three (3) Business Days following the delivery by the Company of the Closing Notice; provided, that during such three (3) Business Day period following the delivery by the Company of the Closing Notice, no party shall be entitled to terminate this Agreement pursuant to Section 7.01(c).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01, this Agreement shall become void and have no effect with no liability to any person on the part of any party hereto (or any of its Representatives, Joint Ventures or affiliates), except that (a) the provisions of Section 4.05(e), Section 5.02(b), Section 5.06, this Section 7.02, Section 7.03, Section 7.04, Article VIII and the Confidentiality Agreement shall survive any such termination and abandonment, and (b) the termination of this Agreement shall not relieve any party from any liability or damages (which the parties acknowledge and agree, in the case of liabilities or damages payable by Parent or Merger Sub, would include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders which shall be deemed to be damages of the Company) for any Willful Breach.

Section 7.03 Company Termination Fee; Expenses. Notwithstanding anything to the contrary in this Agreement, including Section 5.06, if:

(a) (i) Parent terminates this Agreement pursuant to Section 7.01(d) or (ii) the Company terminates this Agreement pursuant to Section 7.01(h), then the Company shall pay to Parent or its designee, (A) in the case of clause (i), within two (2) Business Days following delivery of Parent’s notice of termination, and (B) in the case of clause (ii), immediately prior to or substantially concurrently with the termination of this Agreement, an amount equal to $62,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Parent; or

(b) Parent terminates this Agreement pursuant to Section 7.01(g) and (i) prior to such termination, a Company Takeover Proposal shall have been made or publicly announced or shall have otherwise been communicated to the Company or the Company Board, and (ii) within twelve (12) months after such termination the Company shall enter into a written definitive agreement providing for the consummation of a Company Takeover Proposal (which is subsequently consummated) or shall consummate a Company

Takeover Proposal, then the Company shall pay to Parent by wire transfer of immediately available funds to an account designated in writing by Parent, on the date of consummation of such Company Takeover Proposal, an amount equal to the Company Termination Fee. For purposes of this Section 7.03(b) the term “Company Takeover Proposal” shall have the meaning ascribed to such term in Section 4.03(a), except that all references to the “20%” and “80%” amounts in such definition shall be deemed to be references to “50.01%” and “49.99%,” respectively.

(c) If this Agreement is terminated by Parent pursuant to Section 7.01(g), the Company shall (i) pay to Parent or its designee by wire transfer of immediately available funds to an account designated in writing by Parent within two (2) Business Days following delivery of the notice of termination all of the documented, out-of-pocket expenses incurred by Parent, Merger Sub or their respective affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum of $15,000,000 (the “Expense Reimbursement”); provided, however, that if the Company Termination Fee is paid following the payment of the Expense Reimbursement pursuant to this Section 7.03(c), any amounts paid pursuant to this Section 7.03(c) shall be deducted from the payment of the Company Termination Fee.

Section 7.04 Termination Fees. If Parent shall receive full payment of the Company Termination Fee (as reduced for any payment of the Expense Reimbursement) pursuant to Section 7.03, then (i) the receipt of the Company Termination Fee by Parent shall be the sole and exclusive remedy of Parent, Merger Sub and each of their respective subsidiaries and their respective stockholders and affiliates against the Company, any of the Company’s subsidiaries, any Company Joint Venture and each of their respective former, current and future Representatives, stockholders, general and limited partners, managers, members, affiliates and assignees and each former, current or future Representative, stockholder, general or limited partner, manager, member, affiliate or assignee of any of the foregoing (each, a “Company Related Party”), for any loss or damage suffered as a result of the failure of the Merger to be consummated or for any breach or failure to perform hereunder, and (ii) following such receipt, no Company Related Party shall have any further liability or obligation with respect to this Agreement (or the termination hereof) or the transactions contemplated hereby; provided, that, payment of the Company Termination Fee shall not release any party from liability for Willful Breach. In no event shall the Company be required to pay the Company Termination Fee more than once. The Company, Parent and Merger Sub each acknowledge that the agreements contained in Section 7.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent, Merger Sub nor the Company would not enter into this Agreement, and that any amounts payable pursuant to Section 7.03 do not constitute a penalty but constitute payment of liquidated damages and that the liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the other party’s breach or default under this Agreement, the difficulty of proof and calculation of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby and the value of the transactions to be consummated hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties in this Agreement or in any instrument delivered pursuant to this Agreement to the extent that such covenant or agreement contemplates performance after the Effective Time.

Section 8.02 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be delivered either in person, by overnight courier, by registered or certified mail, or by facsimile transmission or electronic mail, and shall be deemed to have been duly given (a) upon receipt, if delivered personally or by overnight courier, with overnight delivery and with acknowledgement of receipt requested, (b) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) on the Business Day the transmission is made when transmitted by facsimile or electronic mail (provided, that the same is sent by overnight courier for delivery on the next succeeding Business Day, with acknowledgement of receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

SunEdison, Inc.

7550 Wisconsin Avenue

9th Floor

Telecopy No.: (443) 909-1706

Attention: Ahmad Chatila, President and Chief Executive Officer,

Martin Truong, Senior Vice President, General Counsel and Secretary

Email: achatila@sunedison.com; mtruoung@sunedison.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telecopy No.: (212) 446-4900

Attention: George P. Stamas, Esq., Mark D. Director, Esq., William B.

Sorabella, Esq., Daniel J. Michaels, Esq.

Email: gstamas@kirkland.com; mdirector@kirkland.com;

wsorabella@kirkland.com; dmichaels@kirkland.com

if to the Company, to:

Vivint Solar, Inc.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

Telecopy No.: (877) 404-4129

Attention: Shawn J. Lindquist, Chief Legal Officer

Email: slindquist@vivintsolar.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Larry W. Sonsini, Michael Ringler, Robert G. Day, Brian Keyes

Email: lsonsini@wsgr.ocm, mringler@wsgr.com, rday@wsgr.com, bkeyes@wsgr.com

Section 8.03 Definitions. For purposes of this Agreement:

(a) “Acquired Entity” means the Company, each of its subsidiaries, each of the Tax Equity Funds and the Company Joint Ventures.

(b) “Acquired Entity Facility” means each solar energy project owned by one or more Acquired Entities.

(c) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(d) “Affiliate Purchaser” means TerraForm Power LLC and/or any of its affiliates (other than Parent and its subsidiaries) purchasing certain Acquired Entity Facilities pursuant to the Affiliate Sale.

(e) “Affiliate Sale” means the sale of certain Acquired Entity Facilities to Affiliate Purchaser on the Closing Date pursuant to the Affiliate Sale Agreement.

(f) “Affiliate Sale Agreement” means the Purchase Agreement, dated as of the date hereof, between Affiliate Purchaser and Parent.

(g) “Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in New York City, New York.

(h) “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation

(i) “Company Joint Venture” shall mean any Joint Venture of the Company or any of its subsidiaries, including for the avoidance of doubt each Tax Equity Fund;

(j) “Company LTIP Award” means each right of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Company Common Stock or benefits measured by the value of such a Share issued under an LTIP Plan.

(k) “Company Restricted Stock Unit” means each right or award of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Company Common Stock or benefits measured by the value of such a Share pursuant to any existing Company Employee Stock Plan, other than an Company LTIP Award.

(l) “Company Material Adverse Effect” means any change, effect, event, occurrence, development or change in facts (each a “Change” and collectively, “Changes”) (i) that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) that would prevent the Company from consummating the transactions contemplated hereby, but excluding, in the case of clause (i) only, any of the foregoing to the extent resulting from (A) changes in applicable law or international or national legal, political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (B) changes in the economy or the financial or securities markets in the United States or the industry or industries in which the Company or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (C) any changes in GAAP or interpretations thereof after the date hereof (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (D) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war, terrorism, or sabotage (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), or (E) any changes in the Company’s stock price or trading volume or any failure in and of itself of such person to meet any internal or published projections, forecasts, budgets or revenues predictions, provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect, (F) the public announcement or pendency of this Agreement or the Merger

(including any related loss of customers, suppliers, officers or employees or other commercial relationships or any action taken or requirements imposed by any Governmental Authority in connection with the Merger or in connection with any other transactions contemplated hereby), (G) actions (or omissions) of the Company and its subsidiaries taken (or not taken) with the prior consent of Parent or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business) or (H) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated hereby.

(m) “Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for offerings of debt securities on a registration statement on Form S-3, (iii) the Company’s auditors have not withdrawn, or notified the Company that they intend to withdraw, their audit opinion with respect to any of the financial statements included in the Required Information, (iv) the Company or its auditors have not determined to undertake a restatement, in whole or in part, of any financial statements included in the Required Information, and (v) the Company’s independent auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period and (vi) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficiently current to permit a registration statement on Form S-3 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period; provided, however, that this term “Compliant” shall not require (i) the Company to prepare any pro forma information or financial statements or any other financial statements that are not specifically included in the definition of Required Information and (ii) shall not require the delivery of any financial information or financial statements pursuant to Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act.

(n) “Company Stock Option” means any Option granted pursuant to any Company Employee Stock Plan.

(o) “Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, license or sublicense.

(p) “Convertible Note” shall mean one of the convertible notes issued pursuant to the Indenture, such convertible notes to be issued by Parent at the Effective Time.

(q) “Customer Agreement” means a power purchase agreement or lease agreement for the sale of power from or the lease of, respectively, an Acquired Entity Facility.

(r) “Debt Financing Parties” means the entities that have committed to provide or otherwise entered into agreements (other than Parent or any of its affiliates) in connection with the Debt Financing in connection with the transactions contemplated hereby (including any debt financing of the Affiliate Purchaser in connection with the Affiliate Sale) and their respective affiliates and their respective affiliates’ general or limited partners, managers, members, agents, representatives, employees, directors, or other officers and their respective successor and assigns, including any Debt Financing Party, arranger or agent party to the Debt Financing Commitments and any joinder agreements, indentures or credit agreements relating thereto.

(s) “Disqualified Person” means at any time during the Recapture Period for any applicable Acquired Entity Facility, (a) any federal, state or local government (including any political subdivision, agency or instrumentality thereof), (b) any organization described in Section 501(c) of the Code and exempt from Tax under Section 501(a) of the Code, (c) any entity referred to in Section 54(j)(4) of the Code, (d) any person described in Section 50(d)(1) of the Code, (e) any person who is not a “United States person” as defined in Section 7701(a)(30) of the Code, unless such person is a foreign person or entity (other than a foreign partnership or foreign pass-through entity) that is subject to U.S. federal income tax on more than 50% of the gross income for the taxable year derived by such person from the applicable Acquired Entity and thus qualifies for the exception of Section 168(h)(2)(B) of the Code; (f) any partnership or other “pass-through entity” (within the meaning of Section 1603(g)(4) of the American Recovery and Reinvestment Tax Act of 2009, including a single-member disregarded entity and a foreign partnership or foreign pass-through entity, but excluding a “real estate investment trust” as defined in section 856(a) of the Code and a cooperative organization described in section 1381(a) of the Code, neither of which shall constitute a pass-through entity for purposes of this clause (f)) any direct or indirect partner (or other holder of an equity or profits interest) of which is described in clauses (a) through (e) above unless such person owns such indirect interest in the partnership or pass-through entity through a “taxable C corporation”, as that term is used in the Section 1603 Program Guidance; provided, that if and to the extent the definition of “disqualified person” under Section 1603(g) of the American Recovery and Reinvestment Tax Act of 2009, as amended, is amended after the date hereof, the definition of “Disqualified Person” hereunder shall be interpreted to conform to such amendment and any guidance issued by the U.S. Treasury Department with respect thereto.

(t) “Host Customer” means a customer under a Customer Agreement.

(u) “indebtedness” means (i) indebtedness of the Company or any of its subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company or any of its subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instrument, (iii) obligations of the Company or any of its subsidiaries under capitalized leases, (iv) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements, and (v) all obligations of the Company or any of its subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of its subsidiaries.

(v) “Indenture” shall mean the indenture substantially in the form attached as Exhibit B hereto, by and between Parent and Computershare Trust Company, National Association, as trustee, dated as of the Closing Date pursuant to which the Convertible Notes are to be issued.

(w) “Joint Venture” of a person shall mean any person that is not a subsidiary of such first person, in which such first person and/or one or more of its subsidiaries owns directly or indirectly an equity interest, other than equity interests held for passive investment purposes that are less than 5% of each class of the outstanding voting securities or equity interests of such second person.

(x) “knowledge” means (i) with respect to the Company, the actual knowledge of the persons listed in Section 8.03(x) of the Company Disclosure Letter after reasonable inquiry, and (ii) with respect to Parent, the actual knowledge of the persons listed in Section 8.03(x) of the Parent Disclosure Letter after reasonable inquiry.

(y) “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its subsidiaries, excluding any estate and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its subsidiaries related to any Acquired Entity Facility.

(z) “Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any of its subsidiaries holds any Leased Real Property.

(aa) “Marketing Period” means the first period of 10 consecutive calendar days commencing after the date of this Agreement throughout and on the last day of which (i) Parent shall have received all of the Required Information and during which period such information shall remain Compliant; provided, that if the Company shall in good faith reasonably believe that it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery) in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice unless Parent reasonably believes the Company has not completed delivery of the Required Information and within five (5) calendar days after delivery of such notice by the Company delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered to Parent) and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.03 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 10 consecutive calendar day period; provided, however, that (A) any date from and including November 25, 2015 through and including November 29, 2015, will not be counted as a calendar day for purposes of determining such 10 consecutive calendar day period and (B) if not ended on or prior to August 20, 2015, shall commence no earlier than September 8, 2015 and (C) if not ended on or prior to December 18, 2015, shall commence no earlier than January 4, 2016; provided, further, that the Marketing Period shall end on any date that is the date on which the Debt Financing is obtained by Parent. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if at any time prior or during such 10 consecutive calendar day period, (i) the Company’s auditors shall have withdrawn any audit opinion contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the financial statements previously covered by the withdrawn audit opinion by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent and (ii) any Required Information ceases to be Compliant.

(bb) “LTIP Plans” means the V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for District Sales Managers; V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Regional Sales Managers; V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Sales Managers; V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Regional Managers (Technicians); V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Operational Leaders; and the Vivint Solar, Inc. Amended and Restated 2013 Long Term Incentive Pool Plan for Recruiting Regional Sales Managers.

(cc) “Offering Documents” means customary prospectuses, private placement memoranda, information memoranda and packages and lender and investor presentations, in connection with the Debt Financing.

(dd) “Options” means any subscriptions, subscriptions rights, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(ee) “Parent Employee Stock Plan” means the 2001 Equity Incentive Plan of Parent and 2010 Amended and Restated Equity Incentive Plan of Parent.

(ff) “Parent Joint Venture” shall mean any Joint Venture of Parent or any of its subsidiaries.

(gg) “Parent Material Adverse Effect” means any Change (i) that is materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) that would prevent Parent or Merger Sub from consummating the transactions contemplated hereby, but excluding, in the case of clause (i) only, any of the foregoing to the extent resulting from (A) changes in applicable law or international or national legal, political or regulatory conditions generally (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole, as compared to similarly situated persons), (B) changes in the economy or the financial, or securities markets in the United States or elsewhere in the world or the industry or industries in which Parent or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole, as compared to similarly situated persons), (C) any changes in GAAP or interpretations thereof after the date hereof (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole, as compared to similarly situated persons), (D) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war, terrorism or sabotage (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole, as compared to similarly situated persons), or (E) any changes in Parent’s stock price or trading volume or any failure in and of itself of such person to meet any internal or published projections, forecasts, budgets or revenues predictions, provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a material adverse effect on Parent, (F) the public announcement or pendency of this Agreement or the Merger (including any related loss of customers, suppliers, officers or employees or other commercial relationships or any action taken or requirements imposed by any Governmental Authority in connection with the Merger or in connection with any other transactions contemplated hereby), (G) actions (or omissions) of Parent and its subsidiaries taken (or not taken) with the prior consent of the Company, or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business) or (H) any legal proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent arising out of the Merger or in connection with any other transactions contemplated hereby.

(hh) “Parent Restricted Stock Unit” means each right of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Parent Common Stock or benefits measured by the value of such a Share.

(ii) “Parent Stock Option” means any Option to purchase Shares of Parent Common Stock.

(jj) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

(kk) “Post-Signing Period” means the period beginning immediately following the execution and delivery of the Voting Agreement on the date of this Agreement and ending at 11:59 p.m. New York City time on the fortieth (40th) Business Day following the date of this Agreement; provided, that the Post-Signing Period shall be extended until one (1) Business Day following the expiry of such period of time as is necessary to allow the Company to comply with its obligations under clauses (D), (E) and (F) of Section 4.03(e) in respect of a Company Superior Proposal for which the Company has provided a Recommendation Change Notice to Parent prior to the time at which the Post-Signing Period would otherwise have expired.

(ll) “Recapture Period” means, with respect to any Acquired Entity Facility, the period commencing on the date that such project was placed in service for U.S. federal income Tax purposes and ending on the fifth (5th) anniversary thereof.

(mm) “Required Information” means (i) audited financial statements of the Company on a consolidated basis and each Tax Equity Fund (but, with respect to the Tax Equity Funds, only to the extent such audited financial statements have been prepared for its investors prior to the anticipated Closing Date (which date shall be September 30, 2015, unless one or more of the conditions to the Closing set forth in Section 6.03 has not been satisfied as of such date, in which case the anticipated Closing Date shall be the first date thereafter upon which the conditions to the Closing in Section 6.03 are anticipated to be capable of being satisfied, the “Anticipated Closing Date”) for each of the two fiscal years immediately preceding, and ending more than 90 days prior to, the Anticipated Closing Date and the related consolidated statements of operations, comprehensive income (loss), stockholder’s equity and cash flows for the two fiscal years (or shorter available period) immediately preceding, and ended more than 90 days prior to, the Anticipated Closing Date, of the Company on a consolidated and each Tax Equity Fund (but, with respect to the Tax Equity Funds, only to the extent such financial statements have been prepared for its investors prior to the Anticipated Closing Date); and (ii) unaudited financial statements for any interim period or periods of the Company on a consolidated basis and the Tax Equity Funds (but, with respect to the Tax Equity Funds, only to the extent such unaudited financial statements have been prepared for its investors prior to the Anticipated Closing Date) ended after the date of the most recent audited financial statements and more than 45 calendar days prior to the Anticipated Closing Date;

(nn) “Section 1603” means Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended.

(oo) “Section 1603 Grant” means any cash grant obtained with respect to an Acquired Entity Facility pursuant to Section 1603.

(pp) “Section 1603 Grant Application” means an “Application for Section 1603 Payments for Specified Renewable Energy Property in Lieu of Tax Credits” filed with respect to any Acquired Entity Facility, together with any exhibits, annexes, schedules, attachments, reports, or other documents filed together with such application.

(qq) “Section 1603 Grant Project” means each Acquired Entity Facility for which a Section 1603 Grant was awarded.

(rr) “Section 1603 Guidance” means (a) Section 1603 of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, (b) the program guidance released by the U.S. Treasury Department’s Office of the Fiscal Assistant Secretary and entitled “Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009,” dated July 2009 and revised March 2010 and April 2011, and any revision, update, clarification, addition or supplement thereto or replacement thereof, (c) the Frequently Asked Questions and Answers and the Frequently Asked Questions and Answers (Begun Construction) released by the U.S. Treasury Department’s Office of the Fiscal Assistant Secretary, and any revision, update, clarification, addition or supplement thereto or replacement thereof and (d) any other rules, guidance, regulations, notices, promulgations, announcements, instructions, or terms and conditions released, posted, published or issued by the U.S. Treasury Department, the IRS or any other Governmental Entity in respect of a Section 1603 Grant.

(ss) “Stockholders Agreement” means that certain Stockholders Agreement, dated as of October 6, 2014, by and among the Company and the other parties thereto.

(tt) “subsidiary” means, with respect to any person, any other person, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such other person is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such first person; provided, however, that no Company Joint Venture shall be deemed to be a “subsidiary” of the Company.

(uu) “Tax Equity Fund” means each entity listed on Section 8.03(uu) of the Company Disclosure Letter.

(vv) “Tax Equity Investor” means each person or entity listed on Section 8.03(vv) of the Company Disclosure Letter.

(ww) “Tax Equity Transaction Documents” means the agreements, instruments and other documents set forth on Annex A of the Company Disclosure Letter.

(xx) “Willful Breach” means a material breach that is a consequence of an act or a failure to act of an executive officer of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would cause, or would reasonably be expected to cause, a breach of any representation, warranty, agreement or covenant of the breaching party contained in this Agreement. For the avoidance of doubt, a failure of a party to consummate the Merger when required pursuant to Section 1.02 and the other terms of this Agreement (and, in the case of Parent, regardless of whether Parent has obtained or received the proceeds of the Debt Financing) shall be deemed a “Willful Breach.”

Section 8.04 Interpretation and Other Matters.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns.

(b) Each of Parent and the Company has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

(c) Parent agrees to cause Merger Sub to comply with its obligations under this Agreement.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

Section 8.06 Entire Agreement; No Third-Party Beneficiaries; Suits for Damages. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any person other than the parties hereto and their respective successors and permitted assigns, except (i) after the Effective Time, for the provisions of Article II, which shall be enforceable by the holders of Company Common Stock to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article II, (ii) after the Effective Time for the provisions of Section 5.05(a), which shall be enforceable by the Company Indemnified Parties, (iii) the rights of holders of the Company’s common stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach, wrongful repudiation or termination of this Agreement, wrongful failure to consummate the Merger, or fraud, which right is hereby acknowledged by Parent and Merger Sub, (iv) the provisions of Section 7.04, which shall be enforceable by the Company Related Parties, (v) the provisions of Section 8.15, which shall be enforceable by the Non-Recourse Parties and (vi) the provisions of, Section 8.09(c), Section 8.13 and Section 8.14, which shall be enforceable by the Debt Financing Parties and the Affiliate Purchaser. The third party beneficiary rights referenced in clause (iii) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Company Board, and no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivative or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of such right. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

Section 8.07 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall not be made any amendment that by law or in accordance with the rules or any relevant stock exchange, requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) Sections 8.06, 8.09, 8.13, 8.14, 8.15 and this Section 8.07 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 8.06, 8.07, 8.09, 8.13, 8.14, or 8.15, in each case solely as such Section relates to the Affiliate Purchaser and Debt Financing Parties) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Debt Financing Parties without the prior written consent of the arrangers of the Debt Financing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.08 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any breach or inaccuracies in the representations and warranties of the other party or parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.09 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws and matters related to the fiduciary obligations of the Company Board shall be governed by the laws of the State of Delaware except all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Parties and each of their respective affiliates and their respective general or limited partners, shareholders, managers, members, directors, officers, employees, advisors, counsel or affiliates in any way relating to their Debt Financing Commitments and related fee letters or the performance thereof or the financings contemplated thereby, shall, except as expressly provided in the Debt Financing Commitments, be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

(b) Each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein (including the Affiliate Sale) in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Notwithstanding anything contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt

Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than any New York federal court sitting in the Borough of Manhattan, or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York. The parties hereto further agree that all of the provisions of Section 8.14 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 8.09(c).

(d) Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 8.02 shall be effective service of process for any action, suit or proceeding brought against it.

Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing, each of Parent and Merger Sub may (a) assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, to one or more of its affiliates (but no such assignment shall relieve the assigning party of any of its obligations hereunder) and (b) collaterally assign any of its rights, but not its obligations, under this Agreement to any of its financing sources. Any attempted or purported assignment in violation of this Section 8.10 shall be null and void and of no effect whatsoever. Subject to the provisions of this Section 8.10, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns, or the Affiliate Purchaser under the Affiliate Sale Purchase Agreement. .

Section 8.11 Specific Performance. The parties agree that irreparable damage may occur and that the parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.11, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.13 Debt Financing Parties. Notwithstanding anything to the contrary contained herein, neither the Debt Financing Parties (in their capacity as such) shall have any liability to the Company, its subsidiaries or any of their respective equity holders, representatives or affiliates relating to or arising out of this Agreement, the financing of the transactions contemplated hereby or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort or otherwise, and the Company (on behalf of itself and its subsidiaries) agrees that neither it nor any Company stockholder (other than Parent and Merger Sub) shall have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential, special, exemplary or punitive damages, against any Debt Financing Party or the Affiliate Purchaser in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under the Debt Financing Commitments.

Section 8.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR DEBT FINANCING COMMITMENTS OR THE DOCUMENTS RELATED THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING COMMITMENTS OR THE DOCUMENTS RELATED THERETO, INCLUDING ANY CONTROVERSY INVOLVING ANY DEBT FINANCING PARTIES, REPRESENTATIVE OF PARENT OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

Section 8.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or arise out of this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the persons that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents, Representatives or affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, Representative or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, any breach of this Agreement or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SUNEDISON, INC.

By:	/s/ Ahmad Chatila
Name:	Ahmad Chatila
Title:	President and Chief Executive Officer

SEV MERGER SUB INC.

By:	/s/ Brian Wuebbels
Name:	Brian Wuebbels
Title:	President

VIVINT SOLAR, INC.

By:	/s/ Gregory S. Butterfield
Name:	Gregory S. Butterfield
Title:	Chief Executive Officer

Annex B

AMENDMENT TO

THE AGREEMENT AND PLAN OF MERGER

by and among

SUNEDISON, INC.,

SEV MERGER SUB INC.

AND

VIVINT SOLAR, INC.

Dated as of December 9, 2015

AMENDMENT TO

THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT to the AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of December 9, 2015, by and among SunEdison, Inc., a Delaware corporation (“Parent”), SEV Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Vivint Solar, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Amendment but not defined herein shall have the meanings set forth in the Original Merger Agreement (defined below).

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger, dated July 20, 2015 (the “Original Merger Agreement”);

WHEREAS, the parties to the Original Merger Agreement desire to amend the Original Merger Agreement as set forth herein (the Original Merger Agreement, as amended by this Amendment, being referred to as the “Merger Agreement”);

WHEREAS, substantially simultaneously with the execution of this Amendment, Parent and 313 Acquisition are entering into a registration rights agreement between Parent and 313 Acquisition in connection with the Merger Agreement, providing for certain registration rights in favor of 313 Acquisition (the “Registration Rights Agreement”);

WHEREAS, substantially simultaneously with the execution of this Amendment, Parent and 313 Acquisition are entering into an Amendment to the Voting Agreement (as amended, the “Amended Voting Agreement”), pursuant to which, subject to the terms thereof, 313 Acquisition has agreed, among other things, to either vote its shares of Company Common Stock in favor of the adoption of this Amendment and the Merger Agreement or deliver the Written Consent (as defined below);

WHEREAS, in connection with the entry into this Amendment, Parent is delivering certain consents requested by the Company under the Original Merger Agreement and the Debt Financing Sources have approved in writing the delivery of such consent in the Renewed Debt Commitments;

WHEREAS, the Debt Financing Sources and the Affiliate Purchaser have consented to the entry of this Amendment between the parties hereto in the Renewed Debt Commitments.

NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

Article I—Amendments

1.01. Amendment to Section 1.02. The first sentence of Section 1.02 of the Original Merger Agreement is hereby amended by replacing the reference therein to “the third (3rd) Business Day” with “the second (2nd) Business Day”. Section 1.02(b) of the Original Merger Agreement is hereby amended by replacing the reference therein to “September 30, 2015” with “January 29, 2016”.

1.02. Amendment to Section 2.01(b). Section 2.01(b) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(b) Conversion of Company Common Stock.

(i) If the Company does not exercise its option set forth in Section 2.01(b)(ii):

(A) each Share (other than Excluded Shares and Dissenting Stockholder Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive, subject to Section 2.02(b)(v), (I) an amount in cash equal to $7.89 without interest (the “Cash Consideration”), (II) the principal amount of $3.30 of a Convertible Note on the terms and conditions set forth in the form of Indenture attached hereto as Exhibit B (the “Convertible Note Consideration”), (III) that number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) (the “Signing Stock Consideration”) equal to the quotient determined by dividing $3.31 by the Signing Measurement Price and rounding the result to the nearest 1/100,000 of a share (the “Signing Exchange Ratio”), provided, however, that if the Signing Measurement Price is less than $27.51, the Signing Exchange Ratio will be 0.120 and if the Signing Measurement Price is greater than $33.62, the Signing Exchange Ratio will be 0.098 and (IV) that number of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Additional Stock Consideration” and together with the Signing Stock Consideration, the “Stock Consideration”) equal to the quotient determined by dividing $0.75 by the Closing FMV and rounding the result to the nearest 1/100,000 of a share (the “Additional Exchange Ratio”).

(ii) The Company, with 313 Acquisition’s consent, will have the option, exercisable by written notice delivered to Parent and Merger Sub prior to the Proxy/S-4 being declared effective by the SEC and no later than 75 days after the date of this Amendment (or such earlier date on which the Company informs Parent in writing that it does not intend to exercise the election) (the “Section 2.01 Notice”), to elect to have the conversion of the Company Common Stock to be effected as follows:

(A) Each Share (other than Excluded Shares and Dissenting Stockholder Shares) issued and outstanding immediately prior to the Effective Time that is not owned by 313 Acquisition (such shares, the “Public Shares”) shall be converted into and shall thereafter represent the right to receive, subject to Section 2.02(b)(v), (I) an amount in cash equal to the Cash Consideration, (II) an additional amount in cash, the amount of which, or the terms for determining such amount (or a combination of the two), as is specified by the Company in the Section 2.01 Notice, which amount or terms represent the Company’s determination of the fair market value of the Stock Consideration and the Convertible Note Consideration that would have otherwise been payable in respect of each of the Public Shares (the per share amounts payable pursuant to this clause (II), the “Additional Cash Consideration”, and together with the Cash Consideration, the “Public Cash Consideration”). In connection with the Company’s specification of the amount of Additional Cash Consideration, such specification shall have been approved by the Company’s Board after receiving advice from the Company Board’s outside counsel and from an independent financial adviser who shall have provided an opinion, based on the various assumptions, qualifications and limitations contained therein, to the effect that the terms of the exchange of the Additional Cash Consideration for the reallocation to 313 Acquisition of the Stock Consideration and the Convertible Note Consideration otherwise going to the holders of the Public Shares, separately or in the aggregate, is fair, from a financial point of view, to such holders.

(B) The Shares issued and outstanding immediately prior to the Effective Time that are owned by 313 Acquisition (such shares, the “313 Shares”) shall be converted into and shall thereafter represent the right to receive, subject to Section 2.02(b)(v), (I) for each such 313 Share, an amount in cash equal to the Cash Consideration less the aggregate amount of Additional Cash Consideration, as allocated equally among such 313 Shares, (II) for each such 313 Share, the Convertible Note Consideration, (III) for all such 313 Shares, the aggregate amount of Convertible Note Consideration that would have been payable with respect to all of the Public Shares pursuant to Section 2.01(b)(i), allocated equally among such 313 Shares, (IV) for each such 313 Share, the Signing Stock Consideration, (V) for all such 313 Shares, the aggregate amount of Signing Stock Consideration that would have been payable with respect to all of the Public Shares pursuant to Section 2.01(b)(i), allocated equally among such 313 Shares, (VI) for each such 313 Share, the Additional Stock Consideration, and (VII) for all such 313 Shares, the aggregate amount of Additional Stock Consideration that would have been payable with respect to all of the Public Shares pursuant to Section 2.01(b)(i), allocated equally among such 313 Shares.

(iii) For purposes of this Agreement, other than as specified in the next sentence, the “Merger Consideration” shall mean the Stock Consideration, together with the Cash Consideration, and the Convertible Note Consideration. However, in the event the Company elects to exercise its option pursuant to Section 2.01(b)(ii), “Merger Consideration” shall mean, with respect to the Public Shares, the Public Cash Consideration, and with respect to the 313 Shares, “Merger Consideration” shall mean the consideration allocated to each 313 Share in accordance with Section 2.01(b)(ii)(B) above. For the avoidance of doubt, the total amounts of the Cash Consideration, Stock Consideration and Convertible Note Consideration to be paid by Parent and Merger Sub pursuant to Section 2.01(b)(i) shall not change (but shall only be reallocated among the Company’s shareholders) in the event the Company elects to exercise its option pursuant to Section 2.01(b)(ii), other than due to the existence of Excluded Shares and Dissenting Shares. From and after the Effective Time, subject to Section 2.02(h), all of such Shares (other than Excluded Shares and Dissenting Stockholder Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) representing any Shares (other than Excluded Shares and Dissenting Stockholder Shares) and each non-certificated Share represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares and Dissenting Stockholder Shares) shall thereafter represent only the right to receive the applicable Merger Consideration as described above and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor as contemplated by Section 2.02(b)(v) and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate or receipt of an “agent’s message” in accordance with Section 2.02, all without interest (except as otherwise provided in the Convertible Notes). For purposes of this Agreement, (A) the “Signing Measurement Price” means the volume weighted average price per share of Parent Common Stock (rounded down to the nearest cent) on the New York Stock Exchange (“NYSE”) for the thirty (30) consecutive trading days ending on (and including) the third (3rd) trading day immediately prior to the Effective Time (as reported by The Wall Street Journal for each such trading day, or, if not reported by The Wall Street Journal, any other authoritative source mutually agreed by Parent and the Company); and (B) the “Closing FMV” means the volume weighted average price per share of Parent Common Stock (rounded down to the nearest cent) on the NYSE for the five (5) consecutive trading days ending on (and including) the second (2nd) trading day immediately prior to the Effective Time (as reported by the Wall Street Journal for each such trading day, or, if not reported by the Wall Street Journal, any other authoritative source mutually agreed by Parent and the Company).

(iv) In the event that the number of shares of Parent Common Stock that would otherwise constitute the Stock Consideration would require Parent to seek approval from its stockholders pursuant to the rules and regulations of the NYSE or other securities laws, rules and regulations, the reference to $0.75 within the definition of the Additional Stock Consideration would be reduced such that the total amount of the Stock Consideration would equal the maximum number of shares of Parent Common Stock that could be issued without such stockholder approval being so required (the amount by which such reference to $0.75 is so reduced, the “Reduction”), and the amount of Cash Consideration would be increased by the amount of such Reduction.”

1.03 Amendment to Section 2.02(h). Section 2.02(h) of the Original Merger Agreement is hereby amended to replace references therein to “the Measurement Price” with references to “the Signing Measurement Price, the Closing FMV,”.

1.04 Amendment to Section 2.03(a). Section 2.03(a) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(a) Effect on Vested Company Stock Options. Subject to any written agreement between the relevant holder and Parent and/or the Company, at the Effective Time, each Company Stock Option (or portion thereof) that is outstanding, vested, and unexercised as of immediately prior to the Effective Time (or that vests as a result of the occurrence of the Effective Time) (each a “Vested Company Option”), shall without any action on the part of Parent, Merger Sub, the Company or the holder thereof, other than the Company delivering any notices required pursuant to the terms of the Company Employee Stock Plan, be converted into and shall become a right to receive an amount in cash (without interest) to be paid through the Company’s payroll system equal to the product of: (1) the aggregate number of shares of Company

Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (2) the excess, if any, of (A) the sum of (w) the Signing Stock Consideration multiplied by the Signing Measurement Price, (x) the Additional Stock Consideration multiplied by the Closing FMV, (y) the Convertible Note FMV, and (z) the Cash Consideration less (B) the exercise price per share of such Company Stock Option (the “Option Payment”) less any required Tax withholdings. In the event that the Company exercises its option pursuant to Section 2.01(b)(ii), the Option Payment shall be equal to the product of: (1) the aggregate number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (2) the excess, if any, of (A) the Public Cash Consideration less (B) the exercise price per share of such Company Stock Option. Each then outstanding and unvested Company Stock Option immediately prior to the Effective Time, that is held by a non-employee director or person who shall not continue to provide services to the Company or any subsidiary on or after the Effective Time shall vest in full as of immediately prior to the Effective Time and be treated as a Vested Company Option under this Agreement. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Company, for the benefit of the holders of Company Stock Options, a cash amount in immediately available funds equal to the aggregate amount of the Option Payments to be paid through the Company’s payroll systems.”

1.05 Amendment to Section 2.03(f). Section 2.03(f) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(f) Definitions. For purposes of this Section 2.03:

“Equity Award Exchange Ratio” shall mean, other than as specified in the next sentence, the sum of (1) the Signing Exchange Ratio, (2) the Additional Exchange Ratio, (3) the quotient of: (A) the Convertible Note FMV divided by (B) the Closing FMV and rounding the result to the nearest 1/100,000 of a share, and (4) the quotient of: (A) the Cash Consideration divided by (B) the Closing FMV and rounding the result to the nearest 1/100,000 of a share. However, in the event the Company elects to exercise its option pursuant to Section 2.01(b)(ii), “Equity Award Exchange Ratio” shall mean the quotient of: (A) the Public Cash Consideration divided by (B) the Closing FMV and rounding the result to the nearest 1/100,000 of a share.

1.06 Amendment to Section 3.01. Section 3.01(d)(ii) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (B) (x) in the event 313 Acquisition elects (with the Company’s prior consent) to deliver the Written Consent in accordance with the terms of the Amended Voting Agreement, the Written Consent and the filing with the Securities and Exchange Commission (the “SEC”) of the Information Statement to be sent or made available to the stockholders of the Company pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), (y) in the event 313 Acquisition does not deliver the Written Consent in accordance with the terms of the Amended Voting Agreement, the filing with the SEC of a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent or made available to the stockholders of the Company relating to the special meeting of the stockholders of the Company to be held to consider adoption of this Agreement (the “Company Stockholders’ Meeting”) pursuant to the Exchange Act, in each case of (x) and (y) with such additional reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) in the event the Company does not exercise its option pursuant to Section 2.01(b)(ii), Parent’s registration statement on Form S-4 as a prospectus in which the Proxy Statement will be included (the “Proxy/S-4”), and the declaration of effectiveness of the portion thereof consisting of the Form S-4 by the SEC (with such additional reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby); (D) such filings and approvals as may be required under the rules and regulations of the NYSE; and (E) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and such filings with any other Governmental Authorities, no consent, approval, license, permit, order or authorization of a Governmental Authority (“Consents”) or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made by the Company, its subsidiaries or the Company Joint Ventures in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, in each case, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.”

Clause (ii) of Section 3.01(f) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) [Reserved], and”

Section 3.01(i) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(i) None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in the Proxy/S-4 in connection with the issuance of Parent Common Stock and Convertible Notes in the Merger will, at the time the Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement or the Information Statement, as applicable, will, at the date such statement is first mailed or made available to the Company’s stockholders and Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement or, if applicable, the Information Statement, will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference in either filings based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy/S-4, the Proxy Statement or the Information Statement, as applicable.”

Section 3.01(t) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(t) Opinions of Financial Advisors. The Company Board has received the opinion (the “Fairness Opinion”), dated as of December 9, 2015 of Morgan Stanley & Co. LLC (the “Company Financial Advisors”) that, as of the date of such Fairness Opinion and based on the various assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the holders of the Company Common Stock in connection with the Merger solely in the event that the Company does not exercise its option pursuant to Section 2.01(b)(ii) is fair, from a financial point of view, to the holders of the Company Common Stock (other than 313 Acquisition). A signed copy of such Fairness Opinion will be made available to Parent promptly following receipt of such written opinion from the Company Financial Advisors following December 9, 2015.”

Section 3.01 of the Original Merger Agreement is hereby amended to add the following Section 3.01(bb).

“(bb) Amendment. As of the date of the Amendment, the Company has the all requisite power and authority to enter into the Amendment and to perform its obligations under the Merger Agreement. The execution, delivery and performance by the Company of the Amendment and the consummation by the Company of the transactions contemplated by the Amendment and the Merger Agreement have been duly and validly authorized by all requisite action on the part of the Company and, as the case may be, any proceedings on the part of the Company that are necessary to authorize the execution, delivery and performance of this Agreement (other than obtaining the Company Stockholder Approval and, in the case where the Company exercises its option under Section 2.01(b)(ii), the approval of the Company Board as contemplated by Section 2.01(b)(ii)). As of the date of the Amendment, and, assuming the Amendment constitutes the legal, valid and binding obligation of Parent and Merger Sub, the Amendment (and the Merger Agreement) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles. The representations set forth in this 3.01(bb) shall in no way limit the representations and warranties set forth in Section 3.01(c)(i) or the condition to the obligation of the Company to effect the Merger set forth in Section 6.03(a)(iii) as it relates to the representations and warranties set forth in Section 3.01(c)(i).”

1.07 Amendment to Section 3.02. Section 3.02 of the Original Merger Agreement is hereby amended as follows:

Section 3.02(d)(ii) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) Except for (A) compliance with, and filings under, the HSR Act; (B)(x) in the event 313 Acquisition elects to deliver the Written Consent in accordance with the terms of the Amended Voting Agreement, the Written Consent and the filing with the SEC of the Information Statement to be sent or made available to the stockholders of the Company, (y) in the event 313 Acquisition does not elect to deliver the Written Consent in accordance with the terms of the Amended Voting Agreement, the filing with the SEC of the Proxy Statement to be sent or made available to the stockholders of the Company relating to the Company Stockholders’ Meeting pursuant to the Exchange Act, in each case of (x) and (y) with such additional reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) in the event the Company does not exercise its option pursuant to Section 2.01(b)(ii), the filing with the SEC of the Proxy/S-4, and the declaration of effectiveness of the portion thereof consisting of the Form S-4 by the SEC (with such additional reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby); (D) such filings and approvals as may be required under the rules and regulations of the NYSE; and (E) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no Consents or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the Indenture by Parent, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.”

Section 3.02(i) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in the Proxy/S-4 in connection with the issuance of Parent Common Stock and Convertible Notes in the Merger will, at the time the Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement or the Information Statement, as applicable, will, at the date such statement is first mailed or made available to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The Proxy/S-4 (if not withdrawn following the exercise of the Company’s option pursuant to Section 2.01(b)(ii)) will comply, with respect to all information regarding Parent and Merger Sub, as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.02 of the Original Merger Agreement is hereby amended to add the following Section 3.02(s).

“Parent hereby represents and warrants that, after giving effect to this Amendment, each of the representations and warranties of Parent and Merger Sub contained in Section 3.02(j) of the Merger Agreement are true, accurate and complete as of the date of this Amendment (with each representation and warranty set forth therein that was made as of the date of the Agreement, being made as of the date of this Amendment); provided, however, that for purposes of clarity in this Section 3.02(s), all references in Section 3.02(j) of the Merger Agreement to (a) the “Debt Financing Commitments” shall refer collectively to (x) the executed commitment letter among Parent, Goldman Sachs Bank USA, UBS Securities LLC, Citigroup Global Market Inc., and Barclays Bank PLC, dated as of December 9, 2015 and (y) the executed commitment letter among TerraForm Power Operating, LLC, Goldman Sachs Bank USA, UBS Securities LLC, Citigroup Global Market Inc., and Barclays Bank PLC, dated as of December 9, 2015 (the “Renewed Debt Commitments”), (b) all references to the “Debt Financing Sources,” shall refer to the financing sources under the Renewed Debt Commitments, (c) all references to “Debt Financing,” shall refer to the debt financing contemplated in the Renewed Debt Commitments, (d) the “Fee Letter” shall refer to the customarily redacted fee letters provided by the financing sources in connection with the commitment letters referenced at clause (a) of this Section 3.02(s), (e) all references to the “Affiliate Sale Agreement” shall refer collectively to (x) the Amended and Restated Purchase Agreement, dated as of December 9, 2015 and (y) the executed side letter agreement titled the “Term Facility, Take/Pay and IDR Letter Agreement” between Parent and the Affiliate Purchaser dated as of December 9, 2015, a copy of which was delivered to the Company on the date of the Amendment, and (f) references to “date of this Agreement” in Section 3.02(j) (or similar reference) shall refer to the date of the Amendment. It is understood and agreed that the representations and warranties set forth in this Section 3.02(s) are in addition to, and shall not limit, the representations, warranties, covenants and agreements of Parent and Merger Sub set forth in the Original Merger Agreement.”

Section 3.02 of the Original Merger Agreement is hereby amended to add the following Section 3.02(t).

“(t) Amendment. As of the date of the Amendment, Parent and Merger Sub have all requisite power and authority to enter into the Amendment and to perform their obligations under the Merger Agreement. The execution, delivery and performance by Parent and Merger Sub and the consummation by Parent and Merger Sub of the of the transactions contemplated by the Amendment and the Merger Agreement have been duly and validly authorized by all requisite action on the part of the Company and, as the case may be, any proceedings on the part of the Company that are necessary to authorize the execution, delivery and performance of this Agreement. As of the date of the Amendment, and, assuming the Amendment constitutes the legal, valid and binding obligation of the Company, the Amendment (and the Merger Agreement) constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles. The representations set forth in this 3.02(t) shall in no way limit the representations and warranties set forth in Section 3.02(c)(i) or the condition to the obligation of the Company to effect the Merger set forth in Section 6.02(a)(ii) as it relates to the representations and warranties set forth in Section 3.02(c)(i).”

1.08 Amendment to Section 4.01. Section 4.01 of the Original Merger Agreement is hereby amended to add the following paragraph at the end thereof.

“The parties agree that each of Jeremy Avenier and Sven Kaludzinski (the “Parent Representatives”) and that each of Dana Russell and Shawn J. Lindquist (the “Company Representative”) are hereby designated as the contact persons for coordinating consents that the Company may request from Parent under this Agreement (which, for the avoidance of doubt, notices may be sent by email). If the Company delivers to either of the Parent Representatives a written request for a consent under this Agreement and within five (5) Business Days thereafter neither of the Parent Representatives, acting on behalf of Parent, have delivered a written notice to a Company Representative that such consent is granted or that such consent has been denied, then each of Parent and Merger Sub shall be deemed to have granted its consent with respect to such matter (but only to the extent expressly described in such notice). For the avoidance of doubt, Parent shall not be able to unreasonably withhold, condition or delay Parent’s consent with respect to this Section 4.01.”

1.09 Amendment to Section 4.03(a). Section 4.03(a) of the Original Merger Agreement is hereby amended by deleting the first and second sentences thereof and replacing them with the following:

“Notwithstanding anything to the contrary set forth in this Section 4.03, but subject to Section 4.03(e), during the period beginning on the date of this Amendment and ending on the date that the Company Stockholder Approval is obtained (the “Go-Shop Period”), the Company shall be permitted to, and shall be permitted to authorize and permit its subsidiaries or affiliates and its and their respective directors, executive officers or employees to, and shall be permitted to cause its and its affiliates’ respective investment bankers, financial advisors, attorneys, accountants and other representatives (each, a “Representative”) to, directly or indirectly, solicit, initiate discussions with, engage in negotiations with, furnish non-public information regarding the Company or any of its subsidiaries to any third party in connection with or in response to any Company Takeover Proposal; provided that the Company shall promptly make available to Parent and its Representatives any nonpublic information concerning the Company and its subsidiaries that is provided to the person making such Company Takeover Proposal or its Representatives that was not previously made available to Parent or its Representatives, provide Parent with written notice confirming that such disclosure is being made pursuant to the Company’s obligations under this Section 4.03(a) and the Company shall have received (and provided a copy to Parent) from any such person that the Company has provided non-public information to concerning the Company and its subsidiaries (in each case prior to providing such nonpublic information to any such person) in connection with or in response to a Company Takeover Proposal an executed confidentiality agreement between the Company and such person containing terms and conditions that are substantially similar to those contained in the Confidentiality Agreement, dated as of June 8, 2015 (the “Confidentiality Agreement”), between Parent and the Company; provided, however, that such confidentiality agreement shall not be required to include a direct or indirect standstill provision.”

1.10 Amendment to Section 4.03(c). The first sentence of Section 4.03(c) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows.

“(c) At the conclusion of the Go-Shop Period, the Company shall, and shall cause its subsidiaries and its and their respective officers, directors and employees, and shall instruct and use its reasonable best efforts to cause its controlled affiliates and its and their respective Representatives to, (i) immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its controlled affiliates or subsidiaries or any of their respective officers, directors, employees or Representatives, on the one hand, and any other person, on the other hand (other than Parent, Merger Sub and each of their respective Representatives) that relate to any Company Takeover Proposal and shall promptly deliver a written notice to each such person to the effect that the Company is ending all activities, discussions and negotiations with such person with respect to any Company Takeover Proposal, effective as of the conclusion of the Go-Shop Period, and shall use its reasonable best efforts, including through the exercise of any contractual rights, to obtain the prompt return or destruction of any confidential information previously furnished to such persons within twelve (12) months of the date hereof, (ii) not solicit, initiate or knowingly encourage any inquiries, offers or the making of any proposal or announcement that constitutes or would reasonably be expected to lead to any Company Takeover Proposal, (iii) not engage in, continue or otherwise participate in any negotiations or discussions with any third party (other than Parent or Merger Sub or their respective Representatives) regarding any Company Takeover Proposal and (iv) not resolve or agree to do anything prohibited under clause (ii) and (iii).”

1.11 Amendment to Section 5.01(a). Section 5.01(a) of the Original Merger Agreement is hereby amended to add the following sentences to the end thereof:

“Parent shall cause the Proxy/S-4 to be initially filed with the SEC as promptly as practicable and in any event by no later than 5:30 p.m., New York city time, on December 11, 2015 (the “Initial Filing Deadline”). Without derogation of Parent’s obligations in regard to filing the Proxy/S-4 as promptly as practicable and procuring the effectiveness of the Proxy/S-4 as promptly as practicable, if the Proxy/S-4 is not filed with the SEC by the Initial Filing Deadline, or if it is not declared effective by the SEC on or before February 5, 2016 or is not mailed to the Company’s stockholders within two Business Days of such Proxy/S-4 being declared effective, then, unless the Section 2.01 Notice has been delivered (it being agreed that if the Section 2.01 Notice is delivered, no Ticking Fee shall be applicable or owed), in each such circumstance the Cash Consideration payable per share of Company Common Stock will increase by $0.02 per each Business Day (the “Ticking Fee”) that, as applicable, such initial filing is delayed, such effectiveness has not yet been obtained, or the effective Proxy/S-4 has not yet been mailed as required above (with such increase also being applicable during each day in between the effectiveness date and such mailing date if the Proxy/S-4 has not been declared effective by February 5, 2016). Parent and the Company will fully cooperate and respond as promptly as practicable to any and all comments received from staff of the SEC on the Proxy/S-4. The parties acknowledge that in a customary situation, the amount of time to provide to the staff of the SEC a customary “response letter” reasonably designed to fully respond to the staff’s comments on the Proxy/S-4 is (i) with respect to the initial set of such SEC comments to the Proxy/S-4, the fifth Business Day after receipt thereof, (ii) with respect to the second set of such SEC comments to the Proxy/S-4, the third business Day after receipt thereof, and (iii) with respect to every subsequent set of SEC comments to the Proxy/S-4, the next Business Day after receipt thereof. Notwithstanding the foregoing, the Ticking Fee shall not increase Cash Consideration for any day where a delay by Parent in complying with its obligations set forth in this Section 5.01(a) is principally caused by the Company’s failure to comply with its obligations under Section 5.01(a), (b), (c) or (d) of the Merger Agreement. If the Section 2.01 Notice has not been delivered, and the Proxy/S-4 was not declared effective by the SEC on or before February 5, 2016, and the Closing does not occur and the Company is able to terminate the Merger Agreement pursuant to Section 7.01(c) (at a time when the Parent would not otherwise be entitled to terminate the Merger Agreement pursuant to Section 7.01(b), Section 7.01(g), Section 7.01(h) or Section 7.01(c)), Section 7.01(e) or Section 7.01(i), the failure of the Proxy/S-4 to not be declared effective on or before February 5, 2016, in and of itself, shall constitute a Willful Breach of this Agreement by Parent and Merger Sub (such Willful Breach, a “Deemed Willful Breach.”); provided, however, that in determining for the purpose of this sentence whether Parent would be entitled to terminate the Merger Agreement pursuant to Section 7.01(c), it shall be assumed that a Deemed Willful Breach has occurred. Notwithstanding the foregoing or anything else in the Merger Agreement, the Company shall not be deemed to relinquish any rights to claim any breach prior to the date of this Amendment by Parent or Merger Sub of their respective obligations under Section 5.01.”

1.12 Amendment to Section 5.01(b). Section 5.01(b) of the Original Merger Agreement is hereby amended to add the following sentences to the end thereof:

“At the Company’s election, at any time 45 calendar days after the initial filing of the Proxy/S-4, the Company may distribute the part of the Proxy/S-4 that constitutes the registration statement on Form S-4 to the stockholders of the Company prior to the Form S-4 being declared effective by the SEC.”

1.13 Amendment to Section 5.01(c). The first sentence of Section 5.01(c) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Unless a Company Change of Recommendation in respect of a Company Takeover Proposal or Intervening Event shall have occurred in accordance with the terms set forth in Section 4.03, promptly following the date the Proxy/S-4 has been declared effective under the Securities Act or the Information Statement or Proxy Statement has been filed with the SEC pursuant to 5.01(f) or 5.01(g), as applicable, (i) the Company shall take all steps necessary under applicable law, the Company’s certificate of incorporation, bylaws and the rules of NYSE to duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of securing the Company Stockholder Approval, as promptly as practicable under applicable law, and use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement (including, distribute to the Company stockholders the Proxy Statement in accordance with applicable federal and state law and recommend to such stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby), (ii) take all other reasonable action necessary to secure the Company Stockholder Approval and (iii) cooperate and consult with the Parent with respect to each of the foregoing matters.”

1.14 Amendment to Section 5.01. Section 5.01 of the Original Merger Agreement is hereby amended to add the following sub-sections (e), (f) and (g):

“(e) If the Company exercises its option pursuant to Section 2.01(b)(ii), neither Parent nor the Company shall have any obligation to file the registration statement on Form S-4 (assuming the Proxy/S-4 has not yet been filed), respond to SEC comments thereon, or obtain effectiveness for the Form S-4. If at the time of receipt of the Section 2.01 Notice by the Company, the Proxy/S-4 has already been filed, Parent shall promptly withdraw the portion thereof that constitutes a registration statement on Form S-4 and, at the request of the Company, shall reasonably cooperate with the Company and use reasonable best efforts to take all actions on terms set forth in Section 5.01(a) and Section 5.01(b) (as if the Proxy/S-4 was being filed and that the terms governing the Company’s cooperation efforts shall be applicable to Parent and Merger Sub, if applicable) reasonably required for the filing of a stand-alone Proxy Statement or Information Statement, as applicable pursuant to Section 5.01(f) and Section 5.01(g).

(f) In addition to Section 5.01(e), if the Company has exercised its option pursuant to Section 2.01(b)(ii) but 313 Acquisition shall have elected not to deliver the Written Consent pursuant to the terms of the Amended Voting Agreement, the Company and Parent shall have the obligation to file a stand-alone Proxy Statement pursuant to the terms set forth in Sections 5.01(a), (b), (c), (d) and (e) as if all references to the Proxy/S-4 were references to the Proxy Statement (in each case, disregarding any obligations of any party that would apply only to the filing of a Form S-4).

(g) In addition to Section 5.01(e), if the Company exercises its option pursuant to Section 2.01(b)(ii) and 313 Acquisition elects (with the Company’s prior consent) to deliver the Written Consent in accordance with the terms of the Amended Voting Agreement, neither the Company nor Parent shall have any obligations pursuant to Sections 5.01(a), (b), (c) and (d) to file with the SEC a Proxy Statement or respond to SEC comments thereon. However, as promptly as reasonably practicable after delivery to the Company and Parent of the Written Consent, the Company, with the reasonable cooperation of Parent on terms set forth in Section 5.01(e), shall prepare, and the Company shall file with the SEC, or otherwise convert the previously filed Proxy/S-4 into, the preliminary Information Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and shall maintain such Information Statement on the same terms that apply to the Proxy Statement in Sections 5.01(a), (b), (c) and (d) as if all references to the Proxy/S-4 or the Proxy Statement were to the Information Statement (in each case, disregarding any obligations of any party that would apply only to a Form S-4 or the Company Stockholders’ Meeting). The parties agree and acknowledge that the Written Consent shall be void and of no further effect simultaneously upon any termination of this Agreement in accordance with the terms hereto.”

1.15 Amendment to Section 5.11. Section 5.11(a) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(a) Parent shall cause the shares of Parent Common Stock and Convertible Notes, to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date; provided, however, that in the event the Company elects to exercise its option pursuant to Section 2.01(b)(ii), Parent shall not be required to cause the Convertible Notes to be approved for listing on the NYSE.

1.16 Amendment to Section 6.01(c) and Section 6.01(d). Section 6.01(c) and Section 6.01(d) of the Original Merger Agreement are hereby amended and restated to read in their entirety as follows:

“(c) [Reserved.]”

“(d) S-4. In the event that the Company does not exercise its option pursuant to Section 2.01(b)(ii), the Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC. In the event the Company does exercise its option pursuant to Section 2.01(b)(ii), this Section 6.01(d) shall not be a condition to Closing.

“(e) Information Statement. If 313 Acquisition delivers the Written Consent (with the Company’s consent), the Information Statement shall have been sent to the Company’s stockholders at least twenty (20) calendar days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act); provided that the condition set forth in this Section 6.01(e) shall not be a condition to Closing if 313 Acquisition does not deliver the Written Consent.”

1.17 Amendment to Section 6.02(a). Section 6.02(a) of the Original Merger Agreement is hereby amended by adding “, 3.02(t) (Amendment),” after the reference to “Sections 3.02(c) (Authority)” in clause (iii) thereof.

1.18 Amendment to Section 6.02(d). Section 6.02(d) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(d) Listing. The shares of Parent Common Stock and Convertible Notes issuable as Stock Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, however, that in the event the Company elects to exercise its option pursuant to Section 2.01(b)(ii), the Convertible Notes shall not be required to be approved for listing on the NYSE pursuant to this Section 6.02(d).”

1.19 Amendment to Section 6.03 Section 6.03(a), Section 6.03(b) and Section 6.03(c) of the Original Merger Agreement are hereby amended and restated to read in their entirety as follows:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in clauses (i) through (iii) of Section 3.01(b) (Capital Stock) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the Closing Date, as if made on and as of such date (or if made as of a specific earlier date, as of such date) except for any de minimis inaccuracies, (ii) the representations and warranties of the Company set forth in Section 3.01(c) (Authority), Section 3.01(x) (Brokers) and Section 3.01(bb) (Amendment) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the Closing Date, as if made on and as of such date (or if made as of a specific earlier date, as of such date) in all material respects, and (iii) each of the other representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect” set forth therein) as of the Closing Date (or if made as of a specific earlier date, as of such date), except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, other than failures to so perform that were not intentional.

(c) No Material Adverse Effect. Since the date of this Amendment, there shall not have been any change, effect, event, occurrence, development or change in facts that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

1.20 Amendment to Section 7.01(e). Section 7.01(e) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(e) by the Company in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) with respect to the terms of Section 5.01, five (5) Business Days and, with respect to any other terms of this Agreement, forty-five (45) days, in each case, following written notice to Parent or (ii) the second Business Day preceding the Termination Date; provided, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.01(e) in respect of any such breach (A) at any time during such five (5) Business Day or forty-five (45) day period (as applicable) (but in no event later than the second Business Day preceding the Termination Date) and (B) at any time after such five (5) Business Day or forty-five (45) day period (as applicable) (but in no event later than the second Business Day preceding the Termination Date) if such breach, failure to perform or inaccuracy by Parent or Merger Sub is cured within such five (5) Business Day or forty-five (45) day period (as applicable));”

1.21 Amendment to Section 7.01(f). Section 7.01(f) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(f) by Parent in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01 or Section 6.03 to be satisfied, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) forty-five (45) days following written notice to the Company or (ii) the second Business Day preceding the Termination Date; provided, that neither Parent nor Merger Sub is then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied; provided, further, that neither Parent nor Merger Sub may terminate this Agreement pursuant to this Section 7.01(f) in respect of any such breach (A) at any time during such forty-five (45) day period (but in no event later than the second Business Day preceding the Termination Date) and (B) at any time after such forty-five (45) day period (but in no event later than the second Business Day preceding the Termination Date) if such breach, failure to perform or inaccuracy by the Company is cured within such forty-five (45) day period;”

1.22 Amendment to Section 7.02. Section 7.02 of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Section 7.02. Effect of Termination or Failure to Close.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 7.01, this Agreement shall become void and have no effect with no liability to any person on the part of any party hereto (or any of its Representatives, Joint Ventures or affiliates), except that (a) the provisions of Section 4.05(e), Section 5.02(b), Section 5.06, this Section 7.02, Section 7.03, Section 7.04, Article VIII and the Confidentiality Agreement shall survive any such termination and abandonment, and (b) the termination of this Agreement shall not relieve any party from any liability or damages (which the parties acknowledge and agree, in the case of liabilities and damages payable by Parent or Merger Sub, would include the benefits of the transactions contemplated by the Original Merger Agreement, without giving effect to the economic terms of this Amendment (including any amendments to Article II), lost by the Company’s stockholders (which shall be deemed to be damages of the Company) for any Willful Breach.”

(b) In the event that (A) the Company delivers written notice (the “Section 7.02(b) Notice”) to Parent and Merger Sub that the conditions set forth in Article VI (but in case of any such notice delivered after February 5, 2016, does not have to specify that the conditions in Section 6.01(a) and Section 6.01(d) have been satisfied if the Proxy/S-4 was not declared effective by the SEC on or prior to February 5, 2016; provided that such Section 7.02(b) Notice must specify that the conditions in Section 6.01(a) or Section 6.01(d) have been satisfied or, in the case of Section 6.01(d), such condition is not required to be satisfied, if either (i) the Company delivers a Section 2.01 Notice and Parent and Merger Sub are in compliance with their obligations under Section 5.01(e), (f) and (g) (except for any non-compliance that is not a cause of Section 6.01(a) to not be satisfied) or (ii) the failure of the Proxy/S-4 to be declared effective by the SEC on or prior to February 5, 2016 is principally caused by the Company’s failure to comply with its obligations under Sections 5.01(a), (b), (c) and (d)) have been satisfied or, to the extent permitted by applicable law, waived in accordance with the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied at the Closing, if there were a Closing), (B) the Section 7.02(b) Notice states that all certificates to be delivered by the Company at Closing will be so delivered and that the Company is ready, willing and able to consummate the Closing and (i) Parent and Merger Sub subsequently fail to consummate the Merger when required pursuant to Section 1.02 and the other terms of the Merger Agreement (regardless of whether Parent or Merger Sub has obtained or received the proceeds of the Debt Financing) and (ii) the Company obtains an order or decision from a court of competent jurisdiction (in compliance with the requirements of Section 8.09) that such failure to consummate the Merger (assuming, if the Company did not deliver a Section 2.01 Notice, that the Proxy/S-4 had been declared effective by the SEC on or before February 5, 2016 or, if the Company did deliver a Section 2.01 Notice but Parent and Merger Sub have failed to comply with their obligations under Section 5.01(e), (f) and (g), assuming that the Proxy Statement or Information Statement, as applicable, had been mailed to stockholders on or before February 5, 2016) constituted a breach of their contractual obligation to consummate the Merger or the Company obtains an order of specific performance directing Parent and Merger Sub to consummate the Merger, then the definition of Cash Consideration shall be automatically, without any further action by any party, increased by $2.00 (such that Cash Consideration in the Merger Agreement will have the same meaning as “Cash Consideration” as defined in the Original Merger Agreement, and no Ticking Fee will be added thereto) and the amount of Additional Stock Consideration shall automatically, without any further action by any party, be deemed to be zero.

1.23 Amendment to Section 7.03(a). Section 7.03(a) of the Original Merger Agreement is hereby amended by replacing the reference to “$62,000,000” therein with a reference to “$34,000,000.”

1.24 Amendment to Section 8.03(kk). The definition of “Post-Signing Period” set forth in Section 8.03(kk) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“‘Post-Signing Period’ means the period beginning immediately following the execution and delivery of the Voting Agreement on the date of the Original Merger Agreement and ending on the date that the Company Stockholder Approval is obtained.”

1.25 Amendment to Section 8.03. The following definitions shall be added to Section 8.03 of the Original Merger Agreement, in proper alphabetical order, or otherwise modified:

“Amendment” shall mean the Amendment to the Agreement and Plan of Merger, dated December 9, 2015, by and among Parent, Merger Sub and the Company.”

“Convertible Note FMV” shall mean the fair market value of the Convertible Note Consideration, as determined in good faith by the Company as specified in a written notice delivered to Parent prior to Closing, which amount shall not exceed $3.30.

“Information Statement” shall mean an information statement prepared pursuant to Section 14(c) of the Exchange Act, regarding the Merger and the other transactions contemplated by the Merger Agreement, as it may be further amended or supplemented from time to time.

“Written Consent” shall mean the written consent of 313 Acquisition, as the holder of a majority of the outstanding shares of the Company, made pursuant to 2.10 of the Company’s Amended and Restated Bylaws approving and adopting the Merger Agreement and the transactions contemplated thereby, including the Merger, which written consent shall be in a form acceptable to Parent and Merger Sub.

All references to “Joint Proxy/S-4” shall be amended to be a reference to “Proxy/S-4”.

For purposes of clause (ii) of the definition of “Required Information,” “interim period” shall mean any of the three month periods ending on March 31, June 30 and September 30 in any calendar year.

Article II – Other Provisions Related to the Merger Agreement

2.01 Amendment to Exhibit B to the Merger Agreement. The Form of Indenture attached to the Original Merger Agreement as Exhibit B is hereby amended and restated in the form attached hereto as Exhibit A.

2.02 Supplement of Company Disclosure Letter. The Company Disclosure Letter is hereby supplemented by the Supplemental Disclosure Letter attached hereto as Exhibit B and all references to the “Company Disclosure Letter” in the Merger Agreement shall be deemed to be references to Company Disclosure Letter as so supplemented (it being understood that disclosure of any item in any section or subsection of such disclosure letter as so supplemented shall also be deemed to be disclosed with respect to any other section or subsection only if the relevance of such item is readily apparent from the face of such disclosure). All of the Company’s representations and warranties contained in Section 3.01 of the Merger Agreement shall, to the extent the qualifying nature of such disclosure is readily apparent on its face, be qualified by the Company SEC Reports publicly filed with the SEC on or after January 1, 2014 until the date of this Amendment (which shall expressly include the Company’s Form 10-Q for the quarter ended September 30, 2015); provided that any forward-looking statement, or statements that are predictive, forward-looking or primarily cautionary in nature included in the risk factors and other similar statements shall not qualify the Company’s representations and warranties contained in Section 3.01 of the Merger Agreement; and, provided further, that no disclosure set forth in any of the Company SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 3.01(c) (Authority), 3.01(s) (Vote Required) or 3.01(u) (Takeover Laws Inapplicable) of the Merger Agreement.

Article III – Other Agreements

3.01. No Other Representations. In connection with the due diligence investigation of the Company by Parent and Merger Sub, both prior to the date of the execution of the Original Merger Agreement and the date of this Amendment, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its subsidiaries and their respective business and operations.

Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, and that Parent and Merger Sub have taken and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its subsidiaries, nor any of their respective stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties contained in Article III of the Merger Agreement, Parent acknowledges that neither the Company nor any of its subsidiaries nor any Representative of any such persons or any of their respective subsidiaries makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such persons or with respect to any other information provided or made available to Parent by or on behalf of any such persons in connection with the transactions contemplated by the Merger Agreement.

3.03. Paying Agent. Parent and Merger Sub hereby agrees to engage as the Paying Agent a financial institution within the meaning of 11 U.S.C. §101(22) that is acceptable to the Company and further agree to execute an agreement with the Paying Agent in a form reasonably acceptable to the Company and Parent by December 31, 2015.

3.04. Amendments to Debt Financing Commitments; Delivery of Renewed Debt Commitments and Affiliate Purchaser’s Consent to Parent. Prior to the execution of this Amendment, Parent has delivered a true and complete copy to the Company of the Affiliate Purchaser’s executed written consent to Parent’s and Merger Sub’s execution of this Amendment and Parent’s execution of that certain letter agreement dated as of the date hereof, consenting to and waiving certain pre-Closing actions of the Company. To the extent required by Section 4.05(a) of the Original Merger Agreement, the Company hereby agrees and consents to Parent’s execution of such amended Debt Financing Commitments.

3.05 Representations made as of the date hereof.

a. The Company hereby makes the representations and warranties set forth in Section 3.01(bb) (Amendment) of the Merger Agreement (as amended by this Amendment).

b. Parent hereby makes the representations and warranties set forth in Sections 3.02(s) and 3.02(t) (Amendment) of the Merger Agreement (as amended by this Amendment).

c. For the avoidance of doubt, if the Merger Agreement is terminated pursuant to Article VII thereof, Sections 3.04 and 3.05 of this Amendment shall be subject to the limitations set forth in Section 7.02(a) (Effect of Termination).

Article IV– Miscellaneous

4.01. No Other Amendment. This Amendment shall apply and be effective only with respect to the provisions and definitions of the Original Merger Agreement specifically referred to herein. Except to the extent expressly modified by this Amendment, the Original Merger Agreement shall remain in full force and effect.

4.02. References to the Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “Agreement”, “hereof,” “herein” and “hereunder” and words of similar import when used in the Merger Agreement shall refer to the Original Merger Agreement as amended by this Amendment; provided, however, for the avoidance of doubt, that references to “the date of this Agreement” or similar references shall continue to mean July 20, 2015, except as otherwise provided herein.

4.03. Index of Defined Terms. The Index of Defined Terms in the Original Merger Agreement is hereby amended by adding, in the appropriate alphabetical order, the defined terms set forth in this Amendment.

4.04. Counterparts. This Amendment may be executed in multiple counterparts and transmitted by facsimile or by electronic mail in “portable document format” (“PDF”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party’s a signature. Each such counterpart and facsimile or PDF signature shall constitute an original and all of which together shall constitute one and the same original.

4.05. Miscellaneous. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. In addition, the following sections of the Original Merger Agreement shall be deemed applicable to, and incorporated by reference into, this letter: Section 8.04 (Interpretation), Section 8.09 (Governing Law; Jurisdiction), Section 8.11 (Specific Performance), Section 8.12 (Severability) and Section 8.14 (Waiver of Jury Trial).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed, or caused their duly authorized officer to execute, this Amendment as of the day and year first above written.

SUNEDISON, INC.

By:	/s/ Ahmad Chatila
Name: Ahmad Chatila
Title: President and Chief Executive Officer

SEV MERGER SUB INC.

By:	/s/ Brian Wuebbels
Name: Brian Wuebbels
Title: Authorized Officer

VIVINT SOLAR, INC.

By:	/s/ Gregory S. Butterfield
Name: Gregory S. Butterfield
Title: Chief Executive Officer

[Signature Page to Amendment No.1 to Merger Agreement]

Annex C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNEDISON, INC.

SUNEDISON, INC., a Delaware corporation, (the “Corporation”) hereby certifies as follows:

1. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 1, 1984. The original name of the Corporation was Dynamit Nobel Silicon Holdings, Inc.

2. The Corporation filed a Restated Certificate of Incorporation on July 12, 1995, and Certificates of Amendment on June 2, 2000, July 10, 2002 and May 30, 2013.

3. The Corporation filed an Amended and Restated Certificate of Incorporation on May 30, 2013.

4. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation filed on May 30, 2013, and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The amendments to be implemented by this Amended and Restated Certificate of Incorporation are (i) an increase in the number of authorized shares of common stock of the Corporation as set forth in Article Fourth; and (ii) provisions relating to the right of stockholders of the Corporation to call a special meeting of stockholders contained in Section 3(c) and Section 3(f) of Article Fifth.

5. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the corporation is SunEdison, Inc.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

The purpose specified in the foregoing paragraph shall not be limited or restricted by reference to, or inference from, the terms of any provision of this Amended and Restated Certificate of Incorporation.

The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect the foregoing purpose, including the general powers now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of Delaware.

FOURTH: (1) The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 750,000,000 shares, of which (i) 700,000,000 shares shall be common stock, par value $.01 per share (“Common Stock”), and (ii) 50,000,000 shares shall be preferred stock, par value $.01 per share (“Preferred Stock”).

(2) Each holder of Common Stock shall have one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

(3) Subject to any rights of holders of any class or series of Preferred Stock, when, as and if dividends or distributions are declared on outstanding shares of Common Stock, whether payable in cash, in property or in securities of the Corporation, each holder of outstanding shares of Common Stock shall be entitled to share ratably in such dividends and distributions in proportion to the number of shares of Common Stock held by such holder.

(4) Subject to any rights of holders of any class or series of Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of outstanding shares of Common Stock shall be entitled to share ratably in the assets of the Corporation to be distributed among the holders of shares of Common Stock in proportion to the number of shares of Common Stock held by such holder.

(5) The holders of shares of Common Stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation or any securities convertible into or exchangeable for shares of any class of capital stock of the Corporation.

(6) The Preferred Stock may be issued, if so determined by the board of directors of the Corporation (the “Board of Directors”), either as a class without series or from time to time in one or more series and with such designation for such class or each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or each such series adopted by the Board of Directors. The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for such class or each such series:

(a) Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Amended and Restated Certificate of Incorporation, voting rights to be exercised either together with the holders of Common Stock as a single class, or independently as a separate class;

(b) The rate per annum and the times at and conditions upon which the holders of shares of such class or series shall be entitled to receive dividends, the conditions and dates upon which such dividends shall be payable and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the terms upon which such dividends shall be cumulative;

(c) Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or noncumulative;

(d) The rights to which the holders of the shares of such class or series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e) The terms, if any, upon which the shares of such class or series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

(f) Any other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation (as it may be amended from time to time) and to the full extent now or hereafter permitted by the laws of the State of Delaware.

(7) All shares of Preferred Stock, if issued as a class without series, or all shares of the Preferred Stock of any one series, if issued in series, shall be identical to each other in all respects and shall entitle the holders thereof to the same rights and privileges, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

FIFTH: (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Amended and Restated Certificate of Incorporation or by the by-laws of the Corporation.

(2) Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

(3) The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of its directors and stockholders:

(a) The Board of Directors shall have the power, without assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

(b) The Board of Directors shall consist of not less than five and not more than 15 directors, the exact number of directors to be determined as set forth in, or in the manner provided in, the by-laws of the Corporation. Until the election of directors at the 2016 annual meeting of stockholders, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, each of which shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Except as set forth in the next sentence, each class of directors shall be elected to a three-year term and the terms of each class shall be staggered so that only one class of directors is elected at each annual meeting of stockholders. At each annual meeting of stockholders beginning in 2014, successors to the class of directors whose terms expire at such annual meeting shall be elected for one-year terms expiring at the next succeeding annual meeting of stockholders. Beginning with the 2016 annual meeting of stockholders, the Board of Directors shall cease to be classified and the entire Board of Directors shall be subject to election at each annual meeting of stockholders. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring on the Board of Directors, howsoever resulting, may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director; provided, however, that if any director then in office determines that any such vacancy on the Board of Directors shall be filled by the stockholders, such vacancy shall be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office (1) if appointed prior to the 2016 annual meeting of stockholders, for a term that shall coincide with the remaining term of that class in which the new directorship was created or the vacancy exists; or (2) if appointed at or following the 2016 annual meeting of stockholders, for a term expiring at the next annual meeting of stockholders, and in each case, shall serve until such director’s successor shall have been elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. If no director remains in office, any vacancy may be filled by the stockholders.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (as it may be amended from time to time) or the resolution or resolutions adopted by the Board of Directors pursuant to Section 6 of Article Fourth hereof.

(c) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in this Amended and Restated Certificate of Incorporation (as it may be amended from time to time) or the resolution or resolutions adopted by the Board of Directors with respect to the rights of holders of Preferred Stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nomination of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3(c) of Article

Fifth and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 3(c) of Article Fifth. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in order to be timely, notice by the stockholder must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed to stockholders or public disclosure of the date of the annual meeting is made, whichever first occurs, or (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting is mailed to stockholders or public disclosure of the date of the special meeting is made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3(c) of Article Fifth. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

(d) Nomination of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3(c) of Article Fifth and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in Section 3(c) of Article Fifth and set forth in the by-laws of the Corporation.

(e) Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

(f) Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken upon the vote of the stockholders at an annual or special meeting duly announced and called as provided in the by-laws of the Corporation, or may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding stock entitled to vote thereon.

(g) Special Meeting. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by a majority of the members of the Board of Directors or the Chairman of the Board of Directors. In addition, a special meeting of stockholders shall be called by the Secretary of the Corporation upon written request to the Secretary by the record holder or holders of at least 30% of the outstanding shares of common stock of the Corporation (the “Requisite Percentage”), who have complied in full with each of the requirements for stockholders to call a special meeting of stockholders set forth in the by-laws of the Corporation (such request, a “Stockholder Meeting Request”); provided, however, that a special meeting of stockholders requested by the Requisite Percentage of stockholders shall not be called or held if (i) the business specified in the Special Meeting Request is not a proper subject for stockholder action under applicable law, (ii) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Secretary receives the Stockholder Meeting Request and the Board of Directors determines that the business of such meeting includes (among any other matters properly brought before the annual meeting) the business specified in the Stockholder Meeting Request, (iii) the Stockholder Meeting Request is received by the Secretary during the period commencing 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (iv) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 120 days prior to receipt by the Secretary of the Stockholder Meeting Request (and, for purposes of this clause (iv), the nomination, election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors, the changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships), (v) the Stockholder Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law, or (vi) the stockholder or stockholders submitting the Special Meeting Request cease at any time to be the record holders of the Requisite Percentage of common stock. At any special meeting, the business transacted shall be limited to the purpose(s) stated in the Stockholder Meeting Request; provided, however, that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted.

SIXTH: (1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit.

(2) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation pursuant to this Article Sixth or as otherwise authorized by law. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(3) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article Sixth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(4) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware.

(5) For purposes of this Article Sixth, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Sixth with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(6) For purposes of this Article Sixth, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(7) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Sixth shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(8) Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.”

IN WITNESS WHEREOF, SUNEDISON, INC. has caused this certificate to be signed by Ahmad R. Chatila, its President and Chief Executive Officer, on this 2nd day of June 2014.

SUNEDISON, INC.

By:	/s/ Ahmad R. Chatila
Name: Ahmad R. Chatila
Title: President and Chief Executive Officer

Annex D

By-Laws

of

SunEdison, Inc.

(Amended and Restated as of May 29, 2014)

ARTICLE I

Offices

Section 1. Offices. The registered office of SunEdison, Inc. (hereinafter called the Corporation) shall be in the State of Delaware. The Corporation may have offices and places of business at such places within and without the State of Delaware as shall be determined by the Board of Directors. The books of the Corporation may be kept outside of the State of Delaware at such place or places as the Board of Directors may from time to time determine.

ARTICLE II

Stockholders

Section 1. Place of Meetings. All meetings of the stock-holders shall be held at such place within or without the State of Delaware as is designated by the Board of Directors.

Section 2. Annual Meeting. The Board of Directors shall fix the time and place of the annual meeting of the stockholders for the purpose of electing the directors and for the transaction of such other business as may properly be brought before the meeting.

Section 3. Special Meeting. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by a majority of the Board of Directors or by the Chairman of the Board. In addition, a special meeting of stockholders shall be called by the Secretary of the Corporation upon written request to the Secretary by the record holder or holders of at least 30% of the outstanding shares of common stock of the Corporation (the “Requisite Percentage”), who have complied in full with each of the requirements for stockholders to call a special meeting of stockholders set forth in these Bylaws (such request, a “Stockholder Meeting Request”). A special meeting of stockholders may be held at such date, time and place, if any, within or without the State of Delaware as may be designated by the Board of Directors; provided, however, that the date of any such special meeting called upon the receipt of a Stockholder Meeting Request shall be not more than 90 days after the Special Meeting Request is received by the Secretary. In fixing a date, time and place, if any, for any special meeting of stockholders, the Board of Directors may consider such factors as it deems relevant, including without limitation, the nature of the matters to be considered, the facts and circumstances related to any request for a meeting and any plan of the Board of Directors to call an annual meeting or special meeting.

The Corporation may postpone, reschedule or cancel any previously scheduled special meeting of stockholders. A Stockholder Meeting Request shall be delivered to the Secretary and shall be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall be accompanied by a written notice setting forth the information required by (i) Section 9 of Article II of these By-laws as to the business proposed to be conducted at the special meeting and as to the stockholder(s) proposing such business, and/or (ii) Section 3(c) of Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation and Section 10 of Article II of these By-laws of the Corporation as to any nominations proposed to be presented at the special meeting and as to the stockholder(s) proposing such nominations. In addition to the foregoing, a Stockholder Meeting Request must include (x) an acknowledgment of the requesting stockholder(s) that any disposition by such stockholder(s) after the date of the Stockholder Meeting Request of any shares of the Corporation’s common stock shall be deemed a revocation of the Stockholder Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Percentage has been satisfied, and (y) a commitment by such stockholder(s) to continue to satisfy the Requisite Percentage through the date of the requested special meeting of stockholders and to notify the Corporation upon any disposition of any shares of the Corporation’s common stock. The requesting stockholder(s) shall certify in writing on the day prior to the requested special meeting of stockholders as to whether the requesting stockholder(s) continue to satisfy the Requisite Percentage. In addition to the foregoing, the requesting stockholder(s) shall promptly provide any other information reasonably requested by the Corporation. In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting, in each case as determined by the Board of Directors (which, if such purpose is the nominating of a person or persons for election to the Board of Directors, will mean that the exact same person or persons are nominated in each relevant Stockholder Meeting Request), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request. A stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary. If, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the special meeting. If none of the requesting stockholder(s) who submitted the Special Meeting Request appears or sends a qualified representative to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 3, a special meeting of stockholders requested by stockholders shall not be called or held if (i) the business specified in the Special Meeting Request is not a proper subject for stockholder action under applicable law, (ii) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Secretary receives the Stockholder Meeting Request and the Board of Directors determines that the business of such meeting includes (among any other matters properly brought before the annual meeting) the business specified in the Stockholder Meeting Request, (iii) the Stockholder Meeting Request is received by the Secretary during the period commencing 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (iv) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 120 days prior to receipt by the Secretary of the Stockholder Meeting Request (and, for purposes of this clause (iv), the nomination, election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors, the changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships), (v) the Stockholder Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law or (vi) the stockholder or stockholders submitting the Special Meeting Request cease at any time to be the record holders of the Requisite Percentage of common stock. At any special meeting, the business transacted shall be limited to the purpose(s) stated in the Stockholder Meeting Request; provided, however, that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted.

Section 4. Notice of Meetings. Except as is otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given to each stockholder not less than 10 nor more than 60 days prior to the meeting. The notice shall state the date, time and place and, in the case of special meetings, the purpose or purposes of such meeting, and at whose direction the notice is given.

Section 5. Quorum. At all meetings of stockholders, except as otherwise required by statute, the holders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat may adjourn such meeting from time to time in accordance with Section 7 of this Article II of these By-Laws until the number of votes requisite to constitute a quorum shall be present.

Section 6. Voting.

Except with respect to the election of directors, as set forth in the below paragraph, when a quorum is present or represented by proxy at any meeting of stockholders, the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereat present in person or by proxy shall decide any question brought before such meeting, unless the question is one upon which an express provision of the General Corporation Law of the State of Delaware or of the Amended and Restated Certificate of Incorporation requires a greater vote, in which case such provision shall control.

Each director shall be elected by the vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors if, in connection with such meeting (i) the Secretary of the Corporation shall have received a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 10 of this Article II and (ii) such nomination shall not have been withdrawn by such stockholder on or prior to the day next preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation. If directors are to be elected by a plurality of the votes cast pursuant to the provisions of the immediately preceding sentence, stockholders shall not be provided the option to vote against any one or more of the nominees, but shall only be provided the option to vote for one or more of the nominees or withhold their votes with respect to one or more of the nominees. For purposes hereof, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. (Accordingly, abstentions will not be taken into account for this purpose.)

Each stockholder entitled to vote at any meeting may vote in person or by proxy and shall, unless the Amended and Restated Certificate of Incorporation provides otherwise, have one vote for each share of stock registered in his name, but no proxy shall be valid after three years from its date, unless the proxy provides for a longer period.

Section 7. Adjourned Meetings. Any meeting of stockholders may be adjourned to a designated time and place by a vote of a majority in interest of the stockholders present in person or by proxy, even though less than a quorum is so present. No notice of such an adjourned meeting needs to be given, other than by announcement at the meeting, and any business may be transacted which might have been transacted at the meeting as originally called; provided, however, that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

Section 8. Action Without Meeting. Any action required or permitted to be taken at any annual or special meeting of stock-holders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all the outstanding stock entitled to vote thereon. The effective date of the authorization of such action shall be deemed to be the date of the filing of the last such written consent in the minute books of the Corporation, which date shall be noted therein by the Secretary.

Section 9. Advance Notice of Business to Be Transacted at Stockholder Meetings. To be properly brought before an annual or special meeting of stockholders, business must be either (a) specified in the notice of meeting

(or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the meeting by a stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 9 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 9. Except for proposals properly made in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual or special meeting of the stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 10 of this Article II, and this Section 9 shall not be applicable to nominations except as expressly provided in Section 10.

(A) Timely notice. To bring business before a meeting, a stockholder must give timely notice to the Secretary of the Corporation. To be timely for an annual meeting, such notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in order to be timely, notice by the stockholder must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed to stockholders or public disclosure of the date of the annual meeting is made, whichever first occurs. To be timely for a special meeting, notice by a stockholder must be delivered to or mailed and received at the principal executive offices of the Corporation not more than 10 days immediately following the giving of notice of such special meeting by mail to stockholders or by public announcement (whichever first occurs). The provisions of this Section 9 shall also govern what constitutes timely notice for purposes of Rule 14a-4(c) under the Exchange Act.

(B) Proper written form of notice. To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each matter such stockholder proposes to bring before the annual meeting (i) a reasonably brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of each proposing stockholder, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (iii) a reasonably detailed description of all agreements, arrangements and understandings between or among any of the proposing stockholders or between or among any proposing stockholder and any other record or beneficial holder of the shares of any class or series of capital stock of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, (b) the name and address of such stockholder, and the name and address of the beneficial owner, if any, on whose behalf the business is to be brought before the meeting, (c) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership, (d) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (e) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (f) any short interest in any security of the Corporation (for purposes of this Section 9 a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (g) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (h) any proportionate interest in shares of the Corporation or Derivative Instrument held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (i) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to, based on any increase or decrease in the value of shares of the Corporation or Derivative Instrument, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household and (j) a description of any agreement, arrangement or understanding (including without limitation any swap or other derivative or short position, profits interest, hedging transaction, borrowed or loaned shares, any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, or other instrument), that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owner, if any, on whose behalf the business is to be brought, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Company, the intent or effect of which may be (x) to transfer any of the economic consequences of ownership of any security of the Company, (y) to increase or decrease the voting power with respect to shares of any class or series of capital stock of the Company and/or (z) to provide the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, or to mitigate any loss resulting from, the value (or any increase or decrease in the value) of any security of the Company (which information as specified in the foregoing clauses (a) through (j) shall be supplemented by such stockholder and such beneficial owner, if any, not later than 15 days after the record date for the meeting to disclose such ownership and other information as of the such record date). For purposes of these By-Laws, the terms “beneficial owner” and “beneficial ownership” shall include without limitation the meanings ascribed to such terms in Rule 13d-3 (or any successor rule) under the Exchange Act.

(C) Exclusive means; other stockholder rights and obligations. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at any annual or special meeting of stockholders except business brought before such meeting in accordance with the procedures set forth in this Section 9; provided, however, that, once business has been properly brought before such meeting in accordance with such procedures, nothing in this Section 9 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of such meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted. This Section 9 is expressly intended to apply to any business proposed to be brought before an annual or special meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Section 9 with respect to any business proposed to be brought before an annual or special meeting, each proposing stockholder shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 9 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 10. Advance Notice of Nominations for Election to the Board of Directors. Nominations of any person for election to the Board of Directors at an annual or special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the Board of Directors, including by any committee or persons appointed by the Board of Directors, or (b) by a stockholder who (i) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both on the record date for the determination of stockholders entitled to vote at such meeting and at the time of giving the notice provided for in this Section 10, (ii) is entitled to vote at the meeting, and (iii) has complied with the Amended and Restated Certificate of Incorporation of the Company, as amended, and this Section 10 as to such nomination. As contemplated by the Amended and Restated Certificate of Incorporation, as amended, for a stockholder to make any nomination of a person for election to the Board of Directors, the stockholder must provide timely notice thereof in proper written form to the Secretary of the Corporation.

(A) Timely notice. To be timely, a stockholder’s notice for nomination of a person or persons for election to the Board of Directors must be delivered to or mailed and received at the principal offices of the Corporation within the times set forth in Section 9(A) of this Article II for the giving of timely notice by a stockholder for bringing other business before a stockholder meeting.

(B) Proper written form of notice. To be in proper written form for purposes of this Section 10, a stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder intends to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder and (v) any other information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with a solicitation of proxies for the election of directors in a contested election, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to such stockholder giving notice, the information required to be provided by a stockholder pursuant to Section 9(B)(b)-(j) of this Article II.

(C) Exclusive means; other requirements. The Corporation may require any proposed nominee to furnish such other information in addition to that required by Section 10 as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding anything in these By-Laws to the contrary, no nominations shall be conducted at the annual or special meeting of stockholders except nominations brought before such meeting in accordance with the procedures set forth in the Amended and Restated Certificate of Incorporation, as amended, and this Section 10. If the chairman of such meeting determines that a nomination was not properly brought before the meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was not properly brought before the meeting and such nomination shall not be considered or voted upon.

(D) Nominations at special meetings. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors, including by any committee or person appointed by the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder who (i) was a stockholder of record both on the record date for the determination of stockholders entitled to vote at such meeting and at the time of giving the notice provided for in this Section 10, (ii) is entitled to vote at the meeting, and (iii) has complied with the Amended and Restated Certificate of Incorporation of the Company, as amended, and this Section 10 as to such nomination. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by the Amended and Restated Certificate of Incorporation of the Company, as amended, and this Section 10 shall be delivered to or mailed and received at the principal offices of the Corporation not more than 120 days prior to such special meeting and not less than 90 days prior to such special meeting or 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

ARTICLE III

Directors

Section 1. Management of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The officers of the Corporation shall keep the Board of Directors fully informed about the affairs of the Corporation, and the officers and employees of the Corporation shall provide the Board of Directors with such written or oral reports and information as the Board of Directors may deem advisable.

Section 2. Number and Term of Office. Subject to the rights, if any, of holders of preferred stock of the Corporation, the number of directors shall be determined from time to time by resolution passed by a majority of the Board of Directors of the Corporation, but in no event shall the Board of Directors consist of less than five or more than 15 directors. The number of directors so determined is referred to in these By-Laws as the “total number of directors”. Each director shall be elected and hold office as provided by Article Fifth of the Amended and Restated Certificate of Incorporation of the Corporation. Directors need not be stockholders of the Corporation.

Section 3. Nomination of Directors and Advance Notice Thereof. Only persons who are nominated in accordance with the Amended and Restated Certificate of Incorporation of the Corporation and Section 10 of Article II of these By-laws shall be eligible for election as directors of the Corporation.

Section 4. Resignation. Any director may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified, at the time of its receipt by the Chief Executive Officer (the “CEO”), the President or the Secretary of the Corporation. The acceptance of a resignation shall not be necessary to make it effective.

Section 5. Vacancies. Subject to the rights, if any, of the holders of any series of preferred stock then outstanding, any vacancy on the Board of Directors arising from death, resignation, removal, an increase in the number of directors or any other cause, may be filled either by a majority vote of the remaining directors, although less than a quorum, or by the sole remaining director; provided, however, that if any director then in office determines that any such vacancy on the Board of Directors shall be filled by the stockholders, such vacancy shall be filled by the stockholders in accordance with the Amended and Restated Certificate of Incorporation. Any director elected to fill a vacancy shall serve a term as provided by Article Fifth of the Amended and Restated Certificate of Incorporation of the Corporation.

Section 6. Regular Meetings. The Board of Directors shall hold at least two regular meetings during each calendar year on such dates as may be determined by the Board of Directors. Such regular meetings may be held at such places, either within or without the State of Delaware, as shall from time to time be determined by the Board of Directors.

Section 7. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the CEO or the President, and shall be called by the CEO, the President or the Secretary, upon the written request of at least two members of the Board of Directors. Each director shall be given at least two (2) days’ notice of each such meeting.

Section 8. [Intentionally Omitted.]

Section 9. Quorum. A quorum of directors for the transaction of business shall consist of at least a majority of the total number of directors.

Section 10. Waiver of Notice. Notice of a meeting need not be given to any director who submits a written waiver of such notice, signed by him, whether before or after such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the directors need be specified in any written waiver of notice with respect to such meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the director attends such meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 11. Voting. The act of a majority of the total number of directors shall be the act of the Board of Directors.

Section 12. Meetings via Conference Call. Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone call or similar communications equipment hook-up allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 13. Action Without Meeting. Notwithstanding any other provisions of these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, or by electronic transmission, and the written consent or consents or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors.

Section 14. Committees. (a) Audit Committee; Compensation Committee; Other Committees. The Board of Directors shall designate an Audit Committee and a Compensation Committee, each consisting of at least two directors and to have such duties and functions as shall be specified in the resolution or resolutions appointing such committees. The Board of Directors, by resolution passed by a majority of the total number of directors, may designate other committees of the Board of Directors, each such committee to consist of two or more directors and to have such duties and functions as shall be provided in such resolution.

(b) Rules of Committees. A majority of all of the members of any committee of the Board of Directors may determine its rules of procedure, determine its action and fix the time and place, whether within or without the State of Delaware, of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise by resolution provide. Each committee shall record minutes of its proceedings and shall submit the same to the Board of Directors. The Board of Directors shall have power to change the members of any such committee and fill vacancies therein and to discharge any such committee, either with or without cause, at any time.

(c) Powers of Committees. The Board of Directors, by resolution passed by a majority of a duly constituted quorum of the Board of Directors, may designate committees of the Board of Directors pursuant to, and which will have the powers as are consistent with, the provisions of Section 141(c)(2) of the Delaware General Corporation Law.

Section 15. The Chairman of the Board and Vice Chairman of the Board. The Chairman of the Board and, if the Board of Directors determines that the Board should have a Vice Chairman, the Vice Chairman of the Board, shall be elected annually by the Board of Directors. The Chairman of the Board shall preside at all meetings of the Board of Directors, act as chairman at all meetings of stockholders and shall sign the minutes of the proceedings recorded at such meetings by the Secretary. He shall make reports to the Board of Directors as well as to the stockholders and shall perform all duties incident to his office or properly required of him by the Board of Directors. The Chairman of the Board and the Vice Chairman of the Board shall each perform such further duties and exercise such further powers as may be assigned to him from time to time by the Board of Directors. In the absence of the Chairman of the Board, the Vice Chairman of the Board shall carry out his duties and authorities.

ARTICLE IV

Officers

Section 1. Officers. The officers of the Corporation shall include the Chief Executive Officer, the President, a Treasurer and a Secretary. Each officer of the Corporation shall hold office until his successor shall have been duly chosen and qualified, or until his death, disqualification, resignation or removal. Except for the offices of President and Secretary, any two or more offices may be held by one person. Any vacancy occurring in any office shall be filled by the Board of Directors.

Section 2. Other Officers. The Board of Directors may appoint one or more Vice Presidents, Assistant Treasurers, Assistant Secretaries and such other officers and agents with such powers and duties as it shall deem necessary.

Section 3. The Chief Executive Officer (the “CEO”). The Chief Executive Officer, subject to the direction of the Board of Directors, shall have general management and control of the business and affairs of the Corporation.

Section 4. The President. The President shall be the Chief Operating Officer of the Corporation and, subject to the direction of the CEO and the Board of Directors, shall be responsible for the day-to-day management of the Corporation.

Section 5. The Treasurer. The Treasurer shall have custody of all funds, securities and evidences of indebtedness of the Corporation, shall receive and give receipts and acquittances for monies paid in on account of the Corporation, shall pay out of the funds on hand all bills, payrolls, and other just debts of the Corporation, of whatever nature upon maturity, shall enter regularly in books to be kept by him for that purpose, full and accurate accounts of all monies received and paid out by him on account of the Corporation, and shall perform all other duties incident to the Office of Treasurer and as may be prescribed by the Board of Directors.

Section 6. The Secretary. The Secretary, if he shall be present, shall keep the minutes of all proceedings of directors and stockholders, and shall attend to the giving and serving of all notices to stockholders and directors or other notices required by law or by these By-Laws, shall affix the seal of the Corporation to deeds, contracts and other instruments in writing requiring a seal when duly signed or when so ordered by the Board of Directors, shall have charge of the minute books, certificate books and stock books and such other books and papers as the Board of Directors may direct, and shall perform all other duties incident to the office of Secretary.

Section 7. Removal of Officers. Any officer of the Corporation may be removed from office at any time, with or without cause, by a vote of the majority of the total number of directors.

ARTICLE V

Capital Stock

Section 1. Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates in such form as is required by the General Corporation Law of the State of Delaware and as shall be adopted by the Board of Directors. Certificates shall be numbered and registered in the order issued, shall be signed by the President or a Vice President and by the Secretary or the Treasurer and sealed with the corporate seal or a facsimile thereof.

Section 2. Transfer. Transfer of shares shall be made only upon the books of the Corporation by the registered holder thereof or by attorney, duly authorized, and upon surrender of the certificate or certificates for such shares properly assigned for transfer.

Section 3. Lost or Destroyed Certificates. The holder of any certificate representing shares of stock of the Corporation may notify the Corporation of any loss, theft, or destruction thereof, and the Board of Directors may thereupon, in its discretion (subject to applicable law), cause a new certificate for the same number of shares to be issued to such holder upon satisfactory proof of such loss, theft or destruction, and, if required by the Board of Directors, the deposit of indemnity by way of bond or otherwise, in such form and amount and with such surety or sureties as the Board of Directors may require, to indemnify the Corporation against loss or liability by reason of the issuance of such new certificates.

Section 4. Record Date. The Board of Directors may fix, in advance, a date, not exceeding 60 days nor less than 10 days, as the record date for the determination of stockholders entitled to receive notice of, or to vote at, any meeting of stockholders, or to consent to any proposal without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividends, or allotment of any rights, or for the purpose of any other action.

ARTICLE VI

Miscellaneous

Section 1. Dividends and Reserves. The Board of Directors may declare dividends and may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may reduce or eliminate any such reserve. Dividends may be paid in cash, in property, or in shares of stock.

Section 2. Regulations. The Board of Directors may make such rules and regulations as it may deem expedient concerning the transfer and registration of certificates for shares of the Corporation.

Section 3. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation and the words “CORPORATE SEAL”, and the state of its incorporation.

Section 4. Notice and Waiver of Notice. Whenever under the provisions of these By-Laws any notice is required to be given, such notice, unless otherwise required by law or by these By-Laws, shall be communicated to the person entitled thereto be courier mail or first-class mail, postage prepaid, or by telegraph, telex, cable, facsimile or other recorded form of transmission, and such notice shall be deemed to have been given on the third day after the time of dispatch by courier mail or mailing thereof or at the time of dispatch in the case of notice by any other form of transmission. Any notice required to be given under these By-Laws may be waived in writing by the person entitled thereto, whether before or after the time stated therein.

Section 5. Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 6. No petition under title 11 of the United States Code may be filed by the Corporation without a resolution of the Board of Directors authorizing such a filing which has been approved by at least all but one of the directors then in office.

ARTICLE VII

Amendments

Section 1. Amendments. The Board of Directors shall have the power, without assent or vote of the stockholders, to make, alter, amend, change, add to or repeal these By-Laws, or any of them, upon a vote of a majority of the total number of directors.

Annex E

AMENDED AND RESTATED PURCHASE AGREEMENT

This AMENDED AND RESTATED PURCHASE AGREEMENT, dated as of December 9, 2015 (this “Agreement”), by and between TERRAFORM POWER, LLC, a Delaware limited liability company (“Purchaser”), and SUNEDISON, INC., a Delaware corporation (“Seller”).

WITNESSETH:

WHEREAS, on July 20, 2015 Seller entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SEV Merger Sub Inc., a Delaware corporation and indirect wholly owned subsidiary of Seller (“Merger Sub”), and Vivint Solar, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Seller (the “Merger”);

WHEREAS, on July 20, 2015 Seller and Purchaser entered into a Purchase Agreement (the “Original PSA”) pursuant to which the Seller agreed to cause the Company to sell and assign to Purchaser, and Purchaser agreed to purchase and assume from the Company, all of the equity interests in the subsidiaries of the Company set forth on Exhibit A hereto (each, a “Purchased Subsidiary” and, collectively, the “Purchased Subsidiaries”), subject to certain agreed terms and conditions; and

WHEREAS, Purchaser and Seller desire to amend and restate the Original PSA in its entirety.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of the Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall cause the Company or its subsidiary(ies), as applicable, to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Company or its subsidiary(ies), as applicable, all of the equity interests of the Purchased Subsidiaries (the “Purchased Interests”), provided, that, as a condition to Purchaser purchasing Vivint Solar Fund XVIII Manager, LLC and any other Purchased Interest associated with the “Fund XVIII – BAML 2” tax equity fund with BAL Investments & Advisory, Inc., such tax equity fund shall either (x) have been bifurcated so that, as of the Closing Date, Vivint Solar Fund XVIII Manager indirectly owns an interest in all of the installed residential PV systems with respect to such fund, and another entity not being purchased by Purchaser on the Closing Date will have been established to finance the remainder of the BAL Investments & Advisory, Inc.’s commitments not invested as of the Closing Date or (y) any outstanding commitments to contribute capital by Vivint Solar Fund XVIII Manager, LLC or its affiliates with respect to the “Fund XVIII – BAML 2” shall have been terminated.

Section 1.02 Purchase Price. The aggregate purchase price for the Purchased Interests (as adjusted as set forth herein, the “Purchase Price”) shall be an amount equal to the product of (i) the lesser of (x) the actual installed capacity (in DC megawatts (“MW”)) of residential solar systems owned, directly or indirectly, by the Purchased Subsidiaries on the Closing Date, and (y) 523 MW, multiplied by (ii) one million seven hundred thousand dollars ($1,700,000). For avoidance of doubt, the Purchase Price shall not be reduced for any Purchased Subsidiaries that are deemed not to be sold, conveyed, transferred, assigned or delivered pursuant to Section 1.05.

Section 1.03 Purchase Price Adjustment. At its option, Purchaser may choose to assume (or have a subsidiary of Purchaser assume) the obligations under that certain Loan Agreement, dated as of September 12, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Aggregation Facility”) among Vivint Solar Financing I, LLC, a Delaware limited liability company, Vivint Solar Holdings, Inc., a Delaware corporation, the other guarantors and lenders party thereto from time to time, and Bank of America, N.A., as administrative agent and collateral agent or any additional or other indebtedness that is secured by direct or indirect interests in the Purchased Subsidiaries and that supplements, refinances or replaces the Aggregation Facility (such additional indebtedness, together with the Aggregation Facility, the “Indebtedness”). To the extent obligations under any Indebtedness are assumed by the Purchaser (or a subsidiary of Purchaser) on or before the Closing, then the amount of the Purchase Price payable by Purchaser to Seller at the Closing shall be reduced on a dollar-for-dollar basis by an amount equal to the then outstanding aggregate amount of the Indebtedness so assumed. Notwithstanding anything to the contrary contained herein, (a) Purchaser shall not be required to assume any Indebtedness (including the Aggregation Facility) unless it does so in its sole discretion and (b) Purchaser and Seller acknowledge and agree that if any Purchased Subsidiary is obligated to repay any of the Indebtedness and such Indebtedness remains outstanding as of the Closing, such Indebtedness will be deemed for all purposes to have been assumed by Purchaser for purposes of this Section 1.03.

Section 1.04 Purchase Price Payment; Tax Equity Tranches.

(a) Subject to Sections 1.03 and 1.04(b), the Purchase Price shall be paid by Purchaser at Closing by wire transfer of immediately available funds to accounts designated in writing by Seller to Purchaser prior to the Closing.

(b) Notwithstanding Section 1.04(a) above, if as of the Closing, there exists any requirement on Purchaser or any of its subsidiaries (including, for the avoidance of doubt, the Purchased Subsidiaries) to (x) make an equity contribution with respect to any Purchased Subsidiary or (y) make any payment with respect to projects owned or to be acquired by any Purchased Subsidiary, in each case of clauses (x) and (y) pursuant to any partnership, purchase, contribution or similar agreement, then the amount of such payment or equity contribution (the “Escrow Amount”) shall, instead of being paid to Seller as part of the Purchase Price as contemplated by Section 1.04(a) above, be deposited by Purchaser at the Closing into an escrow account managed by an escrow agent (the “Escrow Agent”) on terms mutually agreeable to Purchaser and Seller, and the Escrow Amount shall be released by the Escrow Agent to Purchaser from time to time after the Closing to satisfy any equity contribution or payment obligations of Purchaser and its subsidiaries (including, for the avoidance of doubt, the Purchased Subsidiaries) required by the documentation described in clauses (x) and (y).

Section 1.05 Required Consents.

(a) Absence of Consents; Obtaining Consents. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Purchaser of any Purchased Interest is prohibited by any applicable Law or would require any third party or any Governmental Authority’s authorization, approval, consent, negative clearance or waiver and such authorization, approval, consent, negative clearance or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof. Following the Closing, the parties hereto shall have a continuing obligation to use their reasonable best efforts to obtain and to cooperate in obtaining any such Consents from third parties, including Governmental Authorities; provided, that neither Seller, the Company nor any of their respective Affiliates shall be required to pay or commit to pay any significant amount to (or incur any significant liability or obligation in favor of) any third party that is not a Governmental Authority from whom any such Consent, notice, registration, declaration or filing may be required (other than nominal filing or application fees). Upon obtaining the requisite authorization, approval, consent, negative clearance or waiver, Seller shall cause the Company to promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Interest or right to Purchaser hereunder.

(b) Benefit of Purchased Interests. Pending, or in the absence of, such authorization, approval, consent, negative clearance or waiver, the parties hereto shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the economic claims, rights and benefits and liabilities of beneficial ownership of such Purchased Interest and Seller shall cause the Company to continue to hold such Purchased Interest upon the reasonable direction of Purchaser; provided, that Seller shall bear the economic burden resulting from implementation of any such alternative arrangement pursuant to this Section 1.05(b) and Purchaser shall be responsible for any liabilities, if any, arising as a result of ownership of such Purchased Interest.

ARTICLE II

CLOSING

Section 2.01 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the parties shall cause the closing of the transactions contemplated hereby (the “Closing”) to take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, immediately following the consummation of the Merger, on the terms and subject to the conditions of this Agreement and the satisfaction or waiver of all of the conditions set forth in Article VII. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser the following:

(i) a certificate signed by an executive officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Section 7.03(a), and Section 7.03(b) have been satisfied;

(ii) with respect to the Purchased Interests and subject to Section 1.05, an assignment and assumption of the Purchased Interests in substantially the form of Exhibit B hereto (an “Interest Assignment;” collectively, the “Interest Assignments”), for each Purchased Subsidiary, duly executed by the Company or its applicable subsidiary; and

(iii) if applicable, the escrow agreement contemplated by Section 1.04(b), duly executed by Seller.

(b) At the Closing, Purchaser shall deliver (or cause to be delivered) to Seller or its applicable Subsidiary the following:

(i) subject to Sections 1.03 and 1.04(b), an amount in cash equal to the Purchase Price, payable by wire transfer of immediately available funds;

(ii) a certificate signed by an executive officer of Purchaser, dated the Closing Date, to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iii) with respect to the Purchased Interests, and subject to Section 1.05, an Interest Assignment for each Purchased Subsidiary, duly executed by Purchaser; and

(iv) if applicable, the escrow agreement contemplated by Section 1.04(b), duly executed by Purchaser and the Escrow Agent.

(c) If applicable, at the Closing, Purchaser shall deliver (or cause to be delivered) to the Escrow Agent an amount in cash equal to the Escrow Amount, payable by wire transfer of immediately available funds.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as set forth in Exhibit C. Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Article III or pursuant to any certificate or other agreement delivered by Seller in connection herewith. Seller hereby disclaims any other express or implied representation or warranty not contained in this Article III or in a certificate or other agreement delivered in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Article III shall affect the ability of Purchaser to rely on the representations and warranties with respect to the Purchased Interests and the Purchased Subsidiaries made to Seller in the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as set forth in Exhibit D. Purchaser is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Article IV or pursuant to any certificate or other agreement delivered by Purchaser in connection herewith. Purchaser hereby disclaims any other express or implied representation or warranty not contained in this Article IV or in a certificate or other agreement delivered in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Seller. From and after the date of this Agreement until the Closing, Seller covenants and agrees (except as required by applicable law, or to the extent that Purchaser shall otherwise previously consent in writing, which consent will not be unreasonably withheld, conditioned or delayed to the extent Seller is unable to unreasonably withhold, condition or delay its consent under the Merger Agreement, and which consent shall be deemed to be granted five (5) Business Days after written request for such consent has been delivered to Purchaser by Seller unless Purchaser shall have denied such consent request in writing) (a) Seller shall not enter into any amendment to the Merger Agreement and (b) Seller shall not consent to any action taken by the Company prohibited by Section 4.01 of the Merger Agreement which would reasonably be expected to have an adverse effect on any of the Purchased Interests or the Purchased Subsidiaries.

Section 5.02 Financing.

(a) Efforts to Obtain the Financing. Purchaser acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the obligations to perform its agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing, and Purchaser acknowledges and agrees that obtaining the Debt Financing or any other financing is not a condition to the Closing. If the Debt Financing has not been obtained, Purchaser will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate transactions contemplated by this Agreement. Seller acknowledges that the covenants and obligations contained in this Section 5.02 and the Debt Financing Commitments are the sole and exclusive covenants and obligations of Purchaser and each of its Representatives in connection with obtaining the Debt Financing; provided, however, that Purchaser expressly acknowledges and agrees that Purchaser’s obligations to hold the Closing and consummate the transactions contemplated by this Agreement (including pursuant to Section 2.01) shall not in any way be conditioned upon whether the Debt Financing is available or has been obtained and, for avoidance of doubt, that Purchaser shall be required to hold the Closing and consummate the transactions contemplated by this Agreement on any date, if so required pursuant to the terms and conditions of Section 2.01, regardless of whether the Debt Financing is available or has been obtained as of such date.

(b) Financing Cooperation. Prior to the Closing, Seller shall use reasonable best efforts to provide to Purchaser, and shall use its reasonable best efforts to cause the Company and their respective Representatives, including legal and accounting advisors, to provide in accordance with Section 4.05 of the Merger Agreement, in each case at Purchaser’s sole expense, all cooperation reasonably requested by Purchaser that is reasonably necessary in connection with arranging, obtaining and syndicating the Debt Financing and causing the conditions in the Debt Financing Commitments to be satisfied.

(c) Confidentiality. Purchaser agrees to be bound by the Confidentiality Agreement (as defined in the Merger Agreement) as if a party thereto.

(d) Indemnity and Reimbursement. Purchaser shall promptly, upon written request by Seller, reimburse Seller or the Company, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Seller, the Company or any of their respective subsidiaries in connection with the cooperation of Seller, the Company and their respective subsidiaries contemplated by this Section 5.02 and shall indemnify and hold harmless Seller, the Company, and their respective subsidiaries and Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with Purchaser’s arrangement of any Debt Financing and any information used in connection therewith, except with respect to any information prepared or provided by Seller, the Company or any of their respective subsidiaries or Representatives, and the foregoing obligations shall survive termination of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Regulatory Matters; Reasonable Best Efforts.

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including using reasonable best efforts to take all actions reasonably necessary to comply promptly with all legal requirements that may be imposed on it or its subsidiaries with respect to the Closing. Each party shall not take any actions that would or that would reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied. Each party shall use its reasonable best efforts to cause the Closing to occur on or prior to the Termination Date. Nothing in this Section 6.01 shall impose any obligation on Purchaser with respect to obtaining or arranging the Debt Financing, it being agreed that Purchaser’s obligations with respect to such matters shall be governed solely by Section 5.02 and the Debt Financing Commitments.

(b) Each of Purchaser and Seller shall use its reasonable best efforts to obtain, and to cooperate in obtaining, all Consents from third parties, including Governmental Authorities, necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement and to provide, and cooperate in providing, notices to, and make or file, and cooperate in the making or filing of, registrations, declarations or filings with, third parties required to be provided prior to the Closing; provided, however, that no party shall be required to pay or commit to pay any significant amount to (or incur any significant liability or obligation in favor of) any third party that is not a Governmental Authority from whom any such Consent, notice, registration, declaration or filing may be required (other than nominal filing or application fees).

(c) Nothing in this Section 6.01 shall obligate Purchaser or Seller or any of their respective subsidiaries to take any action that is not conditional upon the Closing.

(d) Following the consummation of the Merger, Seller agrees to cause the Company to comply with its obligations under this Agreement.

Section 6.02 [Reserved].

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to the Obligations of Each Party. The respective obligation of each party to consummate and cause the consummation of the transactions contemplated herein are subject to the satisfaction or waiver by Seller and Purchaser on or prior to the Closing of the following conditions:

(a) No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order, in each case, by any court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger shall have been issued and be continuing in effect or (ii) applicable law of a Governmental Authority of competent jurisdiction shall be in in effect prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Consummation of the Merger. (i) The Merger shall have been consummated in accordance with the terms of the Merger Agreement and (ii) all conditions to the consummation of the Merger shall have been satisfied or waived; provided, that Seller shall not have waived any condition to the consummation of the Merger which such waiver would reasonably be expected to have an adverse effect on the Purchaser or the Purchased Interests or Purchased Subsidiaries without obtaining the prior written consent of Purchaser.

Section 7.02 Conditions to Obligations of Seller. The obligation of Seller to consummate and cause the consummation of the transactions contemplated herein are further subject to satisfaction or waiver at or prior to the Closing by Seller of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects, except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Closing Certificates. Seller shall have received a certificate signed by an executive officer of Purchaser, dated the Closing Date, to the effect that the conditions set forth in Section 7.02(a), and Section 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated herein are further subject to satisfaction or waiver on or prior to the Closing by Purchaser of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Seller (other than the representations and warranties as to “Organization and Authority”) shall be true and correct except for de minimis inaccuracies, as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of Seller as to “Organization and Authority” shall be true and correct except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby, as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Certificates. Purchaser shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written agreement of Purchaser and Seller; (b) automatically upon the termination of the Merger Agreement; or (c) by either Purchaser or Seller in the event that the transactions contemplated by this Agreement shall not have been consummated by the Termination Date (as the same may be extended pursuant to §7.01(c) of the Merger Agreement); provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party (i) whose failure to fulfill any of its obligations under this Agreement has been a principal cause of the failure of the transactions contemplated by this Agreement to occur on or before the Termination Date or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunction in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding). The party desiring to terminate this Agreement pursuant to clause (c) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.01, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01, this Agreement shall become void and have no effect with no liability to any person on the part of any party hereto (or any of its Representatives or affiliates), except that (a) the provisions of Section 5.02(d), this Section 8.02, Article IX and the Confidentiality Agreement shall survive any such termination and abandonment and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any Willful Breach. “Willful Breach” shall mean a material breach that is a consequence of an act or a failure to act of an executive officer of the Party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would cause, or would reasonably be expected to cause, a breach of any representation, warranty, agreement or covenant of the breaching party contained in this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be delivered either in person, by overnight courier, by registered or certified mail, or by facsimile transmission or electronic mail, and shall be deemed to have been duly given (a) upon receipt, if delivered personally or by overnight courier, with overnight delivery and with acknowledgement of receipt requested, (b) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) on the Business Day the transmission is made when transmitted by facsimile or electronic mail (provided, that the same is sent by overnight courier for delivery on the next succeeding Business Day, with acknowledgement of receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (x) if to Seller, in accordance with the Merger Agreement and (y) if to Purchaser, to the address stated on the signature pages to this Agreement.

Section 9.02 Definitions. Capitalized terms used herein but not otherwise defined (and the terms “affiliate,” “person” and “subsidiary,” as used herein) shall have the meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement:

(a) “Debt Financing Parties” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other debt financings in connection with the transactions contemplated hereby and their respective affiliates and their respect affiliates’ general or limited partners, stockholders, managers, members, agents, representatives, employees, directors, or other officers and their respective successor and assigns, including any Debt Financing Party, arranger or agent party to the Debt Financing Commitments and any joinder agreements, indentures or credit agreements relating thereto.

(b) “Required Information” means “Required Information” as defined in the Merger Agreement consisting of customary financial information that is (i) required under paragraph 3 of the Debt Financing Commitments and paragraph 2 of Annex C attached thereto (as in effect on the date of this Agreement), and (ii) reasonably necessary to prepare pro forma financial statements required to be delivered pursuant to the Debt Financing Commitments (as in effect on the date of this Agreement) (it being understood that the preparation of pro forma financial statements shall be the sole obligation of Purchaser).

Section 9.03 Interpretation and Other Matters. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns.

Section 9.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

Section 9.05 Entire Agreement; No Third-Party Beneficiaries; Suits for Damages. This Agreement amends, restates and supersedes the Original PSA in its entirety. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any person other than the parties hereto and their respective successors and permitted assigns, except (i) the provisions of Section 9.14, which shall be enforceable by the Non-Recourse Parties and (iii) the provisions of Section 9.08(c), Section 9.12 and Section 9.13, which shall be enforceable by the Debt Financing Parties.

Section 9.06 Amendment. This Agreement may be amended or supplemented by the parties at any time prior to the Closing; provided, however, that Sections 9.05, 9.08, 9.12, 9.13, 9.14 and this Section 9.06 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 9.05, 9.06, 9.08, 9.12, 9.13 or Section 9.14, in each case solely as such

Section relates to Debt Financing Parties) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Debt Financing Parties without the prior written consent of the arrangers of the Debt Financing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.07 Extension; Waiver. At any time prior to the Closing, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any breach or inaccuracies in the representations and warranties of the other party or parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.08 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws and matters related to the fiduciary obligations of the Board of Directors of Seller or Purchaser shall be governed by the laws of the State of Delaware except all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Parties and each of their respective affiliates and their respective general or limited partners, shareholders, managers, members, directors, officers, employees, advisors, counsel or affiliates in any way relating to their debt financing commitments and related fee letters or the performance thereof or the financings contemplated thereby, shall, except as expressly provided in such debt financing commitments, be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

(b) Each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Notwithstanding anything contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Parties or any of their respective affiliates or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, advisors, counsel or affiliates in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the debt financing commitments or the performance thereof, in any forum other than any New York federal court sitting in the Borough of Manhattan, or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York. The parties hereto further agree that all of the provisions of Section 9.13 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 9.08(c).

(d) Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 9.01 shall be effective service of process for any action, suit or proceeding brought against it.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing, (i) Purchaser may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, to one or more of its affiliates (but no such assignment shall relieve the assigning party of any of its obligations hereunder) and (ii) either Party may collaterally assign any of its rights, but not its obligations, under this Agreement to any of its financing sources. Any attempted or purported assignment in violation of this Section 9.09 shall be null and void and of no effect whatsoever. Subject to the provisions of this Section 9.09, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.10 Specific Performance. The parties agree that irreparable damage may occur and that the parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 9.10, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages.

Section 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.12 Debt Financing Parties. Notwithstanding anything to the contrary contained herein and notwithstanding that Purchaser is an affiliate of Seller, the Debt Financing Parties (in their capacity as such) shall not have any liability to Seller, its subsidiaries (other than Purchaser) or any of their respective equity holders, representatives or affiliates relating to or arising out of this Agreement, the financing of the transactions contemplated hereby or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort or otherwise, and Seller (on behalf of itself and its subsidiaries (other than Purchaser)) and each of their respective equity holders, representatives and affiliates (other than Purchaser) agrees that neither it nor any Seller stockholder shall have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential, special, exemplary or punitive damages, against any Debt Financing Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, for the avoidance of doubt, the foregoing will not limit the rights of the parties to the Debt Financing Commitments under the Debt Financing Commitments or and any joinder agreements, indentures, credit agreements or other Debt Financing documentation related thereto.

Section 9.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR DEBT FINANCING COMMITMENTS OR THE DOCUMENTS RELATED THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING COMMITMENTS OR THE DOCUMENTS RELATED THERETO, INCLUDING ANY CONTROVERSY INVOLVING ANY DEBT FINANCING PARTIES, REPRESENTATIVE OF PURCHASER OR SELLER UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or arise out of this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the persons that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents, Representatives or affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, Representative or affiliate of any of the foregoing, in each case other than the parties hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, any breach of this Agreement or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TERRAFORM POWER, LLC

By:	/s/ Brian Wuebbels
Name:	Brian Wuebbels
Title:	Chief Executive Officer

SUNEDISON, INC.

By:	/s/ Ahmad Chatila
Name:	Ahmad Chatila
Title:	President and Chief Executive Officer

Purchaser’s Notice Address:

TerraForm Power, LLC

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

Attention: General Counsel

Exhibit A

PURCHASED SUBSIDIARIES

Vivint Solar Financing I, LLC*

Vivint Solar Owner I, LLC*

Vivint Solar Liberty Manager, LLC

Vivint Solar Margaux Manager, LLC

Vivint Solar Fund III Manager, LLC

Vivint Solar Nicole Manager, LLC

Vivint Solar Mia Manager, LLC

Vivint Solar Aaliyah Manager, LLC

Vivint Solar Rebecca Manager, LLC

Vivint Solar Hannah Manager, LLC

Vivint Solar Elyse Manager, LLC

Vivint Solar Fund XVIII Manager, LLC

Vivint Solar Fund X Manager, LLC

Vivint Solar Fund XI Manager, LLC

Vivint Solar Fund XII Manager, LLC

Vivint Solar Fund XIII Manager, LLC

Vivint Solar Fund XIV Manager, LLC

Vivint Solar Fund XVI Manager, LLC

*	Solely to the extent Purchaser opts, in its sole discretion, to assume the obligations under the Aggregation Facility (or any other Indebtedness to the extent such entities are a borrower or guarantor thereunder)

Exhibit B

Form of Interest Assignment

(See attached)

ASSIGNMENT OF INTERESTS

THIS ASSIGNMENT OF INTERESTS (this “Assignment”), dated as of [•], 2015 (the “Effective Date”), is made and entered into by and between [•], a [•] (the “Assignor”) and TerraForm Power, LLC, a Delaware limited liability company (“Assignee”). Assignor and Assignee are referred to herein, collectively, as the “Parties” and each, individually, as a “Party”.

RECITALS

WHEREAS, Assignor owns, beneficially and of record, the interests set forth on Schedule I (the “Assigned Interests”); and

WHEREAS, Seller and Assignee have entered into an Amended and Restated Purchase Agreement, dated as of December 9, 2015 (the “Purchase Agreement”), pursuant to which Seller has agreed to cause Assignor to sell and assign and Assignee has agreed to purchase and acquire the Assigned Interests.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meaning prescribed to such terms in the Purchase Agreement.

2. Assignment of the Assigned Interests. From and after the Effective Date, Assignor hereby (i) transfers, assigns, conveys and delivers to Assignee all of such Assignor’s right, title and interest in and to the Assigned Interests free and clear of all liens (other than restrictions on transfer which arise under applicable securities laws and liens created in or by Assignor or any of its affiliates and, if Purchaser opts to assume the obligations under the Aggregation Facility, any liens in favor of the collateral agent or any secured party under the Aggregation Facility) and (ii) simultaneously with such assignment, the Assignee is hereby admitted to each limited liability company (“LLC”) with respect to the Assigned Interests as a member of each LLC, and (iii) immediately after such admission, Assignor shall and does hereby cease to be a member of each LLC with respect to the Assigned Interests and shall thereupon cease to have or exercise any right or power as a member of such LLCs.

3. Assumption of the Assigned Interests. From and after the Effective Date, Assignee hereby accepts and assumes all of Assignor’s obligations and liabilities, to the extent they arise or relate to periods following the Effective Date, with respect to the Assigned Interests.

4. No Other Representations or Warranties. THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, NO PARTY TO THIS AGREEMENT, THE PURCHASE AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED BY THE PURCHASE AGREEMENT, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE PARTIES, THE TRANSFERRED COMPANIES, THEIR RESPECTIVE AFFILIATES, THEIR RESPECTIVE BUSINESSES, THE ASSIGNED INTERESTS, THE PURCHASE AGREEMENT OR THE AGREEMENTS CONTEMPLATED BY THE PURCHASE AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 4 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY IN THE PURCHASE AGREEMENT.

5. Further Assurances. Assignor hereby agrees to promptly execute and deliver such instruments and documents (in form and substance reasonably acceptable to the Parties) and take such further action that may be reasonably necessary or desirable in order to give effect to the intent of this Assignment.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

7. Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Assignment.

8. Severability. Any term or provision of this Assignment that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Assignment or affecting the validity or enforceability of any of the terms or provisions of this Assignment in any other jurisdiction. If any provision of this Assignment is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

9. Governing Law.

(a) This Assignment, the legal relations between the Parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of New York, without regard to applicable choice of law provisions thereof.

(b) Each Party, by its execution hereof, (i) hereby irrevocably submits and consents to the exclusive jurisdiction of the state courts of the State of New York located in New York County or the United States District Court for the Southern District of New York for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Assignment or the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution or that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Assignment or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each Party hereby (A) consents to service of process in any such action in any manner permitted by New York law, (B) agrees that service of process made in accordance with clause (A) or made by registered or certified mail, return receipt requested, at its (or in the case of Assignor, Seller’s) address specified pursuant to Section 9.01 of the Purchase Agreement, shall constitute good and valid service of process in any such action and (C) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clauses (A) or (B) does not constitute good and valid service of process.

10. Purchase Agreement Terms. This Assignment shall, in every respect, be subject to and governed by the terms of the Purchase Agreement. To the extent this Assignment conflicts with the Purchase Agreement, the Purchase Agreement will control.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Assignment to be duly executed and delivered as of the Effective Date.

[______________]

By:
Name:
Title:

TERRAFORM POWER, LLC

By:
Name:
Title:

[Signature Page to Assignment Agreement]

SCHEDULE I

ASSIGNED INTERESTS

Exhibit C

Representations and Warranties of Seller

1. Organization and Authority. Seller is duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the laws of the jurisdiction of its formation. Seller has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the Closing have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery of this Agreement by Purchaser, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies and by principles of equity.

2. Title; Capitalization.

(a) The Company or its applicable subsidiary, as applicable, is the record and beneficial owner of the Purchased Interests, free and clear of all liens (other than restrictions on transfer which arise under applicable securities laws and liens created in or by Purchaser or any of its affiliates and, if Purchaser opts to assume the obligations under the Aggregation Facility, any liens in favor of the collateral agent or any secured party under the Aggregation Facility). The Company or its applicable subsidiary is not a party to any option, warrant, purchase right, right of first offer or first refusal or other Contract, commitment or understanding that could require the Company or its applicable subsidiary to sell, transfer, or otherwise dispose of, or create any lien on, any of the Purchased Interests (other than restrictions on transfer which arise under applicable securities laws and liens created in or by Purchaser or any of its affiliates and, if Purchaser opts to assume the obligations under the Aggregation Facility, any liens in favor of the collateral agent or any secured party under the Aggregation Facility).

(b) Except for the Tax Equity Transaction Documents and any other contacts entered into in association therewith, the Company or its applicable subsidiary is not a party to any voting trusts, stockholder agreements, proxies or other Contract, commitment or understanding in effect with respect to the voting or transfer of the Purchased Interests.

(c) As of Closing, all of the Purchased Interests have been duly authorized, validly issued and fully paid and non-assessable. Other than the Purchased Interests, there are no other shares of capital stock, equity interests or similar rights in the Purchased Subsidiaries authorized, issued or outstanding.

(d) There are no outstanding options, restricted stock, warrants or other similar instruments of any kind relating to the acquisition, transfer, sale, issuance or voting of any securities (including any shares of capital stock of any class or other voting securities or ownership interests) of the Purchased Subsidiaries that have been issued, granted or entered into by the Purchased Subsidiaries, or any securities convertible into, exchangeable for or evidencing the right to purchase from the Purchased Subsidiaries, any securities of the Purchased Subsidiaries. There are no outstanding contractual obligations of the Purchased Subsidiaries to repurchase, redeem or otherwise acquire any of their respective shares.

3. Due Incorporation; Subsidiaries. Each of the Purchased Subsidiaries is duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the laws of the jurisdiction of its formation, and has all the necessary power and authority to own, lease, operate and conduct its properties and businesses as they are now being owned, leased, operated and conducted, except for such failures to be in good standing or to have such requisite power or authority that would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

Exhibit D

Representations and Warranties of Purchaser

1. Organization and Authority. Purchaser is duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the laws of the jurisdiction of its formation. Purchaser has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the Closing have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and assuming the due authorization, execution and delivery of this Agreement by Seller, will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies and by principles of equity.

2. Financing.

(a) Purchaser has delivered to the Seller correct and complete copies of an executed commitment letter among Terraform Power Operating, LLC, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (including any related exhibits, schedules, annexes, supplements and other related documents), each dated on or about July 20, 2015 (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with this Agreement, the “Debt Financing Commitments”), from each of the financing sources identified therein (collectively, the “Debt Financing Sources”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (collectively, the “Debt Financing”), together with a customarily redacted fee letter from the Debt Financing Sources related to the Debt Financing (the “Fee Letter”).

(b) Except for the Fee Letter or as expressly set forth in the Debt Financing Commitments, as of the date of this Agreement, there are no side letters or other agreements, Contracts or written arrangements to which Purchaser or any of its affiliates is a party related to the funding or investing, as applicable, of the Debt Financing which could reasonably be expected to adversely affect the availability of the Debt Financing contemplated by the Debt Financing Commitments. Assuming satisfaction of the conditions set forth in Section 7.01 (to the extent any such condition is a condition under the control of the Seller) and Section 7.03, Purchaser does not have any reason to believe, as of the date of this Agreement, that it or any of its subsidiaries or affiliates will be unable to satisfy all conditions to be satisfied by it, its subsidiaries and its controlled affiliates with respect to any of the Debt Financing Commitments at the time it, its subsidiaries and its affiliates is required to consummate the Closing hereunder or that the Debt Financing will not be available to Purchaser or its affiliates party thereto at the Closing, including any reason to believe that any of the Debt Financing Sources will not perform their respective funding obligations under the Debt Financing Commitments in accordance with their respective terms and conditions.

(c) As of the date hereof, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Debt Financing pursuant to the Debt Financing Commitments, other than as expressly set forth in the Debt Financing Commitments. Assuming the Debt Financing is funded in accordance with the Debt Financing Commitments, the net proceeds contemplated by the Debt Financing Commitments, together with other financial resources of Purchaser, whether directly held or available for use by Purchaser, and its controlled affiliates including cash on hand and the proceeds of loans under existing credit facilities of Purchaser or its controlled affiliates on the Closing Date and funds that will be provided by controlled affiliates of Purchaser, in the aggregate, shall provide Purchaser with cash proceeds on the Closing Date sufficient for the satisfaction of all of Purchaser’s payment obligations under this Agreement and under the Debt Financing Commitments, including the payment of any amounts required to be paid pursuant to Article II, any fees and expenses of or payable by Purchaser in connection with the Debt Financing.

(d) As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute valid and binding obligations of Purchaser and any of its affiliates party thereto and, to the knowledge of Purchaser, each other party thereto, enforceable in accordance with their terms against Purchaser and any of its affiliates party thereto and, to the knowledge of Purchaser, each other party thereto (except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, and general equitable principles) and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Purchaser or any affiliate of Purchaser or, to the knowledge of Purchaser, any other party thereto under the terms and conditions of the Debt Financing Commitments. Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Financing Commitments and the Fee Letters on or before the date of this Agreement. As of the date hereof, (i) none of the Debt Financing Commitments or Fee Letters has been modified, amended or otherwise altered (and no such modification, amendment or alteration is contemplated by Purchaser or, to the knowledge of Purchaser, any other party thereto) and (ii) none of the respective commitments under any of the Debt Financing Commitments have been withdrawn, terminated or rescinded (and no such withdrawal, termination or rescission is contemplated by Purchaser or, to the knowledge of Purchaser, any other party thereto).

(e) Purchaser is not entering into this Agreement or the Debt Financing Commitment with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) satisfaction of the conditions to Purchaser’s obligation to consummate the transactions contemplated hereby and (ii) the payment of the Purchase Price to the Seller, payment of all amounts required to be paid in connection with the Closing and the other transactions contemplated hereby, and payment of all related fees and expenses, Purchaser will be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Annex F

AMENDED AND RESTATED VOTING AGREEMENT

This AMENDED AND RESTATED VOTING AGREEMENT is dated as of December 9, 2015 (this “Agreement”), and is among 313 Acquisition LLC, a Delaware limited liability company (“Stockholder”), SunEdison, Inc., a Delaware corporation (“Parent”), and SEV Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A. On July 20, 2015, the Stockholder, Parent and Merger Sub entered into the Voting Agreement (the “Original Voting Agreement”).

B. Concurrently with the execution of this Agreement, Parent, Merger Sub and Vivint Solar, Inc., a Delaware corporation (the “Company”), are entering into the Amendment (the “Amendment”), dated as of the date hereof, to the Agreement and Plan of Merger, dated as July 20, 2015 (as amended, and as it may be further amended, supplemented, restated or otherwise modified from time to time, the “Amended Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of Company Common Stock (other than Excluded Shares and Dissenting Stockholder Shares) will be converted into the right to receive the Merger Consideration specified therein.

C. As of the date hereof, Stockholder is the record and beneficial owner of 82,359,374 shares of Company Common Stock (the “Existing Shares” and, collectively with any shares of Company Common Stock or any other voting securities of the Company or any securities convertible or exercisable into or exchangeable for any Company Common Stock or any other voting securities of the Company subsequently acquired or otherwise beneficially owned, whether pursuant to purchase or otherwise, and including any shares of Company Common Stock or such other securities that Stockholder has the right to vote or share in the voting of, the “Covered Shares”).

D. In furtherance of the Amendment, the parties hereto desire to amend and restate the Original Voting Agreement in its entirety.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree that the Original Voting Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINED TERMS

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Amended Merger Agreement.

1.2 Other Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “beneficial ownership” by a Person of any securities means ownership, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person (i) voting power which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any securities which may be acquired by such Person pursuant to any Contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “beneficial owner,” “beneficially own,” “beneficially owned” and similar terms shall have a correlative meaning.

(c) “control” means (i) the beneficial ownership of more than fifty percent (50%) of the voting power of a Person, by contract or otherwise, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(d) “DGCL” means the Delaware General Corporation Law.

(e) “LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of 313 Acquisition LLC, dated as of November 16, 2012, as amended, supplemented, restated or otherwise modified from time to time.

(f) “Permitted Transfer” means a Transfer of Covered Shares by Stockholder to any Affiliate of Stockholder (it being agreed that for purposes of the definition of “Permitted Transfer” the term “control” (for purposes of determining “Affiliate” status) shall be limited to clause (i) of the definition of “control”) if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof and to make the representations and warranties set forth herein to the same effect as Stockholder and to transfer to Stockholder or one of its Affiliates such Covered Shares promptly upon such transferee ceasing to be an Affiliate of Stockholder.

(g) “Permitted Transferee” means an Affiliate of Stockholder to which Covered Shares are Transferred pursuant to a Permitted Transfer.

(h) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Authority.

(i) “Restricted Period” means the period from and including the date of this Agreement through and including the date on which this Agreement is terminated in accordance with Section 5.1.

(j) “Transfer” means, directly or indirectly (including a Transfer of control of the Person that owns a majority of the voting securities of Stockholder as of the date hereof), to sell, transfer, tender, assign, pledge, hypothecate, encumber or dispose of, or to enter into any Contract, option or other arrangement or understanding with respect to any of the foregoing, or a sale, transfer, tender, assignment, pledge, hypothecation, encumbrance or disposition, including by sale, merger, consolidation, liquidation, dissolution, dividend, distribution, operation of law, Contract or otherwise (it being understood that no Transfer shall be deemed to be made by Stockholder as a result of transfers of limited liability company interests in Stockholder unless any such Transfer, individually or together with all other Transfers, results in a direct or indirect transfer of control of Stockholder).

ARTICLE II

VOTING

2.1 Agreement to Deliver Written Consent or to Vote. The parties hereby agree that, during the Restricted Period, Stockholder shall be able to, at its option and with the prior consent of the Company, deliver the Written Consent (as defined in the Amended Merger Agreement) to the Company on the following terms and conditions:

a)	If, subject to the following sentence, Stockholder elects to deliver the Written Consent, such Written Consent must be in a form reasonably acceptable to the Company and Parent. Notwithstanding anything to the contrary, in the event that the Company has not exercised its option pursuant to Section 2.01(b)(ii) of the Amended Merger Agreement, Stockholder shall not be permitted to deliver the Written Consent.

b)	In the event that the Company Stockholders’ Meeting is required to be held pursuant to Section 5.01 of the Amended Merger Agreement, then at the Company Stockholders’ Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, Stockholder shall, to the fullest extent that the Covered Shares are entitled to vote thereon, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, (a) appear at each such meeting or otherwise cause the Covered Shares beneficially owned by Stockholder as of the applicable record date to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted), in person or by proxy, all of the Covered Shares over which Stockholder has voting power as of the applicable record date (i) in favor of the adoption of the Merger Agreement and any other actions related thereto submitted to a stockholder vote pursuant to the Merger Agreement or in furtherance of the Merger and (ii) against any action or omission that would reasonably be expected to result in a material breach of or failure to perform any representation, warranty, covenant or agreement of the Company under the Merger Agreement or that would result in any of the conditions set forth in Article VI of the Merger Agreement not being satisfied or not being capable of being satisfied or (C) any action that would prevent or materially delay or would reasonably be expected to prevent or materially delay, the consummation of the Merger; provided that the Stockholder may vote in favor of any Company Takeover Proposal that is recommended by the Board of Directors of the Company in accordance with the terms of the Amended Merger Agreement, which Company Takeover Proposal did not result from a breach of Section 4.3 of the Amended Merger Agreement.

2.2 No Inconsistent Agreements. Stockholder hereby represents, warrants, covenants and agrees that, except for this Agreement and the Original Voting Agreement, Stockholder (a) has not entered into, and shall not enter into at any time during the Restricted Period, any voting agreement, voting trust or similar Contract, arrangement or understanding with respect to any Covered Shares, and (b) has not granted, and shall not grant at any time during the Restricted Period, a proxy, consent, power of attorney or similar Contract, arrangement or understanding with respect to any Covered Shares, with any such prohibited proxy, power-of-attorney or authorization purported to be granted by Stockholder being void ab initio.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a) Organization and Qualification. Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Authorization; Validity of Agreement; Necessary Action. Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Stockholder of this Agreement and the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Stockholder, and no other actions or proceedings on the part of Stockholder or any stockholder or equity holder thereof or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Stockholder and, assuming this Agreement is duly executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Stockholder, enforceable against it in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles.

(c) Ownership. The Existing Shares are, and all of the Covered Shares will be, through the last day of the Restricted Period, owned beneficially and of record by Stockholder (except to the extent any such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer, in which case they will be owned beneficially and of record by Stockholder and its Permitted Transferees). Stockholder has good and marketable title to the Existing Shares, free and clear of any Liens other than those imposed by applicable U.S. federal and state securities laws. Stockholder and its Permitted Transferees have and through the last day of the Restricted Period will have good and marketable title to all the Covered Shares, free and clear of any Liens other than those imposed by applicable U.S. federal and state securities laws. As of the date hereof, the Existing Shares constitute all of the shares of capital stock of the Company beneficially owned or owned of record by Stockholder.

(d) No Violation. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations under this Agreement will not, (i) conflict with, violate or result in a breach of or constitute a default under (or an event that with notice or lapse of time or both would become a breach or default) the LLC Agreement and any other organizational or governing documents of Stockholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to Stockholder or by which any of its assets or properties is bound, or (iii) conflict with, violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the properties or assets of Stockholder pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) No Consent. The execution and delivery of this Agreement by Stockholder does not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require Stockholder to obtain any consent, approval, authorization or permit of any Governmental Authority.

3.2 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants (as to itself) to Stockholder as follows:

(a) Organization and Qualification. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Authorization; Validity of Agreement; Necessary Action. It has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and, assuming this Agreement is duly executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles.

(c) No Violation. The execution and delivery of this Agreement by it does not, and the performance by it of it obligations under this Agreement will not, (i) conflict with, violate or result in a breach of or constitute a default under any of its organizational or governing documents, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to it or by which any of its assets or properties is bound, or (iii) conflict with, violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on its properties or assets pursuant to, any Contract to which it is a party or by which it or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) No Consent. The execution and delivery of this Agreement by it does not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require it to obtain any consent, approval, authorization or permit of any Governmental Authority.

ARTICLE IV

OTHER COVENANTS

4.1 Prohibition on Transfers, Other Actions. Stockholder hereby represents, warrants, covenants and agrees not to, during the Restricted Period, directly or indirectly, in one or a series of related transactions: (i) Transfer or offer, agree, commit or consent to Transfer any of the Covered Shares or any right, title or interest (including voting, economic or otherwise) therein, unless such Transfer is a Permitted Transfer; (ii) enter into any Contract, arrangement or understanding with any Person, or take any other action or omit to take any action, that violates or conflicts with (or could reasonably be expected to conflict with or violate) Stockholder’s covenants and obligations under this Agreement; or (iii) take any action or omit to take any action that would restrict (or could reasonably be expected to restrict) Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement or make any of its representations or warranties contained in this Agreement untrue or incorrect, nor has Stockholder done any of the foregoing. Stockholder agrees that it shall not seek to indirectly accomplish anything which it is not permitted to accomplish directly under this Agreement. Any action, omission or attempted circumvention in violation of this Section 4.1 will be void ab initio and be deemed a breach of this Agreement. If any involuntary Transfer of any of the Covered Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

4.2 Stock Dividends and Related Matters. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in any such transaction.

4.3 Certain Actions. Stockholder hereby agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Amended Merger Agreement, (ii) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with the Amended Merger Agreement or the transactions contemplated hereby or thereby or (iii) seeking to exercise any statutory rights (including under Section 262 of the DCGL) to demand appraisal of any Covered Shares that may arise in connection with the Merger or the Amended Merger Agreement. For the avoidance of doubt, Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect, any rights of dissent and appraisal under Section 262 of the DGCL to the extent Stockholder is entitled to such rights under such Section 262.

4.4 No Effect on Directors and Officers. Notwithstanding anything to the contrary in this Agreement, any of Stockholder’s Affiliates or Representatives that serve on the Company Board or as an officer of the Company may take any actions in their capacities as such to the extent the Company Board is permitted to take such actions under Section 4.03 of the Amended Merger Agreement, and shall not be prevented from otherwise exercising his or her duties, obligations or rights (including, without limitation, any rights to indemnification or advancement of legal expenses) as a director or officer of the Company or otherwise taking any action, in each case subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director or officer of the Company.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement shall remain in effect until the earliest to occur of: (a) the Effective Time; (b) the termination of the Amended Merger Agreement in accordance with its terms; (c) a Company Change of Recommendation with regard to Company Takeover Proposal or an Intervening Event that is made in the Post-Signing Period; (d) the making of any change, amendment or modification by any party to, or waiver by the Company of, any provision of the Amended Merger Agreement that reduces or changes the form of consideration payable pursuant to the Amended Merger Agreement or that otherwise adversely affects Stockholder, in each case without the prior written consent of Stockholder; and (e) the Termination Date; provided, that the provisions of this Article V shall survive any termination of this Agreement.

5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder or a transferee in a Permitted Transfer, as applicable, and Parent shall have no authority to direct Stockholder or such transferee in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be delivered either in person, by overnight courier, by registered or certified mail, or by facsimile transmission or electronic mail, and shall be deemed to have been duly given (a) upon receipt, if delivered personally or by overnight courier, with overnight delivery and with acknowledgement of receipt requested, (b) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) on the Business Day the transmission is made when transmitted by facsimile or electronic mail (provided, that the same is sent by overnight courier for delivery on the next succeeding Business Day, with acknowledgement of receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

SunEdison, Inc.

13736 Riverport Drive, Suite 180

Maryland Heights, Missouri

Telecopy No.: (866) 773-0791

Attention:       General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telecopy No.: (212) 446-4900

Attention: George Stamas

                Mark Director

                Dan Michaels

Email: gstamas@kirkland.com

            mark.director@kirkland.com

            daniel.michaels@kirkland.com

if to Stockholder, to:

313 Acquisition LLC

4931 North 300 West

Provo, Utah 84604

Telecopy No.: (801) 377-4116

Attention: Todd Pedersen; Alex Dunn

with a copy (which shall not constitute notice) to:

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Telecopy No.: (212) 583-5710

Attention: Peter Wallace

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Telecopy No.: (212) 455-2502

Attention: Wilson S. Neely

Email: wneely@stblaw.com

5.4 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

5.5 Counterparts. This Agreement may be executed by facsimile or other image scan transmission and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.6 Entire Agreement. This Agreement and, to the extent referenced herein, the Amended Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.7 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws and matters related to the fiduciary obligations of the Company Board shall be governed by the laws of the State of Delaware.

(b) Each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 5.3 shall be effective service of process for any action, suit or proceeding brought against it.

5.8 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT, MERGER SUB OR STOCKHOLDER UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

5.9 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party.

5.10 Remedies.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, without the necessity of securing or posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Notwithstanding anything in this Agreement to the contrary, such remedies as provided herein shall be the exclusive remedies of the parties hereto, and each party hereto waives all other remedies, including monetary remedies, with respect to any breaches of the terms hereof.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5.12 Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer as provided herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, each Non-Recourse Party shall be a third party beneficiary with respect to the provisions of Section 5.15 and entitled to enforce the terms thereof.

5.13 Capacity as a Stockholder. Stockholder makes its agreements and understandings herein solely in its capacity as the record holder and beneficial owner of the Covered Shares.

5.14 Fees and Expenses. Each party hereto shall pay its own fees and expenses (including those of its counsel and other advisors) incurred in connection with this Agreement.

5.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (including, for the avoidance of doubt, any Permitted Transferees) and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate (other than Stockholder) of any of the foregoing, including the Company (each, unless a Permitted Transferee, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. For the avoidance of doubt, nothing in this Section 5.15 shall be deemed to limit, restrict or otherwise affect in any way any rights or remedies available under the Amended Merger Agreement.

5.16 Adjustments. In the event that the Company changes the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, as applicable, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, then the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

313 ACQUISITION LLC

By:
/s/ Alex Dunn

Name: Alex Dunn
Title: President

[SIGNATURE PAGE TO VOTING AGREEMENT]

SUNEDISON, INC.

By
/s/ Ahmad Chatila

Name: Ahmad Chatila
Title: President and Chief Executive Officer

SEV MERGER SUB INC.

By
/s/ Brian Wuebbels

Name: Brian Wuebbels
Title: Authorized Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

Annex G

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (as amended from time to time, this “Agreement”) is dated as of December 9, 2015, and is between SunEdison, Inc., a Delaware corporation (the “Company”) and 313 Acquisition LLC, a Delaware limited liability company (“313” and, collectively with any transferees to whom 313 transfers Registrable Securities and related rights under this Agreement in accordance with Section 6.1 of this Agreement, the “Securityholders”).

WHEREAS, the Company, Vivint Solar, Inc. (“VSLR”), a subsidiary of 313, and SEV Merger Sub Inc. (“Merger Sub”) are parties to the Agreement and Plan of Merger dated as of July 20, 2015, which, concurrently with the execution and delivery of this Agreement, is being amended by that certain Amendment (the “Amendment”), dated as of December 9, 2015 (the July 20 merger agreement, as so amended, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) with VSLR as the surviving company and a wholly owned subsidiary of the Company. Capitalized terms not otherwise defined herein shall have the meanings attributable to them in the Merger Agreement.

WHEREAS, upon the closing of the Merger, in accordance with the applicable terms of the Merger Agreement, 313 is receiving Parent Common Stock and Convertible Notes as part of the Merger Consideration going to 313 (such securities being received by 313 in accordance with the Merger Agreement, the “313 Securities”); and

WHEREAS, given the possibility that, as contemplated by Section 5.01 of the Merger Agreement, the 313 Securities may not be covered by an effective registration statement on Form S-4 prior to the Effective Time, 313 desires to have and is conditioning its approval of the Merger Agreement on receiving, and the Company is willing provide, certain registration and other rights with respect to the Registrable Securities on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

In this Agreement:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Registrable Securities” means the Parent Common Stock and Convertible Notes acquired by 313 in accordance with the Merger Agreement, and any of the Parent Common Stock hereafter acquired by any Securityholder pursuant to the conversion of any of the Convertible Notes. Parent Common Stock and Convertible Notes held by a Securityholder that would otherwise constitute Registrable Securities, the certificate or book-entry record for which does not bear a Securities Act restrictive legend and which Registrable Securities may be resold freely without registration under the Securities Act without any volume or manner of sale limitations, will not be considered Registrable Securities for purposes of this Agreement.

“Registration Default” means the circumstance where the Shelf Registration Statement has been filed and declared effective, but it thereafter ceases to be effective or usable and there are Registrable Securities outstanding for a period of time that exceeds 30 days in the aggregate in any 12-month period in which it is required to be effective hereunder and the sale of the Registrable Securities is not covered by another effective registration statement pursuant to which such Registrable Securities may be resold in accordance with a plan of distribution reasonably specified by 313.

“Registration Failure” means the circumstance where both (i) the Shelf Registration Statement is not effective by the Closing Date and (ii) a registration statement contemplated by Section 2.4 has not been filed, in each case where the failure is not a result of not having required information or financial statements from the Securityholders.

“Registration Statement” means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means a “shelf” registration statement of the Company that covers all of the Registrable Securities on Form S-1 or Form S-3 or a successor form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein or deemed a part thereof, all exhibits thereto and any document incorporated by reference therein and otherwise conforms to the requirements of this Agreement.

“WKSI” means a well-known seasoned issuer, as defined in the SEC’s Rule 405.

ARTICLE II

SHELF REGISTRATION STATEMENT

2.1 Shelf Registration Statement. In furtherance of the Merger and to induce 313 to support the Company’s entering into the Amendment, the Company hereby agrees (subject to Section 2.7) to use its commercially reasonable efforts to:

(a) as promptly as practicable and in no event later than the Closing Date, (x) file with the SEC a Shelf Registration Statement (in a form reasonably acceptable to 313) relating to the offer and sale by 313 on a continuous basis of the Registrable Securities to be received by 313 as Merger Consideration in the Merger and in accordance with the plan of distribution reasonably specified by 313 and shall be set forth in such Shelf Registration Statement, provided that this condition may be satisfied by the use of an existing registration statement filed with the SEC as long as a prospectus supplement is filed relating to such offer and sale, and (y) keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by 313 for a period of two years from the Closing Date or for such shorter period that will terminate when all Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or cease to be outstanding or otherwise cease to constitute Registrable Securities. The Shelf Registration Statement will not be deemed to have become effective unless it has been declared effective by the SEC or is automatically effective upon filing with the SEC as provided by Rule 462 under the Securities Act.

(b) ensure that (i) the Shelf Registration Statement and any amendment thereto, at the time each such registration statement or amendment thereto becomes effective, and any prospectus as of the date thereof forming part thereof and any supplement thereto complies in all material respects with the Securities Act and the rules and regulations thereunder, (ii) any Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any prospectus forming part of any Shelf Registration Statement, and any supplement to such prospectus (as amended or supplemented from time to time) (each, as of the date thereof), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading; provided, that clauses (ii) and (iii) of this paragraph shall not apply to any information provided in writing by 313 pursuant to Section 4.5(i).

2.2 Registration Failures.

(a) (i) If a Registration Failure occurs, the Company shall be required to pay to 313, (x) on the Closing Date an amount equal to $5,000,000 in cash and (y) on the last Business Day of each calendar week after the week in which the Closing Date occurs, an additional $250,000, if, as of the opening of business on such Business Day, such Registration Failure is then continuing; (ii) if a Registration Default occurs, the Company shall be required to pay to 313 on a daily basis an amount equal to $50,000 per Business Day for each Business Day that the Registration Default is continuing until the Registration Default ends.

(b) The Company shall immediately notify 313 if a Registration Failure or a Registration Default occurs. All amounts payable to 313 pursuant to Section 2.2(a) shall be paid by the Company, to an account designated by 313, in immediately available funds sufficient to pay the amounts then due. The amount payable to 313 pursuant to Section 2.2 (a)(i)(x) shall be payable at the Closing. The amounts payable to 313 pursuant to 2.2(a)(i)(y) and Section 2.2(a)(ii) shall be payable on the dates specified therein. Each obligation to pay such amounts shall be deemed to accrue from and including the day applicable Registration Failure or Registration Default first occurs.

(c) Notwithstanding anything else contained herein, no amounts shall be payable to 313 pursuant to Section 2.2(a) if the proximate cause of the Registration Failure or Registration Default, as applicable, is the failure of 313 to provide, in accordance with this Agreement, information reasonably requested by the Company (with reasonable prior notice) for use in the Shelf Registration Statement or any prospectus or prospectus supplement included therein.

(d) The amounts set forth in this Section 2.2 shall be the sole monetary damages that 313 may claim under this Agreement with respect to a Registration Failure or Registration Default. For the avoidance of doubt, 313 may seek specific performance against the Company to cure such Registration Failure or Registration Default.

2.3 Demand and Piggyback Rights for Shelf Takedowns. Upon the demand of 313 made at any time and from time to time, the Company will facilitate in the manner described in this Agreement a “takedown” of Parent Common Stock or Convertible Notes, as applicable, off of the Shelf Registration Statement.

2.4 Right to Demand a Non-Shelf Registered Offering. If at any time the Company is not eligible to utilize a shelf registration statement for the offering of Registrable Securities by the Securityholders, upon a demand of 313, the Company will facilitate in the manner described in this Agreement an underwritten non-shelf registered offering of the Registrable Securities requested by 313 to be included in such offering; provided, however, 313 shall only be entitled to three (3) such underwritten non-shelf registered offerings unless any such underwritten non-shelf registered offering does not become effective or is not maintained in effect for the period of one hundred twenty (120) days from the date on which the SEC declares the registration statement in respect of such offering effective, in which case the relevant Securityholders will be entitled to an additional right to demand registration of an underwritten non-shelf registered offering pursuant hereto.

2.5 Right to Piggyback on a Separate Company Offerings. In connection with any registered underwritten offering of Parent Common Stock other than an offering described under Section 2.3 or Section 2.4, the Securityholders may, except as provided in Section 2.6, exercise piggyback rights to have included in such offering shares held by them. The Company will facilitate in the manner described in this Agreement the participation by Securityholders in any such offering on a customary “piggyback” basis. In that regard, the Company will (being mindful of the prior notice requirements described in Section 3.1) facilitate the same either through a parallel offering of securities or shall include any Registrable Securities as requested by any Securityholders in such offering.

2.6 Limitations on Demand and Piggyback Rights.

(a) Subject to the limitations set forth in this Agreement, the Securityholders will be entitled to demand underwritten shelf takedowns (provided that the Registrable Securities requested to be sold by the demanding Securityholder have a reasonably anticipated aggregate market value of at least $40 million) or, if the Company is not eligible to utilize a shelf registration statement, a non-shelf registered offering; provided, however, such Securityholders, in the aggregate, shall only be entitled to three (3) such underwritten shelf takedowns and, subject to the terms of Section 2.4, three (3) underwritten non-shelf registered offerings in any fiscal year; provided that the Securityholders shall be entitled to demand an unlimited number of shelf take-downs for “at-the-market” offerings where no materially burdensome assistance is required from the Company. If a demand has been made for an underwritten shelf takedown or, if applicable, such a non-shelf registered offering, no further demands may be made so long as the related offering is still being pursued. Notwithstanding anything in this Agreement to the contrary, the Securityholders will not have piggyback or other registration rights with respect to registered primary offerings by the Company (i) covered by a Form S-8 registration statement or a successor form applicable to employee benefit-related offers and sales, (ii) where such securities being offered are not being sold for cash or (iii) where the offering is a bona fide offering of securities not of the same class as any of the Registrable Securities, even if such securities are convertible into or exchangeable or exercisable for securities of the same class as any of the Registrable Securities. Furthermore, a demand for a non-shelf registered offering or a shelf takedown that, in either case, will result in the imposition of a lockup on the Company may not be made unless the reasonably anticipated aggregate price to public of the shares of Parent Common Stock or Convertible Notes requested to be sold in such registered offering (together with any similar securities being sold for the account of the Company or other Persons) have a reasonably anticipated aggregate market value of at least $50 million.

(b) The Company may suspend the use of the Shelf Registration Statement, or defer initiating the process for a demanded shelf takedown or other offering, for “blackout periods” not in excess of 90 days in any fiscal year (such a period, a “Suspension Period”) if the Company determines that such registration or offering or takedown could materially interfere with a bona fide business or financing transaction of the Company or is reasonably likely to require premature disclosure of information, the premature disclosure of which could materially and adversely affect the Company; provided that the Company may not enter into a Suspension Period for at least 10 Business Days after the date of the consummation of the Merger. Any blackout period shall end upon the earlier to occur of (i) a date not later than 90 days from the date such deferral commenced and (ii) in the case of disclosure of non-public information, the date upon which such information is disclosed by the Company.

2.7 S-4 Alternative. If all of the 313 Securities shall be covered by a registration statement on Form S-4 that shall have become effective and is mailed to the stockholders of VSLR prior to the Company Stockholder Approval, then the provisions of this Agreement shall no longer be applicable to the extent 313 may resell the 313 Securities to the public without any volume or manner of sale limitations.

ARTICLE III

NOTICES, CUTBACKS AND OTHER MATTERS

3.1 Notifications Regarding Demanded Underwritten Takedowns.

(a) The Company will keep the Securityholders contemporaneously apprised of all pertinent aspects of any underwritten shelf takedown or other underwritten non-shelf offering in order that they may have a reasonable opportunity to exercise their related piggyback rights, as contemplated by Section 2.5. Without limiting the Company’s obligation as described in the preceding sentence, having a reasonable opportunity requires that the Securityholders be notified by the Company of an anticipated underwritten offering (A) in the case of a non-shelf offering, substantially contemporaneously with the beginning of the process to prepare and file with the SEC the applicable registration statement, and (B) in the case of an underwritten shelf takedown, no later than 5:00 pm, New York City time, on (i) if applicable, the second trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for such takedown is finalized, and (ii) in all cases, the second trading day prior to the date on which the pricing of the relevant offering occurs.

(b) Any Securityholder wishing to exercise its piggyback rights with respect to an underwritten shelf takedown must notify the Company and the other Securityholders of the number of Registrable Securities it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on (i) if applicable, the first trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized, and (ii) in all cases, the first trading day prior to the date on which the pricing of the relevant takedown occurs.

(c) Pending any required public disclosure and subject to applicable legal requirements, the Securityholders will maintain appropriate confidentiality of their discussions regarding a prospective underwritten takedown.

3.2 Plan of Distribution, Underwriters and Counsel. If a majority of the securities proposed to be sold in an underwritten offering through a shelf takedown or non-shelf offering in which Securityholders participate is being sold by the Company for its own account or other selling holders who are not Securityholders under this Agreement, the Company will be entitled to determine the plan of distribution and select the managing underwriters for such offering. If a majority of the securities proposed to be sold is being sold by the Securityholders, 313 will be entitled to determine the plan of distribution and select the managing underwriters, and 313 will also be entitled to select a common counsel for the selling Securityholders at the Company’s expense not to exceed $75,000. The plan of distribution described in any prospectus included as part of a registration statement pursuant to which Securityholders sell Registrable Securities will provide as much flexibility as may reasonably be requested by 313, including with respect or resales by transferee Securityholders.

3.3 Cutbacks. If the managing underwriters advise the Company and the selling Securityholders that, in their opinion, the number of securities requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the securities being offered, such offering will include only the number of securities that the underwriters advise can be sold in such offering (the “Maximum Amount”). In an offering, if (a) the majority of the securities that are being sold in the offering are being sold by the Company for its own account, the Company, if so agreed by 313 (in the case of a demanded offering), will have first priority and (b) the majority of the securities that are being sold in the offering are Registrable Securities being sold by the Securityholders, the Securityholders will have first priority. In the case of an offering such as in Section 3.3(a), to the extent the amount to be sold by the Company does not exceed the Maximum Amount, the amount of securities proposed to be sold by the Securityholders shall be cutback pro rata based on the number of Registrable Securities initially requested by them to be included in such offering. In the case of an offering such as in Section 3.3(b), to the extent that the total amount of securities proposed to be sold in the offering exceeds the Maximum Amount, the selling Securityholders will be subject to cutback pro rata based on the number of Registrable Securities initially requested by them to be included in such offering, without distinguishing between Securityholders based on who made the demand for such offering. Except as contemplated by Section 6.1(b), securities held by other selling holders who are not a Securityholder party to this Agreement will be included in an underwritten offering only with the consent of 313.

3.4 Withdrawals. Even if a Securityholder has requested to include Registrable Securities as part of a registered underwritten offering, such Securityholder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Registrable Securities being offered for its account; provided, that the offering shall constitute an offering pursuant to which the Securityholders were entitled to participate.

3.5 Lockups.

(a) In connection with any underwritten offering of Registrable Securities, the Company and each Securityholder will agree (in the case of Securityholders, with respect to Registrable Securities respectively held by them) to be bound by the underwriting agreement’s lockup restrictions (which must apply in like manner to all of them) that are agreed to (a) by the Company, if a majority of the Registrable Securities being sold in such offering are being sold for its account, and (b) by 313, if a majority of the Registrable Securities being sold in such offering are being sold by the Securityholders, however, the lockup period shall not exceed 60 days.

(b) Each of the Company and 313 hereto further agree that, effective as of the date of this Agreement, the Lock-Up Agreement, dated July 19, 2015, executed by 313 is hereby terminated in accordance with its terms and will be null and void ab initio.

3.6 Expenses. All reasonable expenses incurred in connection with any registration statement (including the Shelf Registration Statement) or registered offering covering Registrable Securities held by the Securityholders, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel (including the reasonable fees and disbursements of a single outside counsel firm for the Securityholders not to exceed $75,000) and of the independent certified public accountants, and the expense of qualifying such Registrable Securities under state blue sky laws, will be borne by the Company. However, underwriters’, brokers’ and dealers’ discounts and legal fees and commissions applicable to Registrable Securities sold for the account of a Securityholder will be borne by such Securityholder.

ARTICLE IV

FACILITATING REGISTRATIONS AND OFFERINGS

4.1 General. If the Company becomes obligated under this Agreement to facilitate a registration and offering of Registrable Securities on behalf of Securityholders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of Registrable Securities for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Article IV.

4.2 Registration Statements. In connection with the Company’s obligations pursuant to Section 2 (including its obligation to file the Shelf Registration Statement and each other registration statement that would cover the Registrable Securities), the Company will:

(a) prepare and file with the SEC a registration statement covering the applicable Registrable Securities, (ii) file amendments thereto as warranted, (iii) seek the effectiveness thereof, and (iv) file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with 313 and as reasonably necessary in order to permit the offer and sale of the such Registrable Securities in accordance with the applicable plan of distribution;

(b)

(1) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Securityholders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Securityholders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the selling Securityholders or any underwriter available for discussion of such documents;

(2) within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus, provide copies of such document to counsel for 313 (for so long that it is still a Securityholder) and underwriters; fairly consider such reasonable changes in such document prior to or after the filing thereof, as counsel for 313 or such underwriter shall request; and make the representatives of the Company available for discussion of such document upon the reasonable request of 313;

(c) use all reasonable efforts to cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered Registrable Securities (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(d) notify each Securityholder promptly, and, if requested by such Securityholder, confirm such advice in writing, (i) when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of a registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(e) furnish counsel for each underwriter, if any, and for the Securityholders copies of any correspondence with the SEC or any state securities authority relating to the related registration statement or prospectus;

(f) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force);

(g) use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time;

4.3 Shelf Takedowns. In connection with any shelf takedown that is demanded by 313 or as to which piggyback rights otherwise apply, the Company will:

(a) cooperate with 313 and the sole underwriter or managing underwriter of an underwritten offering Registrable Securities, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Securityholders or the sole underwriter or managing underwriter of an underwritten offering of Registrable Securities, if any, may reasonably request at least five days prior to any sale of such Registrable Securities;

(b) furnish to each Securityholder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Securityholder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities; the

Company hereby consents to the use of the prospectus, including each preliminary prospectus, by each such Securityholder and underwriter in connection with the offering and sale of the Registrable Securities covered by the prospectus or the preliminary prospectus;

(c) (i) use all reasonable efforts to register or qualify the Registrable Securities being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Securityholder holding Registrable Securities covered by a registration statement, shall reasonably request; (ii) use all reasonable efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Securityholder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Securityholder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

(d) cause all Registrable Securities being sold to be qualified for inclusion in or listed on The New York Stock Exchange or any securities exchange or the NASDAQ National Market on which Registrable Securities issued by the Company are then so qualified or listed if so requested by 313, or if so requested by the underwriter or underwriters of an underwritten offering of Registrable Securities, if any;

(e) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(f) use all reasonable efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be requested by 313 or the lead managing underwriter of an underwritten offering; and

(g) enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities and in connection therewith:

1. make such representations and warranties to the selling Securityholders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

2. obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Securityholders and underwriters; and

3. obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings. The above shall be done at such times as customarily occur in similar registered offerings or shelf takedowns.

4.4 Due Diligence. In connection with each registration and offering of Registrable Securities to be sold by the Securityholders, the Company will, in accordance with customary practice, make available for inspection by representatives of the Securityholders and underwriters and any counsel or accountant retained by such Securityholder or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

4.5 Information from Securityholders. Each Securityholder that holds Registrable Securities covered by any registration statement agrees to (i) furnish, promptly upon request, to the Company such information regarding itself as is required to be included in the registration statement, information regarding the ownership of Registrable Securities by such Securityholder and information regarding the proposed distribution by such Securityholder of such Registrable Securities as the Company may from time to time reasonably request in writing and (ii) give notice to the Company three (3) Business Days prior to any use of any Registration Statement in connection with any underwritten offering (provided that, for the avoidance of doubt, one (1) Business Day notice is required for any “at-the-market” offerings where the Registrable Securities participate).

ARTICLE V

INDEMNIFICATION

5.1 Indemnification by the Company. In connection with the Shelf Registration Statement and any other registration statement covering the Registrable Securities, the Company will hold harmless the Securityholders and each underwriter of such securities and each other person, if any, who controls any Securityholder or such underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (including legal fees and costs of court), joint or several, to which such Securityholders or such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (i) contained, on its effective date, in any registration statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) contained in any preliminary prospectus, if used prior to the effective date of such registration statement, or in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus), or which arise out of or are based upon the omission or alleged omission (if so used) to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading; and will reimburse the Securityholders and each such underwriter and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, or liability; provided, however, that the Company shall not be liable to any Securityholder or its underwriters or controlling persons in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or such amendment or supplement, in reliance upon and in conformity with information furnished to the Company through a written instrument by the Securityholders or such underwriter specifically for use in the preparation thereof or (ii) sales during any Suspension Period or without notification prescribed in Section 4.5.

5.2 Indemnification by Securityholders. Each Securityholder will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.1) the Company, each director of the Company, each officer of the Company who shall sign the Shelf Registration Statement or other registration statement covering the Registrable Securities, and any person who controls the Company within the meaning of the Securities Act, (i) with respect to any statement or omission from such registration statement, or any amendment or supplement to such Securityholder, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company through a written instrument by such Securityholder specifically regarding such Securityholder for use in the preparation of such registration statement or amendment or supplement, and (ii) with respect to compliance by Securityholders with applicable laws in effecting the sale or other disposition of the securities covered by such registration statement.

5.3 Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding Sections of this Article VI, the indemnified party will, if a resulting claim is to be made or may be made against and indemnifying party, give written notice to the indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Article V, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (a) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within 30 days after notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there likely may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such reasonable fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent. No indemnifying party will consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

5.4 Contribution. If the indemnification required by this Article VI from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable losses, claims, damages, liabilities, or expenses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damage, liabilities, and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the Securityholders agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 5.4.

Notwithstanding the provisions of this Section 5.4, no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such a fraudulent misrepresentation.

ARTICLE VI

OTHER AGREEMENTS

6.1 Transfer of Rights.

(a) Any Securityholder may transfer, in its sole discretion, all or any portion of its rights under this Agreement to any of its partners, members, equityholders, or affiliates or one or more private equity funds sponsored or managed by an affiliate of 313 or to any party to whom 313 is transferring Registrable Securities held by such Securityholder in a “private placement” transaction,. Any such transfer of registration rights will be effective upon receipt by the Company of (i) written notice from such Securityholder stating the name and address of any transferee and identifying the number of Registrable Securities with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (ii) a written agreement from such person to be bound by the terms of this Agreement as a Securityholder. In that regard, in-kind transferees will not be given demand or piggyback rights; rather, their means of registered resale will be limited to sales off a shelf with respect to which no special actions are required by the Company or the other Securityholders. The Company and the transferring Securityholder will notify the other Securityholders as to who the transferees are and the nature of the rights so transferred.

(b) In the event the Company engages in a merger or consolidation in which the Registrable Securities are converted into securities of another company, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to Securityholders by the issuer of such securities. To the extent such new issuer, or any other company acquired by the Company in a merger or consolidation, was bound by registration rights obligations that would conflict with the provisions of this Agreement, the Company will, unless Securityholders then holding a majority of the Registrable Securities otherwise agree, use its commercially reasonable efforts to modify any such “inherited” registration rights obligations so as not to interfere in any material respects with the rights provided under this Agreement.

6.2 Limited Liability. Notwithstanding any other provision of this Agreement, neither the members, general partners, limited partners or managing directors, or any directors or officers of any members, general or limited partner, advisory director, nor any future members, general partners, limited partners, advisory directors, or managing directors, if any, of any Securityholder shall have any personal liability for performance of any obligation of such Securityholder under this Agreement in excess of the respective capital contributions of such members, general partners, limited partners, advisory directors or managing directors to such Securityholder.

6.3 Rule 144. If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of any Securityholder, make publicly available such information) and it will take such further action as any Securityholder may reasonably request, so as to enable such Securityholder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Securityholder, the Company will deliver to such Securityholder a written statement as to whether it has complied with such requirements.

6.4 In-Kind Distributions. If any Securityholder seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, the Company will, subject to applicable lockups, work with such Securityholder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Securityholder, subject to applicable legal and regulatory requirements.

ARTICLE VII

MISCELLANEOUS

7.1 Certain Representations. The Company represents and warrants to, the Securityholders on and as of the date hereof that:

(a) the Company has the corporate or organizational power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and this Agreement has been duly authorized, executed and delivered by the Company.

(b) (i) the rights granted to the Securityholders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of any other outstanding securities issued or guaranteed by the Company under any other agreement and (ii) the Company has not entered into, or on or after the date of this Agreement will enter into, any agreement that is inconsistent with the rights granted to the Securityholders in this Agreement or otherwise conflicts with the provisions hereof; and

(c) the Company is a WKSI.

7.2 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, electronic mail, telex, fax or air courier guaranteeing delivery:

(a) If to the Company, to:

SunEdison, Inc.

13736 Riverport Drive, Suite 180

Maryland Heights, Missouri

Telecopy No.: (866) 773-0791

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telecopy No.: (212) 446-4900

Attention: George Stamas

Mark Director

Dan Michaels

Email:   gstamas@kirkland.com

mark.director@kirkland.com

daniel.michaels@kirkland.com

or to such other person or address as the Company shall furnish to the Securityholders in writing;

(b) If to 313, to:

c/o The Blackstone Group L.P.,

345 Park Avenue,

New York, NY 10154

Attention: Peter Wallace

Email: wallace@blackstone.com

Telecopy No.: (212) 583 -4710

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Wilson S. Neely

Email: wneely@stblaw.com

Fax: (212) 455-2502

or to such other person or address as 313 shall furnish to the Company and the other Securityholders in writing;

(c) If to any other Securityholder, to the address furnished by such Securityholder to the Company and other Securityholders in writing.

All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time of delivery by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed domestically in the United States (and seven Business Days if mailed internationally); when answered back, if telexed; when receipt acknowledged, if telecopied or electronically mailed; and on the business day for which delivery is guaranteed, if timely delivered to an air courier guaranteeing such delivery.

7.3 Section Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specifically indicated.

7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.5 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

7.6 Consent to Jurisdiction and Service of Process. The parties to this Agreement hereby agree to submit to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof in any action or proceeding arising out of or relating to this Agreement.

7.7 Amendments. This Agreement may be amended only by an instrument in writing executed by the Company and 313 or the holders of a majority of the Registrable Securities. Any such amendment will apply to all Securityholders equally, without distinguishing between them. This Agreement will terminate as to any Securityholder when it no longer holds any Registrable Securities.

7.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby.

7.9 Severability. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. Any provision of this Agreement held invalid or unenforceable shall be deemed reformed, if practicable, to the extent necessary to render it valid and enforceable and to the extent permitted by law and consistent with the intent of the parties to this Agreement.

7.10 Counterparts. This Agreement may be executed in multiple counterparts, including by means of facsimile, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

7.11 Specific Performance. The parties agree that irreparable damage may occur and that the parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages.

7.12 Termination. This Agreement shall terminate (i) when there are no longer any Registrable Securities outstanding or the Registrable Securities can be sold in their entirety pursuant to Rule 144 promulgated under the Securities Act without any volume or manner of sale restrictions or (ii) upon the occurrence of an Other Termination Event.

7.13 Certification. Within fifteen (15) Business Days following receipt of written request from the Company by any Securityholder (which request shall not be made more than twice in any calendar year), such Securityholder shall certify to the Company that such Securityholder continues to hold Registrable Securities (the “Certification”). If a Securityholder fails to provide the Certification within the fifteen (15) Business Day period referred to in the immediately preceding sentence, the Company reserves the right, in its sole discretion, to remove such Securityholder’s Registrable Securities from a Registration Statement within fifteen (15) Business Days after receipt by such holder of a second written notice specifying that the holder may be removed from such Registration Statement unless such Securityholder provides the Certification within such subsequent fifteen (15) Business Day period.

7.14 Effectiveness. This Agreement shall not have any effect, will terminate in accordance with its terms and will be null and void ab initio if the Parent Common Stock and Convertible Notes issued in connection with the Merger and the Merger Agreement are issued pursuant to a registration statement that is “effective” under the Securities Act (such an event, an “Other Termination Event”).

[Remainder of page intentionally left blank. Signature page follows.]

So agreed:

SUNEDISON, INC.

By:	/s/ Ahmad Chatila
Name: Ahmad Chatila
Title: President and Chief Executive Officer

313 ACQUISITION LLC

By:	/s/ Alex Dunn
Name: Alex Dunn
Title: President

[Signature Page to Registration Rights Agreement]

Annex H

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of October 19, 2015, by and between SunEdison, Inc., a Delaware corporation (the “Service Provider”), and Vivint Solar, Inc., a Delaware corporation (“Vivint Solar”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, Vivint Solar, the Service Provider, and SEV Merger Sub Inc., a Delaware corporation have entered into that certain Agreement and Plan of Merger, dated July 20, 2015 (the “Merger Agreement”);

WHEREAS, Service Provider, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of pricing and other matters relating to the sale and marketing of solar renewable energy credits (“SRECs”) in the forward markets;

WHEREAS, Vivint Solar desires to utilize the expertise and advisory services of the Service Provider in connection with Vivint Solar’s marketing of Vivint Solar’s SRECs in the forward markets; and

WHEREAS, the Service Provider has agreed to provide such services upon and subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Appointment. Vivint Solar hereby engages the Service Provider, and the Service Provider hereby agrees under the terms and conditions set forth herein, to provide certain services to Vivint Solar as described in Section 3 hereof.

2. Term. The term of the Agreement (the “Term”) shall commence on the date hereof and shall continue, unless extended by mutual written agreement of the parties, until the earliest to occur (such date, the “Termination Date”) of (a) either Vivint Solar or the Service Provider provides sixty (60) days prior written notice to the other party that it desires to terminate the Agreement for any reason, (b) the Merger Agreement terminates pursuant to Section 7.01 thereof or (c) the Merger is consummated at the Effective Time pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary contained herein, the provisions of Sections 3.2, 6 and 8 shall survive termination of this Agreement.

3. Duties of the Service Provider.

3.1. Scope of Duties and Responsibilities. During the Term, the Service Provider and its applicable employee designees (the “Service Provider Personnel”) shall provide Vivint Solar, in the Service Provider’s sole discretion, with corporate management, pricing and other advisory services (collectively, the “Services”) relating to Vivint Solar’s sale and marketing of Vivint Solar’s SRECs in the forward market; provided, however, that Service Provider shall not have the right to compel Vivint Solar to enter into any forward transaction. The Services will be provided at such times, places and in such manner as may reasonably be determined by the Service Provider and the Service Provider Personnel. For the avoidance of doubt, (a) the Services will not include banking, brokerage, investment advisory, securities offering or solicitation or such other financial advisory services as require registered broker/dealer, investment adviser or other governmental licenses, authorizations or approvals, and (b) neither the Service Provider nor any of its affiliates or the Service Provider Personnel are fiduciaries nor subject to any fiduciary duties to Vivint Solar and/or its subsidiaries or affiliates by virtue of this

Agreement and the services or advice provided hereunder. Furthermore, Service Provider shall be free to perform services similar to the Services for the account of others, including companies that may be in competition with the business conducted by Vivint Solar and its subsidiaries.

3.2. Limitation on Liability. Except as otherwise set for the herein, neither Party shall be liable to the other Party or any of such other Party’s respective subsidiaries or affiliates under this Agreement for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of such Party or its respective officer, employees or personnel as determined by a final, non-appealable determination of a court of competent jurisdiction.

4. Power of the Service Provider and Service Provider Personnel. So that it may properly perform its duties hereunder, the Service Provider and the Service Provider Personnel shall, subject to Section 7 hereof, have the authority and power to do all things necessary and proper to carry out the duties set forth in Section 3.1 hereof.

5. Compensation; Expenses. As Service Provider’s sole consideration for the performance of the Services, the Service Provider and the Service Provider Personnel shall have the right under the terms of the Agreement, until the Termination Date, to designate the counterparties to whom Vivint Solar should direct its SRECs marketing and sales activities to in the forward market. Notwithstanding the foregoing, Vivint Solar shall have the right to direct its SRECs marketing and sales activities in the forward market, without consultation with the Service Provider, to counterparties to whom Vivint Solar had previously marketed its SRECs prior to the date hereof.

6. Indemnification. Subject to the limitations in Section 3.2, each Party (as the “Indemnifying Party”) shall indemnify and hold harmless the other party, its affiliates and its and their respective officers, directors, employees, agents, successors and permitted assigns (each an “Indemnified Party”) against any and all losses, damages, liabilities, claims, actions, costs and expenses (including reasonable attorney’s fees) that are incurred by the Indemnified Party, arising out of (i) the gross negligence or willful misconduct of the Indemnifying Party or its employees or (ii) the failure of the Indemnifying Party to comply with any applicable federal, state or local law; in each case in the performance of the Indemnifying Party’s obligations under this Agreement.

7. Independent Contractor. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. The Service Provider and the Service Provider Personnel shall be independent contractors of Vivint Solar pursuant to this Agreement. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party hereto or to bind any other party hereto to any contract, agreement or undertaking with any third party.

8. Other Business Opportunities Regarding Service Provider SRECs. Notwithstanding anything contained in this Agreement to the contrary and subject to the terms of the Merger Agreement, both Parties acknowledge and agree that Vivint Solar and Service Provider and their respective principals, beneficial owners, directors, officers, employees (including, in the case of Service Provider, the Service Provider Personnel) and affiliates intend to engage and participate in acquisitions and business transactions, involving SRECs (including Service Provider’s SRECs) that fall outside of the scope of the relationship and obligations created by this Agreement. Except as specifically provided herein, neither Party shall be under any obligation whatsoever to pursue such acquisitions, business transactions or other opportunities through the other Party or any of its subsidiaries or offer such acquisitions, business transactions or other opportunities to the other Party or any of its subsidiaries prior to engaging with any counterparty regarding the sale and pricing of SRECs not covered under this Agreement (including Service Provider’s SRECs).

9. Assignment. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that either Party may assign its rights and obligations under this Agreement to any of its affiliates without the consent of the other Party.

10. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties hereto.

11. Counterparts. This Agreement may be executed and delivered by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute but one and the same agreement.

12. Entire Agreement; Modification. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions hereof shall be binding upon any party hereto unless approved in writing by an authorized representative of such each party. The parties hereby agree that no action taken in connection with this Agreement, including the entry into this Agreement and any party’s performance of, breach of, or failure to perform any of its obligations hereunder, shall modify in any way the obligations of SunEdison under the Merger Agreement or relieve SunEdison of such obligations. The parties further agree that no action taken in connection with this Agreement by Vivint Solar, including its entry into this Agreement or its performance of, breach of, or failure to perform any of its obligations hereunder, shall constitute a breach of the Merger Agreement.

13. No Third Party Beneficiaries. Except as provided in Sections 3.2, 6 and 8 hereof, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

14. Business of the Service Provider. The Service Provider and the Service Provider Personnel shall not be required to perform the Services as their sole and exclusive function. The Service Provider and Service Provider Personnel and its affiliates have other business interests and engage in other activities in addition to those relating to Vivint Solar and SRECs, and Vivint Solar and its affiliates shall not have any rights in or to such activities.

15. Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every provision of this Agreement shall remain in full force and effect and enforceable to the fullest extent permitted by law.

16. Governing Law; Jurisdiction.

16.1. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

16.2. Each of the Parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein (including the Affiliate Sale) in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

17. Confidential Information: All Confidential Information and Trade Secrets (as defined below) belong to and shall remain the property of Vivint Solar. The Service Provider and Service Provider Personnel recognize and acknowledge that the Confidential Information and Trade Secrets are proprietary to Vivint Solar and are a valuable, special and unique asset of Vivint Solar’s business. The Service Provider therefore covenants and agrees that it will not (and it will ensure that each of the Service Provider Personnel will not), during or after the Term of this Agreement, disclose any of the Confidential Information or Trade Secrets to any person or entity for any reason or purpose whatsoever, without the written consent of Vivint Solar, except (a) as necessary in the proper performance of its obligations hereunder, (b) for any such Confidential Information or Trade Secrets that becomes public through no fault of the Service Provider or the Service Provider Personnel, (c) as may be required by law or (d) in the event that the Merger is consummated at the Effective Time and Vivint Solar becomes a subsidiary of the Service Provider. The Service Provider hereby acknowledges that if it or the Service Provider Personnel engage in activities within the limitations of this Section, money damages shall be an inadequate remedy, and the Service Provider agrees that Vivint Solar shall be entitled to obtain, in addition to any other remedy provided by law or equity, an injunction against the violation of the Service Provider’s and the Service Provider Personnel’s obligations to Vivint Solar hereunder. “Confidential Information and Trade Secrets” shall mean (a) the material terms of this Agreement or any other written agreement between the parties related to the terms hereof, and (b) any confidential or secret information concerning (i) any trade secrets, new product developments, special or unique processes or methods of Vivint Solar or any of its affiliates related to Vivint Solar’s SRECs, (ii) any sales, advertising or other concepts or plans, of Vivint Solar or any of its affiliates related to Vivint Solar’s SRECs, (c) records, customer lists, reports and other documents pertaining to the Services in connection with the marketing of Vivint Solar’s SRECs, (d) the systems, protocols, policies, procedures, manuals, reports, data bases, documents, instruments and other materials used by the Vivint Solar or any of its affiliates in connection with the marketing of Vivint Solar’s SRECs, (e) all other professional or business information developed by or on behalf of Vivint Solar or any of its affiliates related to the marketing of Vivint Solar’s SRECs, and (f) all financial statements and reports produced by Vivint Solar or any of its affiliates in connection with the Services provided under this Agreement in connection with the marketing of Vivint Solar’s SRECs. Notwithstanding anything to the contrary contained herein, neither the Service Provider nor the Service Provider Personnel or any of their respective affiliates shall be prohibited from any activities related to or in connection with the Service Provider’s pricing, sales and marketing of the Service Provider’s SRECs and the “Confidential Information and Trade Secrets” shall not include any confidential information or other information, trade secrets or other activities related to the Service Provider’s SRECs.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

VIVINT SOLAR, INC.

By:	/s/ Thomas Plagemann
Name:	Thomas Plagemann
Title:	EVP, Head of Capital Markets

SUNEDISON, INC.

By:	/s/ Rishikesh Gadhia
Name:	Rishikesh Gadhia
Title:	Vice President, Corporate Development

SERVICE PROVIDER PERSONNEL

By:	/s/ Dan Stilwell
Name:	Dan Stilwell
Title:	Director

By:	/s/ Nick Stoker
Name:	Nick Stoker
Title:	SREC Manager

[Signature Page to Management Services Agreement]

Annex I

SunEdison, Inc.

(Company)

Computershare Trust Company, National Association

(Trustee)

2.25% Convertible Senior Notes due 20[    ]

INDENTURE

Dated as of [                    ], 2015

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310 (a)(1)
(a)(2)
(a)(3)
(a)(4)
(a)(5)
(b)
(c)
311 (a)
(b)
(c)
312 (a)
(b)
(c)
313 (a)
(b)(1)
(b)(2)
(c)
(d)
314 (a)
(b)
(c)(1)
(c)(2)
(c)(3)
(d)
(e)
(f)
315 (a)
(b)
(c)
(d)
(e)
316 (a) (last sentence)
(a)(1)(A)
(a)(1)(B)
(a)(2)
(b)
(c)
317 (a)(1)
(a)(2)
(b)
318 (a)
(b)
(c)

N.A. means not applicable.

*	This Cross Reference Table is not part of this Indenture.

i

ii

iii

INDENTURE, dated as of [                    ], 2015, between SunEdison, Inc., a Delaware corporation, as issuer (the “Company”), and Computershare Trust Company, National Association, as trustee, conversion agent, registrar, bid solicitation agent and paying agent (in such capacities, the “Trustee”, “Conversion Agent”, “Registrar”, “Bid Solicitation Agent” and “Paying Agent”, respectively).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the creation of an issue of the Company’s 2.25% Convertible Senior Notes due 20[    ] (the “Notes”), having the terms, tenor, amount and other provisions hereinafter set forth, and, to provide therefor, has duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary to make the Notes, when duly executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the legal, valid and binding obligations of the Company, in accordance with the terms of the Notes and this Indenture, have been done and performed, and the execution of this Indenture and the issue hereunder of the Notes have in all respects been duly authorized;

NOW, THEREFORE, THIS INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of each other and the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE 1.

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Definitions and References. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein”, “hereof”, “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other Subdivision. The word “or” is not exclusive and the word “including” means including without limitation. The terms defined in this Article include the plural as well as the singular. References to any Article, Section, Schedule or Exhibit are to this Indenture except as herein otherwise expressly provided.

“Act” has the meaning specified in Section 1.03.

“Additional Interest” means all amounts, if any, payable by the Company pursuant to Section 6.03.

“Additional Notes” means any Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.01, with the same terms as the Initial Notes except to the extent permitted otherwise under Section 2.01.

“Additional Shares” has the meaning specified in Section 4.06.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” has the meaning specified in Section 2.06(b).

“Agent” means any Paying Agent, Registrar, Conversion Agent or any other agent appointed pursuant to this Indenture.

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of a Depositary, if any, that are applicable to such matter at such time.

“Authenticating Agent” means any Person authorized by the Trustee to act on behalf of the Trustee to authenticate Notes.

“Bid Solicitation Agent” means any agent the Company may appoint in the future (which may be the Company and initially shall be the Company) to solicit market bid quotations for the Notes as may be required pursuant to Section 4.01(b)(ii).

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.

“Board Resolution” when used with reference to the Company means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, but excluding any debt securities convertible into such equity.

“Change in Control” means an event that will be deemed to have occurred at the time, after the first date of original issuance for the Initial Notes, any of the following occurs:

(1) any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Company or its Subsidiaries, or the Company’s or its Subsidiaries’ employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing 50% or more of the total voting power of the Company’s Common Equity, or has the power, directly or indirectly, to elect a majority of the members of the Company’s board of directors;

(2) the Company consolidates with, enters into a binding share exchange, merger or similar transaction with or into another person other than one or more of its subsidiaries or Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the consolidated assets of the Company, or any Person consolidates with, or merges with or into, the Company; provided, that any merger, binding share exchange, consolidation or similar transaction pursuant to which the Persons that “beneficially owned,” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, the Company’s Common Equity immediately prior to such transaction “beneficially own,” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, the Common Equity representing at least a majority of the total voting power of all outstanding classes of the Common Equity of the surviving or transferee Person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “Change in Control”; or

(3) the holders of the Company’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with this Indenture).

provided that, notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred if at least 90% of the consideration paid for the Common Stock in a transaction or transactions described under clauses (1) or (2) of this definition of “Change in Control” above (excluding cash payments for any fractional shares and cash payments made pursuant to dissenters’ appraisal rights) consists of shares of common stock traded on a Permitted Exchange, or will be so traded immediately following such transaction (“Publicly Traded Securities”), and as a result therefrom, such consideration becomes the Reference Property for the Notes; provided, further, that, notwithstanding anything to the contrary in the foregoing, to the extent the Company continues to own at least 51% of the voting power of any of the Company’s Yieldco Subsidiaries (including TerraForm Power) the stock of which has been offered to the public, the offering to the public (and any subsequent dispositions of the Company’s interests in such entity) will not constitute a “Change in Control”.

If any transaction in which the Common Stock is replaced by the Reference Property comprised of securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Period and any related Fundamental Change Purchase Date, references to the Company in this definition of “Change in Control” will apply to such other entity instead.

“Clause A Distribution” has the meaning specified in Section 4.04(c).

“Clause B Distribution” has the meaning specified in Section 4.04(c).

“Clause C Distribution” has the meaning specified in Section 4.04(c).

“Close of Business” means 5:00 p.m., New York City time.

“Closing Sale Price” of the Common Stock for any day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) at 4:00 p.m. New York City time on that day as reported in composite transactions for the Exchange, or if the Common Stock is not listed on the Exchange, the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading or, if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. New York City time on such date (or, in either case, the then-standard closing time for regular trading on the relevant exchange or trading system). If the closing sale price of the Common Stock is not so reported, the “Closing Sale Price” will be the average of the mid-point of the last bid and last ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Commission” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Equity” of any Person means the Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company authorized at the date of this instrument as originally executed or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of Notes shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“common stock” includes any stock of any class of Capital Stock which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the issuer thereof and which is not subject to redemption by the issuer thereof.

“Company” has the meaning specified in the first paragraph of this Indenture, and subject to the provisions of Article 9, shall include its successors and assigns.

“Company Order” means a written request or order signed in the name of the Company by one of its Officers, and delivered to the Trustee.

“Conversion Agent” has the meaning specified in Section 5.02.

“Conversion Date” has the meaning specified in Section 4.02(b).

“Conversion Notice” has the meaning specified in Section 4.02(b).

“Conversion Period” means, with respect to any Note surrendered for conversion, (i) if the relevant Conversion Date occurs prior to the 30th Scheduled Trading Day immediately preceding the Maturity Date, the 25 consecutive VWAP Trading Day period beginning on, and including, the third VWAP Trading Day immediately following such Conversion Date; and (ii) if the relevant Conversion Date occurs on or after the 30th Scheduled Trading Day immediately preceding the Maturity Date, the 25 consecutive VWAP Trading Day period beginning on, and including, the 27th Scheduled Trading Day immediately preceding the Maturity Date.

“Conversion Price” means, in respect of each Note, as of any date, $100 divided by the Conversion Rate in effect on such date.1

“Conversion Rate” means initially [            ] shares of Common Stock per $100 principal amount of Notes, subject to adjustment as set forth herein.

“Corporate Trust Office” means, with respect to the office of the Trustee, the designated corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be principally administered, which office at the date hereof is located at 8472 Lucent Boulevard, Suite 225, Highlands Ranch, CO 80129, Attn: SunEdison, Inc. 20[    ] Notes Administrator, or such other address in the continental United States as the Trustee may designate from time to time by notice to the Holders and the Company, or the corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“corporation” means a corporation, association, joint stock company, limited liability company or business trust.

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes (so long as the Notes constitute Global Notes), or any successor entity.

“Daily Conversion Value” means, for each VWAP Trading Day during any Conversion Period, one-twenty-fifth (1/25th) of the product of (i) the Conversion Rate in effect on such VWAP Trading Day and (ii) the Daily VWAP on such VWAP Trading Day.

[1]	Initial conversion price shall be 140% of the Signing Measurement Price (as defined in the Agreement and Plan of Merger by and among the Company, SEV Merger Sub Inc., a Delaware corporation, and the Company (as that term is used therein) dated as of July 20, 2015, as amended by Amendment No. 1 thereto, dated as of December 9, 2015) but such Signing Measurement Price shall not exceed $33.62 or be less than $27.51.

“Daily Measurement Value” means, for any conversion of Notes, the applicable Specified Dollar Amount divided by 25.

“Daily Net Share Settlement Number” means, for each $100 principal amount of Notes surrendered for conversion, for each of the 25 consecutive VWAP Trading Days during the Conversion Period, a number of shares of Common Stock equal to (A) the difference between the Daily Conversion Value for such VWAP Trading Day and the Daily Measurement Value, divided by (B) the Daily VWAP for such VWAP Trading Day

“Daily Settlement Amount” for each $100 principal amount of Notes surrendered for conversion, for each of the 25 consecutive VWAP Trading Days during the Conversion Period, will consist of: (i) if the Daily Conversion Value for such VWAP Trading Day exceeds the Daily Measurement Value, (x) a cash payment equal to the Daily Measurement Value; and (y) a number of shares of Common Stock equal to the Daily Net Share Settlement Number for such VWAP Trading Day; or (ii) if the Daily Conversion Value for such VWAP Trading Day is less than or equal to the Daily Measurement Value, a cash payment equal to the Daily Conversion Value.

“Daily VWAP” for the Common Stock (or any security that is part of the Reference Property), in respect of any VWAP Trading Day, means the per share volume-weighted average price of the Common Stock (or other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page SUNE.N Equity AQR (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of the Reference Property, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day or, if such volume-weighted average price is unavailable (or the Reference Property is not a security), the market value of one share of the Common Stock (or other Reference Property) on such VWAP Trading Day as determined in good faith by the Board of Directors or a duly authorized committee thereof in a commercially reasonable manner, using a volume-weighted average price method (unless the Reference Property is not a security). The “Daily VWAP” will be determined without regard to after-hours trading or any other trading outside the regular trading session.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in the form of a Global Note, the Person designated as Depositary by the Company until a successor Depositary shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Depositary” shall mean or include each Person who is then a Depositary hereunder. The Company has appointed The Depository Trust Company as the initial Depositary for the Notes.

“Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the U.S. that is legal tender for the payment of public and private debts at the time of payment.

“Effective Date” means, with respect to a Fundamental Change or a Make-Whole Fundamental Change, as applicable, the date such Fundamental Change or Make-Whole Fundamental Change occurs or becomes effective.

“Event of Default” has the meaning specified in Section 6.01.

“Ex-Dividend Date” means, except to the extent otherwise provided under Section 4.04(c), the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange” means The New York Stock Exchange or its successor.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Form of Fundamental Change Purchase Notice” means the “Form of Fundamental Change Purchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

“Fundamental Change” means the occurrence of a Change in Control or a Termination of Trading.

“Fundamental Change Company Notice” has the meaning specified in Section 3.02(a).

“Fundamental Change Expiration Time” has the meaning specified in Section 3.03(a)(i).

“Fundamental Change Purchase Date” has the meaning specified in Section 3.01.

“Fundamental Change Purchase Notice” has the meaning specified in Section 3.03(a)(i).

“Fundamental Change Purchase Price” has the meaning specified in Section 3.01.

“Global Note” means a Note evidencing all or part of a series of Notes, issued to the Depositary for such series or its nominee, and registered in the name of such Depositary or nominee.

“Holder” means the Person in whose name a Note is registered in the Register.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Initial Notes” has the meaning specified in Section 2.01.

“Interest Payment Date” means, with respect to the payment of interest on the Notes, each [            ] and [            ]2 of each year, beginning on, in the case of the Initial Notes, [                    ], 2016.3

“Issue Date” means, with respect to any Notes, the date the Notes are originally issued as set forth on the face of the Notes under this Indenture.

“Last Original Issuance Date” means the last date of original issuance of the Initial Notes.

“Make-Whole Fundamental Change” means (i) any Change in Control (determined after giving effect to any exceptions or exclusions from the definition of “Change in Control” but without giving effect to the proviso in clause (2) of the definition thereof).

“Make-Whole Fundamental Change Period” has the meaning specified in Section 4.06.

“Market Disruption Event” means, if the Common Stock is listed for trading on the Exchange or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Scheduled Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

[2]	To be the first of the month to occur after the date of issuance and the date occurring 6 months thereafter, respectively.
[3]	To be the first Interest Payment Date to occur after the date that is 6 months following the date of issuance.

“Maturity Date” means [                    ].4

“Merger Event” has the meaning specified in Section 4.07(a).

“Non-Affiliate Legend” has the meaning specified in the Form of Note attached hereto as Exhibit A.

“Note” or “Notes” has the meaning specified in the first paragraph of the Recitals of this Indenture.

“Offer Expiration Date” has the meaning specified in Section 4.04(e).

“Officer” or “officer” shall mean, the Chairman of the Board of Directors, the Chief Executive Officer, the President, a Vice President (whether or not designated by a number or word or words added before or after the title “Vice President”) or any Director of the Company.

“Officer’s Certificate” means a certificate signed by an Officer of the Company and delivered to the Trustee.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of, or counsel for, the Company or an Affiliate of the Company, who is reasonably satisfactory to the Trustee.

“Outstanding” means, with respect to the Notes, any Notes authenticated by the Trustee except (i) Notes cancelled by it, (ii) Notes delivered to it for cancellation and (iii)(A) Notes replaced pursuant to Section 2.09 hereof, on and after the time such Note is replaced (unless the Trustee and the Company receive proof satisfactory to them that such Note is held by a protected purchaser), (B) Notes converted pursuant to Article 4 hereof, on and after their Conversion Date, (C) any and all Notes, the principal of which has become due and payable as of the Maturity Date, on a Fundamental Change Purchase Date or otherwise and in respect of which the Paying Agent is holding, in accordance with this Indenture, money sufficient to pay all of the Notes then payable, and (D) any and all Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor. In determining whether the Holders of the required principal amount of Notes have concurred in any request, demand, authorization, direction, notice, consent or waiver, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company will be considered as though not Outstanding, except that in determining whether the Trustee shall be protected in relying upon any request, demand, authorization, direction, notice, consent or waiver, only such Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be disregarded.

“Paying Agent” means, initially, the Trustee or any Person authorized by the Company in the future to pay the principal amount of, any premium on, interest on, or the Fundamental Change Purchase Price of any Notes on behalf of the Company.

“Permitted Exchange” has the meaning specified in the definition of “Termination of Trading” under this Section 1.01.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Physical Notes” means permanent, non-global certificated Notes in definitive, fully registered form issued in minimum denominations of $100 principal amount and integral multiples of $100 in excess thereof.

“Publicly Traded Securities” has the meaning specified in the definition of “Fundamental Change” under this Section 1.01.

[4]	To be the first day of the month to occur after the date that is 4 years following the date of issuance.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

“Reference Property” has the meaning specified in Section 4.07(a).

“Register” and “Registrar” have the respective meanings specified in Section 2.06.

“Regular Record Date” means, with respect to any Interest Payment Date, [●] (whether or not a Business Day) and [●] (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.

“Relevant Distribution” has the meaning specified in Section 4.04(c).

“Reporting Event of Default” has the meaning specified in Section 6.03.

“Resale Restriction Termination Date” has the meaning specified in Section 2.08(b)(ii).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department (or any other successor group of the Trustee) customarily performing functions similar to those performed by any of the above designated officers who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of his or her knowledge of and familiarity with the particular subject and who in each case shall have direct responsibility for the administration of this Indenture.

“Rule 144” means Rule 144 under the Securities Act (including any successor rule thereto), as the same may be amended from time to time.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed for trading. If the Common Stock is not so listed, “Scheduled Trading Day” means a “Business Day.”

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Settlement Amount” has the meaning specified in Section 4.03(a)(ii).

“Settlement Election” has the meaning specified in Section 4.03(a)(i).

“Settlement Election Notice” has the meaning specified in Section 4.03(a)(i).

“Settlement Method” means, with respect to any conversion of Notes, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to be elected) by the Company in accordance with Section 4.03(a)(i).

“Significant Subsidiary” means, with respect to any Person at any given time, a Subsidiary of such person that would constitute a “significant subsidiary” as such term is defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the Issue Date.

“Specified Dollar Amount” means, for any conversion of Notes, the maximum cash amount per $100 principal amount of Notes to be received by the Holder upon conversion as specified in the Company’s Specified

Dollar Amount Election Notice (which may be part of the Settlement Election Notice) or otherwise deemed to be elected by the Company in respect of such conversion as provided herein.

“Specified Dollar Amount Election” has the meaning specified in Section 4.03(a)(i).

“Specified Dollar Amount Election Notice” has the meaning specified in Section 4.03(a)(i).

“Spin-Off” has the meaning specified in Section 4.04(c).

“Stock Price” has the meaning specified in Section 4.06(c).

“Subsidiary” of any Person means (a) any corporation, association or other business entity of which more than 50% of the outstanding total voting power ordinarily entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other voting members of the governing body thereof is at the time owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or (b) any partnership the sole general partner or the managing general partner of which is the Company or a Subsidiary of the Company or the only general partners of which are the Company or of one or more Subsidiaries of the Company (or any combination thereof).

“Successor Company” has the meaning specified in Section 9.01(a).

“Termination of Trading” means that the Common Stock (or other Reference Property into which the Notes are then convertible) are not approved for listing on any of the Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (such exchanges or any of their respective successors, a “Permitted Exchange”).

“TerraForm Power” means TerraForm Power, Inc., a Subsidiary of the Company.

“Trading Day” means a day on which (i) the Exchange or, if the Common Stock is not listed on the Exchange, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed is open for trading or, if the Common Stock is not so listed, any Business Day and (ii) a Closing Sale Price for the Common Stock is available on such securities exchange or market. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

“Trading Price” means, on any date of determination, the average of the secondary market bid quotations per $100 principal amount of Notes obtained by the Bid Solicitation Agent (or, if the Company is acting as the Bid Solicitation Agent, the Company) for $1,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by the Company; provided that, if three such bids cannot reasonably be obtained by the Company or the Bid Solicitation Agent, as applicable, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Company or the Bid Solicitation Agent, as applicable, that one bid shall be used. If on any date of determination, (i) the Company or the Bid Solicitation Agent, as applicable, cannot reasonably obtain at least one bid for $1,000,000 principal amount of the Notes from an independent nationally recognized securities dealer, (ii) the Company fails to request the Bid Solicitation Agent to obtain bids when required or (iii) the Company requests that the Bid Solicitation Agent obtain bids and the Bid Solicitation Agent fails to make such determination (or, if the Company is the Bid Solicitation Agent, the Company fails to make such determination), then, in each case, the Trading Price per $100 principal amount of Notes on such date of determination or on each Trading Day of such failure (as the case may be) will be deemed to be less than 98% of the product of (i) the Closing Sale Price of the Common Stock on such date and (ii) the then-current Conversion Rate.

“Trigger Event” has the meaning specified in Section 4.04(c).

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to Section 11.12, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unit of Reference Property” has the meaning specified in Section 4.07(a).

“U.S.” means the United States of America.

“Valuation Period” has the meaning specified in Section 4.04(c).

“Vice President,” when used with respect to the Company or the Trustee, as applicable, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president”.

“VWAP Market Disruption Event” means (i) a failure by the primary exchange or quotation system on which the Common Stock trades or is quoted to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any Scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“VWAP Trading Day” means a day on which (i) there is no VWAP Market Disruption Event and (ii) the Exchange or, if the Common Stock is not listed on the Exchange, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed is open for trading or, if the Common Stock is not so listed, any Business Day. For these purposes, a “VWAP Trading Day” includes only those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

“Yieldco Subsidiaries” means a dividend growth-oriented public company, created by a parent company that bundles renewable and/or conventional long-term contracted operating assets in order to generate predictable cash flows and that allocates cash available for distribution each year or quarter to shareholders in the form of dividends.

Section 1.02 References to Interest. Any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Additional Interest, if, in such context, Additional Interest, is, was or would be payable pursuant hereto. Any express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

Section 1.03 Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be made, given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent, or of the holding by any

Person of Notes, shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.03.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The amount of Notes held by any Person executing any such instrument or writings as the Holder thereof, the numbers of such Notes and the date of his holding the same may be proved by the production of such Notes or by a certificate executed, as depositary, by any trust company, bank, banker or member of a national securities exchange (wherever situated), if such certificate is in form satisfactory to the Trustee, showing that at the date therein mentioned such Person had on deposit with such depositary, or exhibited to it, the Notes therein described; or such facts may be proved by the certificate or affidavit of the Person executing such instrument or writing as the Holder thereof, if such certificate or affidavit is in form satisfactory to the Trustee. The Trustee and the Company may assume that such ownership of any Notes continues until (1) another certificate bearing a later date issued in respect of the same Notes is produced or (2) such Notes are produced by some other Person or (3) such Notes are no longer Outstanding.

(d) The fact and date of execution of any such instrument or writing and the amount and number of Notes held by the Person so executing such instrument or writing may also be proved in any other manner that the Trustee deems sufficient. The Trustee may in any instance require further proof with respect to any of the matters referred to in this Section 1.03.

(e) The principal amount (except as otherwise contemplated in clause (ii) of the definition of “Outstanding”), serial numbers of Notes held by any Person and the date of holding the same shall be proved by the Register.

(f) Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(g) The Company may but shall not be obligated to set a record date for purposes of determining the identity of Holders of any Outstanding Notes entitled to vote or consent to any action by vote or consent authorized or permitted by Sections 2.11, 6.02, 6.04, 6.05, 6.06, 8.02 or 11.11. Such record date shall be not less than 10 nor more than 60 days prior to the first solicitation of such consent or the date of the most recent list of Holders of such Notes furnished to the Trustee pursuant to Section 5.13 prior to such solicitation.

(h) If the Company solicits from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, election, waiver or other Act, and for that purpose the Outstanding Notes shall be computed as of the record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

ARTICLE 2.

THE NOTES

Section 2.01 Title and Terms; Payments. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture (the “Initial Notes”) is initially limited to $[                ], except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.05, 2.06, 2.09, 2.11, or 3.07. The Company may, from time to time after the execution of this Indenture, execute and deliver to the Trustee for authentication Additional Notes of an unlimited aggregate principal amount, and the Trustee shall thereupon authenticate and deliver said Additional Notes to or upon receipt of a Company Order, without any further action by the Company hereunder; provided, however, that (1) if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, any such Additional Notes will have a separate CUSIP number for so long as they remain not fungible; (2) such Additional Notes must be issued pursuant to the same terms (other than the date of issuance for such Notes and, if applicable in accordance with Section 2.14, the date from which interest will initially accrue and the date of the first interest payment) as the Initial Notes; (3) the Trustee must receive an Officer’s Certificate to the effect that such issuance of Additional Notes complies with the provisions of this Indenture, including each provision of this paragraph and all conditions precedent to the issuance and authentication of such Additional Notes have been satisfied; and (4) the Trustee must receive an Opinion of Counsel which shall state (a) that the form of such Additional Notes has been established by a supplemental indenture or pursuant to the Board Resolutions in accordance with this Section 2.01 and Section 2.04 and in conformity with the provisions of this Indenture; (b) that the terms of such Additional Notes have been established in accordance with this Section 2.01 and in conformity with the other provisions of this Indenture and all conditions precedent to the issuance and authentication of such Additional Notes have been satisfied; and (c) that such Additional Notes have been duly authorized, executed and delivered by the Company and, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

The Notes shall be known and designated as the “2.25% Convertible Senior Notes due 20[    ]” of the Company. The principal amount shall be payable on the Maturity Date unless no longer Outstanding because earlier purchased or converted in accordance with this Indenture.

The principal amount of Physical Notes shall be payable in U.S. dollars at the Corporate Trust Office and at any other office or agency maintained by the Company for such purpose. Interest on Physical Notes will be payable (i) to Holders holding Physical Notes having an aggregate principal amount of $1,000,000 or less of Notes, by check mailed to such Holders at the address set forth in the Register and (ii) to Holders holding Physical Notes having an aggregate principal amount of more than $1,000,000 of Notes, either by check mailed to such Holders or, upon written application by a Holder to the Company and Registrar at least three Business Days prior to the relevant Interest Payment Date, by wire transfer in immediately available funds to such Holder’s account within the U.S., which application shall remain in effect until the Holder notifies the Registrar to the contrary in writing. The Company will pay or cause the Trustee or Paying Agent to pay principal of, and interest on, Global Notes in U.S. dollars and in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Global Note, on each Interest Payment Date, Fundamental Change Purchase Date, the Maturity Date or other payment date, as the case may be.

Section 2.02 Ranking. The Notes constitute direct unsecured, senior obligations of the Company.

Section 2.03 Denominations. The Notes shall be issuable only in registered form without coupons and in minimum denominations of $100 and any integral multiple of $100.

Section 2.04 Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of the Company by one of its Officers.

Notes bearing the manual or facsimile signatures of individuals who were at any time Officers of the Company shall bind the Company, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes. The Company Order shall specify the amount of Notes to be authenticated, and shall further specify the amount of such Notes to be issued as one or more Global Notes or as one or more Physical Notes. The Trustee in accordance with such Company Order shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

Each Note shall be dated the date of its authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by an authorized signatory of the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.05 Temporary Notes. Pending the preparation of Physical Notes, the Company may execute, and upon Company Order the Trustee shall authenticate and deliver, temporary Notes that are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the Physical Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Officer executing such Notes may determine, as evidenced by such Officer’s execution of such Notes; provided that any such temporary Notes shall bear legends on the face of such Notes as set forth in the Form of Note attached hereto as Exhibit A and/or Section 2.11.

After the preparation of Physical Notes, the temporary Notes shall be exchangeable for Physical Notes upon surrender of the temporary Notes at any office or agency of the Company designated pursuant to Section 5.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, in exchange therefor a like principal amount of Physical Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as Physical Notes.

Section 2.06 Registration; Registration of Transfer and Exchange.

(a) The Company shall cause to be kept at the applicable Corporate Trust Office of the Trustee in the continental United States a register (the register maintained in such office and in any other office or agency designated pursuant to Section 5.02 being herein sometimes collectively referred to as the “Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration and transfer of Notes. The Trustee is hereby appointed registrar (the “Registrar”) for the purpose of registering the transfer and exchange of the Notes as herein provided.

Upon surrender for registration of transfer of any Note at an office or agency of the Company designated pursuant to Section 5.02 for such purpose, the Company shall execute, and upon receipt of a Company Order the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination and of a like aggregate principal amount and tenor, each such Note bearing such restrictive legends as may be required by this Indenture (including the Form of Note attached hereto as Exhibit A and Section 2.11).

At the option of the Holder and subject to the other provisions of Section 2.11, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount and tenor, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange of Notes, but the Company and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 2.11 not involving any transfer.

Neither the Company nor the Registrar shall be required to exchange or register a transfer of any Note in the circumstances set forth in Section 2.11(a)(iv).

(b) Neither any members of, or participants in, the Depositary (collectively, the “Agent Members”) nor any other Persons on whose behalf any Agent Member may act shall have any rights under this Indenture with respect to any Global Note registered in the name of the Depositary or any nominee thereof, or under any such Global Note, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee, the Agents and any of their respective agents as the absolute owner and Holder of such Global Note for all purposes whatsoever. Neither the Trustee nor any Agent shall have any liability, responsibility or obligation to any Agent Members or any other Person on whose behalf Agent Members may act with respect to (i) any ownership interests in the Global Note, (ii) the accuracy of the records of the Depositary or its nominee, (iii) any notice required hereunder, (iv) any payments under or with respect to the Global Note or (v) actions taken or not taken by any Agent Members.

(c) Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, any Agent or any of their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note. The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Section 2.07 Reserved.

Section 2.08 Reserved.

Section 2.09 Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Trustee, the Company shall execute, and the Trustee shall, upon Company Order, authenticate and deliver, in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. If there shall be delivered to the Company and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of written notice to the Company or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.09, the Company or Trustee may require payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.09 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.09 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.10 Persons Deemed Owners. Subject to the rights of Holders as of the Regular Record Date to receive payments of interest on the related Interest Payment Date, prior to due presentment of a Note for registration of transfer, the Company, the Trustee, each Agent, and any of their respective agents may treat the Person in whose name such Note is registered in the Register as the owner of such Note for the purpose of receiving payment of the principal of such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Trustee, the Agents nor any of their respective agents shall be affected by notice to the contrary.

Section 2.11 Transfer and Exchange.

(a) Provisions Applicable to All Transfers and Exchanges.

(i) Subject to the restrictions set forth in this Section 2.11, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time as desired, and each such transfer or exchange will be noted by the Registrar in the Register.

(ii) All Notes issued upon any registration of transfer or exchange in accordance with this Indenture will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(iii) No service charge will be imposed on any Holder of a Physical Note or any owner of a beneficial interest in a Global Note for any exchange or registration of transfer, but each of the Company, the Trustee or the Registrar may require such Holder or owner of a beneficial interest to pay a sum sufficient to cover any transfer tax, assessment or other governmental charge imposed in connection with such registration of transfer or exchange.

(iv) Unless the Company specifies otherwise, none of the Company, the Trustee, the Registrar or any co-Registrar will be required to exchange or register a transfer of any Note (i) that has been surrendered for conversion or (ii) as to which a Fundamental Change Purchase Notice has been delivered and not withdrawn, except to the extent any portion of such Note is not subject to the foregoing.

(v) Neither the Trustee nor any Agent will have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(b) In General; Transfer and Exchange of Beneficial Interests in Global Notes. So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law or by Section 2.11(c):

(i) all Notes will be represented by one or more Global Notes5;

(ii) every transfer and exchange of a beneficial interest in a Global Note will be effected through the Depositary in accordance with the Applicable Procedures and the provisions of this Indenture; and

(iii) each Global Note may be transferred only as a whole and only (A) by the Depositary to a nominee of the Depositary, (B) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary or (C) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Transfer and Exchange of Global Notes for Physical Notes.

(i) Notwithstanding any other provision of this Indenture, each Global Note will be exchanged for Physical Notes if the Depositary delivers notice to the Company that:

(A) the Depositary is unwilling or unable to continue to act as Depositary; or

(B) the Depositary is no longer registered as a clearing agency under the Exchange Act or is otherwise no longer permitted under applicable law to continue as Depositary for such Global Note; and, in each case, the Company promptly delivers a copy of such notice to the Trustee and the Company fails to appoint a successor Depositary within 90 days after receiving notice from the Depositary.

In each such case, the Company will, in accordance with Section 2.04, promptly execute, and, upon receipt of a Company Order, the Trustee will, in accordance with Section 2.04, promptly authenticate and deliver, for each beneficial interest in each Global Note so exchanged, an aggregate principal amount of Physical Notes equal to the aggregate principal amount of such beneficial interest, registered in such names and in such authorized denominations as the Depositary specifies.

(ii) In addition, if an Event of Default has occurred with regard to the Notes represented by the relevant Global Note and such Event of Default has not been cured or waived, any owner of a beneficial interest in a Global Note may deliver a written request through the Depositary to exchange such beneficial interest for Physical Notes.

In such case, (A) the Registrar will deliver notice of such request to the Company and the Trustee, which notice will identify the aggregate principal amount of such beneficial interest and the CUSIP of the relevant Global Note; (B) the Company will, in accordance with Section 2.04, promptly execute, and, upon receipt of a Company Order, the Trustee, in accordance with Section 2.04, will promptly authenticate and deliver, to such owner, for the beneficial interest so exchanged by such owner, Physical Notes registered in such owner’s name having an aggregate principal amount equal to the aggregate principal amount of such beneficial interest as the Depositary specifies; and (C) the Trustee, in accordance with the Applicable Procedures, will cause the principal amount of such Global Note to be decreased by the aggregate principal amount of the beneficial interest so exchanged. If all of the beneficial interests in a Global Note are so exchanged, such Global Note will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Note to be cancelled in accordance with the Trustee’s customary procedures and the Applicable Procedures.

(d) Transfer and Exchange of Physical Notes.

(i) If Physical Notes are issued, a Holder may transfer a Physical Note by: (A) surrendering such Physical Note for registration of transfer to the Registrar, together with any endorsements or instruments of transfer required by any of the Company, the Trustee or the Registrar; and (B) satisfying

[5]	NTD: To be updated if physical notes are issued.

all other requirements for such transfer set forth in this Section 2.11. Upon the satisfaction of conditions (A) and (B) of the immediately preceding sentence, the Company, in accordance with Section 2.04, will promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order, will, in accordance with Section 2.04, promptly authenticate and deliver, in the name of the designated transferee or transferees, one or more new Physical Notes, of any authorized denomination, having like aggregate principal amount.

(ii) If Physical Notes are issued, a Holder may exchange a Physical Note for other Physical Notes of any authorized denominations and aggregate principal amount equal to the aggregate principal amount of the Notes to be exchanged by surrendering such Notes, together with any endorsements or instruments of transfer required by any of the Company, the Trustee or the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 5.02. Whenever a Holder surrenders Notes for exchange, the Company, in accordance with Section 2.04, will promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order and in accordance with Section 2.04, will promptly authenticate and deliver the Notes that such Holder is entitled to receive, bearing registration numbers not contemporaneously outstanding.

(iii) If Physical Notes are issued, a Holder may transfer or exchange a Physical Note for a beneficial interest in a Global Security by (A) surrendering such Physical Note for registration of transfer or exchange, together with any endorsements or instruments of transfer required by any of the Company, the Trustee or the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 5.02; (B) satisfying all other requirements for such transfer set forth in this Section 2.11; and (C) providing written instructions to the Trustee to make, or to direct the Registrar to make, an adjustment in its books and records with respect to the applicable Global Note to reflect an increase in the aggregate principal amount of the Notes represented by such Global Note, which instructions will contain information regarding the Depositary account to be credited with such increase. Upon the satisfaction of conditions (A), (B), and (C), the Trustee will cancel such Physical Note and cause, in accordance with the Applicable Procedures, the aggregate principal amount of Notes represented by such Global Note to be increased by the aggregate principal amount of such Physical Note, and will credit or cause to be credited the account of the Person specified in the instructions provided by the exchanging Holder in an amount equal to the aggregate principal amount of such Physical Note. If no Global Notes are then Outstanding, the Company, in accordance with Section 2.04, will promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order and in accordance with Section 2.04, will authenticate, a new Global Note in the appropriate aggregate principal amount.

Section 2.12 Purchase of Notes; Cancellation. The Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), purchase Notes in the open market or by tender offer at any price or by private agreement. The Company will cause any Notes so purchased (other than Notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation. For the avoidance of doubt, any such Notes purchased by the Company will be retired and no longer Outstanding hereunder.

The Company shall deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold. The Trustee shall promptly cancel all Notes surrendered for registration of transfer, exchange, payment, purchase, repurchase, conversion or cancellation in accordance with its standard procedures. If the Company shall acquire any of the Notes in any manner whatsoever, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are delivered to the Trustee for cancellation. The Notes so acquired, while held by or on behalf of the Company or any of its Subsidiaries, shall not entitle the Holder thereof to convert the Notes. The Company may not issue new Notes to replace Notes it has paid in full or delivered to the Trustee for cancellation.

The Registrar shall retain, in accordance with its customary procedures, copies of all letters, notices and other written communications received pursuant to this Section 2.12. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

Section 2.13 CUSIP Numbers. In issuing the Notes, the Company may use “CUSIP” numbers (if then generally in use); provided that the Trustee shall have no liability for any defect in the CUSIP numbers as they appear on any Notes, notice, or elsewhere. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.14 Payment and Computation of Interest. The Notes will bear cash interest at a rate of 2.25% per year until the Maturity Date, unless earlier purchased, converted or redeemed in accordance with the provisions herein. Interest on the Notes will accrue from the most recent date on which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, (x) in the case of the Initial Notes, [●] or (y) in the case of any other Notes, the date of original issuance of such Notes. Interest will be paid to the Person in whose name a Note is registered at the Close of Business on the Regular Record Date immediately preceding the relevant Interest Payment Date semiannually in arrears on each Interest Payment Date; provided that, if any Interest Payment Date, Maturity Date or Fundamental Change Purchase Date of a Note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months; provided, however, that for any period in which a particular interest rate is applicable for less than a full semiannual period, interest on the Notes will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed over a 30-day month.

Unless the context otherwise requires, payments of the Fundamental Change Purchase Price, principal and interest on any Note, in each case, that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

The Company will pay Additional Interest under certain circumstances as provided in Section 6.03.

ARTICLE 3.

REPURCHASE AT THE OPTION OF THE HOLDERS

Section 3.01 Purchase at Option of Holders upon a Fundamental Change. If a Fundamental Change occurs, then each Holder shall have the right, at such Holder’s option, to require the Company to purchase for cash all of such Holder’s Notes, or any portion of such Holder’s Notes that is equal to $100, or an integral multiple of $100, on a date (the “Fundamental Change Purchase Date”) specified by the Company that is not less than 20 or more than 35 Business Days after the Company provides the Fundamental Change Company Notice, at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to but excluding the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”); provided, however, that if the Fundamental Change Purchase Date is after a Regular Record Date and on or prior to the Interest Payment Date to which it relates, the Company shall instead pay interest accrued to the Interest Payment Date to the Holder of record of the Note as of the close of business on Regular Record Date and the Fundamental Change Purchase Price shall then be equal to 100% of the principal amount of the Note subject to purchase and will not include any accrued and unpaid interest. Notwithstanding the foregoing, there shall be no purchase of any Notes pursuant to this Section 3.01 if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Notes). In the event the principal amount of the Notes is accelerated following delivery of a Fundamental Change Company Notice (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Notes), the Trustee will promptly (i) return to the respective Holders thereof any Physical Notes tendered to it or

(ii) effect appropriate book-entry transfers to the respective beneficial holders thereof any beneficial interests in a Global Note tendered to it in compliance with the Applicable Procedures, in which case, upon such return or transfer, as the case may be, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 3.02 Fundamental Change Company Notice.

(a) General. On or before the 10th Business Day after the occurrence of a Fundamental Change, the Company shall provide to all Holders of the Notes, the Trustee and the Paying Agent (in the case of any Paying Agent other than the Trustee) a written notice (the “Fundamental Change Company Notice”) of the occurrence of such Fundamental Change and of the purchase right at the option of the Holders arising as a result thereof. Such notice shall be sent to the Holders in accordance with Section 12.08(c) (with a copy to the Trustee). Simultaneously with providing such Fundamental Change Company Notice, the Company shall issue a press release announcing the occurrence of such Fundamental Change and make the press release available on the Company’s website. Each Fundamental Change Company Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the Effective Date of the Fundamental Change, and whether the Fundamental Change is a Make Whole Fundamental Change, in which case the notice shall state the Effective Date of the Make Whole Fundamental Change;

(iii) information about the Holder’s right to convert the Notes;

(iv) information about the Holder’s right to require the Company to purchase the Notes;

(v) the last date on which a Holder of Notes may exercise the purchase right pursuant to Section 3.01;

(vi) the Fundamental Change Purchase Price;

(vii) the Fundamental Change Purchase Date;

(viii) the name and address of the Paying Agent and the Conversion Agent, if applicable;

(ix) the applicable Conversion Rate and any adjustments to the applicable Conversion Rate resulting from the Fundamental Change;

(x) if applicable, that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with Section 3.05;

(xi) the procedures required for exercise of the purchase option upon the Fundamental Change, including that the Holder must exercise the purchase option prior to the Fundamental Change Expiration Time; and

(xii) that the Holder shall have the right to withdraw any Notes surrendered for purchase prior to the Fundamental Change Expiration Time and the procedures required for withdrawal of any such exercise as described in 3.05;

(b) No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to Section 3.01.

(c) At the Company’s written request, the Trustee shall give the Fundamental Change Company Notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the Fundamental Change Company Notice shall be prepared by the Company; provided, further that the Company shall have delivered to the Trustee, at least five Business Days before the Fundamental Change Company Notice is required to be given to the Holders (or such shorter period agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and attaching the form of Fundamental

Change Company Notice and including the information required by Section 3.02(a). Neither the Trustee nor the Paying Agent shall be responsible for determining if a Fundamental Change has occurred or for delivering a Fundamental Change Company Notice to Holders or for the content of any Fundamental Change Company Notice.

Section 3.03 Repurchase Procedures.

(a) Purchases of Notes under Section 3.01 shall be made, at the option of the Holder thereof, upon:

(i) if the Notes to be purchased are Physical Notes, delivery to the Trustee by the Holder of a duly completed notice in the Form of Fundamental Change Purchase Notice (the “Fundamental Change Purchase Notice”) together with the Physical Notes duly endorsed for transfer, at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, (the “Fundamental Change Expiration Time”); and

(ii) if the Notes to be purchased are Global Notes, delivery to the Trustee of the beneficial interest in such Global Notes, by book-entry transfer, in compliance with the Applicable Procedures and the satisfaction of any other requirements of the Depositary in connection with tendering beneficial interests in a Global Note for purchase by the Fundamental Change Expiration Time.

The Fundamental Change Purchase Notice in respect of any Notes to be purchased shall state:

(i) if certificated, the certificate numbers of such Holder’s Notes;

(ii) the portion of the principal amount of such Notes to be purchased, which must be such that the principal amount not purchased equals $100 or an integral multiple of $100; and

(iii) that such Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and this Indenture.

(b) Notice to Company. The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.

Section 3.04 Effect of Fundamental Change Purchase Notice. Upon receipt by the Paying Agent of Physical Notes and a Fundamental Change Purchase Notice or beneficial interests in a Global Note by book-entry transfer as specified in Section 3.03, the Holder of the tendered Note shall (unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.05) thereafter be entitled to receive solely the Fundamental Change Purchase Price, in cash with respect to such Note (and any previously accrued and unpaid interest on such Note, if applicable). Such Fundamental Change Purchase Price shall be paid to such Holder, provided that the conditions in this Article 3 have been satisfied (including, without limitation, the proper delivery or book-entry transfer of such Note as required under Section 3.03(a)) and subject to the Paying Agent holding money sufficient to pay the Fundamental Change Purchase Price, promptly following the later of the applicable Fundamental Change Purchase Date and the time of delivery or book-entry transfer of such Note to the Paying Agent by the Holder thereof in the manner required by Section 3.01.

Section 3.05 Withdrawal of Fundamental Change Purchase Notice. A Fundamental Change Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the Fundamental Change Company Notice, as applicable, at any time prior to the Fundamental Change Expiration Time, as applicable, specifying:

(a) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted;

(b) if certificated, the certificate numbers of the withdrawn Notes; and

(c) the principal amount, if any, of each Note that remains subject to the Fundamental Change Purchase Notice, which must be such that the principal amount of such Holder’s Notes not purchased equals $100 or an integral multiple of $100;

provided, however, that if the Notes are Global Notes, the notice must comply with the Applicable Procedures.

The Paying Agent will promptly return to the respective Holders thereof any Physical Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the provisions of this Section 3.05.

Section 3.06 Deposit of Fundamental Change Purchase Price. Prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided herein) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the Fundamental Change Purchase Price of all the Notes or portions thereof that are to be purchased as of the Fundamental Change Purchase Date. If the Paying Agent holds money sufficient to pay the Fundamental Change Purchase Price of the tendered Notes on the Fundamental Change Purchase Date, then (a) such tendered Notes will cease to be Outstanding and (except as provided below in clause (b)) interest will cease to accrue thereon (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the Paying Agent) and (b) all other rights of the Holders of such tendered Notes will terminate (other than (x) the right to receive the Fundamental Change Purchase Price and (y) the right of the Holder of record on such Regular Record Date to receive any interest payment pursuant to Section 3.01, if applicable).

Section 3.07 Notes Purchased in Whole or in Part. Any Note that is to be purchased pursuant to this Article 3, whether in whole or in part, shall be surrendered at the office of the Paying Agent (with due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and, to the extent that only a part of the Note so surrendered is to be purchased, the Company shall execute and, upon receipt of a Company Order, the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

Section 3.08 Covenant To Comply with Applicable Laws upon Purchase of Notes. In connection with any purchase of Notes under Section 3.01, the Company shall, in each case if required by law, (i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act to the extent any such rules are applicable, (ii) file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act and (iii) otherwise comply with all U.S. federal or state securities laws applicable to the Company in connection with offer by the Company to purchase Notes under Section 3.01, in each case, so as to permit the rights and obligations under this Article 3 to be exercised in the time and in the manner specified under this Article 3.

Section 3.09 Repayment to the Company. To the extent that the aggregate amount of money deposited by the Company pursuant to Section 3.06 exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof that the Company is obligated to purchase as of the Fundamental Change Purchase Date, then, following the Fundamental Change Purchase Date, the Paying Agent shall, upon demand of the Company, promptly return any such excess to the Company.

ARTICLE 4.

CONVERSION

Section 4.01 Right To Convert. (a) Subject to and upon compliance with the provisions of this Indenture, each Holder shall have the right, at such Holder’s option, to convert all or any portion of its Notes at an initial Conversion Rate of [            ] shares of Common Stock per $100 aggregate principal amount of Notes (equivalent to an initial Conversion Price of approximately $[            ] per share of Common Stock) into the Settlement Amount determined in accordance with Section 4.03(a)(ii), (x) prior to the Close of Business on the Business

Day immediately preceding [three months prior to maturity], 20[    ], only upon satisfaction of one or more of the conditions described in Section 4.01(b), and (y) on or after [insert date inserted in immediately preceding brackets], 20[    ], at any time until the Close of Business on the second Scheduled Trading Day immediately preceding the stated Maturity Date regardless of whether the conditions described in Section 4.01(b) are satisfied.

(b) (i) A Holder may surrender all or any portion of its Notes for conversion during any calendar quarter commencing after the quarter ending [the fiscal quarter in which the notes were issued], 2015 if the Closing Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the applicable Conversion Price in effect on each applicable Trading Day. Neither the Trustee nor the Conversion Agent shall have any obligation (x) to determine whether the market price condition described in this Section 4.01(b)(i) has been met or (y) to verify the Company’s determination regarding such market price condition.

(ii) If, prior to the Close of Business on the Business Day immediately preceding [three months before maturity ], 20[    ] the Trading Price per $100 principal amount of Notes on each Trading Day during any ten consecutive Trading-Day period (the “Measurement Period”) is less than 98% of the product of (x) the Closing Sale Price of the Common Stock on such Trading Day and (y) the Conversion Rate in effect on such Trading Day, a Holder may surrender Notes for conversion at any time during the five consecutive Trading Days following such Measurement Period. Whenever the condition to conversion set forth in this Section 4.01(b)(ii) has been met, the Company shall so notify the Holders, the Trustee and the Bid Solicitation Agent and the Conversion Agent (in each case, if other than the Trustee) in writing. The Trading Price shall be determined by the Company pursuant to this Section 4.01(b)(ii) and the definition of “Trading Price” set forth in Section 1.01. The Company shall provide written notice to the Bid Solicitation Agent (if other than the Company) of the three independent nationally recognized securities dealers selected by the Company in accordance with the definition of Trading Price, along with the appropriate contact information for each. However, the Bid Solicitation Agent (if other than the Company) shall have no obligation to solicit market bid quotations for the Company to determine the Trading Price of the Notes unless the Company has requested such solicitation in writing; and the Company shall have no obligation to make such request (or, if the Company is the Bid Solicitation Agent, to determine the Trading Price of the Notes) unless a Holder of a Note provides it and the Trustee with reasonable evidence that the Trading Price per $100 principal amount of Notes would be less than 98% of the product of (x) the Closing Sale Price of the Common Stock on such Trading Day and (y) the Conversion Rate in effect on such Trading Day. At such time, the Company shall instruct the Bid Solicitation Agent in writing to solicit market bid quotations for the Notes from three independent nationally recognized securities dealers selected by the Company for the Company to determine (or, if the Company is the Bid Solicitation Agent, the Company shall determine) the Trading Price per $100 principal amount of the Notes beginning on such Trading Day and on each successive Trading Day until the Trading Price per $100 principal amount of Notes for a Trading Day is greater than or equal to 98% of the product of (x) the Closing Sale Price of the Common Stock on such Trading Day and (y) the Conversion Rate in effect on such Trading Day. If, on any Trading Day after the condition to conversion set forth in this Section 4.01(b)(ii) has been met, the Trading Price per $100 principal amount of Notes is greater than or equal to 98% of the product of (x) the Closing Sale Price of the Common Stock on such Trading Day and (y) the Conversion Rate in effect on such Trading Day, the Company will so notify the Holders, the Trustee, the Bid Solicitation Agent and the Conversion Agent (if other than the Trustee) in writing.

(iii) If the Company elects to issue or distribute, as the case may be, to all or substantially all holders of the Common Stock to (x) any rights, options or warrants entitling them to subscribe for or purchase, for a period expiring within 60 calendar days after the declaration date for such issuance, shares of the Common Stock, at a price per share that is less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the declaration date for such issuance; or (y) cash, debt securities (or other evidence of indebtedness) or other assets or securities (excluding dividends or distributions in respect of which an adjustment to the Conversion Rate is made pursuant to Section 4.04(a)), which distribution has a per share value exceeding 10% of the Closing Sale Price of the Common Stock as of the Trading Day immediately preceding the declaration date for such distribution, then, in either case, the Company must deliver notice of such distribution, and of the Ex-Dividend Date for such distribution, to the Holders at least 35 Scheduled Trading Days prior to the Ex-Dividend Date for such distribution. After the Company has delivered such notice, Holders may surrender their Notes for conversion at any time until the earlier of (a) Close of Business on the Business Day immediately preceding such Ex-Dividend Date and (b) the Company’s announcement that such issuance or distribution will not take place. Neither the Trustee nor the Conversion Agent shall have any obligation (I) to determine whether a distribution described in this Section 4.01(b)(iii) has occurred or (II) to verify the Company’s determination regarding such a distribution.

(iv) If a transaction or event that constitutes a Fundamental Change or a Make Whole Fundamental Change occurs prior to the Close of Business on the Business Day immediately preceding [            ], 20[    ], a holder may surrender Notes for conversion at any time from and after the date that is 35 Scheduled Trading Days prior to the anticipated effective date of the transaction or event (or, if later, the date on which the Company gives notice of such transaction) until the Close of Business on (1) if such transaction or event is a Fundamental Change, the Business Day immediately preceding the related Fundamental Change Purchase Date, or (2) otherwise, on the 40th Scheduled Trading Day immediately following the effective date for such transaction or event. To the extent commercially reasonably practicable, the Company will give notice to Holders of the anticipated effective date for such transaction or event not less than 35 Scheduled Trading Days prior to the anticipated effective date or, if the Company does not have knowledge of such transaction or event or the Company determines, in its commercially reasonable discretion, that it is impractical or inadvisable to disclose the anticipated effective date of such transaction or event at least 35 Scheduled Trading Days prior to the anticipated effective date, within one Business Day of the date upon which the Company receives notice, or otherwise becomes aware of, such transaction or event, unless the Company determines, in its commercially reasonable discretion, that it is no longer impractical or inadvisable to disclose the anticipated effective date of such transaction or event (but in no event later than the actual effective date of such transaction or event). Notwithstanding the foregoing, in no event will the Company be required to provide such notice to the Holders before the earlier of (i) the actual effective date of such transaction or event and (ii) the earlier of such time as the Company or its Affiliates (a) have publicly disclosed or acknowledged the circumstances giving rise to such anticipated transaction or event or (b) are required to publicly disclose under applicable law or the rules of any stock exchange on which the Company’s equity is then listed the circumstances giving rise to such anticipated transaction or event. Neither the Trustee nor the Conversion Agent shall have any obligation to (x) determine whether a Fundamental Change or Make Whole Fundamental Change has occurred or (y) verify the Company’s determination regarding such occurrence or non-occurrence.

(v) Holders will have the right to surrender Notes for conversion if the Company is a party to a consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s property and assets that does not also constitute a Fundamental Change, in each case pursuant to which the Common Stock would be converted into cash, securities or other property. In such event, Holders will have the right to surrender Notes for conversion at any time from and including the 35th Scheduled Trading Day prior to the anticipated effective date of such transaction to, and including, the 40th Scheduled Trading Day following the effective date of such transaction. To the extent commercially reasonably practicable, the Company will give notice to Holders of the anticipated effective date for such transaction not less than 35 Scheduled Trading Days prior to the anticipated effective date or, if the Company does not have knowledge of such transaction or it determines, in its commercially reasonable discretion, that it is impractical or inadvisable to disclose the anticipated effective date of such transaction at least 35 Scheduled Trading Days prior to the anticipated effective date, within one Business Day of the date upon which the Company receives notice, or otherwise becomes aware, of such transaction, unless the

Company determines, in its commercially reasonable discretion, that it is no longer impractical or inadvisable to disclose the anticipated effective date of such transaction (but in no event later than the actual effective date of such transaction). Notwithstanding the foregoing, in no event will the Company be required to provide such notice to Holders before the earlier of (i) the actual effective date of such transaction and (ii) the earlier of such time as the Company or its Affiliates (a) have publicly disclosed or acknowledged the circumstances giving rise to such anticipated transaction or (b) are required to publicly disclose under applicable law or the rules of any stock exchange on which the Company’s equity is then listed the circumstances giving rise to such anticipated transaction. Neither the Trustee nor the Conversion Agent shall have any obligation (x) to determine whether a corporate event described in this Section 4.01(b)(v) has occurred or (y) to verify the Company’s determination regarding such a corporate event.

Section 4.02 Conversion Procedures.

(a) Each Physical Note shall be convertible at the office of the Conversion Agent and, if applicable, in accordance with the Applicable Procedures.

(b) To exercise the conversion privilege with respect to a beneficial interest in a Global Note, the Holder must comply with the Applicable Procedures for converting, and effecting a book-entry transfer to the Conversion Agent of, a beneficial interest on a Global Note and pay the funds, if any, required by Section 4.02(f) and any taxes or duties if required pursuant to Section 4.02(g), and the Conversion Agent must be informed of the conversion in accordance with the customary practice of the Depositary.

To exercise the conversion privilege with respect to any Physical Notes, the Holder of such Physical Notes shall:

(i) duly sign and complete a conversion notice in the form set forth in the Form of Notice of Conversion (the “Conversion Notice”) or a facsimile of the Conversion Notice;

(ii) deliver the Conversion Notice, which is irrevocable, and the Note to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents;

(iv) if required, pay all transfer or similar taxes as set forth in Section 4.02(g); and

(v) if required, make any payment required under Section 4.02(f).

If, upon conversion of a Note, any shares of Common Stock are to be issued to a Person other than the Holder of such Note, the related Conversion Notice shall include such other Person’s name and address.

If a Note has been submitted for repurchase pursuant to a Fundamental Change Purchase Notice, such Note may not be converted except to the extent such Note has been withdrawn by the Holder and is no longer submitted for repurchase pursuant to a Fundamental Change Purchase Notice or unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.07 prior to the relevant Fundamental Change Expiration Time.

For any Note, the date on which the Holder of such Note satisfies all of the applicable requirements set forth above with respect to such Note shall be the “Conversion Date” with respect to such Note.

Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) surrendered for conversion immediately prior to the Close of Business on the applicable Conversion Date; provided, however, that except to the extent required by Section 4.04, the person in whose name any shares of Common Stock shall be issuable upon conversion, if any, shall be treated as a stockholder of record (i) as of the Close of Business on the last VWAP Trading Day of the applicable Conversion Period in a Combination Settlement and (ii) as of the Close of Business on the Conversion Date in a Physical Settlement. At the Close of Business on the Conversion Date for a Note, the converting Holder shall no longer be the Holder of such Note.

(c) Endorsement. Any Notes surrendered for conversion shall, unless shares of Common Stock issuable on conversion are to be issued in the same name as the registration of such Notes, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or its duly authorized attorney.

(d) Physical Notes. If any Physical Notes in a denomination greater than $100 shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Physical Notes so surrendered, without charge, new Physical Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Physical Notes.

(e) Global Notes. Upon the conversion of a beneficial interest in Global Notes, the Conversion Agent shall make a notation in its records as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.

(f) Interest Due Upon Conversion. If a Holder converts a Note after the Close of Business on a Regular Record Date but prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, such Holder must accompany such Note with an amount of cash equal to the amount of interest that will payable on such Note on the corresponding Interest Payment Date; provided, however, that a Holder need not make such payment (1) if the Conversion Date follows the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date; or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

(g) Taxes Due upon Conversion. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion, unless the tax is due because the Holder requests that any shares be issued in a name other than the Holder’s name, in which case the Holder will pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(h) Notes may only be converted in multiples of $1,000 unless the beneficial Holder exercising the Notes is then converting all the Notes it then holds. If a beneficial Holder seeks to convert Notes in a principal amount other than a multiple of $1,000 it will be deemed to make a representation that it is submitting for conversion all of the Notes it then holds. The Company may request written representation of the same prior to the conversion of any Notes.

Section 4.03 Settlement Upon Conversion.

(a) Settlement. Subject to this Section 4.03 and Sections 4.06 and 4.07, upon conversion of any Note, the Company shall pay or deliver, as the case may be, to Holders, in full satisfaction of its conversion obligation under Section 4.01, in respect of each $100 principal amount of Notes being converted, a Settlement Amount consisting of, at the election of the Company, solely cash (“Cash Settlement”), solely shares of Common Stock (together with cash in lieu of any fractional share of Common Stock pursuant to Section 4.03(b)) (“Physical Settlement”) or a combination of cash and shares of Common Stock (“Combination Settlement”).

(i) Settlement Election. All conversions occurring on or after [three months prior to maturity], 20[    ] shall be settled using the same Settlement Method. Prior to [three months prior to maturity], 20[    ], the Company will use the same Settlement Method for all conversions occurring on the same Conversion Date, but the Company shall not have any obligation to use the same Settlement Method with respect to conversions that occur on different Conversion Dates. If the Company elects a Settlement Method (a “Settlement Election”) and a Specified Dollar Amount, if applicable (a “Specified Dollar Amount Election”), the Company shall provide to the Holders so converting, the Trustee and the Conversion Agent a notice of such Settlement Method (each such notice, a

“Settlement Election Notice”) or such Specified Dollar Amount (each such notice, a “Specified Dollar Amount Election Notice”), no later than the Close of Business on the second Trading Day immediately following the related Conversion Date (or, in the case of any conversions occurring on or after [three months prior to maturity] , 20[    ], no later than [three months prior to maturity], 20[    ]). If the Company does not timely elect a Settlement Method, the Company shall no longer have the right to elect Cash Settlement or Physical Settlement, and the Company shall be deemed to have elected Combination Settlement in respect of its Conversion Obligation, and the Specified Dollar Amount per $100 principal amount of Notes shall be deemed to be $100. If the Company elects Combination Settlement but does not timely notify converting Holders of the Specified Dollar Amount per $100 principal amount of Notes, such Specified Dollar Amount will be deemed to be $100.

In addition, the Company may, prior to [three months prior to maturity], 20[    ], at its option, irrevocably elect Combination Settlement with a particular Specified Dollar Amount for all conversions subsequent to its notice to Holders thereof by notice of such election to Holders, the Trustee and the Conversion Agent.

(ii) Settlement Amount. The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows:

(A) if the Company elects Physical Settlement, the Company shall deliver to the converting Holder, in respect of each $100 principal amount of its Notes being converted, a number of shares of Common Stock equal to the applicable Conversion Rate, together with cash in lieu of any fractional shares of Common Stock pursuant to Section 4.03(b);

(B) if the Company elects (or is deemed to have elected) Cash Settlement, the Company shall pay to the converting Holder, in respect of each $100 principal amount of its Notes being converted, cash in an amount equal to the sum of the Daily Conversion Values for each of the 25 consecutive VWAP Trading Days during the related Conversion Period; and

(C) if the Company elects (or is deemed to have elected) Combination Settlement, the Company shall pay or deliver, as the case may be, to the converting Holder, in respect of each $100 principal amount of its Notes being converted, an amount of cash and number of shares of Common Stock, if any, equal to the sum of the Daily Settlement Amounts for each of the 25 consecutive VWAP Trading Days during the related Conversion Period.

(iii) Delivery Obligation. The Settlement Amounts upon conversion of the Notes will, in the case of cash be paid, by the Company through the Conversion Agent and in the case of Common Stock, be delivered by the Company through its stock transfer agent. The Company shall pay or deliver, as the case may be, the Settlement Amount due in respect of its conversion obligation under this Section 4.03, (i) on the third Business Day immediately following the relevant Conversion Date, if the Company elects Physical Settlement, unless such Conversion Date occurs following the regular record date immediately preceding the Maturity Date, in which case the Company will make such delivery (and payment, if applicable) on the Maturity Date and (ii) on the third Business Day immediately following the last VWAP Trading Day of the related Conversion Period, in any other case; provided, however, that if prior to the Conversion Date for any converted Notes, the Common Stock has been replaced by Reference Property consisting solely of cash, the Company will pay the conversion consideration due in respect of such conversion on the tenth Trading Day immediately following the related Conversion Date, and, notwithstanding the foregoing in this Section 4.03, no Conversion Period will apply to those conversions. For the avoidance of doubt, in the case of Cash Settlement or Combination Settlement, if a VWAP Market Disruption Event occurs on a Scheduled Trading Day during the Conversion Period, or if such Scheduled Trading day is not a Trading Day for any other reason, then the Daily Conversion Value or Daily Settlement Amount, as applicable, will be determined on the next following Trading Day, and delivery of the Settlement Amount will be delayed accordingly. No interest will accrue on account of such delay.

(b) Fractional Shares. Notwithstanding the foregoing, the Company will not issue fractional shares of Common Stock as part of the Settlement Amount due with respect to any converted Note. Instead, if any Settlement Amount includes a fraction of a share of the Common Stock, the Company will, in lieu of delivering such fraction of a share of Common Stock, pay an amount of cash equal to the product of such fraction of a share and (i) in a Physical Settlement, the Daily VWAP on the relevant Conversion Date, or if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day or (ii) in the case of any other Settlement Method, the Daily VWAP on the last VWAP Trading Day of the relevant Conversion Period (subject to Section 4.03(c) immediately below).

(c) Conversion of Multiple Notes by a Single Holder. If a Holder surrenders more than one Note for conversion on a single Conversion Date, the Company will calculate the amount of cash and the number of shares of Common Stock due with respect to such Notes as if such Holder had surrendered for conversion one Note having an aggregate principal amount equal to the sum of the principal amounts of each of the Notes surrendered for conversion by such Holder on such Conversion Date or, if the Notes surrendered for conversion are beneficial interests in a Global Note, based on such other aggregate number of Notes, or beneficial interests therein, being surrendered by the Holder for conversion on the same date as the Depositary may otherwise request.

(d) Settlement of Accrued Interest and Deemed Payment of Principal. If a Holder converts a Note, the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Note, and the Company’s delivery or payment, as the case may be, of cash, shares of Common Stock or a combination of cash and shares of Common Stock into which a Note is convertible will be deemed to satisfy and discharge in full the Company’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Note to, but excluding, the Conversion Date; provided, however, that subject to Section 4.02(f), if a Holder converts a Note after the Close of Business on a Regular Record Date and prior to the Open of Business on the corresponding Interest Payment Date, the Company will still be obligated to pay the interest due on such Interest Payment Date to the Holder of such Note on such Regular Record Date.

As a result, except as otherwise provided in the proviso to the immediately preceding sentence, any accrued and unpaid interest with respect to a converted Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, if the Settlement Amount for any Note includes both cash and shares of Common Stock, accrued and unpaid interest will be deemed to be paid first out of the amount of cash delivered upon such conversion.

(e) Notices. Whenever a Conversion Date occurs with respect to a Note, the Conversion Agent will, as promptly as possible, and in no event later than the Business Day immediately following such Conversion Date, deliver to the Company and the Trustee, if it is not then the Conversion Agent, notice that a Conversion Date has occurred, which notice will state such Conversion Date, the principal amount of Notes converted on such Conversion Date and the names of the Holders that converted Notes on such Conversion Date.

On the first Business Day immediately following the last VWAP Trading Day of the Conversion Period applicable to any Note surrendered for conversion in a Cash Settlement or a Combination Settlement, the Company will deliver a written notice to the Conversion Agent and the Trustee (if not also the Conversion Agent) stating the amount of cash and the number of shares of Common Stock, if any, that the Company is obligated to pay or deliver, as the case may be, to satisfy its conversion obligation with respect to each Note converted on such Conversion Date.

(f) Exchange in Lieu of Conversion. When a Holder surrenders Notes for conversion, the Company may, at its election, direct the Conversion Agent to surrender, on or prior to the first Business Day immediately following the Conversion Date, such Notes to a financial institution designated by the Company for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated financial institution must agree to pay and/or deliver, as the case may be, in exchange for such Notes, the Settlement Amount that the Company would be obligated to deliver upon the conversion of such Notes at the time the Company would otherwise be required to deliver such consideration. By the Close of

Business on the Business Day immediately following the Conversion Date, the Company will notify the Holder surrendering Notes for conversion, the Trustee and the Conversion Agent that it has directed the designated financial institution to make an exchange in lieu of conversion and that the designated financial institution has agreed to make such exchange in lieu of conversion. A copy of such notice shall include wire instructions and delivery instructions and shall be delivered to the conversion agent and to the designated institution.

(i) If the designated institution accepts any such Notes, it will deliver the amount of cash, if any, and the number of shares of Common Stock, if any, due upon conversion of such Notes directly to the Holder of such Notes no later than 11:00 a.m., New York City time, on the date the Company would have otherwise been required to deliver such consideration. In the case of Notes held through the Depositary, the designated institution shall (a) wire such cash, if any, to the Holder, (b) process a transfer to such Holder of such number of shares of Common Stock. Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Notes for exchange in lieu of conversion but does not timely deliver the related consideration, or if such designated institution does not accept the Notes for exchange, the Company will deliver the relevant consideration to the Holder on the applicable settlement date therefor as if the Company had not made an exchange in lieu of conversion election.

(ii) The Company’s designation of a financial institution to which the Notes may be submitted for exchange does not require the financial institution to accept any Notes. The Company will not pay any consideration to, and the Company may, but will not be obligated to, otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Section 4.04 Adjustment of Conversion Rate. The Conversion Rate will be adjusted as described in this Section 4.04, except that no adjustment to the Conversion Rate will be made for a given transaction if Holders of the Notes will participate in that transaction, without conversion of the Notes, on the same terms and at the same time as a holder of a number of shares of Common Stock equal to the principal amount of a Holder’s Notes (expressed in thousands) multiplied by the Conversion Rate would participate.

(a) If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company subdivides or combines the Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x   OS1

                       OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date of such dividend or distribution, or immediately after the Open of Business on the effective date of such share split or combination, as applicable;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or combination, as applicable; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of common stock, as the case may be.

Any adjustment made under this clause (a) will become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution (regardless of whether the dividend or distribution is scheduled to occur after the Maturity Date), or immediately after the Open of Business on the effective date of such subdivision or combination of Common Stock, as the case may be. If such dividend, distribution, subdivision or combination described in this clause (a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a duly authorized committee thereof determines not to pay such dividend or distribution or to effect such subdivision or combination, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or subdivision or combination had not been announced.

(b) If an Ex-Dividend Date occurs for a distribution to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days from the announcement date for such distribution, to subscribe for or purchase shares of the Common Stock, at a price per share less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, the Conversion Rate will be increased based on the following formula

CR1 = CR0 x	OS0 + X
OS0 + Y

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date for such distribution;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date for such distribution;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution.

Any increase made under this clause (b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution, regardless of whether the distribution date is scheduled to occur after the Maturity Date. To the extent that such rights, options or warrants expire prior to the Maturity Date and shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants were scheduled to be distributed prior to the Maturity Date and are not so distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such distribution had not occurred.

For purposes of this Section 4.04(b) and Section 4.01(b)(iii)(x), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at a price that is less than the average of the Closing Sale Prices of the Common Stock for each Trading Day in the applicable 10 consecutive Trading-Day period, there shall be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors or a duly authorized committee thereof.

(c) If an Ex-Dividend Date occurs for a distribution (the “Relevant Distribution”) of shares of the Company’s Capital Stock, evidences of the Company’s indebtedness or other assets or property of the

Company’s or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of Common Stock (excluding (i) dividends or distributions and rights, options or warrants as to which an adjustment was effected under clause (a) or (b) above; (ii) dividends or distributions paid exclusively in cash; and (iii) Spin-Offs), then the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date for such distribution;

SP0 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day-period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV =	the fair market value (as determined in good faith by the Board of Directors or a duly authorized committee thereof) of the shares of Capital Stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of Common Stock as of the Open of Business on the Ex-Dividend Date for such distribution.

Any increase made under the above portion of this clause (c) will become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if such distribution is scheduled to be paid or made prior to the Maturity Date and is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $100 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock, without having to convert its Notes, the amount and kind of the Relevant Distribution that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. In the case of rights, options or warrants, if such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if the Ex-Dividend Date for the distribution of such rights, options or warrants had not occurred.

With respect to an adjustment pursuant to this clause (c) where there has been an Ex-Dividend Date for a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such Spin-Off;

FMV0 =	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock over the first 10 consecutive Trading-Day period commencing on, and including, the Ex-Dividend Date for the Spin-Off (such period, the “Valuation Period”); and

MP0 =	the average of the Closing Sale Prices of Common Stock over the Valuation Period.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (c) will be determined on the last day of the Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off. If the Ex-Dividend Date for the Spin-Off is less than 10 Trading Days prior to, and including, the end of the Conversion Period in respect of any conversion, references within this clause (c) to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last VWAP Trading Day of such Conversion Period. In respect of any conversion during the Valuation Period for any Spin-Off, references within this clause (c) related to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, but excluding, the relevant Conversion Date.

For purposes of the second adjustment formula set forth in this Section 4.04(c), (i) the Closing Sale Price of any Capital Stock or similar equity interest shall be calculated in a manner analogous to that used to calculate the Closing Sale Price of the Common Stock in the definition of “Closing Sale Price” set forth in Section 1.01, (ii) whether a day is a Trading Day (and whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for such Capital Stock or similar equity interest shall be determined in a manner analogous to that used to determine whether a day is a Trading Day (or whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for the Common Stock, and (iii) whether a day is a Trading Day to be included in a Valuation Period will be determined based on whether a day is a Trading Day for both the Common Stock and such Capital Stock or similar equity interest.

Subject to Section 4.04(g), for the purposes of this Section 4.04(c), rights, options or warrants distributed to all or substantially all holders of the Common Stock entitling them to acquire the Company’s Capital Stock or other securities, (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (1) are deemed to be transferred with such shares of Common Stock; (2) are not exercisable; and (3) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 4.04(c) (and no adjustment to the Conversion Rate under this Section 4.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4.04(c). If any such rights, options or warrants, distributed prior to the Issue Date are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date of such deemed distribution (in which case the original rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders). In addition, in the event of any distribution or deemed distribution of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4.04(c) was made, (1) in the case of any such rights, options or warrants which shall all have been redeemed or purchased without exercise by any Holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by holders of Common Stock with respect to such rights, options or warrants (assuming each such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

For purposes of Sections 4.04(a) through (c), if any dividend or distribution to which this Section 4.04(c) applies includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 4.04(a) also applies (the “Clause A Distribution”); or

(B) an issuance of rights, options or warrants entitling holders of the Common Stock to subscribe for or purchase shares of the Common Stock to which Section 4.04(b) also applies (the “Clause B Distribution”), then (i) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a distribution to which this Section 4.04(c) applies (the “Clause C Distribution”) and any Conversion Rate adjustment required to be made under this Section 4.04(c) with respect to such Clause C Distribution shall be made, (ii) the Clause B Distribution, if any, shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 4.04(b) with respect thereto shall then be made, except that, if determined by the Company, (A) the “Ex-Dividend Date” of the Clause B Distribution and the Clause A Distribution, if any, shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (B) any shares of Common Stock included in the Clause A Distribution or the Clause B Distribution shall not be deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date” within the meaning of Section 4.04(b), and (iii) the Clause A Distribution, if any, shall be deemed to immediately follow the Clause C Distribution or the Clause B Distribution, as the case may be, except that, if determined by the Company, (A) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution, if any, shall be deemed to be the Ex-Dividend Date of the Clause C Distribution, and (B) any shares of Common Stock included in the Clause A Distribution shall not be deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date or such effective date” within the meaning of Section 4.04(a).

(d) If an Ex-Dividend Date occurs for a cash dividend or distribution to all, or substantially all, holders of the outstanding Common Stock (other than any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - C

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0 =	the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C =	the amount in cash per share that the Company pays or distributes to substantially all holders of the Common Stock.

Any increase made under this clause (d) shall become effective immediately after the Open of Business on the Ex-Dividend date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if any dividend or distribution described in this clause (d) is scheduled to be paid or made prior to the Maturity Date but is not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $100 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, without having to convert its Notes, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the applicable Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(e) If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Stock, and if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Date”), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Trading Day next succeeding the Offer Expiration Date;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on the Trading Day next succeeding the Offer Expiration Date;

AC =	the aggregate value of all cash and any other consideration (as determined in good faith by the Board of Directors or a duly authorized committee thereof) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the time (the “Offer Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS1 =	the number of shares of Common Stock outstanding immediately after the Offer Expiration Time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the Offer Expiration Date.

The adjustment to the Conversion Rate under the preceding paragraph of this clause (e) will be determined at the Close of Business on the tenth Trading Day immediately following, but excluding, the Offer Expiration Date but will be given effect at the Open of Business on the Trading Day next succeeding the Offer Expiration Date. If the Trading Day next succeeding the Offer Expiration Date is less than 10 Trading Days prior to, and including, the end of the Conversion Period in respect of any conversion, references within this clause (e) to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Offer Expiration Date to, and including, the last VWAP Trading Day of such conversion period. In respect of any conversion during the 10 Trading Days commencing on, and including, the Trading Day next succeeding the Offer Expiration Date, references within this clause (e) to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Offer Expiration

Date to, but excluding, the relevant Conversion Date. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate.

(f) Special Settlement Provisions. Notwithstanding anything to the contrary herein, if a Holder converts a Note in a Combination Settlement, and the Daily Settlement Amount for any VWAP Trading Day during the Conversion Period applicable to such Note:

(i) is calculated based on a Conversion Rate adjusted on account of any event described in Sections 4.04(a) through (e); and

(ii) includes any shares of Common Stock that, but for this provision, would entitle their holder to participate in such event;

then, although the Company will otherwise treat such Holder as the holder of record of such shares of Common Stock on the last VWAP Trading Day of such Conversion Period, the Company will not permit such Holder to participate in such event on account of such shares of Common Stock.

In addition, notwithstanding anything to the contrary herein, if a Holder converts a Note and:

(i) Combination Settlement is applicable to such Note and shares of Common Stock are deliverable to settle the Daily Net Share Settlement Number for a given Trading Day within the Conversion Period applicable to such Note;

(ii) any distribution, transaction or event described in Sections 4.04(a)-(e) has not yet resulted in an adjustment to the applicable Conversion Rate on such Trading Day; and

(iii) the shares of Common Stock deliverable in respect of such Trading Day are not entitled to participate in the relevant distribution or transaction (because such shares of Common Stock were not held on a related Record Date or otherwise), then the Company will adjust the number of shares of Common Stock delivered in respect of the relevant Trading Day to reflect the relevant distribution or transaction.

If a Holder converts a Note and:

(i) Physical Settlement is applicable to such Note;

(ii) any distribution or transaction described in Sections 4.04(a)-(e) has not yet resulted in an adjustment to the applicable Conversion Rate on a given Conversion Date; and

(iii) the shares of Common Stock deliverable on settlement of the related conversion are not entitled to participate in the relevant distribution or transaction (because such shares of Common Stock were not held on a related Record Date or otherwise), then the Company will adjust the number of shares of Common Stock delivered in respect of the relevant Trading Day to reflect the relevant distribution or transaction. Notwithstanding the foregoing, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date as described above, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of shares of Common Stock as of the related Conversion Date pursuant to Section 4.03 based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Dividend Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g) Poison Pill. If a Holder converts a Note, to the extent that the Company has a rights plan in effect, if Physical Settlement applies to such Note, on the Conversion Date applicable to such Note, and if Combination Settlement applies to such Note on any VWAP Trading Day in the Conversion Period applicable to such Note, the Holder converting such Note will receive, in addition to any shares of Common Stock otherwise received in connection with such conversion on such Conversion Date or such VWAP

Trading Day, as the case may be, the rights under the rights plan, unless prior to such Conversion Date or such VWAP Trading Day, as the case may be, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of the Common Stock, Distributed Property as described in Section 4.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h) Deferral of Adjustments. Notwithstanding anything to the contrary herein, the Company will not be required to adjust the Conversion Rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made upon the occurrence of (i) the Effective Date for any Fundamental Change or Make-Whole Fundamental Change (ii) in the case of any Note to which Physical Settlement applies, the Conversion Date, and, in the case of any Note to which Cash Settlement or Combination Settlement applies, each VWAP Trading Day of the applicable Conversion Period and (iii) every one year anniversary of the date hereof. In addition, the Company shall not account for such deferrals when determining whether any of the conditions to conversion have been satisfied or what number of shares of Common Stock a Holder would have held on a given day had it converted its Notes.

(i) Limitation on Adjustments. Except as stated in this Section 4.04, the Company will not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. If, however, the application of the formulas in Sections 4.04(a) through (e) would result in a decrease in the Conversion Rate, then, except to the extent of any readjustment to the Conversion Rate, no adjustment to the Conversion Rate will be made (other than as a result of a reverse share split or share combination).

In addition, notwithstanding anything to the contrary herein, the Conversion Rate will not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s subsidiaries;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement or employee stock purchase plan of or assumed by the Company or any of its Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in Section 4.04(i)(ii) immediately above and outstanding as of the date the Notes were first issued;

(iv) for a change in the par value of the Common Stock; or

(v) for accrued and unpaid interest on the Notes, if any.

For purposes of this Section 4.04, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 4.05 Discretionary and Voluntary Adjustments.

(a) Discretionary Adjustments. Whenever any provision of this Indenture requires the Company to calculate the Closing Sale Prices, the Daily VWAPs or any function thereof over a span of multiple days (including during an Conversion Period), the Company will make appropriate adjustments to each, if any, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the effective date, Ex-Dividend Date or Offer Expiration Date of the event occurs, at any time during the period when such Closing Sale Prices, the Daily VWAPs or function thereof is to be calculated.

(b) Voluntary Adjustments. To the extent permitted by applicable law and applicable requirements of the Exchange, the Company is permitted to increase the Conversion Rate of the Notes by any amount for a period of at least 20 Business Days if such increase is irrevocable for such period and the Board of Directors determines that such increase would be in the Company’s best interest; provided that the Company must give at least 15 days’ prior notice of any such increase in the Conversion Rate. To the extent permitted by applicable law and applicable requirements of the Exchange, the Company may also (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Section 4.06 Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change.6

(a) Increase in the Conversion Rate. If a Make-Whole Fundamental Change occurs and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, then the Company shall, to the extent provided herein, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described in this Section 4.06. A conversion of Notes shall be deemed for these purposes to be “in connection with” a Make-Whole Fundamental Change if the relevant Conversion Notice is received by the Conversion Agent during the period from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Close of Business on the Business Day immediately prior to the related Fundamental Change Purchase Date or, if such Make-Whole Fundamental Change is not also a Fundamental Change, the 35th Business Day immediately following the Effective Date for such Make-Whole Fundamental Change (such period, the “Make-Whole Fundamental Change Period”).

(b) Cash Mergers. Notwithstanding anything to the contrary herein, if the consideration paid to holders of the Common Stock in any Make-Whole Fundamental Change described in clause (2) of the definition of “Fundamental Change” is comprised entirely of cash, then, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the payment and delivery obligations upon the conversion of a Note shall be calculated based solely on the Stock Price for such Make-Whole Fundamental Change and shall be deemed to be an amount equal to the applicable Conversion Rate (including any adjustment as described in this Section 4.06) multiplied by such Stock Price. In such event, the Company’s conversion obligation will be determined and paid to Holders in cash on the third Business Day following the applicable Conversion Date. Otherwise, the Company will settle any conversion of the Notes following the Effective Date for a Make-Whole Fundamental Change in accordance with Section 4.03 (but subject to Section 4.04).

(c) Determining the Number of Additional Shares. The number of Additional Shares, if any, by which the Conversion Rate will be increased for a Holder that converts its Notes in connection with a Make-Whole Fundamental Change shall be determined by reference to the table attached as Schedule A, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”), and the price (the “Stock Price”) paid (or deemed paid) per share of the Common Stock in the Make-Whole Fundamental Change, as determined under the two immediately following sentences. If the holders of the Common Stock receive only cash in a Make-Whole Fundamental Change described in clause (2) of the definition of “Fundamental Change,” the Stock Price shall be the cash amount paid per share of Common Stock. Otherwise, the Stock Price shall be the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change.

[6]	The brackets will be filled in once the conversion price is determined based on the methodology of the Company’s May 2015 Convertible Notes Indentures.

(d) Interpolation and Limits. The exact Stock Prices and Effective Dates may not be set forth in the table in Schedule A, in which case:

(i) If the Stock Price is between two Stock Prices in the table or the Effective Date is between two dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later dates, as applicable, based on a 365- or 366-day year, as applicable.

(ii) If the Stock Price is greater than $[●] per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A), no Additional Shares will be added to the Conversion Rate.

(iii) If the Stock Price is less than $[●] per share (subject to adjustments in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A), no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate be increased on account of a Make-Whole Fundamental Change to exceed [●] shares of Common Stock per $100 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate is required to be adjusted as set forth in Section 4.04.

(iv) The Stock Prices set forth in the column headings of the table in Schedule A shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise required to be adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner and at the same time as the Conversion Rate is required to be adjusted as set forth in Section 4.04.

(e) Notices. The Company will notify Holders, the Trustee and the Conversion Agent of the anticipated Effective Date of any Make-Whole Fundamental Change and issue a press release as soon as practicable after the Company first determines the anticipated Effective Date of such Make-Whole Fundamental Change (and make the press release available on the Company’s website). The Company will use its commercially reasonable efforts to give notice to Holders of the anticipated Effective Date of such Make-Whole Fundamental Change not more than 70 Scheduled Trading Days nor less than 35 Scheduled Trading Days prior to the anticipated Effective Date or, if the Company does not have knowledge of such Make-Whole Fundamental Change or the Company determines, in its commercially reasonable discretion, that it is impractical or inadvisable to disclose the anticipated Effective Date of such Make-Whole Fundamental Change at least 35 Scheduled Trading Days prior to the anticipated Effective Date, within one business day of the date upon which the Company receives notice, or otherwise becomes aware, of such Make-Whole Fundamental Change or receives notice, or otherwise becomes aware of, such Make-Whole Fundamental Change, unless the Company determines, in its commercially reasonable discretion, that it is no longer impractical or inadvisable to disclose the anticipated Effective Date of such Make-Whole-Fundamental Change (but in no event later than the actual Effective Date of such Make-Whole Fundamental Change). Notwithstanding the foregoing, in no event will the Company be required to provide such notice to Holders before the earlier of (i) the actual Effective Date of such Make-Whole Fundamental Change and (ii) the earlier of such time as the Company or its Affiliates (a) have publicly disclosed or acknowledged the circumstances giving rise to such anticipated Make-Whole Fundamental Change or (b) are required to publicly disclose under applicable law or the rules of any stock exchange on which the Company’s equity is then listed the circumstances giving rise to such Make-Whole Fundamental Change.

Section 4.07 Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.

(a) Merger Events. In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment was made pursuant to Section 4.04(a));

(ii) any consolidation, merger or combination involving the Company;

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and its Subsidiaries substantially as an entirety;

(iv) any binding share exchange; or

(v) a liquidation or dissolution of the Company;

and, in each case, as a result of which the Common Stock would be converted into, or exchanged for, common stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event,” any such common stock, other securities, other property or assets (including cash or any combination thereof), “Reference Property,” and (i) the amount and kind of Reference Property that a holder of one share of Common Stock is entitled to receive in the applicable Merger Event, or (ii) if as a result of the applicable Merger Event, each share of Common Stock is converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the per share of Common Stock weighted average of the amounts and kinds of Reference Property received by the holders of Common Stock that affirmatively make such an election (disregarding, for these purposes, any arrangement to deliver cash in lieu of any fractional security or other unit of Reference Property), a “Unit of Reference Property”) then, the Company or such successor or purchasing person shall enter into a supplemental indenture to provide that, at the effective time of such Merger Event, the consideration due upon conversion of any Notes will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 4 were instead a reference to the same number of Units of Reference Property (it being understood that no adjustment will be made pursuant to Sections 4.04(a)-(e) with respect to any portion of Reference Property that does not consist of Capital Stock), and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing for such change; provided, however, that at and after the effective time of the Merger Event, (x) the Company will continue to have the right to determine the Settlement Method upon conversion of the Notes pursuant to Section 4.03(a)(i) and (y) (i) any amount payable in cash upon conversion of the Notes in accordance with Section 4.03 and 4.06 shall continue to be payable in cash, (ii) the number of shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 4.03 and 4.06 shall instead be deliverable in Units of Reference Property and (iii) the Daily VWAP and the Closing Sale Price will, to the extent reasonably possible, be calculated based on the value of a Unit of Reference Property and the definitions of VWAP Trading Day and VWAP Market Disruption Event shall be determined by reference to the components of a Unit of Reference Property.

The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 4.07. Such supplemental indenture described in the immediately preceding paragraph shall provide for adjustments which shall be as nearly equivalent to the adjustments provided for in this Article 4 in the judgment of the Board of Directors or the board of directors of the successor person. If, in the case of any such Merger Event, the Reference Property receivable thereupon by a holder of Common Stock includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a person other than the successor or purchasing person, as the case may be, in such Merger Event, then such indenture shall also be executed by such other person.

(b) Notice of Supplemental Indentures. The Company shall cause written notice of the execution of such supplemental indenture to be mailed to each Holder, at the address of such Holder as it appears on the register of the Notes maintained by the Registrar, within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture. The above provisions of this Section 4.07 shall similarly apply to successive Merger Events. Additionally, if the Company executes a supplemental indenture pursuant to this Section 4.07, it shall promptly file with the Trustee an Officer’s Certificate (in addition to the documents that the Trustee is entitled to receive under Article 8) briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a Unit of Reference Property, any adjustment to be made with respect thereto and that all conditions precedent have been complied with.

(c) Prior Notice. In addition, at least 20 Scheduled Trading Days before any Merger Event, the Company shall give notice to Holders of such Merger Event, or, if the Company has not publicly announced such Merger Event at such time, as promptly as practicable after publicly announcing such Merger Event. In any such notice, the Company shall also specify the composition of the Unit of Reference Property for such Merger Event, or, if the Company has not determined the composition of such Unit of Reference Property at such time, the Company will provide an additional written notice to Holders that states the composition of such Unit of Reference Property as promptly as practicable after determining its composition.

Section 4.08 Certain Covenants.

(a) Reservation of Shares. To the extent necessary to satisfy its obligations under this Indenture, prior to issuing any shares of Common Stock, the Company will reserve out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion of the Notes.

(b) Certain other Covenants. The Company covenants that all shares of Common Stock that may be issued upon conversion of Notes shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free from any tax, lien or charge (other than those created by the Holder or due to a change in registered owner). The Company shall list or cause to have quoted any shares of Common Stock to be issued upon conversion of Notes on each national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.

(c) [RESERVED].

Section 4.09 Responsibility of Trustee.

The Trustee and any Conversion Agent shall not at any time be under any duty or responsibility to any Holder of Notes to determine or calculate the Conversion Rate, to determine whether any facts exist which may require any adjustment of the Conversion Rate, or to confirm the accuracy of any such adjustment when made or the appropriateness of the method employed, or herein or in any supplemental indenture provided to be employed, in making the same or to determine or verify whether any facts exist which make the Notes eligible for conversion or have caused the Notes to no longer be eligible for conversion. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or of any other securities or property that may at any time be issued or delivered upon the conversion of any Notes; and the Trustee and the Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company or a designated institution to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 4. The rights, privileges, protections, immunities and benefits given to the Trustee, including without limitation its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including its capacity as Conversion Agent.

Section 4.10 Notice of Adjustment to the Trustee. Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent (if other than the Trustee) an Officer’s Certificate (upon which the Trustee and Conversion Agent may conclusively rely) setting forth the

Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date as of which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to the Holder of each Note at his or her last address appearing on the Register provided for in Section 2.06 of this Indenture, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality, effectiveness or validity of any such adjustment and shall not be an Event of Default under this Indenture.

Section 4.11 Notice to Holders.

(a) Notice to Holders Prior to Certain Actions. The Company shall deliver notices of the events specified below at the times specified below and containing the information specified below unless, in each case, (i) pursuant to this Indenture, the Company is already required to deliver notice of such event containing at least the information specified below at an earlier time or, (ii) the Company, at the time it is required to deliver a notice, does not have knowledge of all of the information required to be included in such notice, in which case, the Company shall (A) deliver notice at such time containing only the information that it has knowledge of at such time (if it has knowledge of any such information at such time), and (B) promptly upon obtaining knowledge of any such information not already included in a notice delivered by the Company, deliver notice to each Holder with a copy to the Trustee containing such information. In each case, the failure by the Company to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(i) Voluntary Increases. If the Company increases the Conversion Rate pursuant to Section 4.05(b), the Company shall mail to the Holders a notice of the increased Conversion Rate and the period during which such increased Conversion Rate will be in effect at least 15 calendar days prior to the date the increased Conversion Rate takes effect, in accordance with the applicable law.

(ii) Dissolutions, Liquidations and Winding-Ups. If there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall deliver notice to the Holders as promptly as possible, but in any event at least 15 calendar days prior to the earlier of (i) the date on which such dissolution, liquidation or winding-up, as the case may be, is expected to become effective or occur, and (ii) the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up, as the case may be, which notice shall state the expected effective date and record date for such event, as applicable, and the amount and kind of property that a holder of one share of the Common Stock is expected to be entitled, or may elect, to receive in such event. The Company shall deliver an additional notice to holders, as promptly as practicable, whenever the expected effective date or record date, as applicable, or the amount and kind of property that a holder of one share of the Common Stock is expect to be entitled to receive in such event, changes.

(b) Notices After Certain Actions and Events. Whenever an adjustment to the Conversion Rate becomes effective pursuant to Sections 4.04, 4.05 or 4.06, the Company will (i) file with the Trustee an Officer’s Certificate stating that such adjustment has become effective, the Conversion Rate, and the manner in which the adjustment was computed and (ii) deliver written notice to the Holders stating that such adjustment has become effective and the Conversion Rate or conversion privilege as adjusted. Failure to give any such notice, or any defect therein, shall not affect the validity of any such adjustment.

ARTICLE 5.

COVENANTS

Section 5.01 Payment of Principal and Interest and the Fundamental Change Purchase Price.

The Company covenants and agrees that it will cause to be paid the principal of (including the Fundamental Change Purchase Price), premium, if any, on and accrued and unpaid interest, if any, on each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

Section 5.02 Maintenance of Office or Agency.

The Company will maintain in the continental United States an office of the Paying Agent, an office of the Registrar and an office or agency where Notes may be surrendered for conversion (“Conversion Agent”) and where notices and demands to or upon the Company in respect of the Notes and this Indenture (other than the type contemplated by Section 12.14) may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office or the office or agency of the Trustee.

The Company may also from time to time designate as co-registrars one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the continental United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

The Company hereby initially designates the Trustee as the Paying Agent, Registrar, Conversion Agent, and its Corporate Trust Office shall be considered as one such office or agency of the Company for each of the aforesaid purposes. The Company or its Affiliates may act as Paying Agent or Registrar.

With respect to any Global Note, the Corporate Trust Office of the Trustee or any Paying Agent shall be the place of payment where such Global Note may be presented or surrendered for payment or conversion or for registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such payment, conversion, presentation, surrender or delivery effected pursuant to the Applicable Procedures for such Global Note shall be deemed to have been effected at the place of payment for such Global Note in accordance with the provisions of this Indenture.

Section 5.03 Provisions as to Paying Agent.

(a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree, subject to the provisions of this Section 5.03:

(i) that it will hold all sums held by it as such agent for the payment of the principal of, any premium on, accrued and unpaid interest, if any, on and Fundamental Change Purchase Price for the Notes in trust for the benefit of the Holders of the Notes;

(ii) that it will give the Trustee prompt written notice of any failure by the Company to make any payment of the principal of, any premium on, accrued and unpaid interest, if any, on or Fundamental Change Purchase Price for the Notes when the same shall be due and payable; and

(iii) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Company shall, on or before each due date of the principal of, any premium on, accrued and unpaid interest, if any, on and Fundamental Change Purchase Price for the Notes, deposit with the Paying Agent a sum sufficient to pay such principal, premium, accrued and unpaid interest or Fundamental Change Purchase Price, as the case may be, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of any failure to take such action, provided that, if such deposit is made on the due date, such deposit must be received by the Paying Agent by 11:00 a.m., New York City time, on such date.

(b) If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal of, any premium on, accrued and unpaid interest, if any, on or Fundamental Change Purchase Price for the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal, any premium, accrued and unpaid interest, if any, or Fundamental Change Purchase Price, as the case may be, so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal of, premium on, accrued and unpaid interest on or Fundamental Change Purchase Price for the Notes when the same shall become due and payable.

(c) Anything in this Section 5.03 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay or cause to be paid to the Trustee all sums held in trust by any Paying Agent hereunder as required by this Section 5.03, such sums to be held by the Trustee upon the trusts herein contained and upon such payment by the any Paying Agent to the Trustee, such Paying Agent (if other than the Company) shall be released from all further liability with respect to such sums.

(d) Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, any premium on, accrued and unpaid interest, if any, on or Fundamental Change Purchase Price for any Note and remaining unclaimed for two years after such principal, premium, accrued and unpaid interest or Fundamental Change Purchase Price has become due and payable shall be paid to the Company on written request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that before the Trustee or such Paying Agent are required to make any such repayment, the Company shall cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The Borough of Manhattan, The City of New York, New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 calendar days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 5.04 Reports.

The Company will furnish to the Trustee, within 15 calendar days after it is required to file the same with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Any such report, information or document that the Company files with the Commission through the EDGAR system (or any successor thereto) will be deemed to be delivered to the Trustee for the purposes of this Section 5.04 at the time of such filing through the EDGAR system (or such successor thereto). The Company shall comply with Section 314(a) of the Trust Indenture Act.

Delivery of any such reports, information and documents to the Trustee shall be for informational purposes only, and the Trustee’s receipt of such reports, information and documents shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates) or any other agreement or document.

Section 5.05 Statements as to Defaults. The Company is required to deliver to the Trustee (i) within 120 days after the end of each fiscal year ending December 31, an Officer’s Certificate stating whether or not the signers thereof know of any default of the Company that occurred during the previous year and whether the Company, to the Officer’s knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of this Indenture and (ii) within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any events that would constitute Defaults or Events of Default, setting forth the details of such Defaults or Events of Default, their status and the action the Company is taking or proposes to take in respect thereof. Such Officer’s Certificate shall also comply with any additional requirements set forth in Section 5.07. The Trustee shall not be deemed to have notice of any Default or Event of Default except in accordance with Section 11.03(i).

Section 5.06 Additional Interest Notice. If Additional Interest is payable by the Company pursuant to Section 6.03, the Company shall deliver to the Trustee and the Paying Agent an Officer’s Certificate, prior to the Regular Record Date for each applicable Interest Payment Date, to that effect stating (a) the amount of such Additional Interest that is payable and (b) the date on which such interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Additional Interest is payable. The Trustee shall have no obligation to calculate or determine, or verify the Company’s calculations or determinations of, the amount of any Additional Interest payable by the Company under this Indenture. If the Company has paid Additional Interest directly to the Persons entitled to it, the Company shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment.

Section 5.07 Compliance Certificate and Opinions of Counsel.

(a) Except as otherwise expressly provided in this Indenture, upon any application or request by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished; provided that no Opinion of Counsel shall be required to be delivered in connection with the issuance of the Initial Notes on the date hereof.

(b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

(c) All applications, requests, certificates, statements or other instruments given under this Indenture shall be without personal recourse to any individual giving the same and may include an express statement to such effect.

Section 5.08 Reserved.

Section 5.09 Corporate Existence. Subject to Article 9, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if, in the judgment of the Company, the preservation thereof is no longer desirable in the conduct of the business of the Company.

Section 5.10 Restriction on Resales. The Company shall not, and shall procure that no “affiliate” (as defined under Rule 144) of the Company shall, resell any of the Notes that have been reacquired by the Company or any such “affiliate” (as defined under Rule 144).

Section 5.11 Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 5.12 Par Value Limitation. The Company shall not take any action that, after giving effect to any adjustment pursuant to Article 4, would result in the issuance of shares of Common Stock for less than the par value of such shares of Common Stock.

Section 5.13 Company to Furnish Trustee Names and Addresses of Holders. The Company will furnish or cause to be furnished to the Trustee:

(a) semi-annually, not later than the 10th day after each Regular Record Date, a list, in such form as the Trustee may reasonably require, containing all the information in the possession or control of the Company, or any of its Paying Agents other than the Trustee, of the names and addresses of the Holders, as of such preceding Regular Record Date, and

(b) at such other times as the Trustee may request in writing, within 15 days after the receipt by the Company of any such request, a list of similar form and content as of a date the Trustee may reasonably require.

ARTICLE 6.

REMEDIES

Section 6.01 Events of Default. Each of the following events shall be an “Event of Default”:

(a) the Company’s failure to pay the principal of or any premium, if any, on any Note when due and payable on the Maturity Date, upon declaration of acceleration or otherwise;

(b) the Company’s failure to comply with its obligations under Article 4 to pay or deliver the Settlement Amount owing upon conversion of any Note (including any Additional Shares or cash in lieu thereof) which failure continues for five Business Days;

(c) the Company’s failure to pay any interest on any Note when due, and such failure continues for a period of 30 days;

(d) the Company’s failure to pay the Fundamental Change Purchase Price when due;

(e) the Company’s failure to issue a Fundamental Change Company Notice in accordance with the provisions of Section 3.02(a), notice of a Make Whole Fundamental Change in accordance with the provisions of Section 4.06(e) or notice of a distribution in accordance with the provisions of Section 4.01(b)(iii);

(f) the Company’s failure to perform any other covenant required by the Company in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically addressed in Sections 6.01(a) through (e) above) and such failure continues for 60 days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then Outstanding (a copy of which notice, if given by Holders, must also to be given to the Trustee) has been received by the Company;

(g) any indebtedness for money borrowed by, or any other payment obligation of, the Company or any of its Subsidiaries that is a Significant Subsidiary at such time (other than any non-recourse indebtedness of a special purpose Significant Subsidiary of the Company), in an outstanding principal amount, individually or in the aggregate, in excess of $50.0 million (or its foreign currency equivalent at the time) is not paid at final maturity (or when otherwise due, after giving effect to any applicable grace period) or is accelerated;

(h) the Company or any of its Subsidiaries that is a Significant Subsidiary at such time fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $50.0 million, provided that, no Event of Default will be deemed to occur under this clause (g) if such judgments are paid, discharged or stayed within 30 days after the entry of such judgment;

(i) the Company or any Significant Subsidiary of the Company (i) commences a voluntary case or other proceeding seeking the liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of the Company’s or such Significant Subsidiary of the Company’s property, (iii) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iv) makes a general assignment for the benefit of creditors, or (v) fails generally to pay its debts as they become due; or

(j) an involuntary case or other proceeding is commenced against the Company or any Significant Subsidiary of the Company (i) seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary of the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days.

Section 6.02 Acceleration; Rescission and Annulment.

(a) If an Event of Default (other than an Event of Default specified in Section 6.01(i) or Section 6.01(j) with respect to the Company) occurs and is continuing, either the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding by written notice to the Company and the Trustee, may declare 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes then Outstanding to be due and payable immediately. If an Event of Default specified in Section 6.01(i) or Section 6.01(j) with respect to the Company occurs, 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all Notes shall automatically become immediately due and payable.

(b) Notwithstanding anything to the contrary in Section 6.02(a), Section 6.04 or any other provision of this Indenture, if, at any time after the principal of, and accrued and unpaid interest, if any, on, the Notes shall have been so declared due and payable in accordance with Section 6.02(a), and before any judgment or decree of a court of competent jurisdiction for the payment of the monies due shall have been obtained, and each of the conditions set forth in the immediately following clauses (i), (ii) and (iii) is satisfied:

(i) the Company delivers or deposits with the Trustee the amount of cash sufficient to pay all matured installments of principal and interest upon all the Notes, and the principal of and accrued and unpaid interest, if any, on all Notes which shall have become due otherwise than by acceleration (with interest on such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the Notes to the date of such payment or deposit), and such amount as shall be sufficient to pay the Trustee its reasonable compensation and reimburse the Trustee for its reasonable expenses, disbursements and advances (including the fees and expenses of its agents and counsel);

(ii) rescission and annulment would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii) any and all Events of Default under this Indenture, other than the non-payment of the principal of the Notes that became due because of the acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, the Holders of a majority of the aggregate principal amount of Notes then Outstanding, by written notice to the Company and to the Trustee, may waive all Defaults and Events of Default with respect to the Notes (except for any Default or Event of Default arising from (a) the Company’s failure to pay principal (including the Fundamental Change Purchase Price) of, or any interest on, any Notes), (b) the Company’s failure to pay or deliver the Settlement Amounts due upon conversion of any Note within the applicable time period set forth under Section 4.03(a) or (c) the Company’s failure to comply with any provision of this Indenture the modification of which would require the consent of the Holder of each Outstanding Note affected) and may rescind and annul the declaration of acceleration resulting from such Defaults or Events of Default (except for any Default or Event of Default arising from (x) the Company’s failure to pay principal (including the Fundamental Change Purchase Price) of, or any interest on, any Notes), (y) the Company’s failure to pay or deliver the Settlement Amounts due upon conversion of any Note within the applicable time period set forth under Section 4.03(a) or (z) the Company’s failure to comply with any provision of this Indenture the modification of which would require the consent of the Holder of each Outstanding Note affected) and their consequences; provided, that no such rescission or annulment will extend to or will affect any subsequent Default or Event of Default or shall impair any right consequent on such Default or Event of Default.

Section 6.03 Additional Interest.

(a) Notwithstanding Section 6.02, to the extent the Company elects, the sole remedy for an Event of Default (i) relating to any obligations the Company has or is deemed to have under Section 314(a)(1) of the Trust Indenture Act or (ii) under Section 6.01(f) relating to the Company’s failure to comply with Section 5.04 (which will be the 60th day after written notice is provided to the Company in accordance with such an event of default) (such Event of Default, a “Reporting Event of Default”), will, after the occurrence of such Reporting Event of Default, (i) consist exclusively of the right to receive Additional Interest at an annual rate equal to 0.25% of the aggregate principal amount of the Notes then Outstanding for each day during the 180-day period beginning on, and including, the day on which such a Reporting Event of Default occurs during which such Reporting Event of Default is continuing (or, if applicable, the earlier date on which such Reporting Event of Default is cured or waived) and (ii) consist exclusively of the right to receive Additional Interest on the Notes at an annual rate equal to 0.50% per annum of the principal amount of such tranche of notes outstanding for each day during the 185-day period immediately following such 180-day period, in each case payable in the same manner and on the same dates as the stated interest payable on the Notes.

(b) If the Reporting Event of Default is continuing on the 366th day after the date on which such Reporting Event of Default occurred, the Notes will be subject to acceleration as provided in Section 6.02(a).

(c) In order to elect to pay the Additional Interest as the sole remedy during the first 365 days after the occurrence of a Reporting Event of Default, the Company must notify all Holders of Notes, the Trustee and the Paying Agent in writing of such election on or before the Close of Business on the fifth Business Day after the date on which such Reporting Event of Default would otherwise occur. Upon the Company’s failure to timely give such notice of such election or to pay the Additional Interest when due, the Notes will be immediately subject to acceleration by declaration of the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes Outstanding as provided in Section 6.02. Nothing in this Section 6.03 shall affect the rights of Holders of Notes in the event of the occurrence of any other Event of Default.

Section 6.04 Waiver of Past Defaults. Subject to Section 6.02(b), the Holders of not less than a majority of the aggregate principal amount of Notes then Outstanding, by written notice to the Company and to the Trustee, may waive any Default or Event of Default (except for any Default or Event of Default arising from (a) the Company’s failure to pay principal of, or any interest on, any Notes), (b) the Company’s failure to pay or deliver the Settlement Amounts due upon conversion of any Note within the applicable time period set forth under Section 4.03(a), or (c) the Company’s failure to comply with any provision of this Indenture the modification of which would require the consent of the Holder of each Outstanding Note affected) and rescind any acceleration resulting from such Default or Event of Default and its consequences; provided, that no such waiver will extend to or will affect any subsequent Default or Event of Default or shall impair any right consequent on such Default or Event of Default.

Section 6.05 Control by Majority. The Trustee will not be obligated to exercise any of its rights or powers at the request of the Holders unless the Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense. Subject to this Indenture, applicable law and the Trustee’s indemnification, the Holders of a majority in aggregate principal amount of the Outstanding Notes may direct in writing the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any Holder.

Section 6.06 Limitation on Suits. Subject to Section 6.07, no Holder will have any right to institute any proceeding under this Indenture, or for the appointment of a receiver or Trustee, or for any other remedy under this Indenture or with respect to the Notes unless:

(a) the Holder has previously delivered to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes deliver to the Trustee a written request that the Trustee pursue a remedy with respect to such Event of Default and have offered reasonable indemnity to the Trustee to institute such proceeding as Trustee;

(c) the Trustee has failed to institute a proceeding within 60 days after such notice, request and offer; and

(d) the Trustee has not received from the Holders of a majority in aggregate principal amount of the then Outstanding Notes a direction inconsistent with such written request within 60 days after such notice, request and offer.

Section 6.07 Rights of Holders to Receive Payment and to Convert. Notwithstanding anything to the contrary elsewhere in this Indenture, the above limitations set forth under Section 6.06 do not apply to a suit instituted by a Holder for the enforcement of a payment of the principal (including the Fundamental Change Purchase Price, if applicable) of, or any accrued and unpaid interest on, any Note, on or after the applicable due date or the right to convert the Note or to receive the Settlement Amounts due upon conversion in accordance with Article 4, and such right to receive any such payment or delivery, as the case may be, on or after the applicable due dates shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection of Indebtedness; Suit for Enforcement by Trustee. If an Event of Default specified in Section 6.01(a), 6.01(b), 6.01(c) or 6.01(d) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, interest on, Fundamental Change Purchase Price for and the Settlement Amounts due upon the conversion of the Notes and such further amount as is sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, as well as any other amounts that may be due under Section 11.07.

Section 6.09 Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation, and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.10 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, will be entitled to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and, in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 11.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 11.07 out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a lien on, and is paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained will be deemed to authorize the Trustee to authorize or consent to, or to accept or to adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.12 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.09, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.13 Delay or Omission Not a Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time and as often as may be deemed expedient by the Trustee (subject to the limitations contained in this Indenture) or by the Holders, as the case may be.

Section 6.14 Priorities. If the Trustee collects any money or property pursuant to this Article 6, it will pay out the money or property in the following order:

FIRST: to the Trustee, its agents and attorneys for amounts due under Section 11.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

SECOND: to the Holders, for any amounts due and unpaid on the principal of, premium on, accrued and unpaid interest on, the Fundamental Change Purchase Price for, and any cash due upon conversion of, any Note, without preference or priority of any kind, according to such amounts due and payable on all of the Notes; and

THIRD: the balance, if any, to the Company or to such other party as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.14. If the Trustee so fixes a record date and a payment date, at least 15 calendar days prior to such record date, the Trustee will deliver to each Holder (at the Company’s cost and expense) a written notice, which notice will state such record date, such payment date and the amount of such payment.

Section 6.15 Undertaking for Costs. All parties to this Indenture agree, and each Holder, by such Holder’s acceptance of a Note, shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section 6.15 shall not apply to (i) any suit instituted by the Trustee, (ii) any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in aggregate principal amount of the Notes then Outstanding, (iii) any suit instituted by any Holder for the enforcement of the payment of the principal (including the Fundamental Change Purchase Price) of, or any interest on, any Note on or after the applicable due date expressed or provided for in this Indenture, (iv) any suit for the enforcement of the right to convert any Note or to receive the Settlement Amounts due upon conversion of any Note in accordance with the provisions of Article 4, or (v) any suit for the enforcement of the right of a beneficial owner to exchange its beneficial interest in a Global Note for a Physical Note if an Event of Default has occurred and is continuing in accordance with Section 2.11.

Section 6.16 Waiver of Stay, Extension and Usury Laws. The Company covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will instead suffer and permit the execution of every such power as though no such law has been enacted.

Section 6.17 Notices from the Trustee. If a Default occurs and is continuing and is known to the Trustee, the Trustee must send notice of such Default to each Holder within 90 days after such Event of Default has occurred. Except in the case of a Default in the payment of the principal of, premium, if any, or interest on any Note or of a Default in the payment or delivery of the Settlement Amounts due upon conversion of any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders.

ARTICLE 7.

SATISFACTION AND DISCHARGE

Section 7.01 Discharge of Liability on Notes. When (a) the Company shall deliver to the Registrar for cancellation all Notes theretofore authenticated (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) and not theretofore canceled, or (b) all the Notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether on the Maturity Date, on any Fundamental Change Purchase Date, upon conversion or otherwise) and the Company shall deposit with the Trustee, in trust, or deliver to the Holders, as applicable, an amount of cash (and, to the extent applicable, deliver to the Holders a number of shares of Common Stock to satisfy the Company’s obligations with respect to outstanding conversions), sufficient to pay all amounts due on all of such Notes (other than any Notes that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including principal and interest due, accompanied, except in the event the Notes are due and payable solely in cash at the Maturity Date or upon an earlier Fundamental Change Purchase Date, by a verification report as to the sufficiency of the deposited amount from an independent certified accountant or other financial professional reasonably satisfactory to the Trustee, and the Company shall have paid or caused to be paid all other sums payable hereunder by the Company, then this Indenture shall cease to be of further effect (except as to (i) rights hereunder of Holders to receive all amounts owing upon the Notes and the other rights, duties and obligations of Holders, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and (ii) the rights, obligations, indemnities and immunities of the Trustee hereunder and the obligations of the Company in respect thereof), and the Trustee, on written demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel (each stating that all conditions precedent to the discharge of the Indenture have been complied with) and at the cost and expense of the Company, shall execute instruments acknowledging satisfaction and discharge of this Indenture. Notwithstanding the foregoing, the Company hereby agrees to reimburse the Trustee for any costs or expenses thereafter incurred by the Trustee, including the reasonable fees and expenses of its counsel, and to compensate the Trustee for any services thereafter rendered by the Trustee in connection with this Indenture or the Notes.

Section 7.02 Deposited Monies to Be Held in Trust by Trustee. Subject to Section 7.04, all monies deposited with the Trustee pursuant to Section 7.01 shall be held in trust for the sole benefit of the Holders of the Notes, and such monies and shall be applied by the Trustee to the payment, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the particular Notes for the payment of all sums or amounts due and to become due thereon for principal and interest, if any.

Section 7.03 Paying Agent to Repay Monies Held. Upon the satisfaction and discharge of this Indenture, all excess monies then held by any Paying Agent (if other than the Trustee) shall, upon written request of the Company, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such amounts.

Section 7.04 Return of Unclaimed Monies. Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the principal of or interest, if any, on the Notes and not applied but remaining unclaimed by the Holders of the Notes for two (2) years after the date upon which the principal of or interest, if any, on such Notes, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee on written demand, and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holders shall thereafter look only to the Company for any payment that such Holder may be entitled to collect unless an applicable abandoned property law designates another person.

Section 7.05 Reinstatement. If the Trustee or the Paying Agent is unable to apply any monies in accordance with Section 7.02 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 7.01 until such time as the Trustee or the Paying Agent is permitted to apply all such amounts in accordance with Section 7.02; provided, however, that if the Company makes any payment of interest on, principal of or delivery in respect of any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the monies held by the Trustee or Paying Agent.

ARTICLE 8.

SUPPLEMENTAL INDENTURES

Section 8.01 Supplemental Indentures Without Consent of Holders.

Without the consent of any Holder, the Company (when authorized by a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) to cure any ambiguity, omission, defect or inconsistency in this Indenture or the Notes;

(b) to evidence the succession by a Successor Company and to provide for the assumption by a Successor Company of the Company’s obligations under this Indenture;

(c) to add guarantees with respect to the Notes;

(d) to secure the Notes;

(e) to add to the Company’s covenants such further covenants, restrictions or conditions for the benefit of the Holders or surrender any right or power conferred upon the Company by this Indenture;

(f) to make any change that does not adversely affect the rights of any Holder in any material respect;

(g) to make any change to comply with the Trust Indenture Act, or any amendment thereto;

(h) make any change as required by applicable law including appropriate transfer restrictions; or

(i) upon the occurrence of an event described in Section 4.07(a), solely (i) to provide that such Notes are convertible into or by reference to Reference Property, subject to the provisions in Sections 4.03 and 4.07, and (ii) to effect the related changes to the terms of such Notes under Section 4.07.

Section 8.02 Supplemental Indentures With Consent of Holders.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, Notes) and by Act of said Holders delivered to the Company and the Trustee, the Company, and the Trustee may amend the Notes or enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture, and the Holder of a majority in aggregate principal amount of the Outstanding Notes may waive the Company’s compliance with any provision herein without notice to the other Holders; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each Outstanding Note affected thereby:

(a) change the stated Maturity Date of the principal of or any interest on the Notes;

(b) reduce the principal amount of or interest on the Notes;

(c) reduce the amount of principal payable upon acceleration of the Maturity Date of any Note;

(d) change the place or currency of payment of principal of or interest on any Note;

(e) impair the right of any Holder to receive payment of principal of and interest on its Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, such Holder’s Notes;

(f) modify the provisions with respect to the purchase rights of Holders as described in Section 3.01 in a manner adverse to Holders;

(g) make any change that impairs or adversely affects the rights of Holders to convert their Notes;

(h) modify the ranking provisions of this Indenture; or

(i) make any change to the provisions of this Article 8 which require each Holder’s consent or in the waiver provisions in Section 6.04 of this Indenture except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected Holder of Outstanding Notes.

It shall not be necessary for any Act or consent of Holders under this Section 8.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act or consent shall approve the substance thereof.

Section 8.03 Notice of Amendment or Supplement. After an amendment or supplement under this Article 8 becomes effective, the Company shall provide to the Holders a written notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.

Section 8.04 Trustee to Sign Amendments, Etc. The Trustee shall sign any amendment or supplement authorized pursuant to this Article 8 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such amendment or supplement, the Trustee shall receive, and shall be fully protected in conclusively relying upon, in addition to the documents required by Section 5.07, an Officer’s Certificate and an Opinion of Counsel provided at the expense of the Company providing that such amendment or supplement is authorized or permitted by this Indenture and such amendment or supplement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 8.05 Conformity With Trust Indenture Act. Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act.

ARTICLE 9.

SUCCESSOR COMPANY

Section 9.01 Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 9.03, the Company shall not consolidate with, enter into a binding share exchange with, or merge with or into, another Person or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to another Person, unless:

(a) the resulting, surviving transferee or successor Person (the “Successor Company”), if not the Company, is a corporation organized and existing under the laws of the U.S., any state of the U.S. or the District of Columbia and the Successor Company expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and this Indenture;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture with respect to the Notes;

(c) all other conditions specified in this Article 9 are met.

Notwithstanding anything to the contrary in the foregoing, the offering to the public, and any subsequent dispositions of the Company’s interests in, any of the Company’s Yieldco Subsidiaries (including TerraForm Power) in which the Company continues to own at least 51% of the voting power, shall not be prohibited by this Section 9.01.

Upon any such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition to another Person, the Successor Company (if not the Company) shall succeed to, and may exercise every right and power of the Company under this Indenture.

Section 9.02 Successor Corporation to Be Substituted. In case of any such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition to another Person and upon the assumption by the Successor Company (if other than the Company), by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and premium (including any Fundamental Change Purchase Price), if any, and accrued and unpaid interest, if any, on all of the Notes, the due and punctual payment or delivery of any Settlement Amount due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company under this Indenture, such Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Company under this Indenture, with the same effect as if it had been named herein as the party of the first part; provided, however, that in the case of a sale, assignment, conveyance, transfer, lease or other disposition to one or more of its Subsidiaries of all or substantially all of the properties and assets of the Company, the Notes will remain convertible based on the Settlement Amount, in accordance with Section 4.03 but subject to adjustment (if any) in accordance with Section 4.06. Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer or other disposition to another Person (but not in the case of a lease), the Person named as the “Company” in the first paragraph of this Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article 9 may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture.

In case of any such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition to another Person, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Section 9.03 Officer’s Certificate and Opinion of Counsel to Be Given to Trustee. In the case of any such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition pursuant to Section 9.01, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel stating that any such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition and any such assumption and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the provisions of this Indenture.

ARTICLE 10.

NO REDEMPTION

Section 10.01 No Redemption. The Company shall not be permitted to redeem the Notes, and no sinking fund is provided for the Notes.

ARTICLE 11.

THE TRUSTEE

Section 11.01 Duties and Responsibilities of Trustee.

(a) The Trustee, prior to the occurrence of an Event of Default and after the curing of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are provided in the Trust Indenture Act and as specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee. In case an Event of Default has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care in its exercise as a prudent person would use in the conduct of his or her own affairs.

(b) Prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, and subject to Sections 315(a) through (d) of the Trust Indenture Act:

(i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture and applicable law, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein).

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this subsection (c) does not limit the effect of this Section 11.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Officers of the Trustee, unless the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the written direction of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding determined as provided in Section 1.03 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture;

(d) Whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section 11.01.

(e) The Trustee shall not be liable in respect of any payment (as to the correctness or calculation of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Registrar with respect to the Notes.

(f) If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred.

(g) None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 11.02 [RESERVED]

Section 11.03 Rights of the Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon or other paper or document (whether in its original or facsimile form) believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) Any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors may be evidenced to the Trustee by a Board Resolution.

(c) The Trustee may consult with counsel of its own selection and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(d) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture (including upon the occurrence and during the continuance of an Event of Default), unless such Holders shall have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, expenses and liabilities which may be incurred therein or thereby.

(e) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney (at the reasonable expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation).

(f) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder.

(g) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and the Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, custodian and other Person employed to act hereunder.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(m) In the absence of written investment direction from the Company, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Company.

(n) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(o) If at any time the Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects any trust account, funds held hereunder or this Indenture (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of funds), the Trustee is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Trustee complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Section 11.04 Trustee’s Disclaimer. The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee under this Indenture and the Trustee shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes.

Section 11.05 Trustee or Agents May Own Notes. The Trustee or any Agent, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not Trustee or Agent. The Trustee is subject to Sections 310(b) and 311 of the Trust Indenture Act.

Section 11.06 Monies to be Held in Trust. Subject to the provisions of Section 7.02, all monies and properties received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on or the investment of any money received by it hereunder except as may be agreed in writing from time to time by the Company and the Trustee.

Section 11.07 Compensation and Expenses of Trustee. The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, such compensation for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to from time to time in writing between the Company and the Trustee, and the Company will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances reasonably incurred or made by the Trustee in accordance with any of the provisions of this Indenture (including the reasonable compensation and the expenses and disbursements of its counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as may arise from its own negligence or willful misconduct, as determined by a final order of a court of competent jurisdiction.

The Company also covenants to indemnify each of the Trustee and the Agents (and their respective officers, directors and employees), in any capacity under this Indenture and their respective agents for, and to hold each of them harmless from and against, any and all loss, liability, claim, damage, cost or expense incurred without negligence or willful misconduct on its own part and arising out of or in connection with the acceptance or administration of this trust and the performance of its duties and/or the exercise of its rights hereunder or in any other capacity hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Company, a Holder or any other Person) of liability in the premises. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company may defend the claim and the Trustee shall cooperate in the defense; provided, the Company shall not settle any such claim without the consent of the Trustee (which consent shall not be unreasonable withheld). The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent.

The obligations of the Company under this Section 11.07 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a lien prior to that of the Notes upon all property and funds held or collected by the Trustee as such, except funds held in trust for the benefit of the Holders of particular Notes. The obligation of the Company under this Section 11.07 shall survive the payment of the Notes, the satisfaction and discharge of this Indenture and/or the resignation or removal of the Trustee.

When the Trustee, any Agent, and any of their respective agents incur expenses or render services after an Event of Default specified in Section 6.01(i) and 6.01(j) with respect to the Company occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.

Section 11.08 Officer’s Certificate as Evidence. Subject to Section 11.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Trustee.

Section 11.09 Conflicting Interests of Trustee. If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, this Indenture.

Section 11.10 Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus, together with its parent (which, in the case of Computershare Trust Company, National Association is Computershare, Inc.) of at least $50,000,000 (or if such Person is a member of a bank holding company system, its bank holding company shall have a combined capital and surplus of at least $50,000,000). If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section 11.10 the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 11.10, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 11.11 Resignation or Removal of Trustee.

(a) The Trustee may at any time resign by giving written notice of such resignation to the Company and to the Holders of Notes. Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment thirty (30) days after such notice of resignation is given to the Company and the Holders, the resigning Trustee may, upon ten (10) Business Days’ notice to the Company and the Holders, appoint a successor identified in such notice or may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor trustee, or, if any Holder who has been a bona fide Holder of a Note or Notes for at least six (6) months may, subject to the provisions of Section 6.15, on behalf of himself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(b) In case at any time any of the following shall occur:

(i) the Trustee shall fail to comply with Section 11.09 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note or Notes for at least six (6) months; or

(ii) the Trustee shall cease to be eligible in accordance with the provisions of Section 11.10 and shall fail to resign after written request therefor by the Company or by any such Holder; or

(iii) the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case, the Company may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.15, any Holder who has been a bona fide Holder of a Note or Notes for at least six (6) months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee; provided, however, that if no successor Trustee shall have been appointed and have accepted appointment thirty (30) days after either the Company or the Holders has removed the Trustee, the Trustee so removed may petition at the Company’s expense any court of competent jurisdiction for an appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

(c) The Holders of a majority in aggregate principal amount of the Notes at the time Outstanding may at any time remove the Trustee and nominate a successor trustee which shall be deemed appointed as successor trustee unless, within ten (10) days after notice to the Company of such nomination, the Company objects thereto, in which case the Trustee so removed or any Holder, or if such Trustee so removed or any Holder fails to act, the Company, upon the terms and conditions and otherwise as in Section 11.11(a) provided, may petition any court of competent jurisdiction for an appointment of a successor trustee.

(d) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 11.11 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 11.12.

Section 11.12 Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 11.11 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amount then due it pursuant to the provisions of Section 11.07, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a lien upon all property and funds held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 11.07.

No successor trustee shall accept appointment as provided in this Section 11.12 unless, at the time of such acceptance, such successor trustee shall be qualified under the provisions of Section 11.09 and be eligible under the provisions of Section 11.10.

Upon acceptance of appointment by a successor trustee as provided in this Section 11.12, the Company (or the former trustee, at the written direction of the Company) shall give or cause to be given notice of the succession of such trustee hereunder to the Holders of Notes in accordance with Section 12.08(c). If the Company fails to give such notice within ten (10) days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be given at the expense of the Company.

Section 11.13 Succession by Merger, Etc. Any corporation into which the Trustee may be merged or exchanged or with which it may be consolidated, or any corporation resulting from any merger, exchange or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee (including any trust created by this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that in the case of any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, such corporation shall be qualified under the provisions of Section 11.09 and eligible under the provisions of Section 11.10.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or any authenticating agent appointed by such successor trustee may authenticate such Notes in the name of the successor trustee; and in all such cases such certificates shall have the full force that is provided in the Notes or in this Indenture; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, exchange or consolidation.

Section 11.14 Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Company (or any such other obligor).

Section 11.15 Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

Section 11.16 Reports by Trustee to Holders. Within 60 days after each May 15, beginning with the May 15 following the issue date, the Trustee will mail to each Holder, as provided in Trust Indenture Act Section 313(c), a brief report, if required by Trust Indenture Act Section 313(a), and file such reports with each stock exchange upon which its Notes are listed and with the Commission as required by Trust Indenture Act Section 313(d).

ARTICLE 12.

MISCELLANEOUS

Section 12.01 Effect on Successors and Assigns. All agreements of the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent in this Indenture and the Notes will bind their respective successors.

Section 12.02 Governing Law. This Indenture and the Notes, and any claim, controversy or dispute arising under or related to this Indenture or the Notes, will be governed by, and construed in accordance with, the laws of the State of New York, (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law).

Section 12.03 No Note Interest Created. Nothing in this Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 12.04 Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

This Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act. All Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions.

Section 12.05 Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, will give to any Person, other than the parties hereto, any Agent or their successors hereunder or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 12.06 Calculations. Neither the Trustee nor any Agent shall be responsible for making any calculation with respect to any matter under this Indenture or the Notes (including, for the avoidance of doubt, the trading price of the Notes). Except as otherwise expressly provided in this Indenture, the Company and its designated agents shall be responsible for making all calculations called for under this Indenture and the Notes. These calculations include, but are not limited to, determinations of any Fundamental Change Purchase Price, the Closing Sale Prices of the Common Stock, accrued interest payable on the Notes, the Conversion Rate, the Settlement Amount and the amount of Additional Interest that may be payable by Company from time to time. The Company shall make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent and all other agents appointed by the Company herein are entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holders upon the written request of that Holder.

Whenever the Company is required to calculate or make adjustments to the Conversion Rate, the Company will do so to the 1/10,000th of a share of Common Stock, rounding any additional decimal places up or down in a commercially reasonable manner.

Section 12.07 Execution in Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.08 Notices.

(a) Except as otherwise provided herein, any request, demand, authorization, direction, notice, consent, election, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with, the Company or the Trustee shall be in writing and delivered in person or mailed by first class mail, postage prepaid, overnight courier or transmitted by facsimile transmission or electronic transmission in PDF format as follows:

(i) if to the Trustee by any Holder or by the Company, at its Corporate Trust Office;

(ii) if to the Company by the Trustee or by any Holder, at the address of its principal office at SunEdison, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, Attention: General Counsel.

(b) The Company or the Trustee, by notice given to the other in the manner provided in this Section 12.08, may designate additional or different addresses for subsequent notices or communications.

(c) Notices to Holders will be sent to the address of each Holder as it appears in the Register. Notices will be deemed to have been given on the date of mailing or electronic transmission to such Holder. Whenever a notice is required to be given by the Company, such notice may be given by the Trustee on the Company’s behalf. With respect to Global Notes, notice shall be sufficiently given if given to the Depositary for the Notes (or its designee), pursuant to customary procedures of such Depositary.

(d) Whenever the Company is required to deliver notice to the Holders, the Company will, by the date it is required to deliver such notice to the Holders, deliver a copy of such notice to the Trustee and the Agents. Notices to the Trustee shall be deemed given upon actual receipt thereof.

(e) In respect of this Indenture, the Trustee, in each of its capacities, including without limitation as the Trustee, Registrar, Paying Agent and Conversion Agent, shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including, without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 12.09 No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.10 Tax Withholding. Nothing herein shall preclude any tax withholding required by law or regulation. Each Holder agrees, and each beneficial owner of an interest in a Note by its acquisition of such interest is deemed to agree, that if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder or beneficial owner as a result of an adjustment to the Conversion Rate, the Company or other applicable withholding agent may, at its option, set off such payments against payments of cash and shares of Common Stock on the Note (or, in certain circumstances, against any payments on the Common Stock).

Section 12.11 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.13 Force Majeure. In no event shall the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, disasters, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.14 Submission to Jurisdiction.

(a) The Company hereby irrevocably consents to jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City of New York and the County of New York, over any suit, action or proceeding with respect to this Indenture or the Notes or the transactions contemplated hereby. The Company waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Indenture or the Notes or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the City of New York and County of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the City of New York and County of New York was brought in an inconvenient court and agrees not to plead or claim the same. The Company hereby irrevocably appoints Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as its authorized agent in the State of New York upon which process may be served in any such suit or proceedings, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the term of this Indenture. Nothing in this Indenture shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

SunEdison, Inc.

By:
Name:
Title:

Computershare Trust Company, National Association, as Trustee, Registrar, Paying Agent and Conversion Agent

By:
Name:
Title:

SCHEDULE A

The following table sets forth the number of Additional Shares by which the Conversion Rate shall be increased pursuant to Section 4.06 based on the hypothetical Stock Prices and the dates set forth below.

[THIS TABLE SHALL BE BASED ON THE KYNEX CONVERTIBLE BOND PRICING MODEL USED FOR CONVERTIBLE NOTES OFFERINGS BY EXCHANGE LISTED COMPANIES IN THE UNITED STATES].

EXHIBIT A

[FORM OF FACE OF NOTE]

[For all Notes, include the following legend (the “Non-Affiliate Legend”):]

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS NOTE OR A BENEFICIAL INTEREST HEREIN.

[For Global Notes, include the following legend (the “Global Notes Legend”):]

[THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

SunEdison, Inc.

2.25% Convertible Senior Notes due 20[    ]

No.: [            ]

CUSIP:         [●]

Principal

Amount $ [            ] as revised by the Schedule of Increases and Decreases in the Global Note attached hereto

SunEdison, Inc., a Delaware corporation (the “Company”), promises to pay to [            ] [include “Cede & Co.” for Global Note] or registered assigns, the principal amount of [add principal amount in words] $[            ] [For Global Notes, include the following: as revised by the Schedule of Increases and Decreases in the Global Note attached hereto,] on [            ], 20[    ] (the “Maturity Date”).

Interest Payment Dates: [            ] and [            ].

Regular Record Dates: [            ] and [            ].

Additional provisions of this Security are set forth on the other side of this Note.

IN WITNESS WHEREOF, SunEdison, Inc. has caused this instrument to be signed manually or by facsimile by one of its duly authorized Officers.

SunEdison, Inc.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

Computershare Trust Company, National Association, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

SunEdison, Inc.

2.25% Convertible Senior Notes due 20[    ]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued under the Indenture dated as of [            ], 2015 by and between the Company and Computershare Trust Company, National Association, herein called the “Trustee,” and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

This Note does not benefit from a sinking fund. This Note shall not be redeemable at the Company’s option.

As provided in and subject to the provisions of the Indenture, upon the occurrence of a Fundamental Change, the Holder of this Note will have the right, at such Holder’s option, to require the Company to purchase this Note, or any portion of this Note such that the principal amount of this Note that is not purchased equals $100 or an integral multiple of $100, on the Fundamental Change Purchase Date at a price equal to the Fundamental Change Purchase Price for such Fundamental Change Purchase Date.

As provided in and subject to the provisions of the Indenture, the Holder hereof has the right, prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date, to convert this Note or a portion of this Note such that the principal amount of this Note converted equals $100 or an integral multiple of $100, into a number of shares of Common Stock determined in accordance with Article 4 of the Indenture and subject to adjustment as set forth therein.

As provided in and subject to the provisions of the Indenture, the Company will make all payments in respect of the Fundamental Change Purchase Price for and the principal amount of, this Note to the Holder that surrenders this Note to the Paying Agent to collect such payments in respect of this Note. The Company will pay cash amounts in money of the U.S. that at the time of payment is legal tender for payment of public and private debts.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Note, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity to the Trustee, and the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity, and shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of the principal hereof, premium, if any, or interest hereon, the Fundamental Change Purchase Price with respect to and the amount of cash, the number of shares of

Common Stock or the combination thereof, as the case may be, due upon conversion of this Note or after the respective due dates expressed in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay or deliver, as the case may be, the principal of (including the Fundamental Change Purchase Price), premium, interest on and the amount of cash, a number of shares of Common Stock or a combination of cash and shares of Common Stock, if any, as the case may be, due upon conversion of, this Note at the time, place and rate, and in the coin and currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer to the Trustee, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon a new Note of this series and of like tenor for the same aggregate principal amount will be issued to the designated transferee.

The Notes are issuable only in registered form without coupons in minimum denominations of $100 and integral multiples of $100.7 As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

Subject to the rights of the Holders as of the Regular Record Date to receive interest on the related Interest Payment Date, prior to due presentment of this Note for registration of transfer, the Company, the Trustee, the Agents and any of their respective agents may treat the Person in whose name the Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee, the Agents nor any agents shall be affected by notice to the contrary.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

Upon the issuance of any new Note, the Company may require payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including fees and expenses of the Trustee) connected therewith.

All defined terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture. If any provision of this Note limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.

[7]	The Company may instead elect to have denominations in $1,000 or such other denomination required by the Depository Trust Company (“DTC”) with respect to any Notes held through DTC.

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

To: SunEdison, Inc.

The undersigned owner of this Note hereby irrevocably exercises the option to convert this Note, or a portion hereof (which is such that the principal amount of the portion of this Note that will not be converted equals $100 or an integral multiple of $100 in excess thereof) below designated, into a number of shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon conversion, together with any Notes representing any unconverted principal amount hereof, be paid and/or issued and/or delivered, as the case may be, to the registered Holder hereof unless a different name is indicated below.

Subject to certain exceptions set forth in the Indenture, if this notice is being delivered on a date after the Close of Business on a Regular Record Date and prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, this notice must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Note to be converted. If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Indenture.

Principal amount to be converted (if less than all):

$

Dated:

Signature(s)

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee

(Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Notes Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) another guarantee program acceptable to the Trustee.)

Fill in if a check is to be issued, or shares of Common Stock or Notes are to be registered, otherwise than to or in the name of the registered Holder.

(Name)

(Address)

Please print name and address

(including zip code)

(Social Security or other Taxpayer

Identifying Number)

Dated:

Signature(s)

(Sign exactly as such Person’s name appears above)

Signature Guarantee

(Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Notes Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.)

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]

To:        SunEdison, Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a Fundamental Change Company Notice from SunEdison, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (i) the entire principal amount of this Note, or the portion thereof (that is such that the portion not to be purchased has a principal amount equal to $100 or an integral multiple of $100 in excess thereof) below designated, and (ii) if such Fundamental Change Purchase Date does not occur during the period after a Regular Record Date and on or prior to the Interest Payment Date corresponding to such Regular Record Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Purchase Date.

Principal amount to be purchased (if less than all):

$

Certificate number (if Notes are in certificated form)

Dated:

Signature(s) (Sign exactly as your name appears on the other side of this Note) Social Security or Other Taxpayer Identification Number

ATTACHMENT 3

[Insert for Global Note]

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE

Initial Principal Amount of Global Note:

Date	Amount of Increase in Principal Amount of Global Note	Amount of Decrease in Principal Amount of Global Note	Principal Amount of Global Note After Increase or Decrease	Notation by Registrar, Note Custodian or authorized signatory of Trustee

Annex J

July 20, 2015

Board of Directors

Vivint Solar, Inc.

3301 North Thanksgiving Way, Suite 500

Lehi, UT 84043

Members of the Board:

We understand that Vivint Solar, Inc. (“Vivint” or the “Company”), SunEdison, Inc. (the “Buyer”) and Sev Merger Sub Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 19, 2015 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or held by the Buyer or any wholly-owned subsidiary of the Buyer or the Company or as to which dissenters’ rights have been perfected, will be converted into the right to receive (i) $9.89 per share in cash (the “Cash Consideration”), (ii) that number of shares of common stock, par value $0.01 per share, of the Buyer (the “Buyer Common Stock”) (the “Stock Consideration”) equal to the quotient determined by dividing $3.31 by the volume weighted average price per share of Buyer Common Stock during the 30 trading days ending on the third trading day immediately prior to the closing of the Merger (the “Measurement Price”) and rounding the result to the nearest 1/100,000 of a share (the “Exchange Ratio”) as more fully set forth in the Merger Agreement; provided, however, that if the Measurement Price is less than $27.51, the Exchange Ratio will be 0.120 and if the Measurement Price is greater than $33.62, the Exchange Ratio will be 0.098, and (iii) $3.30 per share in principal amount of a convertible note to be issued by the Buyer on terms and conditions set forth in the Indenture substantially in the form of the draft dated July 16, 2015 (the “Indenture”) and attached as an exhibit to the Merger Agreement (the “Convertible Note Consideration”), subject in all cases to adjustment and proration and those certain other procedures and limitations contained in the Merger Agreement. The Cash Consideration, the Stock Consideration and the Convertible Note Consideration are collectively referred to herein as the “Merger Consideration”. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that the Buyer and 313 Acquisition LLC (“313 Acquisition”) are entering into a voting agreement substantially in the form of the draft dated July 18, 2015 (the “Voting Agreement”) pursuant to which, subject to the terms thereof, 313 Acquisition will agree, among other things, to vote its shares of Company Common Stock in favor of the adoption of the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than 313 Acquisition).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed the financial projections prepared by the managements of the Company and the Buyer, respectively;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company and the Buyer, respectively;

5)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies we deemed relevant;

7)	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions we deemed relevant;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Merger Agreement, the Voting Agreement, the Indenture, and the draft commitment letters from certain lenders substantially in the form of the drafts dated July 11, 2015 (the “Commitment Letters”) and certain related documents; and

10)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, as well as certain extrapolations therefrom prepared with the guidance from management of the Company and which have been approved for our use by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. We have been advised by the Company, and have assumed, with the Company’s consent, that the financial projections and extrapolations therefrom, are reasonable bases upon which to evaluate the business and financial prospects of the Company and the Buyer, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters and that the final Merger Agreement will not differ in any material respects from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and the Buyer and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Merger and our opinion does not address the underlying business decision to effect the Merger or any other terms of the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than the Buyer, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer, its subsidiary TerraForm Power, Inc. (“Terraform”) and The Blackstone Group L.P. (the controlling equity owner of 313 Acquisition) and certain of its affiliates and their affiliated funds’ respective majority controlled portfolio companies (collectively the “Blackstone Entities”) and financing services for the Company, and, in each case, have received fees in connection with such services. We are currently providing financial advisory and financing services for the Buyer, Terraform and certain of the Blackstone Entities and we expect to receive fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer, TerraForm, the Company, 313 Acquisition and the Blackstone Entities in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of 313 Acquisition and The Blackstone Group L.P.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, TerraForm, The Blackstone Group L.P. or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company (in its capacity as such) and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than 313 Acquisition).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Todd Giardinelli

Annex K

1585 Broadway

New York, NY 10036

December 9, 2015

Board of Directors

Vivint Solar, Inc.

3301 North Thanksgiving Way, Suite 500

Lehi, UT 84043

Members of the Board:

We understand that Vivint Solar, Inc. (“Vivint” or the “Company”), SunEdison, Inc. (the “Buyer”) and Sev Merger Sub Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Amendment to the Agreement and Plan of Merger, substantially in the form of the draft dated December 9, 2015 (the “Amendment”) amending the Agreement and Plan of Merger, dated July 20, 2015 (as will be amended by the Amendment, the “Amended Merger Agreement”), which Amended Merger Agreement provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares held in treasury or held by the Buyer or any wholly-owned subsidiary of the Buyer or the Company or as to which dissenters’ rights have been perfected, will be converted into the right to receive (i) $7.89 in cash (the “Cash Consideration”), (ii) that number of shares of common stock, par value $0.01 per share, of the Buyer (“Buyer Common Stock”) (the “Initial Stock Consideration”) equal to the quotient determined by dividing $3.31 by the volume weighted average price per share of Buyer Common Stock during the 30 trading days ending on (and including) the third trading day immediately prior to the closing of the Merger (the “Measurement Price”) and rounding the result to the nearest 1/100,000 of a share (the “Exchange Ratio”) as more fully set forth in the Amended Merger Agreement; provided, however, that if the Measurement Price is less than $27.51, the Exchange Ratio will be 0.120 and if the Measurement Price is greater than $33.62, the Exchange Ratio will be 0.098, (iii) that number of shares of Buyer Common Stock (the “Supplemental Stock Consideration”) equal to the quotient determined by dividing $0.75 by the volume weighted average price per share of Buyer Common Stock during the five consecutive trading days ending on (and including) the second trading day immediately prior to the closing of the Merger, rounding the result to the nearest 1/100,000 of a share as more fully set forth in the Amended Merger Agreement, and (iv) a convertible note in principal amount of $3.30 per share (each a “Convertible Note”) convertible into, at the Buyer’s election, solely cash, solely shares of Buyer Common Stock or a combination of cash and shares of Buyer Common Stock at a conversion price equal to 140% of the Measurement Price, provided that the Measurement Price shall not exceed $33.62 or be lower than $27.51 as more fully set forth in the Indenture substantially in the form of the draft dated December 9, 2015 (the “Indenture”) and attached as an exhibit to the Amended Merger Agreement and on the other terms and conditions set forth in the Indenture (the “Convertible Note Consideration”), subject in all cases to the adjustment and proration and those certain other procedures and limitations contained in the Amended Merger Agreement. The Cash Consideration, the Initial Stock Consideration, the Supplemental Stock Consideration and the Convertible Note Consideration are collectively referred to herein as the “Merger Consideration”. The terms and conditions of the Merger are more fully set forth in the Amended Merger Agreement. We understand that the Amendment provides that the Company has the option to elect for the consideration to be received by holders of shares of Company Common Stock other than 313 Acquisition LLC (“313 Acquisition”) pursuant to the Merger to consist entirely of cash while 313 Acquisition would receive a combination of cash, Buyer Common Stock and convertible notes of the Buyer (the “Differential Option”). We further understand that the Buyer and 313 Acquisition are entering into an amended and restated voting agreement substantially in the form of the draft dated November 15, 2015 (the “Voting Agreement”) pursuant to which, subject to the terms thereof, 313 Acquisition will agree, among other things, to vote, or deliver a written consent with respect to, its shares of Company Common Stock in favor of the adoption of the Amended Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock (other than any such holder entering into the Voting Agreement) pursuant to the Amended Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed the financial projections prepared by the managements of the Company and the Buyer relating to the Company (the “Company Forecasts”) and the Buyer, respectively, and as adjusted by the respective managements of the Company (the “Adjusted Company Projections”) and the Buyer, and discussed with the management of the Company its assessments as to the relative likelihood of achieving the future financial results in the Company Forecasts and the Company Adjusted Forecasts;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company and the Buyer, respectively;

5)	Reviewed the reported prices and trading activity for Company Common Stock and Buyer Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly-traded companies we deemed relevant;

7)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

8)	Reviewed the Amended Merger Agreement, the Voting Agreement, the Indenture, and the renewed commitment letters from certain lenders substantially in the form of the drafts dated December 4, 2015 and December 6, 2015 (as amended, the “Commitment Letters”) and certain related documents; and

9)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the Adjusted Company Projections, as well as certain extrapolations therefrom prepared with the guidance from management of the Company and which have been approved for our use by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We have been advised by the Company, and have assumed, with the Company’s consent, that the Adjusted Company Projections and extrapolations therefrom, are reasonable bases upon which to evaluate the business and financial prospects of the Company, and at the direction of the Board of Directors of the Company, we have relied upon the Adjusted Company Projections for purposes of our opinion. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Amended Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters and that the final Amended Merger Agreement will not differ in any material respects from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and the

Buyer and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Our opinion is limited as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock (other than any such holder entering into the Voting Agreement) pursuant to the Amended Merger Agreement is fair from a financial point of view to such holders. We have not been asked to opine on, and we do not express any view on, and this opinion does not address, the Differential Option. We express no opinion with respect to the fairness or otherwise of any merger consideration to be received by holders of Company Common Stock (other than any such holder entering into the Voting Agreement) relative to that to be received by 313 Acquisition, if the Company exercises the Differential Option. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Company Common Stock in the Merger and our opinion does not address the underlying business decision to effect the Merger or any other terms of the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Amended Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. We did not evaluate the solvency of the Company, the Buyer or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters and our opinion does not in any way address the solvency of the Company, the Buyer or any other entity. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company, nor did we negotiate with any parties, other than the Buyer, with respect to the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which we have already received and a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer, TerraForm Power, Inc. (“Terraform Power”), a subsidiary of the Buyer, and The Blackstone Group L.P. (the controlling equity owner of 313 Acquisition) and certain of its affiliates and their affiliated funds’ respective majority controlled portfolio companies (collectively the “Blackstone Entities”) and financing services for the Company and certain subsidiaries of the Buyer, including TerraForm Global, Inc. (“Terraform Global”), First Wind Holdings LLC (“First Wind”), and SunEdison Semiconductor LTD (“SunEdison Semiconductor”) and, in each case, have received fees in connection with such services. We are currently providing financial advisory and financing services for Terraform Power and certain of the Blackstone Entities and financing services to the Buyer and, in each case, we expect to receive fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer, TerraForm Power, TerraForm Global, First Wind, SunEdison Semiconductor, the Company, 313 Acquisition and the Blackstone Entities in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of 313 Acquisition and The Blackstone Group L.P.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, TerraForm Power, TerraForm Global, SunEdison Semiconductor, the Blackstone Entities, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company (in its capacity as such) and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Buyer Common Stock or the Convertible Notes will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at a stockholders’ meeting to be held (or execute a written consent in lieu of a meeting) in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of Company Common Stock (other than any such holder entering into the Voting Agreement) pursuant to the Amended Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Robert Todd Giardinelli
Robert Todd Giardinelli

Annex L

1585 Broadway

New York, NY 10036

December 11, 2015

Board of Directors

Vivint Solar, Inc.

3301 North Thanksgiving Way, Suite 500

Lehi, UT 84043

Members of the Board:

We understand that Vivint Solar, Inc. (“Vivint” or the “Company”) proposes to deliver a notice, substantially in the form of the draft dated December 11, 2015 (the “Vivint Notice”) to SunEdison, Inc. (the “Buyer”) and Sev Merger Sub Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), pursuant to Section 2.01(b)(ii) of the Agreement and Plan of Merger, dated July 20, 2015, as amended by the Amendment to the Agreement and Plan of Merger, dated December 9, 2015 (the “Amended Merger Agreement”) among the Company, the Buyer and Acquisition Sub, which Amended Merger Agreement provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger and the Notice, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares held in treasury, held by the Buyer or any wholly-owned subsidiary of the Buyer, the Company or 313 Acquisition LLC (“313 Acquisition”) or as to which dissenters’ rights have been perfected, will be converted into the right to receive (i) $7.89 in cash (the “Cash Consideration”), (ii) an amount in cash equal the net present value of the cash amounts payable to the holder of a convertible note in principal amount of $3.30 (each a “Convertible Note”) on the terms and conditions set forth in the Indenture substantially in the form of the draft dated December 9, 2015 (the “Indenture”) and attached as an exhibit to the Amended Merger Agreement, which net present value is to be determined (x) using a discount rate calculated as the mean average of the internal rate of return of Buyer’s 2.000% Convertible Senior Notes due 2018, 2.750% Convertible Senior Notes due 2021, 0.250% Convertible Senior Notes due 2020, 2.375% Convertible Senior Notes due 2022, 2.625% Convertible Senior Notes due 2023 and 3.375% Convertible Senior Notes due 2025 (collectively, the “Reference Convertible Notes”) and (y) calculated as if such series of Reference Convertible Notes were purchased on the date of the closing of the Merger at a price equal to the volume weighted average price per unit of each of the series of Reference Convertible Notes (rounded down to the nearest cent) as reported by Bloomberg Financial Markets for the five consecutive trading days ending on (and including) the second trading day immediately prior to the closing of the Merger, (iii) an amount in cash equal to the product of (A) that number of shares of common stock, par value $0.01 per share, of the Buyer (“Buyer Common Stock”) equal to the quotient determined by dividing $3.31 by the volume weighted average price per share of Buyer Common Stock during the 30 trading days ending on (and including) the third trading day immediately prior to the closing of the Merger (the “Measurement Price”) and rounding the result to the nearest 1/100,000 of a share (the “Exchange Ratio”) as more fully set forth in the Amended Merger Agreement and the Notice; provided, however, that if the Measurement Price is less than $27.51, the Exchange Ratio will be 0.120 and if the Measurement Price is greater than $33.62, the Exchange Ratio will be 0.098, multiplied by (B) the volume weighted average price per share of Buyer Common Stock (rounded down to the nearest cent) for the five consecutive trading days ending on (and including) the second trading day immediately prior to the closing of the Merger (the “Closing VWAP”) and (iv) an amount in cash equal to the product of (A) that number of shares of Buyer Common Stock equal to the quotient determined by dividing $0.75 by the Closing VWAP multiplied by (B) the Closing VWAP (the amounts to be paid pursuant to (i), (ii), (iii) and (iv), the “Merger Consideration”), subject in all cases to the adjustment and proration and those certain other procedures and limitations contained in the Amended Merger Agreement and the Notice. The terms and conditions of the Merger are more fully set forth in the Amended Merger Agreement and the Notice. We understand that the Amended

Merger Agreement provides that if the Notice is delivered each share of Company Common Stock held by 313 Acquisition shall be converted into the right to receive consideration payable in the form of cash, Buyer Common Stock and convertible notes of the Buyer. We further understand that the Buyer and 313 Acquisition have entered into an amended and restated voting agreement substantially in the form of the draft dated November 15, 2015 (the “Voting Agreement”) pursuant to which, subject to the terms thereof, 313 Acquisition has agreed, among other things, to vote, or deliver a written consent with respect to, its shares of Company Common Stock in favor of the adoption of the Amended Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock (other than any such holder entering into the Voting Agreement) pursuant to the Amended Merger Agreement and the Notice is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed the financial projections prepared by the managements of the Company and the Buyer relating to the Company (the “Company Forecasts”) and the Buyer, respectively, and as adjusted by the respective managements of the Company (the “Adjusted Company Projections”) and the Buyer, and discussed with the management of the Company its assessments as to the relative likelihood of achieving the future financial results in the Company Forecasts and the Company Adjusted Forecasts;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company and the Buyer, respectively;

5)	Reviewed the reported prices and trading activity for Company Common Stock and Buyer Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly-traded companies we deemed relevant;

7)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

8)	Reviewed the Notice, the Amended Merger Agreement, the Indenture, the Voting Agreement and the renewed commitment letters from certain lenders substantially in the form of the drafts dated December 4, 2015 and December 6, 2015 (as amended, the “Commitment Letters”) and certain related documents; and

9)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the Adjusted Company Projections, as well as certain extrapolations therefrom prepared with the guidance from management of the Company and which have been approved for our use by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We have been advised by the Company, and have assumed, with the Company’s consent, that the Adjusted Company Projections and extrapolations therefrom, are reasonable bases upon which to evaluate the business and financial prospects of the Company, and at the direction of the Board of Directors of the Company, we have relied upon the Adjusted Company Projections for purposes of our opinion. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Amended Merger Agreement and the Notice without any waiver, amendment or delay of any terms or conditions, including, among other things that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters and that the final Notice will not differ in any material respects from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and the Buyer and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Our opinion is limited as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock (other than any such holder entering into the Voting Agreement) pursuant to the Amended Merger Agreement and the Notice is fair from a financial point of view to such holders. We express no opinion with respect to the fairness or otherwise of any merger consideration to be received by holders of Company Common Stock (other than any such holder entering into the Voting Agreement) relative to that to be received by 313 Acquisition. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Company Common Stock in the Merger and our opinion does not address the underlying business decision to effect the Merger or any other terms of the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Amended Merger Agreement or deliver the Notice. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. We did not evaluate the solvency of the Company, the Buyer or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters and our opinion does not in any way address the solvency of the Company, the Buyer or any other entity. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company, nor did we negotiate with any parties, other than the Buyer, with respect to the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which we have already received and a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer, TerraForm Power, Inc. (“Terraform Power”), a subsidiary of the Buyer, and The Blackstone Group L.P. (the controlling equity owner of 313 Acquisition) and certain of its affiliates and their affiliated funds’ respective majority controlled portfolio companies (collectively the “Blackstone Entities”) and financing services for the Company and certain subsidiaries of the Buyer, including TerraForm Global, Inc. (“Terraform Global”), First Wind Holdings LLC (“First Wind”), and SunEdison Semiconductor LTD (“SunEdison Semiconductor”) and, in each case, have received fees in connection with such services. We are currently providing financial advisory and financing services for Terraform Power and certain of the Blackstone Entities and financing services to the Buyer and, in each case, we expect to receive fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer, TerraForm Power, TerraForm Global, First Wind, SunEdison Semiconductor, the Company, 313 Acquisition and the Blackstone Entities in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of 313 Acquisition and The Blackstone Group L.P.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, TerraForm Power, TerraForm Global, SunEdison Semiconductor, the Blackstone Entities, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company (in its capacity as such) and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Buyer Common Stock or convertible notes of the Buyer, including the Convertible Notes and the Reference Convertible Notes, will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at a stockholders’ meeting to be held (or execute a written consent in lieu of a meeting) in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of Company Common Stock (other than any such holder entering into the Voting Agreement) pursuant to the Amended Merger Agreement and the Notice is fair from a fmancial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Sae-young Kim
Sae-young Kim

Annex M

Confidential	December 11, 2015

Vivint Solar, Inc.

3301 North Thanksgiving Way

Suite 500

Lehi, Utah 84043

Ladies and Gentlemen:

Vivint Solar, Inc. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Board of Directors (the “Board of Directors”) of the Company and to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Company’s stockholders (other than 313 Acquisition LLC) of (1) that portion of the Additional Cash Consideration that would be attributable toward the Convertible Note Consideration in the Section 2.01 Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all Shares held by 313 Acquisition LLC pursuant to clause (III) of Section 2.01(b)(ii)(B) of the Amended Merger Agreement (defined below) and (2) that portion of the Additional Cash Consideration that would be attributable toward the Stock Consideration in the Section 2.01 Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all Shares held by 313 Acquisition LLC pursuant to clause (V) and clause (VII) of Section 2.01(b)(ii)(B) of the Amended Merger Agreement.

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company is party to an Agreement and Plan of Merger dated July 20, 2015 (the “Original Merger Agreement”) pursuant to which the Company will be acquired by SunEdison, Inc. (the “Acquirer”). It is Duff & Phelps’ further understanding that each of the Company and the Acquirer desires to enter into that certain Amendment to the Original Merger Agreement (the “Amendment”, and the Original Merger Agreement as amended by the Amendment, the “Amended Merger Agreement”) pursuant to which the Company will be acquired by the Acquirer on terms set forth in the Amended Merger Agreement (the “Proposed Transaction”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Amended Merger Agreement.

Duff & Phelps, LLC	T +1 312 697 4600	www.duffandphelps.com
311 South Wacker Drive	F +1 312 697 0112
Suite 4200
Chicago, IL 60606

Vivint Solar, Inc.

December 11, 2015

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2014 and the Company’s unaudited interim financial statements for the quarterly period ended September 30, 2015 included in the Company’s Form 10-Q filed with the SEC;

b.	The Acquirer’s annual reports and audited financial statements on Form 10-K filed with the SEC for the year ended December 31, 2014 and the Acquirer’s unaudited interim financial statements for the quarterly period ended September 30, 2015 included in the Company’s Form 10-Q filed with the SEC; and

c.	Documents related to the Proposed Transaction, including the Amended Merger Agreement and the Section 2.01 Notice to be dated December 13, 2015 pursuant to Section 2.01(b)(ii)(B) of the Amended Merger Agreement;

2.	Reviewed the historical trading price and trading volume of the Company’s common stock and the Acquirer’s common stock and debt securities (including all series of convertible notes of the Acquirer), and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

3.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of selected comparable securities of the Acquirer that Duff & Phelps deemed relevant; and

4.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management or its advisors, and did not independently verify such information;

2.	Relied upon the fact that the Board of Directors and the Company has been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that information supplied and representations made by Company management and its advisors are substantially accurate regarding the Company and the Proposed Transaction;

4.	Assumed that the representations and warranties made in Amended Merger Agreement are substantially accurate;

5.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

Vivint Solar, Inc.

December 11, 2015

6.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company or the Acquirer since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

7.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Amended Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

8.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the Acquirer.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s or Acquirer’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Amended Merger Agreement and the Proposed Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock or the Acquirer’s (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s or Acquirer’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to (i) the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation, or (ii) the fairness of the Public Cash Consideration or Merger Consideration or any portion thereof, except and only to the extent set forth under the paragraph entitled “Conclusion” on the last page.

This Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how

Vivint Solar, Inc.

December 11, 2015

the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction and (iv) does not indicate that the formulations described in clause (II) of Section 2.01(b)(ii)(A) of the Amended Merger Agreement and the Section 2.01 Notice are the best possibly attainable under any circumstances; instead, it merely states whether such formulations fall within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated December 9, 2015 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Board of Directors that it is prepared to deliver its Opinion. During the two years preceding the date of this Opinion, Duff & Phelps has provided accounting related valuation services for the Acquirer for financial reporting purposes. Duff & Phelps has also provided valuation services for certain affiliates of The Blackstone Group, the Company’s majority stockholder. For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof (1) that portion of the Additional Cash Consideration that would be attributable toward the Convertible Note Consideration in the Section 2.01 Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all Shares held by 313 Acquisition LLC pursuant to clause (III) of Section 2.01(b)(ii)(B) of the Amended Merger Agreement and (2) that portion of the Additional Cash Consideration that would be attributable toward the Stock Consideration in the Section 2.01 Notice payable in the aggregate in respect of all Public Shares relative to the aggregate amount of the aggregate Merger Consideration that will be paid for all Shares held by 313 Acquisition LLC pursuant to clause (V) and clause (VII) of Section 2.01(b)(ii)(B) of the Amended Merger Agreement, are fair (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder), from a financial point of view, to the Company’s stockholders (other than 313 Acquisition LLC) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

Annex N

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262 Appraisal rights. (8 Del. Code § 262)

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by

§ 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

IMPORTANT INFORMATION CONCERNING THE

SPECIAL MEETING OF STOCKHOLDERS OF VIVINT SOLAR, INC.

to be held on February 24, 2016

Check-in begins: 8:30 a.m. Mountain Time	Meeting begins: 9:00 a.m. Mountain Time

•	Vivint Solar stockholders of record as of the close of business on January 21, 2016 are entitled to attend the Special Meeting.

•	All Vivint Solar stockholders should be prepared to present photo identification for admission to the Special Meeting. Admission will be on a first-come, first-served basis.

•	If you are a beneficial owner and hold your shares in street name (that is, you hold your shares through a broker or other nominee), you will be asked to present proof of ownership of your shares as of the record date – January 21, 2016. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form.

•	Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date.

•	Your late arrival or failure to comply with these procedures could affect your ability to participate in the special meeting.

THANKS FOR YOUR INTEREST AND SUPPORT – YOUR VOTE IS IMPORTANT!

Directions to:

Vivint Solar, Inc. Corporate Headquarters

3301 N. Thanksgiving Way

Lehi, Utah 84043 U.S.A.

Telephone: 801.234.7099

From Salt Lake International Airport (approximately 31 miles):

Exit airport by taking I-80

East toward Ogden, Provo.

Take I-215 South toward Provo.

Take Exit 12 for I-15 South toward Las Vegas

Take Exit 284 toward Highland Alpine. Keep right and follow signs for UT 92 West, which becomes Club House Drive, then turn left at Ashton Blvd.

Take the first left onto Executive Pkwy, the next left onto Thanksgiving Way.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 11:59 p.m., MST, on February 23, 2016.

Vote by Internet
• Go to www.investorvote.com/vslr • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

		For	Against	Abstain			For	Against	Abstain
1.	Proposal to adopt the Agreement and Plan of Merger, dated as of July 20, 2015, as amended by the Amendment to the Agreement and Plan of Merger, dated as of December 9, 2015, each by and among SunEdison, Inc., SEV Merger Sub Inc. and Vivint Solar, Inc. (as may be further amended, restated or otherwise modified from time to time, the “Merger Agreement”).	☐	☐	☐	2.	Proposal to approve adjournment of the Special Meeting of Stockholders to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting of Stockholders.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

026ITF

Special Meeting Admission Ticket

Special Meeting of

Vivint Solar, Inc. Stockholders

February 24, 2016, 9:00 a.m. Local Time

Vivint Solar, Inc.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Vivint Solar, Inc.

Notice of Special Meeting of Stockholders, February 24, 2016

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

Proxy Solicited by Board of Directors of Vivint Solar, Inc.

Gregory S. Butterfield and Shawn J. Lindquist, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Vivint Solar, Inc. (the “Company”) to be held on February 24, 2016 or at any postponement or adjournment thereof (the “Special Meeting of Stockholders”). The proxies are authorized to vote upon the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the Special Meeting of Stockholders.

In giving this Proxy, I understand that I may personally vote my shares if I attend the Special Meeting of Stockholders, notwithstanding that I have previously executed and returned this Proxy to the Company.

The Board of Directors unanimously recommends a vote FOR items 1 and 2 described on the reverse side. This Proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, the shares represented by this Proxy will be voted in accordance with the recommendations of the Board of Directors on all the proposals referred to on the reverse side and in accordance with the discretion of the persons named as proxies herein on any other matters that may properly come before the Special Meeting of Stockholders.

(Continued and to be marked, dated and signed on the other side)